                                                                  EXECUTION COPY

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.
                                    Depositor

                       WACHOVIA BANK, NATIONAL ASSOCIATION
                              Master Servicer No. 1

                           MIDLAND LOAN SERVICES, INC.
                              Master Servicer No. 2

                              CAPMARK FINANCE INC.
                              Master Servicer No. 3

                               LNR PARTNERS, INC.
                                Special Servicer

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                                     Trustee

                                       and

                        LASALLE BANK NATIONAL ASSOCIATION
                            Certificate Administrator

                         POOLING AND SERVICING AGREEMENT

                            Dated as of March 1, 2007

                                 $6,640,315,279

                      CD 2007-CD4 Commercial Mortgage Trust
                  Commercial Mortgage Pass-Through Certificates

                               Series CD 2007-CD4

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

                                                     ARTICLE I

                                                    DEFINITIONS

                                                     ARTICLE II

          CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES; ORIGINAL ISSUANCE OF CERTIFICATES

SECTION 2.01       Conveyance of Trust Mortgage Loans...........................................................117
SECTION 2.02       Acceptance of the Trust Fund by Trustee......................................................120
SECTION 2.03       Mortgage Loan Seller's Repurchase or Substitution of Trust Mortgage Loans for Document
                      Defects and Breaches of Representations and Warranties....................................122
SECTION 2.04       Representations and Warranties of Depositor..................................................126
SECTION 2.05       Conveyance of Loan REMIC Regular Interests and REMIC I Regular Interests; Acceptance of

                                                    ARTICLE III

                                   ADMINISTRATION AND SERVICING OF THE TRUST FUND

SECTION 3.04       Collection Accounts, Interest Reserve Account, Gain-on-Sale Reserve Account, Additional
                      Interest Account, Distribution Account, SLC Custodial Accounts, Floating Rate Account
                      and Late Payment Date Loan Reserve Account................................................141
SECTION 3.05       Permitted Withdrawals from the Collection Accounts, Interest Reserve Account, Additional
                      Interest Account, Distribution Account, SLC Custodial Accounts and Late Payment Date
                      Loan Reserve Account......................................................................150

                                       -i-

SECTION 3.06       Investment of Funds in the Servicing Accounts, Reserve Accounts, Collection Accounts,
                      Interest Reserve Account, Distribution Account, Floating Rate Account, SLC Custodial

SECTION 3.14       Reports on Assessment of Compliance with Servicing Criteria; Registered Public Accounting

                                                     ARTICLE IV

                                           PAYMENTS TO CERTIFICATEHOLDERS

SECTION 4.04       Allocation of Realized Losses and Additional Trust Fund Expenses; Allocation of Mortgage
                      Deferred Interest; Allocation of Appraisal Reduction Amounts; and Allocation of
                      Prepayment Interest Shortfalls............................................................266

                                      -ii-

SECTION 4.05       Calculations.................................................................................270

                                                     ARTICLE V

                                                  THE CERTIFICATES

                                                     ARTICLE VI

         THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICER AND THE CONTROLLING CLASS REPRESENTATIVE

SECTION 6.05       Rights of Depositor, Certificate Administrator and Trustee in Respect of the Master
                      Servicers and the Special Servicer........................................................285
SECTION 6.06       Depositor, Master Servicers and Special Servicer to Cooperate with Trustee and Certificate
                      Administrator.............................................................................286
SECTION 6.07       Depositor, Special Servicer, the Certificate Administrator and Trustee to Cooperate with
                      Master Servicer...........................................................................286
SECTION 6.08       Depositor, Master Servicers, the Certificate Administrator and Trustee to Cooperate with

                                      -iii-

                                                    ARTICLE VII

                                                      DEFAULT

                                                    ARTICLE VIII

                                   THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

SECTION 8.01       Duties of Trustee............................................................................312
SECTION 8.02       Certain Matters Affecting Trustee............................................................313
SECTION 8.03       Trustee and Certificate Administrator Not Liable for Validity or Sufficiency of
                      Certificates or Trust Mortgage Loans......................................................314
SECTION 8.04       Trustee and Certificate Administrator May Own Certificates...................................315
SECTION 8.05       Fees and Expenses of Trustee and Certificate Administrator; Indemnification of Trustee and

                                                     ARTICLE IX

                                                    TERMINATION

SECTION 9.01       Termination Upon Repurchase or Liquidation of All Trust Mortgage Loans.......................335
SECTION 9.02       Additional Termination Requirements..........................................................338

                                      -iv-

                                                     ARTICLE X

                                             ADDITIONAL TAX PROVISIONS

SECTION 10.01      REMIC Administration.........................................................................340
SECTION 10.02      Grantor Trust Administration.................................................................343

                                                     ARTICLE XI

                                              MISCELLANEOUS PROVISIONS

                                       -v-

                             SCHEDULES AND EXHIBITS

Schedule No.       Schedule Description
------------       --------------------

Schedule I         Mortgage Loan Schedule for the Trust Mortgage Loans
Schedule II        Schedule of Exceptions to Mortgage File Delivery
Schedule III       Mortgage Loans as to Which the Related Mortgaged Property is Covered by a Lender's Environmental
                       Insurance Policy
Schedule IV        Class A-SB Planned Principal Balance Schedule
Schedule V         Reference Rate Schedule
Schedule VI        Schedule of Earnouts/Holdbacks

Exhibit No.        Exhibit Description
-----------        -------------------

       A-1         Form of Class A-1, A-2A, A-2B, A-3, A-SB, A-4 and A-1A Certificates
       A-2         Form of Class XP, XC, XW and WFC-X Certificates
       A-3         Form of Class A-MFX, A-J, B, C, D, E and F Certificates
       A-4         Form of Class A-MFL, G, H, J, K, L, M, N, O, P, Q, S, WFC-1, WFC-2 and WFC-3 Certificates
       A-5         Form of Class R Certificates
       A-6         Form of Class Y Certificates
        B          Relevant Servicing Criteria
        C          Form of Custodial Certification
       D-1         Form of Master Servicer Request for Release
       D-2         Form of Special Servicer Request for Release
        E          Calculation of Net Cash Flow
        F          Form of Distribution Date Statement
       G-1         Form of Transferor Certificate for Transfers of Definitive Non-Registered Certificates
       G-2         Form I of Transferee Certificate for Transfers of Definitive Non-Registered Certificates
       G-3         Form II of Transferee Certificate for Transfers of Definitive Non-Registered Certificates
       G-4         Form of Transferee Certificate for Transfers of Interests in Rule 144A Global Certificates
       G-5         Form of Transferee Certificate for Transfers of Interests in Regulation S Global Certificates
       H-1         Form I of Transferee Certificate in Connection with ERISA (Definitive Non-Registered Certificates)
       H-2         Form II of Transferee Certificate in Connection with ERISA (Book-Entry Non-Registered Certificates)
       I-1         Form of Transfer Affidavit and Agreement regarding Class R Certificates
       I-2         Form of Transferor Certificate regarding Class R Certificates
       J-1         Form of Notice and Acknowledgment
       J-2         Form of Acknowledgment of Proposed Special Servicer
        K          List of Designated Sub-Servicers
       L-1         Form of Information Request/Investor Certification for Website Access from Certificate [Holder] [Owner]
       L-2         Form of Information Request/Investor Certification for Website Access from Prospective Investor
        M          Form of Purchase Option Notice
        N          Form of Defeasance Certification
        O          Form of Depositor Certification
        P          Form of Certificate Administrator Certification
       Q-1         Form of Master Servicer Certification
       Q-2         Form of Special Servicer Certification
        R          Form of Outside Master Servicer Notice

                                      -vi-

      This Pooling and Servicing Agreement (this "Agreement") is dated and effective as of March 1, 2007, among CITIGROUP COMMERCIAL MORTGAGE SECURITIES
INC., as Depositor, WACHOVIA BANK, NATIONAL ASSOCIATION, as Master Servicer No.
1, MIDLAND LOAN SERVICES, INC., as Master Servicer No. 2, CAPMARK FINANCE INC.,
as Master Servicer No. 3, LNR PARTNERS, INC., as Special Servicer, WELLS FARGO
BANK, NATIONAL ASSOCIATION, as Trustee, and LASALLE BANK NATIONAL ASSOCIATION,
as Certificate Administrator.

                              PRELIMINARY STATEMENT

            The Depositor intends to sell the Certificates, which are to be issued hereunder in multiple Classes and which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund.

            As provided herein, the Certificate Administrator will elect to treat the One World Financial Center Trust Mortgage Loan, and will also elect to treat each Early Defeasance Trust Mortgage Loan, as the primary asset of a separate REMIC for federal income tax purposes, and each such REMIC will be designated as a "Loan REMIC". The Class R Certificates will represent, among other things, the sole class of "residual interests" in each Loan REMIC for purposes of the REMIC Provisions under federal income tax law. In the case of the Loan REMIC that includes the One World Financial Center Trust Mortgage Loan, two separate Loan REMIC Regular Interests, constituting beneficial ownership interests in the subject Loan REMIC, will be issued on the Closing Date, and such Loan REMIC Regular Interests shall be designated as "Loan REMIC Regular
Interest WFC-I" and "Loan REMIC Regular Interest WFC-II", respectively. Each such Loan REMIC Regular Interest will relate to the One World Financial Center
Trust Mortgage Loan and any successor REO Trust Mortgage Loan with respect thereto. In the case of each Loan REMIC that includes an Early Defeasance Trust
Mortgage Loan, one separate Loan REMIC Regular Interest, constituting a beneficial ownership interest in the subject Loan REMIC, will be issued on the
Closing Date, and such Loan REMIC Regular Interest shall: (i) be designated as
"Loan REMIC Regular Interest ED-X" where X is the loan number for the subject
Early Defeasance Trust Mortgage Loan as shown on the Mortgage Loan Schedule; and
(ii) relate to the subject Early Defeasance Trust Mortgage Loan and any successor REO Trust Mortgage Loan with respect thereto. Each Loan REMIC Regular
Interest will (i) accrue interest at the related per annum rate described in the definition of "Loan REMIC Remittance Rate" and (ii) have an initial Loan REMIC
Principal Balance equal to: (A) $257,000,000 in the case of Loan REMIC Regular
Interest WFC-I; (B) $40,500,000 in the case of Loan REMIC Regular Interest
WFC-II; and (C) the Cut-off Date Balance of the related Early Defeasance Trust
Mortgage Loan in the case of each other Loan REMIC Regular Interest. None of the
Loan REMIC Regular Interests will be certificated.

            As provided herein, the Certificate Administrator will elect to treat the segregated pool of assets consisting of the Trust Mortgage Loans
(other than the One World Financial Center Trust Mortgage Loan and the Early
Defeasance Trust Mortgage Loans and exclusive of (i) the related Excess
Servicing Strips and (ii) any collections of Additional Interest on any such
Trust Mortgage Loans that constitute ARD Trust Mortgage Loans after their respective Anticipated Repayment Dates), the Loan REMIC Regular Interests and
certain other related assets subject to this Agreement as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as
"REMIC I". The Class R Certificates will represent, among other things, the sole class of "residual interests" in REMIC I for purposes of the REMIC Provisions under federal income tax law. The following table sets forth the designation, initial REMIC I Principal Balance and Corresponding Class of Principal Balance
Certificates for each of the REMIC I Regular Interests. The REMIC I Remittance
Rate in effect for any

REMIC I Regular Interest for any Distribution Date will be determined in accordance with the definition of "REMIC I Remittance Rate". None of the REMIC I
Regular Interests will be certificated.

                         Initial REMIC I          Corresponding Class of
     Designation        Principal Balance     Principal Balance Certificates
     -----------        -----------------     ------------------------------
        A-1-1                $2,265,480                    A-1
        A-1-2                $2,811,690                    A-1
        A-1-3               $52,321,500                    A-1
      A-1-Prime                (1)                         A-1
        A-2A-1              $10,549,980                    A-2A
        A-2A-2              $52,450,020                    A-2A
      A-2A-Prime               (1)                         A-2A
        A-2B-1              $20,604,150                    A-2B
        A-2B-2              $71,657,460                    A-2B
        A-2B-3             $122,418,450                    A-2B
        A-2B-4              $68,996,340                    A-2B
        A-2B-5             $289,384,830                    A-2B
        A-2B-6              $95,048,100                    A-2B
        A-2B-7               $3,913,560                    A-2B
      A-2B-Prime               (1)                         A-2B
         A-3                   (2)                         A-3
      A-3-Prime                (1)                         A-3
        A-SB-1              $56,805,840                    A-SB
        A-SB-2              $45,228,330                    A-SB
      A-SB-Prime               (1)                         A-SB
        A-4-1                $5,071,500                    A-4
        A-4-2               $48,586,230                    A-4
        A-4-3              $163,540,440                    A-4
        A-4-4              $141,166,620                    A-4
        A-4-5              $736,021,440                    A-4
      A-4-Prime                (1)                         A-4
        A-1A-1                 $306,810                    A-1A
        A-1A-2                 $385,560                    A-1A
        A-1A-3              $10,842,300                    A-1A
        A-1A-4              $12,614,490                    A-1A
        A-1A-5              $12,326,580                    A-1A
        A-1A-6              $11,929,680                    A-1A
        A-1A-7              $11,719,260                    A-1A
        A-1A-8              $11,340,000                    A-1A
        A-1A-9              $11,103,750                    A-1A
       A-1A-10             $166,326,300                    A-1A
       A-1A-11               $7,998,480                    A-1A
       A-1A-12               $7,718,130                    A-1A
       A-1A-13               $7,571,340                    A-1A
       A-1A-14              $14,077,350                    A-1A
       A-1A-15             $342,956,250                    A-1A

                                       -2-

                         Initial REMIC I          Corresponding Class of
     Designation        Principal Balance     Principal Balance Certificates
     -----------        -----------------     ------------------------------
       A-1A-Prime              (1)                          A-1A
         A-MFL                 (2)                         A-MFL
      A-MFL-Prime              (1)                         A-MFL
         A-MFX                 (2)                         A-MFX
      A-MFX-Prime              (1)                         A-MFX
          A-J                  (2)                          A-J
       A-J-Prime               (1)                          A-J
           B                   (2)                           B
        B-Prime                (1)                           B
           C                   (2)                           C
        C-Prime                (1)                           C
          D-1                $9,143,190                      D
          D-2               $22,290,660                      D
          D-3                $4,947,390                      D
        D-Prime                (1)                           D
          E-1               $11,590,740                      E
          E-2               $14,396,130                      E
        E-Prime                (1)                           E
          F-1               $18,385,920                      F
          F-2               $12,797,820                      F
        F-Prime                (1)                           F
          G-1                $3,778,110                      G
          G-2               $30,932,370                      G
          G-3                $6,868,890                      G
        G-Prime                (1)                           G
          H-1               $18,069,660                      H
          H-2               $28,706,580                      H
        H-Prime                (1)                           H
          J-1               $25,579,890                      J
          J-2               $15,998,850                      J
        J-Prime                (1)                           J
          K-1                  $633,780                      K
          K-2               $36,437,940                      K
          K-3                $9,704,520                      K
        K-Prime                (1)                           K
           L                   (2)                           L
        L-Prime                (1)                           L
           M                   (2)                           M
        M-Prime                (1)                           M
           N                   (2)                           N
        N-Prime                (1)                           N
           O                   (2)                           O
        O-Prime                (1)                           O
           P                   (2)                           P

                                       -3-

                         Initial REMIC I          Corresponding Class of
     Designation        Principal Balance     Principal Balance Certificates
     -----------        -----------------     ------------------------------
        P-Prime                (1)                           P
           Q                   (2)                           Q
        Q-Prime                (1)                           Q
           S                   (2)                           S
        S-Prime                (1)                           S
         WFC-1                 (3)                         WFC-1
         WFC-2                 (3)                         WFC-2
         WFC-3                 (3)                         WFC-3

      ________________

      (1)   A principal amount equal to 37% of the initial Class Principal
            Balance of the Corresponding Class of Principal Balance
            Certificates.

      (2)   A principal amount equal to 63% of the initial Class Principal
            Balance of the Corresponding Class of Principal Balance
            Certificates.

      (3)   A principal amount equal to 100% of the initial Class Principal
            Balance of the Corresponding Class of Principal Balance
            Certificates.

            As provided herein, the Certificate Administrator will elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC II". The Class R Certificates will represent, among other things, the sole class of "residual interests" in REMIC II for purposes of the REMIC Provisions under federal income tax law. The following table irrevocably sets forth the Class designation and original Class Principal
Balance for each Class of the Regular Certificates and the Class A-MFL REMIC II
Regular Interest. The Pass-Through Rate for any Class of Regular Certificates
for any Distribution Date will be determined in accordance with the definition of "Pass-Through Rate". For federal income tax purposes, each Class of the
Regular Certificates (exclusive of the Class XC, Class XW, Class XP and Class
WFC-X Certificates) will evidence a beneficial interest in REMIC II that constitutes, and each Class XC Component, each Class XW Component, each Class XP
Component and each Class WFC-X Class Component will be, a separate "regular interest" in REMIC II.

      Class                Original Class
   Designation            Principal Balance
   -----------            -----------------
    Class A-1             $       91,109,000
    Class A-2A            $      100,000,000
    Class A-2B            $    1,066,703,000
    Class A-3             $      464,222,000
    Class A-SB            $      161,959,000
    Class A-4             $    1,737,121,000
    Class A-1A            $      998,756,000
  Class A-MFL(1)          $       65,000,000
   Class A-MFX            $      594,982,000
    Class A-J             $      585,733,000

                                       -4-

      Class                Original Class
   Designation            Principal Balance
   -----------            -----------------
     Class B              $       41,249,000
     Class C              $       90,748,000
     Class D              $       57,748,000
     Class E              $       41,249,000
     Class F              $       49,498,000
     Class G              $       65,999,000
     Class H              $       74,248,000
     Class J              $       65,998,000
     Class K              $       74,248,000
     Class L              $       24,749,000
     Class M              $       16,499,000
     Class N              $       16,500,000
     Class O              $       16,500,000
     Class P              $        8,249,000
     Class Q              $       16,500,000
     Class S              $       74,248,279
     Class XC                          (2)
     Class XP                          (3)
     Class XW                          (4)
   Class WFC-1            $        7,700,000
   Class WFC-2            $        8,700,000
   Class WFC-3            $       24,100,000
   Class WFC-X                         (5)

            ________________

            (1)   Refers to the Class A-MFL REMIC II Regular Interest and not
                  the Class A-MFL Certificates.

            (2)   The Class XC Certificates will not have a Class Principal
                  Balance and will not entitle Holders thereof to receive
                  distributions of principal. The Class XC Certificates will have a Class Notional Amount that will equal the aggregate of the Component Notional Amounts of the Class XC Components from time to time. As more specifically provided herein, interest in respect of the Class XC Certificates will consist of the aggregate amount of interest accrued on the respective
                  Component Notional Amounts of the Class XC Components from time to time.

            (3)   The Class XP Certificates will not have a Class Principal
                  Balance and will not entitle Holders thereof to receive
                  distributions of principal. The Class XP Certificates will have a Class Notional Amount that will equal the aggregate of the Component Notional Amounts of the Class XP Components from time to time. As more specifically provided herein, interest in respect of the Class XP Certificates will consist of the aggregate amount of interest accrued on the respective
                  Component Notional Amounts of the Class XP Components from time to time.

            (4)   The Class XW Certificates will not have a Class Principal
                  Balance and will not entitle Holders thereof to receive
                  distributions of principal. The Class XW Certificates will have a Class Notional Amount that will equal the aggregate of the Component Notional Amounts of the Class XW Components from time to time. As more specifically provided herein, interest in respect of the Class XW Certificates will consist of the aggregate amount of interest accrued on the respective
                  Component Notional Amounts of the Class XW Components from time to time.

                                       -5-

            (5)   The Class WFC-X Certificates will not have a Class Principal
                  Balance and will not entitle Holders thereof to receive
                  distributions of principal. The Class WFC-X Certificates will have a Class Notional Amount that will equal the aggregate of the Component Notional Amounts of the Class XP Components from time to time. As more specifically provided herein, interest in respect of the Class WFC-X Certificates will consist of the aggregate amount of interest accrued on the respective
                  Component Notional Amounts of the Class WFC-X Components from time to time.

            The portion of the Trust Fund consisting of (i) the Class A-MFL
REMIC II Regular Interest, the Swap Agreement (and payments by the Swap
Counterparty thereunder) and the Floating Rate Account and (ii) amounts held from time to time in the Floating Rate Account that represent distributions on the Class A-MFL REMIC II Regular Interest and payments by the Swap Counterparty under the Swap Agreement, shall be treated as a grantor trust for federal income tax purposes and shall be designated as "Grantor Trust A-MFL". As provided herein, the Certificate Administrator shall take all actions required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust
A-MFL Assets maintains its status as a grantor trust under federal income tax law and not be treated as part of any REMIC Pool. The Class A-MFL Certificates shall represent undivided beneficial interests in Grantor Trust A-MFL as described herein.

            The portion of the Trust Fund consisting of (i) the Additional
Interest and the Additional Interest Account and (ii) amounts held from time to time in the Additional Interest Account that represent Additional Interest, shall be treated as a grantor trust for federal income tax purposes and shall be designated as "Grantor Trust Y". As provided herein, the Certificate
Administrator shall take all actions required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust Y Assets maintains its status as a grantor trust under federal income tax law and not be treated as part of any REMIC Pool. The Class Y Certificates shall represent undivided beneficial interests in Grantor Trust Y as described herein.

            The portion of the Trust Fund consisting of each Early Defeasance
Yield Maintenance Payment, if any, collected hereunder in connection with an
Early Defeasance Repurchase shall be treated as a grantor trust for federal income tax purposes and shall be designated as "Grantor Trust ED". As provided herein, the Certificate Administrator shall take all actions required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust ED
Assets maintains its status as a grantor trust under federal income tax law and not be treated as part of any REMIC Pool. The Class A-1, Class A-2A, Class XC and Class XW Certificates shall represent undivided beneficial interests in
Grantor Trust ED as described herein.

            One (1) Trust Mortgage Loan (the "Ala Moana Portfolio Trust Mortgage
Loan") has a Cut-off Date Balance of $404,000,000, is collectively evidenced by two (2) separate promissory notes designated as Note A-6 and Note A-7, respectively, and is secured by Mortgages encumbering the portfolio of properties identified on the Mortgage Loan Schedule as Ala Moana Portfolio
(collectively, the "Ala Moana Portfolio Mortgaged Properties"). Those Mortgages
encumbering the Ala Moana Portfolio Mortgaged Properties also secure multiple other mortgage loans that will not be part of the Trust Fund (such other mortgage loans, collectively, the "Ala Moana Portfolio Non-Trust Mortgage
Loans"), consisting of: (i) two (2) or more mortgage loans (the "Ala Moana
Portfolio Pari Passu Non-Trust Mortgage Loans") with an aggregate principal balance as of the Cut-off Date of $796,000,000, which mortgage loans are generally pari passu in right of payment with the Ala Moana Portfolio Trust
Mortgage Loan; and (ii) two (2) or more mortgage loans (the "Ala Moana Portfolio
Subordinate Non-

                                       -6-

Trust Mortgage Loans") with an aggregate principal balance as of the Cut-off
Date of $300,000,000, which mortgage loans are generally subordinate in right of payment to the Ala Moana Portfolio Trust Mortgage Loan and the Ala Moana
Portfolio Pari Passu Non-Trust Mortgage Loans. The Ala Moana Portfolio Trust
Mortgage Loan and the Ala Moana Portfolio Non-Trust Mortgage Loans collectively constitute the "Ala Moana Portfolio Loan Combination" (which term shall include any group of successor REO Mortgage Loans or comparable deemed mortgage loans with respect to those multiple mortgage loans). The relative rights of the respective lenders in respect of the Ala Moana Portfolio Loan Combination are set forth in a co-lender agreement dated as of October 19, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the "Ala Moana
Portfolio Co-Lender Agreement"), between the holders of the promissory notes for the Ala Moana Portfolio Trust Mortgage Loan and the holders of the promissory notes for the Ala Moana Portfolio Non-Trust Mortgage Loans. The entire Ala Moana
Portfolio Loan Combination is to be serviced and administered in accordance with a pooling and servicing agreement dated as of October 1, 2006 (as amended, restated, supplemented or otherwise modified from time to time, together with any other applicable successor servicing agreement, the "Ala Moana Outside
Servicing Agreement"), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Capmark Finance Inc. and Wachovia Bank, National Association, as
master servicers, J.E. Robert Company, Inc., as special servicer, and LaSalle
Bank National Association, as trustee and paying agent.

            Each of the Mortgaged Properties identified in the following table is encumbered by a Mortgage that secures two (2) or more mortgage loans
(together, a "Pari Passu Loan Combination", which term includes any group of successor REO Mortgage Loans or comparable deemed mortgage loans with respect to those multiple mortgage loans): (i) one (1) mortgage loan that will be part of the Trust Fund, that is evidenced by its own promissory note and has a Cut-off
Date Balance equal to the amount set forth in the following table; and (ii) one
(1) or more mortgage loans (each, a "Pari Passu Non-Trust Mortgage Loan", which term also applies to each Ala Moana Portfolio Pari Passu Non-Trust Mortgage
Loan) that will not be part of the Trust Fund, that are each evidenced by its own promissory note, that are each generally pari passu in right of payment with the related Trust Mortgage Loan and that has or collectively have, as the case may be, an unpaid principal balance as of the Cut-off Date equal to the amount set forth in the following table:

                                                 Cut-off Date Balance           Cut-off Date Balance
        Name of Mortgaged Property                 of Subject Trust            of Related Pari Passu
as set forth on the Mortgage Loan Schedule          Mortgage Loan             Non-Trust Mortgage Loan
------------------------------------------       --------------------         -----------------------

1.   Mall of America                             $        306,000,000         $          449,000,000
2.   Four Seasons Resort Maui                    $        250,000,000         $          175,000,000
3.   CGM AmeriCold Portfolio                     $        180,000,000         $          145,000,000
4.   DB AmeriCold Portfolio                      $        180,000,000         $          170,000,000

            The relative rights of the respective lenders in respect of each
Pari Passu Loan Combination are set forth in a co-lender agreement or intercreditor agreement (as amended, restated, supplemented or otherwise modified from time to time, an "A/A Co-Lender Agreement"), between the holder of the Mortgage Note for the related Trust Mortgage Loan and the holder(s) of the promissory note(s) for the related Pari Passu Non-Trust Mortgage Loan(s).

                                       -7-

            The Four Seasons Resort Maui Loan Combination and the CGM AmeriCold
Portfolio Loan Combination are each to be serviced and administered in accordance with this Agreement.

            The Mall of America Portfolio Loan Combination is to be serviced and administered in accordance with a pooling and servicing agreement dated as of
December 1, 2006 (as amended, restated, supplemented or otherwise modified from time to time, together with any other applicable successor servicing agreement, the "Mall of America Outside Servicing Agreement"), between Deutsche Mortgage &
Asset Receiving Corporation, as depositor, Midland Loan Services, Inc., as master servicer, LNR Partners, Inc., as special servicer, and LaSalle Bank
National Association, as trustee and paying agent.

            The DB AmeriCold Portfolio Loan Combination is to be serviced and administered in accordance with a pooling and servicing agreement dated as of
March 7, 2006 (as amended, restated, supplemented or otherwise modified from time to time, together with any other applicable successor servicing agreement, the "DB AmeriCold Portfolio Outside Servicing Agreement"), between J.P. Morgan
Chase Commercial Securities Corp., as depositor, Capmark Finance Inc., as master servicer, ARCap Servicing, Inc. and LNR Partners, Inc., as special servicers, and Wells Fargo Bank, N.A., as trustee and paying agent.

            Each of the Mortgaged Properties identified in the following table is encumbered by a Mortgage that secures two (2) loans (together, an "A/B Loan
Combination", which term shall include any group of successor REO Mortgage Loans with respect to those two (2) mortgage loans): (i) one (1) mortgage loan (an
"A-Note Trust Mortgage Loan") that will be part of the Trust Fund, that is evidenced by a promissory note designated as Note A and that has a Cut-off Date
Balance equal to the amount set forth in the following table; and (ii) one (1)
or more mortgage loans (individually and collectively, the related "B-Note
Non-Trust Mortgage Loan") that will not be part of the Trust Fund, that are each evidenced by a separate promissory note designated as Note B, Note B-1 or Note
B-2, that are each (as and to the extent set forth in the related Co-Lender
Agreement) subordinate in right of payment of interest and principal to the related A-Note Trust Mortgage Loan and that have an unpaid principal balance as of the Cut-off Date equal to the amount set forth in the following table.

                                                Cut-off Date Balance          Cut-off Date Balance
        Name of Mortgaged Property                   of Note A                      of Note B
as set forth on the Mortgage Loan Schedule      Trust Mortgage Loan          Non-Trust Mortgage Loan
------------------------------------------      -------------------          -----------------------

1.   One World Financial Center                 $       297,500,000            $        12,500,000
2.   Bi-Lo Stores                               $         7,560,000            $           495,000
3.   Crown Ridge Apartments                     $         6,983,004            $           437,500
4.   Chestnut Hill IV                           $         2,300,000            $           150,000

            The relative rights of the respective lenders in respect of each A/B
Loan Combination are set forth in a related co-lender agreement or intercreditor agreement (as amended, restated, supplemented or otherwise modified from time to time, an "A/B Co-Lender Agreement"), between the holder of the Mortgage Note for the related A-Note Trust Mortgage Loan and the holder of the promissory note for the related B-Note Non-Trust Mortgage Loan. Each A/B Loan Combination is to be
serviced and administered in accordance with this Agreement.

                                       -8-

            There exists one (1) Trust Mortgage Loan (the "JQH Hotel Portfolio
B-Note Trust Mortgage Loan") that is evidenced by a Mortgage Note designated as
Note B and is, together with another mortgage loan that will not be part of the
Trust Fund (such other mortgage loan, the "JQH Hotel Portfolio Non-Trust
Mortgage Loan"), secured on a collective basis by the same Mortgage(s)
encumbering the portfolio of properties identified on the Mortgage Loan Schedule as the JQH Hotel Portfolio B-Note (collectively, the "JQH Hotel Portfolio
Mortgaged Properties"). The JQH Hotel Portfolio B-Note Trust Mortgage Loan will have a Cut-off Date Balance of $9,888,519, and the JQH Hotel Portfolio Non-Trust
Mortgage Loan will have an unpaid principal balance as of the Cut-off Date of
$152,000,000. The JQH Hotel Portfolio B-Note Trust Mortgage Loan and the JQH
Hotel Portfolio Non-Trust Mortgage Loan collectively constitute the "JQH Hotel
Portfolio Loan Combination" (which includes any group of successor REO Mortgage
Loans or comparable deemed mortgage loans with respect to those two (2) mortgage loans). The relative rights of the respective lenders in respect of the JQH
Hotel Portfolio Loan Combination are set forth in a co-lender agreement dates as of June 8, 2006 (as amended, restated supplemented or otherwise modified from time to time, the "JQH Hotel Portfolio Co-Lender Agreement"), between the holder of the Mortgage Note for the JQH Hotel Portfolio B-Note Trust Mortgage Loan and
the holder of the promissory note for the JQH Hotel Portfolio Non-Trust Mortgage
Loan. The JQH Hotel Portfolio Loan Combination will be serviced and administered in accordance with a pooling and servicing agreement dated as of June 1, 2006
(as amended, restated, supplemented or otherwise modified from time to time, together with any other applicable successor servicing agreement, the "JQH Hotel
Outside Servicing Agreement"), between J.P. Morgan Chase Commercial Securities
Corp., as depositor, Capmark Finance Inc. and Wachovia Bank, National
Association, as master servicers, LNR Partners, Inc., as special servicer, Wells
Fargo Bank, N.A. as trustee and LaSalle Bank National Association as paying agent.

            Capitalized terms used but not otherwise defined in this Preliminary
Statement have the respective meanings assigned thereto in Section 1.01 of this
Agreement.

            In consideration of the mutual agreements herein contained, the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator agree as follows:

                                       -9-

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01    Defined Terms.

            Whenever used in this Agreement, including in the Preliminary
Statement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

            "30/360 Basis": The accrual of interest calculated on the basis of a
360-day year consisting of twelve 30-day months.

            "A-Note Trust Mortgage Loan": As defined in the Preliminary
Statement hereto.

            "A/A Co-Lender Agreement": As defined in the Preliminary Statement hereto.

            "A/A Controlling Party": With respect to the Mall of America Loan
Combination, the Mall of America Non-Trust Mortgage Loan Noteholder or its
designee under the Mall of America Co-Lender Agreement; with respect to the Four
Seasons Resort Maui Loan Combination, the Controlling Class Representative; with respect to the CGM AmeriCold Portfolio Loan Combination, the Controlling Class
Representative; and with respect to the DB AmeriCold Portfolio Loan Combination, the "Controlling Note Holder" under or, if applicable under the circumstances, any operating advisor appointed thereby in accordance with the DB AmeriCold
Portfolio Co-Lender Agreement.

            "A/B Co-Lender Agreement": As defined in the Preliminary Statement hereto.

            "A/B Controlling Party": With respect to the One World Financial
Center Loan Combination, the One World Financial Center Controlling Party; and
with respect to each other A/B Loan Combination, the Controlling Class
Representative.

            "A/B Loan Combination": As defined in the Preliminary Statement hereto.

            "ACS": American Capital Strategies, Ltd. or its successor in interest.

            "ACS Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of March 14, 2007, between GACC and ACS, and relating to the transfer of certain Trust Mortgage Loans by ACS to GACC.

            "ACS Trust Mortgage Loan": Each of the Trust Mortgage Loans
transferred and assigned by ACS to GACC pursuant to the ACS Mortgage Loan
Purchase Agreement, and by GACC to the Depositor pursuant to the GACC Mortgage
Loan Purchase Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the ACS Mortgage Loan
Purchase Agreement.

            "Accrued Certificate Interest": With respect to any Class of
Principal Balance Certificates (other than the Class A-MFL Certificates) and the
Class A-MFL REMIC II Regular Interest for any Distribution Date, one-twelfth of the product of (a) the annual Pass-Through Rate applicable to

                                      -10-

such Class of Certificates or the Class A-MFL REMIC II Regular Interest, as the
case may be, for such Distribution Date, multiplied by (b) the related Class
Principal Balance outstanding immediately prior to such Distribution Date; and, with respect to each Class of the Class X Certificates for any Distribution
Date, the aggregate amount of Accrued Component Interest for the related
Interest Accrual Period for all of the Class XC Components, in the case of the
Class XC Certificates, the Class XW Components, in the case of the Class XW
Certificates, the Class XP Components, in the case of the Class XP Certificates, or the Class WFC-X Components, in the case of the Class WFC-X Certificates, for such Distribution Date. Accrued Certificate Interest shall be calculated on a
30/360 Basis and, with respect to each Class of Regular Certificates and the
Class A-MFL REMIC II Regular Interest for any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such
Distribution Date occurs.

            "Accrued Component Interest": With respect to any Class X Component for any Distribution Date, one-twelfth of the product of (a) the annual Class X
Strip Rate applicable to such Class X Component for such Distribution Date, multiplied by (b) the Component Notional Amount of such Class X Component outstanding immediately prior to such Distribution Date. Accrued Component
Interest shall be calculated on a 30/360 Basis and, with respect to each Class X
Component for any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

            "Actual/360 Basis": The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days.

            "Actual/360 Trust Mortgage Loan": Each Trust Mortgage Loan that accrues interest on an Actual/360 Basis and that is identified as an Actual/360
Trust Mortgage Loan on the Mortgage Loan Schedule.

            "Additional Interest": With respect to any ARD Trust Mortgage Loan after its Anticipated Repayment Date, all interest accrued on the principal balance of such ARD Trust Mortgage Loan at the Additional Interest Rate (the
payment of which interest shall, under the terms of such ARD Trust Mortgage
Loan, be deferred until the entire outstanding principal balance of such ARD
Trust Mortgage Loan has been paid), together with all interest, if any, accrued at the related Mortgage Rate plus the related Additional Interest Rate on such deferred interest. For purposes of this Agreement, Additional Interest on an ARD
Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto shall be deemed not to constitute principal or any portion thereof and shall not be added to the unpaid principal balance or Stated Principal Balance of such ARD Trust Mortgage Loan or successor REO Trust Mortgage Loan, notwithstanding that the terms of the related Trust Mortgage Loan documents so permit. To the extent that any Additional Interest is not paid on a current basis, it shall be deemed to be deferred interest.

            "Additional Interest Account": The segregated account, accounts or subaccounts created and maintained by the Certificate Administrator pursuant to
Section 3.04(d) on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "[NAME OF CERTIFICATE ADMINISTRATOR], as Certificate
Administrator, for [NAME OF TRUSTEE], as Trustee, in trust for the registered holders of CD 2007-CD4 Commercial Mortgage Trust, Commercial Mortgage Pass-

                                      -11-

Through Certificates, Series CD 2007-CD4, Additional Interest Account". The
Additional Interest Account shall not be an asset of any REMIC Pool.

            "Additional Interest Rate": With respect to any ARD Trust Mortgage
Loan after its Anticipated Repayment Date, the incremental increase in the per annum rate at which such ARD Trust Mortgage Loan accrues interest after the
Anticipated Repayment Date (in the absence of defaults) as calculated and as set forth in the related Trust Mortgage Loan documents.

            "Additional Item 1123 Servicer": Any Additional Servicer that meets the criteria in Item 1108(a)(2)(i) through (iii) of Regulation AB with respect to the Subject Securitization Transaction.

            "Additional Servicer": Any Servicer, other than a Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee.

            "Additional Trust Fund Expense": Any Special Servicing Fees, Workout
Fees, Liquidation Fees and, in accordance with Sections 3.03(d) and 4.03(d), interest payable to any party hereto on Advances made thereby (to the extent not offset by Penalty Interest and late payment charges or amounts otherwise payable to any related Non-Trust Mortgage Loan Noteholder) and amounts payable to the
Special Servicer in connection with inspections of Mortgaged Properties required pursuant to the first sentence of Section 3.12(a) (to the extent not otherwise paid from Penalty Interest and late payment charges or amounts otherwise payable to any related Non-Trust Mortgage Loan Noteholder or recovered from the related
Mortgagor), as well as (without duplication) any of the expenses of the Trust
Fund that may be withdrawn (x) pursuant to any of clauses (xi), (xii), (xiii),
(xv), (xviii), (xix) and (xxi) of Section 3.05(a), out of general collections on the Trust Mortgage Loans and any REO Properties on deposit in the Collection
Account, or (y) pursuant to any of clauses (x), (xi), (xii), (xiv) and (xv) of
Section 3.05(e), out of collections on any Serviced Loan Combination or any related SLC REO Property on deposit in the related SLC Custodial Account, but only to the extent that such collections would otherwise be transferred to a
Collection Account with respect to the related LC Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, or (z) pursuant to any of clauses (ii), (iv), (v) and (vi) of Section 3.05(b) out of general collections on the Trust Mortgage Loans and any REO Properties on deposit in the
Distribution Account; provided that for purposes of the allocations contemplated by Section 4.04, no such expense shall be deemed to have been incurred by the
Trust Fund until such time as the payment thereof is actually made from a
Collection Account, an SLC Custodial Account or the Distribution Account, as the
case may be.

            "Additional Yield Amount": With respect to (i) any Distribution
Date, (ii) any Class of Principal Balance Certificates (other than any Excluded
Class) or the Class A-MFL REMIC II Regular Interest, and (iii) any Yield
Maintenance Charge or Prepayment Premium actually Received by the Trust during the related Collection Period on a Trust Mortgage Loan or an REO Trust Mortgage
Loan (for purposes of this definition, the "Prepaid Loan") in a Loan Group with respect to which distributions of principal are being made on such Class of
Principal Balance Certificates or the Class A-MFL REMIC II Regular Interest, as
the case may be, on such Distribution Date, the product of (a) such Yield
Maintenance Charge or Prepayment Premium (net of any Liquidation Fee payable in connection with the receipt thereof and, if the One World Financial Center Trust
Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto is the Prepaid Loan, exclusive of any portion thereof allocable to Loan REMIC
Regular Interest WFC-II), multiplied by (b) a fraction, which in no event will be greater than one or less than zero, the numerator of which is equal to the positive excess, if any, of (i) the Pass-

                                      -12-

Through Rate for such Class of Principal Balance Certificates or the Class A-MFL
REMIC II Regular Interest, as the case may be, for such Distribution Date, over
(ii) the related Discount Rate, and the denominator of which is equal to the positive excess, if any, of (i) the Mortgage Rate for the Prepaid Loan, over
(ii) the related Discount Rate, multiplied by (c) a fraction, the numerator of which is equal to the amount of principal distributable on such Class of
Principal Balance Certificates or the Class A-MFL REMIC II Regular Interest, as
the case may be, on such Distribution Date with respect to the Loan Group that includes the Prepaid Loan, and the denominator of which is equal to that portion of the Net Principal Distribution Amount for such Distribution Date that is attributable to the Loan Group that includes the Prepaid Loan.

            "Adjusted REMIC I Remittance Rate": With respect to any REMIC I
Regular Interest (other than REMIC I Regular Interest A-MFL and REMIC I Regular
Interest A-MFL-Prime), for any Distribution Date, an annual rate equal to the
Pass-Through Rate in effect for such Distribution Date for the Class of
Principal Balance Certificates as to which such REMIC I Regular Interest is a
Corresponding REMIC I Regular Interest; and, with respect to each of REMIC I
Regular Interest A-MFL and REMIC I Regular Interest A-MFL-Prime, for any
Distribution Date, an annual rate equal to the Pass-Through Rate in effect for such Distribution Date for the Class A-MFL REMIC II Regular Interest.

            "Administered REO Property": Any REO Property that relates to a
Serviced Mortgage Loan.

            "Advance": Any P&I Advance or Servicing Advance.

            "Adverse Grantor Trust Event": As defined in Section 10.02(e).

            "Adverse REMIC Event": As defined in Section 10.01(h).

            "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

            "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

            "Aggregate Excess Servicing Strip": With respect to Master Servicer
No. 1, the aggregate Excess Servicing Strip for those Trust Mortgage Loans as to which Master Servicer No. 1 is the applicable Master Servicer and for any successor REO Trust Mortgage Loans with respect thereto; with respect to Master
Servicer No. 2, the aggregate Excess Servicing Strip for those Trust Mortgage
Loans as to which Master Servicer No. 2 is the applicable Master Servicer and for any successor REO Trust Mortgage Loans with respect thereto; and with respect to Master Servicer No. 3, the aggregate Excess Servicing Strip for those
Trust Mortgage Loans as to which Master Servicer No. 3 is the applicable Master
Servicer and for any successor REO Trust Mortgage Loans with respect thereto.

                                      -13-

            "Ala Moana Portfolio Co-Lender Agreement": As defined in the
Preliminary Statement hereto.

            "Ala Moana Portfolio Controlling Holder": The "Controlling Holder"
under the Ala Moana Portfolio Co-Lender Agreement.

            "Ala Moana Portfolio Loan Combination": As defined in the
Preliminary Statement hereto.

            "Ala Moana Portfolio Mortgaged Properties": As defined in the
Preliminary Statement hereto.

            "Ala Moana Portfolio Non-Trust Mortgage Loans": As defined in the
Preliminary Statement hereto.

            "Ala Moana Portfolio Outside Servicing Agreement": As defined in the
Preliminary Statement hereto.

            "Ala Moana Portfolio Pari Passu Non-Trust Mortgage Loans": As
defined in the Preliminary Statement hereto.

            "Ala Moana Portfolio Subordinate Non-Trust Mortgage Loans": As
defined in the Preliminary Statement hereto.

            "Ala Moana Portfolio Trust Mortgage Loan": As defined in the
Preliminary Statement hereto.

            "Annual Assessment Report": As defined in Section 3.14.

            "Annual Attestation Report": As defined in Section 3.14.

            "Annual Statement of Compliance": As defined in Section 3.13.

            "Anticipated Repayment Date": For each ARD Trust Mortgage Loan, the date specified in the related Mortgage Note after which the per annum rate at which interest accrues on such ARD Trust Mortgage Loan will increase as specified in the related Mortgage Note (other than as a result of a default thereunder).

            "Appraisal": With respect to any Trust Mortgage Loan, an appraisal of the related Mortgaged Property from an Independent Appraiser selected by the
Special Servicer or the applicable Master Servicer, prepared in accordance with
12 C.F.R. ss. 225.64 and conducted in accordance with the standards of the
American Appraisal Institute by an Independent Appraiser, which Independent
Appraiser shall be advised to take into account the factors specified in Section
3.09(a), any available environmental, engineering or other third-party reports, and other factors that a prudent real estate appraiser would consider. Absent bad faith, any party hereto may conclusively rely on any Appraisal obtained by or delivered to that party in accordance with this Agreement for purposes of establishing the Appraised Value of a Mortgaged Property.

                                      -14-

            "Appraisal Reduction Amount": With respect to any Required Appraisal
Trust Mortgage Loan, the excess, if any, of: (a) the sum of, as calculated by the Special Servicer as of the first Determination Date immediately succeeding the Special Servicer obtaining knowledge of the subject Trust Mortgage Loan becoming a Required Appraisal Trust Mortgage Loan, if no new Required Appraisal
is required, or the date on which a Required Appraisal (or letter update or internal valuation, if applicable) is obtained, if a new Required Appraisal is required, and as of each Determination Date thereafter so long as the related
Trust Mortgage Loan remains a Required Appraisal Trust Mortgage Loan (without duplication), (i) the Stated Principal Balance of the subject Required Appraisal
Trust Mortgage Loan, (ii) to the extent not previously advanced by or on behalf of the applicable Master Servicer, the Trustee or any Fiscal Agent, all unpaid interest accrued on such Required Appraisal Trust Mortgage Loan through the most recent Due Date prior to such Determination Date at a per annum rate equal to the related Net Mortgage Rate (exclusive of any portion thereof that constitutes
Additional Interest), (iii) without duplication, all accrued but unpaid
Servicing Fees, and all accrued but unpaid items that, upon payment, would be
Additional Trust Fund Expenses, in respect of such Required Appraisal Trust
Mortgage Loan, (iv) all related unreimbursed Advances (plus accrued interest thereon) made by or on behalf of the Special Servicer, the applicable Master
Servicer, the Trustee or any Fiscal Agent with respect to such Required
Appraisal Trust Mortgage Loan and (v) all currently due and unpaid real estate taxes and unfunded improvement reserves and assessments, insurance premiums, and, if applicable, ground rents in respect of the related Mortgaged Property;
over (b) an amount equal to the sum of (i) the Required Appraisal Value and (ii)
all escrows, reserves and letters of credit held for the purposes of reserves
(provided such letters of credit may be drawn upon for reserve purposes under the related loan documents) held with respect to such Required Appraisal Trust
Mortgage Loan. If the Special Servicer fails to obtain a Required Appraisal (or letter update or internal valuation, if applicable) within the time limit described in Section 3.09(a), and such Required Appraisal (or letter update or internal valuation, if applicable) is required thereunder, then the Appraisal
Reduction Amount for the related Required Appraisal Trust Mortgage Loan will equal 25% of the outstanding principal balance of such Required Appraisal Trust
Mortgage Loan to be adjusted upon receipt of a Required Appraisal or letter update or internal valuation, if applicable.

            Each Serviced Loan Combination will be treated as a single Trust
Mortgage Loan for purposes of calculating an Appraisal Reduction Amount and, to the extent known to the party calculating any Appraisal Reduction Amount with respect to a Pari Passu Loan Combination that is a Serviced Loan Combination, amounts described in clause (a) of the prior paragraph shall include unpaid interest on any delinquency advances with respect to any related Pari Passu
Non-Trust Mortgage Loan or any successor REO Serviced Non-Trust Mortgage Loan with respect thereto that is included in a rated commercial mortgage securitization.

            Any Appraisal Reduction Amount with respect to an A/B Loan
Combination will be allocated first to the related B-Note Non-Trust Mortgage
Loan(s) (or any successor REO Serviced Non-Trust Mortgage Loans with respect thereto) up to the outstanding principal balance thereof, together with all unpaid interest (other than Default Interest) accrued thereon, and then to the related A-Note Trust Mortgage Loan (or any successor REO Trust Mortgage Loan with respect thereto). Any Appraisal Reduction Amount with respect to a Pari
Passu Loan Combination that is a Serviced Loan Combination will be allocated among the Mortgage Loans or REO Mortgage Loans, as the case may be, that comprise such Loan Combination on a pro rata basis by balance.

                                      -15-

            Notwithstanding the foregoing, in the case of an Outside Serviced
Loan Combination, the term "Appraisal Reduction Amount" shall have the meaning assigned to that term or any analogous term in the related Outside Servicing
Agreement. Further notwithstanding the foregoing, any Appraisal Reduction Amount with respect to an Outside Serviced Loan Combination shall be calculated, and allocated between the respective mortgage loans comprising such Outside Serviced
Loan Combination by, the applicable Outside Servicer pursuant to the related
Outside Servicing Agreement; and the parties hereto shall be entitled to rely on such calculations, and the allocations to the related Outside Serviced Trust
Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, as reported to them by the applicable Outside Servicer.

            "Appraised Value": With respect to each Mortgaged Property, the appraised value thereof based upon the most recent Appraisal (or letter update or internal valuation, if applicable) that is contained in the related Servicing
File. Absent bad faith, any party hereto may conclusively rely on any Appraisal
(or letter update or internal valuation, if applicable) obtained by or delivered to that party in accordance with this Agreement for purposes of establishing the
Appraised Value of a Mortgaged Property.

            "ARD Trust Mortgage Loan": Any Trust Mortgage Loan that provides that if the unamortized principal balance thereof is not repaid on its
Anticipated Repayment Date, such Trust Mortgage Loan will accrue Additional
Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the related Mortgaged
Property to the repayment of the outstanding principal balance on such Trust
Mortgage Loan.

            "Asset Status Report": As defined in Section 3.21(d).

            "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar document or instrument executed by the Mortgagor in connection with the origination of the related
Serviced Mortgage Loan.

            "Assumed Periodic Payment": With respect to any Balloon Loan for its scheduled maturity date (provided that such Balloon Loan has not been paid in full and no other Liquidation Event has occurred in respect thereof on or before such scheduled maturity date) and for any Due Date thereafter as of which such
Balloon Loan remains outstanding and part of the Trust Fund, the Periodic
Payment of principal and/or interest deemed to be due in respect thereof on such
Due Date equal to the amount that would have been due in respect of such Balloon
Loan on such Due Date if the related Mortgagor had been required to continue to pay principal in accordance with the amortization schedule, if any, and pay interest accrued at the Mortgage Rate, in each case in effect immediately prior to, and without regard to the occurrence of, its scheduled maturity date. With respect to any REO Mortgage Loan, for any Due Date therefor as of which the related REO Property or any interest therein remains part of the Trust Fund, the
Periodic Payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the amount that would have been due in respect of the predecessor Trust Mortgage Loan (or, in the case of any REO Serviced
Non-Trust Mortgage Loan, the predecessor Serviced Non-Trust Mortgage Loan) on such Due Date if (x) the related Mortgagor had been required to continue to pay principal in accordance with the amortization schedule, if any, and pay interest accrued at the Mortgage Rate, in each case in effect on the Due Date immediately prior to the predecessor Trust Mortgage Loan becoming an REO Trust Mortgage Loan or the predecessor Serviced Non-Trust Mortgage Loan becoming an REO Serviced
Non-Trust Mortgage Loan, as the case may be, and (y) the

                                      -16-

predecessor Trust Mortgage Loan or Serviced Non-Trust Mortgage Loan, as the case may be, had remained outstanding (or, if the predecessor Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan, as the case may be, was a Balloon Loan and such Due Date coincides with or follows what had been its scheduled maturity date, the Assumed Periodic Payment that would have been deemed due in respect of the predecessor Trust Mortgage Loan or Serviced Non-Trust Mortgage Loan, as the
case may be, on such Due Date had it remained outstanding).

            "Authenticating Agent": Any authenticating agent appointed pursuant to Section 8.12 (or, in the absence of any such appointment, the Certificate
Administrator).

            "Available Distribution Amount": With respect to any Distribution
Date, an amount equal to (a) the sum of, without duplication, (i) the aggregate of the amounts on deposit in the Collection Accounts and the Distribution
Account as of the close of business at the end of the related Collection Period and, subject to the last sentence of Section 3.02(b), any other amounts received
(or deemed to be received) by or on behalf of any Master Servicer or the
Certificate Administrator as of the close of business on the last day of such
Collection Period and required to be deposited in a Collection Account or the
Distribution Account, (ii) the aggregate amount of any P&I Advances made by the
Master Servicers, the Trustee and/or any Fiscal Agent for distribution on the
Certificates on such Distribution Date pursuant to Section 4.03, (iii) to the extent not already included in clause (a)(i), the aggregate amount transferred from the Pool REO Account (if established) and/or any SLC Custodial Account to the Collection Accounts, on or prior to the P&I Advance Date in such month, pursuant to Section 3.16(c) and/or Section 3.05(e), as applicable, (iv) the aggregate amount deposited by the Master Servicers in the Collection Accounts for such Distribution Date pursuant to Section 3.19 in connection with
Prepayment Interest Shortfalls, (v) for each Distribution Date occurring in
March, and for the final Distribution Date if the final Distribution Date occurs in February or, if such year is not a leap year, in January, the aggregate of the Interest Reserve Amounts in respect of each Interest Reserve Trust Mortgage
Loan and Interest Reserve REO Trust Mortgage Loan deposited into the
Distribution Account pursuant to Section 3.05(c), and (vi) the aggregate amount, if any, transferred from the Late Payment Date Reserve Account to Distribution
Account on the related P&I Advance Date, net of (b) the portion of the amount described in clause (a) of this definition that represents one or more of the following: (i) collected Periodic Payments that are due on a Due Date following the end of the related Collection Period (or, in the case of a Type II Late
Payment Date Trust Mortgage Loan, following the end of the calendar month in which such Distribution Date occurs), (ii) any amounts payable or reimbursable to any Person from (A) a Collection Account pursuant to clauses (ii)-(xvi) and
(xviii)-(xxi) of Section 3.05(a) or (B) the Distribution Account pursuant to clauses (ii)-(vi) of Section 3.05(b), (iii) Prepayment Premiums, Yield
Maintenance Charges and Early Defeasance Yield Maintenance Payments, (iv)
Additional Interest, (v) with respect to the Distribution Date occurring in
February of each year and in January of each year that is not a leap year, the
Interest Reserve Amounts with respect to the Interest Reserve Trust Mortgage
Loans and any Interest Reserve REO Trust Mortgage Loans to be withdrawn from the
Distribution Account and deposited in the Interest Reserve Account in respect of such Distribution Date and held for future distribution pursuant to Section
3.04(c), (vi) any Late Payment Date Reserve Amounts transferred or to be transferred from the Collection Account to the Late Payment Date Reserve Account
during the calendar month in which such Distribution Date occurs, and (vii) any amounts deposited in a Collection Account or the Distribution Account in error.
The Available Distribution Amount will not include any amounts required to be distributed pursuant to the terms of a Co-Lender Agreement or this Agreement to a Serviced Non-Trust Mortgage Loan Noteholder.

                                      -17-

            "B-Note Non-Trust Mortgage Loan": As defined in the Preliminary
Statement hereto.

            "Balloon Loan": Any Trust Mortgage Loan or B-Note Non-Trust Mortgage
Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule extending beyond its
Stated Maturity Date.

            "Balloon Payment": With respect to any Balloon Loan as of any date of determination, the Periodic Payment payable on the scheduled maturity date of such Serviced Mortgage Loan.

            "Balloon Payment Interest Shortfall": With respect to any Type II
Late Payment Date Trust Mortgage Loan, an amount equal to interest at the related Mortgage Rate (net of the related Master Servicing Fee Rate) accrued during the period from and including the related Stated Maturity Date to but not including the 11th calendar day of the month in which the related Stated
Maturity Date occurs on a principal amount equal to the Stated Principal Balance of such Trust Mortgage Loan as of the close of business on the Distribution Date immediately preceding the related Stated Maturity Date.

            "Balloon Trust Mortgage Loan": Any Trust Mortgage Loan that is a
Balloon Loan.

            "Bankruptcy Code": The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

            "Bid Allocation": With respect to a terminated Master Servicer or any of its Sub-Servicers and the proceeds of any bid pursuant to Section
7.01(e), the amount of such proceeds (net of any expenses incurred in connection with such bid and transfer of servicing), multiplied by a fraction equal to (a)
the Servicer Fee Amount for such Master Servicer or such Sub-Servicer, as the case may be, as of such date of determination, over (b) the aggregate of the
Servicer Fee Amounts for such Master Servicer and all of its Sub-Servicers as of such date of determination.

            "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

            "Book-Entry Non-Registered Certificate": Any Non-Registered
Certificate that constitutes a Book-Entry Certificate.

            "Breach": As defined in Section 2.03(a).

            "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or the cities in which the
Corporate Trust Office of the Trustee, the offices of the Certificate
Administrator, the offices of any Master Servicer or the offices of the Special
Servicer are located, are authorized or obligated by law or executive order to remain closed.

            "Capmark": Capmark Finance Inc. or its successor in interest.

            "CERCLA": The Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended.

                                      -18-

            "Certificate": Any one of the CD 2007-CD4 Commercial Mortgage Trust,
Commercial Mortgage Pass-Through Certificates, Series CD 2007-CD4, as executed by the Certificate Registrar and authenticated and delivered hereunder by the
Authenticating Agent.

            "Certificate Administrator": LaSalle Bank National Association, its
successor in interest, or any successor certificate administrator appointed as herein provided.

            "Certificate Administrator Reportable Event": Any of the following events, conditions, circumstances and/or matters:

            (i)     the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item
      1108(a)(3) of Regulation AB, but only if the Certificate Administrator or any Servicing Representative of the Certificate Administrator is a party to such agreement or has entered into such agreement on behalf of the
      Trust;

            (ii)    the termination of a definitive agreement that is material to the Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the
      Certificate Administrator or any Servicing Representative of the
      Certificate Administrator is a party to such agreement or has entered into such agreement on behalf of the Trust;

            (iii)   the appointment of a receiver, fiscal agent or similar
      officer for any Material Debtor in a proceeding under the U.S. Bankruptcy
      Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject
      Material Debtor is (A) the Certificate Administrator, (B) any Servicing
      Representative of the Certificate Administrator that constitutes a
      Servicer contemplated by Item 1108(a)(3) of Regulation AB, (C) any
      Enhancement/Support Provider or (D) the Trust;

            (iv)    the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject
      Material Debtor is (A) the Certificate Administrator, (B) any Servicing
      Representative of the Certificate Administrator that constitutes a
      Servicer contemplated by Item 1108(a)(3) of Regulation AB, (C) any
      Enhancement/Support Provider or (D) the Trust;

            (v)     any event that has occurred hereunder that would materially alter the payment priority or distribution of cash flows regarding the
      Certificates;

            (vi)    any material modification to the rights of the Holders of
      any Class of Certificates, including by reason of a modification to this
      Agreement, a Mortgage Loan Purchase Agreement or any other constituent instrument;

                                      -19-

            (vii)   any material limitation or qualification of the rights
      evidenced by any Class of Certificates by reason of the modification of any other Class of Certificates;

            (viii)  any amendment to this Agreement pursuant to Section
      11.01;

            (ix)    any resignation, removal, replacement or substitution of
      (A) the Certificate Administrator, the Trustee, a Master Servicer or the
      Special Servicer or (B) any Servicing Representative of the Certificate
      Administrator that constitutes a Servicer contemplated by Item 1108(a)(2)
      of Regulation AB;

            (x)     any appointment of (A) a new Certificate Administrator, new
      Trustee, new Master Servicer or new Special Servicer or (B) any new
      Servicing Representative of the Certificate Administrator that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB;

            (xi)    any termination of a material enhancement or support
      specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of
      Regulation AB that was previously applicable regarding one or more Classes of the Certificates, which termination has occurred other than by expiration of the contract on its stated termination date or as a result of all parties completing their obligations under such agreement;

            (xii)   any addition of a material enhancement or support
      specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of
      Regulation AB with respect to one or more Classes of the Certificates;

            (xiii)  any material amendment or modification of a material enhancement or support specified in Item 1114(a)(1) through (3) of
      Regulation AB or Item 1115 of Regulation AB with respect to one or more
      Classes of the Certificates;

            (xiv)   any material failure on the part of the Certificate
      Administrator to make on the applicable Distribution Date any required monthly distributions to the Holders of any Class of Certificates;

            (xv)    any nonpublic disclosure, by the Certificate Administrator or any Servicing Representative of the Certificate Administrator, with respect to the Subject Securitization Transaction that is required to be disclosed by Regulation FD (17 C.F.R. 243.100 through 243.103);

            (xvi)   any other information of importance to Certificateholders
      that is not otherwise required to be included in the Distribution Date
      Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder and that is directly related to the obligations of the Certificate Administrator hereunder;

            (xvii)  the commencement or termination of, or any material developments regarding, any legal proceedings pending against any Material
      Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the
      Certificate Administrator is controlling the subject litigation or if the subject Material Litigant is (A) the Certificate

                                      -20-

      Administrator, (B) any Servicing Representative of the Certificate
      Administrator that constitutes a Servicer contemplated by Item 1108(a)(3)
      of Regulation AB, (C) any Enhancement/Support Provider or (D) the Trust;

            (xviii) any material default in the payment of principal and interest on, or any other material default with respect to, any Class of
      Certificates;

            (xix)   the submission of any matter to a vote by
      Certificateholders;

            (xx)    the receipt by the Certificate Administrator or by any
      Servicing Representative or other agent of the Certificate Administrator of any updated information regarding an Enhancement/Support Provider with respect to any Class of Certificates that is required pursuant to Item
      1114(b)(2) or Item 1115(b) of Regulation AB;

            (xxi)   to the extent not otherwise disclosed in the Prospectus
      Supplement or previously included in an Exchange Act Report in accordance with this Agreement, whether the Certificate Administrator has become an affiliate (as defined in Rule 405 of the Securities Act) of any of (A) the
      Trust or the Trustee, (B) the Depositor, (C) a Mortgage Loan Seller (other than itself), (D) a Master Servicer, (E) the Special Servicer, (F) any
      Servicing Representative of the Certificate Administrator that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (G) any
      Significant Obligor;

            (xxii)  to the extent not otherwise disclosed in the Prospectus
      Supplement, any business relationship, agreement, arrangement, transaction or understanding contemplated by Item 1119(b) of Regulation AB between the
      Depositor, a Mortgage Loan Seller (other than itself) or the Trust, on the one hand, and the Certificate Administrator or any Servicing
      Representative of the Certificate Administrator, on the other hand; and

            (xxiii) to the extent not otherwise disclosed in the Prospectus
      Supplement, any specific relationship involving or relating to the Subject
      Securitization Transaction or the Trust Mortgage Loans contemplated by
      Item 1119(c) of Regulation AB between the Depositor, a Mortgage Loan
      Seller (other than itself) or the Trust, on the one hand, and the
      Certificate Administrator or any Servicing Representative of the
      Certificate Administrator, on the other hand.

            "Certificate Deferred Interest": The amount by which interest distributable with respect to any Class of Principal Balance Certificates (other than the Class A-MFL Certificates) or the Class A-MFL REMIC II Regular Interest,
as the case may be, is reduced by the amount of Mortgage Deferred Interest allocable to such Class of Certificates or the Class A-MFL REMIC II Regular
Interest, as the case may be, on any Distribution Date.

            "Certificate Factor": With respect to any Class of Certificates
(other than the Class R and Class Y Certificates) or the Class A-MFL REMIC II
Regular Interest as of any date of determination, a fraction, expressed as a decimal carried to eight places, the numerator of which is the then-current
Class Principal Balance or Class Notional Amount, as applicable, of such Class of Certificates or the Class A-MFL REMIC II Regular Interest, as the case may be, and the denominator of which is the Original Class Principal Balance or
Original Class Notional Amount of such Class of Certificates or the Class A-MFL
REMIC II Regular Interest, as the case may be.

                                      -21-

            "Certificate Notional Amount": With respect to any Class X
Certificate, as of any date of determination, the then notional amount of such
Certificate equal to the product of (a) the Percentage Interest evidenced by such Certificate, multiplied by (b) the then Class Notional Amount of the Class of Class X Certificates to which such Certificate belongs.

            "Certificate Owner": With respect to a Book-Entry Certificate, the
Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

            "Certificate Principal Balance": With respect to any Principal
Balance Certificate, as of any date of determination, the then outstanding principal amount of such Certificate equal to the product of (a) the Percentage
Interest evidenced by such Certificate, multiplied by (b) the then Class
Principal Balance of the Class of Principal Balance Certificates to which such
Certificate belongs.

            "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02.

            "Certificateholder": The Person in whose name a Certificate is registered in the Certificate Register, except that (i) only a Permitted
Transferee shall be the Holder of a Class R Certificate for any purpose hereof and, (ii) solely for the purposes of giving any consent, approval or waiver pursuant to this Agreement that relates to any of the Depositor, any Mortgage
Loan Seller, any Master Servicer, the Special Servicer, the Certificate
Administrator, the Trustee or any Fiscal Agent in its respective capacity as such (except with respect to amendments or waivers referred to in Sections 7.04 and 11.01 hereof, any consent, approval or waiver required or permitted to be made by the Majority Controlling Class Certificateholder (or, with respect to the One World Financial Center Trust Mortgage Loan or any related REO Property, the Majority Controlling Class Certificateholder, the Majority Class WFC-1
Certificateholder(s), the Majority Class WFC-2 Certificateholder(s) or the
Majority Class WFC-3 Certificateholder(s), as applicable) or the Controlling
Class Representative (or, with respect to the One World Financial Center Trust
Mortgage Loan or any related REO Property, the Controlling Class Representative or the Class WFC Representative, as applicable) and any election, removal or replacement of the Special Servicer or the Controlling Class Representative (or,
with respect to the One World Financial Center Trust Mortgage Loan or any
related REO Property, the Controlling Class Representative or the Class WFC
Representative, as applicable) pursuant to Section 6.09 or Section 3.25, as applicable), any Certificate registered in the name of the Depositor, any
Mortgage Loan Seller, any Master Servicer, the Special Servicer, the Certificate
Administrator, the Trustee or any Fiscal Agent, as the case may be, or any
Certificate registered in the name of any of their respective Affiliates, shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver that relates to it has been obtained. The Certificate Registrar shall be entitled to request and rely upon a certificate of the Depositor, any Master Servicer, the
Special Servicer or the Certificate Administrator in determining whether a
Certificate is registered in the name of an Affiliate of such Person. All references herein to "Holders" or "Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the
Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a "Holder" or "Certificateholder" only the Person in whose name a
Certificate is registered in the Certificate Register.

                                      -22-

            "CGM AmeriCold Portfolio Co-Lender Agreement": The A/A Co-Lender
Agreement that relates to the CGM AmeriCold Portfolio Loan Combination.

            "CGM AmeriCold Portfolio Consent Period": The "Consent Period" under the CGM AmeriCold Portfolio Co-Lender Agreement.

            "CGM AmeriCold Portfolio Directing Lender": The "Directing Lender"
within the meaning of the CGM AmeriCold Portfolio Co-Lender Agreement.

            "CGM AmeriCold Portfolio Loan Combination": The Pari Passu Loan
Combination that is secured by one or more mortgages, deeds of trust, deeds to secure debt or similar instruments encumbering the CGM AmeriCold Portfolio
Mortgaged Properties, together with any group of REO Mortgage Loans or comparable deemed mortgage loans in respect thereof.

            "CGM AmeriCold Portfolio Major Action": Any of the actions described in clauses (i) through (xiv) of Section 3.02(a) of the CGM AmeriCold Co-Lender
Agreement.

            "CGM AmeriCold Portfolio Mortgaged Properties": The portfolio of real properties identified on the Mortgage Loan Schedule as the CGM AmeriCold
Portfolio.

            "CGM AmeriCold Portfolio Non-Trust Mortgage Loan": Each mortgage loan that is part of the CGM AmeriCold Portfolio Loan Combination but is not
included in the Trust Fund.

            "CGM AmeriCold Portfolio Non-Trust Mortgage Loan Noteholder": Any
holder of a promissory note evidencing a CGM AmeriCold Portfolio Non-Trust
Mortgage Loan.

            "CGM AmeriCold Portfolio REO Property": Any REO Property relating to the CGM AmeriCold Portfolio Loan Combination.

            "CGM AmeriCold Portfolio Special Servicer": The party responsible for performing the duties of Special Servicer hereunder with respect to the CGM
AmeriCold Portfolio Loan Combination or any related REO Property.

            "CGM AmeriCold Portfolio Trust Mortgage Loan": The Trust Mortgage
Loan that is part of the CGM AmeriCold Portfolio Loan Combination and is identified on the Mortgage Loan Schedule by loan number 9.

            "Citigroup": Citigroup Global Markets Realty Corp. or its successor in interest.

            "Citigroup Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of March 14, 2007, between the Depositor and
Citigroup and relating to the transfer of certain Trust Mortgage Loans by
Citigroup to the Depositor.

            "Citigroup Trust Mortgage Loans": Each of the Trust Mortgage Loans
transferred and assigned to the Depositor pursuant to the Citigroup Mortgage
Loan Purchase Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the Citigroup Mortgage
Loan Purchase Agreement.

                                      -23-

            "Class": Collectively, all of the Certificates bearing the same alphabetic or alphanumeric, as applicable, class designation.

            "Class A-1 Certificate": Any one of the Certificates with a "Class
A-1" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions and an undivided beneficial interest in Grantor Trust ED.

            "Class A-1A Certificate": Any one of the Certificates with a "Class
A-1A" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-2A Certificate": Any one of the Certificates with a "Class
A-2A" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions and an undivided beneficial interest in Grantor Trust ED.

            "Class A-2B Certificate": Any one of the Certificates with a "Class
A-2B" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-3 Certificate": Any one of the Certificates with a "Class
A-3" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-4 Certificate": Any one of the Certificates with a "Class
A-4" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-J Certificate": Any one of the Certificates with a "Class
A-J" designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-MFL Additional Fixed Swap Payment": With respect to any
Distribution Date and the Class A-MFL Swap Payment Date to which it relates based on the confirmation under the Swap Agreement, the applicable "Additional
Fixed Amount" within the meaning of the confirmation under the Swap Agreement.

            "Class A-MFL Available Funds": With respect to any Distribution
Date, an amount equal to (a) the sum of (i) the total amount of all principal and/or interest distributions, as well as all distributions of Yield Maintenance
Charges and Prepayment Premiums, properly made on or in respect of the Class
A-MFL REMIC II Regular Interest with respect to such Distribution Date and (ii)
the amounts, if any, received from the Swap Counterparty pursuant to the Swap
Agreement for such Distribution Date, less (b) any Class A-MFL Net Fixed Rate
Swap Payment, Class A-MFL Additional Fixed Swap Payment and Class A-MFL Fixed
Rate Payer Shortfall Reimbursement Payment required to be paid to the Swap
Counterparty pursuant to the Swap Agreement, consistent with Section 3.28, for such Distribution Date.

                                      -24-

            "Class A-MFL Certificate": Any one of the Certificates with a "Class
A-MFL" designation on the face thereof, substantially in the form of Exhibit A-4 hereto, and evidencing an undivided beneficial interest in Grantor Trust A-MFL.

            "Class A-MFL Distribution Conversion": With respect to any
Distribution Date (i) immediately upon and during the continuation of a Swap
Default of the nature described in clause (i) of the definition of "Swap
Default" while the Certificate Administrator is pursuing remedies under the Swap
Agreement pursuant to Section 3.28, or (ii) immediately upon and following the termination of the Swap Agreement until any replacement agreement is entered into, the conversion of distributions to the Class A-MFL Certificates from distributions based, in part, on floating interest payments from the Swap
Counterparty under the Swap Agreement to distributions based solely on distributions in respect of the Class A-MFL REMIC II Regular Interest, as specified in Section 4.01.

            "Class A-MFL Fixed Rate Payer Shortfall Reimbursement Payment": With
respect to any Distribution Date and the Class A-MFL Swap Payment Date to which it relates based on the confirmation under the Swap Agreement, the applicable
"Fixed Rate Payer Shortfall Reimbursement Amount" within the meaning of the confirmation under the Swap Agreement.

            "Class A-MFL Fixed Swap Payment": With respect to any Distribution
Date and the Class A-MFL Swap Payment Date to which it relates based on the confirmation under the Swap Agreement, the applicable "Regular Fixed Amount"
within the meaning of the confirmation under the Swap Agreement.

            "Class A-MFL Floating Swap Payment": With respect to any
Distribution Date and the Class A-MFL Swap Payment Date to which it relates based on the confirmation under the Swap Agreement, the applicable "Floating
Amount" within the meaning of the confirmation under the Swap Agreement.

            "Class A-MFL Grantor Trust Assets": The assets of Grantor Trust
A-MFL.

            "Class A-MFL Interest Distribution Amount": With respect to any
Distribution Date, an amount equal to (a) the sum of (i) the Distributable
Certificate Interest with respect to the Class A-MFL REMIC II Regular Interest for such Distribution Date and, to the extent not previously paid, for all prior
Distribution Dates, (ii) any Class A-MFL Net Floating Swap Payment received from the Swap Counterparty for distribution on such Distribution Date and (iii) if the Swap Agreement is terminated and a replacement Swap Agreement is not obtained, any Swap Termination Payment collected during the related Collection
Period, less (b) any Class A-MFL Net Fixed Swap Payment and/or Class A-MFL Fixed
Rate Payer Shortfall Reimbursement Payment made to the Swap Counterparty with respect to such Distribution Date.

            "Class A-MFL Net Fixed Swap Payment": With respect to any
Distribution Date, the excess, if any, of (i) the Class A-MFL Fixed Swap Payment for that Distribution Date over (ii) the Class A-MFL Floating Swap Payment for that Distribution Date.

            "Class A-MFL Net Floating Swap Payment": With respect to any
Distribution Date, the excess, if any of (i) the Class A-MFL Floating Swap
Payment for that Distribution Date over (ii) the Class A-MFL Fixed Swap Payment for that Distribution Date.

                                      -25-

            "Class A-MFL Principal Distribution Amount": With respect to any
Distribution Date, an amount equal to the aggregate of all principal distributions, if any, allocated pursuant to Section 4.01(a) in respect of the
Class A-MFL REMIC II Regular Interest on such Distribution Date.

            "Class A-MFL REMIC II Regular Interest": The uncertificated interest in REMIC II, designated as "Class A-MFL", constituting a "regular interest" in
REMIC II for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

            "Class A-MFL Swap Payment Date": The "Payment Date" within the meaning of the confirmation under the Swap Agreement.

            "Class A-MFX Certificate": Any one of the Certificates with a "Class
A-MFX" designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-SB Certificate": Any one of the Certificates with a "Class
A-SB" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-SB Planned Principal Balance": With respect to any
Distribution Date, the targeted Class Principal Balance of the Class A-SB
Certificates for such date set forth on Schedule IV attached hereto.

            "Class B Certificate": Any one of the Certificates with a "Class B"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class B Through S Certificate": Any Class B, Class C, Class D,
Class E, Class F, Class G, Class H Class J, Class K, Class L, Class M, Class N,
Class O, Class P, Class Q or Class S Certificate.

            "Class C Certificate": Any one of the Certificates with a "Class C"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class D Certificate": Any one of the Certificates with a "Class D"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class E Certificate": Any one of the Certificates with a "Class E"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class F Certificate": Any one of the Certificates with a "Class F"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

                                      -26-

            "Class G Certificate": Any one of the Certificates with a "Class G"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class H Certificate": Any one of the Certificates with a "Class H"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class J Certificate": Any one of the Certificates with a "Class J"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class K Certificate": Any one of the Certificates with a "Class K"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class L Certificate": Any one of the Certificates with a "Class L"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class M Certificate": Any one of the Certificates with a "Class M"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class N Certificate": Any one of the Certificates with a "Class N"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class Notional Amount": The aggregate hypothetical or notional amount on which a Class of Class X Certificates accrues or is deemed to accrue interest from time to time. As of any date of determination, the Class Notional
Amount of each Class of Class X Certificates shall equal the then aggregate of the Component Notional Amounts of all the Class X Components of such Class of
Class X Certificates; provided that, for reporting purposes, the Class Notional
Amount of the Class XP Certificates shall be calculated in accordance with the
Prospectus Supplement.

            "Class O Certificate": Any one of the Certificates with a "Class O"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class P Certificate": Any one of the Certificates with a "Class P"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class Principal Balance": The aggregate principal balance of any
Class of Principal Balance Certificates or the Class A-MFL REMIC II Regular
Interest, as the case may be, outstanding from time to time. As of the Closing
Date, the Class Principal Balance of each Class of Principal Balance
Certificates (exclusive of the Class A-MFL Certificates) and the Class A-MFL
REMIC II Regular Interest shall equal the Original Class Principal Balance thereof. On each Distribution Date, the

                                      -27-

Class Principal Balances of the respective Classes of the Principal Balance
Certificates (exclusive of the Class A-MFL Certificates) and the Class A-MFL
REMIC II Regular Interest shall each be reduced by: (a) the amount of any distributions of principal made thereon on such Distribution Date pursuant to
Section 4.01; and (b) the amount of any Realized Losses and Additional Trust
Fund Expenses allocated thereto on such Distribution Date pursuant to Section
4.04(a). The Class Principal Balances of the respective Classes of Principal
Balance Certificates (exclusive of the Class A-MFL Certificates) and the Class
A-MFL REMIC II Regular Interest will each be increased on any Distribution Date by the amount of any Certificate Deferred Interest with respect thereto for such
Distribution Date. Distributions in respect of a reimbursement of Realized
Losses and Additional Trust Fund Expenses previously allocated to a Class of
Principal Balance Certificates or the Class A-MFL REMIC II Regular Interest, as
the case may be, shall not constitute distributions of principal and shall not result in reduction of the related Class Principal Balance. The Class Principal
Balance of the Class A-MFL Certificates shall at all times equal the Class
Principal Balance of the Class A-MFL REMIC II Regular Interest.

            "Class Q Certificate": Any one of the Certificates with a "Class Q"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class R Certificate": Any one of the Certificates with a "Class R"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing the sole class of "residual interests" in each of the Loan REMICs, REMIC I and REMIC II for purposes of the REMIC Provisions.

            "Class S Certificate": Any one of the Certificates with a "Class S"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class WFC Additional Yield Amount": With respect to (i) any
Distribution Date, (ii) any Class of Class WFC Principal Balance Certificates,
and (iii) any Class WFC Prepayment Consideration actually Received by the Trust during the related Collection Period on the One World Financial Center Trust
Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto (for purposes of this definition, the "Prepaid Loan"), the product of (a) such Class
WFC Prepayment Consideration, multiplied by (b) a fraction, which in no event will be greater than one or less than zero, the numerator of which is equal to the positive excess, if any, of (i) the Pass-Through Rate for such Class of
Class WFC Principal Balance Certificates for such Distribution Date, over (ii)
the related Discount Rate, and the denominator of which is equal to the positive excess, if any, of (i) 6.58175970370376% per annum, over (ii) the related
Discount Rate, multiplied by (c) a fraction, the numerator of which is equal to the amount of principal distributable on such Class of Class WFC Principal
Balance Certificates on such Distribution Date, and the denominator of which is equal to the Class WFC Total Principal Distribution Amount for such Distribution
Date.

            "Class WFC Available Distribution Amount": With respect to any
Distribution Date, an amount equal to the lesser of: (a) the aggregate amount deemed distributed with respect to Loan REMIC Regular Interest WFC-II on such
Distribution Date pursuant to Section 4.01(m); and (b) the sum of (i) all
Distributable Certificate Interest with respect to the Class WFC Certificates for such Distribution Date and, to the extent not previously distributed, for all prior Distribution Dates, (ii) the Class WFC Total Principal Distribution
Amount for such Distribution Date and (iii) all Realized Losses

                                      -28-

and Additional Trust Fund Expenses previously allocated to, but not previously reimbursed with respect to, the Class WFC Principal Balance Certificates.

            "Class WFC Certificates": Collectively, the Class WFC-1, Class
WFC-2, Class WFC-3 and Class WFC-X Certificates.

            "Class WFC-1 Certificate": Any one of the Certificates with a "Class
WFC-1" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class WFC-2 Certificate": Any one of the Certificates with a "Class
WFC-2" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class WFC-3 Certificate": Any one of the Certificates with a "Class
WFC-3" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class WFC Change of Control Event": With respect to any Class of
Class WFC Principal Balance Certificates, the event that exists when the subject
Class Principal Balance of such Class of Class WFC Principal Balance
Certificates (net of the excess, if any, of (i) any portion of any Appraisal
Reduction Amount with respect to the One World Financial Center Loan Combination that is allocable to the One World Financial Center Trust Mortgage Loan or any
successor REO Trust Mortgage Loan with respect thereto, over (ii) the Class
Principal Balance of each other Class of Class WFC Principal Balance
Certificates, if any, that is more subordinate (based on the payment priorities of Section 4.01) than the subject Class of Class WFC Principal Balance
Certificates), is less the 25% of the initial Class Principal Balance of the subject Class of Class WFC Principal Balance Certificates.

            "Class WFC Control Period": Any period when a One World Financial
Center Change of Control Event exists, but a Class WFC Change of Control Event does not exist with respect to each Class of Class WFC Principal Balance
Certificates.

            "Class WFC Prepayment Consideration": With respect to any
Distribution Date, if any Yield Maintenance Charge or Prepayment Premium was
Received by the Trust with respect to the One World Financial Center Trust
Mortgage Loan or any successor REO Mortgage Loan with respect thereto during the related Collection Period, the portion of such Yield Maintenance Charge or
Prepayment Premium that is allocable to Loan REMIC Regular Interest WFC-II on such Distribution Date pursuant to Section 4.01(m).

            "Class WFC Principal Balance Certificates": Collectively, the Class
WFC-1, Class WFC-2 and Class WFC-3 Certificates.

            "Class WFC-1 Principal Distribution Amount": With respect to any
Distribution Date, an amount (not to exceed the Class Principal Balance of the
Class WFC-1 Certificates outstanding immediately prior to, and any Certificate
Deferred Interest in respect of the Class WFC-1 Certificates for, such
Distribution Date) equal to either: (1) if a One World Financial Center Payment
Trigger Event does not exist as of the related Determination Date, the product of (a) the Class WFC Pro Rata Principal Distribution Percentage in respect of the Class WFC-1 Certificates for such Distribution Date, multiplied

                                      -29-

by (b) the Class WFC Total Principal Distribution Amount for such Distribution
Date; and (2) if a One World Financial Center Payment Trigger Event does exist as of the related Determination Date, the entire Class WFC Total Principal
Distribution Amount for such Distribution Date.

            "Class WFC-2 Principal Distribution Amount": With respect to any
Distribution Date, an amount (not to exceed the Class Principal Balance of the
Class WFC-2 Certificates outstanding immediately prior to, and any Certificate
Deferred Interest in respect of the Class WFC-2 Certificates for, such
Distribution Date) equal to either: (1) if a One World Financial Center Payment
Trigger Event does not exist as of the related Determination Date, the product of (a) the Class WFC Pro Rata Principal Distribution Percentage in respect of the Class WFC-2 Certificates for such Distribution Date, multiplied by (b) the
Class WFC Total Principal Distribution Amount for such Distribution Date; and
(2) if a One World Financial Center Payment Trigger Event does exist as of the related Determination Date, the entire Class WFC Total Principal Distribution
Amount for such Distribution Date, net of the Class WFC-1 Principal Distribution
Amount for such Distribution Date.

            "Class WFC-3 Principal Distribution Amount": With respect to any
Distribution Date, an amount (not to exceed the Class Principal Balance of the
Class WFC-3 Certificates outstanding immediately prior to, and any Certificate
Deferred Interest in respect of the Class WFC-3 Certificates for, such
Distribution Date) equal to either: (1) if a One World Financial Center Payment
Trigger Event does not exist as of the related Determination Date, the product of (a) the Class WFC Pro Rata Principal Distribution Percentage in respect of the Class WFC-3 Certificates for such Distribution Date, multiplied by (b) the
Class WFC Total Principal Distribution Amount for such Distribution Date; and
(2) if a One World Financial Center Payment Trigger Event does exist as of the related Determination Date, the entire Class WFC Total Principal Distribution
Amount for such Distribution Date, net of the Class WFC-1 Principal Distribution
Amount and the Class WFC-2 Principal Distribution Amount for such Distribution
Date.

            "Class WFC Pro Rata Principal Distribution Percentage": With respect to any Class of Class WFC Certificates, for any Distribution Date, a fraction, expressed as a percentage, the numerator of which is the Class Principal Balance of such Class of Certificates outstanding immediately prior to, and any
Certificate Deferred Interest in respect of such Class of Certificates for, such
Distribution Date, and the denominator of which is the aggregate of the Class
Principal Balances of all the Classes of Class WFC Certificates outstanding immediately prior to, and any Certificate Deferred Interest in respect of all the Classes of Class WFC Certificates for, such Distribution Date.

            "Class WFC Total Principal Distribution Amount": With respect to any
Distribution Date, the total amount of principal deemed distributed to REMIC I with respect to Loan REMIC Regular Interest WFC-II on such Distribution Date pursuant to Section 4.01(m).

            "Class WFC Representative": The representative designated as such by the Majority Class WFC-1 Certificateholder(s), if the Class WFC-1 Certificates
are the Controlling WFC Class, by the Majority Class WFC-2 Certificateholder(s),
if the Class WFC-2 Certificates are the Controlling WFC Class, or by the
Majority Class WFC-3 Certificateholder(s), if the Class WFC-3 Certificates are
the Controlling WFC Class.

            "Class WFC-X Certificate": Any one of the Certificates with a "Class
WFC-X" designation on the face thereof, substantially in the form of Exhibit A-2 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

                                      -30-

            "Class WFC-X Component": Any one of the multiple components of the
Class WFC-X Certificates, each of which shall constitute a separate "regular interest" in REMIC II for purposes of the REMIC Provisions. Each Class WFC-X
Component shall accrue interest at its Class WFC-X Strip Rate in effect from time to time on its Component Notional Amount outstanding from time to time, which Component Notional Amount shall equal the REMIC I Principal Balance of such Class WFC-X Component's Corresponding REMIC I Regular Interest. The
respective Class WFC-X Components shall be designated as follows: WFC-X-1;
WFC-X-2; and WFC-X-3.

            "Class WFC-X Strip Rate": With respect to any Class WFC-X Component, for any Distribution Date, an annual rate equal to the product of (i)
0.8681837037%, multiplied by (ii) a fraction, expressed as a percentage, the numerator of which is the actual number of days in the calendar month preceding the calendar month in which such Distribution Date occurs, and the denominator of which is 30.

            "Class X Certificate": Any Class XC, Class XW, Class XP or Class
WFC-X Certificate.

            "Class X Component": With respect to the Class XC Certificates, any
Class XC Component; with respect to the Class XW Certificates, any Class XW
Component; with respect to the Class XP Certificates, any Class XP Component;
and, with respect to the Class WFC-X Certificates, any Class WFC-X Component.

            "Class X Strip Rate": With respect to any Class XC Component, for any Distribution Date, the related Class XC Strip Rate for such Distribution
Date; with respect to any Class XW Component, for any Distribution Date, the
related Class XW Strip Rate for such Distribution Date; with respect to any
Class XW Component, for any Distribution Date, the related Class XP Strip Rate for such Distribution Date; and, with respect to any Class WFC-X Component, for any Distribution Date, the related Class WFC-X Strip Rate for such Distribution
Date.

            "Class XC Certificate": Any one of the Certificates with a "Class
XC" designation on the face thereof, substantially in the form of Exhibit A-2 attached hereto, and evidencing all of the Class XC Components, each of which is a "regular interest" in REMIC II for purposes of the REMIC Provisions and undivided beneficial interest in Grantor Trust ED.

            "Class XC Component": Any one of the multiple components of the
Class XC Certificates, each of which shall constitute a separate "regular interest" in REMIC II for purposes of the REMIC Provisions. Each Class XC
Component shall accrue interest at its Class XC Strip Rate in effect from time to time on its Component Notional Amount outstanding from time to time, which
Component Notional Amount shall equal the REMIC I Principal Balance of such
Class XC Component's Corresponding REMIC I Regular Interest. The respective
Class XC Components shall be designated as follows: XC-A-1-1; XC-A-1-2;
XC-A-1-3; XC-A-2A-1; XC-A-2A-2; XC-A-2B-1; XC-A-2B-2; XC-A-2B-3; XC-A-2B-4;
XC-A-2B-5; XC-A-2B-6; XC-A-2B-7; XC-A-3; XC-A-SB-1; XC-A-SB-2; XC-A-4-1;
XC-A-4-2; XC-A-4-3; XC-A-4-4; XC-A-4-5; XC-A-1A-1; XC-A-1A-2; XC-A-1A-3;
XC-A-1A-4; XC-A-1A-5; XC-A-1A-6; XC-A-1A-7; XC-A-1A-8; XC-A-1A-9; XC-A-1A-10;
XC-A-1A-11; XC-A-1A-12; XC-A-1A-13; XC-A-1A-14; XC-A-1A-15; XC-A-MFL; XC-A-MFX;
XC-A-J; XC-B; XC-C; XC-D-1; XC-D-2; XC-D-3; XC-E-1; XC-E-2; XC-F-1; XC-F-2;
XC-G-1; XC-G-2; XC-G-3; XC-H-1; XC-H-2; XC-J-1; XC-J-2; XC-K-1; XC-K-2; XC-K-3;
XC-L; XC-M; XC-N; XC-O; XC-P; XC-Q; and XC-S.

                                      -31-

            "Class XC Strip Rate": With respect to any Class XC Component, for any Distribution Date, an annual rate equal to either: (i) if such Class XC
Component has a Corresponding Class XP Component, and if such Distribution Date is, or occurs prior to, the Class XP Termination Date for such Corresponding
Class XP Component, the excess, if any, of (A) the REMIC I Remittance Rate with respect to such Class XC Component's Corresponding REMIC I Regular Interest for
such Distribution Date, over (B) the greater of (1) the Adjusted REMIC I
Remittance Rate with respect to such Class XC Component's Corresponding REMIC I
Regular Interest for such Distribution Date and (2) the Reference Rate for such
Distribution Date; or (ii) in all other cases, the excess, if any, of (X) the
REMIC I Remittance Rate with respect to such Class XC Component's Corresponding
REMIC I Regular Interest for such Distribution Date, over (Y) the Adjusted REMIC
I Remittance Rate with respect to such Class XC Component's Corresponding REMIC
I Regular Interest for such Distribution Date.

            "Class XP Certificate": Any one of the Certificates with a "Class
XP" designation on the face thereof, substantially in the form of Exhibit A-2 hereto, and evidencing all of the Class XP Components, each of which is a
"regular interest" in REMIC II for purposes of the REMIC provisions.

            "Class XP Component": Any one of the multiple components of the
Class XP Certificates, each of which shall constitute a separate "regular interest" in REMIC II for purposes of the REMIC Provisions. Each Class XP
Component shall accrue interest at its Class XP Strip Rate in effect from time to time on its Component Notional Amount outstanding from time to time, which
Component Notional Amount shall equal the REMIC I Principal Balance of such
Class XP Component's Corresponding REMIC I Regular Interest. The respective
Class XP Components shall be designated as specified in the definition of "Class
XP Termination Date".

            "Class XP Strip Rate": With respect to any Class XP Component, for any Distribution Date, an annual rate equal to either: (i) if such Distribution
Date is, or occurs prior to, the Class XP Termination Date for such Class XP
Component, the excess, if any, of (A) the lesser of (1) the REMIC I Remittance
Rate with respect to such Class XP Component's Corresponding REMIC I Regular
Interest for such Distribution Date, and (2) the Reference Rate for such
Distribution Date, over (B) the Adjusted REMIC I Remittance Rate with respect to such Class XP Component's Corresponding REMIC I Regular Interest for such
Distribution Date; or (ii) if such Distribution Date is subsequent to the Class
XP Termination Date for such Class XP Component, 0% per annum.

            "Class XP Termination Date": With respect to any Class XP Component, the Distribution Date in the month and year specified opposite the alphanumeric designation for such Class XP Component in the following table.

  Designation of Class XP         Month and Year of Class XP
         Component                     Termination Date
  -----------------------         --------------------------
          XP-A-1-2                      September 2007
          XP-A-1-3                        March 2008
         XP-A-2A-1                        March 2008
         XP-A-2A-2                      September 2008
         XP-A-2B-1                      September 2008
         XP-A-2B-2                        March 2009
         XP-A-2B-3                      September 2009
         XP-A-2B-4                        March 2010

                                      -32-

  Designation of Class XP         Month and Year of Class XP
         Component                     Termination Date
  -----------------------         --------------------------
         XP-A-2B-5                      September 2010
         XP-A-2B-6                        March 2011
         XP-A-2B-7                      September 2011
           XP-A-3                       September 2011
         XP-A-SB-1                      September 2011
         XP-A-SB-2                        March 2012
          XP-A-4-1                        March 2012
          XP-A-4-2                      September 2012
          XP-A-4-3                        March 2013
          XP-A-4-4                      September 2013
          XP-A-4-5                        March 2014
         XP-A-1A-2                      September 2007
         XP-A-1A-3                        March 2008
         XP-A-1A-4                      September 2008
         XP-A-1A-5                        March 2009
         XP-A-1A-6                      September 2009
         XP-A-1A-7                        March 2010
         XP-A-1A-8                      September 2010
         XP-A-1A-9                        March 2011
         XP-A-1A-10                     September 2011
         XP-A-1A-11                       March 2012
         XP-A-1A-12                     September 2012
         XP-A-1A-13                       March 2013
         XP-A-1A-14                     September 2013
         XP-A-1A-15                       March 2014
          XP-A-MFL                        March 2014
          XP-A-MFX                        March 2014
           XP-A-J                         March 2014
            XP-B                          March 2014
            XP-C                          March 2014
           XP-D-1                         March 2013
           XP-D-2                       September 2013
           XP-D-3                         March 2014
           XP-E-1                       September 2012
           XP-E-2                         March 2013
           XP-F-1                         March 2012
           XP-F-2                       September 2012
           XP-G-1                         March 2011
           XP-G-2                       September 2011
           XP-G-3                         March 2012
           XP-H-1                       September 2010
           XP-H-2                         March 2011
           XP-J-1                         March 2010
           XP-J-2                       September 2010

                                      -33-

  Designation of Class XP         Month and Year of Class XP
         Component                     Termination Date
  -----------------------         --------------------------
           XP-K-1                         March 2009
           XP-K-2                       September 2009
           XP-K-3                         March 2010
            XP-L                          March 2009
            XP-M                          March 2009
            XP-N                          March 2009

            "Class XW Certificate": Any one of the Certificates with a "Class
XW" designation on the face thereof, substantially in the form of Exhibit A-2 attached hereto, and evidencing all of the Class XW Components, each of which is a "regular interest" in REMIC II for purposes of the REMIC Provisions and undivided beneficial interest in Grantor Trust ED.

            "Class XW Component": Any one of the multiple components of the
Class XW Certificates, each of which shall constitute a separate "regular interest" in REMIC II for purposes of the REMIC Provisions. Each Class XW
Component shall accrue interest at its Class XW Strip Rate in effect from time to time on its Component Notional Amount outstanding from time to time, which
Component Notional Amount shall equal the REMIC I Principal Balance of such
Class XW Component's Corresponding REMIC I Regular Interest. The respective
Class XW Components shall be designated as follows: XW-A-1-Prime; XW-A-2A-Prime;
XW-A-2B-Prime; XW-A-3-Prime; XW-A-SB-Prime; XW-A-4-Prime; XW-A-1A-Prime;
XW-A-MFL-Prime; XW-A-MFX-Prime; XW-A-J-Prime; XW-B-Prime; XW-C-Prime;
XW-D-Prime; XW-E-Prime; XW-F-Prime; XW-G-Prime; XW-H-Prime; XW-J-Prime;
XW-K-Prime; XW-L-Prime; XW-M-Prime; XW-N-Prime; XW-O-Prime; XW-P-Prime;
XW-Q-Prime; and XW-S-Prime.

            "Class XW Strip Rate": With respect to any Class XW Component, for any Distribution Date, an annual rate equal to the excess, if any, of (X) the
REMIC I Remittance Rate with respect to such Class XW Component's Corresponding
REMIC I Regular Interest for such Distribution Date, over (Y) the Adjusted REMIC
I Remittance Rate with respect to such Class XW Component's Corresponding REMIC
I Regular Interest for such Distribution Date.

            "Class Y Certificate": Any one of the Certificates with a "Class Y"
designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing a proportionate interest in Grantor Trust Y.

            "Class Y Grantor Trust Assets": The assets of Grantor Trust Y.

            "Closing Date": March 29, 2007.

            "CMSA": The Commercial Mortgage Securities Association or any
successor organization.

            "CMSA Advance Recovery Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the
"Advance Recovery Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such

                                      -34-

information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

            "CMSA Appraisal Reduction Template": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Appraisal Reduction Template" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Bond Level File": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the
"CMSA Bond Level File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Collateral Summary File": The report substantially in the form of, and containing the information called for in, the downloadable form of the
"Collateral Summary File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Comparative Financial Status Report": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Comparative Financial Status Report" available as of the Closing
Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally. In connection with preparing the CMSA Comparative Financial Status
Report, each Master Servicer shall process (a) the applicable interim financial statements beginning with interim financial statements for the fiscal quarter ending June 2007, and (b) the applicable annual financial statements beginning with annual financial statements for the 2007 fiscal year.

            "CMSA Delinquent Loan Status Report": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Delinquent Loan Status Report" available as of the Closing Date on the
CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Financial File": The report substantially in the form of, and containing the information called for in, the downloadable form of the
"Financial File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Historical Bond/Collateral Realized Loss Reconciliation
Template": A report (prepared by the Certificate Administrator) substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Bond/Collateral Realized Loss Reconciliation Template"
available as of the Closing Date on the CMSA Website, or such other form for the

                                      -35-

presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Historical Liquidation Loss Template": The report
substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Liquidation Loss Template" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Historical Loan Modification and Corrected Mortgage Loan
Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Loan Modification and
Corrected Mortgage Loan Report" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Interest Shortfall Reconciliation Template": A report
(prepared by the Certificate Administrator) substantially in the form of, and containing the information called for in, the downloadable form of the "Interest
Shortfall Reconciliation Template" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Investor Reporting Package": Collectively:

            (a)   the following seven data files: (i) CMSA Loan Setup File, (ii)
                  CMSA Loan Periodic Update File, (iii) CMSA Property File, (iv)
                  CMSA Financial File, (v) CMSA Special Servicer Loan File, (vi)
                  CMSA Bond Level File, and (vii) CMSA Collateral Summary File;

            (b)   the following ten supplemental reports: (i) CMSA Servicer
                  Watch List, (ii) CMSA Delinquent Loan Status Report, (iii)
                  CMSA REO Status Report, (iv) CMSA Comparative Financial Status
                  Report, (v) CMSA Historical Loan Modification and Corrected
                  Mortgage Loan Report, (vi) CMSA Loan Level Reserve/LOC Report,
                  (vii) CMSA Total Loan Report, (viii) CMSA Advance Recovery
                  Report, (ix) CMSA Operating Statement Analysis Report and (x)
                  CMSA NOI Adjustment Worksheet;

            (c)   the following six templates: (i) CMSA Appraisal Reduction
                  Template, (ii) CMSA Servicer Realized Loss Template, (iii)
                  CMSA Reconciliation of Funds Template, (iv) CMSA Historical
                  Bond/Collateral Realized Loss Reconciliation Template, (v)
                  CMSA Historical Liquidation Loss Template, and (vi) CMSA
                  Interest Shortfall Reconciliation Template; and

            (d)   such other files, reports or templates as the CMSA may approve from time to time as being part of the CMSA Investor Reporting
                  Package for commercial mortgage securitization trusts
                  generally.

                                      -36-

            "CMSA Loan Level Reserve/LOC Report": The report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Loan Level Reserve/LOC Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Loan Periodic Update File": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Periodic Update File" available as of the Closing Date on the
CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Loan Setup File": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan
Setup File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA NOI Adjustment Worksheet": A report substantially in the form of, and containing the information called for in, the downloadable form of the
"NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions and in any event, shall present the computations made in accordance with the methodology described in such form to
"normalize" the full year net operating income and debt service coverage numbers used in the other reports required by this Agreement.

            "CMSA Operating Statement Analysis": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website or in such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally.

            "CMSA Property File": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Property
File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Reconciliation of Funds Template": A report (prepared by the
Certificate Administrator) substantially in the form of, and containing the information called for in, the downloadable form of the "Reconciliation of Funds
Template" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA REO Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "REO
Status Report" available as of the Closing

                                      -37-

Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Servicer Realized Loss Template": A report (prepared by the
Master Servicer, in the case of a Performing Serviced Mortgage Loan, and by the
Special Servicer, in the case of a Specially Serviced Mortgage Loan)
substantially in the form of, and containing the information called for in, the downloadable form of the "Servicer Realized Loss Template" available as of the
Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Servicer Watchlist": For any Determination Date, a report substantially in the form of, and containing the information called for in, the downloadable form of the "Servicer Watchlist/Portfolio Review Guidelines"
available as of the Closing Date on the CMSA Website, or in such other final form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Special Servicer Loan File": A report (prepared by the Special
Servicer) substantially in the form of, and containing the information called for in, the downloadable form of the "Special Servicer Loan File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Total Loan Report": The monthly report (prepared by the Master
Servicer) substantially in the form of, and containing the information called for in, the downloadable form of the "Total Loan Report" available as of the
Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Website": The website maintained by the CMSA with an address, as of the Closing Date, of "www.cmbs.org."

            "Code": The Internal Revenue Code of 1986, as amended, and applicable temporary or final regulations of the U.S. Department of the Treasury promulgated thereunder.

            "Co-Lender Agreement": Any of the A/B Co-Lender Agreements, the A/A
Co-Lender Agreements, the Ala Moana Portfolio Co-Lender Agreement and the JQH
Hotel Portfolio Co-Lender Agreement.

            "Collection Account": The segregated account or accounts created and maintained by each Master Servicer pursuant to Section 3.04(a) on behalf of the
Trustee in trust for Certificateholders, which shall be entitled "[NAME OF
SUBJECT MASTER SERVICER], as a Master Servicer for [NAME OF TRUSTEE], as
Trustee, on behalf of and in trust for the registered holders of CD 2007-CD4
Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series
CD 2007-CD4".

                                      -38-

            "Collection Period": With respect to any Distribution Date or P&I
Advance Date, the period that begins on the day immediately following the
Determination Date in the calendar month preceding the month in which such
Distribution Date or such P&I Advance Date, as the case may be, occurs (or, in the case of the initial Distribution Date and the initial P&I Advance Date, commencing on the day after the related Cut-off Date) and ending on and including the Determination Date in the month in which such Distribution Date or such P&I Advance Date, as the case may be, occurs.

            "Commission": The United States Securities and Exchange Commission
or any successor agency.

            "Component Notional Amount": With respect to each Class X Component and any date of determination, an amount equal to the then REMIC I Principal
Balance of its Corresponding REMIC I Regular Interest.

            "Controlling Class": As of any date of determination, the most subordinate (based on the payment priorities of Sections 4.01(a) and 4.01(b))
outstanding Class of Sequential Pay Certificates, that has a Class Principal
Balance that is greater than 25% of the Original Class Principal Balance thereof; provided, however, that if no Class of Sequential Pay Certificates has a Class Principal Balance that satisfies such requirement, then the Controlling
Class shall be the most subordinate (based on the payment priorities of Sections
4.01(a) and 4.01(b)) outstanding Class of Sequential Pay Certificates that has a
Class Principal Balance greater than zero. For purposes of determining, and exercising the rights of, the Controlling Class, the Senior Class A Certificates
shall be deemed a single Class of Certificates, and the Class A-MFL and Class
A-MFX Certificates shall be deemed a single Class of Certificates.

            "Controlling Class Representative": The representative designated as such by the Majority Controlling Class Certificateholder.

            "Controlling WFC Class": The most subordinate Class of Class WFC
Principal Balance Certificates (based on the payment priorities set forth in
Section 4.01) as to which a Class WFC Change of Control Event does not exist.

            "Corporate Trust Office": The corporate trust office of the Trustee at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at 9062 Old Annapolis Road, Columbia, Maryland
21045, Attention: Corporate Trust Services (CMBS) CD 2007-CD4 Commercial
Mortgage Trust.

            "Corrected Mortgage Loan": Any Serviced Mortgage Loan that had been a Specially Serviced Mortgage Loan but has ceased to be a Specially Serviced
Mortgage Loan in accordance with the definition of "Specially Serviced Mortgage
Loan" (other than by reason of a Liquidation Event or the related Mortgaged
Property becoming an REO Property). None of the mortgage loans comprising an
Outside Serviced Loan Combination shall constitute a Corrected Mortgage Loan under this Agreement.

            "Corrected Trust Mortgage Loan": A Trust Mortgage Loan that is a
Corrected Mortgage Loan.

                                      -39-

            "Corresponding Class of Principal Balance Certificates": With
respect to any REMIC I Regular Interest, the Class of Principal Balance
Certificates designated as such in the Preliminary Statement.

            "Corresponding Class XP Component": With respect to any Class XC
Component, any Class XP Component that has the same Corresponding REMIC I
Regular Interest as such Class XC Component. If the Corresponding REMIC I
Regular Interest for any Class XC Component is not also a Corresponding REMIC I
Regular Interest for a Class XP Component, then such Class XC Component shall not have a Corresponding Class XP Component.

            "Corresponding REMIC I Regular Interest": With respect to: (a) any
Class of Principal Balance Certificates (other than the Class A-MFL
Certificates), the REMIC I Regular Interest that has an alphabetic or alphanumeric, as applicable, designation that is the same as, or that begins with, the alphabetic or alphanumeric, as the case may be, designation for such
Class of Principal Balance Certificates (for example, REMIC I Regular Interest
A-1-1, REMIC I Regular Interest A-1-2, REMIC I Regular Interest A-1-3 and REMIC
I Regular Interest A-1-Prime shall each be a corresponding REMIC I Regular
Interest with respect to the Class A-1 Certificates); (b) any Class XC
Component, the REMIC I Regular Interest that has an alphabetic or alphanumeric, as applicable, designation that, when preceded by "XC-", is the same as the alphabetic or alphanumeric, as the case may be, designation for such Class XC
Component; (c) any Class XP Component, the REMIC II Regular Interest that has an alphabetic or alphanumeric, as applicable, designation that, when preceded by
"XP-", is the same as the alphabetic or alphanumeric, as the case may be, designation for such Class XP Component; (d) the Class WFC-X Component designated "WFC-X-1", REMIC I Regular Interest WFC-1; (e) the Class WFC-X
Component designated "WFC-X-2", REMIC I Regular Interest WFC-2; (f) the Class
WFC-X Component designated "WFC-X-3", REMIC I Regular Interest WFC-3; (g) any
Class XW Component, the REMIC I Regular Interest that has an alphabetic or alphanumeric, as applicable, designation that, when preceded by "XW-", is the same as the alphabetic or alphanumeric, as the case may be, designation for such
Class XW Component; and (h) the Class A-MFL REMIC II Regular Interest, each of
REMIC I Regular Interest A-MFL and REMIC I Regular Interest A-MFL-Prime.

            "Crossed Group": With respect to any Trust Mortgage Loan that is a
Crossed Loan, such Trust Mortgage Loan and all other Trust Mortgage Loans that are cross-collateralized and cross-defaulted with such Trust Mortgage Loan.

            "Crossed Loan": A Trust Mortgage Loan that is cross-collateralized and cross-defaulted with one or more other Trust Mortgage Loans.

            "Crossed Loan Repurchase Criteria": (i) The Debt Service Coverage
Ratio for all remaining related Crossed Loans for the four calendar quarters immediately preceding the repurchase or substitution is not less than the Debt
Service Coverage Ratio for all such related Crossed Loans, including the affected Crossed Loan, for the four calendar quarters immediately preceding the repurchase or substitution; and (ii) the Loan-to-Value Ratio for any remaining related Crossed Loans determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related
Mortgage Loan Seller is not greater than the Loan-to-Value Ratio for all such related Crossed Loans, including the affected Crossed Loan, determined at the time of repurchase or substitution based upon an Appraisal obtained by the
Special Servicer at the expense of the related Mortgage Loan Seller.

                                      -40-

            "Custodian": A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which
Person shall not be the Depositor, a Mortgage Loan Seller or an Affiliate of the
Depositor or a Mortgage Loan Seller. If no such custodian has been appointed or if such custodian has been so appointed, but the Trustee shall have terminated such appointment, then the Trustee shall be the Custodian.

            "Cut-off Date": Individually and collectively, as the context may require: (i) with respect to each Trust Mortgage Loan that has a Due Date in
March 2007, the related Due Date of such Trust Mortgage Loan in March 2007; and
(ii) with respect to any Trust Mortgage Loan that has its first Due Date in or after April 2007, the later of March 1, 2007 and the related date of origination.

            "Cut-off Date Balance": With respect to any Trust Mortgage Loan, the outstanding principal balance of such Trust Mortgage Loan, as of the Cut-off
Date, after application of all unscheduled payments of principal received on or before such date and the principal component of all Periodic Payments due on or before such date, whether or not received.

            "DB AmeriCold Portfolio Co-Lender Agreement": The A/A Co-Lender
Agreement that relates to the DB AmeriCold Portfolio Loan Combination.

            "DB AmeriCold Portfolio Loan Combination": The Pari Passu Loan
Combination that is secured by one or more mortgages, deeds of trust, deeds to secure debt or similar instruments encumbering the DB AmeriCold Portfolio
Mortgaged Properties, together with any group of REO Mortgage Loans or comparable deemed mortgage loans in respect thereof.

            "DB AmeriCold Portfolio Mortgaged Properties": The portfolio of real properties identified on the Mortgage Loan Schedule as the DB AmeriCold
Portfolio.

            "DB AmeriCold Portfolio Non-Trust Mortgage Loan": Each mortgage loan that is part of the DB AmeriCold Portfolio Loan Combination but is not included in the Trust Fund.

            "DB AmeriCold Portfolio Non-Trust Mortgage Loan Noteholder": Any
holder of a promissory note evidencing a DB AmeriCold Portfolio Non-Trust
Mortgage Loan.

            "DB AmeriCold Portfolio REO Property": Any REO Property relating to the DB AmeriCold Portfolio Loan Combination.

            "DB AmeriCold Portfolio Trust Mortgage Loan": The Trust Mortgage
Loan that is part of the DB AmeriCold Portfolio Loan Combination and is identified on the Mortgage Loan Schedule by loan number 10.

            "Debt Service Coverage Ratio": With respect to any Serviced Mortgage
Loan, as of any date of determination, the ratio of (x) the annualized Net Cash
Flow (before payment of any debt service on such Serviced Mortgage Loan)
generated by the related Mortgaged Property during the most recently ended period of not less than six (6) months and not more than 12 months for which financial statements, if available (whether or not audited) have been received by or on behalf of the related Mortgage Loan Seller (prior to the Closing Date)
or the applicable Master Servicer or the Special Servicer (following the Closing
Date), to (y) 12 times the amount of the Periodic Payment in effect for such
Serviced Mortgage Loan (plus, in the case of any B-Note Non-Trust Mortgage Loan, the Periodic

                                      -41-

Payment in effect for the related A-Note Trust Mortgage Loan) or, if such
Serviced Mortgage Loan is part of the JQH Hotel Portfolio Loan Combination or a
Pari Passu Loan Combination, the aggregate amount of the Periodic Payments in effect for the entire Loan Combination, as of such date of determination.

            "Defaulted Trust Mortgage Loan": A Trust Mortgage Loan (i) that (A)
is delinquent 60 days or more in respect to a Periodic Payment (not including the Balloon Payment) or (B) is delinquent in respect of its Balloon Payment unless the applicable Master Servicer (or, in the case of an Outside Serviced
Trust Mortgage Loan, the related Outside Servicer) has, on or prior to the Due
Date of such Balloon Payment, received written evidence from an institutional lender of such lender's binding commitment to refinance such Trust Mortgage Loan
(acceptable to the Special Servicer and the Controlling Class Representative)
within 60 days after the Due Date of such Balloon Payment (provided that, if such refinancing does not occur during such time specified in the commitment, the subject Trust Mortgage Loan will immediately become a Defaulted Trust
Mortgage Loan), in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note, or (ii) as to which the applicable Master Servicer or Special
Servicer (or, in the case of an Outside Serviced Trust Mortgage Loan, the related Outside Servicer) has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage
Note.

            "Defeasance Collateral": With respect to any Defeasance Loan, the
United States government obligations required or permitted to be pledged in lieu of prepayment pursuant to the terms thereof.

            "Defeasance Loan": Any Trust Mortgage Loan identified as a
Defeasance Loan on the Mortgage Loan Schedule which permits or requires the related Mortgagor (or permits the holder of such Trust Mortgage Loan to require the related Mortgagor) to pledge Defeasance Collateral to such holder in lieu of prepayment. If an LC Trust Mortgage Loan is a Defeasance Loan, then any related
Non-Trust Mortgage Loan may also be a Defeasance Loan.

            "Deficient Valuation": With respect to any Trust Mortgage Loan or
B-Note Non-Trust Mortgage Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding principal balance of such Trust Mortgage Loan or B-Note Non-Trust Mortgage Loan, as the
case may be, which valuation results from a proceeding initiated under the
Bankruptcy Code.

            "Definitive Certificate": As defined in Section 5.03(a).

            "Definitive Non-Registered Certificate": Any Non-Registered
Certificate that is a Definitive Certificate.

            "Depositor": Citigroup Commercial Mortgage Securities Inc. or its
successor in interest.

            "Depositor's Return Amount": The excess, if any, of all interest distributions in respect of the Class A-MFL REMIC II Regular Interest on the initial Distribution Date, over the initial Class A-MFL Fixed Swap Payment for the initial Distribution Date.

                                      -42-

            "Depository": The Depository Trust Company, or any successor
Depository hereafter named as contemplated by Section 5.03(c). The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform
Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

            "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            "Designated Sub-Servicer": Any Sub-Servicer identified on Exhibit K attached hereto.

            "Determination Date": The 7th day of each month, or if such 7th day is not a Business Day, the immediately succeeding Business Day, commencing in
April 2007, in all other cases.

            "Directly Operate": With respect to any Administered REO Property, the furnishing or rendering of services to the tenants thereof, the management of such Administered REO Property, the holding of such Administered REO Property primarily for sale or lease or the performance of any construction work thereon, in each case other than through an Independent Contractor; provided, however, that the Trustee (or the Special Servicer or any Sub-Servicer on behalf of the
Trustee) shall not be considered to Directly Operate an Administered REO
Property solely because the Trustee (or the Special Servicer or any Sub-Servicer
on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such Administered REO Property.

            "Discount Rate": With respect to any prepaid Trust Mortgage Loan or
REO Trust Mortgage Loan for purposes of allocating any Yield Maintenance Charge or Prepayment Premium received thereon or with respect thereto among the respective Classes of the Principal Balance Certificates (other than any
Excluded Class thereof) and the Class A-MFL REMIC II Regular Interest, the
"Discount Rate" shall be determined as specified in the related loan documents for the purposes of calculating the subject Yield Maintenance Charge or
Prepayment Premium.

            "Disqualified Organization": Any of the following: (i) the United
States or a possession thereof, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for FHLMC, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of either of the foregoing, (iii)
any organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code
(unless such organization is subject to the tax imposed by Section 511 of the
Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code or (v) any other Person so designated by the Certificate Administrator or the Certificate Registrar based upon an Opinion of Counsel (which shall not be an expense of the Certificate
Administrator) that the holding of an Ownership Interest in a Class R
Certificate by such Person may cause the Trust Fund or any Person having an
Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R
Certificate to such Person. The terms "United States," "State" and

                                      -43-

"international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

            "Distributable Certificate Interest": With respect to any Class of
Regular Certificates or the Class A-MFL REMIC II Regular Interest for any
Distribution Date, the Accrued Certificate Interest in respect of such Class of
Certificates or the Class A-MFL REMIC II Regular Interest, as the case may be, for such Distribution Date, reduced (to not less than zero) by the sum of: (i)
the portion of any Net Aggregate Prepayment Interest Shortfall for such
Distribution Date allocated to such Class of Regular Certificates or the Class
A-MFL REMIC II Regular Interest, as the case may be, in accordance with Section
4.04(e); and (ii) except in the case of a Class of Class X Certificates, the portion of any Mortgage Deferred Interest allocated to such Class of Regular
Certificates or the Class A-MFL REMIC II Regular Interest, as the case may be, on such Distribution Date in accordance with Section 4.04(c).

            "Distributable Component Interest": With respect to any Class X
Component for any Distribution Date, the Accrued Component Interest in respect of such Class X Component for such Distribution Date, reduced (to not less than zero) by the product of (a) the entire portion of any Net Aggregate Prepayment
Interest Shortfall for such Distribution Date that was allocated to the related
Class of the Class X Certificates in accordance with Section 4.04(e), multiplied by (b) a fraction, the numerator of which is the amount of Accrued Component
Interest in respect of such Class X Component for such Distribution Date, and the denominator of which is the aggregate amount of Accrued Certificate Interest in respect of the related Class of the Class X Certificates for such
Distribution Date.

            "Distribution Account": The segregated account or accounts created and maintained by the Certificate Administrator on behalf of the
Certificateholders (exclusive of the Holders of the Class Y Certificates)
pursuant to Section 3.04(b) which shall be entitled "[NAME OF CERTIFICATE
ADMINISTRATOR] as Certificate Administrator, on behalf of [NAME OF TRUSTEE], as
Trustee, in trust for the registered holders of CD 2007-CD4 Commercial Mortgage
Trust, Commercial Mortgage Pass-Through Certificates, Series CD 2007-CD4."

            "Distribution Date": With respect to any Determination Date, the fourth Business Day following such Determination Date.

            "Distribution Date Statement": As defined in Section 4.02(a).

            "Document Defect": As defined in Section 2.03(a).

            "DTC": The Depository Trust Company.

            "Due Date": With respect to (i) any Serviced Mortgage Loan on or prior to its Stated Maturity Date, the day of the month set forth in the related
Mortgage Note on which each Periodic Payment on such Serviced Mortgage Loan is scheduled to be first due; (ii) any Serviced Mortgage Loan after its Stated
Maturity Date, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Serviced Mortgage Loan had been scheduled to be first due; and (iii) any REO Mortgage Loan, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on the related Serviced
Mortgage Loan had been scheduled to be first due.

            "Early Defeasance Repurchase": Any repurchase of an Early Defeasance
Trust Mortgage Loan as contemplated by Section 3.20(m).

                                      -44-

            "Early Defeasance Trust Mortgage Loan": Any Trust Mortgage Loan that provides the related Mortgagor with the option to defease such Trust Mortgage
Loan in its entirety prior to the second anniversary of the Closing Date.

            "Early Defeasance Yield Maintenance Payment": With respect to an
Early Defeasance Trust Mortgage Loan that is or will be defeased prior to the second anniversary of the Closing Date, the applicable yield maintenance payment due from the related Mortgage Loan Seller in accordance with the related
Mortgage Loan Purchase Agreement in connection with its repurchase obligations described in Section 3.20(m).

            "EDGAR": The Commission's Electronic Data Gathering, Analysis and
Retrieval system.

            "Eligible Account": Any of (i) an account maintained with a federal or state chartered depository institution or trust company, and (A) with respect to deposits held for 30 days or more in such account, the long-term deposit or unsecured debt obligations of which are rated at least "Aa3" by Moody's (if then rated by Moody's), "AA-" by Fitch (or "A-", provided the short-term unsecured debt obligations are rated at least F-1 by Fitch) and "AA-" by S&P (or "A-", provided the short-term unsecured debt obligations are rated at least "A-1" by
S&P) (or, with respect to any such rating agency, such lower rating as will not result in qualification, downgrading or withdrawal of the ratings then assigned to the Certificates or any Non-Trust Mortgage Loan Securities, as evidenced in writing by the applicable rating agency), at any time such funds are on deposit therein, or (B) with respect to deposits held for less than 30 days in such account, the short-term deposits of which are rated at least "P-1" by Moody's
(if then rated by Moody's), "F-1" by Fitch and "A-1" by S&P (or, with respect to any such rating agency, such lower rating as will not result in qualification, downgrading or withdrawal of the ratings then assigned to the Certificates or any Non-Trust Mortgage Loan Securities, as evidenced in writing by the applicable rating agency), at any time such funds are on deposit therein, (ii)
an account or accounts maintained with PNC so long as PNC (X) has a long-term unsecured debt rating of at least "A" and a short-term rating of at least "F-1"
from Fitch, (Y) has a long-term unsecured debt rating of at least "A1" and a short-term rating of at least "P-1" from Moody's, and (Z) has a long-term unsecured debt rating of at least "A" and a short-term rating of at least "A-1"
from S&P, (iii) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company (which may be the Certificate Administrator) that, in either case, has corporate trust powers, acting in its fiduciary capacity
(provided that any state chartered depository institution or trust company is subject to regulations regarding fiduciary funds on deposit therein substantially similar to 12 CFR ss. 9.10(b)), or (iv) such other account, the use of which would not, in and of itself, cause a qualification, downgrading or withdrawal of the then-current rating assigned to any Class of Certificates or class of Non-Trust Mortgage Loan Securities, as confirmed in writing by each applicable rating agency; provided that no rating confirmation need be obtained with respect to any Non-Trust Mortgage Loan Securities in connection with establishing whether any account is an Eligible Account unless such account contains funds related to a Non-Trust Mortgage Loan (or any successor REO
Serviced Non-Trust Mortgage Loan) that backs such Non-Trust Mortgage Loan
Securities.

            "Enhancement/Support Provider": Any enhancement or support provider contemplated by Item 1114(b) or Item 1115 of Regulation AB with respect to the
Trust Fund or any one or more Classes of Certificates.

                                      -45-

            "Environmental Assessment": A "Phase I assessment" as described in, and meeting the criteria of, the American Society of Testing Materials Standard
Sections 1527-05 or, with the consent of the Controlling Class Representative, a review conducted in accordance with the All Appropriate Inquiries final rule issued by the United States Environmental Protection Agency on November 1, 2005
(40 C.F.R. Part 312), or any successor to either.

            "ERISA": The Employee Retirement Income Security Act of 1974, as
amended.

            "Escrow Payment": Any payment received by a Master Servicer or the
Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and other similar items in respect of the related Mortgaged
Property.

            "Event of Default": One or more of the events described in Section
7.01(a).

            "Excess Servicing Strip": With respect to any Trust Mortgage Loan or
REO Trust Mortgage Loan, the portion of the related Master Servicing Fee (which portion shall not include that portion payable to any Sub-Servicer party to a
Sub-Servicing Agreement dated the date hereof) that accrues at the related
Excess Servicing Strip Rate in effect from time to time, subject to reduction by the Trustee in accordance with Section 3.11(a).

            "Excess Servicing Strip Rate": With respect to any Trust Mortgage
Loan or REO Trust Mortgage Loan, subject to reduction by the Trustee in accordance with Section 3.11(a), a rate per annum equal to the excess, if any, of (A) the related Master Servicing Fee Rate over (B) the sum of (1) 0.01% (1.0 basis point) per annum plus (2) the annual sub-servicing fee rate for any related third-party Sub-Servicer of such Trust Mortgage Loan or REO Trust
Mortgage Loan, as the case may be, on behalf of the applicable Master Servicer.

            "Exchange Act": The Securities Exchange Act of 1934, as amended.

            "Exchange Act Reportable Event": With respect to (a) the Trustee or, if and to the extent specifically applicable thereto or to its duties on behalf of the Trustee, any Servicing Representative of the Trustee or any Trustee
Appointee, any Trustee Reportable Event, (b) the Certificate Administrator or,
if and to the extent specifically applicable thereto or to its duties on behalf of the Certificate Administrator, or any Servicing Representative of the
Certificate Administrator, any Certificate Administrator Reportable Event, (c) a
Master Servicer or, if and to the extent specifically applicable thereto or to its duties on behalf of a Master Servicer, any Servicing Representative of such
Master Servicer, any Master Servicer Reportable Event, and (d) the Special
Servicer or, if and to the extent specifically applicable thereto or to its duties on behalf of the Special Servicer, any Servicing Representative of the
Special Servicer, any Special Servicer Reportable Event.

            "Exchange Act Reporting Year": Each of (a) the Trust's fiscal year
2007, and (b) any subsequent fiscal year of the Trust, but only if as of the beginning of such subsequent fiscal year of the Trust, the Registered
Certificates are held in the aggregate by at least 300 holders (which may consist of (i) in the case of Registered Certificates held in definitive form, direct Holders of such Definitive Certificates, and/or (ii) in the case of
Registered Certificates held in book-entry form through the Depository,
Depository Participants having accounts with the Depository).

                                      -46-

            "Exchange Act Reports": As defined in Section 8.16(a).

            "Excluded Class": Any Class of Principal Balance Certificates other than the Class A-1 Certificates, Class A-2A Certificates, Class A-2B
Certificates, Class A-3 Certificates, Class A-SB Certificates, Class A-4
Certificates, Class A-1A Certificates, Class A-MFX Certificates, Class A-J
Certificates, Class B Certificates, Class C Certificates, Class D Certificates,
Class E Certificates, Class F Certificates, Class G Certificates, Class H
Certificates, Class J Certificates and Class K Certificates.

            "Exemption": Department of Labor Prohibited Transaction Exemption
("PTE") 91-23, as amended from time to time, or any successor thereto.

            "Exemption-Favored Party": Any of (i) Citigroup Global Markets Inc.,
(ii) any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Citigroup Global Markets
Inc., and (iii) any member of any underwriting syndicate or selling group of which any Person described in clauses (i) and/or (ii) is a manager or co-manager with respect to a Class of Investment Grade Certificates.

            "FASB 140": The Financial Accounting Standards Board's Statement No.
140, entitled "Accounting for Transfers and Servicing of Financial Assets and
Extinguishment of Liabilities", issued in September 2002.

            "FDIC": Federal Deposit Insurance Corporation or any successor.

            "FHLMC": Federal Home Loan Mortgage Corporation or any successor.

            "Final Recovery Determination": A determination by the Special
Servicer with respect to any Specially Serviced Mortgage Loan or Administered
REO Property (other than a Trust Mortgage Loan or REO Property, as the case may be, that was purchased or replaced by any of the Mortgage Loan Sellers, pursuant to the related Mortgage Loan Purchase Agreement, by a related Non-Trust Mortgage
Loan Noteholder pursuant to the related Co-Lender Agreement, or by a Master
Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder pursuant to Section 9.01) or that was acquired by the
Certificateholders (exclusive of the Class R Certificateholders) in exchange for their Certificates pursuant to Section 9.01) that there has been a recovery of all Insurance Proceeds, Liquidation Proceeds, REO Revenues and other payments or recoveries that the Special Servicer has determined, in accordance with the
Servicing Standard, will be ultimately recoverable; provided that the term
"Final Recovery Determination" shall include any comparable determination made with respect to an Outside Serviced Trust Mortgage Loan or any related REO
Property by the related Outside Special Servicer pursuant to the related Outside
Servicing Agreement.

            "Fiscal Agent": Any Fiscal Agent appointed as provided in Section
8.17.

            "FNMA": Federal National Mortgage Association or any successor.

            "Fitch": Fitch, Inc. or its successor in interest. If neither such
Rating Agency nor any successor remains in existence, "Fitch" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicers and
the

                                      -47-

Special Servicer, and specific ratings of Fitch, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Floating Rate Account": A segregated custodial account or accounts or subaccount of the Distribution Account created and maintained by the
Certificate Administrator, pursuant to Section 3.04(h), in trust for the Class
A-MFL Certificateholders and Swap Counterparty, as their interests may appear, which shall be entitled "[NAME OF CERTIFICATE ADMINISTRATOR], as Certificate
Administrator, in trust for the registered holders of CD 2007-CD4 Commercial
Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2007-CD4,
Class A-MFL, and Citibank, N.A., as their interests may appear, Floating Rate
Account". Any such account or subaccount shall be an Eligible Account or a subaccount of an Eligible Account.

            "Form 8-K": Exchange Act Form 8-K, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing current reports under Section 13 or
15(d) of the Exchange Act, filed pursuant to Rule 13a-11 or Rule 15d-11, and for reports of nonpublic information required to be disclosed by Regulation FD (17
C.F.R. 243.100 and 243.101). For purposes of this Agreement, "Form 8-K" shall be deemed to include any successor or equivalent Exchange Act form adopted by the
Commission.

            "Form 8-K Current Report": A current report on Form 8-K.

            "Form 8-K Required Information": Any and all information required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 8-K.

            "Form 10-D": Exchange Act Form 10-D, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing distribution reports under Section
13 or 15(d) of the Exchange Act, filed pursuant to Rule 13a-17 or Rule 15d-17.
For purposes of this Agreement, "Form 10-D" shall be deemed to include any successor or equivalent Exchange Act form adopted by the Commission.

            "Form 10-D Distribution Report": A distribution report on Form 10-D.

            "Form 10-D Required Information": Any and all information required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 10-D.

            "Form 10-K": Exchange Act Form 10-K, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing annual reports pursuant to Section
13 or 15(d) of the Exchange Act for which no other form is prescribed, as well as for filing transition reports pursuant to Section 13 or 15(d) of the Exchange
Act. For purposes of this Agreement, "Form 10-K" shall be deemed to include any successor or equivalent Exchange Act form adopted by the Commission.

            "Form 10-K Annual Report": An annual report on Form 10-K.

                                      -48-

            "Form 10-K Required Information": Any and all information required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 10-K.

            "Four Seasons Resort Maui Co-Lender Agreement": The A/A Co-Lender
Agreement that relates to the Four Seasons Resort Maui Loan Combination.

            "Four Seasons Resort Maui Loan Combination": The Pari Passu Loan
Combination that is secured by a Mortgage encumbering the Four Seasons Resort
Maui Mortgaged Property, together with any group of REO Mortgage Loans or comparable deemed mortgage loans in respect thereof.

            "Four Seasons-Resort Maui Major Action": Any of the actions set forth in clauses (A) through (M) of Section 3.1(b) of the Four Seasons-Resort
Maui Co-Lender Agreement.

            "Four Seasons Resort Maui Mortgaged Property": The real property identified on the Mortgage Loan Schedule as the Four Seasons Resort Maui.

            "Four Seasons Resort Maui Non-Trust Mortgage Loan": The mortgage loan that is part of the Four Seasons Resort Maui Loan Combination but is not
included in the Trust Fund.

            "Four Seasons Resort Maui Non-Trust Mortgage Loan Noteholder": Any
holder of a promissory note evidencing a Four Seasons Resort Maui Non-Trust
Mortgage Loan.

            "Four Seasons Resort Maui REO Property": Any REO Property relating to the Four Seasons Resort Maui Loan Combination.

            "Four Seasons Resort Maui Special Servicer": The party responsible for performing the duties of Special Servicer hereunder with respect to the Four
Seasons Resort Maui Loan Combination or any related REO Property.

            "Four Seasons Resort Maui Trust Mortgage Loan": The Trust Mortgage
Loan that is part of the Four Seasons Resort Maui Loan Combination and is identified on the Mortgage Loan Schedule by loan number 7.

            "GACC": German American Capital Corporation or its successor in interest.

            "GACC Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of March 14, 2007, between the Depositor and GACC and relating to the transfer of certain Trust Mortgage Loans by GACC to the
Depositor.

            "GACC Trust Mortgage Loans": The Trust Mortgage Loans (other than the ACS Trust Mortgage Loans) transferred and assigned to the Depositor pursuant to the GACC Mortgage Loan Purchase Agreement and each Qualified Substitute
Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the GACC Mortgage Loan Purchase Agreement.

            "Gain-on-Sale Proceeds": With respect to any Specially Serviced
Trust Mortgage Loan or Administered REO Property, the excess, if any, of (i) any
Liquidation Proceeds with respect to the subject Trust Mortgage Loan or REO
Property, as the case may be (net of any related Liquidation

                                      -49-

Expenses and, in the case of any SLC Trust Mortgage Loan or the related SLC REO
Property, further net of any portion of such Liquidation Proceeds payable to the related Serviced Non-Trust Mortgage Loan Noteholder(s)), over (ii) the Purchase
Price for such Trust Mortgage Loan or the related REO Trust Mortgage Loan, as the case may be, on the date on which such Liquidation Proceeds were received.

            "Gain-on-Sale Reserve Account": A segregated custodial account or accounts or subaccount of the Distribution Account created and maintained by the
Certificate Administrator pursuant to Section 3.04(e) on behalf of the Trustee for the benefit of the Certificateholders, which shall be entitled "[NAME OF
CERTIFICATE ADMINISTRATOR], as Certificate Administrator, for [NAME OF TRUSTEE],
as Trustee, in trust for the registered holders of CD 2007-CD4 Commercial
Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series CD
2007-CD4." Any such account shall be an Eligible Account or a subaccount of an
Eligible Account.

            "Global Certificate": With respect to any Class of Book-Entry
Non-Registered Certificates, either the related Rule 144A Global Certificate or the Regulation S Global Certificate.

            "Grantor Trust": A "grantor trust" within the meaning of the Grantor
Trust Provisions.

            "Grantor Trust A-MFL": The portion of the Trust Fund consisting of
(i) the Class A-MFL REMIC II Regular Interest, (ii) the Swap Agreement and
payments by the Swap Counterparty thereunder and (iii) the Floating Rate
Account, intended to be treated as a "grantor trust" within the meaning of the
Grantor Trust Provisions.

            "Grantor Trust ED": The portion of the Trust Fund consisting of each
Early Defeasance Trust Mortgage Loan, if any, intended to be treated as a
"grantor trust" within the meaning of the Grantor Trust Provisions.

            "Grantor Trust Provisions": Subpart E of Part I of subchapter J of the Code and Treasury regulation section 301.7701-4(c).

            "Grantor Trust Y": The portion of the Trust Fund consisting of (i)
any Additional Interest with respect to the ARD Trust Mortgage Loans after their respective Anticipated Repayment Dates and (ii) amounts held from time to time in the Additional Interest Account that represent Additional Interest, intended to be treated as a "grantor trust" within the meaning of the Grantor Trust
Provisions.

            "Ground Lease": With respect to any Serviced Mortgage Loan for which the Mortgagor has a leasehold interest in the related Mortgaged Property or space lease within such Mortgaged Property, the lease agreement creating such leasehold interest.

            "Group 1 Trust Mortgage Loan": Any Trust Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group No. 1.

            "Group 2 Trust Mortgage Loan": Any Trust Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group No. 2.

                                      -50-

            "Group ED Loan REMIC Regular Interest": Any Loan REMIC Regular
Interest that relates to a Loan REMIC that includes an Early Defeasance Trust
Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto.

            "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations now existing or hereafter enacted, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs"), radon gas, petroleum and petroleum products and urea formaldehyde.

            "Holder": A Certificateholder.

            "Impound Reserve": As defined in Section 3.16(c) hereof.

            "Independent": When used with respect to any specified Person, any such Person who (i) is in fact independent of the Depositor, the Mortgage Loan
Sellers, the Master Servicers, the Special Servicer, the Controlling Class
Representative (and, with respect to the One World Financial Center Trust
Mortgage Loan, the Class WFC Representative and, with respect to any Serviced
Loan Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s)), the Trustee, any Fiscal Agent, the Certificate Administrator and any and all
Affiliates thereof, (ii) does not have any direct financial interest in or any material indirect financial interest in any of the Depositor, the Mortgage Loan
Sellers, the Master Servicers, the Special Servicer, the Controlling Class
Representative (or, with respect to the One World Financial Center Trust
Mortgage Loan, the Class WFC Representative and, with respect to any Serviced
Loan Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s)), the Trustee, any Fiscal Agent, the Certificate Administrator or any Affiliate
thereof, and (iii) is not connected with the Depositor, the Mortgage Loan
Sellers, the Master Servicers, the Special Servicer, the Controlling Class
Representative (or, with respect to the One World Financial Center Trust
Mortgage Loan, the Class WFC Representative and, with respect to any Serviced
Loan Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s)), the Trustee, any Fiscal Agent, the Certificate Administrator or any Affiliate
thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a
Person shall not fail to be Independent of the Depositor, the Mortgage Loan
Sellers, the Master Servicers, the Special Servicer, the Controlling Class
Representative (or, with respect to the One World Financial Center Trust
Mortgage Loan, the Class WFC Representative and, with respect to any Serviced
Loan Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s)), the Trustee, any Fiscal Agent, the Certificate Administrator or any Affiliate
thereof merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Depositor, a Mortgage Loan Seller, a Master
Servicer, the Special Servicer, the Controlling Class Representative (or, with respect to the One World Financial Center Trust Mortgage Loan, the Class WFC
Representative and, with respect to any Serviced Loan Combination, the related
Serviced Non-Trust Mortgage Loan Noteholder(s)), the Trustee, any Fiscal Agent,
the Certificate Administrator or such Affiliate thereof, as the case may be.

            "Independent Appraiser": An Independent professional real estate appraiser who is a member in good standing of the Appraisal Institute, and, if the State in which the subject Mortgaged Property is located certifies or licenses appraisers, certified or licensed in such State, and in each such case, who has a minimum of five (5) years' experience in the subject property type and market.

                                      -51-

            "Independent Contractor": Any Person that would be an "independent contractor" with respect to a REMIC Pool within the meaning of Section 856(d)(3)
of the Code if such REMIC Pool were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35 percent or more of any Class of
Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to any Master
Servicer, the Special Servicer, the Trustee, the Certificate Administrator or
the Trust Fund, delivered to the Trustee and the Certificate Administrator), so
long as such REMIC Pool does not receive or derive any income from such Person;
provided that the relationship between such Person and such REMIC Pool is at arm's length, all within the meaning of Treasury regulations section
1.856-4(b)(5), or any other Person upon receipt by the Trustee and the
Certificate Administrator of an Opinion of Counsel, which shall be at no expense to any Master Servicer, the Special Servicer, the Trustee, the Certificate
Administrator or the Trust Fund, to the effect that the taking of any action in respect of any Administered REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such Administered REO Property to cease to qualify as "foreclosure property" within the meaning of Section
860G(a)(8) of the Code, or cause any income realized in respect of such
Administered REO Property to fail to qualify as Rents from Real Property.

            "Initial Deposit": With respect to each Initial Deposit Trust
Mortgage Loan, the supplemental payment from the related Mortgage Loan Seller, in an amount equal to the product of (i) an annual rate equal to the related
Mortgage Rate (net, in the case of each GACC Trust Mortgage Loan that is an
Initial Deposit Trust Mortgage Loan, of the related Master Servicing Fee Rate), multiplied by (ii) the Cut-off Date Balance of such Trust Mortgage Loan, multiplied by (iii) a fraction, expressed as a percentage, the numerator of which is the number of days in the initial Interest Accrual Period, and the denominator of which is 360.

            "Initial Deposit Trust Mortgage Loan": Any Type I Late Payment Date
Trust Mortgage Loan or any Trust Mortgage Loan that does not provide for a
Periodic Payment in April 2007.

            "Initial Form 8-K Current Reports": As defined in Section 8.16.

            "Initial Purchasers": Citigroup Global Markets Inc. and Deutsche
Bank Securities Inc.

            "Institutional Accredited Investor" or "IAI": An "accredited investor" as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a)
under the Securities Act or any entity in which all of the equity owners come within such paragraphs.

            "Insurance Policy": With respect to any Serviced Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Serviced Mortgage
Loan or the related Mortgaged Property.

            "Insurance Proceeds": Proceeds paid under any Insurance Policy, to the extent such proceeds are not applied to the restoration of the related
Mortgaged Property, released to the Mortgagor, or any tenants or ground lessors, as the case may be, pursuant to the terms of the related Mortgage or lease, in accordance with the Servicing Standard (or, in the case of an Outside Serviced
Trust Mortgage Loan, in accordance with the servicing standard under the related
Outside Servicing Agreement).

            "Insured Environmental Event": As defined in Section 3.07(d).

                                      -52-

            "Interest Accrual Period": With respect to each Class of Regular
Certificates, each Class X Component, the Class A-MFL REMIC II Regular Interest,
each REMIC I Regular Interest and the Loan REMIC Regular Interests, for any
Distribution Date, the calendar month immediately preceding the calendar month in which such Distribution Date occurs. Notwithstanding the foregoing, each
Interest Accrual Period is deemed to consist of 30 days solely for purposes of calculating interest on the Regular Certificates, the Class X Components, the
Class A-MFL REMIC II Regular Interest, the REMIC I Regular Interests and the
Loan REMIC Regular Interests. For purposes of determining Class A-MFL Interest
Distribution Amounts and Class A-MFL Floating Swap Payments, for any
Distribution Date and any Class A-MFL Swap Payment Date related thereto based upon the confirmation under the Swap Agreement, the Interest Accrual Period will begin on and include the preceding Distribution Date (or, in the case of the first Distribution Date, will begin on and include the Closing Date) and will end on the calendar day immediately preceding the subject Distribution Date;
provided that, if a Class A-MFL Distribution Conversion is in effect with respect to the subject Distribution Date, then the Interest Accrual Period applicable to the Class A-MFL Interest Distribution Amount for such Distribution
Date will be the same as the Interest Accrual Period with respect to the Class
A-MFL REMIC II Regular Interest for such Distribution Date.

            "Interest Reserve Account": The segregated account created and maintained by the Certificate Administrator pursuant to Section 3.04(c) on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "[NAME OF CERTIFICATE ADMINISTRATOR], as Certificate Administrator, for
[NAME OF TRUSTEE], as Trustee, on behalf of and in trust for the registered holders of CD 2007-CD4 Commercial Mortgage Trust, Commercial Mortgage
Pass-Through Certificates, Series CD 2007-CD4."

            "Interest Reserve Amount": With respect to each Interest Reserve
Trust Mortgage Loan and Interest Reserve REO Trust Mortgage Loan for each
Distribution Date that occurs in February of each year and in January of each year that is not a leap year, an amount equal to one (1) day's interest at the related Net Mortgage Rate (or, in the case of the One World Financial Center
Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, 5.713576% per annum) on the related Stated Principal Balance (or, in the case of the One World Financial Center Trust Mortgage Loan or any successor
REO Trust Mortgage Loan with respect thereto, the Loan REMIC Principal Balance of Loan REMIC Regular Interest WFC-I) as of the Due Date in the month in which such Distribution Date occurs (but prior to the application of any amounts owed on such Due Date), to the extent a Periodic Payment is collected in respect thereof as of the Determination Date immediately preceding such Distribution
Date or a P&I Advance is made in respect thereof for such Due Date as of such
Distribution Date.

            "Interest Reserve Trust Mortgage Loan": Each Trust Mortgage Loan
that is an Actual/360 Trust Mortgage Loan.

            "Interest Reserve REO Trust Mortgage Loan": An REO Trust Mortgage
Loan that relates to an Interest Reserve Trust Mortgage Loan.

            "Interested Person": The Depositor, any Mortgage Loan Seller, any
Master Servicer, the Special Servicer, any Serviced Non-Trust Mortgage Loan
Noteholder (but only with respect to the related SLC Trust Mortgage Loan), any
Independent Contractor hired by the Special Servicer, any Holder of a
Certificate or any Affiliate of any such Person.

                                      -53-

            "Internet Website": The Internet Websites maintained by the
Certificate Administrator and, if applicable, the Trustee, the Master Servicers and/or the Special Servicer, which in the case of the Certificate Administrator is initially located at "www.etrustee.net" or such other address as provided by the Certificate Administrator to the parties hereto from time to time and, in the case of a Master Servicer or the Special Servicer, shall be located at such address provided by such person to the parties hereto from time to time.

            "Investment Account": As defined in Section 3.06(a).

            "Investment Grade Certificate": As of any date of determination, a
Certificate that is rated in one of the four highest generic rating categories by at least one Rating Agency.

            "IRS": The Internal Revenue Service or any successor agency.

            "Issue Price": With respect to each Class of Certificates, the
"issue price" as defined in the Code and Treasury regulations promulgated thereunder.

            "JQH Hotel Portfolio B-Note Trust Mortgage Loan": As defined in the
Preliminary Statement hereto.

            "JQH Hotel Portfolio Co-Lender Agreement": As defined in the
Preliminary Statement hereto.

            "JQH Hotel Portfolio Loan Combination": As defined in the
Preliminary Statement hereto.

            "JQH Hotel Portfolio Mortgaged Properties": As defined in the
Preliminary Statement hereto.

            "JQH Hotel Portfolio Non-Trust Mortgage Loan": As defined in the
Preliminary Statement hereto.

            "JQH Hotel Portfolio Outside Servicing Agreement": As defined in the
Preliminary Statement hereto.

            "LaSalle": LaSalle Bank National Association or its successor in interest.

            "LaSalle Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of March 14, 2007, between the Depositor and
LaSalle and relating to the transfer of certain Trust Mortgage Loans by LaSalle to the Depositor.

            "LaSalle Trust Mortgage Loans": The Trust Mortgage Loans transferred and assigned to the Depositor pursuant to the LaSalle Mortgage Loan Purchase
Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the LaSalle Mortgage Loan Purchase
Agreement.

            "Late Collections": With respect to any Trust Mortgage Loan, all amounts Received by the Trust thereon during any Collection Period, other than
Penalty Interest, whether as payments, Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late collections of the principal

                                      -54-

and/or interest portions of a Periodic Payment (other than a Balloon Payment) or an Assumed Periodic Payment in respect of such Trust Mortgage Loan due or deemed due on a Due Date in a previous Collection Period, and not previously recovered.
With respect to any REO Trust Mortgage Loan, all amounts Received by the Trust in connection with the related REO Property during any Collection Period, whether as Insurance Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of the principal and/or interest portions of a
Periodic Payment (other than a Balloon Payment) or an Assumed Periodic Payment in respect of the predecessor Trust Mortgage Loan or of an Assumed Periodic
Payment in respect of such REO Trust Mortgage Loan due or deemed due on a Due
Date in a previous Collection Period and not previously recovered. Late
Collections with respect to an Outside Serviced Trust Mortgage Loan will be allocated to such Trust Mortgage Loan as provided in the related Co-Lender
Agreement and the related Outside Servicing Agreement, and to the extent not inconsistent with the related Co-Lender Agreement and the related Outside
Servicing Agreement, as provided in this Agreement.

            "Late Payment Date Reserve Account": The segregated account or accounts created and maintained by Master Servicer No. 1 pursuant to Section
3.04(g) on behalf of the Trustee in trust for Certificateholders, which shall be entitled "[NAME OF SUBJECT MASTER SERVICER], as a Master Servicer for [NAME OF
TRUSTEE], as Trustee, on behalf of and in trust for the registered holders of CD
2007-CD4 Commercial Mortgage Trust, Commercial Mortgage Pass-Through
Certificates, Series CD 2007-CD4".

            "Late Payment Date Reserve Amount": With respect to any Type I Late
Payment Date Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, for the Determination Date in each of March, May, July, October and December, an amount equal to the excess, if any, of (a) the interest portion of the Periodic Payment or Assumed Periodic Payment due or deemed due, as the case may be, with respect to such Trust Mortgage Loan or REO Trust Mortgage
Loan, as the case may be, on the Due Date in the Collection Period ending on such Determination Date, exclusive of the Master Servicing Fee payable therefrom, over (b) an amount equal to the product of (i) an annual rate equal to the related Mortgage Rate (net of the related Master Servicing Fee), multiplied by (ii) the Stated Principal Balance of such Trust Mortgage Loan or
REO Trust Mortgage Loan, as the case may be, as of such Determination Date, multiplied by (iii) a fraction, the numerator of which is the number of days in the Interest Accrual Period for the related Distribution Date, and the denominator of which is 360.

            "Late Payment Date Shortfall Amount": With respect to any Type I
Late Payment Date Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, for the P&I Advance Date in each of January, April, June,
August and November, an amount equal to the excess, if any, of (a) an amount equal to the product of (i) an annual rate equal to the related Mortgage Rate
(net of the related Master Servicing Fee), multiplied by (ii) the Stated
Principal Balance of such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, as of such P&I Advance Date, multiplied by (iii) a fraction, the numerator of which is the number of days in the Interest Accrual Period for the related Distribution Date, and the denominator of which is 360, over (b) the interest portion of the Periodic Payment or Assumed Periodic Payment due or
deemed due, as the case may be, with respect to such Trust Mortgage Loan or REO
Trust Mortgage Loan, as the case may be, on the Due Date in the Collection
Period for the related Distribution Date.

                                      -55-

            "Late Payment Date Trust Mortgage Loan": Any Type I Late Payment
Date Trust Mortgage Loan or Type II Late Payment Date Trust Mortgage Loan.

            "LC Trust Mortgage Loan": A Trust Mortgage Loan that is part of a
Loan Combination.

            "LIBOR": The rate specified in Section 1.03(a) or the rate calculated by the Certificate Administrator in accordance with Section 1.03(b), as applicable under the circumstances.

            "LIBOR Business Day": Any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

            "LIBOR Determination Date": For purposes of calculating LIBOR in any particular calendar month subsequent to March 2007, the second LIBOR Business
Day prior to the Distribution Date in such calendar month; provided that, to the extent that the calculation of LIBOR in accordance with Section 1.03(b) requires a determination made as of New York City time, the subject LIBOR Determination
Date must also be one on which commercial banks are open for general business
(including dealings in foreign exchange and foreign currency deposits) in
London, England and New York, New York.

            "Litigation Control": As defined in Section 3.19(e).

            "Liquidation Event": With respect to any Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan, any of the following events: (i) such Trust
Mortgage Loan or Serviced Non-Trust Mortgage Loan is paid in full; (ii) a Final
Recovery Determination is made with respect to such Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan; (iii) in the case of a Trust Mortgage Loan, such Trust Mortgage Loan is (A) repurchased or replaced by a Mortgage Loan
Seller pursuant to the applicable Mortgage Loan Purchase Agreement, (B)
purchased by a Master Servicer, the Special Servicer or the Majority Controlling
Class Certificateholder, or acquired by the Certificateholders (exclusive of the
Class R Certificateholders) in exchange for their Certificates, in each case pursuant to Section 9.01, or (C) purchased by the Majority Controlling Class
Certificateholder, the Special Servicer, the Holder(s) of Class WFC Certificates
or any assignee of the foregoing pursuant to Section 3.18; (iv) in the case of the One World Financial Center Trust Mortgage Loan, such Trust Mortgage Loan is purchased by the Holder(s) of Class WFC Certificates pursuant to Section 6.14;
(v) in the case of a Trust Mortgage Loan that is a part of the Loan Combination, such Trust Mortgage Loan is purchased by a related Non-Trust Mortgage Loan
Noteholder pursuant to the related Co-Lender Agreement; and (vi) such Trust
Mortgage Loan or Serviced Non-Trust Mortgage Loan is purchased by any related mezzanine lender pursuant to any applicable intercreditor, co-lender or similar agreement. With respect to any REO Property (and the related REO Mortgage
Loan(s)), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property; (ii) such REO Property is purchased by a
Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder, or acquired by the Certificateholders (exclusive of the Class
R Certificateholders) in exchange for their Certificates, in each case pursuant to Section 9.01; or (iii) such REO Property is sold pursuant to Section 3.18
(or, if it relates to an Outside Serviced Trust Mortgage Loan, pursuant to the related Outside Servicing Agreement).

            "Liquidation Fee": With respect to each Specially Serviced Mortgage
Loan and each REO Mortgage Loan that relates to an Administered REO Property, the fee payable to the Special Servicer out of certain related recoveries pursuant to the third paragraph of Section 3.11(c).

                                      -56-

            "Liquidation Fee Rate": 1.0%.

            "Liquidation Proceeds": All cash amounts (other than Insurance
Proceeds and REO Revenues) received by a Master Servicer or the Special Servicer in connection with: (i) the taking of all or a part of a Mortgaged Property or
REO Property by exercise of the power of eminent domain or condemnation, subject, however, to the rights of any tenants and ground lessors, as the case may be, and the rights of the Mortgagor under the terms of the related Mortgage;
(ii) the liquidation of a Mortgaged Property or other collateral constituting security for a defaulted Trust Mortgage Loan or B-Note Non-Trust Mortgage Loan,
through trustee's sale, foreclosure sale, REO Disposition or otherwise (which does not include voluntary Principal Prepayments), exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and
Mortgage; (iii) the realization upon any deficiency judgment obtained against a
Mortgagor; (iv) the purchase of a Defaulted Trust Mortgage Loan by the Majority
Controlling Class Certificateholder, the Special Servicer or any assignee thereof pursuant to Section 3.18; (v) the repurchase or replacement of a Trust
Mortgage Loan by a Mortgage Loan Seller pursuant to the applicable Mortgage Loan
Purchase Agreement; (vi) the purchase of a Trust Mortgage Loan or REO Property by a Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder, or the acquisition of a Mortgage Loan or REO Property by all the Certificateholders (other than the Class R Certificateholders) in exchange for their Certificates, in each case pursuant to Section 9.01; (vii) the purchase of a Trust Mortgage Loan that is part of a Loan Combination by a related Non-Trust Mortgage Loan Noteholder pursuant to a related Co-Lender
Agreement; (viii) the purchase of a Trust Mortgage Loan or B-Note Non-Trust
Mortgage Loan by a mezzanine lender pursuant to any applicable intercreditor, co-lender or similar agreement; or (ix) the purchase of the One World Financial
Center Trust Mortgage Loan by the Holder(s) of Class WFC Certificates.

            "Loan Combination": The Ala Moana Portfolio Loan Combination, any
Pari Passu Loan Combination, any A/B Loan Combination or the JQH Hotel Portfolio
Loan Combination, as applicable.

            "Loan Group": Either Loan Group No. 1 or Loan Group No. 2, as
applicable.

            "Loan Group No. 1": Collectively, all of the Trust Mortgage Loans
that are Group 1 Trust Mortgage Loans and any successor REO Trust Mortgage Loans with respect thereto.

            "Loan Group No. 1 Available Distribution Amount": With respect to any Distribution Date, that portion, if any, of the related Net Available
Distribution Amount attributable to Loan Group No. 1.

            "Loan Group No. 1 Principal Distribution Amount": With respect to any Distribution Date, that portion, if any, of the related Net Principal
Distribution Amount attributable to Loan Group No. 1.

            "Loan Group No. 2": Collectively, all of the Trust Mortgage Loans
that are Group 2 Trust Mortgage Loans and any successor REO Trust Mortgage Loans with respect thereto.

            "Loan Group No. 2 Available Distribution Amount": With respect to any Distribution Date, that portion, if any, of the related Net Available
Distribution Amount attributable to Loan Group No. 2.

                                      -57-

            "Loan Group No. 2 Principal Distribution Amount": With respect to any Distribution Date, that portion, if any, of the related Net Principal
Distribution Amount attributable to Loan Group No. 2.

            "Loan REMIC": With respect to the One World Financial Center Trust
Mortgage Loan or any Early Defeasance Trust Mortgage Loan, the segregated pool of assets consisting of: (i) the subject Trust Mortgage Loan, together with all documents included in the related Mortgage File and any related Escrow Payments and Reserve Funds; (ii) all amounts (other than Early Defeasance Yield
Maintenance Payments) relating to the subject Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto held from time to time in the Interest Reserve Account, the Certificate Account, the Distribution Account,
the Gain-on-Sale Reserve Account and the Pool REO Account; (iii) any REO
Property acquired in respect of the subject Trust Mortgage Loan; (iv) the rights of the "purchaser" under the related Mortgage Loan Purchase Agreement with respect to the subject Trust Mortgage Loan; and (v) the rights of the mortgagee under all Insurance Policies with respect to the subject Trust Mortgage Loan.

            "Loan REMIC Deferred Interest": The amount by which interest distributable to REMIC I with respect to any Loan REMIC Regular Interest is reduced by the amount of Mortgage Deferred Interest allocable to such Loan REMIC
Regular Interest on any Distribution Date.

            "Loan REMIC Principal Balance": The principal balance of a Loan
REMIC Regular Interest as of any date of determination. As of the Closing Date, the Loan REMIC Principal Balance of Loan REMIC Regular Interest WFC-I shall equal $257,000,000, the Loan REMIC Principal Balance of Loan REMIC Regular
Interest WFC-II shall equal $40,500,000 and the Loan REMIC Principal Balance of each other Loan REMIC Regular Interest shall equal the Cut-off Date Balance of the related Early Defeasance Trust Mortgage Loan. On each Distribution Date, the
Loan REMIC Principal Balance of each Loan REMIC Regular Interest shall be permanently reduced by all distributions of principal deemed to have been made thereon on such Distribution Date pursuant to Section 4.01(m), and shall be further permanently reduced by all Realized Losses and Additional Trust Fund
Expenses deemed allocated thereto on such Distribution Date pursuant to Section
4.04(b). On any Distribution Date, the Loan REMIC Principal Balance of any Loan
REMIC Regular Interest shall be increased by any Loan REMIC Deferred Interest with respect thereto for such Distribution Date.

            "Loan REMIC Regular Interest": Any uncertificated "regular interest"
(within the meaning of Section 860G(a)(1) of the Code) in a Loan REMIC issued hereunder, as described (and bearing the designation specified) in the
Preliminary Statement hereto.

            "Loan REMIC Remittance Rate": With respect to Loan REMIC Regular
Interest WFC-I, the Net Mortgage Pass-Through Rate for such Distribution Date with respect to the portion of the One World Financial Center Trust Mortgage
Loan or any successor REO Trust Mortgage Loan with respect thereto that relates to Loan REMIC Regular Interest WFC-I; with respect to Loan REMIC Regular
Interest WFC-II, the Net Mortgage Pass-Through Rate for such Distribution Date with respect to the portion of the One World Financial Center Trust Mortgage
Loan or any successor REO Trust Mortgage Loan with respect thereto that relates to Loan REMIC Regular Interest WFC-II; and with respect to each other Loan REMIC
Regular Interest, for any Distribution Date, the Net Mortgage Pass-Through Rate
with respect to the related Early Defeasance Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto for such Distribution
Date.

                                      -58-

            "Loan-to-Value Ratio": With respect to any Serviced Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the then-current principal amount of such Serviced
Mortgage Loan (plus, in the case of a B-Note Non-Trust Mortgage Loan, the current principal amount of the related A-Note Trust Mortgage Loan) or, if such
Serviced Mortgage Loan is part of the JQH Hotel Portfolio Loan Combination or a
Pari Passu Loan Combination, the then aggregate unpaid principal balance for the entire Loan Combination, and the denominator of which is the Appraised Value of the related Mortgaged Property.

            "Lockout Period": With respect to any Mortgage Note that prohibits the Mortgagor from prepaying such Serviced Mortgage Loan until a date specified in such Mortgage Note, the period from the Closing Date until such specified date.

            "Majority Class WFC-1 Certificateholder(s)": As of any date of determination, any Holders (or, in the case of a Class of Book-Entry
Certificates, Certificate Owners) of Certificates entitled to greater than 50%
of the Voting Rights allocated to the Class WFC-1 Certificates.

            "Majority Class WFC-2 Certificateholder(s)": As of any date of determination, any Holders (or, in the case of a Class of Book-Entry
Certificates, Certificate Owners) of Certificates entitled to greater than 50%
of the Voting Rights allocated to the Class WFC-2 Certificates.

            "Majority Class WFC-3 Certificateholder(s)": As of any date of determination, any Holders (or, in the case of a Class of Book-Entry
Certificates, Certificate Owners) of Certificates entitled to greater than 50%
of the Voting Rights allocated to the Class WFC-3 Certificates.

            "Majority Controlling Class Certificateholder": As of any date of determination, any single Holder (or, in the case of a Class of Book-Entry
Certificates, Certificate Owner) of Certificates (other than any Holder (or, in the case of a Class of Book-Entry Certificates, Certificate Owner) that is an
Affiliate of the Depositor or a Mortgage Loan Seller) entitled to greater than
50% of the Voting Rights allocated to the Controlling Class; provided, however, that, if there is no single Holder (or, in the case of a Class of Book-Entry
Certificates, Certificate Owner) of Certificates entitled to greater than 50% of the Voting Rights allocated to such Class, then the Majority Controlling Class
Certificateholder shall be the single Holder (or, in the case of a Class of
Book-Entry Certificates, Certificate Owner) of Certificates with the largest percentage of Voting Rights allocated to such Class. With respect to determining the Majority Controlling Class Certificateholder, the Senior Class A
Certificates shall be deemed to be a single Class of Certificates, with the applicable Voting Rights allocated among the Holders (or, in the case of a Class of Book-Entry Certificates, Certificate Owners) of such Certificates in proportion to the respective Certificate Principal Balances of such Certificates as of such date of determination.

            "Mall of America Co-Lender Agreement": The A/A Co-Lender Agreement
that relates to the Mall of America Loan Combination.

            "Mall of America Loan Combination": The Pari Passu Loan Combination
that is secured by a Mortgage encumbering the Mall of America Mortgaged
Property, together with any group of REO Mortgage Loans or comparable deemed mortgage loans in respect thereof.

            "Mall of America Mortgaged Property": The real property identified on the Mortgage Loan Schedule as the Mall of America.

                                      -59-

            "Mall of America Non-Trust Mortgage Loan": The mortgage loan that is part of the Mall of America Loan Combination but is not included in the Trust
Fund.

            "Mall of America Non-Trust Mortgage Loan Noteholder": Any holder of a promissory note evidencing a Mall of America Non-Trust Mortgage Loan.

            "Mall of America REO Property": Any REO Property relating to the
Mall of America Loan Combination.

            "Mall of America Trust Mortgage Loan": The Trust Mortgage Loan that is part of the Mall of America Loan Combination and is identified on the
Mortgage Loan Schedule by loan number 3.

            "Master Servicer": Each of Master Servicer No. 1, Master Servicer
No. 2 or Master Servicer No. 3, as applicable.

            "Master Servicer No. 1": Wachovia Bank, National Association, its
successor in interest or any successor Master Servicer No. 1 appointed as herein provided (including the Trustee as successor pursuant to Section 7.02).

            "Master Servicer No. 2": Midland Loan Services, Inc., its successor in interest or any successor Master Servicer No. 2 appointed as herein provided
(including the Trustee as successor pursuant to Section 7.02).

            "Master Servicer No. 3": Capmark Finance Inc., its successor in interest or any successor Master Servicer No. 3 appointed as herein provided
(including the Trustee as successor pursuant to Section 7.02).

            "Master Servicer Reportable Event": With respect to each Master
Servicer, any of the following events, conditions, circumstances and/or matters:

                  (i)     the entry into or amendment to a definitive agreement
            that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of Regulation AB, but only if the subject Master Servicer or any Servicing Representative of the
            subject Master Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust;

                  (ii)    the termination of a definitive agreement that is
            material to the Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the subject Master Servicer or any Servicing
            Representative of the subject Master Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust;

                  (iii)   the appointment of a receiver, fiscal agent or
            similar officer for any Material Debtor in a proceeding under the
            U.S. Bankruptcy Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any
            Material Debtor, including where such jurisdiction has been assumed by leaving the existing

                                      -60-

            directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A) the subject Master Servicer, (B) any
            Servicing Representative of the subject Master Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation
            AB or (C) any Significant Obligor with respect to a Performing
            Serviced Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master Servicer;

                  (iv)    the entry of an order confirming a plan of
            reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material
            Debtor, but only if the subject Material Debtor is (A) the subject
            Master Servicer, (B) any Servicing Representative of the subject
            Master Servicer that constitutes a Servicer contemplated by Item
            1108(a)(3) of Regulation AB or (C) any Significant Obligor with respect to a Performing Serviced Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master Servicer;

                  (v)     any resignation, removal, replacement or substitution
            of (A) the subject Master Servicer or (B) any Servicing
            Representative of the subject Master Servicer that constitutes a
            Servicer contemplated by Item 1108(a)(2) of Regulation AB;

                  (vi)    any appointment of (A) a new Master Servicer as a
            successor to the subject Master Servicer or (B) any new Servicing
            Representative of the subject Master Servicer that constitutes a
            Servicer contemplated by Item 1108(a)(2) of Regulation AB;

                  (vii)   any nonpublic disclosure, by the subject Master
            Servicer or any Servicing Representative of the subject Master
            Servicer, with respect to the Subject Securitization Transaction
            (other than disclosure required pursuant to this Agreement) that is required to be disclosed by Regulation FD (17 C.F.R. 243.100 through
            243.103);

                  (viii)  any other information of which the subject Master
            Servicer has knowledge of importance to Certificateholders
            (determined by the subject Master Servicer in accordance with the
            Servicing Standard) that (A) is not otherwise required to be included in the Distribution Date Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder, (B) the subject Master Servicer has determined, in accordance with the Servicing Standard, could have a material adverse effect on payments to any Class of Certificateholders, and
            (C) is directly related to a Performing Serviced Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master
            Servicer;

                  (ix)    the commencement or termination of, or any material
            developments regarding, any legal proceedings pending against any
            Material Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the subject Master Servicer is controlling the subject litigation or if the subject Material Litigant is (A) the subject
            Master Servicer, (B) any Servicing Representative of the subject
            Master Servicer that constitutes a Servicer contemplated by Item
            1108(a)(3) of Regulation AB or (C) any Significant Obligor with respect to a Performing Serviced

                                      -61-

            Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master Servicer;

                  (x)     the receipt by or on behalf of the subject Master
            Servicer or any Servicing Representative of the subject Master
            Servicer of any updated financial statements, balance sheets, rent rolls or other financial information regarding a Significant Obligor with respect to a Performing Serviced Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master Servicer;

                  (xi)    to the extent not otherwise disclosed in the
            Prospectus Supplement, whether the subject Master Servicer has become an affiliate (as defined in Rule 405 of the Securities Act)
            of any of (A) the Trust, (B) the Depositor, (C) a Mortgage Loan
            Seller, (D) the Trustee, (E) the Certificate Administrator, (F) the
            Special Servicer, (G) any Servicing Representative of the subject
            Master Servicer that constitutes a Servicer contemplated by Item
            1108(a)(3) of Regulation AB or (H) any Significant Obligor;

                  (xii)   to the extent not otherwise disclosed in the
            Prospectus Supplement, any business relationship, agreement, arrangement, transaction or understanding required to be disclosed by Item 1119(b) of Regulation AB between LaSalle, PNC or the Trust, on the one hand, and the subject Master Servicer or any Servicing
            Representative of the subject Master Servicer, on the other hand;
            and

                  (xiii)  to the extent not otherwise disclosed in the
            Prospectus Supplement, any specific relationship involving or relating to the Subject Securitization Transaction or the Trust
            Mortgage Loans required to be disclosed by Item 1119(c) of
            Regulation AB between LaSalle, PNC or the Trust, on the one hand, and the subject Master Servicer or any Servicing Representative of the subject Master Servicer, on the other hand.

            "Master Servicing Fee": With respect to each Trust Mortgage Loan
(and any REO Trust Mortgage Loan with respect thereto), the fee payable to the applicable Master Servicer pursuant to Section 3.11(a).

            "Master Servicing Fee Rate": With respect to: (a) each Trust
Mortgage Loan (and any successor REO Trust Mortgage Loan with respect thereto), the percentage set forth under the column "Master Servicing Fee Rate" on the
Mortgage Loan Schedule; (b) the Serviced Non-Trust Mortgage Loan secured by the
Mortgaged Property identified on the Mortgage Loan Schedule as Crown Ridge
Apartments (and any successor REO Mortgage Loan with respect thereto), 0.05% per annum; (c) each other MezzCap B-Note Non-Trust Mortgage Loan (or any successor
REO Mortgage Loan with respect thereto), 0.0% per annum; and (d) each other
Serviced Non-Trust Mortgage Loan (or any successor REO Mortgage Loan with respect thereto), 0.01% per annum.

            "Material Debtor": Any of the following:

            (i)   the Trust;

            (ii)  each of the Mortgage Loan Sellers;

                                      -62-

            (iii) each of the parties to this Agreement;

            (iv)  any Servicing Representative that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB with respect to the
      Subject Securitization Transaction;

            (v)   any Significant Obligor;

            (vi)  any Enhancement/Support Provider; and

            (vii) any other material party contemplated by Item 1100(d)(1) of
      Regulation AB relating to the Subject Securitization Transaction.

            "Material Litigant": Any of the following:

            (i)   the Trust;

            (ii)  each of the Mortgage Loan Sellers;

            (iii) each of the parties to this Agreement;

            (iv)  any Servicing Representative that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB with respect to the
      Subject Securitization Transaction;

            (v)   any originator of Trust Mortgage Loans contemplated by Item
      1110(b) of Regulation AB; and

            (vi)  any other party contemplated by Item 1100(d)(1) of Regulation
      AB relating to the Subject Securitization Transaction.

            "MezzCap Loan Combination": Any A/B Loan Combination other than the
One World Financial Center Loan Combination.

            "MezzCap B-Note Non-Trust Mortgage Loan": Any B-Note Non-Trust
Mortgage Loan that is part of a MezzCap Loan Combination.

            "Midland": Midland Loan Services, Inc. or its successor in interest.

            "Money Term": With respect to any Serviced Mortgage Loan, the maturity date, Mortgage Rate, Stated Principal Balance, amortization term or payment frequency thereof or any provision thereof requiring the payment of a
Prepayment Premium or Yield Maintenance Charge in connection with a Principal
Prepayment (but not any late fees or default interest provisions).

            "Moody's": Moody's Investors Service, Inc., or its successor in interest. If Moody's nor any successor remains in existence, "Moody's" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master
Servicers and the Special Servicer, and specific ratings of Moody's herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

                                      -63-

            "Mortgage": With respect to any Serviced Mortgage Loan, the mortgage, deed of trust, deed to secure debt or similar instrument that secures the Mortgage Note and creates a lien on the fee or leasehold interest in the related Mortgaged Property.

            "Mortgage Deferred Interest": With respect to any Serviced Mortgage
Loan, the amount of any interest accrued thereon at the related Mortgage Rate
(other than Additional Interest) that, by virtue of a modification, is added to the outstanding principal balance of such Serviced Mortgage Loan instead of being payable on the related Due Date on which it would otherwise have been due.

            "Mortgage File":

            (a)     With respect to any Serviced Trust Mortgage Loan and, in the case of each Serviced Loan Combination, also with respect to each Serviced
Non-Trust Mortgage Loan that is part of such Loan Combination, the following documents collectively (which, in the case of each Serviced Loan Combination, except for the Mortgage Notes referred to in clause (a)(i) of this definition and any modifications thereof referred to in clause (a)(vi) of this definition, relate to the entire such Loan Combination):

            (i)     either (A) in the case of any Serviced Trust Mortgage Loan, the original executed Mortgage Note including any power of attorney related to the execution thereof, together with any and all intervening endorsements thereon, endorsed on its
                    face or by allonge attached thereto (without recourse,
                    representation or warranty, express or implied) to the order of "Wells Fargo Bank, National Association, as trustee for the registered holders of CD 2007-CD4 Commercial Mortgage
                    Trust, Commercial Mortgage Pass-Through Certificates, Series
                    CD 2007-CD4", or in blank (or a lost note affidavit and
                    indemnity with a copy of such Mortgage Note attached
                    thereto) or (B) in the case of any Serviced Non-Trust
                    Mortgage Loan, a copy of the executed Mortgage Note;

            (ii)    an original or a copy of the Mortgage, together with any and all intervening assignments thereof, in each case (unless
                    not yet returned by the applicable recording office) with
                    evidence of recording indicated thereon or certified by the applicable recording office;

            (iii)   an original or a copy of any related Assignment of Leases
                    (if such item is a document separate from the Mortgage),
                    together with any and all intervening assignments thereof, in each case (unless not yet returned by the applicable
                    recording office) with evidence of recording indicated
                    thereon or certified by the applicable recording office;

            (iv)    an original executed assignment, in recordable form (except for any missing recording information and, if delivered in blank, the name of the assignee), of (A) the Mortgage, (B)
                    any related Assignment of Leases (if such item is a document separate from the Mortgage) and (C) any other recorded
                    document relating to the Trust Mortgage Loan otherwise
                    included in the Mortgage File, in favor of "Wells Fargo
                    Bank, National Association, as trustee for the registered
                    holders of CD 2007-CD4 Commercial Mortgage Trust, Commercial
                    Mortgage Pass-Through Certificates, Series CD 2007-CD4"
                    (and, in the case of a Serviced

                                      -64-

                    Loan Combination, also on behalf of the related Serviced
                    Non-Trust Mortgage Loan Noteholder(s)), or in blank;

            (v)     an original assignment of all unrecorded documents relating to the Trust Mortgage Loan (to the extent not already
                    assigned pursuant to clause (iv) above), in favor of "Wells
                    Fargo Bank, National Association, as trustee for the
                    registered holders of CD 2007-CD4 Commercial Mortgage Trust,
                    Commercial Mortgage Pass-Through Certificates, Series CD
                    2007-CD4" (and, in the case of a Serviced Loan Combination, also on behalf of the related Serviced Non-Trust Mortgage
                    Loan Noteholder(s)), or in blank;

            (vi)    originals or copies of any consolidation, assumption,
                    substitution and modification agreements in those instances where the terms or provisions of the Mortgage or Mortgage
                    Note have been consolidated or modified or the subject
                    Serviced Mortgage Loan has been assumed or consolidated;

            (vii)   the original or a copy of the policy or certificate of
                    lender's title insurance or, if such policy has not been
                    issued or located, an original or copy of an irrevocable,
                    binding commitment (which may be a pro forma policy or
                    specimen version of, or a marked commitment for, the policy that has been executed by an authorized representative of
                    the title company or an agreement to provide the same
                    pursuant to binding escrow instructions executed by an
                    authorized representative of the title company) to issue
                    such title insurance policy;

            (viii)  any filed copies (bearing evidence of filing) or other evidence of filing reasonably satisfactory to the Depositor of any prior UCC Financing Statements in favor of the
                    originator of the subject Serviced Mortgage Loan or in favor of any assignee prior to the Trustee (but only to the extent the related Mortgage Loan Seller had possession of such UCC
                    Financing Statements when it was to deliver the subject
                    Mortgage File on or prior to the Closing Date), unless not yet returned by the applicable filing office; and, if there is an effective UCC Financing Statement in favor of the
                    Mortgage Loan Seller on record with the applicable public
                    office for UCC Financing Statements, an original UCC
                    Financing Statement assignment, in form suitable for filing in favor of Wells Fargo Bank, National Association, as
                    trustee for the registered holders of CD 2007-CD4 Commercial
                    Mortgage Trust, Commercial Mortgage Pass-Through
                    Certificates, Series CD 2007-CD4 (and, in the case of a
                    Serviced Loan Combination, also on behalf of the related
                    Serviced Non-Trust Mortgage Loan Noteholder(s)), as
                    assignee, or in blank;

            (ix)    an original or a copy of any (A) Ground Lease and ground
                    lessor estoppel, (B) loan guaranty or indemnity, (C)
                    lender's environmental insurance policy or (D) lease
                    enhancement policy;

            (x)     any intercreditor, co-lender or similar agreement relating to (A) permitted debt of the Mortgagor and/or (B) mezzanine debt relating to the Mortgagor; and

            (xi)    copies of any loan agreement, escrow agreement, security
                    agreement or letter of credit relating to a Trust Mortgage
                    Loan (with the original of any letter of credit

                                      -65-

                    relating to a Trust Mortgage Loan to be delivered to the
                    applicable Master Servicer); and

            (b)     with respect to an Outside Serviced Trust Mortgage Loan, the following documents collectively:

            (i)     the original executed Mortgage Note for such Trust Mortgage
                    Loan, endorsed (without recourse, representation or
                    warranty, express or implied) to the order of "Wells Fargo
                    Bank, National Association, as trustee for the registered
                    holders of CD 2007-CD4 Commercial Mortgage Trust, Commercial
                    Mortgage Pass-Through Certificates, Series CD 2007-CD4" or
                    in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is other than the related Mortgage Loan Seller) (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage
                    Note);

            (ii)    a copy of the executed related Co-Lender Agreement; and

            (iii)   a copy of the executed related Outside Servicing Agreement;

provided that, whenever the term "Mortgage File" is used to refer to documents actually received by the Trustee or by a Custodian on its behalf, such term shall not be deemed to include such documents required to be included therein unless they are actually so received, and with respect to any receipt or certification by the Trustee or the Custodian for documents described in clauses
(a)(vi), (a)(ix)(B), (a)(ix)(C), (a)(ix)(D), (a)(x) and (a)(xi) of this definition, shall be deemed to include only such documents to the extent the
Trustee or Custodian has actual knowledge of their existence.

            "Mortgage Loan": Any Trust Mortgage Loan or Non-Trust Mortgage Loan.

            "Mortgage Loan Purchase Agreement": Each of the Citigroup Mortgage
Loan Purchase Agreement, the GACC Mortgage Loan Purchase Agreement, the LaSalle
Mortgage Loan Purchase Agreement, the PNC Mortgage Loan Purchase Agreement, the
RBC Mortgage Loan Purchase Agreement and the ACS Mortgage Loan Purchase
Agreement.

            "Mortgage Loan Schedule": The list of Trust Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund attached hereto as Schedule I and in a computer readable format. Such list shall set forth the following information with respect to each Trust Mortgage Loan:

            (i)     the loan number;

            (ii)    the street address (including city, county, state and zip
                    code) and name of the related Mortgaged Property;

            (iii)   the Cut-off Date Balance;

            (iv)    the amount of the Periodic Payment due on the first Due Date following the Closing Date;

                                      -66-

            (v)     the Mortgage Rate as of the Cut-off Date;

            (vi)    the (A) original term to stated maturity, (B) remaining term to stated maturity and (C) the Stated Maturity Date;

            (vii)   in the case of a Balloon Trust Mortgage Loan, the remaining amortization term;

            (viii)  the original and remaining amortization term;

            (ix)    whether the Trust Mortgage Loan is secured by a Ground
                    Lease;

            (x)     the Master Servicing Fee Rate;

            (xi)    whether such Trust Mortgage Loan is an ARD Trust Mortgage
                    Loan and, if so, the Anticipated Repayment Date and
                    Additional Interest Rate for such ARD Trust Mortgage Loan;

            (xii)   the related Mortgage Loan Seller;

            (xiii)  whether such Trust Mortgage Loan is insured by an
                    environmental policy;

            (xiv)   whether such Trust Mortgage Loan is cross-defaulted or
                    cross-collateralized with any other Trust Mortgage Loan;

            (xv)    whether such Trust Mortgage Loan is a Defeasance Loan;

            (xvi)   whether the Trust Mortgage Loan is secured by a letter of
                    credit;

            (xvii)  whether such Trust Mortgage Loan is an Interest Reserve
                    Trust Mortgage Loan;

            (xviii) whether payments on such Trust Mortgage Loan are made to a lock-box;

            (xix)   the amount of any Reserve Funds escrowed in respect of each
                    Trust Mortgage Loan;

            (xx)    the number of grace days after the Due Date until Periodic
                    Payments incur late payment charges;

            (xxi)   the number of units or leasable square feet at the Mortgaged
                    Property; and

            (xxii)  whether the Trust Mortgage Loan is in Loan Group No. 1 or
                    Loan Group No. 2.

            "Mortgage Loan Seller": Each of Citigroup, GACC, LaSalle, PNC, RBC
or ACS, as applicable.

            "Mortgage Note": The original executed note or notes (collectively)
evidencing the indebtedness of a Mortgagor under a Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

                                      -67-

            "Mortgage Pool": Collectively, all of the Trust Mortgage Loans and
any REO Trust Mortgage Loans. None of the Non-Trust Mortgage Loans and/or REO
Serviced Non-Trust Mortgage Loans shall constitute part of the Mortgage Pool.

            "Mortgage Rate": With respect to (i) any Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan on or prior to its Stated Maturity Date, the fixed annualized rate, not including any Additional Interest Rate, at which interest is scheduled (in the absence of a default) to accrue on such Trust
Mortgage Loan or Serviced Non-Trust Mortgage Loan from time to time in accordance with the related Mortgage Note and applicable law; (ii) any Trust
Mortgage Loan or Serviced Non-Trust Mortgage Loan after its Stated Maturity
Date, the annualized rate described in clause (i) above determined without regard to the passage of such Stated Maturity Date, but giving effect to any modification thereof as contemplated by Section 3.20 (or, in the case of an
Outside Serviced Trust Mortgage Loan, pursuant to the related Outside Servicing
Agreement); and (iii) any REO Mortgage Loan, the annualized rate described in clause (i) or (ii), as applicable, above determined as if the predecessor Trust
Mortgage Loan or Serviced Non-Trust Mortgage Loan, as applicable, had remained outstanding.

            "Mortgaged Property": The property subject to the lien of a
Mortgage.

            "Mortgagor": The obligor or obligors on a Mortgage Note, including without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and/or, in the case of an indemnity deed of trust, the entity which granted the lien on such Mortgaged Property.

            "Net Aggregate Prepayment Interest Shortfall": With respect to any
Distribution Date, the amount, if any, by which (a) the aggregate of all
Prepayment Interest Shortfalls incurred in connection with Principal Prepayments
Received by the Trust on the Trust Mortgage Loans during the related Collection
Period, exceeds (b) the aggregate amount deposited by the Master Servicers in the Collection Accounts for such Distribution Date pursuant to Section 3.19(a)
in connection with such Prepayment Interest Shortfalls on the Trust Mortgage
Loans.

            "Net Available Distribution Amount": With respect to any
Distribution Date, the Available Distribution Amount for such Distribution Date, reduced (to not less than zero) by (i) the Class WFC Available Distribution
Amount for such Distribution Date and (ii) the total amount of reimbursements to the Holder(s) of Class WFC Certificates on such Distribution Date pursuant to
Section 4.01(m).

            "Net Cash Flow" or "NCF": As defined in and determined in accordance with the provisions of Exhibit E attached hereto.

            "Net Investment Earnings": With respect to (i) any Collection
Account, any Servicing Account, any Reserve Account, any REO Account, any SLC
Custodial Account and the Late Payment Date Reserve Account for any Collection
Period and (ii) the Distribution Account, the Interest Reserve Account, the
Additional Interest Account, the Floating Rate Account or the Gain-on-Sale
Reserve Account (if any) for any Distribution Date, the amount, if any, by which the aggregate of all interest and other income realized during the subject
Collection Period, with respect to any of the accounts described in clause (i)
above, or during the one-month period ending on the subject Distribution Date and beginning immediately following the preceding Distribution Date (or, in the case of the initial

                                      -68-

Distribution Date, beginning on the Closing Date), with respect to any of the accounts described in clause (ii) above, on funds held in such accounts, exceeds the aggregate of all losses, if any, incurred during the subject Collection
Period with respect to any of the accounts described in clause (i) above, or during the one-month period ending on the subject Distribution Date and beginning immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, beginning on the Closing Date), with respect to any of the accounts described in clause (ii) above, in connection with the investment of such funds in accordance with Section 3.06.

            "Net Investment Loss": With respect to (i) any Collection Account, any Servicing Account, any Reserve Account, any REO Account, any SLC Custodial
Account and the Late Payment Date Reserve Account for any Collection Period and
(ii) the Distribution Account, the Interest Reserve Account, the Additional
Interest Account, the Floating Rate Account or the Gain-on-Sale Reserve Account
(if any) for any Distribution Date, the amount by which the aggregate of all losses, if any, incurred during the subject Collection Period, with respect to any of the accounts described in clause (i) above, or during the one-month period ending on the subject Distribution Date and beginning immediately following the preceding Distribution Date (or, in the case of the initial
Distribution Date, beginning on the Closing Date) with respect to any of the accounts described in clause (ii) above, in connection with the investment of funds held in such account in accordance with Section 3.06, exceeds the aggregate of all interest and other income realized during the subject
Collection Period, with respect to any of the accounts described in clause (i)
above, or during the one-month period ending on the subject Distribution Date and beginning immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, beginning on the Closing Date) with respect to any of the accounts described in clause (ii) above, in connection with the investment of such funds in accordance with Section 3.06.

            "Net Mortgage Pass-Through Rate":

            (A)   With respect to any Trust Mortgage Loan (or any successor REO
Trust Mortgage Loan with respect thereto) that accrues (or is deemed to accrue)
interest on a 30/360 Basis, for any Distribution Date, an annual rate equal to the Net Mortgage Rate for such Trust Mortgage Loan in effect as of the Closing
Date (without regard to any modification, waiver or amendment of the terms of such Trust Mortgage Loan subsequent to the Closing Date);

            (B)   with respect to any Trust Mortgage Loan (or any successor REO
Trust Mortgage Loan with respect thereto) that accrues (or is deemed to accrue)
interest on an Actual/360 Basis, for any Distribution Date, an annual rate equal to the product of (1) 12, times (2) a fraction, expressed as a percentage, the numerator of which fraction is, subject to adjustment as described below in this definition, an amount of interest equal to the product of (a) the number of days in the calendar month preceding the month in which such Distribution Date occurs, multiplied by (b) the Stated Principal Balance of such Trust Mortgage
Loan (or such successor REO Trust Mortgage Loan) immediately preceding such
Distribution Date, multiplied by (c) 1/360, multiplied by (d) the Net Mortgage
Rate for such Trust Mortgage Loan in effect as of the Closing Date (without regard to any modification, waiver or amendment of the terms of such Trust
Mortgage Loan subsequent to the Closing Date), and the denominator of which fraction is the Stated Principal Balance of such Trust Mortgage Loan (or such successor REO Trust Mortgage Loan) immediately preceding such Distribution Date;

                                      -69-

            (C)   with respect to the portion of the One World Financial Center
Trust Mortgage Loan (or any successor REO Trust Mortgage Loan with respect thereto) that relates to Loan REMIC Regular Interest WFC-I, for any Distribution
Date, an annual rate equal to the product of (1) 12, times (2) a fraction, expressed as a percentage, the numerator of which fraction is, subject to adjustment as described below in this definition, an amount of interest equal to the product of (a) the number of days in the calendar month preceding the month in which such Distribution Date occurs, multiplied by (b) the Loan REMIC
Principal Balance of Loan REMIC Regular Interest WFC-I immediately preceding such Distribution Date, multiplied by (c) 1/360, multiplied by (d) 5.713576% per annum, and the denominator of which fraction is the Loan REMIC Principal Balance of Loan REMIC Regular Interest WFC-I immediately preceding such Distribution
Date; and

            (D)   with respect to the portion of the One World Financial Center
Trust Mortgage Loan (or any successor REO Trust Mortgage Loan with respect thereto) that relates to Loan REMIC Regular Interest WFC-II, for any
Distribution Date, an annual rate equal to the product of (1) 6.58175970370376%
per annum, times (2) a fraction, expressed as a percentage, the numerator of which fraction is the number of days in the calendar month preceding the month in which such Distribution Date occurs, and the denominator of which fraction is
30.

            Notwithstanding the foregoing, if the subject Distribution Date occurs during January, except during a leap year, or February of any year subsequent to 2007, then the amount of interest constituting the numerator of the fraction described in each of clause (B)(2) and clause (C)(2) above will be decreased to reflect any Interest Reserve Amount with respect to the subject
Trust Mortgage Loan (or REO Trust Mortgage Loan) or applicable portion thereof transferred from the Distribution Account to the Interest Reserve Account in
such calendar month. Furthermore, if the subject Distribution Date occurs during
March of any year subsequent to 2007, then the amount of interest constituting the numerator of the fraction described in each of clause (B)(2) and clause
(C)(2) above will be increased to reflect any Interest Reserve Amount(s) with respect to the subject Trust Mortgage Loan (or REO Trust Mortgage Loan) or applicable portion thereof transferred from the Interest Reserve Account to the
Distribution Account for distribution on such Distribution Date. For purposes of clause (C)(2) above, each Interest Reserve Amount with respect to the One World
Financial Center Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto shall be allocable entirely to the portion of such Trust
Mortgage Loan or REO Trust Mortgage Loan, as the case may be, that relates to
Loan REMIC Regular Interest WFC-I.

            "Net Mortgage Rate": With respect to any Trust Mortgage Loan or any
REO Trust Mortgage Loan, as of any date of determination, a rate per annum equal to the related Mortgage Rate minus the sum of (i) the applicable Master
Servicing Fee Rate, (ii) the Trust Administration Fee Rate and (iii) in the case of an Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage
Loan with respect thereto, the applicable Outside Servicing Fee Rate (adjusted to an Actual/360 Basis equivalent rate if the Outside Servicing Fee is calculated on a 30/360 Basis); and, with respect to any Serviced Non-Trust
Mortgage Loan or REO Serviced Non-Trust Mortgage Loan, as of any date of determination, a per annum rate equal to the related Mortgage Rate minus any applicable Master Servicing Fee Rate.

            "Net Principal Distribution Amount": With respect to any
Distribution Date, the Principal Distribution Amount for such Distribution Date, reduced (to not less than zero) by the Class WFC Total Principal Distribution
Amount for such Distribution Date.

                                      -70-

            "Nonrecoverable Advance": Any Nonrecoverable P&I Advance or
Nonrecoverable Servicing Advance.

            "Nonrecoverable P&I Advance": Any P&I Advance previously made or proposed to be made in respect of any Trust Mortgage Loan or REO Trust Mortgage
Loan by the applicable Master Servicer, the Trustee or any Fiscal Agent, as the
case may be, that, as determined (in accordance with Section 4.03(c)) by the applicable Master Servicer, the Special Servicer, the Trustee or such Fiscal
Agent, as applicable, in accordance with the Servicing Standard, in the case of the Master Servicers and the Special Servicer, the standard of care set forth in
Section 8.01(a), in the case of the Trustee, or in such Fiscal Agent's reasonable good faith judgment, in the case of such Fiscal Agent, will not be ultimately recoverable (together with any accrued and unpaid interest thereon at the Reimbursement Rate) from Late Collections, Insurance Proceeds or Liquidation
Proceeds, or any other recovery on or in respect of such Trust Mortgage Loan or
REO Trust Mortgage Loan.

            "Nonrecoverable Servicing Advance": Any Servicing Advance previously made or proposed to be made in respect of a Serviced Mortgage Loan or REO
Property by the applicable Master Servicer, the Special Servicer, the Trustee or
such Fiscal Agent, as the case may be, that, as determined (in accordance with
Section 3.03(e)) by the applicable Master Servicer, the Special Servicer, the
Trustee or such Fiscal Agent, as applicable, in accordance with the Servicing
Standard, in the case of the Master Servicers and the Special Servicer, the standard of care set forth in Section 8.01(a), in the case of the Trustee, or in such Fiscal Agent's reasonable good faith judgment, in the case of such Fiscal
Agent, will not be ultimately recoverable (together with any accrued and unpaid interest thereon at the Reimbursement Rate) from late collections, Insurance
Proceeds, Liquidation Proceeds, or any other recovery on or in respect of such
Serviced Mortgage Loan or REO Property.

            "Non-Registered Certificate": Unless and until registered under the
Securities Act, any Class XC, Class XW, Class A-MFL, Class G, Class H, Class J,
Class K, Class L, Class M, Class N, Class O, Class P, Class S, Class Q, Class
WFC, Class Y or Class R Certificate.

            "Non-Trust Mortgage Loan": Any mortgage loan that is part of a Loan
Combination but is not included in the Trust Fund. The Non-Trust Mortgage Loans consist of the B-Note Non-Trust Mortgage Loans, the Pari Passu Non-Trust
Mortgage Loans, the Ala Moana Portfolio Non-Trust Mortgage Loans and the JQH
Hotel Portfolio Non-Trust Mortgage Loan.

            "Non-Trust Mortgage Loan Noteholder": Each holder of (i) the promissory note for a Non-Trust Mortgage Loan and (ii) the corresponding rights under the related Co-Lender Agreement.

            "Non-Trust Mortgage Loan Securities": Any securities evidencing an interest in or secured by a Pari Passu Non-Trust Mortgage Loan that is part of a
Serviced Loan Combination or a pool of mortgage loans that includes a Pari Passu
Non-Trust Mortgage Loan that is part of a Serviced Loan Combination.

            "Non-United States Securities Person": Any Person other than a
United States Securities Person.

            "Non-United States Tax Person": Any Person other than a United
States Tax Person.

                                      -71-

            "Officer's Certificate": A certificate signed by a Servicing Officer of a Master Servicer or the Special Servicer, as the case may be, or by a
Responsible Officer of the Trustee or the Certificate Administrator.

            "One World Financial Center Available Distribution Amount": With
respect to any Distribution Date, an amount equal to (a) the portion of the applicable Available Distribution Amount for such Distribution Date attributable to the One World Financial Center Trust Mortgage Loan or any successor REO Trust
Mortgage Loan with respect thereto (calculated without regard to any reimbursement of Nonrecoverable Advances in respect of any Mortgage Loan or REO
Mortgage Loan, including the One World Financial Center Trust Mortgage Loan or
any successor REO Trust Mortgage Loan with respect thereto, and/or any payment of Additional Trust Fund Expenses in respect of any Mortgage Loan or REO
Mortgage Loan, including the One World Financial Center Trust Mortgage Loan or
any successor REO Trust Mortgage Loan with respect thereto), reduced (to not less than zero) by (b) the sum of (i) all Nonrecoverable Advances (if any) with respect to the One World Financial Center Trust Mortgage Loan or any successor
REO Trust Mortgage Loan with respect thereto reimbursed, and all Additional
Trust Fund Expenses (if any) related or allocable to the One World Financial
Center Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto paid, out of general collections on the other Mortgage Loans and REO
Properties during the related Collection Period and (ii) the excess, if any, of
(A) the aggregate of the amounts described in clause (b)(i) of this definition for all Collection Periods, if any, prior to the related Collection Period, over
(B) the aggregate of the amounts described in clause (a) of this definition for all Distribution Dates prior to the subject Distribution Date.

            "One World Financial Center Change of Control Event": Any event that would cause the One World Financial Center Non-Trust Mortgage Loan Noteholder to
cease to be the "Controlling Holder" under the One World Financial Center
Co-Lender Agreement.

            "One World Financial Center Co-Lender Agreement": The A/B Co-Lender
Agreement related to the One World Financial Center Loan Combination.

            "One World Financial Center Controlling Party": The "Controlling
Holder" under (or, if applicable under the circumstances, any operating advisor appointed thereby in accordance with) the One World Financial Center Co-Lender
Agreement; provided that, for so long as the Trust is such Controlling Holder because of the occurrence of a One World Financial Center Change of Control
Event, its rights of consultation and/or approval contemplated by Section 6 of the One World Financial Center Co-Lender Agreement shall be exercised, during a
Class WFC Control Period, by and through the Class WFC Representative and, otherwise, by and through the Controlling Class Representative.

            "One World Financial Center Loan Combination": The A/B Loan
Combination secured by a Mortgage encumbering the One World Financial Center
Mortgaged Property.

            "One World Financial Center Major Decision": Any "Major Decision"
under and within the meaning of the One World Financial Center Co-Lender
Agreement.

            "One World Financial Center Material Non-Monetary Event of Default":
A material non-monetary event of default under the related loan documents that results in a Servicing Transfer Event with respect to the One World Financial
Center Trust Mortgage Loan (which default has not been, and is not being, cured by any Holder(s) of Class WFC Certificates exercising the cure rights in

                                      -72-

accordance with the terms of Section 6.14 of this Agreement or by the One World
Financial Center Non-Trust Mortgage Loan Noteholder), including, without limitation, any event of default relating to the bankruptcy, insolvency, liquidation or dissolution of, or appointment of a receiver with respect to, the related Mortgagor.

            "One World Financial Center Mortgaged Property": The Mortgaged
Property identified on the Mortgage Loan Schedule as One World Financial Center.

            "One World Financial Center Non-Trust Mortgage Loan": The B-Note
Non-Trust Mortgage Loan that is part of the One World Financial Center Loan
Combination.

            "One World Financial Center Non-Trust Mortgage Loan Noteholder": The
holder (or, collectively, the holders) of the promissory note(s) evidencing the
One World Financial Center Non-Trust Mortgage Loan.

            "One World Financial Center Payment Trigger Event": Either (i) a
failure of the related Mortgagor to make any payment due under the One World
Financial Center Trust Mortgage Loan or to fund any required reserve at the times required under the related loan documents (and such failure has not been, and is not being, cured by the Majority Class WFC Certificateholder(s)
exercising the cure rights in accordance with the terms of Section 6.14 of this
Agreement) or (ii) a One World Financial Center Material Non-Monetary Event of
Default.

            "One World Financial Center Principal Distribution Amount": With
respect to any Distribution Date, an amount equal to the aggregate of the amounts comprising the Principal Distribution Amount for such Distribution Date pursuant to clauses (a) through (f), inclusive, of the definition of "Principal
Distribution Amount" that relate to the One World Financial Center Trust
Mortgage Loan or any successor REO Mortgage Loan with respect thereto.

            "One World Financial Center Special Servicer": The Person
responsible for acting as Special Servicer hereunder with respect to the One
World Financial Center Loan Combination or any related REO Property.

            "One World Financial Center Trust Mortgage Loan": The Mortgage Loan
identified as loan number 6 on the Mortgage Loan Schedule and secured by a
Mortgage on the One World Financial Center Mortgaged Property.

            "Opinion of Counsel": A written opinion of counsel (which counsel may be a salaried counsel for the Depositor, a Master Servicer or the Special
Servicer) acceptable to and delivered to the Trustee, the Certificate
Administrator or the applicable Master Servicer, as the case may be, except that any opinion of counsel relating to (a) the qualification of any REMIC Pool as a
REMIC, (b) the qualification of Grantor Trust Y, Grantor Trust A-MFL or Grantor
Trust ED as a Grantor Trust, (c) compliance with the REMIC Provisions or the
Grantor Trust Provisions or (d) the resignation of a Master Servicer or the
Special Servicer pursuant to Section 6.04 must be an opinion of counsel who is in fact Independent of the Master Servicers, the Special Servicer and the
Depositor.

            "Option Price": As defined in Section 3.18(c).

                                      -73-

            "Original Class Notional Amount": With respect to the Class XC
Certificates, the Original Class XC Notional Amount; with respect to the Class
XP Certificates, the Original Class XP Notional Amount; with respect to the
Class WFC-X Certificates, the Original Class WFC-X Notional Amount; and, with respect to the Class XW Certificates, the Original Class XW Notional Amount.

            "Original Class Principal Balance": With respect to any Class of
Principal Balance Certificates (other than the Class A-MFL Certificates) or the
Class A-MFL REMIC II Regular Interest, the initial Class Principal Balance thereof as of the Closing Date, in each case as specified in the Preliminary
Statement; and, with respect to the Class A-MFL Certificates, the initial Class
Principal Balance thereof as of the Closing Date equal to the Original Class
Principal Balance of the Class A-MFL REMIC II Regular Interest.

            "Original Class WFC-X Notional Amount": $40,500,000.

            "Original Class XC Notional Amount": $4,157,883,626.

            "Original Class XP Notional Amount": $4,082,548,050.

            "Original Class XW Notional Amount": $2,441,931,653.

            "OTS": The Office of Thrift Supervision or any successor thereto.

            "Outside Administered REO Property": Any REO Property relating to an
Outside Serviced Loan Combination.

            "Outside Master Servicer": A master servicer (or, with respect to the DB AmeriCold Portfolio Loan Combination, the master servicer and primary servicer, together) under an Outside Servicing Agreement responsible for the servicing of the related Outside Serviced Loan Combination.

            "Outside Serviced Loan Combination": The Ala Moana Portfolio Loan
Combination, the DB AmeriCold Portfolio Loan Combination, the Mall of America
Portfolio Loan Combination or the JQH Hotel Portfolio Loan Combination, as
applicable.

            "Outside Serviced Trust Mortgage Loans": The Ala Moana Portfolio
Trust Mortgage Loan, the DB AmeriCold Portfolio Trust Mortgage Loan, the Mall of
America Portfolio Trust Mortgage Loan or the JQH Hotel Portfolio B-Note Trust
Mortgage Loan, as applicable.

            "Outside Servicer": An Outside Master Servicer or an Outside Special
Servicer, as applicable.

            "Outside Servicer Default": An "Event of Default" on the part of an
Outside Servicer under the related Outside Servicing Agreement.

            "Outside Servicing Agreement": The Ala Moana Portfolio Outside
Servicing Agreement, the DB AmeriCold Portfolio Outside Servicing Agreement, the
Mall of America Outside Servicing Agreement or the JQH Hotel Portfolio Outside
Servicing Agreement, as applicable.

            "Outside Servicing Fee": With respect to each Outside Serviced Trust
Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, the monthly fee, comparable to the

                                      -74-

Master Servicing Fee hereunder and calculated at the related Outside Servicing
Fee Rate, that is payable to the related Outside Master Servicer (or, if applicable, to the related Outside Master Servicer and a primary servicer in the aggregate).

            "Outside Servicing Fee Rate": 0.02% per annum in the case of the
Mall of America Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto; and 0.01% per annum in the case of each other Outside
Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto.

            "Outside Special Servicer": A special servicer under an Outside
Servicing Agreement responsible for the special servicing of the related Outside
Serviced Loan Combination.

            "Outside Trustee": A trustee under an Outside Servicing Agreement.

            "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

            "P&I Advance": As to any Trust Mortgage Loan or REO Trust Mortgage
Loan, any advance made by a Master Servicer, the Trustee or any Fiscal Agent pursuant to Section 4.03.

            "P&I Advance Date": The Business Day immediately preceding each
Distribution Date.

            "Pari Passu Loan Combination": As defined in the Preliminary
Statement.

            "Pari Passu Non-Trust Mortgage Loan": As defined in the Preliminary
Statement.

            "Pass-Through Rate": With respect to:

            (i)     the Class A-1 Certificates, for any Distribution
      Date,4.9770% per annum;

            (ii)    the Class A-2A Certificates, for any Distribution Date,
      5.2370% per annum;

            (iii)   the Class A-2B Certificates, for any Distribution Date,
      5.2050% per annum;

            (iv)    the Class A-3 Certificates, for any Distribution Date,
      5.2930% per annum;

            (v)     the Class A-SB Certificates, for any Distribution Date,
      5.2780% per annum;

            (vi)    the Class A-4 Certificates, for any Distribution Date,
      5.3220% per annum;

            (vii)   the Class A-1A Certificates, for any Distribution Date, the
      lesser of (A) 5.2890% per annum and (B) the Weighted Average Net Mortgage
      Pass-Through Rate for such Distribution Date;

            (viii)  the Class A-MFX Certificates, for any Distribution Date, the
      lesser of (A) 5.3660% per annum and (B) the Weighted Average Net Mortgage
      Pass-Through Rate for such Distribution Date;

                                      -75-

            (ix)    the Class A-MFL Certificates, (A) for any Distribution Date
      with respect to which a Class A-MFL Distribution Conversion does not exist, the per annum rate, expressed as a percentage, equal to the applicable value of LIBOR specified in or calculated in accordance with
      Section 1.03, plus 0.2050% per annum, and (B) for any Distribution Date with respect to which a Class A-MFL Distribution Conversion does exist, the Pass-Through Rate for the Class A-MFL REMIC II Regular Interest for
      that Distribution Date;

            (x)     the Class A-MFL REMIC II Regular Interest, for any
      Distribution Date, a per annum rate equal to the lesser of (a) 5.301% and
      (B) the Weighted Average Net Mortgage Pass-Through Rate for such
      Distribution Date;

            (xi)    the Class A-J Certificates, for any Distribution Date, the
      lesser of (A) 5.3980% per annum and (B) the Weighted Average Net Mortgage
      Pass-Through Rate for such Distribution Date;

            (xii)   the Class B Certificates, for any Distribution Date, a per
      annum rate equal to the lesser of (A) 5.4470% and (B) the Weighted Average
      Net Mortgage Pass-Through Rate for such Distribution Date;

            (xiii)  the Class C Certificates, for any Distribution Date, a per
      annum rate equal to the lesser of (A) 5.4760% and (B) the Weighted Average
      Net Mortgage Pass-Through Rate for such Distribution Date;

            (xiv)   the Class D Certificates, for any Distribution Date, a per
      annum rate equal to the lesser of (A) 5.5060% and (B) the Weighted Average
      Net Mortgage Pass-Through Rate for such Distribution Date;

            (xv)    the Class E Certificates, for any Distribution Date, a per
      annum rate equal to the lesser of (A) 5.5260% and (B) the Weighted Average
      Net Mortgage Pass-Through Rate for such Distribution Date;

            (xvi)   the Class F Certificates, for any Distribution Date, a per
      annum rate equal to the lesser of (A) 5.5550% and (B) the Weighted Average
      Net Mortgage Pass-Through Rate for such Distribution Date;

            (xvii)  the Class G Certificates, for any Distribution Date, a per
      annum rate equal to the lesser of (A) 5.6550% and (B) the Weighted Average
      Net Mortgage Pass-Through Rate for such Distribution Date;

            (xviii) each Class of the Class H, Class J and Class K
      Certificates, for any Distribution Date, a per annum rate equal to the
      Weighted Average Net Mortgage Pass-Through Rate for such Distribution
      Date;

            (xix)   each Class of the Class L, Class M, Class N, Class O, Class
      P, Class Q and Class S Certificates, for any Distribution Date, a per
      annum rate equal to the lesser of (A) 5.0140% and (B) the Weighted Average
      Net Mortgage Pass-Through Rate for such Distribution Date;

                                      -76-

            (xx)    the Class WFC-1 Certificates, for any Distribution Date, a
      per annum rate equal to the product of (A) 5.693226% per annum, multiplied by (B) a fraction, the numerator of which is the number of days in the calendar month preceding the calendar month in which such Distribution
      Date occurs, and the denominator of which is 30;

            (xxi)   the Class WFC-2 Certificates, for any Distribution Date, a
      per annum rate equal to the product of (A) 5.693226% per annum, multiplied by (B) a fraction, the numerator of which is the number of days in the calendar month preceding the calendar month in which such Distribution
      Date occurs, and the denominator of which is 30;

            (xxii)  the Class WFC-3 Certificates, for any Distribution Date, a
      per annum rate equal to the product of (A) 5.693226% per annum, multiplied by (B) a fraction, the numerator of which is the number of days in the calendar month preceding the calendar month in which such Distribution
      Date occurs, and the denominator of which is 30;

            (xxiii) the Class WFC-X Certificates, for any Distribution Date,
      a per annum rate equal to the product of (A) 0.8681837037% per annum, multiplied by (B) a fraction, the numerator of which is the number of days in the calendar month preceding the calendar month in which such
      Distribution Date occurs, and the denominator of which is 30;

            (xxiv)  the Class XC Certificates, for any Distribution Date, a
      per annum rate equal to the weighted average of the Class XC Strip Rates for the respective Class XC Components for such Distribution Date
      (weighted on the basis of the respective Component Notional Amounts of such Class XC Components outstanding immediately prior to such
      Distribution Date);

            (xxv)   the Class XW Certificates, for any Distribution Date, a per
      annum rate equal to the weighted average of the Class XW Strip Rates for the respective Class XW Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Class XW
      Components outstanding immediately prior to such Distribution Date); and

            (xxvi)  the Class XP Certificates for any Distribution Date, a per
      annum rate equal to the weighted average of the Class XP Strip Rates for the respective Class XP Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Class XP
      Components outstanding immediately prior to such Distribution Date);
      provided that, for reporting purposes, the Pass-Through Rate with respect to the Class XP Certificates for each Distribution Date shall be calculated in accordance with the Prospectus Supplement.

            "PCAOB": The Public Company Accounting Oversight Board.

            "Penalty Interest": With respect to any Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan (or any successor REO Mortgage Loan with respect thereto), any amounts collected thereon, other than late payment charges, Additional Interest, Prepayment Premiums or Yield Maintenance Charges,
that represent penalty interest (arising out of a default) in excess of interest on the Stated Principal Balance of such Trust Mortgage Loan or Serviced
Non-Trust Mortgage Loan (or such successor REO Mortgage Loan) accrued at the related Mortgage Rate. Penalty Interest with respect to an Outside Serviced
Trust Mortgage Loan will be allocated to such Trust Mortgage Loan as provided in the related Co-Lender Agreement and the related Outside Servicing Agreement, and to the extent not

                                      -77-

inconsistent with the related Co-Lender Agreement and the related Outside
Servicing Agreement, as provided in this Agreement.

            "Percentage Interest": With respect to any Regular Certificate or
Class A-MFL Certificate, the portion of the relevant Class evidenced by such
Certificate, expressed as a percentage, the numerator of which is the
Certificate Principal Balance or Certificate Notional Amount, as the case may be, of such Certificate as of the Closing Date, as specified on the face thereof, and the denominator of which is the Original Class Principal Balance or
Original Class Notional Amount, as the case may be, of the relevant Class. With respect to a Class R Certificate or Class Y Certificate, the percentage interest in distributions to be made with respect to the relevant Class, as stated on the face of such Certificate.

            "Performing Serviced Trust Mortgage Loan": A Serviced Trust Mortgage
Loan that is not a Specially Serviced Trust Mortgage Loan.

            "Periodic Payment": With respect to any Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan as of any Due Date, the scheduled payment of principal and/or interest (exclusive of Additional Interest) on such Trust
Mortgage Loan or Serviced Non-Trust Mortgage Loan, as the case may be, including any Balloon Payment, that is actually payable by the related Mortgagor from time to time under the terms of the related Mortgage Note (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section
3.20).

            "Permitted Investments": Any one or more of the following
obligations or securities (including obligations or securities of or managed by the Certificate Administrator, if otherwise qualifying hereunder):

            (i)     direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof (having original maturities of not more than 365 days); provided such obligations are backed by the full faith and credit of the United States. Such obligations must be limited to those instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change or be liquidated prior to maturity;
      and provided, further, that such obligations may not have a rating from
      S&P with an "r" highlighter. If such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

            (ii)    repurchase obligations with respect to any security
      described in clause (i) above (having original maturities of not more than
      365 days); provided that the short-term deposit or debt obligations, of the party agreeing to repurchase such obligations are rated in the highest applicable rating categories of each of Fitch, Moody's and S&P or such lower rating (not less than one of the four highest applicable rating categories) as will not result in qualification, downgrading or withdrawal of the ratings then assigned to the Certificates or any Non-Trust Mortgage
      Loan Securities, as evidenced in writing by such rating agencies; and
      provided, further, that such obligations may not have a rating from S&P with an "r" highlighter. In addition, its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest may either be fixed or variable. If such interest is variable,

                                      -78-

      interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

            (iii)   certificates of deposit, time deposits, demand deposits and bankers' acceptances of any bank or trust company organized under the laws of the United States or any state thereof (having original maturities of not more than 365 days), the short term obligations of which are rated in the highest applicable rating categories of each of Fitch, Moody's and S&P or such lower rating (not less than one of the four highest applicable rating categories) as will not result in qualification, downgrading or withdrawal of the ratings then assigned to the Certificates or any
      Non-Trust Mortgage Loan Securities, as evidenced in writing by such rating agencies; provided that such obligations may not have a rating from S&P with an "r" highlighter. In addition, its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest may either be fixed or variable. If such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

            (iv)    commercial paper (having original maturities of not more
      than 365 days) of any corporation incorporated under the laws of the
      United States or any state thereof (or if not so incorporated, the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United
      States jurisdiction) which is rated in the highest applicable rating category of each of Fitch, Moody's and S&P or such lower rating (not less than one of the four highest applicable rating categories) as will not result in qualification, downgrading or withdrawal of the ratings then assigned to the Certificates or any Non-Trust Mortgage Loan Securities, as
      evidenced in writing by such rating agencies; provided that such obligations may not have a rating from S&P with an "r" highlighter. The commercial paper by its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. In addition, its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest may either be fixed or variable. If such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

            (v)     units of money market funds that maintain a constant asset value and which are rated in the highest applicable rating category by each of Fitch and Moody's and rated "AAAm" or "AAAm-G" by S&P (or such lower rating (not less than one of the four highest applicable rating categories) as will not result in qualification, downgrading or withdrawal of the ratings then assigned to the Certificates or any Non-Trust Mortgage
      Loan Securities, as evidenced in writing by such rating agencies) and which seeks to maintain a constant net asset value. In addition, its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; and

            (vi)    any other obligation or security that constitutes a "cash
      flow investment" within the meaning of Section 860G(a)(6) of the Code and is acceptable to each of Fitch, Moody's and S&P, evidence of which acceptability shall be provided in writing by each such rating agency to the Master Servicers, the Special Servicer, the Certificate Administrator
      and the Trustee; provided, however, in no event shall such other obligation or security be rated less than "AA/F-1" by Fitch, "Aa3/P+" by
      Moody's or "AA/A-1" by S&P;

                                      -79-

provided that (1) no investment described hereunder shall evidence either the right to receive (x) only interest with respect to such investment or (y) a yield to maturity greater than 120% of the yield to maturity at par of the underlying obligations; and (2) no investment described hereunder may be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to stated maturity; and
provided, further, that no rating confirmation need be obtained with respect to any Non-Trust Mortgage Loan Securities in connection with establishing whether any investment is a Permitted Investment unless such investment involves funds related to a Non-Trust Mortgage Loan (or any successor REO Serviced Non-Trust
Mortgage Loan) that backs such Non-Trust Mortgage Loan Securities.

            "Permitted Transferee": Any Transferee of a Class R Certificate
other than a Disqualified Organization, a Plan, a Non-United States Tax Person
or a United States Tax Person with respect to whom income on the Class R
Certificate is allocable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other United States Tax Person.

            "Person": Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Plan": As defined in Section 5.02(c).

            "Plurality Class R Certificateholder": As to any taxable year of any
REMIC Pool, the Holder of Certificates holding the largest Percentage Interest of the Class R Certificates.

            "PNC": PNC Bank, National Association or its successor in interest.

            "PNC Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of March 14, 2007, between the Depositor and PNC and relating to the transfer of certain Trust Mortgage Loans by PNC to the
Depositor.

            "PNC Trust Mortgage Loans": Each of the Trust Mortgage Loans
transferred and assigned to the Depositor pursuant to the PNC Mortgage Loan
Purchase Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the PNC Mortgage Loan
Purchase Agreement.

            "Pool REO Account": A segregated account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the
Trustee in trust for the Certificateholders, which shall be entitled substantially as follows: "[NAME OF SPECIAL SERVICER], as Special Servicer for
[NAME OF TRUSTEE], as Trustee, on behalf of and in trust for the registered holders of CD 2007-CD4 Commercial Mortgage Trust, Commercial Mortgage
Pass-Through Certificates, Series CD 2007-CD4."

            "Prepayment Assumption": For purposes of determining the accrual of original issue discount, market discount and premium, if any, on the
Certificates for federal income tax purposes, 0% CPR (within the meaning of the
Prospectus), except that it is assumed that each ARD Trust Mortgage Loan is repaid on its Anticipated Repayment Date.

                                      -80-

            "Prepayment Interest Excess": With respect to any Serviced Mortgage
Loan (other than a Type II Late Payment Date Trust Mortgage Loan) that was subject to a Principal Prepayment in full or in part during any Collection
Period, which Principal Prepayment was applied to such Serviced Mortgage Loan following such Serviced Mortgage Loan's Due Date in such Collection Period, the amount of interest (net of the related Master Servicing Fee and, if applicable, any related Penalty Interest and Additional Interest) accrued on the amount of such Principal Prepayment during the period from and after such Due Date and ending on the date such Principal Prepayment was applied to such Serviced
Mortgage Loan, to the extent collected (exclusive of any related Prepayment
Premium or Yield Maintenance Charge actually collected).

            "Prepayment Interest Shortfall": With respect to: (a) any Serviced
Mortgage Loan (other than a Type II Late Payment Date Trust Mortgage Loan) that was subject to a Principal Prepayment in full or in part during any Collection
Period, which Principal Prepayment was applied to such Serviced Mortgage Loan prior to such Serviced Mortgage Loan's Due Date in such Collection Period, the amount of interest, to the extent not collected from the related Mortgagor
(without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Serviced Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive (exclusive, however, of (i) any related
Master Servicing Fees that would have been payable out of the uncollected interest and (ii) any portion of the uncollected interest that would have constituted Penalty Interest and/or Additional Interest); (b) any Type II Late
Payment Date Trust Mortgage Loan that was subject to a Principal Prepayment in full or in part during any Collection Period, the amount of interest, to the extent not collected from the related Mortgagor (without regard to any
Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such
Trust Mortgage Loan and ending on the day immediately preceding the related Due
Date in the next Collection Period, inclusive (exclusive, however, of (i) any related Master Servicing Fees that would have been payable out of the uncollected interest and (ii) any portion of the uncollected interest that would have constituted Penalty Interest and/or Additional Interest); and (c) any
Outside Serviced Trust Mortgage Loan, if it was subject to a Principal
Prepayment in full or in part made prior to its Due Date during any Underlying
Collection Period, the amount of interest, to the extent not collected from the related Mortgagor or otherwise (without regard to any Prepayment Premium or
Yield Maintenance Charge that may have been collected), that would have accrued at a rate per annum equal to the related Mortgage Rate (reduced by the related
Outside Servicing Fee Rate) on the amount of such Principal Prepayment during the period from the date to which interest was paid by the related Mortgagor to, but not including, such Due Date (exclusive of any related Master Servicing Fees that would have been payable out of such uncollected interest).

            "Prepayment Premium": Any premium, penalty or fee (other than a
Yield Maintenance Charge) paid or payable, as the context requires, by a
Mortgagor in connection with a Principal Prepayment.

            "Primary Collateral": With respect to any Crossed Loan, that portion of the Mortgaged Property designated as directly securing such Crossed Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such
Crossed Loan.

                                      -81-

            "Prime Rate": The "prime rate" published in the "Money Rates"
Section of The Wall Street Journal, as such "prime rate" may change from time to time. If The Wall Street Journal ceases to publish the "prime rate," then Master
Servicer No. 1 shall select an equivalent publication that publishes such "prime rate"; and if such "prime rate" is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then
Master Servicer No. 1 shall select a comparable interest rate index. In either case, such selection shall be made by Master Servicer No. 1 in its sole discretion and Master Servicer No. 1 shall notify the Trustee, the Certificate
Administrator, Master Servicer No. 2, Master Servicer No. 3 and the Special
Servicer in writing of its selection.

            "Principal Balance Certificate": Any Class A-1, Class A-2A, Class
A-2B, Class A-3, Class A-SB, Class A-4, Class A-1A, Class A-MFX, Class A-MFL,
Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class
J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class
WFC-1, Class WFC-2 and Class WFC-3 Certificate.

            "Principal Distribution Amount": With respect to any Distribution
Date, an amount equal to:

            (a)     the aggregate of the principal portions of all Periodic
      Payments (other than Balloon Payments) and any Assumed Periodic Payments due or deemed due in respect of the Trust Mortgage Loans for their respective Due Dates occurring during the related Collection Period (or, in the case of a Type II Late Payment Date Reserve Mortgage Loan or any
      successor REO Trust Mortgage Loan with respect thereto, during the calendar month in which such Distribution Date occurs), to the extent
      Received by the Trust during the related Collection Period or advanced by a Master Servicer, the Trustee or any Fiscal Agent, as applicable, for such Distribution Date; plus

            (b)     the aggregate of all Principal Prepayments Received by the
      Trust on the Trust Mortgage Loans during the related Collection Period;
      plus

            (c)     with respect to any Trust Mortgage Loan as to which the
      related Stated Maturity Date occurred during or prior to the related
      Collection Period, any payment of principal (other than a Principal
      Prepayment) made by or on behalf of the related Mortgagor (and Received by the Trust during the related Collection Period), including any Balloon
      Payment, net of any portion of such payment that represents a recovery of the principal portion of any Periodic Payment (other than a Balloon
      Payment) due, or the principal portion of any Assumed Periodic Payment deemed due, in respect of such Trust Mortgage Loan on a Due Date during or prior to the related Collection Period and included as part of the
      Principal Distribution Amount for such Distribution Date or any prior
      Distribution Date pursuant to clause (a) above; plus

            (d)     the aggregate of the principal portion of all Liquidation
      Proceeds, Insurance Proceeds and, to the extent not otherwise included in clause (a), (b) or (c) above, payments that were Received by the Trust on the Trust Mortgage Loans during the related Collection Period and that were identified and applied by a Master Servicer and/or the Special
      Servicer as recoveries of principal of such Trust Mortgage Loans, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Periodic Payment (other than a Balloon Payment)
      due, or of the principal portion of any Assumed Periodic Payment deemed due, in respect of the related Trust Mortgage Loan on a Due Date during or prior to the related

                                      -82-

      Collection Period and included as part of the Principal Distribution
      Amount for such Distribution Date or any prior Distribution Date pursuant to clause (a) above; plus

            (e)     with respect to any REO Properties, the aggregate of the
      principal portions of all Assumed Periodic Payments deemed due in respect of the related REO Trust Mortgage Loans for their respective Due Dates occurring during the related Collection Period to the extent Received by the Trust (in the form of REO Revenues or otherwise) during the related
      Collection Period or advanced with respect to such Distribution Date; plus

            (f)     with respect to any REO Properties, the aggregate of all
      Liquidation Proceeds, Insurance Proceeds and REO Revenues that were
      Received by the Trust during the related Collection Period on such REO
      Properties and that were identified and applied by a Master Servicer and/or the Special Servicer as recoveries of principal of the related REO
      Trust Mortgage Loans, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Periodic Payment
      (other than a Balloon Payment) due, or of the principal portion of any
      Assumed Periodic Payment deemed due, in respect of the related REO Trust
      Mortgage Loan or the predecessor Trust Mortgage Loan on a Due Date during or prior to the related Collection Period and included as part of the
      Principal Distribution Amount for such Distribution Date or any prior
      Distribution Date pursuant to clause (a) or (e) above; plus

            (g)     if such Distribution Date is subsequent to the initial
      Distribution Date, the excess, if any, of the Net Principal Distribution
      Amount for the immediately preceding Distribution Date, over the aggregate distributions of principal made on the Sequential Pay Certificates
      (exclusive of the Class A-MFL Certificates) and the Class A-MFL REMIC II
      Regular Interest on such immediately preceding Distribution Date pursuant to Section 4.01; plus

            (h)     any amounts that were used to reimburse Nonrecoverable
      Advances (including interest on such Nonrecoverable Advances) from principal collections on the Mortgage Pool pursuant to Section 3.05(a)
      hereof which are subsequently Received by the Trust on the related Trust
      Mortgage Loan or REO Trust Mortgage Loan during the related Collection
      Period; less

            (i)     the amount of any reimbursements of Nonrecoverable Advances
      (including interest on such Nonrecoverable Advances) that are paid or reimbursed from principal collections on the Mortgage Pool pursuant to
      Section 3.05(a) hereof with respect to such Distribution Date where such principal collections would have otherwise been included in the Principal
      Distribution Amount for such Distribution Date pursuant to any of clauses
      (a) through (f) above;

provided that, for the final Distribution Date, the Principal Distribution
Amount shall in no event be less than the aggregate Stated Principal Balance of the Mortgage Pool immediately prior to such Distribution Date.

            "Principal Prepayment": Any payment of principal made by the
Mortgagor on a Trust Mortgage Loan or Serviced Non-Trust Mortgage Loan that is received in advance of its scheduled Due Date; provided that it shall not include a payment of principal that is accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

                                      -83-

            "Privileged Person": Any Certificateholder, any Certificate Owner,
any party hereto, any Person identified to the Certificate Administrator, the
Trustee or a Master Servicer, as applicable, as a prospective transferee of a
Certificate or interest therein (or a licensed or registered investment adviser representing such Person), any Rating Agency, any Mortgage Loan Seller, any
Serviced Non-Trust Mortgage Loan Noteholder, any Underwriter or any designee of the Depositor or any party hereto; provided that no Certificate Owner or prospective transferee of a Certificate or interest therein (or a licensed or registered investment adviser representing such Person) shall be considered a
"Privileged Person" or be entitled to a password or restricted access as contemplated by Section 3.15 or Section 4.02 unless such Person has delivered to the Certificate Administrator, the Trustee or the applicable Master Servicer, as applicable, a certification in the form of Exhibit L-1 or Exhibit L-2, as applicable, which certification shall be available on the Certificate
Administrator's Internet Website.

            "Proposed Plan": As defined in Section 3.17(a)(iii).

            "Prospectus": The prospectus dated March 5, 2007, as supplemented by the Prospectus Supplement, relating to the Registered Certificates.

            "Prospectus Supplement": The final prospectus supplement dated March
14, 2007 of the Depositor relating to the registration of the Registered
Certificates under the Securities Act.

            "Purchase Option": As defined in Section 3.18(c).

            "Purchase Option Notice": As defined in Section 3.18(e).

            "Purchase Price": With respect to any Trust Mortgage Loan (or REO
Property), a cash price equal to the sum of (without duplication): (a) the outstanding principal balance of such Trust Mortgage Loan (or the related REO
Trust Mortgage Loan) as of the date of purchase, (b) all accrued and unpaid interest on such Trust Mortgage Loan (or the related REO Trust Mortgage Loan) at the related Mortgage Rate (other than Additional Interest and Penalty Interest)
to but not including the Due Date in the Collection Period of purchase plus any accrued and unpaid interest on P&I Advances made with respect to such Trust
Mortgage Loan (or the related REO Trust Mortgage Loan), (c) all related and unreimbursed Servicing Advances plus any accrued and unpaid interest thereon,
(d) any reasonable costs and expenses, including, but not limited to, the cost of any enforcement action (including reasonable legal fees incurred in respect of such action), incurred by a Master Servicer, the Special Servicer, the
Trustee, the Certificate Administrator or the Trust Fund in connection with any purchase by a Mortgage Loan Seller (to the extent not included in clause (c)
above or clause (e) below) and (e) any other Additional Trust Fund Expenses in respect of such Trust Mortgage Loan (including any Additional Trust Fund
Expenses previously reimbursed or paid by the Trust Fund but not so reimbursed by the related Mortgagor or other party or from Insurance Proceeds or condemnation proceeds or any other collections in respect of the Trust Mortgage
Loan or the related Mortgaged Property from a source other than the Trust Fund, and including, if applicable, any Liquidation Fee payable to the Special
Servicer in respect of such Trust Mortgage Loan pursuant to Section 3.11(c));
provided that the Purchase Price shall not be reduced by any outstanding P&I
Advance.

            "Qualified Bidder": As defined in Section 7.01.

            "Qualified Institutional Buyer" or "QIB": A "qualified institutional buyer" as defined in Rule 144A under the Securities Act.

                                      -84-

            "Qualified Insurer": An insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction (i) with a minimum insurance financial strength or claims paying ability rating of at least "A3" by Moody's, "A-" by Fitch and "A-" by S&P (or the obligations of which are guaranteed or backed in writing by a company having such a financial strength or claims paying ability rating), and (ii) with respect to the fidelity bond and errors and omissions Insurance Policy required to be maintained pursuant to Section 3.07(c), an insurance company that has a financial strength or claims paying ability rated no lower than two rating categories (without regard to pluses or minuses or numerical qualifications)
below the rating assigned to the then highest rated outstanding Certificate (or, with respect to the required Moody's rating, if not rated by Moody's, then at least "A-" by two other nationally recognized statistical rating organizations
(which may include Fitch)) but in no event lower than "A-" by Fitch, "A3" by
Moody's (or, if not rated by Moody's, then at least "A-" by two other nationally recognized statistical rating organizations (which may include Fitch)) and "A-"
by S&P, or, in the case of clauses (i) and (ii), such other rating as each applicable rating agency shall have confirmed in writing will not cause such rating agency to downgrade, qualify or withdraw the then-current rating assigned to any of the Certificates or any Non-Trust Mortgage Loan Securities that are then currently being rated by such rating agency; and provided that no rating confirmation need be obtained with respect to any Non-Trust Mortgage Loan
Securities in connection with establishing whether any insurer is a Qualified
Insurer unless such insurer is providing insurance coverage related to a
Non-Trust Mortgage Loan (or any successor REO Serviced Non-Trust Mortgage Loan)
that backs such Non-Trust Mortgage Loan Securities.

            "Qualified Substitute Mortgage Loan": A mortgage loan which must, on the date of substitution: (i) have an outstanding Stated Principal Balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Trust Mortgage Loan as of the Due
Date in the calendar month during which the substitution occurs; (ii) have a
Mortgage Rate not less than the Mortgage Rate of the deleted Trust Mortgage
Loan; (iii) have the same Due Date as the deleted Trust Mortgage Loan; (iv)
accrue interest on the same basis as the deleted Trust Mortgage Loan (for example, on a 30/360 Basis); (v) have a remaining term to stated maturity not greater than, and not more than two (2) years less than, the remaining term to stated maturity of the deleted Trust Mortgage Loan; (vi) have a Loan-to-Value
Ratio not higher than the lower of the original Loan-to-Value Ratio of the deleted Trust Mortgage Loan and the then-current Loan-to-Value Ratio of the deleted Trust Mortgage Loan; (vii) comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage
Loan Purchase Agreement; (viii) have an Environmental Assessment that indicates no adverse environmental conditions with respect to the related Mortgaged
Property and which will be delivered as a part of the related Servicing File;
(ix) have a current Debt Service Coverage Ratio (calculated to include the additional debt from any encumbrance) of not less than the higher of the original Debt Service Coverage Ratio (calculated to include the additional debt from any encumbrance) of the deleted Trust Mortgage Loan and the then current
Debt Service Coverage Ratio (calculated to include the additional debt from any encumbrance) of the deleted Trust Mortgage Loan; (x) be determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller's expense) to be a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code; (xi)
not have a maturity date after the date two (2) years prior to the Rated Final
Distribution Date; (xii) not be substituted for a deleted Trust Mortgage Loan unless the Trustee has received prior confirmation in writing by each Rating
Agency that such substitution will not result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any Class of
Certificates then rated by the Rating Agency (the cost, if any, of obtaining such confirmation to be paid by the Mortgage Loan Seller);

                                      -85-

(xiii) have a date of origination that is not more than 12 months prior to the date of substitution; (xiv) have been approved by the Controlling Class
Representative (or, if there is no Controlling Class Representative then serving, by the Holders of Certificates representing a majority of the Voting
Rights allocated to the Controlling Class) and (xv) not be substituted for a deleted Trust Mortgage Loan if it would result in the termination of the REMIC status of any REMIC Pool or the imposition of tax on any REMIC Pool other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of Counsel (at the applicable
Mortgage Loan Seller's expense). In the event that one or more mortgage loans are substituted for one or more deleted Trust Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate principal balances and the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided that no Trust Mortgage Loan shall have a Net
Mortgage Rate that is less than the highest Pass-Through Rate of any Class of
Sequential Pay Certificates bearing a fixed rate and outstanding at the time of the substitution. When a Qualified Substitute Mortgage Loan is substituted for a deleted Trust Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Trust Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee. A Qualified
Substitute Mortgage Loan may not be substituted for the One World Financial
Center Trust Mortgage Loan.

            "Rated Final Distribution Date": The Distribution Date in December
2049.

            "Rating Agency": Each of Fitch, Moody's and S&P.

            "RBC": Royal Bank of Canada or its successor in interest.

            "RBC Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of March 14, 2007, between the Depositor and RBC and relating to the transfer of certain Trust Mortgage Loans by RBC to the
Depositor.

            "RBC Trust Mortgage Loans": Each of the Trust Mortgage Loans
transferred and assigned to the Depositor pursuant to the RBC Mortgage Loan
Purchase Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the RBC Mortgage Loan
Purchase Agreement.

            "Realized Loss": With respect to: (1) any defaulted Trust Mortgage
Loan or Serviced Non-Trust Mortgage Loan as to which a Final Recovery
Determination has been made, or with respect to any successor REO Mortgage Loan as to which a Final Recovery Determination has been made as to the related REO
Property, an amount (not less than zero) equal to (a) the unpaid principal balance of such Trust Mortgage Loan, Serviced Non-Trust Mortgage Loan or REO
Mortgage Loan, as the case may be, as of the commencement of the Collection
Period in which the Final Recovery Determination was made, plus (b) without taking into account the amount described in subclause (1)(c) of this definition, all accrued but unpaid interest on such Trust Mortgage Loan, Serviced Non-Trust
Mortgage Loan or REO Mortgage Loan, as the case may be, at the related Mortgage
Rate to but not including the Due Date in the Collection Period in which the
Final Recovery Determination was made (exclusive of any portion thereof that constitutes Prepayment Premiums or Yield Maintenance Charges), minus (c) all payments and proceeds, if any, actually received in respect of, and allocable as interest on or principal of, such Trust Mortgage Loan, Serviced Non-Trust
Mortgage Loan or REO Mortgage Loan, as the case may be, during the Collection
Period in which such Final Recovery Determination was made; provided

                                      -86-

that, in the case of an Outside Serviced Trust Mortgage Loan or any successor
REO Trust Mortgage Loan with respect thereto, references to "Collection Period"
in this clause (1) shall be deemed to be references to "Underlying Collection
Period"; (2) any defaulted Trust Mortgage Loan or Serviced Non-Trust Mortgage
Loan as to which any portion of the principal or previously accrued interest
(other than Additional Interest and Penalty Interest) payable thereunder was canceled in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Trust Mortgage
Loan or Serviced Non-Trust Mortgage Loan, as the case may be, granted or agreed to by the Special Servicer pursuant to Section 3.20 (or, in the case of an
Outside Serviced Trust Mortgage Loan, by the applicable Outside Servicer pursuant to the related Outside Servicing Agreement), the amount of such principal and/or interest so canceled; (3) any Trust Mortgage Loan or Serviced
Non-Trust Mortgage Loan as to which the Mortgage Rate thereon has been permanently reduced and not recaptured for any period in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Trust Mortgage Loan or Serviced
Non-Trust Mortgage Loan, as the case may be, granted or agreed to by the Special
Servicer pursuant to Section 3.20 (or, in the case of an Outside Serviced Trust
Mortgage Loan, by the applicable Outside Servicer pursuant to the related
Outside Servicing Agreement), the amount of the consequent reduction in the interest portion of each successive Periodic Payment due thereon (each such
Realized Loss shall be deemed to have been incurred on the Due Date for each affected Periodic Payment); and (4) any Trust Mortgage Loan for which a Final
Recovery Determination has been made, to the extent not included in clause (1)
above, Nonrecoverable Advances (including interest on such Nonrecoverable
Advance) to the extent paid out of general collections on the Mortgage Pool.

            "Received by the Trust": The receipt of any particular amount or item: (a) in the case of an Outside Serviced Trust Mortgage Loan or any related
REO Property, subject to the last sentence of Section 3.02(b), by the Trustee
(or by Master Servicer No. 1 or the Certificate Administrator on behalf of the
Trustee), as holder of the Mortgage Note for such Outside Serviced Trust
Mortgage Loan, on behalf of the Trust; and (b) in the case of any other Trust
Mortgage Loan or REO Property, by the applicable Master Servicer or any of its
Sub-Servicers, the Special Servicer or any of its Sub-Servicers, the Certificate
Administrator or the Trustee, as the case may be, in any event on behalf of the
Trust.

            "Record Date": With respect to any Distribution Date, the last
Business Day of the month immediately preceding the month in which such
Distribution Date occurs.

            "Reference Rate": With respect to any Distribution Date, the applicable rate per annum set forth on Schedule V hereto.

            "Registered Certificate": Any Class XP, Class A-1, Class A-2A, Class
A-2B, Class A-3, Class A-SB, Class A-4, Class A-1A, Class A-MFX, Class A-J,
Class B, Class C, Class D, Class E or Class F Certificate.

            "Regular Certificate": Any Principal Balance Certificate (other than a Class A-MFL Certificate) or Class X Certificate.

            "Regulation AB": Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities,
Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

                                      -87-

            "Regulation S": Regulation S under the Securities Act.

            "Regulation S Global Certificate": With respect to any Class of
Book-Entry Non-Registered Certificates offered and sold outside of the United
States in reliance on Regulation S, one or collectively more global Certificates of such Class registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, each of which
Certificates bears a Regulation S CUSIP number.

            "Reimbursement Rate": The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and on P&I
Advances in accordance with Section 4.03(d), which rate per annum is equal to the Prime Rate.

            "Relevant Servicing Criteria": With respect to any of the various parties listed on Exhibit B hereto, subject to any interpretive guidance provided by the Commission, the Servicing Criteria applicable to the subject party, as set forth on Exhibit B hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Sub-Servicing Function Participant engaged by the Trustee, the
Certificate Administrator, a Master Servicer or the Special Servicer, the term
"Relevant Servicing Criteria" may refer to a portion of the Relevant Servicing
Criteria applicable to the Certificate Administrator, such Master Servicer, the
Special Servicer or the Trustee.

            "Remaining Net Available Distribution Amount": With respect to any
Class of Class B Through S Certificates for any Distribution Date, an amount equal to the Net Available Distribution Amount for such Distribution Date, reduced by all distributions to be made on such Distribution Date: (i) pursuant to Section 4.01(a) with respect to the Class XC, Class XW, Class XP, Class A-1,
Class A-2A, Class A-2B, Class A-3, Class A-SB, Class A-4, Class A-1A, Class
A-MFX and Class A-J Certificates and the Class A-MFL REMIC II Regular Interest;
and (ii) pursuant to Section 4.01(b) with respect to any and all other Classes of the Class B Through S Certificates that evidence a right to payment in accordance with such Section 4.01(b) that is prior to the right to payment evidenced by the subject Class of Class B Through S Certificates. The priority of payments on the various Classes of the Class B Through S Certificates under
Section 4.01(b) shall be consistent with the alphabetic order of the respective
Class designations of such Classes of Certificates, with the Class B
Certificates entitling the Holders thereof to the highest payment priority under
Section 4.01(b) as among the respective Classes of the Class B Through S
Certificates and the Class S Certificates entitling the Holders thereof to the lowest payment priority under Section 4.01(b) as among the respective Classes of the Class B Through S Certificates.

            "Remaining Net Principal Distribution Amount": With respect to any
Class of Class B Through S Certificates for any Distribution Date, an amount equal to the Net Principal Distribution Amount for such Distribution Date, reduced by all distributions of principal to be made on such Distribution Date:
(i) pursuant to Section 4.01(a) with respect to the Class A-1, Class A-2A, Class
A-2B, Class A-3, Class A-SB, Class A-4, Class A-1A, Class A-MFX and Class A-J
Certificates and the Class A-MFL REMIC II Regular Interest; and (ii) pursuant to
Section 4.01(b) with respect to any and all other Classes of the Class B Through
S Certificates that evidence a right to payment in accordance with such Section
4.01(b) that is prior to the right to payment evidenced by the subject Class of
Class B Through S Certificates. The priority of payments on the various Classes of the Class B Through S Certificates under Section 4.01(b) shall be consistent with the alphabetic order of the respective Class

                                      -88-

designations of such Classes of Certificates, with the Class B Certificates entitling the Holders thereof to the highest payment priority under Section
4.01(b) as among the respective Classes of the Class B Through S Certificates and the Class S Certificates entitling the Holders thereof to the lowest payment priority under Section 4.01(b) as among the respective Classes of the Class B
Through S Certificates.

            "REMIC": A "real estate mortgage investment conduit" as defined in
Section 860D of the Code.

            "REMIC I": The segregated pool of assets subject hereto,
constituting the primary trust created hereby and to be administered hereunder with respect to which a separate REMIC election is to be made and, consisting of: (i) the Loan REMIC Regular Interests; (ii) all of the Trust Mortgage Loans
as from time to time are subject to this Agreement and all payments under and proceeds of such Trust Mortgage Loans (other than the One World Financial Center
Trust Mortgage Loan and the Early Defeasance Trust Mortgage Loans) received after the Closing Date (excluding all amounts due with respect to such Trust
Mortgage Loans on or before the Cut-off Date and further excluding all
Additional Interest, if any, on such Trust Mortgage Loans), together with all documents included in the related Mortgage Files and any related Escrow Payments and Reserve Funds; (iii) except to the extent they are part of the Loan REMIC, all amounts (other than Additional Interest and Early Defeasance Yield
Maintenance Payments) held from time to time in the Interest Reserve Account, the Collection Account, the Distribution Account, the Gain-on-Sale Reserve
Account, any Pool REO Account and (except to the extent they are allocable to a
Non-Trust Mortgage Loan or REO Serviced Non-Trust Mortgage Loan, any SLC
Custodial Account; (iv) any REO Property acquired in respect of a Trust Mortgage
Loan (other than the One World Financial Center Trust Mortgage Loan or an Early
Defeasance Trust Mortgage Loan), in each case exclusive of the interest therein of any related Non-Trust Mortgage Loan Noteholder(s); (v) except to the extent they are part of the Loan REMIC, the rights of the "purchaser" under Sections 1,
2, 3 and 5 (and, to the extent related to the foregoing, Sections 8 through 17 and 19) of each of the Mortgage Loan Purchase Agreements; (vi) the rights of the mortgagee under all Insurance Policies with respect to the Trust Mortgage Loans
(other than the One World Financial Center Trust Mortgage Loan and the Early
Defeasance Trust Mortgage Loans), in each case exclusive of the interest therein of any related Non-Trust Mortgage Loan Noteholder(s); and (vii) the rights of the related Mortgage Loan Seller under the Co-Lender Agreements and the Outside
Servicing Agreements; provided that REMIC I shall not include any Serviced
Non-Trust Mortgage Loan or any successor REO Serviced Non-Trust Mortgage Loan with respect thereto or any payments or other collections of principal, interest, Prepayment Premiums, Yield Maintenance Charges or other amounts collected on a Serviced Non-Trust Mortgage Loan or any successor REO Serviced
Non-Trust Mortgage Loan with respect thereto.

            "REMIC I Deferred Interest": The amount by which interest
distributable to REMIC II with respect to any REMIC I Regular Interest is reduced by the amount of Mortgage Deferred Interest allocable to such REMIC I
Regular Interest on any Distribution Date.

            "REMIC I Principal Balance": The principal amount of any REMIC I
Regular Interest outstanding as of any date of determination. As of the Closing
Date, the REMIC I Principal Balance of each REMIC I Regular Interest shall equal the amount specified as such in the Preliminary Statement hereto. On each
Distribution Date, the REMIC I Principal Balance of each REMIC I Regular
Interest shall be: (i) permanently reduced by all distributions of principal deemed to have been made in respect of such REMIC I Regular Interest on such
Distribution Date pursuant to Section 4.01(l); (ii) further

                                      -89-

permanently reduced on such Distribution Date by all Realized Losses and
Additional Trust Fund Expenses deemed to have been allocated thereto on such
Distribution Date pursuant to Section 4.04(b); and (iii) increased by any REMIC
I Deferred Interest with respect thereto for such Distribution Date.

            "REMIC I Regular Interest": Any of the multiple uncertificated
"regular interests" (within the meaning of Section 860G(a)(1) of the Code) in
REMIC I issued hereunder, as described (and bearing the designations specified)
in the Preliminary Statement hereto.

            "REMIC I Remittance Rate": With respect to any REMIC I Regular
Interest, other than REMIC I Regular Interest WFC-1, REMIC I Regular Interest
WFC-2 and REMIC I Regular Interest WFC-3, for any Distribution Date, an annual rate equal to the Weighted Average Net Mortgage Pass-Through Rate for such
Distribution Date; and, with respect to each of REMIC I Regular Interest WFC-1,
REMIC I Regular Interest WFC-2 and REMIC I Regular Interest WFC-3, for any
Distribution Date, an annual rate equal to the Loan REMIC Remittance Rate with respect to Loan REMIC Regular Interest WFC-II for such Distribution Date.

            "REMIC II": The segregated pool of assets consisting of all of the
REMIC I Regular Interests and all amounts deemed distributed thereon from time to time, conveyed in trust to the Trustee for the benefit of REMIC II, as holder of the REMIC I Regular Interests, and the Holders of the Class R Certificates,
insofar as the Class R Certificates evidence the sole class of residual interests in REMIC II, with respect to which segregated pool of assets a separate REMIC election is to be made.

            "REMIC II Certificate": Any Class A-1, Class A-2A, Class A-2B, Class
A-3, Class A-SB, Class A-4, Class A-1A, Class A-MFX, Class A-J, Class B, Class
C, Class D, Class XC, Class XW, Class XP, Class E, Class F, Class G, Class H,
Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S,
Class WFC-1, Class WFC-2, Class WFC-3 or Class WFC-X Certificate or, insofar as it represents a portion of the sole class of residual interests in REMIC II, any
Class R Certificate.

            "REMIC II Regular Interests": The Regular Certificates, the Class
A-MFL REMIC II Regular Interest and the Class X Components.

            "REMIC Pool": Each of REMIC I, REMIC II and the Loan REMICs.

            "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections
860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

            "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

            "REO Account": The Pool REO Account or any SLC REO Account, as
applicable.

            "REO Acquisition": The acquisition of any REO Property pursuant to
Section 3.09 (or, in the case of any REO Property relating to an Outside
Serviced Trust Mortgage Loan, pursuant to the related Outside Servicing
Agreement).

                                      -90-

            "REO Disposition": The sale or other disposition of any REO Property pursuant to Section 3.18(h) (or, in the case of any REO Property relating to an
Outside Serviced Trust Mortgage Loan, pursuant to the related Outside Servicing
Agreement).

            "REO Extension": As defined in Section 3.16(a).

            "REO Mortgage Loan": An REO Trust Mortgage Loan or an REO Serviced
Non-Trust Mortgage Loan, as applicable.

            "REO Property": A Mortgaged Property acquired on behalf and in the name of the Trustee for the benefit of the Certificateholders (or, in the case of an SLC REO Property, the Certificateholders and the related Serviced
Non-Trust Mortgage Loan Noteholders(s)) through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Serviced Mortgage Loan (or a Loan Combination); provided that the Mortgaged Property securing an Outside
Serviced Loan Combination (if acquired under an Outside Servicing Agreement)
shall constitute an REO Property if such Mortgaged Property is so acquired for the benefit of the related Non-Trust Mortgage Loan Noteholder(s) and the Trust, as their interests may appear, through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with a default or imminent default of such Outside Serviced Loan Combination.

            "REO Revenues": All income, rents, profits and proceeds derived from the ownership, operation or leasing of any REO Property.

            "REO Serviced Non-Trust Mortgage Loan": The loan deemed for purposes hereof to succeed a Serviced Non-Trust Mortgage Loan and to be outstanding with respect to any SLC REO Property. The REO Serviced Non-Trust Mortgage Loan shall be deemed to be outstanding for so long as the related SLC REO Property or any interest therein remains part of the Trust Fund and, further, be deemed to have the same terms and conditions as the predecessor Serviced Non-Trust Mortgage
Loan (such terms and conditions to be applied without regard to the default on such predecessor loan and the acquisition of the related REO Property as part of the Trust Fund). The REO Serviced Non-Trust Mortgage Loan shall be deemed to have an initial unpaid principal balance and Stated Principal Balance equal to the unpaid principal balance and Stated Principal Balance, respectively, of its predecessor loan as of the date of the related REO Acquisition. All amounts due and owing, or deemed to be due and owing, in respect of a Serviced Non-Trust
Mortgage Loan as of the date of the related REO Acquisition, shall be deemed to continue to be due and owing in respect of a successor REO Serviced Non-Trust
Mortgage Loan. The applicable Master Servicer shall allocate proceeds, revenues and other collections received on or with respect to the related SLC REO
Property to amounts due and owing, or deemed to be due and owing, under the subject REO Serviced Non-Trust Mortgage Loan in accordance with the related
Co-Lender Agreement. Notwithstanding the foregoing, all amounts payable or reimbursable to a Master Servicer, the Special Servicer, the Certificate
Administrator, the Trustee or any Fiscal Agent in respect of a B-Note Non-Trust
Mortgage Loan as of the date of the related REO Acquisition, including, without limitation, any unpaid servicing compensation and any unreimbursed Servicing
Advances, together with any interest accrued and payable to a Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or any Fiscal
Agent in respect of such Servicing Advances in accordance with Sections 3.03(d)
and 4.03(d), shall continue to be payable or reimbursable to such Master
Servicer, the Special Servicer, the Certificate Administrator, the Trustee or
such Fiscal Agent, as the case may be,

                                      -91-

in respect of the REO Serviced Non-Trust Mortgage Loan pursuant to Section
3.05(e) or, to the extent provided thereby, Section 3.05(a), as the case may be.

            "REO Tax": As defined in Section 3.17(a)(i).

            "REO Trust Mortgage Loan": The Trust Mortgage Loan deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO
Trust Mortgage Loan shall be deemed to be outstanding for so long as the related
REO Property remains part of the Trust Fund and deemed to provide for Periodic
Payments of principal and/or interest equal to its Assumed Periodic Payment and otherwise to have the same terms and conditions as its predecessor Trust
Mortgage Loan (such terms and conditions to be applied without regard to the default on such predecessor Trust Mortgage Loan and the acquisition of the related REO Property as part of the Trust Fund). Each REO Trust Mortgage Loan shall be deemed to have an initial unpaid principal balance and Stated Principal
Balance equal to the unpaid principal balance and Stated Principal Balance, respectively, of its predecessor Trust Mortgage Loan as of the date of the related REO Acquisition. All Periodic Payments (other than a Balloon Payment),
Assumed Periodic Payments (in the case of a Balloon Trust Mortgage Loan delinquent in respect of its Balloon Payment) and other amounts due and owing, or deemed to be due and owing, in respect of the predecessor Trust Mortgage Loan as of the date of the related REO Acquisition, shall be deemed to continue to be due and owing in respect of an REO Trust Mortgage Loan. In addition,
Nonrecoverable Advances (including interest on such Nonrecoverable Advances)
with respect to such REO Trust Mortgage Loan that were paid from collections on the Trust Mortgage Loans and resulted in principal distributed to the
Certificateholders being reduced pursuant to Section 3.05(a) hereof, shall be deemed outstanding until recovered or until a Final Recovery Determination is made. Collections in respect of each REO Trust Mortgage Loan (after provision for amounts to be applied to the payment of, or to be reimbursed to the applicable Master Servicer, the Special Servicer, the Certificate Administrator,
the Trustee or any Fiscal Agent for the payment of, the costs of operating, managing, selling, leasing and maintaining the related REO Property or for the reimbursement of the applicable Master Servicer, the Special Servicer, the
Certificate Administrator, the Trustee or any Fiscal Agent for other related
Servicing Advances as provided in this Agreement) shall be treated: first, as a recovery of Nonrecoverable Advances (including interest on such Nonrecoverable
Advance) with respect to such REO Trust Mortgage Loan, that were paid from collections on the Trust Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced pursuant to Section 3.05(a) hereof; second, as a recovery of accrued and unpaid interest on such REO Trust Mortgage Loan at the related Mortgage Rate (net, in the case of any successor REO Trust Mortgage
Loan in respect of an Outside Serviced Trust Mortgage Loan, of the related
"Outside Servicing Fee Rate") to but not including the Due Date in the
Collection Period (or, in the case of an REO Trust Mortgage Loan in respect of an Outside Serviced Trust Mortgage Loan, the Underlying Collection Period) of
receipt (exclusive of any portion thereof that constitutes Additional Interest);
third, as a recovery of principal of such REO Trust Mortgage Loan to the extent of its entire unpaid principal balance; and fourth, in accordance with the normal servicing practices of the applicable Master Servicer, as a recovery of any other amounts due and owing to the Trust in respect of such REO Trust
Mortgage Loan, including, without limitation, (i) Yield Maintenance Charges,
Prepayment Premiums and Penalty Interest and (ii) Additional Interest and other amounts, in that order; provided that, in the case of any REO Trust Mortgage
Loan that succeeds an LC Trust Mortgage Loan, the foregoing allocations shall be subject to the related Co-Lender Agreement. Notwithstanding the foregoing, all amounts payable or reimbursable to a Master Servicer, the Special Servicer, the
Certificate Administrator, the Trustee or any Fiscal Agent in respect of the predecessor Trust Mortgage Loan as of the date of the related REO Acquisition, including, without limitation, any

                                      -92-

unpaid servicing compensation and any unreimbursed Servicing Advances and P&I
Advances, together with any interest accrued and payable to a Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or any Fiscal
Agent in respect of such Servicing Advances and P&I Advances in accordance with
Sections 3.03(d) and 4.03(d), shall continue to be payable or reimbursable to such Master Servicer, the Special Servicer, the Certificate Administrator, the
Trustee or such Fiscal Agent, as the case may be, in respect of an REO Trust
Mortgage Loan pursuant to Section 3.05(a).

            "Request for Release": A request signed by a Servicing Officer, as applicable, of the applicable Master Servicer in the form of Exhibit D-1 attached hereto or of the Special Servicer in the form of Exhibit D-2 attached hereto.

            "Required Appraisal": With respect to each Required Appraisal Trust
Mortgage Loan, an Appraisal of the related Mortgaged Property from an
Independent Appraiser selected by the Special Servicer.

            "Required Appraisal Trust Mortgage Loan": Each Serviced Trust
Mortgage Loan (i) that is 60 days or more delinquent in respect of any Periodic
Payments (other than a Balloon Payment), (ii) that becomes an REO Trust Mortgage
Loan (in which case references to "Required Appraisal Trust Mortgage Loan" shall also include such REO Trust Mortgage Loan), (iii) that has been modified by the
Special Servicer to reduce the amount of any Periodic Payment (other than a
Balloon Payment), (iv) with respect to which a receiver is appointed and continues in such capacity in respect of the related Mortgaged Property, (v)
with respect to which the related Mortgagor declares bankruptcy or with respect to which the related Mortgagor is subject to a bankruptcy proceeding or (vi)
with respect to which any Balloon Payment on such Serviced Trust Mortgage Loan has not been paid by its scheduled maturity date unless the applicable Master
Servicer has, on or prior to the due date of such Balloon Payment, received written evidence from an institutional lender of such lender's binding commitment to refinance such Serviced Trust Mortgage Loan (acceptable to the
Special Servicer and the Controlling Class Representative) within 60 days after the Due Date of such Balloon Payment (provided that if such refinancing does not occur during such time specified in the commitment, the related Serviced Trust
Mortgage Loan will immediately become a Required Appraisal Trust Mortgage Loan);
provided, however, that a Required Appraisal Trust Mortgage Loan will cease to be a Required Appraisal Trust Mortgage Loan:

            (a)     with respect to the circumstances described in clauses (i)
      and (iii) above, when the related Mortgagor has made three consecutive full and timely Periodic Payments under the terms of the subject Serviced
      Trust Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related
      Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20);

            (b)     with respect to the circumstances described in clauses (iv),
      (v) and (vi) above, when such circumstances cease to exist in the good faith reasonable judgment of the Special Servicer and in accordance with the Servicing Standard, but, with respect to any bankruptcy or insolvency proceedings described in clauses (iv) and (v), no later than the entry of an order or decree dismissing such proceeding; and

            (c)     with respect to the circumstances described in clause (vi)
      above, no later than the date that the Special Servicer agrees to an extension pursuant to Section 3.20 hereof;

                                      -93-

so long as at that time no circumstance identified in clauses (i) through (vi)
above exists that would cause the subject Trust Mortgage Loan to continue to be characterized as a Required Appraisal Trust Mortgage Loan.

            For purposes of this Agreement, the term "Required Appraisal Trust
Mortgage Loan", insofar as it relates to a Serviced Trust Mortgage Loan that is part of a Loan Combination shall mean the related Loan Combination, which Loan
Combination shall therefore be considered a single "Trust Mortgage Loan" for the purposes of this "Required Appraisal Trust Mortgage Loan" definition. In no event shall any Outside Serviced Trust Mortgage Loan or any successor REO Trust
Mortgage Loan with respect thereto or any Outside Serviced Loan Combination constitute a Required Appraisal Trust Mortgage Loan hereunder.

            "Required Appraisal Value": An amount equal to 90% of the Appraised
Value (net of any prior liens and estimated liquidation expenses) of the
Mortgaged Property related to the subject Required Appraisal Trust Mortgage Loan as determined by a Required Appraisal or letter update or internal valuation, if applicable; provided that for purposes of determining any Appraisal Reduction
Amount in respect of any Required Appraisal Trust Mortgage Loan, the Required
Appraisal Value shall be amended annually to reflect the Appraisal Value determined pursuant to any Required Appraisal or letter update or internal valuation, if applicable, of a Required Appraisal conducted subsequent to the original Required Appraisal performed pursuant to Section 3.09(a); and provided, further, that for purposes of determining any Appraisal Reduction Amount in respect of any Required Appraisal Trust Mortgage Loan, the Appraised Value used in determining the Required Appraisal Value, may be reduced by the Special
Servicer, in its good faith and reasonable discretion in accordance with the
Servicing Standard, based on its review of the related appraisal or letter update and other relevant information (although the Special Servicer has no obligation to make any such reduction or conduct any such review).

            "Reserve Account": The account or accounts created and maintained pursuant to Section 3.03(f).

            "Reserve Funds": With respect to any Serviced Mortgage Loan, any amounts delivered by the related Mortgagor to be held in escrow by or on behalf of the mortgagee representing reserves for environmental remediation, repairs, capital improvements, tenant improvements and/or leasing commissions with respect to the related Mortgaged Property.

            "Responsible Officer": When used with respect to (i) the initial
Trustee, any officer or assistant officer in the Corporate Trust Services group of the initial Trustee, (ii) the initial Certificate Administrator, any officer or assistant officer in the Global Securities and Trust Services group with specific responsibilities for the matters contemplated by this Agreement of the initial Certificate Administrator, and (ii) any successor trustee, any officer or assistant officer in the corporate trust department of the successor trustee or certificate administrator, or any other officer or assistant officer of the successor trustee or certificate administrator customarily performing functions similar to those performed by any of the above designated officers to whom a particular matter is referred by the successor trustee or certificate administrator because of such officer's knowledge of and familiarity with the particular subject.

            "Restricted Servicer Reports": Each of the CMSA Servicer Watchlist,
the CMSA Appraisal Reduction Template, the CMSA Special Servicer Loan File, CMSA
Operating Statement

                                      -94-

Analysis, CMSA NOI Adjustment Worksheet and CMSA Comparative Financial Status
Report. If a Restricted Servicer Report is filed with the Commission, it shall thereafter be an Unrestricted Servicer Report.

            "Rule 144A Global Certificate": With respect to any Class of
Book-Entry Non-Registered Certificates, one or collectively more global certificates of such Class registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, none of which certificates bears a Regulation S Legend, and each of which certificates has a Rule 144A CUSIP number.

            "S&P": Standard & Poor's Ratings Services, a division of The
McGraw-Hill Companies, Inc., or its successor in interest. If neither such
Rating Agency nor any successor remains in existence, "S&P" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicers and
the Special Servicer, and specific ratings of S&P's herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Sarbanes-Oxley Act": The Sarbanes-Oxley Act of 2002.

            "Scheduled Payment": With respect to any Trust Mortgage Loan or
B-Note Non-Trust Mortgage Loan, for any Due Date following the Cut-off Date as of which it is outstanding, the scheduled Periodic Payment of principal and interest (other than Additional Interest) on such Trust Mortgage Loan or B-Note
Non-Trust Mortgage Loan, as the case may be, that is or would be, as the case may be, payable by the related Mortgagor on such Due Date under the terms of the related Mortgage Note as in effect on the Closing Date, without regard to any subsequent change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Trust Mortgage Loan or B-Note
Non-Trust Mortgage Loan, as the case may be, granted or agreed to by the Special
Servicer pursuant to Section 3.20 (or, in the case of an Outside Serviced Trust
Mortgage Loan, by the applicable Outside Servicer pursuant to the related
Outside Servicing Agreement) or acceleration of principal by reason of default, and assuming that each prior Scheduled Payment has been made in a timely manner;
provided, however, that if the related loan documents for a Serviced Loan
Combination provide for a single monthly debt service payment for such Serviced
Loan Combination, then the Scheduled Payment for each Serviced Mortgage Loan comprising such Serviced Loan Combination for any Due Date shall be that portion of the monthly debt service payment for such Serviced Loan Combination and such
Due Date that is, in accordance with the related loan documents and/or the related Co-Lender Agreement, in the absence of default, allocable to interest at the related Mortgage Rate on and/or principal of each such Serviced Mortgage
Loan comprising the subject Serviced Loan Combination.

            "Section 302 Requirements": As defined in Section 8.16(b).

            "Securities Act": The Securities Act of 1933, as amended.

            "Senior Certificate": Any Class A-1, Class A-2A, Class A-2B, Class
A-3, Class A-SB, Class A-4, Class A-1A, Class XC, Class XW or Class XP
Certificate.

            "Senior Class A Certificate": Any Class A-1, Class A-2A, Class A-2B,
Class A-3, Class A-SB, Class A-4 or Class A-1A Certificate.

                                      -95-

            "Sequential Pay Certificate": Any Principal Balance Certificate
(other than a Class WFC Certificate).

            "Serviced Loan Combination": Any Loan Combination other than an
Outside Serviced Loan Combination.

            "Serviced Mortgage Loan": Any Trust Mortgage Loan (other than an
Outside Serviced Trust Mortgage Loan), the One World Financial Center Non-Trust
Mortgage Loan, any CGM AmeriCold Portfolio Non-Trust Mortgage Loan, the Four
Seasons Resort Maui Non-Trust Mortgage Loan or, if and when it is serviced hereunder, any other B-Note Non-Trust Mortgage Loan, as applicable.

            "Serviced Non-Trust Mortgage Loan": Any Non-Trust Mortgage Loan that is a Serviced Mortgage Loan.

            "Serviced Non-Trust Mortgage Loan Noteholder": Each holder of (i)
the promissory note for a Serviced Non-Trust Mortgage Loan and (ii) the corresponding rights under the related Co-Lender Agreement.

            "Serviced Pari Passu Loan Combination": Any Pari Passu Loan
Combination that is a Serviced Loan Combination.

            "Serviced Pari Passu Non-Trust Mortgage Loan": Any Non-Trust
Mortgage Loan that is part of a Serviced Pari Passu Loan Combination.

            "Serviced Pari Passu Trust Mortgage Loan": The CGM AmeriCold
Portfolio Trust Mortgage Loan or the Four Seasons Resort Maui Trust Mortgage
Loan, as applicable.

            "Serviced Trust Mortgage Loan": Any Trust Mortgage Loan that is a
Serviced Mortgage Loan.

            "Servicer": Any Person that constitutes a "servicer", as defined in
Item 1101(j) of Regulation AB, with respect to the Subject Securitization
Transaction.

            "Servicer Fee Amount": (a) With respect to each Sub-Servicer acting on behalf of a Master Servicer, as of any date of determination, the aggregate of the products obtained by multiplying, for each Serviced Mortgage Loan primary serviced by such Sub-Servicer (and any successor REO Mortgage Loan with respect thereto), (i) the principal balance of such Mortgage Loan (or REO Mortgage Loan)
as of the end of the immediately preceding applicable Collection Period and (ii)
the sub-servicing fee rate specified in the related Sub-Servicing Agreement for such Mortgage Loan; and (b) with respect to a Master Servicer, as of any date of determination, the aggregate of the products obtained by multiplying, for each
Serviced Mortgage Loan master serviced by such Master Servicer (and any successor REO Mortgage Loan with respect thereto), (i) the principal balance of such Mortgage Loan (or REO Mortgage Loan) as of the end of the immediately preceding applicable Collection Period and (ii) the excess, if any, of the
Master Servicing Fee Rate for such Mortgage Loan (or REO Mortgage Loan), over the sub-servicing fee rate (if any) applicable to such Mortgage Loan (or REO
Mortgage Loan), as specified in any Sub-Servicing Agreement related to such
Mortgage Loan (or REO Mortgage Loan).

                                      -96-

            "Servicer Notice": As defined in Section 3.14.

            "Servicer Reports": Any of the Restricted Servicer Reports, the
Unrestricted Servicer Reports, the CMSA Loan Setup File, the CMSA Loan Periodic
Update File, the CMSA Financial File, the CMSA Property File and the CMSA
Advance Recovery Report. Notwithstanding anything in this Agreement to the contrary, in the event any of the electronic files listed in the previous sentence are amended or changed in any material respect by the CMSA and placed on the CMSA Website or otherwise recommended by the CMSA for commercial mortgage-backed securities transactions generally, so long as such electronic files and such supplemental reports are reasonably acceptable (as applicable) to the Master Servicers, the Special Servicer and the Certificate Administrator,
then the same shall be used with respect to the Collection Period that commences at any time following the date that is not later than three (3) months following adoption of the form thereof by the CMSA.

            "Servicing Account": The account or accounts created and maintained pursuant to Section 3.03(a).

            "Servicing Advances": All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and expenses and reasonable fees of real estate brokers) incurred by or on behalf of a Master
Servicer, the Special Servicer, the Trustee or any Fiscal Agent in connection with the servicing of a Serviced Mortgage Loan, or in connection with the administration of any REO Property, including, but not limited to, the cost of
(a) compliance with the obligations of the Master Servicers and the Special
Servicer, if any, set forth in Section 3.02 and Section 3.03(c), (b) the preservation, insurance, restoration, protection and management of a Mortgaged
Property, including the cost of any "forced placed" insurance policy purchased by a Master Servicer to the extent such cost is allocable to a particular
Mortgaged Property that such Master Servicer or the Special Servicer is required to cause to be insured pursuant to Section 3.07(a), (c) obtaining any Insurance
Proceeds or any Liquidation Proceeds of the nature described in clauses (i)
through (v) of the definition of "Liquidation Proceeds," (d) any enforcement or judicial proceedings with respect to a Mortgaged Property, including, without limitation, foreclosures, (e) any Required Appraisal or other appraisal expressly required or permitted to be obtained hereunder, (f) the operation, management, maintenance and liquidation of any REO Property, including, without limitation, appraisals and compliance with Section 3.16(a) (to the extent not covered by available funds in the applicable REO Account) and Section 3.20(g)
(to the extent not paid by the related Mortgagor) and (g) compliance with the obligations of the Master Servicers and the Trustee set forth in Section 2.03(a)
or (b). Notwithstanding anything to the contrary, "Servicing Advances" shall not include allocable overhead of a Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, general and administrative costs of the Master Servicers and the Special
Servicer, costs or expenses incurred by any such party in connection with its purchase of a Serviced Mortgage Loan or REO Property, or costs or expenses expressly required to be borne by a Master Servicer or the Special Servicer without reimbursement pursuant to the terms of this Agreement.

            "Servicing Criteria": The "servicing criteria" set forth in Item
1122(d) of Regulation AB, as such may be amended from time to time.

            "Servicing Fees": With respect to (a) each Serviced Mortgage Loan and REO Mortgage Loan, the Master Servicing Fee, if any, and the Special
Servicing Fee; and (b) with respect to an Outside

                                      -97-

Serviced Trust Mortgage Loan (or any successor REO Trust Mortgage Loan with respect thereto), the Master Servicing Fee.

            "Servicing File": Any documents, certificates, opinions and reports
(other than (i) those documents, opinions, reports and records specifically excepted from the delivery requirements of Section 2.01(e) and (ii) the documents required to be part of the related Mortgage File) delivered by the related Mortgagor in connection with, or relating to the origination and servicing of, any Serviced Mortgage Loan that are reasonably required for the ongoing administration of the Serviced Mortgage Loan including management agreements, cash management agreements, lockbox agreements, franchise agreements, franchise comfort letters (and evidence of required notification of transfer), appraisals, surveys, engineering reports, environmental reports, operation and maintenance (O&M) plans, financial statements, leases, rent rolls and tenant estoppels and copies of documents required to be part of the Mortgage
File.

            "Servicing Function Participant": Any of: (i) the Master Servicers;
(ii) the Special Servicer; (iii) the Certificate Administrator; (iv) the
Trustee; and (v) any other party hereto, in addition to the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, that is a
"party participating in the servicing function" (within the meaning of the instructions to Item 1122 of Regulation AB) as regards the Trust Fund.

            "Servicing Officer": Any officer or employee of a Master Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Serviced Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by such party to the Trustee and the Depositor on the Closing Date, as such list may be amended from time to time.

            "Servicing Representative": With respect to a Master Servicer, the
Special Servicer, the Certificate Administrator or the Trustee, any other Person
(including any Sub-Servicer, subcontractor, vendor or agent) retained or engaged thereby to perform any duties in connection with this Agreement or all or any portion of the Trust Fund, the performance of which duties would cause such other Person to be, or result in such other Person being, a Servicer or a
Sub-Servicing Function Participant.

            "Servicing-Released Bid": As defined in Section 7.01.

            "Servicing-Retained Bid": As defined in Section 7.01.

            "Servicing Standard": With respect to a Master Servicer (other than
Capmark) or the Special Servicer, as applicable, the servicing and administration of the Serviced Mortgage Loans and any Administered REO
Properties for which it is responsible hereunder: (a) in the same manner in which, and with the same care, skill, prudence and diligence with which, such
Master Servicer or the Special Servicer, as the case may be, generally services and administers similar mortgage loans with similar borrowers and/or similar foreclosure properties, as applicable, (i) for other third parties, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage loan servicers servicing and administering mortgage loans and/or foreclosure properties for third parties, as applicable, or (ii) held in its own portfolio, whichever standard is higher; (b) with a view to (i) the timely collection of all Periodic Payments due on each such Serviced
Mortgage Loan or, if any such Serviced Mortgage Loan shall come into and continue in default, the maximization of the recovery on such Serviced Mortgage
Loan on a net present value basis (the relevant discounting of anticipated collections to be performed at the related Mortgage Rate) and (ii) the best interests (as determined by

                                      -98-

such Master Servicer or the Special Servicer, as applicable, in its reasonable and good faith judgment) of the Certificateholders (as a collective whole) and the Trust Fund (or, in the case of any Serviced Loan Combination, the
Certificateholders, the Trust Fund and the related Serviced Non-Trust Mortgage
Loan Noteholder(s) (as a collective whole), but taking into account, to the extent consistent with the related Co-Lender Agreement and the related Trust
Mortgage Loan documents, the subordinate nature of the related B-Note Non-Trust
Mortgage Loan(s)); and (c) without regard to (i) any relationship that such
Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof may have with the related Mortgagor, the Depositor, any Mortgage Loan
Seller or any other party to the transactions contemplated by this Agreement or any Affiliate thereof; (ii) the ownership of any Certificate (or other interest in any Serviced Mortgage Loan) or any interest in a mezzanine loan by such
Master Servicer or the Special Servicer, as the case may be, or by any Affiliate thereof; (iii) the right of such Master Servicer or the Special Servicer, as the case may be, to receive compensation or other fees for its services rendered pursuant to this Agreement; (iv) the obligations of such Master Servicer to make
Advances; (v) the ownership, servicing or management by such Master Servicer or the Special Servicer or any Affiliate thereof for others of any other mortgage loans or mortgaged property; (vi) any obligation of such Master Servicer or any
Affiliate of such Master Servicer to repurchase or substitute a Trust Mortgage
Loan as a Mortgage Loan Seller; (vii) any obligation of such Master Servicer or any Affiliate of such Master Servicer to cure a breach of a representation and warranty with respect to a Trust Mortgage Loan; and (viii) any debt (including mezzanine debt) such Master Servicer or Special Servicer or any Affiliate of either has extended to any Mortgagor or any Affiliate of such Mortgagor.

            With respect to Capmark, in its capacity as a Master Servicer, the servicing and administration of the Serviced Mortgage Loans for which it is responsible under this Agreement, in the best interests (as determined by such
Master Servicer in its good faith and reasonable judgment) of and for the benefit of the Certificateholders (as a collective whole) and the Trust Fund and, in the case of a Serviced Loan Combination, the related Non-Trust Mortgage
Loan Noteholder(s) (also as a collective whole), in accordance with applicable law, the terms of this Agreement and, if applicable, the related Co-Lender
Agreement, and to the extent consistent with the foregoing, further as follows:

            (a)     with the same care, skill and diligence as is normal and
      usual in its general mortgage servicing activities on behalf of third parties or on behalf of itself, whichever is higher, with respect to mortgage loans that are comparable to those which it is responsible for servicing under this Agreement.

            (b)     with a view to the timely recovery of all scheduled payments of principal and interest under applicable Serviced Mortgage Loans; and

            (c)     without regard to--

                    1.    any relationship that such Master Servicer or any of
                          its Affiliates may have with a Mortgagor under a
                          Serviced Mortgage Loan;

                    2.    the ownership of any Certificate (or other interest in
                          a Serviced Mortgage Loan) or any interest in any
                          mezzanine loan by such Master Servicer or by any of
                          its Affiliates.

                    3.    the obligation of such Master Servicer to make
                          Advances; and

                                      -99-

                    4.    the right of such Master Servicer or any of its
                          Affiliates to receive reimbursement of costs, or the
                          sufficiency of any compensation payable to it under
                          this Agreement or with respect to any particular
                          transaction.

            "Servicing Transfer Event": With respect to any Serviced Mortgage
Loan, the occurrence of any of the events described in clauses (a) through (g)
of the definition of "Specially Serviced Mortgage Loan"; provided that a particular Servicing Transfer Event shall not exist with respect to an A-Note
Trust Mortgage Loan if the underlying default giving rise thereto is the subject of a cure event exercised in accordance with the related Co-Lender Agreement or with respect to the One World Financial Center Trust Mortgage Loan if the
underlying default is the subject of a cure event exercised in accordance with
Section 6.14 of this Agreement.

            "Significant Obligor": (a) Any obligor (as defined in Item 1101(i)
of Regulation AB) or group of affiliated obligors on any Trust Mortgage Loan or group of Trust Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by Cut-off Date Balance); or (b) any single Mortgaged
Property or group of Mortgaged Properties securing any Trust Mortgage Loan or group of cross-collateralized and/or cross-defaulted Trust Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by Cut-off
Date Balance).

            "Single Certificate": For purposes of Section 4.02, a hypothetical
Regular Certificate or Class A-MFL Certificate evidencing a $1,000 denomination.

            "SLC Controlling Party": With respect to any A/B Loan Combination, the related A/B Controlling Party; and with respect to any Serviced Pari Passu
Loan Combination, the related A/A Controlling Party.

            "SLC Custodial Account": With respect to any Serviced Loan
Combination, the separate account (which may be a sub-account of a Collection
Account) created and maintained by the applicable Master Servicer pursuant to
Section 3.04(f) and held on behalf of the Certificateholders and the related
Non-Trust Mortgage Loan Noteholder(s), which shall be entitled substantially as follows: "[NAME OF MASTER SERVICER], as a Master Servicer for [NAME OF TRUSTEE],
as Trustee, on behalf of and in trust for the registered holders of CD 2007-CD4
Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series
CD 2007-CD4, and [NAME(S) OF THE RELATED NON-TRUST MORTGAGE LOAN NOTEHOLDER(S)],
as their interests may appear". Each SLC Custodial Account shall be an Eligible
Account or a sub-account of an Eligible Account.

            "SLC Mortgaged Property": Any Mortgaged Property that relates to a
Serviced Loan Combination.

            "SLC REO Account": With respect to any Serviced Loan Combination, a segregated account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the Trustee, in trust for the
Certificateholders, and the related Non-Trust Mortgage Loan Noteholder(s), which shall be entitled substantially as follows: "[NAME OF SPECIAL SERVICER], as
Special Servicer for [NAME OF TRUSTEE], as Trustee in trust for registered holders of CD 2007-CD4 Commercial Mortgage Trust, Commercial Mortgage
Pass-Through Certificates, Series CD 2007-CD4, and [NAME(S) OF THE RELATED
NON-TRUST MORTGAGE LOAN NOTEHOLDER(S)], as their interests may appear".

                                      -100-

            "SLC REO Property": With respect to each Serviced Loan Combination, the related Mortgaged Property if such Mortgaged Property is acquired on behalf and in the name of the Trust Fund, for the benefit of the Certificateholders, and the related Non-Trust Mortgage Loan Noteholder(s), as their interests may appear, through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of such Serviced Loan Combination.

            "SLC Special Servicer": Any Person responsible for performing the duties of Special Servicer hereunder with respect to a Serviced Loan Combination or any related REO Property.

            "SLC Trust Mortgage Loan": Any LC Trust Mortgage Loan that is a
Serviced Trust Mortgage Loan.

            "Special Servicer": LNR Partners, Inc., its successor in interest, or (subject to Section 6.09(c)) any successor special servicer appointed as herein provided.

            "Special Servicer Reportable Event": Any of the following events, conditions, circumstances and/or matters:

            (i)     the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item
      1108(a)(3) of Regulation AB, but only if the Special Servicer or any
      Servicing Representative of the Special Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust;

            (ii)    the termination of a definitive agreement that is material to the Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the
      Special Servicer or any Servicing Representative of the Special Servicer
      is a party to such agreement or has entered into such agreement on behalf of the Trust;

            (iii)   the appointment of a receiver, fiscal agent or similar
      officer for any Material Debtor in a proceeding under the U.S. Bankruptcy
      Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject
      Material Debtor is (A) the Special Servicer, (B) any Servicing
      Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
      Obligor with respect to a Specially Serviced Trust Mortgage Loan;

            (iv)    the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject
      Material Debtor is (A) the Special Servicer, (B) any Servicing
      Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
      Obligor with respect to a Specially Serviced Trust Mortgage Loan;

                                      -101-

            (v)     any resignation, removal, replacement or substitution of (A)
      the Special Servicer or (B) any Servicing Representative of the Special
      Servicer that constitutes a Servicer contemplated by Item 1108(a)(2) of
      Regulation AB;

            (vi)    any appointment of (A) a new Special Servicer or (B) any
      new Servicing Representative of the Special Servicer that constitutes a
      Servicer contemplated by Item 1108(a)(2) of Regulation AB;

            (vii)   any nonpublic disclosure, by the Special Servicer or any
      Servicing Representative of the Special Servicer, with respect to the
      Subject Securitization Transaction (other than disclosure required by this
      Agreement) that is required to be disclosed by Regulation FD (17 C.F.R.
      243.100 through 243.103);

            (viii)  any other information of importance to Certificateholders
      (determined by the Special Servicer in accordance with the Servicing
      Standard) that (A) is not otherwise required to be included in the
      Distribution Date Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder, (B) the Special
      Servicer has determined, in accordance with the Servicing Standard, could have an adverse effect on payments to any Class of Certificateholders, and
      (C) is directly related to a Specially Serviced Trust Mortgage Loan;

            (ix)    the commencement or termination of, or any material
      developments regarding, any legal proceedings pending against any Material
      Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the
      Special Servicer is controlling the subject litigation or if the subject
      Material Litigant is (A) the Special Servicer, (B) any Servicing
      Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
      Obligor with respect to a Specially Serviced Trust Mortgage Loan;

            (x)     the receipt by the Special Servicer or by any Servicing
      Representative of the Special Servicer of any updated financial statements, balance sheets, rent rolls or other financial information regarding any Significant Obligor with respect to a Specially Serviced
      Trust Mortgage Loan;

            (xi)    to the extent not otherwise disclosed in the Prospectus
      Supplement or previously included in a report delivered by the Special
      Servicer to the Certificate Administrator and the Depositor in accordance with Section 8.15(b), whether the Special Servicer has become an affiliate
      (as defined in Rule 405 of the Securities Act) of any of (A) the Trust,
      (B) the Depositor, (C) a Mortgage Loan Seller, (D) the Trustee, (E) the
      Certificate Administrator, (F) a Master Servicer, (G) any Servicing
      Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (H) any Significant
      Obligor;

            (xii)   to the extent not otherwise disclosed in the Prospectus
      Supplement, any business relationship, agreement, arrangement, transaction or understanding contemplated by Item 1119(b) of Regulation AB between
      LaSalle, PNC or the Trust, on the one hand, and the Special Servicer or any Servicing Representative of the Special Servicer, on the other hand;
      and

                                      -102-

            (xiii)  to the extent not otherwise disclosed in the Prospectus
      Supplement, any specific relationship involving or relating to the Subject
      Securitization Transaction or the Trust Mortgage Loans contemplated by
      Item 1119(c) of Regulation AB between LaSalle, PNC or the Trust, on the one hand, and the Special Servicer or any Servicing Representative of the
      Special Servicer, on the other hand.

            "Special Servicing Fee": With respect to each Specially Serviced
Mortgage Loan and each REO Mortgage Loan that relates to an Administered REO
Property, the fee designated as such and payable to the Special Servicer pursuant to the first paragraph of Section 3.11(c).

            "Special Servicing Fee Rate": With respect to each Specially
Serviced Mortgage Loan and each REO Mortgage Loan that relates to an
Administered REO Property, 0.25% per annum; provided that the Special Servicing
Fee for each Specially Serviced Trust Mortgage Loan and REO Mortgage Loan shall be no less than the monthly minimum amount provided for in Section 3.11(c).

            "Specially Serviced Mortgage Loan": Any Serviced Mortgage Loan as to
which any of the following events have occurred (subject, however, in the case of the One World Financial Center Trust Mortgage Loan, to Section 6.14 of this
Agreement and Section 9 of the One World Financial Center Co-Lender Agreement):

            (a)     the related Mortgagor shall have (i) failed to make when due any Balloon Payment unless the applicable Master Servicer has, on or prior to the 60th day after the due date of such Balloon Payment, received written evidence (which the applicable Master Servicer is required to deliver to the Special Servicer pursuant to Section 3.19(c)) from an institutional lender of such lender's binding commitment to refinance the subject Serviced Mortgage Loan (acceptable to the Special Servicer and the
      Controlling Class Representative) within 120 days after the due date of such Balloon Payment and during the interim the related Mortgagor has continued to make the Assumed Periodic Payment in effect prior to maturity
      (provided that if such refinancing does not occur during such time specified in the commitment, the subject Serviced Mortgage Loan will immediately become a Specially Serviced Mortgage Loan), or (ii) failed to make when due any Periodic Payment (other than a Balloon Payment), and such failure has continued unremedied for 60 days; or

            (b)     the applicable Master Servicer or the Special Servicer (in the case of the Special Servicer, with the consent of the Controlling
      Class Representative or, in the case of an SLC Trust Mortgage Loan, with the consent of the related SLC Controlling Party) shall have determined, in its good faith reasonable judgment and in accordance with the Servicing
      Standard, based on, among other things, communications with the related
      Mortgagor, that a default in making a Periodic Payment (including a
      Balloon Payment) or any other default under the applicable loan documents that would (with respect to such other default) materially impair the value of the Mortgaged Property as security for the subject Serviced
      Mortgage Loan or otherwise would materially adversely affect the interests of Certificateholders and would continue unremedied beyond the applicable grace period under the terms of the subject Serviced Mortgage Loan (or, if no grace period is specified, for 60 days; provided that a default that would give rise to an acceleration right without any grace period shall be deemed to have a grace period equal to zero) is likely to occur and is likely to remain unremedied for at least 60 days; or

                                      -103-

            (c)     there shall have occurred a default (other than as described in clause (a) above) that the applicable Master Servicer or the Special
      Servicer shall have determined, in its good faith and reasonable judgment and in accordance with the Servicing Standard, materially impairs the value of the Mortgaged Property as security for the subject Serviced
      Mortgage Loan or otherwise materially adversely affects the interests of
      Certificateholders and that continues unremedied beyond the applicable grace period under the terms of the subject Serviced Mortgage Loan (or, if no grace period is specified, for 60 days; provided that a default that gives rise to an acceleration right without any grace period shall be deemed to have a grace period equal to zero); provided, however, that, in the event the Special Servicer determines that the related Mortgagor does not need to maintain terrorism insurance as provided in Section 3.07(a), no default related to the failure to obtain such insurance shall be deemed to be outstanding for purposes of this clause (c); or

            (d)     a decree or order of a court or agency or supervisory
      authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Mortgagor; provided that, if such decree or order is discharged, dismissed or stayed within 60 days it shall not be a Specially Serviced Mortgage Loan (and no Special Servicing
      Fees shall be payable); or

            (e)     the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

            (f)     the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (g)     the applicable Master Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property;

provided that a Serviced Mortgage Loan will cease to be a Specially Serviced
Mortgage Loan when a Liquidation Event has occurred with respect to such
Serviced Mortgage Loan, when the related Mortgaged Property has become an REO
Property or, so long as at such time no circumstance identified in clauses (a)
through (g) above exists that would cause such Serviced Mortgage Loan to continue to be characterized as a Specially Serviced Mortgage Loan, if and when:

            (i)     with respect to the circumstances described in clause (a)
                    above, the related Mortgagor has made three consecutive full and timely Periodic Payments under the terms of the subject
                    Serviced Mortgage Loan (as such terms may be changed or
                    modified in connection with a bankruptcy or similar
                    proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by
                    the Special Servicer pursuant to Section 3.20);

                                      -104-

            (ii)    with respect to the circumstances described in clauses (b),
                    (d), (e) and (f) above, such circumstances cease to exist in the good faith reasonable judgment of the Special Servicer and in accordance with the Servicing Standard, but, with
                    respect to any bankruptcy or insolvency proceedings
                    described in clauses (d), (e) and (f), no later than the
                    entry of an order or decree dismissing such proceeding;

            (iii)   with respect to the circumstances described in clause (c)
                    above, such default is cured; and

            (iv)    with respect to the circumstances described in clause (g)
                    above, such proceedings are terminated.

            Notwithstanding the foregoing, during any time an entire Serviced
Loan Combination is serviced and administered pursuant to this Agreement, if a
Servicing Transfer Event exists with respect to one Serviced Mortgage Loan in such Loan Combination, it will (subject to the proviso to the definition of
"Servicing Transfer Event") also be considered to exist for the other Serviced
Mortgage Loan(s) in such Loan Combination.

            None of the mortgage loans comprising an Outside Serviced Loan
Combination shall constitute a Specially Serviced Mortgage Loan hereunder.

            "Specially Serviced Trust Mortgage Loan": A Trust Mortgage Loan that is a Specially Serviced Mortgage Loan.

            "Startup Day": With respect to each REMIC Pool, the day designated as such in Section 10.01(c).

            "State and Local Taxes": Taxes imposed by the State of New York, by the State in which the Mortgage Files are maintained, by any of the States in which are located the Corporate Trust Office and/or the respective offices of the Master Servicers and Special Servicer responsible for servicing and administering the Serviced Mortgage Loans and any REO Properties, and/or by any
other state or local taxing authorities as may, by notice to the Trustee, assert jurisdiction over the trust fund or any portion thereof, or which, according to an Opinion of Counsel addressed to the Trustee and the Certificate
Administrator, have such jurisdiction.

            "Stated Maturity Date": With respect to any Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan, the Due Date specified in the Mortgage Note
(as in effect on the Closing Date) on which the last payment of principal is due and payable under the terms of the Mortgage Note (as in effect on the Closing
Date), without regard to any change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related
Mortgagor or a modification, waiver or amendment of such Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan, as the case may be, granted or agreed to by the Special Servicer pursuant to Section 3.20 (or, in the case of an Outside
Serviced Trust Mortgage Loan, by the applicable Outside Servicer pursuant to the related Outside Servicing Agreement) and, in the case of an ARD Trust Mortgage
Loan, without regard to its Anticipated Repayment Date.

            "Stated Principal Balance": With respect to any Trust Mortgage Loan as of any date of determination, an amount (which amount shall not be less than zero) equal to (x) the Cut-off Date

                                      -105-

Balance of such Trust Mortgage Loan (or, in the case of a Qualified Substitute
Mortgage Loan, the unpaid principal balance thereof after application of all principal payments due thereon on or before the related Due Date in the month of substitution, whether or not received), plus (y) any Mortgage Deferred Interest added to the principal balance of such Trust Mortgage Loan prior to the end of the Collection Period (or, in the case of an Outside Serviced Trust Mortgage
Loan, the Underlying Collection Period) for the then-most recent Distribution
Date coinciding with or preceding such date of determination, minus (z) the sum of:

            (i)     the principal portion of each Periodic Payment due on such
      Trust Mortgage Loan after the Cut-off Date or the related Due Date in the month of substitution, as the case may be, to the extent received from the
      Mortgagor or advanced by the applicable Master Servicer, the Trustee or any Fiscal Agent and distributed to Certificateholders on or before such date of determination;

            (ii)    all Principal Prepayments received with respect to such
      Trust Mortgage Loan after the Cut-off Date or the related Due Date in the month of substitution, as the case may be, to the extent distributed to
      Certificateholders on or before such date of determination;

            (iii)   the principal portion of all Insurance Proceeds and
      Liquidation Proceeds received with respect to such Trust Mortgage Loan after the Cut-off Date or the related Due Date in the month of substitution, as the case may be, to the extent distributed to
      Certificateholders on or before such date of determination;

            (iv)    the principal portion of any Realized Loss incurred in
      respect of such Trust Mortgage Loan prior to the end of the Collection
      Period (or, in the case of an Outside Serviced Trust Mortgage Loan, the
      Underlying Collection Period) for the then-most recent Distribution Date coinciding with or preceding such date of determination; and

            (v)     to the extent not otherwise included as part of the amount described in clause (z)(iv) of this definition, any amount of reduction in the outstanding principal balance of such Trust Mortgage Loan resulting from a Deficient Valuation that occurred prior to the end of the
      Collection Period (or, in the case of an Outside Serviced Trust Mortgage
      Loan, the Underlying Collection Period) for the then-most recent
      Distribution Date coinciding with or preceding such date of determination.

            With respect to any REO Trust Mortgage Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Trust Mortgage Loan as of the date of the related REO Acquisition, minus (y) the sum of:

            (i)     the principal portion of any P&I Advance made with respect to such REO Trust Mortgage Loan on or after the date of the related REO
      Acquisition, to the extent distributed to Certificateholders on or before such date of determination;

            (ii)    the principal portion of all Insurance Proceeds,
      Liquidation Proceeds and REO Revenues received with respect to such REO
      Trust Mortgage Loan, to the extent distributed to Certificateholders on or before such date of determination; and

                                      -106-

            (iii)   the principal portion of any Realized Loss incurred in
      respect of such REO Trust Mortgage Loan prior to the end of the Collection
      Period (or, in the case of an REO Trust Mortgage Loan in respect of an
      Outside Serviced Trust Mortgage Loan, the Underlying Collection Period)
      for the then-most recent Distribution Date coinciding with or preceding such date of determination.

            A Trust Mortgage Loan or an REO Trust Mortgage Loan shall be deemed to be part of the Mortgage Pool and to have an outstanding Stated Principal
Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation Event, would have been) distributed to Certificateholders. For purposes of this definition, payments or other collections of principal on or with respect to any Trust Mortgage Loan or REO Trust Mortgage Loan shall be deemed distributed to Certificateholders as of the first Distribution Date that such payments or other collections of principal are (or, without regard to clause (i) of the definition of "Principal Distribution Amount," would have been) included in the Principal Distribution Amount. To the extent that principal from general collections on the Mortgage Pool is used to reimburse, or pay interest on, Nonrecoverable Advances pursuant to Section 3.05(a) hereof with respect to any particular Trust Mortgage Loan or REO Trust Mortgage Loan, and
such principal amount has not been included as part of the Principal
Distribution Amount, such principal amount shall nonetheless continue to be deemed to be distributed for purposes of calculating the Stated Principal
Balance. Notwithstanding the foregoing, if any Trust Mortgage Loan is paid in full, or if any Trust Mortgage Loan or REO Property is liquidated or otherwise removed from the Trust Fund, commencing as of the first Distribution Date following the Collection Period (or, if such event occurs under the Outside
Servicing Agreement in respect of an Outside Serviced Trust Mortgage Loan or any related REO Property, the Underlying Collection Period) during which such event occurred, the Stated Principal Balance of such Trust Mortgage Loan or the related REO Trust Mortgage Loan will be zero.

            With respect to any Serviced Non-Trust Mortgage Loan or any successor REO Serviced Non-Trust Mortgage Loan with respect thereto on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Serviced Non-Trust Mortgage Loan or the deemed unpaid principal balance of such successor REO Serviced Non-Trust Mortgage Loan.

            "Subject Securitization Transaction": The commercial mortgage securitization transaction contemplated by this Agreement.

            "Subsequent Exchange Act Reports": As defined in Section 8.16(a).

            "Sub-Servicer": Any Person with which a Master Servicer or the
Special Servicer has entered into a Sub-Servicing Agreement.

            "Sub-Servicing Agreement": The written contract between a Master
Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of Serviced Mortgage Loans as provided in Section 3.22.

            "Sub-Servicing Function Participant": Any Sub-Servicer,
sub-contractor, vendor, agent or other Person acting on behalf of a party hereto, which Sub-Servicer, sub-contractor, vendor, agent or other Person is a
"party participating in the servicing function" (within the meaning of the instructions to Item 1122 of Regulation AB) as regards the Subject
Securitization Transaction, unless such Person is

                                      -107-

not viewed, for the purposes of Exchange Act reporting requirements, as a party participating in the servicing function separate and apart from the applicable
Master Servicer, the Special Servicer, the Certificate Administrator or the
Trustee, as the case may be, pursuant to applicable SEC guidance.

            "Substitution Shortfall Amount": With respect to a substitution of
Trust Mortgage Loans pursuant to any Mortgage Loan Purchase Agreement, an amount equal to the excess, if any, of the Purchase Price of the Trust Mortgage Loan
being replaced calculated as of the date of substitution over the Stated
Principal Balance of the related Qualified Substitute Mortgage Loan as of the date of substitution. In the event that one or more Qualified Substitute
Mortgage Loans are substituted (at the same time) for one or more deleted Trust
Mortgage Loans, then the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Trust Mortgage Loan or Trust Mortgage Loans being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage
Loan or Trust Mortgage Loans.

            "Successful Bidder": As defined in Section 7.01.

            "Swap Agreement": The interest rate swap agreement, dated as of
March 29, 2007, by and between the Swap Counterparty and the Certificate
Administrator, solely in its capacity as Certificate Administrator, on behalf of the Trust, including any schedule, confirmations, credit support annex or other credit support document relating thereto, or any replacement interest rate swap agreement entered into by the Certificate Administrator in accordance with the terms of Section 3.28.

            "Swap Collateral Account": As defined in Section 3.04(j).

            "Swap Credit Support Annex": The credit support annex, dated as of
March 29, 2007, between the Certificate Administrator on behalf of the Trust and the Swap Counterparty, which is annexed to and forms part of the Swap Agreement.

            "Swap Counterparty": The swap provider under the Swap Agreement, which is initially Citibank, N.A.

            "Swap Custodian": As defined in Section 3.28.

            "Swap Default": Any failure on the part of the Swap Counterparty
(that continues beyond any applicable grace period under the Swap Agreement) to
(i) make a required payment under the Swap Agreement as and when due thereunder, or (ii) post collateral or obtain a replacement swap counterparty or a guarantor of the Swap Counterparty's obligations, as and when required under the Swap
Agreement.

            "Swap Termination Fees": Any fees, costs or expenses payable by the
Swap Counterparty to the Trust in connection with a Swap Default, termination of the Swap Agreement or liquidation of the Swap Agreement, as specified in the
Swap Agreement.

            "Tax Matters Person": With respect to each REMIC Pool, the Person designated as the "tax matters person" of such REMIC in the manner provided under Treasury regulations section 1.860F-4(d) and Temporary Treasury regulations section 301.6231(a)(7)-1T, which Person shall be the applicable
Plurality Class R Certificateholder.

                                      -108-

            "Tax Returns": The federal income tax returns on Internal Revenue
Service Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income
Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest
Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each REMIC Pool due to its classification as a REMIC under the REMIC Provisions, and the federal income tax return on Internal
Revenue Service Form 1041 to be filed on behalf of a Grantor Trust due to its classification as a grantor trust under the Grantor Trust Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue
Service under any applicable provisions of federal tax law or any other governmental taxing authority under applicable State and Local Tax laws.

            "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a
Certificate.

            "Transferee": Any Person who is acquiring by Transfer any Ownership
Interest in a Certificate.

            "Transferor": Any Person who is disposing by Transfer any Ownership
Interest in a Certificate.

            "Trust": The common law trust created hereunder.

            "Trust Administration Fee": With respect to each Trust Mortgage Loan and REO Trust Mortgage Loan for any Distribution Date, an amount equal to the product of (a) the Trustee Administration Fee Rate, multiplied by (b) the Stated
Principal Balance of such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, outstanding immediately following the prior Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date), multiplied by (c) a fraction, the numerator of which is either (i) 30, if such
Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, accrues or is deemed to accrue interest on a 30/360 Basis, or (ii) the number of days in the calendar month preceding the month in which such Distribution Date occurs, if such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, accrues or is deemed to accrue interest on an Actual/360 Basis, and the denominator of which is 360. The Trust Administration Fee includes both the
Trustee's monthly fee and the Certificate Administrator's monthly fee.

            "Trust Administration Fee Rate": 0.00035% per annum.

            "Trust Fund": Collectively, all of the assets of Grantor Trust
A-MFL, Grantor Trust A-ED, Grantor Trust Y and the respective REMIC Pools.

            "Trust Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trust Fund pursuant to Section 2.01 and listed on the Mortgage
Loan Schedule and from time to time held in the Trust Fund. As used herein, the term "Trust Mortgage Loan" includes the related Mortgage Note, Mortgage and other security documents contained in the related Mortgage File or otherwise held on behalf of the Trust, including, in the case of the Outside Serviced
Trust Mortgage Loan, any such documents held by or on behalf of the related
Non-Trust Mortgage Loan Noteholders.

            "Trustee": Wells Fargo Bank, National Association, its successor in interest, or any successor trustee appointed as herein provided.

                                      -109-

            "Trustee Appointee": Any Fiscal Agent, Custodian, co-trustee or separate trustee appointed or designated by the Trustee hereunder.

            "Trustee Reportable Event": Any of the following events, conditions, circumstances and/or matters:

            (i)     the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item
      1108(a)(3) of Regulation AB, but only if the Trustee, any Servicing
      Representative of the Trustee or any Trustee Appointee is a party to such agreement or has entered into such agreement on behalf of the Trust;

            (ii)    the termination of a definitive agreement that is material to the Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the
      Trustee, any Servicing Representative of the Trustee or any Trustee
      Appointee is a party to such agreement or has entered into such agreement on behalf of the Trust;

            (iii)   the appointment of a receiver, fiscal agent or similar
      officer for any Material Debtor in a proceeding under the U.S. Bankruptcy
      Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject
      Material Debtor is (A) the Trustee, (B) any Servicing Representative of
      the Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of
      Regulation AB, (C) any Trustee Appointee, (D) any Enhancement/Support
      Provider or (E) the Trust;

            (iv)    the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject
      Material Debtor is (A) the Trustee, (B) any Servicing Representative of
      the Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of
      Regulation AB, (C) any Trustee Appointee, (D) any Enhancement/Support
      Provider or (E) the Trust;

            (v)     any event that has occurred hereunder that would materially alter the payment priority or distribution of cash flows regarding the
      Certificates;

            (vi)    any material modification to the rights of the Holders of
      any Class of Certificates, including by reason of a modification to this
      Agreement, a Mortgage Loan Purchase Agreement or any other constituent instrument;

            (vii)   any material limitation or qualification of the rights
      evidenced by any Class of Certificates by reason of the modification of any other Class of Certificates;

            (viii)  any amendment to this Agreement pursuant to Section
      11.01;

                                      -110-

            (ix)    any resignation, removal, replacement or substitution of
      (A) the Trustee, the Certificate Administrator, a Master Servicer or the
      Special Servicer or (B) any Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB;

            (x)     any appointment of (A) a new Trustee, new Certificate
      Administrator, new Master Servicer or new Special Servicer or (B) any new
      Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB;

            (xi)    any termination of a material enhancement or support
      specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of
      Regulation AB that was previously applicable regarding one or more Classes of the Certificates, which termination has occurred other than by expiration of the contract on its stated termination date or as a result of all parties completing their obligations under such agreement;

            (xii)   any addition of a material enhancement or support
      specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of
      Regulation AB with respect to one or more Classes of the Certificates;

            (xiii)  any material amendment or modification of a material enhancement or support specified in Item 1114(a)(1) through (3) of
      Regulation AB or Item 1115 of Regulation AB with respect to one or more
      Classes of the Certificates;

            (xiv)   any nonpublic disclosure, by the Trustee, any Servicing
      Representative of the Trustee or any Trustee Appointee, with respect to the Subject Securitization Transaction that is required to be disclosed by
      Regulation FD (17 C.F.R. 243.100 through 243.103);

            (xv)    any other information of importance to Certificateholders
      that is not otherwise required to be included in the Distribution Date
      Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder and that is directly related to the obligations of the Trustee hereunder;

            (xvi)   the commencement or termination of, or any material
      developments regarding, any legal proceedings pending against any Material
      Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the
      Trustee is controlling the subject litigation or if the subject Material
      Litigant is (A) the Trustee, (B) any Servicing Representative of the
      Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of
      Regulation AB, (C) any Trustee Appointee, (D) any Enhancement/Support
      Provider or (E) the Trust;

            (xvii)  any material default in the payment of principal and interest on, or any other material default with respect to, any Class of
      Certificates;

            (xviii) the submission of any matter to a vote by
      Certificateholders;

            (xix)   the receipt by the Trustee or by any Servicing
      Representative or other agent of the Trustee of any updated information regarding an Enhancement/Support Provider with respect to

                                      -111-

      any Class of Certificates that is required pursuant to Item 1114(b)(2) or
      Item 1115(b) of Regulation AB;

            (xx)    to the extent not otherwise disclosed in the Prospectus
      Supplement or previously included in an Exchange Act Report in accordance with this Agreement, whether the Trustee has become an affiliate (as defined in Rule 405 of the Securities Act) of any of (A) the Trust, (B)
      the Depositor, (C) a Mortgage Loan Seller, (D) the Certificate
      Administrator, (E) a Master Servicer, (F) the Special Servicer, (G) any
      Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB, (H) any Trustee
      Appointee or (I) any Significant Obligor;

            (xxi)   to the extent not otherwise disclosed in the Prospectus
      Supplement, any business relationship, agreement, arrangement, transaction or understanding contemplated by Item 1119(b) of Regulation AB between
      LaSalle, PNC or the Trust, on the one hand, and the Trustee, any Trustee
      Appointee or any Servicing Representative of the Trustee, on the other hand; and

            (xxii)  to the extent not otherwise disclosed in the Prospectus
      Supplement, any specific relationship involving or relating to the Subject
      Securitization Transaction or the Trust Mortgage Loans contemplated by
      Item 1119(c) of Regulation AB between LaSalle, PNC or the Trust, on the one hand, and the Trustee, any Trustee Appointee or any Servicing
      Representative of the Trustee, on the other hand.

            "Type I Late Payment Date Trust Mortgage Loan": The JQH Hotel
Portfolio B-Note Trust Mortgage Loan or a Trust Mortgage Loan secured by one of the Mortgaged Properties identified on the Mortgage Loan Schedule as 24 Hour
Fitness and Big Kmart-Clemmons, respectively.

            "Type II Late Payment Date Trust Mortgage Loan": A Trust Mortgage
Loan secured by any of the Mortgaged Properties identified on the Mortgage Loan
Schedule as Shaw's Plaza - Carver, MA and Holiday Inn Express-Houston, TX,
respectively.

            "UCC": The Uniform Commercial Code in effect in the applicable jurisdiction.

            "UCC Financing Statement": A financing statement executed and filed pursuant to the Uniform Commercial Code, as in effect in any relevant jurisdiction.

            "Uncertificated Accrued Interest": With respect to any Loan REMIC
Regular Interest for any Distribution Date, one-twelfth of the product of (a)
the annual Loan REMIC Remittance Rate applicable to such Loan REMIC Regular
Interest for such Distribution Date, multiplied by (b) the related Loan REMIC
Principal Balance outstanding immediately prior to such Distribution Date; and
with respect to any REMIC I Regular Interest for any Distribution Date,
one-twelfth of the product of (a) the annual REMIC I Remittance Rate applicable to such REMIC I Regular Interest for such Distribution Date, multiplied by (b)
the related REMIC I Principal Balance outstanding immediately prior to such
Distribution Date. Uncertificated Accrued Interest shall be calculated on a
30/360 Basis and, with respect to any REMIC I Regular Interest for any
Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

            "Uncertificated Distributable Interest": With respect to any Loan
REMIC Regular Interest for any Distribution Date, the Uncertificated Accrued
Interest in respect of such Loan REMIC

                                      -112-

Regular Interest for such Distribution Date, reduced (to not less than zero) by the sum of (i) the portion of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date attributable to the related Trust Mortgage Loan that is allocable to such Loan REMIC Regular Interest in accordance with Section
4.04(e) and (ii) the portion of any Mortgage Deferred Interest attributable to the related Trust Mortgage Loan that is allocable to such Loan REMIC Regular
Interest on such Distribution Date in accordance with Section 4.04(c). With respect to any REMIC I Regular Interest for any Distribution Date, the
Uncertificated Accrued Interest in respect of such REMIC I Regular Interest for such Distribution Date, reduced (to not less than zero) by the sum of (i) the portion of any Net Aggregate Prepayment Interest Shortfall for such Distribution
Date that is allocable to such REMIC I Regular Interest in accordance with
Section 4.04(e) and (ii) the portion of any Mortgage Deferred Interest that is allocable to such REMIC I Regular Interest on such Distribution Date in accordance with Section 4.04(c).

            "Uncovered Amount": With respect to any Master Servicer's Collection
Account, any Additional Trust Fund Expense, Nonrecoverable Advance or other item that would be payable or reimbursable out of general funds (as opposed to a specific source of funds) in such Collection Account pursuant to any of clauses
(ii)-(xx) of Section 3.05(a), but which cannot be so paid or reimbursed because such general funds are insufficient to cover such payment or reimbursement;
provided that any such Additional Trust Fund Expense, Nonrecoverable Advance or
other item will be an Uncovered Amount only to the extent that such general funds are insufficient to cover the payment or reimbursement thereof.

            "Underlying Collection Period": With respect to any Outside Serviced
Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, the applicable "Collection Period" under the related Outside Servicing
Agreement or any other applicable period under the related Outside Servicing
Agreement that is comparable to a Collection Period hereunder.

            "Underwriter": Each of Citigroup Global Markets Inc., Deutsche Bank
Securities Inc., LaSalle Financial Services, Inc., PNC Capital Markets LLC and
RBC Capital Markets Corporation and in each case, any successor in interest.

            "United States Securities Person": Any "U.S. person" as defined in
Rule 902(k) of Regulation S.

            "United States Tax Person": A citizen or resident of the United
States, a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of the United States, any State thereof or the District of
Columbia unless in the case of a partnership, Treasury regulations are adopted that provide otherwise, an estate whose income is includable in gross income for
United States federal income tax purposes regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Tax Persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a) (30) of the Code (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996, that are eligible to elect to be treated as United States Tax Persons).

            "Unrestricted Servicer Reports": Each of the CMSA Total Loan Report,
CMSA Delinquent Loan Status Report, CMSA Historical Loan Modification and
Corrected Mortgage Loan Report, CMSA Loan Level Reserve/LOC Report, CMSA
Historical Liquidation Loss Template, CMSA Servicer Realized Loss Template, CMSA
REO Status Report and CMSA Advance Recovery Report

                                      -113-

and, from and after its filing with the Commission, any item deemed to be an
Unrestricted Servicer Report in accordance with the definition of "Restricted
Servicer Reports".

            "Voting Rights": The portion of the voting rights of all of the
Certificates which is allocated to any Certificate. At all times during the term of this Agreement, 100% of the Voting Rights shall be allocated among the
Holders of the Regular Certificates and the Class A-MFL Certificates. Ninety-six
percent (96%) of the Voting Rights shall be allocated among the various Classes of the Principal Balance Certificates in proportion to the respective Class
Principal Balances of such Classes of Certificates; provided that, solely for the purpose of determining the respective Voting Rights of the various Classes of Principal Balance Certificates, the aggregate Appraisal Reduction Amount allocated to the respective Classes of the Principal Balance Certificates in accordance with Section 4.04(d) shall be treated as Realized Losses with respect to the calculation of the Certificate Principal Balances thereof; and provided, further, that the aggregate Appraisal Reduction Amount shall not reduce the
Class Principal Balance of any Class for purposes of determining the Controlling
Class, the Controlling Class Representative or the Majority Controlling Class
Certificateholder. Four percent (4%) in the aggregate of the Voting Rights shall be allocated to the various Classes of the Class X Certificates (other than the
Class WFC-X Certificates) in proportion to the respective Class Notional Amounts of such Classes of Certificates. The Class Y and Class R Certificates shall have no voting rights. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in standard proportion to the
Percentage Interests evidenced by their respective Certificates. In addition, if either a Master Servicer or the Special Servicer is the holder of any
Certificate, then such Master Servicer or the Special Servicer, in its capacity as a Certificateholder, shall not have Voting Rights with respect to matters concerning compensation affecting such Master Servicer or the Special Servicer, as the case may be.

            "Weighted Average Net Mortgage Pass-Through Rate": With respect to any Distribution Date, the rate per annum equal to the weighted average, expressed as a percentage and rounded to six decimal places, of the respective
Net Mortgage Pass-Through Rates applicable to the Trust Mortgage Loans and any
REO Trust Mortgage Loans (or, in the case of the One World Financial Center
Trust Mortgage Loan or any successor REO Trust Mortgage Loan, the Loan REMIC
Remittance Rate applicable to Loan REMIC Regular Interest WFC-I and, in the case of each Early Defeasance Trust Mortgage Loan or any successor REO Trust Mortgage
Loan with respect thereto, the Loan REMIC Remittance Rate applicable to the related Loan REMIC Regular Interest) for such Distribution Date, weighted on the basis of their respective Stated Principal Balances (or, in the case of the One
World Financial Center Trust Mortgage Loan or any successor REO Mortgage Loan with respect thereto, the Loan REMIC Principal Balance of Loan REMIC Regular
Interest WFC-I and, in the case of each Early Defeasance Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, the Loan REMIC
Principal Balance of the related Loan REMIC Regular Interest) immediately following the preceding Distribution Date (or, in the case of the initial
Distribution Date, as of the Closing Date).

            "Workout Fee": With respect to each Corrected Mortgage Loan, the fee designated as such and payable to the Special Servicer pursuant to the second paragraph of Section 3.11(c).

            "Workout Fee Rate": 1.0%.

            "Yield Maintenance Charge": Payments paid or payable, as the context requires, on a Trust Mortgage Loan or Serviced Non-Trust Mortgage Loan as the
result of a Principal Prepayment thereon, not otherwise due thereon in respect of principal or interest, which have been calculated (based

                                      -114-

on scheduled payments on such Trust Mortgage Loan or Serviced Non-Trust Mortgage
Loan, as the case may be) to compensate the holder for reinvestment losses based on the value of an interest rate index at or near the time of prepayment. Any other prepayment premiums, penalties and fees not so calculated will not be considered "Yield Maintenance Charges." In the event that a Yield Maintenance
Charge shall become due for any particular Trust Mortgage Loan or Serviced
Non-Trust Mortgage Loan, the applicable Master Servicer shall be required to follow the terms and provisions contained in the applicable Mortgage Note;
provided, however, in the event the particular Mortgage Note shall not specify the U.S. Treasuries which shall be used in determining the discount rate or the reinvestment yield to be applied in such calculation, the applicable Master
Servicer shall be required to use those U.S. Treasuries having maturity dates most closely approximating the maturity of such Serviced Mortgage Loan.
Accordingly if either no U.S. Treasury issue, or more than one U.S. Treasury issue, shall coincide with the term over which the Yield Maintenance Charge shall be calculated (which depending on the applicable Mortgage Note is based on the remaining average life of the Serviced Mortgage Loan or the actual term remaining through the Maturity Date), the applicable Master Servicer shall use the U.S. Treasury whose reinvestment yield is the lowest, with such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date that the Yield Maintenance Charge shall become due and payable (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. The monthly compounded nominal yield ("MEY") is derived from the reinvestment yield or discount rate and shall be defined as MEY = (12X {(1+"BEY"/2)^1/6}-1) where BEY is defined as the U.S.
Treasury Reinvestment Yield which is in decimal form and not in percentage, and
1/6 is the exponential power to which a portion of the equation is raised. For example, using a BEY of 5.50%, the MEY = (12 X {(1+ .055/2)^0.16667}-1) where
..055 is the decimal version of the percentage 5.5% and 0.16667 is the decimal version of the exponential power. The MEY in the above calculation is 5.44%.

            SECTION 1.02    General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  (i)     the terms defined in this Agreement include the
      plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

                  (ii)    accounting terms not otherwise defined herein have
      the meanings assigned to them in accordance with GAAP as in effect from time to time;

                  (iii)   references herein to "Articles", "Sections",
      "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

                  (iv)    a reference to a Subsection without further
      reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

                  (v)     the words "herein", "hereof", "hereunder", "hereto",
      "hereby" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

                                      -115-

                  (vi)    the terms "include" and "including" shall mean
      without limitation by reason of enumeration; and

                  (vii)   for purposes of Section 3.13, Section 3.14 and
      Section 8.16, to the extent that the applicable Master Servicer has an obligation to exercise "reasonable efforts" or "commercially reasonable efforts" to cause a third party to perform, the applicable Master Servicer shall not be required to bring any legal action against any such third party (to the extent such party is or was a Designated Sub-Servicer) in connection with such obligation.

            SECTION 1.03    Calculation of LIBOR.

            (a)   The initial value of LIBOR shall be 5.32000% per annum. Such value of LIBOR shall be utilized in calculating (i) the Class A-MFL Floating
Swap Payment to be made on the Class A-MFL Swap Payment Date in April 2007 and
(ii) the Pass-Through Rate with respect to the Class A-MFL Certificates for the
Distribution Date in April 2007.

            (b)   The value of LIBOR applicable to the calculation of the
Class A-MFL Floating Swap Payment to be made on the Class A-MFL Swap Payment
Date in any particular calendar month subsequent to April 2007, as well as the calculation of the Pass-Through Rate with respect to the Class A-MFL
Certificates for the Distribution Date in such calendar month (provided that no
Class A-MFL Distribution Conversion is then in effect), shall be determined by the Certificate Administrator (and promptly reported to the Swap Counterparty)
on the LIBOR Determination Date in the preceding calendar month in accordance with the following methodology: LIBOR shall equal the rate for deposits in U.S.
Dollars, for a period equal to one month, which appears on the Reuters Screen
LIBOR01 Page as of 11:00 a.m., London time, on the applicable LIBOR
Determination Date. If that rate does not appear on Reuters Screen LIBOR01 Page,
LIBOR will be determined on the basis of the rates at which deposits in U.S.
Dollars are offered by any five major reference banks in the London interbank market selected by the Certificate Administrator to provide that bank's offered quotation of such rates at approximately 11:00 a.m., London time, on the applicable LIBOR Determination Date to prime banks in the London interbank market for a period of one month, commencing on the first Distribution Date following the applicable LIBOR Determination Date and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The Certificate Administrator shall request the principal London office of any five major reference banks in the London interbank market selected by the Certificate Administrator to provide a quotation of those rates, as offered by each such bank. If at least two such quotations are provided, LIBOR will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, LIBOR will be the arithmetic mean of the rates quoted by major banks in New York City selected by the Certificate Administrator, at approximately 11:00 a.m., New York City time, on the applicable LIBOR
Determination Date for loans in U.S. Dollars to leading European banks for a period equal to one month, commencing on the applicable LIBOR Determination Date and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The determination of LIBOR by the
Certificate Administrator will be binding absent manifest error. "Reuters Screen
LIBOR01 Page" means the display page currently so designated on the Reuters
Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

                                      -116-

                                   ARTICLE II

          CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES;
                        ORIGINAL ISSUANCE OF CERTIFICATES

            SECTION 2.01    Conveyance of Trust Mortgage Loans.

            (a)   The Depositor, concurrently with the execution and delivery hereof, does hereby establish a common law trust under the laws of the State of
New York, designated as "CD 2007-CD4 Commercial Mortgage Trust", and does hereby assign, sell, transfer, set over and otherwise convey to the Trustee, in trust, without recourse, for the benefit of the Certificateholders (and for the benefit of the other parties to this Agreement as their respective interests may appear)
all the right, title and interest of the Depositor, in, to and under (i) the
Trust Mortgage Loans and all documents included in the related Mortgage Files and Servicing Files, (ii) the rights of the Depositor under Sections 1, 2, 3 and
5 (and to the extent related to the foregoing, Sections 8 through 17 and 19) of each of the Mortgage Loan Purchase Agreements, (iii) the rights of the Depositor under each Co-Lender Agreement and (iv) all other assets included or to be included in the Trust Fund. Such assignment includes all interest and principal received or receivable on or with respect to the Trust Mortgage Loans and due after the Cut-off Date and, in the case of each Trust Mortgage Loan that is part of a Loan Combination, is subject to the provisions of the corresponding
Co-Lender Agreement. The Trustee, on behalf of the Trust, assumes the rights and obligations of the holder of the Mortgage Note for each LC Trust Mortgage Loan under the related Co-Lender Agreement; provided that the applicable Master
Servicer and the Special Servicer shall, as further set forth in Article III, perform the servicing obligations of the holder of the Mortgage Note for each
SLC Trust Mortgage Loan under the related Co-Lender Agreement. The transfer of the Trust Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 11.07, is intended by the parties to constitute a sale.

            The Trust Fund shall constitute the sole assets of the Trust. Except as expressly provided herein, the Trust may not issue or invest in additional securities, borrow money or make loans to other Persons. The fiscal year end of the Trust shall be December 31.

            (b)   In connection with the Depositor's assignment pursuant to
Section 2.01(a) above the Depositor shall direct, and hereby represents and warrants that it has directed, the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with, or cause to be delivered to and deposited with, the Trustee or a Custodian appointed thereby (with, except in the case of the Outside Serviced Trust
Mortgage Loans, a copy to the applicable Master Servicer and Special Servicer), as and when required by the applicable Mortgage Loan Purchase Agreement, the
Mortgage File for each Trust Mortgage Loan so assigned. None of the Trustee, any
Custodian, any Master Servicer or the Special Servicer shall be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the document delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b).

            (c)   If any Mortgage Loan Seller cannot deliver, or cause to be delivered, on the Closing Date, as to any Trust Mortgage Loan (other than an
Outside Serviced Trust Mortgage Loan), any of the documents and/or instruments referred to in clauses (a)(ii), (a)(iii), (a)(vi) (if recorded) and (a)(viii) of the definition of "Mortgage File," with evidence of recording or filing, as applicable, thereon, solely because of a delay caused by the public recording office or filing office, as applicable, where such

                                      -117-

document or instrument has been delivered for recordation or filing, as the case may be, the delivery requirements of the related Mortgage Loan Purchase
Agreement and Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File; provided that a photocopy of such non-delivered document or instrument (certified by the applicable Mortgage Loan Seller or by the title insurance company used by such
Mortgage Loan Seller to effect recording or filing to be a true and complete copy of the original thereof submitted for recording) is delivered to the
Trustee or a Custodian appointed thereby on or before the Closing Date, and either the original of such non-delivered document or instrument, or a photocopy thereof, with evidence of recording or filing, as applicable, thereon, is delivered to the Trustee or such Custodian within 120 days of the Closing Date
(or within such longer period after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as the applicable
Mortgage Loan Seller is, in good faith, attempting to obtain from the appropriate county recorder's office or filing office such original or photocopy). If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Trust Mortgage Loan (other than an Outside Serviced
Trust Mortgage Loan), any of the documents and/or instruments referred to in clauses (a)(ii), (a)(iii), (a)(vi) (if recorded) and (a)(viii) of the definition of "Mortgage File," with evidence of recording or filing, as applicable, thereon, for any other reason, including, without limitation, that such non-delivered document or instrument has been lost, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File; provided that a photocopy of such non-delivered document or instrument (with evidence of recording or filing, as applicable, thereon) is delivered to the Trustee or a Custodian appointed thereby on or before the Closing Date.

            If, on the Closing Date as to any Trust Mortgage Loan (other than an
Outside Serviced Trust Mortgage Loan), the applicable Mortgage Loan Seller does not deliver in complete and, if applicable, recordable form (except for any missing recording information and, if delivered in blank, the name of the assignee) any one of the assignments in favor of the Trustee referred to in clause (a)(iv) or (a)(v) of the definition of "Mortgage File," the applicable
Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and Section 2.01(b) by delivering with respect to such Trust Mortgage Loan on the Closing Date an omnibus assignment of such Trust Mortgage Loan; provided that all required original assignments with respect to such Trust Mortgage Loan in fully complete and, if applicable, recordable form (except for any missing recording information and, if delivered in blank, the name of the assignee) shall be delivered to the Trustee or its
Custodian within 120 days of the Closing Date (or within such longer period as the Trustee in its reasonable discretion may permit).

            With respect to the Crossed Loans constituting a Crossed Group, the existence of any document required to be in the Mortgage File of any Crossed
Loan in such Crossed Group which is the same document for all such Crossed Loans shall be sufficient to satisfy the requirements of the related Mortgage Loan
Purchase Agreement and Section 2.01(b) for delivery of such document as a part of the Mortgage File of each of the other Crossed Loans in such Crossed Group.

            (d)   The Depositor hereby represents and warrants that each
Mortgage Loan Seller has covenanted in the related Mortgage Loan Purchase
Agreement that it shall, at its own cost and expense, retain or cause to be retained, a third party that shall, as to each Trust Mortgage Loan sold thereby
(other than, in the case of GACC, an ACS Trust Mortgage Loan), cause to be submitted, for recording or filing,

                                      -118-

as the case may be, in the appropriate public office for real property records or UCC Financing Statements, each assignment of Mortgage, assignment of
Assignment of Leases and assignment of any other recordable documents relating to each such Trust Mortgage Loan in favor of the Trustee referred to in clause
(a)(iv)(A), (B) and (C), respectively, of the definition of "Mortgage File" and each assignment of a UCC Financing Statement in favor of the Trustee and referred to in clause (a)(viii) of the definition of "Mortgage File".

            Each such assignment of recordable documents referenced in the prior paragraph shall reflect that the recorded original should be returned by the public recording office to the Trustee or its designee following recording, and each such UCC Financing Statement assignment shall reflect that the file copy thereof should be returned to the Trustee or its designee following filing;
provided that in those instances where the public recording office retains the original assignment of Mortgage or assignment of Assignment of Leases, the
Trustee shall obtain therefrom a certified copy of the recorded original, at the expense of the related Mortgage Loan Seller. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Trustee shall direct the related Mortgage Loan Seller pursuant to the applicable Mortgage Loan Purchase Agreement to promptly prepare or cause to be prepared a substitute therefor or cure such defect, as the case may be, and thereafter the Trustee shall upon receipt thereof cause the same to be duly recorded or filed, as appropriate. Upon request, the Trustee shall forward to the applicable Master Servicer a copy of each of the aforementioned recorded or filed assignments to the extent that the Trustee has received a copy thereof and to the extent not previously provided.

            (e)   All documents and records in the Servicing File in
possession of the Depositor or the Mortgage Loan Sellers (except draft documents, attorney-client privileged communications and internal correspondence, credit underwriting or due diligence analyses, credit committee briefs or memoranda or other internal approval documents or data or internal worksheets, memoranda, communications or evaluations and other underwriting analysis of the Mortgage Loan Sellers) that relate to, and are necessary for the servicing and administration of, the Trust Mortgage Loans (other than the
Outside Serviced Trust Mortgage Loans) and that are not required to be a part of a Mortgage File in accordance with the definition thereof (including any original letters of credit), together with all Escrow Payments and Reserve
Accounts in the possession thereof that relate to the Trust Mortgage Loans
(other than the Outside Serviced Trust Mortgage Loans), shall be delivered to the applicable Master Servicer or such other Person as may be directed by the applicable Master Servicer (at the expense of the applicable Mortgage Loan
Seller) within ten (10) days (or, in the case of Escrow Payments and Reserve
Accounts, two (2) Business Days) after the Closing Date and shall be held by the applicable Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders (and, in the case of a Trust Mortgage Loan that is part of a Serviced Loan Combination, on behalf of the related Serviced Non-Trust
Mortgage Loan Noteholders); provided, however, that no Master Servicer shall have any responsibility for holding documents created or maintained by the
Special Servicer hereunder and not delivered to such Master Servicer. The
Special Servicer may request the applicable Master Servicer to deliver a copy of the Servicing File for any Serviced Mortgage Loan (other than a Specially
Serviced Mortgage Loan) at the expense of the Special Servicer.

            (f)   In connection with the Depositor's assignment pursuant to
Section 2.01(a) above, the Depositor shall deliver to the Trustee and each
Master Servicer on or before the Closing Date and hereby represents and warrants that it has delivered a copy of a fully executed counterpart of each Mortgage
Loan Purchase Agreement, as in full force and effect on the Closing Date.

                                      -119-

            (g)   Under generally accepted accounting principles in the United
States, upon the sale of Certificates representing at least 10% of the fair value of all the Certificates to unaffiliated third parties, the Depositor shall report: (i) its acquisition of the Trust Mortgage Loans from the respective
Mortgage Loan Sellers, pursuant to the respective Mortgage Loan Purchase
Agreements, as a purchase of the Trust Mortgage Loans from the respective
Mortgage Loan Sellers; and (ii) its transfer of the Trust Mortgage Loans to the
Trustee, pursuant to Section 2.01(a), as a sale of the Trust Mortgage Loans to the Trustee. In connection with the foregoing, the Depositor shall cause all of its records to reflect such acquisition as a purchase and such transfer as a sale (in each case, as opposed to a secured loan).

            After the Depositor's transfer of the Trust Mortgage Loans to the
Trustee pursuant to Section 2.01(a), the Depositor shall not take any action inconsistent with the Trust's ownership of the Trust Mortgage Loans.

            (h)   In addition, pursuant to the related Mortgage Loan Purchase
Agreement, each Mortgage Loan Seller will be required to deliver, on the Closing
Date, to the applicable Master Servicer for deposit in the related Collection
Account (or, in the case of GACC, to the Certificate Administrator for deposit in the Distribution Account), the Initial Deposit relating to each Initial
Deposit Mortgage Loan, if any, being sold by such Mortgage Loan Seller (other than, in the case of GACC, an ACS Trust Mortgage Loan, as to which the Initial
Deposit shall be provided by ACS).

            SECTION 2.02    Acceptance of the Trust Fund by Trustee.

            (a)   The Trustee, by its execution and delivery of this
Agreement, acknowledges receipt of the Depositor's assignment to it of the
Depositor's right, title and interest in the assets that constitute the Trust
Fund, and further acknowledges receipt by it or a Custodian on its behalf, subject to the provisos in the definition of "Mortgage File", the provisions of
Section 2.01, the further limitations on review provided for in Section 2.02(b), the fact that as of the Closing Date the Trustee has only reviewed the Mortgage
File for the presence of the Mortgage Notes described in clauses (a)(i) and
(b)(i) of the definition of "Mortgage File", and the exceptions in the form noted on the schedule of exceptions in the form attached hereto as Schedule II, of (i) the Mortgage File delivered to it for each Trust Mortgage Loan and (ii) a copy of a fully executed counterpart of the Swap Agreement and each of the
Mortgage Loan Purchase Agreements all in good faith and without notice of any adverse claim, and declares that it or a Custodian on its behalf holds and will hold such documents and the other documents received by it that constitute portions of the Mortgage Files, and that it holds and will hold the Trust
Mortgage Loans and other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. The
Trustee also acknowledges receipt of the portion of the applicable Mortgage File specifically relating to each of the Serviced Non-Trust Mortgage Loans and that, consistent with and subject to the related Co-Lender Agreement, it holds and will hold such portion of such Mortgage File in trust for the use and benefit of the related Serviced Non-Trust Mortgage Loan Noteholder(s). The Trustee hereby certifies to each of the Depositor, the Master Servicers, the Special Servicer
and the related Mortgage Loan Seller that, with respect to each Trust Mortgage
Loan (except as identified in the schedule of exceptions, which is in the form attached hereto as Schedule II), each of the original executed Mortgage Notes as described in clauses (a)(i) and (b)(i) of the definition of Mortgage File are in its possession. In addition, within 90 days after the Closing Date (and if any exceptions are noted, again every 90 days thereafter until the second anniversary of the Closing Date, and every 180 days thereafter until the fifth anniversary of the Closing Date, and thereafter upon request by any party hereto, any Mortgage Loan Seller or the Majority Controlling Class
Certificateholder, the Trustee or the

                                      -120-

Custodian on its behalf will review the Mortgage Files and the Trustee will deliver an updated exception report to each of the Depositor, the Certificate
Administrator, the Master Servicers, the Special Servicer and the Mortgage Loan
Sellers (with a copy to the Majority Controlling Class Certificateholder). By
virtue of its delivery of an updated exception report, the Trustee shall be deemed to certify that, with respect to each Trust Mortgage Loan listed in the
Mortgage Loan Schedule, except as specifically identified in the updated exception report, (i) without regard to the proviso in the definition of
"Mortgage File," all documents specified in clauses (a)(i), (a)(ii), (a)(iv)(A),
(a)(v) and (a)(vii), and, to the extent provided in the related Mortgage File and actually known by a Responsible Officer of the Trustee to be required, clauses (a)(iii), (a)(iv)(B), (a)(iv)(C), (a)(vi), (a)(viii) and (a)(ix)(A) of the definition of "Mortgage File" (or, in the case of the Outside Serviced Trust
Mortgage Loans, in clauses (b)(i) through (b)(iii) of the definition of
"Mortgage File") are in its possession, (ii) all documents delivered or caused to be delivered by the applicable Mortgage Loan Seller constituting the related
Mortgage File have been reviewed by it and appear regular on their face and appear to relate to such Trust Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule for such Trust Mortgage Loan with respect to the items specified in clauses (v) and (vi)(C) of the definition of "Mortgage Loan
Schedule" is correct. Further, with respect to the documents described in clause
(a)(viii) of the definition of Mortgage File, the Trustee may assume, for purposes of the certification delivered in this Section 2.02(a) that the related
Mortgage File should include one state level UCC Financing Statement filing in the state of incorporation of the Mortgagor (or with respect to any Trust
Mortgage Loan (other than the Outside Serviced Trust Mortgage Loans) that has two or more Mortgagors, in the state of incorporation or formation of each
Mortgagor); provided, however, that to the extent the Trustee has actual knowledge or is notified of any fixture or real property UCC Financing Statement filed in the county of the state where the related Mortgaged Property is located, the Trustee (or, if applicable, the third-party contractor hired by the related Mortgage Loan Seller as contemplated by Section 2.01(d)) shall file an assignment to the Trust Fund with respect to such UCC Financing Statement in the appropriate county recording office under the UCC at the expense of the related
Mortgage Loan Seller. The assignments of the UCC Financing Statements to be assigned to the Trust Fund will be delivered by the related Mortgage Loan Seller to the Trustee (or, if applicable, the third-party contractor hired by the
Mortgage Loan Seller as contemplated by Section 2.01(d)) on the new national forms, in form suitable for filing or recording, as applicable, and completed pursuant to Revised Article IX of the UCC. The Trustee (or, if applicable, the third-party contractor hired by the Mortgage Loan Seller as contemplated by
Section 2.01(d)) will submit such UCC Financing Statements for filing in the state of incorporation of the related Mortgagor or the recording office of each county where the related Mortgaged Property is located, as applicable, as so indicated on the documents provided.

            (b)   None of the Trustee, the Master Servicers, the Special
Servicer or any Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Trust Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, enforceable, in recordable form, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face.

            (c)   The Trustee, directly or through a Custodian retained by it, shall: (i) provide for the safekeeping and preservation of the Mortgage Files with respect to the Trust Mortgage Loans; (ii) segregate such Mortgage Files from its own assets and the assets retained by it for others; (iii) maintain such Mortgage Files in secure and fire resistant facilities in compliance with customary industry standards; (iv) maintain disaster recovery protocols to ensure the preservation of such Mortgage

                                      -121-

Files in the event of force majeure; and (v) track and monitor the receipt and movement internally and externally of such Mortgage Files and any release and reinstatement thereof.

            (d)   For clarification purposes, ACS is the related Mortgage Loan
Seller with respect to the ACS Trust Mortgage Loans; and, notwithstanding that such Trust Mortgage Loans were transferred to the Depositor pursuant to the GACC
Mortgage Loan Purchase Agreement, GACC does not have any of the obligations of a
Mortgage Loan Seller with respect to the ACS Trust Mortgage Loans contemplated by this section, such obligations of ACS under the ACS Mortgage Loan Purchase
Agreement having been assigned by GACC to the Depositor, pursuant to the GACC
Mortgage Loan Purchase Agreement, and by the Depositor to the Trust.

            SECTION 2.03    Mortgage Loan Seller's  Repurchase  or  Substitution
                            of Trust Mortgage Loans for Document Defects and
                            Breaches of Representations and Warranties.

            (a)   If any party hereto discovers or receives notice that any
document or documents constituting a part of a Mortgage File has not been properly executed, is missing (beyond the time period required for its delivery hereunder), contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or does not appear to be regular on its face (each, a "Document Defect"), or discovers or receives notice of a breach of any representation or warranty relating to any Trust Mortgage Loan set forth in the applicable Mortgage Loan
Purchase Agreement (a "Breach"), the party discovering such Document Defect or
Breach shall give written notice (which notice, in respect of any obligation of the Trustee to provide notice of a Document Defect, shall be deemed given by the delivery of the certificate as required by Section 2.02(a)) to the other parties hereto, to the Majority Controlling Class Certificateholder and to the Rating
Agencies and, in the case of the One World Financial Center Trust Mortgage Loan, to the Class WFC Representative of such Document Defect or Breach. Promptly upon becoming aware of any Document Defect or Breach (including through such written notice provided by any party hereto or the Majority Controlling Class
Certificateholder as provided above), if any party hereto determines that such
Document Defect or Breach materially and adversely affects the value of the affected Trust Mortgage Loan or the interests of the Certificateholders therein, then such party shall notify the applicable Master Servicer of such determination, and promptly after receipt of such notice, the applicable Master
Servicer shall, to the extent that it is entitled to do so under the related
Mortgage Loan Purchase Agreement, request in writing (with a copy to the other parties hereto, the Majority Controlling Class Certificateholder, the Rating
Agencies and the Controlling Class Representative, if different from the
Majority Controlling Class Certificateholder (and, in the case of the One World
Financial Center Trust Mortgage Loan, to the Class WFC Representative)) that the applicable Mortgage Loan Seller, not later than 90 days from receipt of such written request (or, in the case of a Document Defect or Breach relating to a
Trust Mortgage Loan not being a "qualified mortgage" within the meaning of the
REMIC Provisions, not later than 90 days after any party to this Agreement discovers such Document Defect or Breach, provided that the applicable Mortgage
Loan Seller receives such notice in a timely manner) (i) cure such Document
Defect or Breach, as the case may be, in accordance with Section 3 of the applicable Mortgage Loan Purchase Agreement, (ii) repurchase the affected Trust
Mortgage Loan in accordance with Section 3 of the related Mortgage Loan Purchase
Agreement, or (iii) within two (2) years of the Closing Date, substitute a
Qualified Substitute Mortgage Loan (other than with respect to the One World
Financial Center Trust Mortgage Loan, for which no substitution will be permitted) for such affected Trust Mortgage Loan and pay the applicable Master
Servicer for deposit into its Collection

                                      -122-

Account any Substitution Shortfall Amount in connection therewith in accordance with Section 3 of the applicable Mortgage Loan Purchase Agreement; provided, however, that if such Document Defect or Breach is capable of being cured but not within such 90-day period, such Document Defect or Breach does not relate to the Trust Mortgage Loan not being treated as a "qualified mortgage" within the meaning of the REMIC Provisions, and the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Document Defect or
Breach within such 90-day period, the applicable Mortgage Loan Seller shall have an additional 90 days to complete such cure (or, failing such cure, to repurchase or substitute for the related Trust Mortgage Loan); and provided, further, with respect to such additional 90-day period, the applicable Mortgage
Loan Seller shall have delivered an Officer's Certificate to the Trustee (who shall forward a copy thereof to the Certificate Administrator) setting forth what actions the applicable Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller anticipates such Document Defect or Breach will be cured within the additional
90-day period; and provided, further, that if the cure of any Document Defect or
Breach would require an expenditure on the part of the applicable Mortgage Loan
Seller in excess of $10,000, then such Mortgage Loan Seller may, at its option, within the time period provided above, elect to purchase or replace the affected
Mortgage Loan in accordance with Section 3 of the related Mortgage Loan Purchase
Agreement without attempting to cure such Document Defect that, to the related
Mortgage Loan Seller's knowledge existed as of the Closing Date, or Breach, as the case may be. For a period of two (2) years from the Closing Date, so long as there remains any Mortgage File as to which there is any uncured Document Defect that materially and adversely affects the value of the affected Trust Mortgage
Loan or the interests of the Certificateholders therein, and so long as the applicable Mortgage Loan Seller shall provide the Officer's Certificate pursuant to Section 3 of the applicable Mortgage Loan Purchase Agreement, the Trustee shall on a quarterly basis prepare and deliver to the other parties a written report as to the status of such uncured Document Defects as provided in this
Section 2.03(a). If the affected Trust Mortgage Loan is to be repurchased or substituted, the applicable Master Servicer shall designate its Collection
Account as the account to which funds in the amount of the Purchase Price or the
Substitution Shortfall Amount, as applicable, are to be wired. Any such repurchase or substitution of a Trust Mortgage Loan shall be on a whole loan, servicing released basis.

            If (i) any Trust Mortgage Loan is required to be repurchased or substituted for in the manner described in the immediately preceding paragraph,
(ii) such Trust Mortgage Loan is a Crossed Loan, and (iii) the applicable
Document Defect or Breach does not constitute a Document Defect or Breach, as the case may be, as to any other Crossed Loan in such Crossed Group (without regard to this paragraph), then the applicable Document Defect or Breach, as the case may be, will be deemed to constitute a Document Defect or Breach, as the case may be, as to the other Crossed Loan(s) in the related Crossed Group for purposes of this paragraph, and the related Mortgage Loan Seller will be required to repurchase or substitute for such other Crossed Loan(s) in the related Crossed Group as provided in the immediately preceding paragraph, unless
(x) such other Crossed Loan(s) satisfy the Crossed Loan Repurchase Criteria, (y)
the related Mortgage Loan Seller, at its expense, shall have furnished the
Trustee with an Opinion of Counsel that the repurchase of or substitution for just the actually affected Crossed Loans, including, without limitation, any modification relating to such repurchase or substitution, shall not cause an
Adverse REMIC Event, and (z) the repurchase of or substitution for just the actually affected Crossed Loan shall satisfy all other criteria for repurchase or substitution, as applicable, of Trust Mortgage Loans set forth herein. If the conditions set forth in clauses (x), (y) and (z) of the prior sentence are satisfied, then the applicable Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Loan as to which the related

                                      -123-

Document Defect or Breach exists or to repurchase or substitute for all of the
Crossed Loans in the related Crossed Group. Any reserve or other cash collateral or letters of credit securing the Crossed Loans shall be allocated between such
Trust Mortgage Loans in accordance with the Trust Mortgage Loan documents or otherwise on a pro rata basis. Except as otherwise provided in Section 3(d) of each Mortgage Loan Purchase Agreement, all other terms of the Trust Mortgage
Loans shall remain in full force and effect without any modification thereof.

            With respect to any Crossed Loan, to the extent that the applicable
Mortgage Loan Seller is required to repurchase or substitute for such Trust
Mortgage Loan in the manner prescribed in this Section 2.03(a) while the Trustee continues to hold any other Crossed Loans in the related Crossed Group, the applicable Mortgage Loan Seller and the Special Servicer (on behalf of the
Trust) will, as set forth in the related Mortgage Loan Purchase Agreement, forbear from enforcing any remedies against the other's Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective Trust Mortgage Loans, including with respect to the
Trustee, the Primary Collateral securing Trust Mortgage Loans still held by the
Trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral.

            Notwithstanding the foregoing discussion, if any Trust Mortgage Loan that is secured by multiple Mortgaged Properties is otherwise required to be repurchased or substituted for as contemplated by this Section 2.03, as a result of a Document Defect or Breach with respect to one or more such Mortgaged
Properties, the related Mortgage Loan Seller will not be required to effect a repurchase or substitution of the subject Trust Mortgage Loan if:

                  (i)     the affected Mortgaged Properties may be released
      pursuant to the terms of any partial release provisions in the related loan documents and such Mortgaged Properties are, in fact, released, and to the extent not covered by the applicable release price required under the related loan documents, the related Mortgage Loan Seller pays (or causes to be paid) any additional amounts necessary to cover all reasonable out-of-pocket expenses reasonably incurred by the applicable
      Master Servicer, the Special Servicer, the Trustee or the Trust Fund in
      connection with such release;

                  (ii)    the remaining Mortgaged Properties and any
      replacement Mortgaged Property(ies) satisfy the property-specific requirements, if any, set forth in the related loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not cause any REMIC Pool to fail to qualify as a REMIC under the Code or result in the imposition of any tax on prohibited transactions or contributions after the Startup Day of either
      REMIC Pool under the Code; and

                  (iii)   the related Mortgage Loan Seller obtains written
      confirmation from each Rating Agency that the release will not result in a qualification, downgrade or withdrawal of any of the then-current ratings of the Certificates.

            (b)   In connection with any repurchase or substitution of one or more Trust Mortgage Loans contemplated by this Section 2.03, upon receipt of a
Request for Release (in the form of Exhibit D-1 attached hereto) of a Servicing
Officer of the applicable Master Servicer certifying as to the receipt of the applicable Purchase Price(s) in its Collection Account (in the case of any such repurchase) or the receipt of the applicable Substitution Shortfall Amount(s) in its Collection Account and upon the

                                      -124-

delivery of the Mortgage File(s) and the Servicing File(s) for the related
Qualified Substitute Mortgage Loan(s) to the Custodian and the applicable Master
Servicer, respectively (in the case of any such substitution), (i) the Trustee shall execute and deliver such endorsements and assignments as are provided to it, in each case without recourse, representation or warranty, as shall be necessary to vest in the applicable Mortgage Loan Seller the legal and beneficial ownership of each repurchased Trust Mortgage Loan or deleted Trust
Mortgage Loan, as applicable, being released pursuant to this Section 2.03, (ii)
the Trustee, the Custodian, the applicable Master Servicer, and the Special
Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of them of a receipt executed by the applicable Mortgage Loan Seller, all portions of the Mortgage File, the Servicing File and other documents pertaining to each such Trust Mortgage Loan possessed by it, and (iii) the applicable Master Servicer and the Special Servicer shall release to the applicable Mortgage Loan Seller any Escrow Payments and Reserve Funds held by it in respect of such repurchased or deleted Trust Mortgage Loan; provided that such tender by the Trustee or the Custodian shall be conditioned upon its receipt from the applicable Master Servicer or the Special Servicer of a Request
for Release. Thereafter, the Trustee, the Custodian, the applicable Master
Servicer and the Special Servicer shall have no further responsibility with regard to the related repurchased Trust Mortgage Loan(s) or deleted Trust
Mortgage Loan(s), as applicable, and the related Mortgage File(s) and Servicing
File(s). The applicable Master Servicer shall, and is hereby authorized and empowered by the Trustee to, prepare, execute and deliver in its own name, on behalf of the Certificateholders and the Trustee or any of them, the endorsements and assignments contemplated by this Section 2.03, and the Trustee shall execute any powers of attorney that are prepared and delivered to the
Trustee by the applicable Master Servicer and are necessary to permit the applicable Master Servicer to do so. The applicable Master Servicer shall indemnify the Trustee for any reasonable costs, fees, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse by the applicable Master Servicer of such powers of attorney. At the time a substitution is made, the related Mortgage Loan Purchase Agreement will provide that the Mortgage Loan Seller shall deliver the related Mortgage File to the
Trustee and certify that the substitute Trust Mortgage Loan is a Qualified
Substitute Mortgage Loan.

            (c)   No substitution of a Qualified Substitute Mortgage Loan or
Loans may be made in any calendar month after the Determination Date for such month. Periodic Payments due with respect to any Qualified Substitute Mortgage
Loan after the related Due Date in the month of substitution, or received with respect to any replaced Trust Mortgage Loan on or prior to the related date of substitution shall be part of the Trust Fund. Periodic Payments due with respect to any Qualified Substitute Mortgage Loan on or prior to the related Due Date in the month of substitution, or received with respect to any replaced Trust
Mortgage Loan after the related date of substitution, shall not be part of the
Trust Fund and will (to the extent received by the applicable Master Servicer)
be remitted by the applicable Master Servicer to the applicable Mortgage Loan
Seller promptly following receipt. Periodic Payments received with respect to any repurchased Trust Mortgage Loan on or prior to the related date of repurchase by the applicable Mortgage Loan Seller shall be part of the Trust
Fund, and Periodic Payments received with respect to any repurchased Trust
Mortgage Loan after the related date of repurchase by the applicable Mortgage
Loan Seller shall not be part of the Trust Fund and will (to the extent received by the applicable Master Servicer) be remitted by the applicable Master Servicer to the applicable Mortgage Loan Seller promptly following receipt.

            (d)   Each Mortgage Loan Purchase Agreement provides the sole
remedies available to the Certificateholders, or the Trustee on behalf of the
Certificateholders, respecting any Document Defect or Breach with respect to the
Trust Mortgage Loans purchased by the Depositor thereunder.

                                      -125-

            (e)   The Trustee with the cooperation of the Special Servicer (in the case of Specially Serviced Trust Mortgage Loans) shall, for the benefit of the Certificateholders, enforce the obligations of the Mortgage Loan Sellers under Section 3 of the applicable Mortgage Loan Purchase Agreement.

            (f)   For clarification purposes, ACS is the related Mortgage Loan
Seller with respect to the ACS Trust Mortgage Loans; and, notwithstanding that such Trust Mortgage Loans were transferred to the Depositor pursuant to the GACC
Mortgage Loan Purchase Agreement, GACC does not have any of the obligations of a
Mortgage Loan Seller with respect to the ACS Trust Mortgage Loans contemplated by this section, such obligations of ACS under the ACS Mortgage Loan Purchase
Agreement having been assigned by GACC to the Depositor, pursuant to the GACC
Mortgage Loan Purchase Agreement, and by the Depositor to the Trust.

            SECTION 2.04    Representations and Warranties of Depositor.

            (a)   The Depositor hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Master
Servicers, the Special Servicer and the Certificate Administrator, as of the
Closing Date, that:

                  (i)     the Depositor is a corporation duly organized, validly
      existing and in good standing under the laws of the State of Delaware;

                  (ii)    the execution and delivery of this Agreement by the
      Depositor, and the performance and compliance with the terms of this
      Agreement by the Depositor, will not violate the Depositor's certificate of incorporation or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

                  (iii)   the Depositor has the full power and authority to
      enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this
      Agreement, and has duly executed and delivered this Agreement;

                  (iv)    this Agreement, assuming due authorization, execution
      and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Depositor, enforceable against the
      Depositor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

                  (v)     the Depositor is not in violation of, and its
      execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Depositor's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Depositor to perform its obligations under this
      Agreement or the financial condition of the Depositor;

                                      -126-

                  (vi)    the transfer of the Trust Mortgage Loans to the
      Trustee as contemplated herein requires no regulatory approval, other than any such approvals as have been obtained, and is not subject to any bulk transfer or similar law in effect in any applicable jurisdiction;

                  (vii)   no litigation is pending or, to the best of the
      Depositor's knowledge, threatened against the Depositor that, if determined adversely to the Depositor, would prohibit the Depositor from entering into this Agreement or that, in the Depositor's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Depositor to perform its obligations under this
      Agreement or the financial condition of the Depositor;

                  (viii)  the Depositor is not transferring the Trust
      Mortgage Loans to the Trustee with any intent to hinder, delay or defraud its present or future creditors;

                  (ix)    the Depositor has been solvent at all relevant times
      prior to, and will not be rendered insolvent by, its transfer of the Trust
      Mortgage Loans to the Trustee pursuant to Section 2.01(a);

                  (x)     after giving effect to its transfer of the Trust
      Mortgage Loans to the Trustee pursuant to Section 2.01(a), the value of the Depositor's assets, either taken at their present fair saleable value or at fair valuation, will exceed the amount of the Depositor's debts and obligations, including contingent and unliquidated debts and obligations of the Depositor, and the Depositor will not be left with unreasonably small assets or capital with which to engage in and conduct its business;

                  (xi)    the Depositor does not intend to, and does not
      believe that it will, incur debts or obligations beyond its ability to pay such debts and obligations as they mature;

                  (xii)   no proceedings looking toward merger, liquidation,
      dissolution or bankruptcy of the Depositor are pending or contemplated;

                  (xiii)  except for any actions that are the express
      responsibility of another party hereunder or under the Mortgage Loan
      Purchase Agreements, and further except for actions that the Depositor is expressly permitted to complete subsequent to the Closing Date, the
      Depositor has taken all actions required under applicable law to effectuate the transfer of its interests in the Trust Mortgage Loans to the Trustee;

                  (xiv)   immediately prior to the transfer of the Trust
      Mortgage Loans to the Trustee pursuant to Section 2.01(a) (and assuming that the Mortgage Loan Sellers transferred to the Depositor good and marketable title to their respective Trust Mortgage Loans, free and clear of all liens, claims, encumbrances and other interests), (A) the Depositor had good and marketable title to, and was the sole owner and holder of, each Trust Mortgage Loan; and (B) the Depositor has full right and authority to sell, assign and transfer the Trust Mortgage Loans (subject to any third-party servicing rights pertaining thereto); and

                  (xv)    the Depositor is transferring the Trust Mortgage
      Loans to the Trust Fund free and clear of any liens, pledges, charges and security interests created by or through the Depositor.

                                      -127-

            (b)   The representations and warranties of the Depositor set
forth in Section 2.04(a) shall survive the execution and delivery of this
Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties.

            SECTION 2.05    Conveyance of Loan REMIC Regular Interests and REMIC
                            I Regular Interests; Acceptance of Loan REMIC, REMIC
                            I, REMIC II and Grantor Trusts by Trustee.

            The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to: (a) the Loan REMIC
Regular Interests, together with any related rights and property to be included in REMIC I, to the Trustee for the benefit of the Holders of the Class R
Certificates, insofar as such Certificates represent the sole class of residual interests in REMIC I, and REMIC II, as the holder of the REMIC I Regular
Interests, (b) the REMIC I Regular Interests and the other rights and property comprising REMIC II, to the Trustee for the benefit of the Holders of the Class
R Certificates, insofar as such Certificates represent the sole class of residual interests in REMIC II, the Holders of the Regular Certificates and
Grant Trust A-MFL, as the holder of the Class A-MFL REMIC II Regular Interest, and (c) the Class A-MFL REMIC II Regular Interest and the other property comprising Grantor Trust A-MFL, to the Trustee for the benefit of the Holders of the Class A-MFL Certificates. The Trustee acknowledges the assignment to it of the respective assets, rights and other property comprising the REMIC Pools,
Grantor Trust A-MFL, Grantor Trust Y and Grantor Trust ED, and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of: (i) in the case of the REMIC Pools, the Regular
Certificates and the Class R Certificates; (ii) in the case of Grantor Trust Y, the Class Y Certificates; (iii) in the case of Grantor Trust A-MFL, the Class
A-MFL Certificates; and (iv) in the case of Grantor Trust ED, the Class A-1,
Class A-2A, Class XC and Class XW Certificates.

            SECTION 2.06    Issuance of Loan REMIC Interests and REMIC I
                            Interests.

            Concurrently with the assignment to the Trustee of the Trust
Mortgage Loans (exclusive of any related Additional Interest) and, upon issuance thereof, the Loan REMIC Regular Interests, and in exchange therefor, the Trustee acknowledges the issuance of the Loan REMIC Regular Interests, the REMIC I
Regular Interests, and the sole class of residual interests in each of the Loan
REMICs and REMIC I (which will be evidenced by the Class R Certificates), to or upon the order of the Depositor.

            SECTION 2.07    Execution, Authentication and Delivery of REMIC II
                            Certificates.

            Concurrently with the assignment to the Trustee of the REMIC I
Regular Interests, and in exchange therefor, and pursuant to the written request of the Depositor, executed by an affiliate of the Depositor, the Certificate
Administrator, as Certificate Registrar, has executed, and the Certificate
Administrator, as Authenticating Agent, has authenticated and delivered to or upon the order of the Depositor, the REMIC II Certificates in authorized denominations, together with the Class A-MFL Certificates, evidencing directly or indirectly the entire beneficial ownership of REMIC II. The rights of the holders of the respective Classes of REMIC II Certificates and the Class A-MFL
REMIC II Regular Interest to receive distributions from the proceeds of REMIC II in respect of their REMIC II Certificates or the Class A-MFL REMIC II Regular
Interest, as the case may be, and all ownership interests

                                      -128-

evidenced or constituted by the respective Classes of REMIC II Certificates and the Class A-MFL REMIC II Regular Interest in such distributions, shall be as set forth in this Agreement. The Class R Certificates will represent the sole class of residual interest in REMIC II.

            SECTION 2.08    Execution, Authentication and Delivery of Class Y
                            and Class A-MFL Certificates.

            Concurrently with the assignment to the Trustee of the assets comprising Grantor Trust Y and Grantor Trust A-MFL, respectively, and in exchange therefor, the Certificate Administrator, pursuant to the written request of the Depositor executed by an officer of the Depositor, has executed, as Certificate Registrar, authenticated, as Authenticating Agent, and delivered to or upon the order of the Depositor, the Class Y and Class A-MFL Certificates.

                                      -129-

                                   ARTICLE III

                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

            SECTION 3.01    Administration of the Serviced Mortgage Loans.

            (a)   Each of the Master Servicers and the Special Servicer shall service and administer the Serviced Mortgage Loans that each is obligated to service and administer pursuant to this Agreement on behalf of the Trustee, for the benefit of the Certificateholders (or, in the case of any Serviced Loan
Combination, for the benefit of the Certificateholders and the related Serviced
Non-Trust Mortgage Loan Noteholder(s), taking into consideration the subordination of the related B-Note Non-Trust Mortgage Loan(s) as set forth in the related Co-Lender Agreement), in accordance with any and all applicable laws, the terms of this Agreement, the terms of the respective Serviced Mortgage
Loans and any and all intercreditor, co-lender and similar agreements and, to the extent consistent with the foregoing, in accordance with the Servicing
Standard. With respect to each Serviced Loan Combination, in the event of a conflict between this Agreement and the related Co-Lender Agreement, such
Co-Lender Agreement shall control; provided, however, that in no event shall a
Master Servicer or the Special Servicer take any action or omit to take any action in accordance with the terms of any Co-Lender Agreement that would cause such servicer to violate the Servicing Standard, applicable law, the Grantor
Trust Provisions or the REMIC Provisions. Without limiting the foregoing, and subject to Section 3.21, (i) Master Servicer No. 1 shall service and administer all GACC Trust Mortgage Loans (other than the DB AmeriCold Portfolio Trust
Mortgage Loan and the Mall of America Portfolio Trust Mortgage Loan), the ACS
Trust Mortgage Loans (other than the JQH Hotel Portfolio B-Note Trust Mortgage
Loan) and any related Serviced Non-Trust Mortgage Loans that are not Specially
Serviced Mortgage Loans, (ii) Master Servicer No. 2 shall service and administer all PNC Trust Mortgage Loans, all Citigroup Trust Mortgage Loans and any related
Serviced Non-Trust Mortgage Loans that are not Specially Serviced Mortgage
Loans, (iii) Master Servicer No. 3 shall service and administer all RBC Trust
Mortgage Loans, all LaSalle Trust Mortgage Loans (other than the Ala Moana
Portfolio Trust Mortgage Loan) and any related Serviced Non-Trust Mortgage Loans that are not Specially Serviced Mortgage Loans, and (iv) the Special Servicer
shall service and administer each Specially Serviced Mortgage Loan and
Administered REO Property and shall render such services with respect to all
Serviced Mortgage Loans and Administered REO Properties as are specifically provided for herein; provided that Master Servicer No. 1 shall continue to receive payments, make all calculations, and prepare, or cause to be prepared, all reports required hereunder with respect to the GACC Trust Mortgage Loans
(other than the DB AmeriCold Portfolio Trust Mortgage Loan and the Mall of
America Portfolio Trust Mortgage Loan), all ACS Trust Mortgage Loans (other than the JQH Hotel Portfolio B-Note Trust Mortgage Loan) and any related Serviced
Non-Trust Mortgage Loans that are Specially Serviced Mortgage Loans, except for the reports specified herein as prepared by the Special Servicer, as if no
Servicing Transfer Event had occurred and with respect to the related
Administered REO Properties (and any related REO Mortgage Loans), as if no REO
Acquisition had occurred, and to render such incidental services with respect to such Specially Serviced Mortgage Loans and Administered REO Properties (and with respect to the Outside Serviced Trust Mortgage Loans and any successor REO Trust
Mortgage Loans with respect thereto) as are specifically provided for herein;
and provided, further, that Master Servicer No. 2 shall continue to receive payments, make all calculations, and prepare, or cause to be prepared, all reports required hereunder with respect to the PNC Trust Mortgage Loans, the
Citigroup Trust Mortgage Loans and any related Serviced Non-Trust Mortgage Loans that

                                      -130-

are Specially Serviced Mortgage Loans, except for the reports specified herein as prepared by the Special Servicer, as if no Servicing Transfer Event had
occurred and with respect to the related Administered REO Properties (and any related REO Mortgage Loans), as if no REO Acquisition had occurred, and to render such incidental services with respect to such Specially Serviced Mortgage
Loans and Administered REO Properties as are specifically provided for herein;
provided, further, that Master Servicer No. 3 shall continue to receive payments, make all calculations, and prepare, or cause to be prepared, all reports required hereunder with respect to the RBC Trust Mortgage Loans and the
LaSalle Trust Mortgage Loans (other than the Ala Moana Portfolio Trust Mortgage
Loan) that are Specially Serviced Mortgage Loans, except for the reports specified herein as prepared by the Special Servicer, as if no Servicing
Transfer Event had occurred and with respect to the related Administered REO
Properties (and any related REO Mortgage Loans), as if no REO Acquisition had occurred, and to render such incidental services with respect to such Specially
Serviced Mortgage Loans and Administered REO Properties as are specifically provided for herein; and provided, further, that no Master Servicer shall be liable for its failure to comply with such duties insofar as such failure results from a failure by the Special Servicer to provide sufficient information to the subject Master Servicer to comply with such duties or failure by the
Special Servicer to otherwise comply with its obligations hereunder. All references herein to the respective duties of the Master Servicers and the
Special Servicer, and to the areas in which they may exercise discretion, shall be subject to Section 3.21. Master Servicer No. 1 shall be the applicable Master
Servicer with respect to the GACC Trust Mortgage Loans, any related Serviced
Non-Trust Mortgage Loans, the ACS Trust Mortgage Loans, the Ala Moana Portfolio
Trust Mortgage Loan and any REO Properties related to, and any successor REO
Mortgage Loans in respect of, the foregoing mortgage loans. Master Servicer No.
2 shall be the applicable Master Servicer with respect to the Citigroup Trust
Mortgage Loans, the PNC Trust Mortgage Loans, any related Serviced Non-Trust
Mortgage Loans and any REO Properties related to, and any successor REO Mortgage
Loans in respect of, the foregoing mortgage loans. Master Servicer No. 3 shall be the applicable Master Servicer with respect to the RBC Trust Mortgage Loans, the LaSalle Trust Mortgage Loans (other than the Ala Moana Portfolio Trust
Mortgage Loan), any related Serviced Non-Trust Mortgage Loans and any REO
Properties related to, and any successor REO Mortgage Loans in respect of, the foregoing mortgage loans.

            (b)   Subject to Section 3.01(a), Section 6.11, Section 6.12,
Section 6.13 and Section 6.14, the Master Servicers and the Special Servicer
each shall have full power and authority, acting alone (or, pursuant to Section
3.22, through one or more Sub-Servicers), to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, each of the Master Servicers and the Special Servicer, in its own name, with respect to each of the Serviced Mortgage Loans it is obligated to service hereunder, is hereby authorized and empowered by the Trustee and, pursuant to any Co-Lender
Agreement, by the related Serviced Non-Trust Mortgage Loan Noteholder(s), to execute and deliver, on behalf of the Certificateholders, the Trustee and each such Serviced Non-Trust Mortgage Loan Noteholder or any of them, (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by any Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral, (ii) in accordance with the Servicing Standard and subject to Section 3.20, Section 6.11, Section 6.12, Section 6.13 and Section 6.14, any
and all modifications, waivers, amendments or consents to or with respect to any documents contained in the related Mortgage File, (iii) any and all instruments of satisfaction or cancellation, or of partial or full release, discharge, or assignment, and all other comparable instruments and (iv) pledge agreements and other defeasance documents in connection with a defeasance

                                      -131-

contemplated pursuant to Section 3.20(g). Subject to Section 3.10, the Trustee
shall, at the written request of the applicable Master Servicer or the Special
Servicer, promptly execute any limited powers of attorney and other documents furnished by the applicable Master Servicer or the Special Servicer that are necessary or appropriate to enable them to carry out their servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by a Master Servicer or the Special Servicer. Notwithstanding anything contained herein to the contrary, neither a Master Servicer nor the Special Servicer shall, without the
Trustee's written consent: (i) initiate any action, suit or proceeding solely under the Trustee's name (or, in the case of a Serviced Non-Trust Mortgage Loan, solely under the related Serviced Non-Trust Mortgage Loan Noteholder's name)
without indicating such Master Servicer's or the Special Servicer's, as applicable, representative capacity; or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

            (c)   The relationship of each of the Master Servicers and the
Special Servicer to each of the Trustee and the Certificate Administrator, and the relationship of the Trustee and the Certificate Administrator to each other, under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venture, partner or agent. Unless the same
Person acts as both a Master Servicer and the Special Servicer, such Master
Servicer shall not be responsible for the actions of or failure to act by the
Special Servicer and the Special Servicer shall not be responsible for the actions of or the failure to act by such Master Servicer. Unless the same Person acts as two or all of the Master Servicers, no Master Servicer shall be responsible for the actions of or failure to act by any other Master Servicer.

            (d)   With respect to any Serviced Loan Combination, if at any
time neither the related SLC Trust Mortgage Loan nor any interest in any related
SLC REO Property is part of the Trust Fund, the applicable Master Servicer and the Special Servicer shall, upon request of the holder of the Mortgage Note for the related SLC Trust Mortgage Loan, continue to service and administer such
Serviced Loan Combination or any related SLC REO Property as and to the extent contemplated by the related Co-Lender Agreement; provided that no such servicer shall thereafter have any obligations to make P&I Advances with respect to such mortgage loan.

            SECTION 3.02    Collection of Trust Mortgage Loan Payments.

            (a)   The Master Servicers and the Special Servicer shall each
undertake reasonable efforts consistent with the Servicing Standard to collect all payments required under the terms and provisions of the Serviced Mortgage
Loans it is obligated to service hereunder and shall, to the extent such procedures shall be consistent with this Agreement, follow such collection procedures in accordance with the Servicing Standard; provided, however, nothing herein shall be construed as an express or implied guarantee by a Master
Servicer or the Special Servicer of collectability; and provided, further, that with respect to the ARD Trust Mortgage Loans, so long as the related Mortgagor is in compliance with each provision of the related Trust Mortgage Loan documents, the applicable Master Servicer and the Special Servicer (including the Special Servicer in its capacity as a Certificateholder) shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Additional Interest or principal in excess of the principal component of the constant Periodic Payment, other than requests for collection, until the maturity date of the related Trust Mortgage Loan (provided that the applicable Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Trust Fund's right to apply excess cash flow to principal in accordance with the

                                      -132-

terms of the Trust Mortgage Loan documents). Consistent with the foregoing and subject to Section 3.20, the Special Servicer, with regard to a Specially
Serviced Mortgage Loan, or the applicable Master Servicer, with regard to a
Serviced Mortgage Loan that is not a Specially Serviced Mortgage Loan, may waive any Penalty Interest or late payment charge in connection with any payment on a
Serviced Mortgage Loan.

            All amounts collected in respect of any Serviced Mortgage Loan in the form of payments from Mortgagors, Liquidation Proceeds (insofar as such
Liquidation Proceeds are of the nature described in clauses (i) through (iii) of the definition thereof) or Insurance Proceeds shall be applied to either amounts due and owing under the related Mortgage Note and Mortgage (including, without limitation, for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage Note, loan agreement (if any) and
Mortgage (and, with respect to any Serviced Loan Combination, the provisions of the related Co-Lender Agreement) or, if required pursuant to the express provisions of the related Mortgage (including as such may be modified), or as determined by the applicable Master Servicer or the Special Servicer in accordance with the Servicing Standard, to the repair or restoration of the related Mortgaged Property, and, with respect to each Serviced Mortgage Loan that is a Trust Mortgage Loan, in the absence of such express provisions, shall be applied for purposes of this Agreement: first, as a recovery of any related and unreimbursed Advances; second, as a recovery of Nonrecoverable Advances
(including interest on such Nonrecoverable Advance) that were paid from collections on the other Trust Mortgage Loans and/or REO Trust Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced pursuant to Section 3.05(a) hereof; third, as a recovery of accrued and unpaid interest at the related Mortgage Rate on such Trust Mortgage Loan, to the extent such amounts have not been previously advanced, and exclusive of any portion thereof that constitutes Additional Interest; fourth, as a recovery of principal of such Trust Mortgage Loan then due and owing, to the extent such amounts have not been previously advanced, including, without limitation, by reason of acceleration of the Trust Mortgage Loan following a default thereunder; fifth, in accordance with the normal servicing practices of the applicable Master
Servicer, as a recovery of any other amounts then due and owing under such Trust
Mortgage Loan (other than Additional Interest), including, without limitation,
Prepayment Premiums, Yield Maintenance Charges and Penalty Interest; sixth, as a recovery of any remaining principal of such Trust Mortgage Loan to the extent of its entire remaining unpaid principal balance; and seventh, with respect to any
ARD Trust Mortgage Loan after its Anticipated Repayment Date, as a recovery of any unpaid Additional Interest. All amounts actually received by the Trust with respect to the Outside Serviced Trust Mortgage Loans shall be allocated among interest, principal and/or prepayment consideration due thereon in accordance with the terms of any distribution date statement or servicer report received from the respective Outside Servicers with respect to such Outside Serviced
Trust Mortgage Loans and, in the absence of any such statement or report, in accordance with the related Co-Lender Agreement and, in the absence of any allocation in the related Co-Lender Agreement, in accordance with the preceding sentences as if the subject Trust Mortgage Loan was a Serviced Trust Mortgage
Loan (but with interest net of related Outside Servicing Fees). All amounts collected on any Trust Mortgage Loan in the form of Liquidation Proceeds of the nature described in clauses (iv) through (ix) of the definition thereof and
Substitution Shortfall Amounts shall be deemed to be applied: first, as a recovery of any related and unreimbursed Advances; second, as a recovery of
Nonrecoverable Advances (including interest on such Nonrecoverable Advance) that were paid from collections on the other Trust Mortgage Loans and/or REO Trust
Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced pursuant to Section 3.05(a) hereof; third, as a recovery of accrued and unpaid interest at the related Mortgage Rate on such Trust Mortgage
Loan (net, in the case of the Outside Serviced Trust Mortgage

                                      -133-

Loans, of related Outside Servicing Fees) to but not including the Due Date in the Collection Period (or, in the case of an Outside Serviced Trust Mortgage
Loan, the Underlying Collection Period) of receipt, to the extent such amounts have not been previously advanced, and exclusive of any portion thereof that constitutes Additional Interest; fourth, as a recovery of principal, to the extent such amounts have not been previously advanced, of such Trust Mortgage
Loan to the extent of its entire unpaid principal balance; fifth, as a recovery of any applicable Early Defeasance Yield Maintenance Payments; and sixth, with respect to any ARD Trust Mortgage Loan after its Anticipated Repayment Date, as a recovery of any unpaid Additional Interest. No such amounts shall be applied to the items constituting additional servicing compensation as described in the first sentence of either Section 3.11(b) or 3.11(d) unless and until all principal and interest then due and payable on such Trust Mortgage Loan has been collected. Amounts collected on any REO Trust Mortgage Loan or REO Serviced
Non-Trust Mortgage Loan shall be deemed to be applied in accordance with the respective definitions thereof. The provisions of this paragraph with respect to the application of amounts collected on any Trust Mortgage Loan shall not alter in any way the right of a Master Servicer, the Special Servicer or any other
Person to receive payments from the Collection Accounts as set forth in Section
3.05(a) or from an SLC Custodial Account as set forth in Section 3.05(e) from amounts so applied.

            (b)   Promptly following the Closing Date, in the case of the
Outside Serviced Trust Mortgage Loans, the Trustee shall send written notice, substantially in the form of Exhibit R hereto, to the related Outside Master
Servicers, stating that, as of the Closing Date, the Trustee is the holder of each Outside Serviced Trust Mortgage Loan and directing such Outside Master
Servicer to remit to Master Servicer No. 1 all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to Master
Servicer No. 1 all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Outside Serviced Trust Mortgage Loan under the related
Co-Lender Agreement and the related Outside Servicing Agreement; provided that, with respect to the Ala Moana Portfolio Trust Mortgage Loan, if the Trustee is
able to request the day on which such remittances are to be made each month, then the Trustee shall request that such remittances be made on the Business Day following the Determination Date in each month (or the earliest possible date thereafter, but in any event prior to the Distribution Date in each month); and
provided, further, that, with respect to the Ala Moana Portfolio Trust Mortgage
Loan, if the related Outside Master Servicer and Master Servicer No. 1 are not
both the same entity, and if the timing of monthly remittances with respect to any Outside Serviced Mortgage Loans will be such that Master Servicer No. 1 will be unable to timely forward such remittances to the Certificate Administrator, then the Trustee shall request that such remittances be made directly to the
Certificate Administrator, for deposit in the Distribution Account, except that the Certificate Administrator shall forward to Master Servicer No. 1, for deposit in Master Servicer No. 1's Collection Account, that portion of such remittances that would have been permitted to be withdrawn from such Collection
Account pursuant to any of clauses (ii)-(xxi) of Section 3.05(a) if such portion had been on deposit in the Collection Account. Master Servicer No. 1 (or, if
applicable, the Certificate Administrator) shall promptly deposit into its
Collection Account (or, if applicable, the Distribution Account) all amounts received by it from any Outside Servicer or any other party under the related
Outside Servicing Agreement and/or the related Co-Lender Agreement with respect to any Outside Serviced Trust Mortgage Loans, the related Mortgaged Property or any related REO Property. In connection with the foregoing, Master Servicer No.
1 (or, if applicable, the Certificate Administrator) shall provide the Outside
Master Servicer wiring instructions for remittances to Master Servicer No. 1
(or, if applicable, the Certificate Administrator). In the event that, during any calendar month, Master Servicer No. 1 (or, if applicable, the Certificate
Administrator) fails to so receive any amounts due to the

                                      -134-

holder of an Outside Serviced Trust Mortgage Loan under the related Co-Lender
Agreement and/or the related Outside Servicing Agreement by the close of business on the applicable remittance date in such calendar month, then Master
Servicer No. 1 (or, if applicable, the Certificate Administrator) shall promptly
(i) notify the related Outside Master Servicer and any related Outside Trustee that such amounts due with respect to such Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto have not been received (specifying the amount of such deficiency), (ii) make inquiry of the related Outside Master Servicer and any related Outside Trustee (and, to the extent learned, inform the Trustee and either the Certificate Administrator, if
Master Servicer No. 1 is making the inquiry, or Master Servicer No. 1, if the
Certificate Administrator is making the inquiry) as to the reason that such amounts have not been timely received, (iii) as and to the extent appropriate, request that the related Outside Master Servicer promptly remedy such failure to make a payment and (iv) make (or, in the case of the Certificate Administrator, direct Master Servicer No. 1 to make) a P&I Advance with respect to such amounts as and if required by the terms of this Agreement in accordance with Section
4.03 (but only to the extent that the failure to receive such payments from the related Outside Master Servicer was as a result of the related Outside Servicers not receiving those payments). Further, in accordance with Section 4.03, in the event that Master Servicer No. 1 fails to make such P&I Advance with respect to an Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, then the Trustee or, if it fails to do so, any Fiscal
Agent, shall make such P&I Advance. Notwithstanding anything herein to the contrary, all amounts received from an Outside Servicer with respect to an
Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto during the period following the Determination Date through and including the P&I Advance Date in any calendar month shall, for purposes of calculating distributions on the Certificates (including the Available
Distribution Amount, the Net Available Distribution Amount, the Net Principal
Distribution Amount and the Principal Distribution Amount for the applicable
Distribution Date, as well as the amount of required P&I Advances and the amount to be remitted by Master Servicer No. 1 to the Certificate Administrator on the
applicable P&I Advance Date), be deemed to have been received by the Trust during the Collection Period ending on such Determination Date, if and to the extent that such amounts are actually received by Master Servicer No. 1 no later than 2:00 p.m., New York City time, on the first P&I Advance Date following the end of such Collection Period or by the Certificate Administrator no later than the close of business, New York City time, on the first P&I Advance Date following the end of such Collection Period; provided that, if and to the extent that such amounts are not actually so received by Master Servicer No. 1 as of
2:00 p.m., New York City time, on the first P&I Advance Date following the end of such Collection Period or by the Certificate Administrator no later than the close of business, New York City time, on the first P&I Advance Date following the end of such Collection Period, then such amounts shall be deemed received, for such purposes, during such other Collection Period that they are actually so received by Master Servicer No. 1 or the Certificate Administrator.

            (c)   Within 60 days after the later of (i) the Closing Date and
(ii) the applicable Master Servicer's receipt of the applicable letter of credit, the applicable Master Servicer shall notify each provider of a letter of credit for each Serviced Trust Mortgage Loan identified as having a letter of credit on the Mortgage Loan Schedule, that the applicable Master Servicer or the
Special Servicer on behalf of the Trustee for the benefit of the
Certificateholders shall be the beneficiary under each such letter of credit. If a draw upon a letter of credit is needed before its transfer to the Trust Fund can be completed, the applicable Mortgage Loan Seller shall draw upon such letter of credit for the benefit of the Trust pursuant to written instructions from the applicable Master Servicer.

                                      -135-

            (d)   In the event that a Master Servicer or Special Servicer
receives Additional Interest in any Collection Period, or receives notice from the related Mortgagor that a Master Servicer or Special Servicer will be receiving Additional Interest in any Collection Period, then such Master
Servicer or Special Servicer, as applicable, will promptly notify the
Certificate Administrator. Subject to the provisions of Section 3.02(a) hereof, none of the Master Servicers, the Certificate Administrator or the Special
Servicer shall be responsible for any such Additional Interest not collected after notice from the related Mortgagor.

            (e)   With respect to any Serviced Mortgage Loan in connection with which the Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives described in the applicable
Serviced Mortgage Loan documents, the applicable Master Servicer shall, to the extent consistent with the Servicing Standard, hold such escrows, letters of credit and proceeds thereof as additional collateral and not apply such items to reduce the principal balance of such Serviced Mortgage Loan unless otherwise required to do so pursuant to the applicable Serviced Mortgage Loan documents.

            SECTION 3.03    Collection of Taxes, Assessments and Similar Items;
                            Servicing Accounts; Reserve Accounts.

            (a)   Each Master Servicer shall, as to all Serviced Mortgage Loans as to which it is the Master Servicer, establish and maintain one or more accounts (the "Servicing Accounts"), into which all Escrow Payments shall be deposited and retained, and shall administer such accounts in accordance with the terms of the related loan documents; provided that, in the case of a
Serviced Loan Combination, if the related Servicing Account includes funds with respect to any other Serviced Mortgage Loan, then such Master Servicer shall clearly reflect any interest therein of the related Serviced Non-Trust Mortgage
Loan Noteholder. Each Servicing Account shall be an Eligible Account unless not permitted by terms of applicable Trust Mortgage Loan documents. Withdrawals of amounts so collected from a Servicing Account may be made in each case, to the extent of amounts on deposit therein in respect of the related Serviced Mortgage
Loan (or, in the case of clauses (iv) and (v) below, to the extent of interest or other income earned on such amounts) only to: (i) effect payment of items for which Escrow Payments were collected and comparable items; (ii) reimburse the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal
Agent for any unreimbursed Servicing Advances; (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to Mortgagors on balances in the Servicing Account; (v) pay itself interest and investment income on balances in the Servicing Account as described in Section 3.06(b), if and to the extent not required by law or the terms of the applicable Serviced Mortgage Loan to be paid to the Mortgagor; (vi)
following an event of default under the related Serviced Mortgage Loan, for such other purposes as are consistent with the related Trust Mortgage Loan documents, applicable law and the Servicing Standard; (vii) withdraw amounts deposited in error; or (viii) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. To the extent permitted by law or the applicable Serviced Mortgage Loan, funds in the Servicing Accounts may be invested only in Permitted Investments in accordance with the provisions of
Section 3.06 and in accordance with the terms of the related Serviced Mortgage
Loan documents. Each Master Servicer shall pay or cause to be paid to the
Mortgagors interest, if any, earned on the investment of funds in Servicing
Accounts maintained thereby, if required by law or the terms of the related
Serviced Mortgage Loan. If a Master Servicer shall deposit in a Servicing
Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Servicing Account, any provision herein to the contrary

                                      -136-

notwithstanding. The Servicing Accounts shall not be considered part of the segregated pool of assets constituting any REMIC Pool, Grantor Trust A-MFL,
Grantor Trust ED or Grantor Trust Y.

            (b)   The applicable Master Servicer (for Serviced Mortgage Loans other than (1) Specially Serviced Mortgage Loans and (2) REO Mortgage Loans) or
the Special Servicer (for Specially Serviced Mortgage Loans and for REO Mortgage
Loans that relate to an Administered REO Property) shall (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items. For purposes of effecting any such payment for which it is responsible, the applicable Master Servicer shall apply Escrow Payments (at the direction of the
Special Servicer for Specially Serviced Mortgage Loans and for REO Mortgage
Loans that relate to an Administered REO Property) as allowed under the terms of the related Serviced Mortgage Loan, and if such Serviced Mortgage Loan does not require the related Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the applicable Master Servicer shall, as to all Serviced Mortgage Loans, use reasonable efforts consistent with the Servicing Standard to enforce the requirement of the related Mortgage that the Mortgagor make payments in respect of such items at the time they first become due, and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related
Mortgaged Property for nonpayment of such items.

            (c)   Each Master Servicer shall, as to all Serviced Mortgage Loans for which it is the Master Servicer, subject to Section 3.01(d), make a
Servicing Advance with respect to the related Mortgaged Property in an amount equal to all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments, penalties and other similar items, (ii) ground rents (if applicable), and (iii) premiums on Insurance
Policies, in each instance if and to the extent Escrow Payments (if any)
collected from the related Mortgagor are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis;
provided that a Master Servicer shall not make any Servicing Advance prior to the penalty date or cancellation date, as applicable, if such Master Servicer reasonably anticipates in accordance with the Servicing Standard that the
Mortgagor will pay such amount on or before the penalty date or cancellation date; and provided, further, that a Master Servicer shall not be obligated to make any Servicing Advance that would, if made, constitute a Nonrecoverable
Servicing Advance (although it may pay the item that such Servicing Advance was to cover out of funds in its Collection Account (or, if applicable and there are funds on deposit therein, an SLC Custodial Account) if it determines, and it must pay such item out of funds in its Collection Account (or, if applicable and there are funds on deposit therein, an SLC Custodial Account) if, in the case of a Specially Serviced Mortgage Loan or Administered REO Property, the Special
Servicer determines (upon which determination such Master Servicer may conclusively rely), that such payment would be in the best interests of the
Certificateholders (or, in the case of withdrawals from an SLC Custodial
Account, would be in the best interests of the Certificateholders and the related Serviced Non-Trust Mortgage Loan Noteholder(s)), as a collective whole).
All such Servicing Advances or, as contemplated by the second proviso to the preceding sentence, amounts withdrawn from a Collection Account (or, if applicable and there are funds on deposit therein, an SLC Custodial Account)
shall be reimbursable in the first instance from collections from the related
Mortgagors, and further as provided

                                      -137-

in Section 3.05(a) (or, if applicable, Section 3.05(e)). No costs incurred by a
Master Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of any Mortgaged Properties shall, for purposes of this Agreement, including, without limitation, the Certificate
Administrator's calculation of monthly distributions to Certificateholders, be added to the unpaid Stated Principal Balances of the related Serviced Mortgage
Loans, notwithstanding that the terms of such Serviced Mortgage Loans so permit.
The foregoing shall in no way limit a Master Servicer's ability to charge and collect from the Mortgagor such costs together with interest thereon at the
Reimbursement Rate.

            The Special Servicer shall give the applicable Master Servicer, the
Trustee and any Fiscal Agent not less than five (5) Business Days' notice with respect to Servicing Advances to be made on any Specially Serviced Trust
Mortgage Loan or Administered REO Property, before the date on which the applicable Master Servicer is required to make any Servicing Advance with respect to a given Specially Serviced Trust Mortgage Loan or Administered REO
Property; provided, however, that only two (2) Business Days' notice shall be required in respect of Servicing Advances required to be made on an urgent or emergency basis (which may include, without limitation, Servicing Advances required to make tax or insurance payments); and provided, further, that the
Special Servicer may, without any obligation to do so, elect to make the
Servicing Advance out of its own funds on an emergency basis. In addition, the
Special Servicer shall provide the applicable Master Servicer, the Trustee and any Fiscal Agent with such information in its possession as the applicable
Master Servicer, the Trustee or such Fiscal Agent, as applicable, may reasonably request to enable the applicable Master Servicer, the Trustee or such Fiscal
Agent, as applicable, to determine whether a requested Servicing Advance would constitute a Nonrecoverable Servicing Advance. Any request by the Special
Servicer that the applicable Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested
Servicing Advance is not a Nonrecoverable Servicing Advance and the applicable
Master Servicer shall be entitled to conclusively rely on such determination. On the fourth Business Day before each Distribution Date, the Special Servicer shall report to the applicable Master Servicer the Special Servicer's determination as to whether any Servicing Advance previously made or proposed to be made with respect to a Trust Mortgage Loan or an Administered REO Property is
a Nonrecoverable Servicing Advance. The applicable Master Servicer, the Trustee and any Fiscal Agent shall be entitled to conclusively rely on such a determination by the Special Servicer and must rely on any such determination by the Special Servicer that any Servicing Advance is or would be a Nonrecoverable
Servicing Advance.

            If the applicable Master Servicer is required under any provision of this Agreement (including, but not limited to, this Section 3.03(c)) to make a
Servicing Advance, but does not do so within 15 days (or such shorter period as may be required to avoid foreclosure of liens for delinquent real estate taxes or a lapse in insurance coverage) after such Advance is required to be made, then the Trustee shall, if a Responsible Officer of the Trustee has actual knowledge of such failure on the part of the applicable Master Servicer, give written notice of such failure to the applicable Master Servicer. If such
Servicing Advance is not made by the applicable Master Servicer within three (3)
Business Days after such notice, then (subject to a determination that such
Servicing Advance would not be a Nonrecoverable Servicing Advance) the Trustee
(or a Fiscal Agent on its behalf) shall make such Servicing Advance. Any failure by a Master Servicer to make a Servicing Advance hereunder shall constitute an
Event of Default by such Master Servicer subject to and as provided in Section
7.01.

                                      -138-

            (d)   In connection with its recovery of any Servicing Advance from a Collection Account pursuant to Section 3.05(a), from a Servicing Account pursuant to Section 3.03(a) or from an SLC Custodial Account pursuant to Section
3.05(e), as applicable, each of the Master Servicers, the Special Servicer, the
Trustee and the Fiscal Agent shall be entitled to receive, out of any amounts then on deposit in the Collection Accounts or such SLC Custodial Account, as applicable, any unpaid interest at the Reimbursement Rate in effect from time to time, compounded annually, accrued on the amount of such Servicing Advance (to the extent made with its own funds) from the date made to but not including the date of reimbursement such interest to be payable: first, out of late payment charges and Penalty Interest Received by the Trust on the related Serviced
Mortgage Loan or Administered REO Property during the Collection Period in which such reimbursement is made; and then, to the extent that such late payment charges and Penalty Interest are insufficient, but only after or at the same time the related Advance has been or is reimbursed pursuant to this Agreement, from general collections on the Trust Mortgage Loans and REO Properties then on deposit in the Collection Accounts; provided that interest on Servicing Advances with respect to a Serviced Loan Combination or any related SLC Mortgaged
Property shall, to the maximum extent permitted under the related Co-Lender
Agreement, be payable out of amounts otherwise payable to the related Serviced
Non-Trust Mortgage Loan Noteholder(s) and/or payments received from the related
Serviced Non-Trust Mortgage Loan Noteholder(s) under the related Co-Lender
Agreement for such purpose. Subject to the fourth paragraph of Section 3.05(a), each Master Servicer shall reimburse itself, the Special Servicer, the Trustee and/or any Fiscal Agent, as applicable, for any outstanding Servicing Advance made thereby as soon as practicable after funds available for such purpose have been received by such Master Servicer, and in no event shall interest accrue in accordance with this Section 3.03(d) on any Servicing Advance as to which the corresponding Escrow Payment or other similar payment by the Mortgagor was received by the applicable Master Servicer on or prior to the date the related
Servicing Advance was made.

            (e)   The determination by a Master Servicer or the Special Servicer that a Nonrecoverable Servicing Advance has been made or that any proposed
Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be made in accordance with the Servicing Standard and shall be evidenced by an Officer's Certificate delivered promptly to the applicable Master Servicer
(if the Special Servicer is delivering such Officer's Certificate), the Special
Servicer (if the applicable Master Servicer is delivering such Officer's
Certificate), the Trustee, any Fiscal Agent, the Depositor and, in the case of a
Serviced Loan Combination, the related Serviced Non-Trust Mortgage Loan
Noteholder(s), setting forth the basis for such determination, together with a copy of any Appraisal (the cost of which may be paid out of the Collection
Accounts pursuant to Section 3.05(a)) or, in the case of a Serviced Loan
Combination, out of the related SLC Custodial Account pursuant to Section
3.05(e)) of the related Mortgaged Property or REO Property, as the case may be;
which Appraisal shall be conducted pursuant to Section 3.09(a) by the applicable
Master Servicer, or by or on behalf of the Special Servicer if the Serviced
Mortgage Loan is a Specially Serviced Mortgage Loan or, if no such Appraisal has been performed, a copy of an Appraisal of the related Mortgaged Property or REO
Property, performed within the 12 months preceding such determination and the party delivering such appraisal has no actual knowledge of a material adverse change in the condition of the related Mortgaged Property that would draw into question the applicability of such Appraisal, by an Independent Appraiser or other expert in real estate matters, and further accompanied by related
Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property and any engineers' reports, environmental surveys or similar reports that the applicable Master Servicer or the Special
Servicer may have obtained and that support such determination. In making a recoverability determination, the applicable Person will be entitled, but not obligated, to consider

                                      -139-

(among other things) the obligations of the related Mortgagor under the terms of the related Serviced Mortgage Loan as it may have been modified, to consider
(among other things) the related Mortgaged Property in its "as is" or then current conditions and occupancies, as modified by such Person's reasonable assumptions (in the case of a Master Servicer, consistent with the Servicing
Standard) regarding the possibility and effects of future adverse change with respect to such Mortgaged Property, to estimate and consider (among other things) future expenses, to estimate and consider (consistent with the Servicing
Standard) (among other things) the timing of recoveries, and to consider the existence and amount of any outstanding Nonrecoverable Advances the reimbursement of which is being deferred pursuant to Section 3.05(a), together with (to the extent accrued and unpaid) interest on such Advances. In addition, any such Person may update or change its recoverability determinations at any time, and (in the case of a Master Servicer, consistent with the Servicing
Standard) the applicable Master Servicer and the Trustee each may obtain from the Special Servicer any Appraisals or market value estimates or other information in the Special Servicer's possession for such purposes.

            The Trustee, any Fiscal Agent and the Master Servicers, in the case of a Serviced Mortgage Loan or an Administered REO Property, shall conclusively rely on any determination by the Special Servicer that a Servicing Advance, if made, would be a Nonrecoverable Advance, and the Trustee and any Fiscal Agent
shall be entitled to rely, conclusively, on any determination by the applicable
Master Servicer that a Servicing Advance, if made, would be a Nonrecoverable
Advance; provided, however, that, if a Master Servicer has failed to make a
Servicing Advance for reasons other than a determination by such Master Servicer that such Servicing Advance would be a Nonrecoverable Advance, the Trustee shall make such Servicing Advance within the time periods required by Section 3.03(c)
unless the Trustee in good faith, makes a determination that such Servicing
Advance would be a Nonrecoverable Advance; and provided, further, that, if the
Trustee fails to make such Servicing Advance for reasons other than a determination by the Trustee that such Servicing Advance would be a
Nonrecoverable Advance, any Fiscal Agent shall make such Servicing Advance within the time periods required by Section 3.03(c) unless such Fiscal Agent in good faith, makes a determination that such Servicing Advance would be a
Nonrecoverable Advance.

            (f)   Each Master Servicer shall, as to all Serviced Mortgage Loans for which it is the Master Servicer, establish and maintain, as applicable, one or more accounts (the "Reserve Accounts"), into which all Reserve Funds, if any, shall be deposited and retained; provided that, in the case of a Serviced Loan
Combination, if the related Reserve Account includes funds with respect to any other Serviced Mortgage Loan, then the applicable Master Servicer shall clearly reflect any interest therein of the related Serviced Non-Trust Mortgage Loan
Noteholder. Withdrawals of amounts so deposited with respect to any Serviced
Mortgage Loan may be made: (i) to pay for, or to reimburse the related Mortgagor in connection with, the related environmental remediation, repairs and/or capital improvements at the related Mortgaged Property if the repairs and/or capital improvements have been completed, and such withdrawals are made in accordance with the Servicing Standard and the terms of the related Mortgage
Note, Mortgage and any agreement with the related Mortgagor governing such
Reserve Funds and any other items for which such Reserve Funds were intended pursuant to the loan documents; (ii) to pay the applicable Master Servicer interest and investment income earned on amounts in the subject Reserve Account as described below if permitted under the related Serviced Mortgage Loan documents; and (iii) following an event of default under such Serviced Mortgage
Loan, for such other purposes as are consistent with the related Serviced
Mortgage Loan documents, applicable co-lender and/or intercreditor agreements, applicable law and the Servicing Standard. To the extent permitted in the applicable Mortgage, funds in the Reserve Accounts to the extent invested may be only

                                      -140-

invested in Permitted Investments in accordance with the provisions of Section
3.06. All Reserve Accounts shall be Eligible Accounts. The Reserve Accounts shall not be considered part of the segregated pool of assets comprising any
REMIC Pool, Grantor Trust A-MFL, Grantor Trust ED or Grantor Trust Y. Consistent
with the Servicing Standard, the applicable Master Servicer may waive or extend the date set forth in any agreement governing such Reserve Funds by which the required repairs and/or capital improvements at the related Mortgaged Property must be completed.

            SECTION 3.04    Collection Accounts, Interest Reserve Account,
                            Gain-on-Sale Reserve Account, Additional Interest
                            Account, Distribution Account, SLC Custodial
                            Accounts, Floating Rate Account and Late Payment
                            Date Loan Reserve Account.

            (a)   Each Master Servicer shall establish and maintain one or more accounts (collectively, as to such Master Servicer and the Mortgage Loans as to which it is acting as Master Servicer, the "Collection Account") to be held on behalf of the Trustee in trust for the benefit of the Certificateholders. Each
Collection Account shall be an Eligible Account and shall be maintained as a segregated account, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the related
Master Servicer. Each Master Servicer shall deposit or cause to be deposited in its Collection Account, within two (2) Business Days of receipt of available funds (in the case of payments by Mortgagors or other collections on the Trust
Mortgage Loans) or as otherwise required hereunder, the following payments and collections received (including, in the case of Master Servicer No. 1, amounts received by the Trust with respect to the Outside Serviced Trust Mortgage Loans)
or made by such Master Servicer or on its behalf subsequent to the Cut-off Date
(other than in respect of principal and interest on the Trust Mortgage Loans due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the applicable Mortgage Loan Seller or its designee, with negotiable instruments endorsed as necessary and appropriate without recourse, and other than amounts received from Mortgagors which are to be used to purchase defeasance collateral), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

                  (i)     all payments on account of principal of the Trust
      Mortgage Loans that are Serviced Mortgage Loans for which the subject
      Master Servicer is responsible, including Principal Prepayments;

                  (ii)    all payments on account of interest on the Trust
      Mortgage Loans that are Serviced Mortgage Loans for which the subject
      Master Servicer is responsible, including Additional Interest;

                  (iii)   all Prepayment Premiums and Yield Maintenance
      Charges on the Trust Mortgage Loans that are Serviced Mortgage Loans for which the subject Master Servicer is responsible;

                  (iv)    all Insurance Proceeds and Liquidation Proceeds
      received in respect of any Trust Mortgage Loan that is a Serviced Mortgage
      Loan for which the subject Master Servicer is responsible (including any such amounts representing recoveries of Nonrecoverable Advances, including interest on such Nonrecoverable Advances);

                                      -141-

                  (v)     in the case of Master Servicer No. 1, all or any
      portion of the remittances to the Trust under the Outside Servicing
      Agreements and/or the related Co-Lender Agreements with respect to the
      Outside Serviced Trust Mortgage Loans or any successor REO Trust Mortgage
      Loans with respect thereto (including any amounts received in connection with a cure by the applicable Non-Trust Mortgage Loan Noteholder in accordance with a Co-Lender Agreement) received by Master Servicer No. 1 or received by the Certificate Administrator and remitted to Master
      Servicer No. 1;

                  (vi)    any amounts required to be deposited by the subject
      Master Servicer pursuant to Section 3.06(b) in connection with losses incurred with respect to Permitted Investments of funds held in its
      Collection Account;

                  (vii)   any amounts required to be deposited by the subject
      Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses in respect of a Trust Mortgage Loan that is a
      Serviced Mortgage Loan for which the subject Master Servicer is responsible resulting from a deductible clause in a blanket hazard policy or a force placed policy;

                  (viii)  any amounts required to be transferred to the
      subject Master Servicer's Collection Account from the Pool REO Account pursuant to Section 3.16(c);

                  (ix)    to the extent that they relate to a Trust Mortgage
      Loan as to which the subject Master Servicer is acting as Master Servicer, any amount in respect of Purchase Prices and Substitution Shortfall
      Amounts pursuant to Section 2.03(b);

                  (x)     any amount required to be deposited by the subject
      Master Servicer pursuant to Section 3.19(a) in connection with Prepayment
      Interest Shortfalls;

                  (xi)    any amount paid by a Mortgagor to cover items for
      which a Servicing Advance has been previously made and for which a Master
      Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as
      applicable, has been previously reimbursed out of the subject Master
      Servicer's Collection Account;

                  (xii)   to the extent that they relate to a Trust Mortgage
      Loan as to which the subject Master Servicer is acting as Master Servicer, any amounts required to be deposited by the subject Master Servicer or the
      Special Servicer pursuant to Section 3.11(b) and 3.11(d), respectively, to pay unpaid interest on Advances and/or in connection with reimbursing the
      Trust Fund for Additional Trust Fund Expenses, including, without limitation, interest on Advances and the cost of inspections performed by the Special Servicer pursuant to the first sentence of Section 3.12(a)
      (but excluding Workout Fees, Liquidation Fees and Special Servicing Fees);

                  (xiii)  to the extent that they relate to a Trust Mortgage
      Loan as to which the subject Master Servicer is acting as Master Servicer, any amounts (A) required to be transferred from any SLC Custodial Account pursuant to Section 3.05(e) or (B) paid by the related Serviced Non-Trust
      Mortgage Loan Noteholder(s), in accordance with the related Co-Lender
      Agreement, to reimburse the Trust; and

                                      -142-

                  (xiv)   amounts paid by a mezzanine lender, the Holder(s) of
      Class WFC Certificates or any other applicable Person in connection with curing a default under a Trust Mortgage Loan for which the subject Master
      Servicer is acting as Master Servicer;

provided that, in the case of an SLC Trust Mortgage Loan or any successor REO
Trust Mortgage Loan with respect thereto, subject to the related Co-Lender
Agreement, any amounts described in clauses (i)-(iv), (vii), (xi) and (xiv)
above required to be deposited in the related SLC Custodial Account pursuant to
Section 3.04(f), shall first be so deposited in the related SLC Custodial
Account and shall thereafter be transferred to the applicable Collection Account only to the extent provided in Section 3.05(e).

            The foregoing requirements for deposit in a Collection Account shall be exclusive. Notwithstanding the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, amounts to be deposited in Reserve Accounts, and amounts that a Master Servicer or the Special Servicer is entitled to retain as additional servicing compensation pursuant to Section 3.11(b) or Section
3.11(d), need not be deposited by a Master Servicer in its Collection Account.
If a Master Servicer shall deposit in its Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Collection Account, any provision herein to the contrary notwithstanding.
Each Master Servicer shall promptly deliver to the Special Servicer as additional servicing compensation in accordance with Section 3.11(d), assumption fees, late payment charges (to the extent not applied to pay interest on
Advances as provided in Sections 3.03(d) or 4.03(d) or to reimburse the Trust for Additional Trust Fund Expenses, including, without limitation, interest on
Advances and the cost of inspections performed by the Special Servicer pursuant to the first sentence of Section 3.12(a) (but excluding Workout Fees,
Liquidation Fees and Special Servicing Fees), as provided in Section 3.11(d))
and other transaction fees or other expenses received by such Master Servicer to which the Special Servicer is entitled pursuant to Section 3.11(d) upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount.

            Upon receipt of any of the amounts described in clauses (i) through
(iv), (vii), (ix), (xi), (xii), (xiii)(B) and (xiv) of the last sentence of the second preceding paragraph with respect to any Trust Mortgage Loan, the Special
Servicer shall promptly, but in no event later than one (1) Business Day after receipt of available funds, remit such amounts (net of any reimbursable expenses incurred by the Special Servicer) to or at the direction of the applicable
Master Servicer for deposit into the applicable Collection Account in accordance with the second preceding paragraph or any applicable SLC Custodial Account in accordance with Section 3.04(f), as applicable, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement. Any such amounts received by the Special Servicer with respect to an Administered REO Property shall be deposited by the Special Servicer into the related REO Account and remitted to the applicable Master Servicer for deposit into the applicable
Collection Account or any applicable SLC Custodial Account, as the case may be, pursuant to Section 3.16(c). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the applicable Master Servicer and shall deliver promptly, but in no event later than three (3) Business Days after receipt, any such check to the applicable Master Servicer by overnight courier, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason.

                                      -143-

            (b)   The Certificate Administrator shall establish and maintain one or more accounts (collectively, the "Distribution Account") to be held on behalf of the Trustee in trust for the benefit of the Certificateholders. The
Distribution Account shall be an Eligible Account and shall be maintained as a segregated account, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the
Certificate Administrator.

            Each Master Servicer shall deliver to the Certificate Administrator each month on or before 2:00 p.m. New York City time on the P&I Advance Date therein, for deposit in the Distribution Account, an aggregate amount of immediately available funds equal to that portion of the Available Distribution
Amount (calculated without regard to clauses (a)(ii), (a)(v), (a)(vi),
(b)(ii)(B) and (b)(v) of the definition thereof) for the related Distribution
Date then on deposit in such Master Servicer's Collection Account, together with
(i) any other amounts then on deposit in such Master Servicer's Collection
Account that represent Prepayment Premiums, Yield Maintenance Charges, Early
Defeasance Yield Maintenance Payments and/or Additional Interest Received by the
Trust on the Trust Mortgage Loans during the related Collection Period, and (ii)
in the case of the final Distribution Date, any additional amounts contemplated by the second or third, as applicable, paragraph of Section 9.01.

            In addition, each Master Servicer (and, if and when required, the
Trustee) shall, as and when required hereunder, deliver to the Certificate
Administrator for deposit in the Distribution Account any P&I Advances required to be made by such Person in accordance with Section 4.03(a).

            The Certificate Administrator shall, upon receipt, deposit in the
Distribution Account any and all amounts received by the Certificate
Administrator that are required by the terms of this Agreement to be deposited therein.

            The Certificate Administrator shall, as and when required, deposit in the Distribution Account any amounts required to be so deposited by the
Certificate Administrator pursuant to Section 3.06(b) in connection with losses incurred with respect to Permitted Investments of funds in the Distribution
Account.

            (c)   The Certificate Administrator shall establish and maintain one or more accounts (collectively, the "Interest Reserve Account"), on behalf of and for the benefit of the Certificateholders. The Interest Reserve Account
shall be an Eligible Account and shall be maintained as a segregated account, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the Certificate
Administrator; provided that, subject to Section 3.04(i), the Interest Reserve
Account may be a sub-account of the Distribution Account. On or before each
Distribution Date in February and, during each year that is not a leap year,
January, the Certificate Administrator shall withdraw from the Distribution
Account and deposit in the Interest Reserve Account, with respect to, and out of collections and/or advances of interest on, each Interest Reserve Trust Mortgage
Loan and Interest Reserve REO Trust Mortgage Loan, an amount equal to the
Interest Reserve Amount in respect of such Interest Reserve Trust Mortgage Loan or Interest Reserve REO Trust Mortgage Loan, as the case may be, for such
Distribution Date.

            The Certificate Administrator shall, as and when required, deposit in the Interest Reserve Account any amounts required to be so deposited by the
Certificate Administrator pursuant to Section 3.06(b) in connection with losses incurred with respect to Permitted Investments of funds in the Interest Reserve
Account.

                                      -144-

            (d)   Prior to any Collection Period during which Additional
Interest is received, and upon notification from a Master Servicer or Special
Servicer pursuant to Section 3.02(d), the Certificate Administrator shall establish and maintain the Additional Interest Account on behalf of the Trustee in trust for the benefit of the Class Y Certificateholders. The Additional
Interest Account shall be established and maintained as an Eligible Account and shall be maintained as a segregated account, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the Certificate Administrator; provided that, subject to Section
3.04(i), the Additional Interest Account may be a sub-account of the
Distribution Account. On or prior to the applicable P&I Advance Date, each
Master Servicer shall remit to the Certificate Administrator for deposit in the
Additional Interest Account an amount equal to the Additional Interest received by such Master Servicer during any Collection Period.

            Following the distribution of Additional Interest to the Class Y
Certificateholders on the first Distribution Date after which there are no longer any Trust Mortgage Loans outstanding which pursuant to their terms could pay Additional Interest, the Certificate Administrator shall terminate the
Additional Interest Account.

            The Certificate Administrator shall, as and when required, deposit in the Additional Interest Account any amounts required to be so deposited by the Certificate Administrator pursuant to Section 3.06(b) in connection with losses incurred with respect to Permitted Investments of funds in the Additional
Interest Account.

            (e)   The Certificate Administrator, on behalf of the Trustee in trust for the benefit of the Certificateholders, shall establish (upon notice from Special Servicer of an event occurring that generates Gain-on-Sale
Proceeds) and maintain the Gain-on-Sale Reserve Account. The Gain-on-Sale
Reserve Account shall be an Eligible Account and shall be maintained as a segregated account, separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate
Administrator and other accounts of the Certificate Administrator; provided that, subject to Section 3.04(i), the Gain-on-Sale Reserve Fund may be a
sub-account of the Distribution Account. Upon the disposition of any
Administered REO Property or the liquidation of any Specially Serviced Trust
Mortgage Loan in accordance with Section 3.09 or Section 3.18, the Special
Servicer will calculate the Gain-on-Sale Proceeds, if any, realized in connection with such sale or liquidation, as the case may be, and remit such funds to the Certificate Administrator for deposit into the Gain-on-Sale Reserve
Account.

            The Certificate Administrator shall, as and when required, deposit in the Gain-on-Sale Reserve Account any amounts required to be so deposited pursuant to Section 3.06(b) in connection with losses incurred with respect to
Permitted Investments of funds in the Gain-on-Sale Reserve Account.

            (f)   Each Master Servicer shall establish and maintain, or cause to be established and maintained, one or more separate accounts for each
Serviced Loan Combination, if any, as to which it is the applicable Master
Servicer (collectively, as to each Serviced Loan Combination, the related "SLC
Custodial Account"), held on behalf of the Certificateholders and the related
Serviced Non-Trust Mortgage Loan Noteholder(s). Each SLC Custodial Account shall be an Eligible Account and shall be maintained as a segregated account, separate and apart from the trust funds created for mortgage pass-through certificates of other series and the other accounts of the related Master Servicer; provided that,

                                      -145-

subject to Section 3.04(i), any SLC Custodial Account may be a sub-account of the related Master Servicer's Collection Account. Subject to the related
Co-Lender Agreement, the applicable Master Servicer shall deposit or cause to be deposited in the SLC Custodial Account with respect to any Serviced Loan
Combination, within two (2) Business Days of receipt of available funds, the following payments and collections received subsequent to the Cut-off Date
(other than in respect of principal and interest on such Serviced Loan
Combination due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the applicable Mortgage Loan Seller or the related
Serviced Non-Trust Mortgage Loan Noteholder(s), as the case may be, with negotiable instruments endorsed as necessary and appropriate without recourse, and other than amounts received from Mortgagors which are to be used to purchase defeasance collateral with respect to such Serviced Loan Combination), or payments (other than Principal Prepayments) received by it on or prior to the
Cut-off Date but allocable to a period subsequent thereto:

                  (i)     all payments on account of principal on the subject
      Serviced Loan Combination, including Principal Prepayments;

                  (ii)    all payments on account of interest on the subject
      Serviced Loan Combination, including Additional Interest;

                  (iii)   all Prepayment Premiums and Yield Maintenance
      Charges on the subject Serviced Loan Combination;

                  (iv)    to the extent not otherwise required to be deposited
      into an SLC REO Account, all Insurance Proceeds and Liquidation Proceeds
      received in respect of the subject Serviced Loan Combination (including, without limitation, any amounts representing recoveries of Nonrecoverable
      Advances in respect of such Serviced Loan Combination, including interest on such Nonrecoverable Advances, but excluding any Liquidation Proceeds described in clauses (iv), (v), (vi) (except as to an REO Property),
      (vii), (viii) and (ix) of the definition thereof received on the subject
      A-Note Trust Mortgage Loan while it remains outstanding (which Liquidation
      Proceeds will be deposited in the applicable Collection Account));

                  (v)     any amounts required to be deposited by the applicable
      Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in such SLC
      Custodial Account;

                  (vi)    any amounts required to be deposited by the
      applicable Master Servicer or the Special Servicer pursuant to Section
      3.07(b) in connection with losses with respect to the subject Serviced
      Loan Combination resulting from a deductible clause in a blanket hazard policy;

                  (vii)   any amounts required to be transferred to such SLC
      Custodial Account from the related SLC REO Account pursuant to Section
      3.16(c);

                  (viii)  insofar as they do not constitute Escrow Payments, any amount paid by a Mortgagor with respect to the subject Serviced Loan
      Combination specifically to cover items for which a Servicing Advance has been previously made;

                                      -146-

                  (ix)    any amounts representing a reimbursement, payment
      and/or contribution due and owing to a party other than the Trust from a related Serviced Non-Trust Mortgage Loan Noteholder in accordance with the related Co-Lender Agreement; and

                  (x)     any amounts paid by a related Serviced Non-Trust
      Mortgage Loan Noteholder or mezzanine lender in connection with curing a default under the subject Serviced Loan Combination;

provided, however, that, at any time during which the related Co-Lender
Agreement requires that remittances in respect of a MezzCap B-Note Non-Trust
Mortgage Loan be made directly to the related Serviced Non-Trust Mortgage Loan
Noteholder, the applicable Master Servicer shall remit any amounts received in respect of such MezzCap B-Note Non-Trust Mortgage Loan to the servicer of such
MezzCap B-Note Non-Trust Mortgage Loan, except to the extent that amounts received in respect of such MezzCap B-Note Non-Trust Mortgage Loan due and owing to any Person pursuant to this Agreement (including, without limitation, for any of the purposes described in Section 3.05(e)) and the related Co-Lender
Agreement, in which case the applicable Master Servicer shall deposit such amounts in the related SLC Custodial Account.

            The foregoing requirements for deposit in an SLC Custodial Account shall be exclusive. Notwithstanding the foregoing, actual payments from the related Mortgagor in respect of any Serviced Loan Combination in the nature of
Escrow Payments, amounts to be deposited in Reserve Accounts, and amounts that the applicable Master Servicer and the Special Servicer are entitled to retain as additional servicing compensation pursuant to Sections 3.11(b) and 3.11(d), need not be deposited by the applicable Master Servicer in the related SLC
Custodial Account. If the related Master Servicer shall deposit in an SLC
Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from such SLC Custodial Account, any provision herein to the contrary notwithstanding. The applicable Master Servicer shall promptly deliver to the Special Servicer, as additional special servicing compensation in accordance with Section 3.11(d), assumption fees and other transaction fees or other expenses received by such Master Servicer with respect to any Serviced
Loan Combination, to which the Special Servicer is entitled pursuant to Section
3.11(d), upon receipt of a certificate of a Servicing Officer of the Special
Servicer describing the item and amount.

            Upon receipt of any of the amounts described in clauses (i) through
(iv), (viii), (ix) and (x) of the last sentence of the second preceding paragraph with respect to a Serviced Loan Combination, the Special Servicer shall promptly, but in no event later than one (1) Business Day after receipt of available funds, remit such amounts (net of any reimbursable expenses incurred by the Special Servicer) to or at the direction of the applicable Master
Servicer for deposit into the related SLC Custodial Account (or, if applicable, for remittance to the servicer of the related Serviced Non-Trust Mortgage Loan)
in accordance with the second preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an SLC REO Property shall be deposited by the Special Servicer into the related SLC REO Account and remitted to the applicable Master Servicer for deposit into the related SLC Custodial Account pursuant to Section 3.16(c). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the applicable
Master Servicer and shall deliver promptly, but in no event later than three (3)
Business Days after receipt, any such check to the applicable Master Servicer by overnight courier, unless the Special Servicer

                                      -147-

determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason.

            (g)   Master Servicer No. 1 shall establish and maintain one or more accounts (collectively, the "Late Payment Date Reserve Account"), on behalf of and for the benefit of the Certificateholders. The Late Payment Date Reserve
Account shall be an Eligible Account and shall be maintained as a segregated account, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of Master Servicer No. 1;
provided that, subject to Section 3.04(i), the Late Payment Date Reserve Account
may be a sub-account of Master Servicer No. 1's Collection Account. On the
Business Day following the Determination Date in each of March, May, July,
October and December, Master Servicer No. 1 shall withdraw from its Collection
Account and deposit in the Late Payment Date Reserve Account, with respect to each Type I Late Payment Date Trust Mortgage Loan or any successor REO Trust
Mortgage Loan with respect thereto, an amount equal to the related Late Payment
Date Reserve Amount for such Determination Date, unless (i) the Monthly Payment or Assumed Monthly Payment, as applicable, due or deemed due, as applicable, on the Due Date in the Collection Period that ends on such Determination Date has not been received by the end of such Collection Period and (ii) Master Servicer
No. 1 has determined that any P&I Advance to cover the delinquency would be a
Nonrecoverable P&I Advance.

            Master Servicer No. 1 shall, as and when required, deposit in the
Interest Reserve Account any amounts required to be so deposited by Master
Servicer No. 1 pursuant to Section 3.06(b) in connection with losses incurred with respect to Permitted Investments of funds in the Interest Reserve Account.

            (h)   The Certificate Administrator, on behalf of the Trust Fund, shall establish and maintain the Floating Rate Account in trust for the benefit of the Holders of the Class A-MFL Certificates and the Swap Counterparty, as
their interests may appear. The Floating Rate Account shall be established and maintained as an Eligible Account or, subject to Section 3.04(i), a subaccount of an Eligible Account. The Certificate Administrator shall make or be deemed to have made deposits in and withdrawals from the Floating Rate Account in accordance with the terms of this Agreement. The Certificate Administrator shall, as and when required, deposit in the Floating Rate Account any amounts required to be so deposited by the Certificate Administrator pursuant to Section
3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Floating Rate Account and, to the extent permitted by Section
3.06, may withdraw any Net Investment Earnings from the Floating Rate Account.
The Certificate Administrator shall deposit into the Floating Rate Account: (i)
all amounts distributable with respect to the Class A-MFL REMIC II Regular
Interest pursuant to Section 4.01 for each Distribution Date; and (ii) upon receipt, all amounts received from the Swap Counterparty under the Swap
Agreement intended for distribution on the Class A-MFL Certificates.

            (i)   Funds in the Collection Accounts, the SLC Custodial Accounts,
the Interest Reserve Account, the Late Payment Date Reserve Account, the
Distribution Account, the Gain-on-Sale Reserve Account, the Floating Rate
Account and the Additional Interest Account may be invested only in Permitted
Investments in accordance with the provisions of Section 3.06. Each Master
Servicer shall give written notice to the Trustee, the Certificate
Administrator, the Special Servicer and the Rating Agencies of the location of its Collection Account as of the Closing Date and of the new location of its
Collection Account prior to any change thereof. The Certificate Administrator shall give written notice to the Trustee, the Master Servicers, the Special
Servicer and the Rating Agencies of the location of the

                                      -148-

Distribution Account as of the Closing Date and of any new location of the
Distribution Account prior to any change thereof.

            Notwithstanding that the Late Payment Date Reserve Account or any
SLC Custodial Account may be a sub-account of a Collection Account for reasons of administrative convenience, the Late Payment Date Reserve Account, any such
SLC Custodial Account and such Collection Account shall, for all purposes of this Agreement (including the obligations and responsibilities of the applicable
Master Servicer hereunder), be considered to be and shall be required to be treated as, separate and distinct accounts. Each Master Servicer shall indemnify and hold harmless the Trust Fund and each affected Serviced Non-Trust Mortgage
Loan Noteholder against any losses arising out of the failure by such Master
Servicer to perform its duties and obligations hereunder as if such accounts were separate accounts. The provisions of this paragraph shall survive any resignation or removal of a Master Servicer and appointment of a successor to such Master Servicer.

            Notwithstanding that the Additional Interest Account, the Interest
Reserve Account or the Gain-on-Sale Reserve Account may be a sub-account of the
Distribution Account for reasons of administrative convenience, the Additional
Interest Account, the Gain-on-Sale Reserve Account, the Interest Reserve Account
and the Distribution Account shall, for all purposes of this Agreement
(including the obligations and responsibilities of the Certificate Administrator hereunder), be considered to be and shall be required to be treated as, separate and distinct accounts. The Certificate Administrator shall indemnify and hold harmless the Trust Fund against any losses arising out of the failure by the
Certificate Administrator to perform its duties and obligations hereunder as if such accounts were separate accounts. The provisions of this paragraph shall survive any resignation or removal of the Certificate Administrator and appointment of a successor Certificate Administrator.

            (j)   The Swap Custodian shall, on or before the Closing Date,
establish a Swap Collateral Account (the "Swap Collateral Account"). The Swap
Collateral Account shall be held in the name of the Swap Custodian in trust for the benefit of the Holders of Class A-MFL Certificates. The Swap Collateral
Account must be an Eligible Account and shall be entitled "CD 2007-CD4
Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Swap
Collateral Account, LaSalle Bank National Association, as Swap Custodian for the
benefit of Holders of the Class A-MFL Certificates."

            The Swap Custodian shall credit to Swap Collateral Account all collateral (whether in the form of cash or securities) posted by the Swap
Counterparty to secure the obligations of the Swap Counterparty in accordance with the terms of the Swap Agreement. Except for investment earnings, the Swap
Counterparty shall not have any legal, equitable or beneficial interest in the
Swap Collateral Account other than in accordance with this Agreement, the Swap
Agreement and applicable law. The Swap Custodian shall maintain and apply all collateral and earnings thereon on deposit in the Swap Collateral Account in accordance with Swap Credit Support Annex.

            Cash collateral posted by the Swap Counterparty in accordance with the Swap Credit Support Annex shall be invested at the direction of the Swap
Counterparty in Permitted Investments in accordance with the requirements of the
Swap Credit Support Annex. All amounts earned on amounts on deposit in the Swap
Collateral Account (whether cash collateral or securities) shall be for the account of and taxable to the Swap Counterparty.

                                      -149-

            Upon the occurrence of an Event of Default or Specified Condition
(each as defined in the Swap Agreement) with respect to the Swap Counterparty or upon occurrence or designation of an Early Termination Date (as defined in the
Swap Agreement) as a result of any such Event of Default or Specified Condition with respect to the Swap Counterparty, and, in either such case, unless the Swap
Counterparty has paid in full all of its Obligations (as defined in the Swap
Credit Support Annex) that are then due, then any collateral posted by the Swap
Counterparty in accordance with the Swap Credit Support Annex shall be applied to the payment of any Obligations due to Party B (as defined in the Swap
Agreement) in accordance with the Swap Credit Support Annex. Any excess amounts held in such Swap Collateral Account after payment of all amounts owing to Party
B under the Swap Agreement shall be withdrawn from the Swap Collateral Account and paid to the Swap Counterparty in accordance with the Swap Credit Support
Annex.

            SECTION 3.05    Permitted Withdrawals from the Collection Accounts,
                            Interest Reserve Account, Additional Interest
                            Account, Distribution Account, SLC Custodial
                            Accounts and Late Payment Date Loan Reserve Account.

            (a)   Subject to Section 3.05(h), each Master Servicer may, from time to time, make withdrawals from its Collection Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

                  (i)     to remit to the Certificate Administrator for deposit
      in the Distribution Account the amounts required to be so deposited pursuant to the second paragraph of Section 3.04(b) and any amount that may be applied to make P&I Advances pursuant to Section 4.03(a);

                  (ii)    to reimburse any Fiscal Agent, the Trustee and
      itself, in that order, for unreimbursed P&I Advances in respect of any
      Trust Mortgage Loan or REO Trust Mortgage Loan as to which the subject
      Master Servicer is the applicable Master Servicer, such Fiscal Agent's, the Trustee's and the subject Master Servicer's right to reimbursement pursuant to this clause (ii) with respect to any P&I Advance (other than
      Nonrecoverable Advances, which are reimbursable pursuant to clause (vii)
      below) being limited to amounts that represent Late Collections or other recoveries of interest (net of the related Master Servicing Fees and, in the case of an Outside Serviced Trust Mortgage Loan or any successor REO
      Trust Mortgage Loan with respect thereto, the related Outside Servicing
      Fees) and principal (net of any related Workout Fee or Liquidation Fee)
      received in respect of the particular Trust Mortgage Loan or REO Trust
      Mortgage Loan as to which such P&I Advance was made;

                  (iii)   to pay to itself and/or the holder of the related
      Excess Servicing Strip (subject to Section 3.11(a)) earned and unpaid
      Master Servicing Fees in respect of each Trust Mortgage Loan and REO Trust
      Mortgage Loan as to which the subject Master Servicer is the applicable
      Master Servicer, the subject Master Servicer's right to payment pursuant to this clause (iii) with respect to any Trust Mortgage Loan or REO Trust
      Mortgage Loan being limited to amounts received on or in respect of such
      Trust Mortgage Loan (whether in the form of payments (including cure payments), Liquidation Proceeds or Insurance Proceeds) or such REO Trust
      Mortgage Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance Proceeds) that are allocable as a recovery of interest thereon;

                                      -150-

                  (iv)    to pay to the Special Servicer earned and unpaid
      Special Servicing Fees in respect of each Specially Serviced Trust
      Mortgage Loan as to which the subject Master Servicer is the applicable
      Master Servicer and each REO Trust Mortgage Loan that relates to an
      Administered REO Property as to which the subject Master Servicer is the applicable Master Servicer;

                  (v)     to pay the Special Servicer (or, if applicable, a
      predecessor Special Servicer) earned and unpaid Workout Fees or
      Liquidation Fees in respect of each Specially Serviced Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master Servicer, each Corrected Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master Servicer and/or each REO Trust Mortgage Loan that relates to an Administered REO Property as to which the subject Master
      Servicer is the applicable Master Servicer, as applicable, in the amounts and from the sources provided in Section 3.11(c);

                  (vi)    to reimburse any Fiscal Agent, the Trustee, the
      Special Servicer or itself, in that order, for any unreimbursed Servicing
      Advances in respect of any Serviced Mortgage Loan or Administered REO
      Property as to which the subject Master Servicer is the applicable Master
      Servicer, such Fiscal Agent's, the Trustee's, the Special Servicer's and
      the subject Master Servicer's respective rights to reimbursement pursuant to this clause (vi) with respect to any Servicing Advance being limited to payments made by or on behalf of the related Mortgagor or cure payments that are allocable to such Servicing Advance, and to Liquidation Proceeds,
      Insurance Proceeds and, if applicable, REO Revenues received in respect of the particular Serviced Trust Mortgage Loan or Administered REO Property
      as to which such Servicing Advance was made;

                  (vii)   to (A) reimburse any Fiscal Agent, the Trustee, the
      Special Servicer or itself, in that order, for any unreimbursed Advances
      (including interest at the Reimbursement Rate) that have been or are determined to be Nonrecoverable Advances (insofar as such Advances relate to Trust Mortgage Loans and/or REO Trust Mortgage Loans (and/or, solely in the case of Nonrecoverable Servicing Advances, Serviced Loan Combinations)
      as to which the subject Master Servicer is the applicable Master Servicer)
      out of general collections on the Trust Mortgage Loans and any REO
      Properties on deposit in the subject Master Servicer's Collection Account or (B) pay itself, with respect to any Trust Mortgage Loan or REO Trust
      Mortgage Loan as to which the subject Master Servicer is the applicable
      Master Servicer, any related earned Master Servicing Fee that remained unpaid in accordance with clause (iii) above following a Final Recovery
      Determination made with respect to such Trust Mortgage Loan or any related
      REO Property and the deposit into the subject Master Servicer's Collection
      Account of all amounts received in connection therewith;

                  (viii)  at such time as or after it reimburses any Fiscal
      Agent, the Trustee, the Special Servicer or itself, in that order, for any unreimbursed Advance pursuant to clause (ii), (vi) or (vii) above, Section
      3.03 or Section 3.05(e) (insofar as such Advances relate to Trust Mortgage
      Loans and/or REO Trust Mortgage Loans (and/or, solely in the case of
      Servicing Advances, Serviced Loan Combinations) as to which the subject
      Master Servicer is the applicable Master Servicer), to pay such Fiscal
      Agent, the Trustee, the Special Servicer or itself, as the case may be, in that order, any interest accrued and payable thereon in accordance with
      Section 3.03(d) or 4.03(d), as applicable, such Fiscal Agent's, the
      Trustee's, the Special

                                      -151-

      Servicer's and the subject Master Servicer's respective rights to payment pursuant to this clause (viii) with respect to interest on any Advance being permitted to be satisfied (A) first out of late payment charges and
      Penalty Interest on deposit in the subject Master Servicer's Collection
      Account Received by the Trust on or in respect of the Trust Mortgage Loan or REO Trust Mortgage Loan to which the reimbursed Advance relates during the Collection Period in which such Advance is reimbursed (the use of such late payment charges and Penalty Interest to be allocated between the subject Master Servicer and the Special Servicer on a pro rata basis based on the amount of late payment charges and Penalty Interest that the subject Master Servicer and the Special Servicer have received as additional servicing compensation during such period), and (B) to the extent that the late payment charges and Penalty Interest described in the immediately preceding clause (A) are insufficient, but only at the same time or after such Advance has been reimbursed, out of general collections on the Trust Mortgage Loans and any REO Properties on deposit in the subject Master Servicer's Collection Account;

                  (ix)    to pay for costs and expenses incurred by the Trust
      Fund pursuant to the first sentence of Section 3.12(a) with respect to any
      Mortgaged Property securing a Specially Serviced Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master Servicer;

                  (x)     to pay itself, as additional servicing compensation in
      accordance with Section 3.11(b), (A) interest and investment income earned in respect of amounts held in the subject Master Servicer's Collection
      Account as provided in Section 3.06(b), but only to the extent of the Net
      Investment Earnings with respect to the Collection Account for any
      Collection Period, and (B) any Prepayment Interest Excesses collected with respect to the Trust Mortgage Loans as to which the subject Master
      Servicer is the applicable Master Servicer;

                  (xi)    to pay for the cost of an independent appraiser or
      other expert in real estate matters retained pursuant to Section 3.03(e),
      3.09(a), 3.18(b), 4.03(c) or 9.01 (insofar as such costs relate to Trust
      Mortgage Loans and/or REO Trust Mortgage Loans as to which the subject
      Master Servicer is the applicable Master Servicer);

                  (xii)   to pay itself, the Special Servicer, the Depositor,
      or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such
      Person pursuant to Section 6.03;

                  (xiii)  insofar as the following items relate to Trust
      Mortgage Loans or REO Trust Mortgage Loans as to which the subject Master
      Servicer is the applicable Master Servicer, to pay for (A) the advice of counsel and tax accountants contemplated by Section 3.17(a), (B) the cost of the Opinions of Counsel contemplated by Sections 3.09(b)(ii), 3.20(d)
      and 11.02(a), (C) the cost of an Opinion of Counsel contemplated by
      Section 11.01(a) or 11.01(c) in connection with any amendment to this
      Agreement requested by the applicable Master Servicer or the Special
      Servicer that protects or is in furtherance of the rights and interests of
      Certificateholders, (D) the cost of recording this Agreement in accordance with Section 11.02(a), and (E) any rating confirmations from the Rating
      Agencies that are not otherwise payable by a Mortgagor or a party to this
      Agreement;

                  (xiv)   to pay itself, the Special Servicer, any of the
      Mortgage Loan Sellers, the Majority Controlling Class Certificateholder,
      the Majority Class WFC-1 Certificateholder(s), the

                                      -152-

      Majority Class WFC-2 Certificateholder(s), the Majority Class WFC-3
      Certificateholder(s), a Serviced Non-Trust Mortgage Loan Noteholder or any
      other Person, as the case may be, with respect to each Trust Mortgage
      Loan, if any, as to which the subject Master Servicer is the applicable
      Master Servicer and that was previously purchased or otherwise removed from the Trust Fund by such Person(s) pursuant to or as otherwise contemplated by this Agreement, all amounts received thereon subsequent to the date of purchase or removal and, in the case of a replacement of a
      Trust Mortgage Loan with a Qualified Substitute Mortgage Loan or Loan(s), all Periodic Payments due with respect to such Qualified Substitute
      Mortgage Loan(s) during or prior to the month of substitution, in accordance with Section 2.03(c);

                  (xv)    insofar as the subject Master Servicer is the
      applicable Master Servicer for the related LC Trust Mortgage Loan, to pay to a Serviced Non-Trust Mortgage Loan Noteholder or an Outside Servicer,
      any amount (other than normal monthly payments) specifically payable or reimbursable to such party by the Trust, in its capacity as holder of the related LC Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, pursuant to the terms of the related Co-Lender
      Agreement;

                  (xvi)   to withdraw any amounts deposited in error;

                  (xvii)  to remit to the Certificate Administrator for
      deposit into the Additional Interest Account the amounts required to be deposited pursuant to Section 3.04(d);

                  (xviii) insofar as the particular item relates to Trust
      Mortgage Loans and/or REO Trust Mortgage Loans as to which the subject
      Master Servicer is the applicable Master Servicer, to pay the cost of any
      Environmental Assessment or any remedial, corrective or other action pursuant to Section 3.09(c);

                  (xix)   insofar as the particular item relates to Trust
      Mortgage Loans and/or REO Trust Mortgage Loans as to which the subject
      Master Servicer is the applicable Master Servicer, to pay any amount that, if made as a Servicing Advance, would constitute a Nonrecoverable
      Servicing Advance, provided that the subject Master Servicer (or, in the case of Specially Serviced Trust Mortgage Loans and Administered REO
      Properties, the Special Servicer) determines that such payment would be in the best interests of the Certificateholders, pursuant to Section 3.03(c);

                  (xx)    insofar as the particular item relates to Trust
      Mortgage Loans and/or REO Trust Mortgage Loans as to which the subject
      Master Servicer is the applicable Master Servicer, to withdraw any other amounts that this Agreement expressly provides may be withdrawn from the
      Collection Account;

                  (xxi)   to pay or reimburse the applicable Person for any
      Uncovered Amount in respect of any other Master Servicer's Collection
      Account, any such Person's right to payment or reimbursement for any such
      Uncovered Amount being limited to any general funds in the subject Master
      Servicer's Collection Account that are not otherwise to be applied to make any of the payments or reimbursements contemplated to be made out of the subject Master Servicer's Collection Account pursuant to any of clauses
      (ii)-(xx) above; and

                                      -153-

                  (xxii)  to clear and terminate the subject Master
      Servicer's Collection Account at the termination of this Agreement pursuant to Section 9.01;

provided that, notwithstanding the foregoing, a Master Servicer shall not make withdrawals from its Collection Account with respect to any SLC Trust Mortgage
Loan or any successor REO Trust Mortgage Loan with respect thereto, any Serviced
Loan Combination (as a whole) or any SLC REO Property for any of the purposes contemplated by clauses (ii), (iii), (v), (vi) and (viii)(A) above (but, in the case of such clause (viii)(A), only insofar as it relates to clause (ii) or (vi)
above); and provided, further, that, also notwithstanding the foregoing, any withdrawal from a Master Servicer's Collection Account pursuant to any of clauses (iv), (viii)(B), (ix), (xi), (xii), (xiii) and (xviii) above that relates or is allocable to (A) any SLC Trust Mortgage Loan or any successor REO
Trust Mortgage Loan with respect thereto, (B) except in the case of clause (iv), any Serviced Loan Combination (as a whole) or (C) any SLC REO Property, shall be permitted to be made only if and to the extent that (1) (x) any amounts then on deposit in the related SLC Custodial Account that are, in accordance with
Section 3.05(e) and the related Co-Lender Agreement, available to pay the item for which the withdrawal is to be made, are insufficient to pay such item in full, and (y) payment of the item for which the withdrawal is to be made cannot reasonably be expected to ultimately be made out of amounts on deposit in the related SLC Custodial Account in accordance with Section 3.05(e), or (2) such payment, if made out of the applicable Master Servicer's Collection Account, will be reimbursable to the Trust in accordance with the related Co-Lender
Agreement, subject to available funds, out of collections on the related
Serviced Loan Combination or any related SLC REO Property that are otherwise payable to the related Serviced Non-Trust Mortgage Loan Noteholder(s) in accordance with Section 3.05(e), or (3) such payment, in the applicable Master
Servicer's judgment in accordance with the Servicing Standard, is in the best interests of the Certificateholders; and provided, further, that no servicing compensation earned with respect to a Serviced Non-Trust Mortgage Loan or any successor REO Serviced Non-Trust Mortgage Loan with respect thereto shall be payable out of any Collection Account at any time.

            Each Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan basis when appropriate, in connection with any withdrawal from its Collection Account pursuant to the preceding paragraph above. Upon request, each Master Servicer shall provide to the Certificate
Administrator such records and any other information in the possession of such
Master Servicer to enable the Certificate Administrator to determine the amounts attributable to REMIC I or the Loan REMIC (in each case, with respect to the
Trust Mortgage Loans).

            A Master Servicer shall pay to another Master Servicer, the Special
Servicer, the Certificate Administrator, the Trustee or a Fiscal Agent from its
Collection Account amounts permitted to be paid to such other Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or such Fiscal
Agent, as the case may be, therefrom promptly upon receipt of a certificate of a
Servicing Officer of such other Master Servicer or the Special Servicer or of a
Responsible Officer of the Certificate Administrator, the Trustee or such Fiscal
Agent, as the case may be, describing the item and amount to which such other
Master Servicer, the Special Servicer, the Certificate Administrator, the
Trustee or such Fiscal Agent, as the case may be, is entitled. A Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Trust Mortgage Loan and
Administered REO Property, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from a Collection Account.
With respect to each Trust Mortgage Loan and REO Property for which it makes an
Advance, the Trustee shall similarly keep and maintain

                                      -154-

separate accounting, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from a Collection Account for reimbursements of Advances or interest thereon. With respect to each Trust
Mortgage Loan and REO Property for which it makes an Advance, a Fiscal Agent shall similarly keep and maintain separate accounting, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from a Collection Account for reimbursements of Advances or interest thereon.

            Upon the determination that a previously made Advance is a
Nonrecoverable Advance, instead of obtaining reimbursement out of general collections immediately, a Master Servicer, the Special Servicer, the Trustee or
a Fiscal Agent, as applicable, may, in its sole discretion as an accommodation to the Trust, elect to obtain reimbursement for such Nonrecoverable Advance
(together with accrued and unpaid interest thereon) over a period of time not to exceed 12 consecutive months without the consent of the Controlling Class
Representative (which consent may be withheld in its sole discretion). The unreimbursed portion of any Advance in respect of which reimbursement has been deferred as described in the preceding sentence shall accrue interest at the
Prime Rate. At any time after such a determination to obtain reimbursement over time, a Master Servicer, the Special Servicer, the Trustee or a Fiscal Agent, as
applicable, may, in its sole discretion, decide to obtain reimbursement immediately. The fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes shall not, with respect to a Master Servicer or the
Special Servicer, constitute a violation of the Servicing Standard, or with respect to the Trustee or a Fiscal Agent, constitute a violation of any fiduciary duty to Certificateholders and/or contractual duty hereunder. The
Master Servicers, the Special Servicer, the Trustee and the Fiscal Agent (if
any) shall each give S&P, Fitch and Moody's at least 15 days' notice prior to any reimbursement to it of Nonrecoverable Advances from amounts in a Collection
Account or Distribution Account allocable to interest on the Trust Mortgage
Loans unless (1) it determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable
Advances, (2) changed circumstances or new or different information becomes known to it that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable
Advance or the determination in clause (1) above, or (3) except in the case of the Trustee, it has not timely received from the Trustee information requested by it to consider in determining whether to defer reimbursement of a
Nonrecoverable Advance; provided, however, that if clause (1), (2) or (3)
applies, a Master Servicer, the Special Servicer, the Trustee or a Fiscal Agent,
as the case may be, shall give S&P, Fitch and Moody's notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection
Account or Distribution Account allocable to interest on the Trust Mortgage
Loans as soon as reasonably practicable in such circumstances; and provided, further, that, as a condition to the Special Servicer providing the notices described above, a Master Servicer shall provide to the Special Servicer such information regarding amounts in its Collection Account allocable to interest as may be requested by the Special Servicer to provide notice pursuant to this sentence. The Master Servicers, the Special Servicer, the Trustee and the Fiscal
Agent (if any) shall have no liability for any loss, liability or expense resulting from any notice provided to Fitch and Moody's contemplated by the immediately preceding sentence.

            If a Master Servicer, the Special Servicer, the Trustee or a Fiscal
Agent, as applicable, is reimbursed out of general collections for any unreimbursed Advances that are determined to be Nonrecoverable Advances
(together with any interest accrued and payable thereon), then (for purposes of calculating distributions on the Certificates) such reimbursement and payment of interest shall be deemed to have been made, subject to Section 3.05(h): first, out of amounts described in clauses (a)

                                      -155-

through (f) of the definition of "Principal Distribution Amount", which, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the Available Distribution Amount for any subsequent Distribution Date; and second, out of other amounts which, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the Available Distribution Amount for any subsequent Distribution Date; provided that, in connection with any reimbursement of a Nonrecoverable Advance or the payment of interest thereon in accordance with either clause first or clause second, as the case may be, of this sentence, such reimbursement or payment of interest pursuant to such clause shall be deemed made first, and to the fullest extent possible, out of amounts described in such clause that are attributable to the Loan Group that includes the Trust Mortgage Loan or REO Trust Mortgage Loan, as applicable, as to which such Nonrecoverable Advance was made, and only thereafter out of amounts described in such clause that are attributable to the other Loan Group. If and to the extent that any payment is deemed to be applied in accordance with clause first of the preceding sentence to reimburse a Nonrecoverable Advance or to pay interest thereon, then, in accordance with the definition thereof, the Principal
Distribution Amount for such Distribution Date shall be reduced, to not less than zero (or, if applicable, to not less than the Class WFC Total Principal
Distribution Amount for such Distribution Date), by the amount of such reimbursement and/or payment of interest. In addition, if and to the extent that any payment is deemed to be applied in accordance with clause first or clause second of the second preceding sentence to reimburse a Nonrecoverable Advance or to pay interest thereon, then, for purposes of determining the respective portions of the Net Principal Distribution Amount and/or the Net Available
Distribution Amount, as applicable, for the relevant Distribution Date that are attributable to each Loan Group, the parties hereto shall take into account whether such payment is deemed made out of amounts relating to Loan Group No. 1 or Loan Group No. 2 in accordance with the proviso to the second preceding sentence.

            If and to the extent (i) any Advance is determined to be a
Nonrecoverable Advance, (ii) such Advance and/or interest thereon is reimbursed out of amounts constituting part of the Principal Distribution Amount as contemplated by clause first of the first sentence of the preceding paragraph and (iii) the particular item for which such Advance was originally made and/or such interest on such Advance, as the case may be, is subsequently collected out of payments or other collections in respect of the related Trust Mortgage Loan, then, in accordance with the definition thereof, the Principal Distribution
Amount for the Distribution Date that corresponds to the Collection Period in which such item and/or such interest on such Advance, as the case may be, was
Received by the Trust shall be increased by an amount equal to the lesser of (A)
the amount of such recoveries and (B) any previous reduction in the Principal
Distribution Amount for a prior Distribution Date pursuant to the definition thereof resulting from the reimbursement of the subject Advance and/or the payment of interest thereon. If and to the extent (i) any Advance is determined to be a Nonrecoverable Advance, (ii) such Advance and/or interest thereon is reimbursed out of amounts constituting part of the Principal Distribution Amount as contemplated by clause first of the first sentence of the preceding paragraph or out of any other portion of the Available Distribution Amount as contemplated by clause second of the first sentence of the preceding paragraph and (iii) the particular item for which such Advance was originally made, or such interest paid on such Advance, is subsequently collected out of payments or other collections in respect of the related Trust Mortgage Loan or REO Trust Mortgage
Loan, then, for purposes of determining the respective portions of the Net
Principal Distribution Amount and/or the Net Available Distribution Amount, as
applicable, for the relevant Distribution Date that are attributable to each
Loan Group, such recoveries shall be deemed allocated to offset the corresponding prior reductions in amounts attributable to each Loan Group in reverse order to that set forth in the prior paragraph.

                                      -156-

            In connection with any payments required to be made to a Serviced
Non-Trust Mortgage Loan Noteholder in accordance with Section 3.05(a)(xv), the applicable Master Servicer may request a written statement from such Serviced
Non-Trust Mortgage Loan Noteholder describing the nature and amount of the item for which such party is seeking payment or reimbursement and setting forth the provision(s) of the related Co-Lender Agreement pursuant to which such party believes it is entitled to reimbursement; provided that the applicable Master
Servicer may not condition payments required to be made to a Serviced Non-Trust
Mortgage Loan Noteholder in accordance with Section 3.05(a)(xv) upon receipt of such a written statement (other than as permitted under the related Co-Lender
Agreement); and provided, further, that to the extent such a written statement from a Serviced Non-Trust Mortgage Loan Noteholder is received by the applicable
Master Servicer, then the applicable Master Servicer may conclusively rely, absent manifest error and consistent with the Servicing Standard, upon such statement as to the nature and amount of the item for which reimbursement is sought.

            (b)   Subject to Section 3.05(h), the Certificate Administrator
may, from time to time, make withdrawals from the Distribution Account for any of the following purposes (in no particular order of priority):

                  (i)     to make distributions to the Certificateholders and
      the Floating Rate Account on each Distribution Date pursuant to Section
      4.01;

                  (ii)    to pay itself, the Trustee or any of their respective
      directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person out of the Trust Fund pursuant to Section 8.05(b);

                  (iii)   to pay itself and the Trustee their respective
      shares of the Trust Administration Fee as contemplated by Section 8.05(a)
      hereof with respect to each Trust Mortgage Loan and REO Trust Mortgage
      Loan and to pay itself, as additional compensation, interest and investment income, if any, earned in respect of amounts held in the
      Distribution Account as provided in Section 3.06, but only to the extent of the Net Investment Earnings with respect to such account for the related Distribution Date;

                  (iv)    to pay for the cost of the Opinions of Counsel sought
      by the Trustee or the Certificate Administrator (A) as provided in clause
      (v) of the definition of "Disqualified Organization," (B) as contemplated by Section 3.20(d), 9.02(a) and 10.01(h), or (C) as contemplated by
      Section 11.01(a) or 11.01(c) in connection with any amendment to this
      Agreement requested by the Trustee or the Certificate Administrator which amendment is in furtherance of the rights and interests of
      Certificateholders;

                  (v)     to pay any and all federal, state and local taxes
      imposed on any REMIC Pool or on the assets or transactions of any REMIC
      Pool, together with all incidental costs and expenses, to the extent none of the Trustee, the Certificate Administrator, the Master Servicers or the
      Special Servicer is liable therefor pursuant to Section 10.01(i);

                  (vi)    to pay the Certificate Administrator any amounts
      reimbursable to it pursuant to Section 10.01(e);

                                      -157-

                  (vii)   to pay to a Master Servicer any amounts remitted by
      such Master Servicer for deposit into the Distribution Account that were not required to be deposited therein; and

                  (viii)  to transfer Interest Reserve Amounts to the
      Interest Reserve Account in accordance with Section 3.04(c);

                  (ix)    to clear and terminate the Distribution Account at
      the termination of this Agreement pursuant to Section 9.01.

            Taxes imposed on any REMIC Pool shall be allocated to the related
REMIC.

            (c)   The Certificate Administrator shall on each P&I Advance Date to occur in March of each year and in the event the final Distribution Date occurs in February or, if such year is not a leap year, in January, on the P&I
Advance Date to occur in such February or January, withdraw from the Interest
Reserve Account and deposit into the Distribution Account in respect of each
Interest Reserve Trust Mortgage Loan and Interest Reserve REO Trust Mortgage
Loan, an amount equal to the aggregate of the Interest Reserve Amounts then on deposit in the Interest Reserve Account.

            (d)   The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Additional Interest Account to the extent required to make the distributions of Additional Interest required by Section 4.01(e).

            (e)   The applicable Master Servicer may, from time to time, make withdrawals from the SLC Custodial Account (if any) with respect to each
Serviced Loan Combination for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

                  (i)     to make remittances on each P&I Advance Date (or, with
      respect to the related Serviced Non-Trust Mortgage Loan Noteholder(s), on such earlier date (not earlier than one (1) Business Day following receipt) as provided for in the related Co-Lender Agreement) to the related Serviced Non-Trust Mortgage Loan Noteholder(s) and to the Trust in
      accordance with the related Co-Lender Agreement, such remittances to the
      Trust to be made to the applicable Master Servicer's Collection Account;

                  (ii)    to reimburse any Fiscal Agent, the Trustee and
      itself, in that order, for unreimbursed P&I Advances thereby made with respect to the related SLC Trust Mortgage Loan or any successor REO Trust
      Mortgage Loan with respect thereto, such Fiscal Agent's, the Trustee's and the applicable Master Servicer's right to reimbursement pursuant to this clause (ii) with respect to any P&I Advance (other than any P&I Advance that has been or is determined to be a Nonrecoverable Advance, which shall be reimbursed in the manner contemplated in Section 3.05(a)(vii)) being limited to amounts that represent Late Collections of interest (net of related Master Servicing Fees) and principal received in respect of the related SLC Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto;

                  (iii)   subject to Section 3.11(e), to pay to itself and/or
      the holder of the Excess Servicing Strip earned and unpaid Master
      Servicing Fees in respect of the subject Serviced Loan Combination and/or any successor REO Mortgage Loans with respect thereto, the applicable
      Master Servicer's right to payment pursuant to this clause (iii) with respect thereto

                                      -158-

      being limited to amounts received on or in respect of such Serviced Loan
      Combination (whether in the form of payments (including cure payments),
      Liquidation Proceeds or Insurance Proceeds) or such successor REO Mortgage
      Loans (whether in the form of REO Revenues, Liquidation Proceeds or
      Insurance Proceeds), as the case may be, that are allocable as a recovery of interest thereon;

                  (iv)    if the subject Loan Combination includes any Serviced
      Pari Passu Non-Trust Mortgage Loan that is securitized as part of a rated commercial mortgage securitization transaction, (A) to reimburse any master servicer, trustee or other appropriate party with respect to such securitization transaction for any delinquency advance (comparable to a
      P&I Advance) made thereby with respect to such Non-Trust Mortgage Loan or any successor REO Mortgage Loan with respect thereto, such master servicer's, trustee's or other appropriate party's right to reimbursement pursuant to this clause (iv)(A) with respect to any such delinquency advance being limited to amounts that represent late payments of interest
      (net of related Master Servicing Fees) and principal received in respect of such securitized Serviced Pari Passu Non-Trust Mortgage Loan or any
      successor REO Mortgage Loan with respect thereto, and (B) at or after such time as the applicable Master Servicer reimburses such master servicer, trustee or other appropriate party for such delinquency advance, to pay it any unpaid interest accrued on such delinquency advance in accordance with the pooling and servicing agreement governing such securitization transaction, such master servicer's, trustee's or other appropriate party's right to payment pursuant to this clause (iv)(B) with respect to any interest on any such delinquency advance being limited to such collections on the subject Serviced Pari Passu Loan Combination or any related REO Property as are otherwise distributable to the related
      Serviced Non-Trust Mortgage Loan Noteholder with respect to such securitized Serviced Pari Passu Non-Trust Mortgage Loan or any successor
      REO Mortgage Loan with respect thereto;

                  (v)     subject to Section 3.11(e), to pay the Special
      Servicer (or, if applicable, a predecessor Special Servicer) earned and unpaid Special Servicing Fees, Workout Fees and/or Liquidation Fees in
      respect of the subject Serviced Loan Combination or any successor REO
      Mortgage Loans with respect thereto in the amounts provided in Section
      3.11(c) and out of the collections on such Serviced Loan Combination or any related SLC REO Property as is contemplated by or consistent with the related Co-Lender Agreement;

                  (vi)    to reimburse any Fiscal Agent, the Trustee, the
      Special Servicer or itself, in that order, for any unreimbursed Servicing
      Advances in respect of the subject Serviced Loan Combination or any related SLC REO Property, such Fiscal Agent's, the Trustee's, the Special
      Servicer's and the applicable Master Servicer's respective rights to reimbursement pursuant to this clause (vi) with respect to any Servicing
      Advance being limited to payments (including cure payments) made with respect to the item covered by such Servicing Advance, or to Liquidation
      Proceeds, Insurance Proceeds and, if applicable, REO Revenues received in respect of such Serviced Loan Combination or any related SLC REO Property;

                  (vii)   at or after such time as the applicable Master
      Servicer reimburses any Fiscal Agent, the Trustee, the Special Servicer or
      itself, in that order, for any unreimbursed Advance in respect of the subject Serviced Loan Combination (including the related SLC Trust
      Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, specifically) or any related SLC REO Property pursuant to clause
      (ii) or (vi) above, Section 3.03 or Section

                                      -159-

      3.05(a), to pay such Fiscal Agent, the Trustee, the Special Servicer or itself, as the case may be, in that order, any unpaid interest accrued and payable thereon in accordance with Section 3.03(d) or 4.03(d), as applicable, the applicable Master Servicer's, the Special Servicer's, the
      Trustee's and/or such Fiscal Agent's right to payment pursuant to this clause (vii) with respect to interest on any Advance being permitted to be satisfied out of collections on the subject Serviced Loan Combination or any related SLC REO Property as is contemplated by or consistent with the related Co-Lender Agreement; provided that interest on P&I Advances with respect to a Serviced Pari Passu Trust Mortgage Loan or any successor REO
      Trust Mortgage Loan with respect thereto shall be limited to such collections on the related Serviced Pari Passu Loan Combination or any related REO Property as are otherwise distributable to the Trust with respect to such Serviced Pari Passu Trust Mortgage Loan or any successor
      REO Trust Mortgage Loan with respect thereto;

                  (viii)  to pay for costs and expenses incurred by the Trust
      Fund pursuant to the first sentence of Section 3.12(a), with respect to the related SLC Mortgaged Property, such payment to be made out of such collections on the subject Serviced Loan Combination or any related SLC
      REO Property as is contemplated by or consistent with the related
      Co-Lender Agreement;

                  (ix)    to pay itself, as additional servicing compensation
      in accordance with Section 3.11(b), (A) interest and investment income earned in respect of amounts held in such SLC Custodial Account as provided in Section 3.06(b), but only to the extent of the Net Investment
      Earnings with respect to such SLC Custodial Account for any Collection
      Period, and (B) any Prepayment Interest Excess with respect to the related
      SLC Trust Mortgage Loan;

                  (x)     to pay for the cost of an independent appraiser or
      other expert in real estate matters retained pursuant to Section 3.03(e),
      3.09(a), 3.18(b), 4.03(c) or 9.01, to the extent such costs and expenses relate to the subject Serviced Loan Combination and/or the related SLC
      Mortgaged Property, such payment to be made out of such collections on such Serviced Loan Combination or any related SLC REO Property as is contemplated by or consistent with the related Co-Lender Agreement;

                  (xi)    to pay itself, the Special Servicer, the Depositor,
      or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such
      Person pursuant to Section 6.03, to the extent such amounts relate to the subject Serviced Loan Combination and/or the related SLC Mortgaged
      Property, such payment to be made out of such collections on the subject
      Serviced Loan Combination or any related SLC REO Property as is contemplated by or consistent with the related Co-Lender Agreement;

                  (xii)   to pay for (A) the advice of counsel and tax
      accountants contemplated by Section 3.17(a), (B) the cost of the Opinions of Counsel contemplated by Sections 3.09(b)(ii), 3.20(d) and 11.02(a), (C)
      the cost of an Opinion of Counsel contemplated by Section 11.01(a) or
      11.01(c) in connection with any amendment to this Agreement requested by the applicable Master Servicer or the Special Servicer that protects or is in furtherance of the rights and interests of Certificateholders, (D) the cost of recording the related Co-Lender Agreement and any required opinion of counsel related thereto and (E) any rating confirmations with respect to

                                      -160-

      the related Serviced Loan Combination and any related SLC REO Property that are not otherwise payable by the related Mortgagor or a party to this
      Agreement but, in the case of each of (A), (B) and (C) preceding, only to the extent such amounts relate to the subject Serviced Loan Combination and/or the related SLC Mortgaged Property, any such payments to be made out of such collections on the subject Serviced Loan Combination or any related SLC REO Property as is contemplated by or consistent with the related Co-Lender Agreement;

                  (xiii)  to pay itself, the Special Servicer, the related
      Mortgage Loan Seller, the Majority Controlling Class Certificateholder,
      the applicable Holder(s) of Class WFC Certificates, a related Serviced
      Non-Trust Mortgage Loan Noteholder or any other Person, as the case may be, with respect to the related SLC Trust Mortgage Loan, if previously purchased or otherwise removed from the Trust Fund by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase or removal, and, in the case of a replacement of a Mortgage Loan by a Qualified Substitute Mortgage Loan or Loans, all Periodic Payments
      due with respect to such Qualified Substitute Mortgage Loan(s) during or prior to the month of substitution, in accordance with Section 2.03(c);

                  (xiv)   to pay the cost of any Environmental Assessment or
      any remedial, corrective or other action pursuant to Section 3.09(c), to the extent such costs relate to the subject Serviced Loan Combination and/or the related SLC Mortgaged Property, such payment to be made out of such collections on the subject Serviced Loan Combination or any related
      SLC REO Property as is contemplated by or consistent with the related
      Co-Lender Agreement;

                  (xv)    to pay any amount that, if made as a Servicing
      Advance in respect of the related SLC Trust Mortgage Loan, would constitute a Nonrecoverable Servicing Advance, provided that the applicable Master Servicer (or, if the related SLC Trust Mortgage Loan is a Specially Serviced Trust Mortgage Loan or in the case of any related SLC
      REO Property, the Special Servicer) determines that such payment would be in the best interests of the Certificateholders and the related Serviced
      Non-Trust Mortgage Loan Noteholder(s), as a collective whole, pursuant to
      Section 3.03(c);

                  (xvi)   to withdraw any amounts deposited in error;

                  (xvii)  to withdraw any other amounts that this Agreement
      or the related Co-Lender Agreement expressly provides may be withdrawn from such SLC Custodial Account; and

                  (xviii) to clear and terminate such SLC Custodial Account
      at the termination of this Agreement pursuant to Section 9.01.

            Each Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan basis when appropriate, in connection with any withdrawal from an SLC Custodial Account pursuant to the preceding paragraph and such records shall be sufficient to determine the amounts attributable to REMIC
I and/or the Loan REMICs, as applicable.

            The applicable Master Servicer shall, as and when required by any related Co-Lender Agreement (or, in the absence of any express provisions therein regarding timing, on or before 2:00 PM (New York City time) on each P&I
Advance Date) remit to the Trust and the related Serviced Non-Trust Mortgage
Loan Noteholder(s) such amounts as are distributable in respect of any SLC Trust
Mortgage

                                      -161-

Loan (or any successor REO Trust Mortgage Loan with respect thereto) and the related Serviced Non-Trust Mortgage Loan(s) (or any successor REO Serviced
Non-Trust Mortgage Loan(s) with respect thereto), respectively, pursuant to the related Co-Lender Agreement, such remittances to the Trust to be made to the applicable Master Servicer's Collection Account and such remittances to each related Serviced Non-Trust Mortgage Loan Noteholder to be made to the account designated by such Serviced Non-Trust Mortgage Loan Noteholder pursuant to the related Co-Lender Agreement. Late remittances to a Serviced Non-Trust Mortgage
Loan Noteholder may be accompanied by interest thereon only as and to the extent required under the related Co-Lender Agreement.

            The applicable Master Servicer shall pay to the Special Servicer, the Certificate Administrator, the Trustee or any Fiscal Agent on each P&I
Advance Date from an SLC Custodial Account amounts permitted to be paid pursuant to the related Co-Lender Agreement to the Special Servicer, the Trustee or such
Fiscal Agent therefrom promptly upon receipt of a certificate of a Servicing
Officer of the Special Servicer or of a Responsible Officer of the Trustee, the
Certificate Administrator or such Fiscal Agent describing the item and amount to which the Special Servicer, the Trustee, the Certificate Administrator or such
Fiscal Agent, as the case may be, is entitled. The applicable Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting with respect to any Serviced Loan Combination or any SLC REO Property, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from the related SLC
Custodial Account. The Trustee and any Fiscal Agent shall similarly keep and maintain separate accounting with respect to any Serviced Loan Combination or any related SLC REO Property, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from the related
SLC Custodial Account for reimbursements of Advances or interest thereon.

            If and to the fullest extent that it is permitted to do so pursuant to an Co-Lender Agreement, the applicable Master Servicer shall, consistent with the Servicing Standard, seek payment from (or out of amounts otherwise payable
to) the related Serviced Non-Trust Mortgage Loan Noteholder(s) to cover (or to reimburse the Trust for the payment of) any cost or expense, including the reimbursement of Advances and the payment of interest thereon, with respect to a
Serviced Loan Combination or any related SLC REO Property that was not (but, subject to available funds, would have been permitted to be) paid out of amounts otherwise payable to such Serviced Non-Trust Mortgage Loan Noteholder(s).

            (f)   The Certificate Administrator may, from time to time, make withdrawals from the Floating Rate Account for (but only for) the following purposes:

                  (i)     to make payments to the Swap Counterparty pursuant to
            Section 3.28(d);

                  (ii)    to make distributions to the Class A-MFL
            Certificateholders on each Distribution Date pursuant to Section
            4.01(f);

                  (iii)   to pay the Depositor the Depositor's Return Amount;

                  (iv)    to pay itself Net Investment Earnings earned on funds
            held in the Floating Rate Account;

                                      -162-

                  (v)     to pay to the Persons entitled thereto any amounts
            deposited in the Floating Rate Account in error; and

                  (vi)    to clear and terminate the Floating Rate Account
            pursuant to Section 9.01.

            It is hereby acknowledged that amounts on deposit in the Floating
Rate Account as of any Distribution Date and available for such purposes shall be applied to make any payments to the Swap Counterparty pursuant to, and subject to the limitations and conditions set forth in, Section 3.28(d), prior to being applied to make distributions to the Class A-MFL Certificateholders pursuant to Section 4.01(f).

            (g)   On the P&I Advance Date in each of January, April, June,
August and November, Master Servicer No. 1 shall withdraw from the Late Payment
Date Reserve Account and deposit in the Distribution Account, with respect to each Type I Late Payment Date Trust Mortgage Loan or any successor REO Trust
Mortgage Loan with respect thereto, an amount equal to the lesser of (i) the related Late Payment Date Shortfall Amount for such P&I Advance Date and (ii)
all amounts (other than investment income) related to such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, then on deposit in the Late
Payment Date Reserve Account. If a Liquidation Event occurs with respect to any
Type I Late Payment Date Trust Mortgage Loan or any related REO Property, then on the first P&I Advance Date following the end of the Collection Period in which such Liquidation Event occurs, Master Servicer No. 1 shall withdraw from the Late Payment Date Reserve Account and deposit in the Distribution Account all amounts (other than investment income) related to such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, then on deposit in the Late
Payment Date Reserve Account. On the P&I Advance Date related to the final
Distribution Date, Master Servicer No. 1 shall withdraw from the Late Payment
Date Reserve Account and deposit in the Distribution Account all amounts (other than investment income) then on deposit in the Late Payment Date Reserve
Account.

            (h)   Notwithstanding anything to the contrary contained herein, no amounts otherwise distributable with respect to the Class WFC Certificates on any Distribution Date may be applied to reimburse any Advance with respect to, or to pay any Additional Trust Fund Expense that is related or allocable to, any
Mortgage Loan or REO Property (other than the One World Financial Center Trust
Mortgage Loan or any related REO Property). Accordingly, in no event may the reimbursement of Nonrecoverable Advances with respect to, or the payment of
Additional Trust Fund Expenses that are related to, Mortgage Loans and REO
Properties (other than the One World Financial Center Trust Mortgage Loan or any
related REO Property) result in the Available Distribution Amount and the
Principal Distribution Amount for any Distribution Date being less than the
Class WFC Available Distribution Amount and the Class WFC Total Principal
Distribution Amount, respectively, for such Distribution Date.

                                      -163-

            SECTION 3.06    Investment of Funds in the Servicing Accounts,
                            Reserve Accounts, Collection Accounts, Interest
                            Reserve Account, Distribution Account, Floating Rate
                            Account, SLC Custodial Accounts, Gain-on-Sale
                            Reserve Account, Additional Interest Account, and
                            REO Accounts.

            (a)   Each Master Servicer may direct in writing any depository
institution maintaining a Servicing Account, a Reserve Account, a Collection
Account, an SLC Custodial Account or the Late Payment Reserve Account on its
behalf (each, for purposes of this Section 3.06, an "Investment Account"), the
Special Servicer may direct in writing any depository institution maintaining an
REO Account (also, for purposes of this Section 3.06, an "Investment Account"), and the Certificate Administrator may direct in writing any depository institution maintaining the Distribution Account, the Interest Reserve Account,
the Floating Rate Account, the Gain-on-Sale Reserve Account or the Additional
Interest Account (also, for purposes of this Section 3.06, an "Investment
Account") to invest, or if it is such depository institution, may itself invest, the funds held therein only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this
Agreement. Funds held in the Distribution Account, the Additional Interest
Account and the Gain-on-Sale Reserve Account may remain uninvested. All
Permitted Investments of funds in an Investment Account shall be held to maturity, unless payable on demand. Any investment of funds in an Investment
Account shall be made in the name of the Trustee (in its capacity as such). The
Master Servicers on behalf of the Trustee for the benefit of Certificateholders
(with respect to Permitted Investments of amounts in the Servicing Accounts, the
Reserve Accounts, the Collection Accounts or the Late Payment Reserve Account)
or the benefit of the Certificateholders and the related Serviced Non-Trust
Mortgage Loan Noteholder(s) (with respect to Permitted Investments of amounts in an SLC Custodial Account), the Special Servicer on behalf of the Trustee for the benefit of Certificateholders (with respect to Permitted Investments of amounts in the Pool REO Account) or the benefit of the Certificateholders and the related Serviced Non-Trust Mortgage Loan Noteholder(s) (with respect to
Permitted Investments of amounts in an SLC REO Account) and the Certificate
Administrator on behalf of the Trustee for the benefit of the Certificateholders
(with respect to Permitted Investments of amounts in the Distribution Account, the Floating Rate Account, the Interest Reserve Account, the Gain-on-Sale
Reserve Account or the Additional Interest Account) for the benefit of the
Certificateholders, shall (and the Trustee hereby designates the Master
Servicers, the Special Servicer and the Certificate Administrator, with respect to any Investment Account maintained by any of them, and itself, with respect to the Distribution Account, the Floating Rate Account, the Interest Reserve
Account, the Additional Interest Account and the Gain-on-Sale Reserve Account,
as applicable, as the Person that shall) maintain continuous possession of any
Permitted Investment that is either (i) a "certificated security," as such term is defined in the UCC, or (ii) other property in which a secured party may perfect its security interest by possession under the UCC or any other applicable law. Possession of any such Permitted Investment by a Master
Servicer, the Special Servicer or the Certificate Administrator shall constitute possession by the Trustee, as secured party, for purposes of Section 9-313 of the UCC and any other applicable law. If amounts on deposit in an Investment
Account are at any time invested in a Permitted Investment payable on demand, the applicable Master Servicer (with respect to Permitted Investments of amounts in a Collection Account, a Servicing Account, the Late Payment Date Reserve
Account, an SLC Custodial Account or a Reserve Account), the Special Servicer
(with respect to Permitted Investments of amounts in an REO Account) or the
Certificate Administrator (with respect to Permitted Investments of amounts in the Distribution

                                      -164-

Account, the Floating Rate Account, the Interest Reserve Account, the
Gain-on-Sale Reserve Account or the Additional Interest Account) shall:

            (x)   consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted
      Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (y)   demand payment of all amounts due thereunder promptly upon determination by the applicable Master Servicer, the Special Servicer or the Certificate Administrator, as the case may be, that such Permitted
      Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

            (b)   Whether or not a Master Servicer directs the investment of funds in any of its Servicing Accounts, Reserve Accounts, Late Payment Date
Reserve Account, Collection Account or SLC Custodial Accounts, interest and investment income realized on funds deposited therein, to the extent of the related Net Investment Earnings, if any, for each Collection Period and, in the case of a Reserve Account or a Servicing Account, to the extent not otherwise payable to the related Mortgagor in accordance with applicable law or the related loan documents, shall be for the sole and exclusive benefit of such
Master Servicer and shall be subject to its withdrawal at the end of such
Collection Period. Whether or not the Special Servicer directs the investment of funds in any REO Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for each Collection Period, shall be for the sole and exclusive benefit of the
Special Servicer and shall be subject to its withdrawal at the end of such
Collection Period. Whether or not the Certificate Administrator directs the investment of funds in the Distribution Account, the Floating Rate Account, the
Interest Reserve Account, the Additional Interest Account or the Gain-on-Sale
Reserve Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for each
Distribution Date, shall be for the sole and exclusive benefit of the
Certificate Administrator and shall be subject to its withdrawal on such
Distribution Date. If any loss shall be incurred in respect of any Permitted
Investment on deposit in any Investment Account, the applicable Master Servicer
(in the case of the Servicing Accounts, the Reserve Accounts, the Late Payment
Date Reserve Account, the Collection Account and any SLC Custodial Account, but
excluding any Servicing Accounts and Reserve Accounts containing amounts invested solely for the benefit of, and at the direction of, the Mortgagor under the terms of the Serviced Mortgage Loan or applicable law), the Special Servicer
(in the case of the REO Accounts) and the Certificate Administrator (with respect to Permitted Investments of amounts in the Distribution Account, the
Floating Rate Account, the Interest Reserve Account, the Additional Interest
Account and the Gain-on-Sale Reserve Account) shall promptly deposit therein from its own funds, without right of reimbursement, no later than, in the case of the Master Servicers and Special Servicer, the end of the Collection Period
during which such loss was incurred, and in the case of the Certificate
Administrator, no later than 12:00 noon, New York City time, on the subject
Distribution Date, the amount of the Net Investment Loss, if any, for such
Collection Period or such Distribution Date, as the case may be; provided that none of the Master Servicers, the Special Servicer or the Certificate
Administrator shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition

                                      -165-

of Eligible Account at the time such investment was made and as of 30 days prior to the date of such bankruptcy or insolvency.

            (c)   Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted
Investment, or if a default occurs in any other performance required under any
Permitted Investment and the Certificate Administrator, the Special Servicer or
a Master Servicer fails to deposit any losses with respect to such Permitted
Investment pursuant to Section 3.06(b), the Trustee may and, subject to Section
8.02, upon the request of Holders of Certificates entitled to not less than 25%
of the Voting Rights allocated to any Class, shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

            (d)   Notwithstanding the investment of funds held in any Investment
Account, for purposes of the calculations hereunder, including, without limitation, the calculation of the Available Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such Investment Account.

            (e)   Notwithstanding anything herein to the contrary, the Initial
Deposits shall remain uninvested.

            SECTION 3.07    Maintenance of Insurance Policies; Errors and
                            Omissions and Fidelity Coverage.

            (a)   The applicable Master Servicer (with respect to each Serviced
Mortgage Loan) and the Special Servicer (with respect to each Administered REO
Property) shall use reasonable efforts to require the related Mortgagor to maintain or, consistent with the Servicing Standard and to the extent that the
Trust has an insurable interest and the subject coverage, except as provided below with respect to insurance against terrorist or similar acts, is available at commercially reasonable rates, otherwise cause to be maintained for each
Mortgaged Property all insurance coverage as is required under the related
Mortgage; provided that, if and to the extent that any such Mortgage permits the holder thereof any discretion (by way of consent, approval or otherwise) as to the insurance coverage that the related Mortgagor is required to maintain, the applicable Master Servicer shall exercise such discretion in a manner consistent with the Servicing Standard (and, to the extent consistent with the Servicing
Standard, may take into account the insurance in place at the closing of the subject Serviced Mortgage Loan); and provided, further, that, if and to the extent that a Mortgage so permits, the related Mortgagor shall be required to exercise its reasonable best efforts to obtain the applicable required insurance coverage from Qualified Insurers and required insurance coverage obtained by the applicable Master Servicer shall be from Qualified Insurers. The cost of any such insurance coverage obtained by either the applicable Master Servicer or the
Special Servicer shall be a Servicing Advance to be paid by the applicable
Master Servicer pursuant to Section 3.03. The Majority Controlling Class
Certificateholder may request that earthquake insurance be secured for one or more Mortgaged Properties at the expense of the Majority Controlling Class
Certificateholder, to the extent that the Trust has an insurable interest;
provided that neither the applicable Master Servicer nor the Special Servicer shall be obligated to obtain at the expense of the Trust earthquake or environmental insurance for any Mortgaged Property securing a Serviced Mortgage
Loan unless (i) it was in effect at the Closing Date or (ii) is required under the related loan documents and is available at commercially reasonable rates.
Subject to Section 3.17(a), the Special Servicer shall also cause to be maintained for each Administered REO Property no less

                                      -166-

insurance coverage than was previously required of the Mortgagor under the related Mortgage; provided that all such insurance shall be obtained from
Qualified Insurers. All such insurance policies maintained by the applicable
Master Servicer or the Special Servicer (i) shall contain (if they insure against loss to property and do not relate to an Administered REO Property) a
"standard" mortgagee clause, with loss payable to the Trustee or the applicable
Master Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Serviced Mortgage Loans); (ii) shall be in the name of the Special
Servicer (in the case of insurance maintained in respect of Administered REO
Properties), on behalf of the Trustee; (iii) shall be non-cancelable without 30 days' prior written notice to the insured party; (iv) shall include coverage in an amount not less than the lesser of (A) the full replacement cost of the improvements on the subject Mortgaged Property or Administered REO Property, as applicable, or (B) the outstanding principal balance owing on the related
Serviced Mortgage Loan or REO Mortgage Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions; (v)
shall include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related
Serviced Mortgage Loan documents); (vi) shall include such other insurance, including, to the extent available at commercially reasonable rates, earthquake insurance, where applicable, as required under the applicable Mortgage or other
Serviced Mortgage Loan document; and (vii) in each case such insurance shall be issued by an insurer authorized under applicable law to issue such insurance.
Any amounts collected by the applicable Master Servicer or the Special Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or Administered REO Property or amounts to be released to the related Mortgagor, in each case subject to the rights of any tenants and ground lessors, as the case may be, and in each case in accordance with the terms of the related Mortgage and the Servicing Standard)
shall be deposited in, as applicable, the applicable Master Servicer's
Collection Account, subject to withdrawal pursuant to Section 3.05(a), or any related SLC Custodial Account, subject to withdrawal pursuant to Section
3.05(e), in the case of amounts received in respect of a Serviced Mortgage Loan, or in the applicable REO Account, subject to withdrawal pursuant to Section
3.16(c), in the case of amounts received in respect of an Administered REO
Property. Any cost incurred by the applicable Master Servicer or the Special
Servicer in maintaining any such insurance shall not, for purposes hereof, including, without limitation, calculating monthly distributions to
Certificateholders, be added to unpaid principal balance of the related Serviced
Mortgage Loan, notwithstanding that the terms of the related Serviced Mortgage
Loan so permit.

            Notwithstanding the foregoing, subject to Section 6.11, Section
6.12, Section 6.13 and Section 6.14, in each case as and if applicable, no
Master Servicer or Special Servicer will be required to maintain, and shall not cause a Mortgagor to be in default with respect to the failure of the related
Mortgagor to obtain, fire and extended perils casualty insurance which does not contain any carve-out for terrorist or similar acts, if and only if, the Special
Servicer, in consultation with the Controlling Class Representative, has determined in accordance with the Servicing Standard that either (i) such insurance is not available at any rate or (ii) such insurance is not available at commercially reasonably rates and that such hazards are not at the time commonly insured against for properties similar to the subject Mortgaged
Property and located in or around the region in which the subject Mortgaged
Property is located; provided, however, that the Controlling Class
Representative shall not have more than three (3) Business Days to respond to the Special Servicer's request for consultation; and provided, further, that upon the Special Servicer's determination consistent with the Servicing
Standard, that exigent circumstances do not allow the Special Servicer to consult with the Controlling Class Representative, the Special Servicer shall not be required to do so; and provided, further, that, during the period that the Special Servicer is evaluating such insurance hereunder, the applicable
Master Servicer shall not be

                                      -167-

liable for any loss related to its failure to require the Mortgagor to maintain terrorism insurance and shall not be in default of its obligations hereunder as a result of such failure. The Special Servicer shall promptly notify the applicable Master Servicer of each determination under this paragraph.

            (b)   If a Master Servicer or the Special Servicer shall obtain and maintain, or cause to be obtained and maintained, a blanket policy or force placed policy insuring against hazard losses on all of the Serviced Mortgage
Loans and/or Administered REO Properties that it is required to service and administer, then, to the extent such policy (i) is obtained from a Qualified
Insurer and (ii) provides protection equivalent to the individual policies otherwise required, then such Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties and/or Administered REO Properties. Each Master Servicer and the Special
Servicer shall bear the cost of any premium payable in respect of such blanket policy obtained by it (other than blanket policies specifically obtained for
Mortgaged Properties or Administered REO Properties) without right of reimbursement; provided that if a Master Servicer or the Special Servicer, as the case may be, causes any Mortgaged Property or Administered REO Property to
be covered by such blanket policy, the incremental costs of such insurance applicable to such Mortgaged Property or Administered REO Property shall constitute, and be reimbursable as, a Servicing Advance to the extent that, except with respect to an Administered REO Property, such blanket policy provides insurance that the related Mortgagor has failed to maintain. Such blanket policy or force placed policy may contain a deductible clause (not in excess of a customary amount), in which case the applicable Master Servicer or the Special Servicer, as appropriate, shall, if there shall not have been maintained on the related Mortgaged Property or Administered REO Property a hazard insurance policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses that would have been covered by such policy, promptly deposit into the applicable Master Servicer's Collection
Account (or, in the case of an SLC Mortgaged Property or any SLC REO Property, into the related SLC Custodial Account), in accordance with Section 3.04, from its own funds the amount not otherwise payable under the blanket policy or force placed policy, as the case may be, because of such deductible clause, to the extent the amount of such deductible exceeds the deductible permitted under the related Trust Mortgage Loan documents or, if the related Trust Mortgage Loan documents are silent regarding a permitted deductible, to the extent the amount of the deductible under the blanket policy or force placed policy, as the case may be, exceeds a customary deductible for the particular type of individual hazard insurance policy. The applicable Master Servicer or the Special Servicer, as appropriate, shall prepare and present, on behalf of itself, the Trustee and
Certificateholders (and, in the case of a Serviced Loan Combination, the related
Serviced Non-Trust Mortgage Loan Noteholder(s)), claims under any such blanket policy or force placed policy in a timely fashion in accordance with the terms of such policy.

            (c)   Each of the Master Servicers and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special
Servicer, at all times during the term of this Agreement in which Specially
Serviced Trust Mortgage Loans or Administered REO Properties are part of the
Trust Fund) keep in force a fidelity bond with Qualified Insurers, such fidelity bond to be in such form and amount as would permit it to be a qualified FNMA or
FHLMC, whichever is greater, seller-servicer of multifamily mortgage loans, or in such other form and amount as would not cause the qualification, downgrading or withdrawal of any rating assigned by any Rating Agency to the Certificates
(as evidenced in writing from each Rating Agency). Each of the Master Servicers and the Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded

                                      -168-

thereunder extends to the subject Master Servicer or the Special Servicer, as the case may be. Such fidelity bond shall provide for ten (10) days' written notice to the Trustee prior to any cancellation.

            Each of the Master Servicers and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special
Servicer, at all times during the term of this Agreement in which Specially
Serviced Trust Mortgage Loans and/or Administered REO Properties exist as part of the Trust Fund) also keep in force with Qualified Insurers, a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers, employees and agents in connection with its servicing obligations hereunder, which policy or policies shall be in such form and amount as would permit it to be a qualified FNMA seller-servicer of multifamily mortgage loans, or in such other form and amount as would not cause the qualification, downgrade or withdrawal of any rating assigned by any Rating Agency to the Certificates
(as evidenced in writing from each Rating Agency). Each of the Master Servicers and the Special Servicer shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the subject
Master Servicer or the Special Servicer, as the case may be. Any such errors and omissions policy shall provide for ten (10) days' written notice to the Trustee prior to cancellation. The Master Servicers and the Special Servicer shall each cause the Trustee to be an additional loss payee on any policy currently in place or procured pursuant to the requirements of this Section 3.07(c).

            For so long as the long-term debt obligations of a Master Servicer or Special Servicer, as the case may be (or, in the case of the initial Master
Servicers and Special Servicer, their respective direct or indirect parent), are rated at least "A" or the equivalent by all of the Rating Agencies (or such lower rating as will not result in qualification, downgrading or withdrawal of the ratings then assigned to the Certificates, as evidenced in writing by the
Rating Agencies), such Person may self-insure with respect to the risks described in this subsection.

            (d)   Within 90 days of the Closing Date, with respect to each of the Trust Mortgage Loans identified on Schedule III attached hereto as being covered by a lender's environmental insurance policy, the applicable Master
Servicer shall notify the insurer under such environmental insurance policy and take all other action necessary for the Trustee, on behalf of the
Certificateholders (and, in the case of a Serviced Loan Combination, the related
Serviced Non-Trust Mortgage Loan Noteholder(s)), to be an insured (and, for the applicable Master Servicer, on behalf of the Trust Fund (and in the case of a
Serviced Loan Combination, the related Serviced Non-Trust Mortgage Loan
Noteholder(s)), to make claims) under such environmental insurance policy. In the event that the applicable Master Servicer has actual knowledge of any event
(an "Insured Environmental Event") giving rise to a claim under any environmental insurance policy in respect of any Serviced Mortgage Loan covered thereby, the applicable Master Servicer shall, in accordance with the terms of such environmental insurance policy and the Servicing Standard, timely make a claim thereunder with the appropriate insurer and shall take such other actions in accordance with the Servicing Standard which are necessary under such environmental insurance policy in order to realize the full value thereof for the benefit of the Certificateholders (and, in the case of a Serviced Loan
Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s)), as a
collective whole. Any legal fees, premiums or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any such claim under an environmental insurance policy shall be paid by the applicable Master
Servicer and shall be reimbursable to it as a Servicing Advance. With respect to each environmental insurance policy that relates to one or more Trust Mortgage
Loans (other than, if applicable, the Outside Serviced Trust

                                      -169-

Mortgage Loans), the applicable Master Servicer shall review and familiarize itself with the terms and conditions relating to enforcement of claims and shall monitor the dates by which any claim must be made or any action must be taken under such policy to realize the full value thereof for the benefit of the
Certificateholders (and, in the case of a Serviced Loan Combination, the related
Serviced Non-Trust Mortgage Loan Noteholder(s)) in the event the applicable
Master Servicer has actual knowledge of an Insured Environmental Event giving rise to a claim under such policy.

            In the event that the applicable Master Servicer receives notice of any termination of any environmental insurance policy that relates to one or more Serviced Mortgage Loans, the applicable Master Servicer shall, within five
(5) Business Days after receipt of such notice, notify the Special Servicer, the
Controlling Class Representative, the Rating Agencies and the Trustee and, in
the case of a Serviced Loan Combination, the related Serviced Non-Trust Mortgage
Loan Noteholder(s) of such termination in writing. Upon receipt of such notice, the applicable Master Servicer with respect to non-Specially Serviced Trust
Mortgage Loans, and the Special Servicer with respect to Specially Serviced
Trust Mortgage Loans, shall address such termination in accordance with Section
3.07(a) in the same manner as it would the termination of any other Insurance
Policy required under the related Trust Mortgage Loan documents. Any legal fees, premiums or other out-of-pocket costs incurred in accordance with the Servicing
Standard in connection with a resolution of such termination of an environmental insurance policy shall be paid by the applicable Master Servicer and shall be reimbursable to it as a Servicing Advance.

            SECTION 3.08    Enforcement of Alienation Clauses.

            (a)   Upon receipt of any request for a waiver in respect of a
due-on-sale (including, without limitation, a sale of a Mortgaged Property (in full or in part) or a sale, transfer, pledge or hypothecation of direct or indirect interests in a Mortgagor or its owners) or due-on-encumbrance
(including, without limitation, any mezzanine financing of a Mortgagor or a
Mortgaged Property or a sale or transfer of preferred equity in a Mortgagor or its owners) provision with respect to a Serviced Mortgage Loan or a request by a
Mortgagor for a determination with respect to a Serviced Mortgage Loan which by its terms permits transfer, assumption or further encumbrance without lender consent upon the satisfaction of certain conditions, that such conditions have been satisfied, the applicable Master Servicer shall: (i) in the case of a
Serviced Mortgage Loan that is not a Specially Serviced Mortgage Loan, analyze such request, prepare all written materials in connection with such analysis and, if it approves such request in accordance with the Servicing Standard, close the related transaction, subject to Section 6.11, Section 6.12, Section
6.13 and Section 6.14, in each case as and if applicable, and any applicable intercreditor, co-lender or similar agreement; and (ii) in the case of a
Specially Serviced Mortgage Loan, promptly forward such request to the Special
Servicer, who, if otherwise permitted pursuant to this Agreement, shall analyze such request, shall prepare all written materials in connection with such analysis, and shall, if it approves such request in accordance with the
Servicing Standard, close the related transaction, subject to Section 6.11,
Section 6.12, Section 6.13 and Section 6.14, in each case as and if applicable, and any applicable intercreditor, co-lender or similar agreement; provided that neither a Master Servicer nor any Sub-Servicer on its behalf may waive any due-on-sale or due-on-encumbrance provision or consent to any assumption without the consent of the Special Servicer. With respect to all Serviced Mortgage
Loans, the Special Servicer, on behalf of the Trustee as the mortgagee of record
(or, in the case of a Serviced Non-Trust Mortgage Loan, on behalf of the related
Serviced Non-Trust Mortgage Loan Noteholder), shall, to the extent permitted by applicable law, enforce the restrictions contained in the related Mortgage on transfers or further encumbrances of the

                                      -170-

related Mortgaged Property and on transfers of interests in the related
Mortgagor (either directly for Specially Serviced Mortgage Loans or by denying consent with respect to Serviced Mortgage Loans that are not Specially Serviced
Mortgage Loans), unless the Special Servicer (or, in the case of a Serviced
Mortgage Loan that is not a Specially Serviced Mortgage Loan, the applicable
Master Servicer), subject to Section 6.11, Section 6.12, Section 6.13 and
Section 6.14, in each case if and as applicable, has determined, consistent with the Servicing Standard, that waiver of such restrictions would be in accordance with the Servicing Standard. Promptly after the Special Servicer or, if applicable, the applicable Master Servicer, subject to Section 6.11, Section
6.12, Section 6.13 and Section 6.14, in each case if and as applicable, has made any such determination, such servicer shall deliver to the Trustee, the Rating
Agencies and each other party hereto an Officer's Certificate setting forth the basis for such determination. None of the Master Servicers, the Special Servicer
or a Sub-Servicer on behalf of any of them shall exercise (or, in the case of the Special Servicer, consent to a Master Servicer exercising) any such waiver in respect of a due-on-encumbrance provision of: (x) any Serviced Trust Mortgage
Loan (i) with respect to which the aggregate of the Stated Principal Balance of such Trust Mortgage Loan and the Stated Principal Balance of all other Trust
Mortgage Loans that are cross-collateralized with, cross-defaulted with or have been made to Mortgagors affiliated with the Mortgagor on such Trust Mortgage
Loan, is equal to or in excess of $20,000,000, (ii) with respect to which the aggregate of the Stated Principal Balance of such Trust Mortgage Loan and the
Stated Principal Balance of all other Trust Mortgage Loans that are cross-collateralized with, cross-defaulted with or have been made to Mortgagors affiliated with the Mortgagor on such Trust Mortgage Loan, are greater than 2%
(or, with respect to Fitch or Moody's, 5%) of the aggregate Stated Principal
Balance of all Trust Mortgage Loans or (iii) is one of the ten (10) largest
Trust Mortgage Loans as of the date of the waiver (by Stated Principal Balance), without receiving prior written confirmation from each Rating Agency that such action would not result in a downgrading, qualification or withdrawal of the ratings then assigned by it to the Certificates; or (y) any Serviced Trust
Mortgage Loan with respect to which the related Loan-to-Value Ratio (calculated to include the additional indebtedness secured by any encumbrance) would be equal to or greater than 85% or the Debt Service Coverage Ratio (calculated to include the additional debt from any encumbrance) would be 1.2x or less, without receiving a prior written confirmation from S&P that such action would not result in a downgrading, qualification or withdrawal of the ratings then assigned by it to the Certificates. In addition, none of the Master Servicers, the Special Servicer or a Sub-Servicer on behalf of any of them shall waive (or, in the case of the Special Servicer, consent to a Master Servicer waiving) any due-on-sale provision of any Serviced Trust Mortgage Loan with respect to which
(i) the aggregate of the Stated Principal Balance of such Trust Mortgage Loan and the Stated Principal Balance of all other Trust Mortgage Loans that are cross-collateralized with, cross-defaulted with or have been made to Mortgagors affiliated with the Mortgagor on such Trust Mortgage Loan, is equal to or in excess of $35,000,000 (or $20,000,000 with respect to Moody's), (ii) the aggregate of the Stated Principal Balance of such Trust Mortgage Loan and the
Stated Principal Balance of all other Trust Mortgage Loans that are cross-collateralized with, cross-defaulted with or have been made to Mortgagors affiliated with the Mortgagor on such Trust Mortgage Loan, are greater than 5%
of the aggregate Stated Principal Balance of all Trust Mortgage Loans or (iii)
such Trust Mortgage Loan is one of the ten (10) largest Trust Mortgage Loans as of the date of the waiver (by Stated Principal Balance), without receiving prior written confirmation from each Rating Agency that such action would not result in a downgrading, qualification or withdrawal of the ratings then assigned by it to the Certificates. If a Trust Mortgage Loan does not meet the criteria set forth in clause (i), (ii) or (iii) of the preceding sentence or clause (x) or
(y) of the second preceding sentence, if and as applicable, then the Special
Servicer (or, in the case of a Performing Serviced Trust Mortgage Loan, the applicable Master Servicer) may waive the subject requirement without approval by each Rating Agency in accordance with the

                                      -171-

Servicing Standard. Any fees charged by the Rating Agencies in connection with obtaining any written rating confirmation contemplated above in this paragraph shall be charged to the Mortgagor unless prohibited by the related loan documents, in which case such fees shall be Additional Trust Fund Expenses paid out of the Collection Account (or, in the case of a Serviced Loan Combination, shall be paid out of the related SLC Custodial Account), to the extent that the related Mortgage Loan Seller has not paid such fees, pursuant to the applicable
Mortgage Loan Purchase Agreement, provided that, if and to the extent that any such Rating Agency fees paid would result in the failure of any one or more
Holder(s) of Regular Certificates and/or Class A-MFL Certificates to receive any amount of principal or interest at the related Pass-Through Rate to which such
Holder(s) are entitled (in each case by the time any such amounts are due and payable to such Holder(s)), then such amounts shall be deemed to have been distributed to such Holder(s) from REMIC II, as of the time paid and then paid by such Holder(s) and not by any REMIC Pool. If the Special Servicer (or, in the
case of a Performing Serviced Trust Mortgage Loan, the applicable Master
Servicer), in accordance with the Servicing Standard, determines with respect to any Serviced Mortgage Loan that by its terms permits transfer, assumption or further encumbrance of a Serviced Mortgage Loan or the related Mortgaged
Property, as applicable, without lender consent upon the satisfaction of certain conditions, that such conditions have not been satisfied, then neither the applicable Master Servicer nor any Sub-Servicer on its behalf may permit such transfer, assumption or further encumbrance. Notwithstanding the foregoing, if a
Master Servicer (if and when permitted above) rejects a Mortgagor's request in connection with a "due-on-sale" or "due-on-encumbrance" clause under a Serviced
Mortgage Loan as to which it is reviewing such request in the circumstances specified above in this paragraph, the Special Servicer will be given the opportunity to review and, subject to the provisions of this paragraph regarding
"due-on-sale" and "due-on-encumbrance" clauses, determine whether to approve such Mortgagor's request. As used in this paragraph, the terms "sale",
"transfer" and "encumbrance" include the matters contemplated by the parentheticals in the first sentence of this paragraph. None of the Master
Servicers, the Special Servicer or a Sub-Servicer on behalf of any of them has the authority to perform any of the actions set forth above in this paragraph with respect to the Outside Serviced Trust Mortgage Loans.

            Each request for rating confirmation contemplated by the foregoing paragraph shall be accompanied by a recommendation of whether to waive the subject restrictions and an analysis supporting such recommendation.

            (b)   If a Master Servicer or Special Servicer, as applicable,
consents subsequent to the Closing Date to the incurrence by the principal(s) of a Mortgagor under a Serviced Mortgage Loan of mezzanine financing in accordance with the related loan documents and enters into an intercreditor agreement, such servicer (to the extent it is permitted to do so under the related loan documents and applicable law and in accordance with the Servicing Standard)
shall use reasonable efforts to require the related mezzanine lender to agree to pay a Liquidation Fee in connection with any purchase right that arises upon a
Serviced Mortgage Loan default in the event such purchase occurs after the expiration of 60 days from the date the right to purchase arises under such mezzanine intercreditor agreement. The foregoing sentence shall not operate to modify the provisions of the preceding paragraph of this Section 3.08(a)
regarding due-on-sale and due-on-encumbrance provisions.

            (c)   Notwithstanding anything herein to the contrary, the
applicable Master Servicer shall approve and close, without the consent of the
Special Servicer, all transfers of tenant-in-common ownership interests contemplated by the related documents for any Performing Serviced Trust Mortgage
Loan; provided that all such transfers shall be strictly in accordance with the related loan documents and

                                      -172-

the applicable Master Servicer may not waive any requirements. Upon completion of any such transfer, the applicable Master Servicer shall promptly (i) provide notice thereof to the Special Servicer and (ii) advise the Special Servicer as to total number of transfers with respect to such Performing Serviced Trust
Mortgage Loan that such Master Servicer has approved and closed as of such date and the expiration date (if any) by which any such transfer(s) must occur pursuant to the related loan document.

            SECTION 3.09    Realization Upon Defaulted Trust Mortgage Loans;
                            Required Appraisals.

            (a)   The Special Servicer shall, subject to Sections 3.09(b)
through 3.09(d), Section 6.11, Section 6.12, Section 6.13 and Section 6.14,
exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Serviced Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, including, without limitation, pursuant to Section 3.20.
Subject to the second paragraph of Section 3.03(c), the applicable Master
Servicer shall advance all costs and expenses (other than costs or expenses that would, if incurred, constitute a Nonrecoverable Servicing Advance) incurred by the Special Servicer in any such proceedings, and shall be entitled to reimbursement therefor as provided in Section 3.05(a). Nothing contained in this
Section 3.09 shall be construed so as to require the Special Servicer, on behalf of the Trust Fund (and, in the case of an SLC Mortgaged Property, on behalf of the related Serviced Non-Trust Mortgage Loan Noteholder(s)), to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Special
Servicer in accordance with the Servicing Standard and in its reasonable and good faith judgment taking into account, as applicable, among other factors, the period and amount of any delinquency on the affected Serviced Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property or
Administered REO Property, the state of the local economy, the obligation to dispose of any REO Property within the time period specified in Section 3.16(a)
and the results of any appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard. If and when the applicable Master Servicer or the Special Servicer deems it necessary and prudent for purposes of establishing the fair market value of any
Mortgaged Property securing a defaulted Serviced Mortgage Loan, whether for purposes of bidding at foreclosure or otherwise, it may, at the expense of the
Trust Fund (and, in the case of a Serviced Loan Combination, at the expense of the related Serviced Non-Trust Mortgage Loan Noteholder(s)), have an appraisal performed with respect to such property by an Independent Appraiser or other expert in real estate matters; which appraisal shall take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Serviced Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property or REO Property, the state of the local economy, the obligation to dispose of any related REO Property within the time period specified in Section 3.16(a), any environmental, engineering or other third party reports available, and other factors that a prudent real estate appraiser would consider.

            With respect to each Required Appraisal Trust Mortgage Loan, the
Special Servicer will be required to obtain a Required Appraisal (or with respect to any Trust Mortgage Loan with an outstanding principal balance less than $2,000,000, an internal valuation performed by the Special Servicer) within
60 days of a Trust Mortgage Loan becoming a Required Appraisal Trust Mortgage
Loan (unless an appraisal meeting the requirements of a Required Appraisal was obtained for such Required Appraisal Trust Mortgage Loan within the prior 12 months and the Special Servicer has no

                                      -173-

actual knowledge of a material adverse change in the condition of the related
Mortgaged Property in which case such appraisal may be a letter update of the
Required Appraisal) and thereafter shall obtain a Required Appraisal (or with respect to any Trust Mortgage Loan with an outstanding principal balance less than $2,000,000, and in lieu of an Appraisal, an internal valuation performed by the Special Servicer) once every 12 months (or sooner if the Special Servicer has actual knowledge of a material adverse change in the condition of the related Mortgaged Property) if such Trust Mortgage Loan remains a Required
Appraisal Trust Mortgage Loan. The Special Servicer will deliver a copy of each
Required Appraisal (or letter update or internal valuation) to the applicable
Master Servicer, the Controlling Class Representative and the Trustee (and, in
the case of the One World Financial Center Mortgaged Property, the Class WFC
Representative and, in the case of an SLC Mortgaged Property, the related
Serviced Non-Trust Mortgage Loan Noteholder(s)) within 10 Business Days of obtaining such Required Appraisal (or letter update or internal valuation).
Subject to the second paragraph of Section 3.03(c), the applicable Master
Servicer shall advance the cost of such Required Appraisal; provided, however, that such expense will be subject to reimbursement to the applicable Master
Servicer as a Servicing Advance out of the Collection Accounts, pursuant to
Section 3.05(a) or, in the case of a Serviced Loan Combination, out of the related SLC Custodial Account, pursuant to Section 3.05(e), as applicable in accordance with Section 3.05.

            Notwithstanding the foregoing, in no event shall a Master Servicer or the Special Servicer obtain an appraisal of any SLC Mortgaged Property pursuant to this Section 3.09(a) after the related SLC Trust Mortgage Loan has been paid in full.

            (b)   The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

                  (i)     such personal property is incident to real property
      (within the meaning of Section 856(e)(1) of the Code) so acquired by the
      Special Servicer; or

                  (ii)    the Special Servicer shall have obtained an Opinion
      of Counsel (the cost of which may be withdrawn from the Collection
      Accounts pursuant to Section 3.05(a)) or, in the case of a Serviced Loan
      Combination, if applicable, from the related SLC Custodial Account pursuant to Section 3.05(e)) to the effect that the holding of such personal property as part of the Trust Fund (in the case of a Serviced
      Loan Combination, to the extent not allocable to the related Serviced
      Non-Trust Mortgage Loan(s)) will not cause the imposition of a tax on any
      REMIC Pool under the REMIC Provisions or cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificate is outstanding.

            (c)   Notwithstanding the foregoing provisions of this Section 3.09, neither the applicable Master Servicer nor the Special Servicer shall, on behalf of the Trustee, initiate foreclosure proceedings, obtain title to a Mortgaged
Property by deed in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the
Trustee, on behalf of the Certificateholders (or, in the case of an SLC
Mortgaged Property, the Certificateholders and the related Serviced Non-Trust
Mortgage Loan Noteholder(s)), could, in the reasonable judgment of the applicable Master Servicer or the Special Servicer, as the case may be, made in accordance with the Servicing Standard, be considered to hold title to, to be a
"mortgagee-in-possession" of, or to be an "owner" or "operator" of such
Mortgaged Property within the meaning of CERCLA or any comparable law (a
"potentially responsible party"), unless (as evidenced by an Officer's
Certificate to such effect

                                      -174-

delivered to the Trustee that shall specify all of the bases for such determination) the Special Servicer has previously determined in accordance with the Servicing Standard, and based on an Environmental Assessment of such
Mortgaged Property performed by an Independent Person who regularly conducts
Environmental Assessments and performed within six (6) months prior to any such acquisition of title or other action (a copy of which Environmental Assessment shall be delivered to the Trustee, the Controlling Class Representative and the
applicable Master Servicer (and, in the case of the One World Financial Center
Mortgaged Property, the Class WFC Representative and, in the case of an SLC
Mortgaged Property, the related Serviced Non-Trust Mortgage Loan Noteholder(s)), that:

                  (i)     the Mortgaged Property is in compliance with
      applicable environmental laws and regulations or, if not, that it would maximize the recovery to the Certificateholders (and, in the case of an
      SLC Mortgaged Property, to the related Serviced Non-Trust Mortgage Loan
      Noteholder(s) as set forth in the related Co-Lender Agreement) as a collective whole (taking into account the subordination of any related
      Serviced Non-Trust Mortgage Loan(s)), on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders (and, in the case of an SLC Mortgaged Property, to the related Serviced Non-Trust Mortgage Loan Noteholder(s)) to be
      performed at the related Net Mortgage Rate) to acquire title to or possession of the Mortgaged Property and to take such actions as are necessary to bring the Mortgaged Property into compliance therewith in all material respects; and

                  (ii)    there are no circumstances or conditions present at
      the Mortgaged Property relating to the use, management or disposal of
      Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could reasonably be expected to be required, that it would maximize the recovery to the
      Certificateholders (and, in the case of an SLC Mortgaged Property, on behalf of the related Serviced Non-Trust Mortgage Loan Noteholder(s)) as a collective whole, on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders
      (and, in the case of an SLC Mortgaged Property, to the related Serviced
      Non-Trust Mortgage Loan Noteholder(s)) to be performed at the related Net
      Mortgage Rate) to acquire title to or possession of the Mortgaged Property and to take such actions with respect to the affected Mortgaged Property.

            The Special Servicer shall undertake, in good faith, reasonable efforts to make the determination referred to in the preceding paragraph promptly and may conclusively rely on the Environmental Assessment referred to above in making such determination. The cost of any such Environmental
Assessment, as well as the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding paragraph shall be at the expense of the Trust Fund (except to the extent, in the case of an SLC Mortgaged Property, that such expense is payable out of the proceeds of the related Serviced Non-Trust Mortgage Loan(s) pursuant to the related
Co-Lender Agreement and this Agreement, and except with respect to any
Environmental Assessment of an SLC Mortgaged Property ordered after the related
SLC Trust Mortgage Loan has been paid in full); and if any such Environmental
Assessment so warrants, the Special Servicer shall perform such additional environmental testing as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding paragraph have been satisfied, the cost of which shall be at the expense of the Trust Fund
(except to the extent, in the case of the an SLC Mortgaged Property, that such expense is payable out of the proceeds of the related Serviced Non-Trust
Mortgage Loan(s)

                                      -175-

pursuant to the related Co-Lender Agreement and this Agreement, and except with respect to any Environmental Assessment of an SLC Mortgaged Property ordered after the related SLC Trust Mortgage Loan has been paid in full).

            (d)   If the environmental testing contemplated by Section 3.09(c)
above establishes that any of the conditions set forth in clauses (i) and (ii)
thereof has not been satisfied with respect to any Mortgaged Property securing a
Defaulted Trust Mortgage Loan and there is no breach of a representation or warranty requiring repurchase under the applicable Mortgage Loan Purchase
Agreement, then (subject to Section 6.11, Section 6.12, Section 6.13 and Section
6.14) the Special Servicer shall take such action as is in accordance with the
Servicing Standard (other than proceeding against the Mortgaged Property) and, at such time as it deems appropriate, may, on behalf of the Trustee, release all or a portion of such Mortgaged Property from the lien of the related Mortgage.

            (e)   The Special Servicer shall report to the applicable Master
Servicer, the Controlling Class Representative and the Trustee (and, in the case of the One World Financial Center Mortgaged Property, the Class WFC
Representative and, in the case of an SLC Mortgaged Property, the related
Serviced Non-Trust Mortgage Loan Noteholder(s)) monthly in writing as to any actions taken by the Special Servicer with respect to any Mortgaged Property that represents security for a Defaulted Trust Mortgage Loan as to which the environmental testing contemplated in Section 3.09(c) above has revealed that any of the conditions set forth in clauses (i) and (ii) thereof has not been satisfied, in each case until the earlier to occur of satisfaction of all such conditions and release of the lien of the related Mortgage on such Mortgaged
Property.

            (f)   The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of seeking to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the related Serviced Mortgage Loan permit such an action and shall, in accordance with the Servicing Standard, seek such deficiency judgment with respect to a Serviced Mortgage Loan if it deems advisable.

            (g)   The applicable Master Servicer shall, with the reasonable
cooperation of the Special Servicer, prepare and file information returns with respect to reports of foreclosures and abandonments of any Mortgaged Property
(other than any Mortgaged Property that secures an Outside Serviced Trust
Mortgage Loan) and the information returns relating to any Mortgaged Property securing a Serviced Mortgage Loan required by Sections 6050J and 6050P of the
Code and each year deliver to the Trustee an Officer's Certificate stating that such reports have been filed. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by Sections 6050J and
6050P of the Code.

            (h)   The Special Servicer shall maintain accurate records, prepared by a Servicing Officer, of each Final Recovery Determination in respect of any
Serviced Mortgage Loan or Administered REO Property and the basis thereof. Each
Final Recovery Determination shall be evidenced by an Officer's Certificate
(together with the basis and back-up documentation for the determination)
delivered to the Trustee, the Controlling Class Representative (and, with respect to the One World Financial Center Trust Mortgage Loan or any related REO
Property, the Class WFC Representative and, with respect to a Serviced Loan
Combination or any related REO Property, the related Serviced Non-Trust Mortgage
Loan Noteholder(s)) and the applicable Master Servicer no later than the third
Business Day following such Final Recovery Determination.

                                      -176-

            (i)   Upon reasonable request of the applicable Master Servicer, the
Special Servicer shall deliver to it and the related Sub-Servicer any other information and copies of any other documents in its possession with respect to a Specially Serviced Mortgage Loan or the related Mortgaged Property.

            SECTION 3.10    Trustee and Custodian to Cooperate; Release of
                            Mortgage Files.

            (a)   Upon the payment in full of any Serviced Trust Mortgage Loan, or the receipt by the applicable Master Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the applicable Master Servicer shall promptly notify the Trustee in writing by a certification (which certification shall be in the form of a Request for Release in the form of Exhibit D-1 attached hereto and shall be accompanied by the form of a release or discharge and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the applicable Master Servicer's Collection Account pursuant to Section 3.04(a) have been or will be so deposited) of a Servicing
Officer (a copy of which certification shall be delivered to the Special
Servicer) and shall request delivery to it of the related Mortgage File. Upon receipt of such certification and request, the Trustee shall release, or cause any related Custodian to release, the related Mortgage File to the applicable
Master Servicer and shall deliver to the applicable Master Servicer such release or discharge, duly executed. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to a
Collection Account, any SLC Custodial Account or the Distribution Account.

            (b)   If from time to time, and as appropriate for servicing or
foreclosure of any Serviced Trust Mortgage Loan, the applicable Master Servicer or the Special Servicer shall otherwise require any Mortgage File (or any portion thereof), the Trustee, upon request of the applicable Master Servicer and receipt from the applicable Master Servicer of a Request for Release in the form of Exhibit D-1 attached hereto signed by a Servicing Officer thereof, or upon request of the Special Servicer and receipt from the Special Servicer of a
Request for Release in the form of Exhibit D-2 attached hereto, shall release, or cause any related Custodian to release, such Mortgage File (or portion thereof) to the applicable Master Servicer or the Special Servicer, as the case may be. Upon return of such Mortgage File (or portion thereof) to the Trustee or related Custodian, or the delivery to the Trustee of a certificate of a
Servicing Officer of the Special Servicer stating that such Serviced Trust
Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the applicable Master Servicer's Collection Account or, if applicable, the related
SLC Custodial Account, pursuant to Section 3.04(a) or Section 3.04(f), as the case may be, have been or will be so deposited, or that the related Mortgaged
Property has become an REO Property, a copy of the Request for Release shall be released by the Trustee or related Custodian to the applicable Master Servicer or the Special Servicer, as applicable.

            (c)   Within seven (7) Business Days (or within such shorter period
(but no less than three (3) Business Days) as execution and delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of the Special Servicer's request therefor, the Trustee shall execute and deliver to the Special Servicer (or the Special Servicer may execute and deliver in the name of the Trustee based on a limited power of attorney issued in favor of the Special Servicer pursuant to Section 3.01(b)), in the form supplied to the Trustee, any court pleadings, requests for trustee's sale or other documents stated by the Special Servicer to be reasonably necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or REO Property or to any legal action brought to obtain judgment against any Mortgagor on the
Mortgage Note or Mortgage or to obtain a deficiency judgment,

                                      -177-

or to enforce any other remedies or rights provided by the Mortgage Note or
Mortgage or otherwise available at law or in equity or to defend any legal action or counterclaim filed against the Trust Fund, a Master Servicer or the
Special Servicer. Together with such documents or pleadings, the Special
Servicer shall deliver to the Trustee a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

            (d)   Consistent with the foregoing, the applicable Master Servicer and the Special Servicer each shall request from a Serviced Non-Trust Mortgage
Loan Noteholder the Mortgage Note for the related Serviced Non-Trust Mortgage
Loan under substantially the same circumstances that it would request from the
Trustee the Mortgage Note for the related SLC Trust Mortgage Loan and shall retain the same only for so long as servicing and administration of such
Serviced Non-Trust Mortgage Loan requires.

            (e)   If from time to time, pursuant to the terms of the related
Co-Lender Agreement and the related Outside Servicing Agreement, and as appropriate for enforcing the terms of, or in connection with the final payment on, an Outside Serviced Trust Mortgage Loan, any related Outside Servicer or the appropriate Non-Trust Mortgage Loan Noteholder requests delivery to it of the original Mortgage Note for such Outside Serviced Trust Mortgage Loan, then the
Trustee shall release or cause the release of such original Mortgage Note to the requesting party or its designee. In connection with the release of the original
Mortgage Note for any Outside Serviced Trust Mortgage Loan in accordance with the preceding sentence, the Trustee shall obtain such documentation (such as a custodial receipt) as is appropriate to evidence the holding by the applicable
Outside Servicer or the appropriate Non-Trust Mortgage Loan Noteholder as custodian on behalf of and for the benefit of the Trustee.

            SECTION 3.11    Servicing Compensation.

            (a)   As compensation for its activities hereunder, subject to
Section 3.11(e), each Master Servicer shall be entitled to receive the Master
Servicing Fee with respect to each Trust Mortgage Loan (including each Specially
Serviced Trust Mortgage Loan), Serviced Non-Trust Mortgage Loan and REO Mortgage
Loan as to which it is the applicable Master Servicer. As to each Trust Mortgage
Loan, Serviced Non-Trust Mortgage Loan and REO Mortgage Loan, the related Master
Servicing Fee shall accrue at the related Master Servicing Fee Rate and on the same principal amount respecting which the related interest payment due on such
Trust Mortgage Loan or Serviced Non-Trust Mortgage Loan or deemed to be due on such REO Mortgage Loan is computed and be calculated on the same interest accrual basis (i.e., an Actual/360 Basis or a 30/360 Basis) as such Trust
Mortgage Loan, Serviced Non-Trust Mortgage Loan or REO Mortgage Loan (or, in the
event of a Principal Prepayment in full or other Liquidation Event with respect to a Trust Mortgage Loan, Serviced Non-Trust Mortgage Loan or REO Mortgage Loan,
on the basis of the actual number of days to elapse from and including the related Due Date to but excluding the date of such Principal Prepayment or
Liquidation Event in a month consisting of 30 days); provided that, in the case of each GACC Trust Mortgage Loan that is an Initial Deposit Trust Mortgage Loan, the Master Servicing Fee shall not commence accruing until the date that is 30 days prior to the related Due Date in May 2007. The Master Servicing Fee with respect to any Trust Mortgage Loan, Serviced Non-Trust Mortgage Loan or REO
Mortgage Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. Earned but unpaid Master Servicing Fees shall

                                      -178-

be payable monthly, on a loan-by-loan basis, from payments of interest on each
Trust Mortgage Loan or Serviced Non-Trust Mortgage Loan and REO Revenues
allocable as interest on each REO Mortgage Loan. The applicable Master Servicer, on behalf of itself and the holder of the related Excess Servicing Strip, shall be entitled to recover unpaid Master Servicing Fees in respect of any Trust
Mortgage Loan, Serviced Non-Trust Mortgage Loan or REO Mortgage Loan out of that portion of related Insurance Proceeds or Liquidation Proceeds allocable as recoveries of interest, to the extent permitted by Section 3.05(a)(iii) or
Section 3.05(e)(iii), as applicable. Subject to the next paragraph, the right to receive the Master Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the applicable Master
Servicer's responsibilities and obligations under this Agreement.
Notwithstanding anything herein to the contrary, in no event shall any Master
Servicing Fee with respect to a Serviced Non-Trust Mortgage Loan or any successor REO Mortgage Loan with respect thereto be payable out of collections on the Mortgage Pool, and in no event shall any Master Servicing Fee accrue in respect of the Mall of America Trust Mortgage Loan or any successor REO Trust
Mortgage Loan with respect thereto.

            Notwithstanding anything herein to the contrary, each initial Master
Servicer (and its successors and assigns) may at its option assign or pledge to any third party or retain for itself the related Aggregate Excess Servicing
Strip (in whole but not in part); provided that any assignee or pledgee of such
Aggregate Excess Servicing Strip must be a Qualified Institutional Buyer or
Institutional Accredited Investor (other than a Plan); and provided, further, that no transfer, sale, pledge or other assignment of such Aggregate Excess
Servicing Strip shall be made unless that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws; and
provided, further, that in the event of any resignation or termination of
Wachovia, as the initial Master Servicer No. 1, Midland, as the initial Master
Servicer No. 2, or Capmark, as the initial Master Servicer No. 3, all or any portion of the related Aggregate Excess Servicing Strip may, to protect REMIC I against an associated increase in expenses, be reduced by the Trustee to the extent necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor Master Servicer (which successor may include the
Trustee) that meets the requirements of Sections 6.04 and 7.02 and that requires market rate servicing compensation that, in the case of each Trust Mortgage Loan and REO Trust Mortgage Loan as to which Wachovia, Midland or Capmark, as the case may be, was the applicable Master Servicer, accrues at a per annum rate greater than the excess of the related Master Servicing Fee Rate over the then related Excess Servicing Fee Rate. For the avoidance of doubt, a Sub-Servicer to a Sub-Servicing Agreement dated the date hereof shall not be deemed to be the holder of an Excess Servicing Strip with respect to any sub-servicing fee payable thereunder. Each initial Master Servicer and each successor holder of the related Aggregate Excess Servicing Strip desiring to effect a transfer, sale, pledge or other assignment of such Aggregate Excess Servicing Strip shall, and such initial Master Servicer hereby agrees, and each such subsequent holder of the related Aggregate Excess Servicing Strip by its acceptance thereof shall be deemed to have agreed, in connection with any transfer, sale, pledge or other assignment of such Aggregate Excess Servicing Strip effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters,
the Trustee, the Certificate Administrator, the Master Servicers, the
Certificate Registrar and the Special Servicer against any liability that may result if such transfer, sale, pledge or other assignment is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph.
By its acceptance of an Aggregate Excess Servicing Strip, the holder thereof shall be deemed to have agreed (i) to keep all information

                                      -179-

relating to the Trust and the Trust Fund and made available to it by the applicable Master Servicer confidential (except as permitted pursuant to clause
(iii) below or, in the case of a Master Servicer, as contemplated hereby in the performance of its duties and obligations hereunder), (ii) not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such Aggregate Excess Servicing Strip or any
Non-Registered Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder's auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the subject Aggregate Excess Servicing Strip if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of the subject Aggregate Excess Servicing Strip or any
Non-Registered Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such Persons'
auditors, legal counsel and regulators. From time to time following any transfer, sale, pledge or assignment of any Aggregate Excess Servicing Strip, the Person then acting as the applicable Master Servicer shall pay, out of each amount paid to such Master Servicer as Master Servicing Fees with respect to any related Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, the
Excess Servicing Strip attributable to such Trust Mortgage Loan or REO Trust
Mortgage Loan to the holder of such Aggregate Excess Servicing Strip within one
(1) Business Day following the payment of such Master Servicing Fees to the applicable Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the applicable Master Servicer. The holder of an Aggregate Excess Servicing Strip shall not have any rights under this
Agreement except as set forth in the preceding sentences of this paragraph. The applicable Master Servicer shall pay the Excess Servicing Strip for any Trust
Mortgage Loan or REO Trust Mortgage Loan to the holder of the applicable
Aggregate Excess Servicing Strip at such time and to the extent the applicable
Master Servicer is entitled to receive payment of its Master Servicing Fees for such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, hereunder, notwithstanding any resignation or termination of the applicable initial Master Servicer hereunder (subject to reduction as provided above this paragraph).

            (b)   Subject to Section 3.11(e), additional servicing compensation in the form of (i) all late payment charges, Penalty Interest, assumption application fees, modification fees for Serviced Mortgage Loan modifications made by the applicable Master Servicer pursuant to Section 3.20(h), defeasance fees, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and any similar fees (excluding
Prepayment Premiums or Yield Maintenance Charges), in each case to the extent actually paid by a Mortgagor with respect to a Serviced Mortgage Loan and, with respect to assumption application fees, late payment charges and Penalty
Interest, accrued during the time that such Serviced Mortgage Loan was not a
Specially Serviced Mortgage Loan, and (ii) 50% of any assumption fee to the extent actually paid by a Mortgagor with respect to any Serviced Mortgage Loan that is not a Specially Serviced Mortgage Loan, may be retained by the

                                      -180-

applicable Master Servicer or shall be promptly paid to the applicable Master
Servicer by the Special Servicer and are not required to be deposited in its
Collection Account or, if applicable, an SLC Custodial Account; provided that the applicable Master Servicer's right to receive late payment charges and
Penalty Interest pursuant to clause (i) above shall be limited to the portion of such items that have not been applied to pay interest on Advances and property inspection costs as provided in Sections 3.03(d), 3.12(a) and 4.03(d) or to reimburse the Trust Fund for previously incurred Additional Trust Fund Expenses pursuant to this Section 3.11(b). To the extent the applicable Master Servicer receives late payment charges or Penalty Interest on a Serviced Mortgage Loan for which interest on Advances or inspection costs pursuant to Section 3.12(a)
are outstanding or any Additional Trust Fund Expenses (exclusive of Workout
Fees, Liquidation Fees and Special Servicing Fees) related to such Serviced
Mortgage Loan have been incurred since the Closing Date immediately preceding the receipt of such late payment charges or Penalty Interest and not previously reimbursed to the Trust Fund, the applicable Master Servicer shall deposit in its Collection Account, by the end of the Collection Period in which such late payment charges or Penalty Interest, as the case may be, was received (or, if later, upon its receipt from the Special Servicer), an amount equal to the lesser of (i) the amount of late payment charges or Penalty Interest received on such Serviced Mortgage Loan or (ii) the sum of (A) the amount of interest on
Advances related to such Serviced Mortgage Loan then due and payable hereunder in accordance with Section 3.03(d) and/or (except with respect to any Serviced
Non-Trust Mortgage Loan or any successor REO Serviced Non-Trust Mortgage Loan with respect thereto) Section 4.03(d), (B) the amount of any unpaid inspection costs pursuant to Section 3.12(a) related to such Serviced Mortgage Loan and (C)
without duplication, the amount of Additional Trust Fund Expenses (including, without limitation, interest on Advances and inspection costs pursuant to
Section 3.12(a), but excluding Workout Fees, Liquidation Fees and Special
Servicing Fees) related to such Serviced Mortgage Loan incurred since the
Closing Date and not previously reimbursed to the Trust Fund. To the extent that the applicable Master Servicer is not entitled to late payment charges or
Penalty Interest, pursuant to the immediately preceding sentence, the applicable
Master Servicer shall deposit such late payment charges and Penalty Interest in its Collection Account. Subject to the two preceding sentences, Penalty Interest or late payment charges in respect of any Serviced Mortgage Loan that have accrued during the period when the related Serviced Mortgage Loan is not a
Specially Serviced Mortgage Loan shall be additional compensation to the applicable Master Servicer even if collected during the period when the related
Serviced Mortgage Loan is a Specially Serviced Mortgage Loan. Notwithstanding
the foregoing, any late payment charges or penalty interest allocated to an
Outside Serviced Trust Mortgage Loan, in accordance with the related Co-Lender
Agreement, the related Outside Servicing Agreement, shall be applied to pay interest on P&I Advances made on and to Additional Trust Fund Expenses allocated to such Outside Serviced Trust Mortgage Loan in accordance with the related
Co-Lender Agreement and the related Outside Servicing Agreement and this
Agreement, and then, to the extent any amounts remain, to the applicable Master
Servicer as additional servicing compensation. The applicable Master Servicer shall also be entitled to additional servicing compensation in the form of: (i)
Prepayment Interest Excesses on the Serviced Mortgage Loans (subject to Section
3.11(e)); (ii) interest or other income earned on deposits in the Collection
Account, any Late Payment Date Reserve Account and any SLC Custodial Account
maintained thereby, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to each such account for each Collection Period); and (iii) to the extent not required to be paid to any
Mortgagor under applicable law or the terms of the related Serviced Mortgage
Loan, any interest or other income earned on deposits in the Reserve Accounts and Servicing Accounts maintained thereby (but only to the extent of the Net
Investment Earnings, if any, with respect to each such account for each
Collection Period).

                                      -181-

            Each Master Servicer shall be required to pay out of its own funds all allocable overhead and all general and administrative expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket policy insuring against hazard losses pursuant to
Section 3.07(b)), if and to the extent such expenses are not payable directly out of its Collection Account or, with respect to a Serviced Loan Combination, out of the related SLC Custodial Account, and such Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this
Agreement. None of the Master Servicers shall waive or agree to any discount of any portion of assumption fees to which the Special Servicer is entitled without the Special Servicer's prior written consent.

            (c)   As compensation for its activities hereunder, subject to
Section 3.11(e), the Special Servicer shall be entitled to receive the Special
Servicing Fee with respect to each Specially Serviced Mortgage Loan and each REO
Mortgage Loan that relates to an Administered REO Property. As to each such
Specially Serviced Mortgage Loan and each such REO Mortgage Loan that relates to an Administered REO Property, the Special Servicing Fee shall accrue at the
Special Servicing Fee Rate and on the same principal amount respecting which the related interest payment due on such Specially Serviced Mortgage Loan or deemed to be due on such REO Mortgage Loan is computed and be calculated on the same interest accrual basis (i.e., an Actual/360 Basis or a 30/360 Basis) as such
Specially Serviced Mortgage Loan or such REO Mortgage Loan (or, in the event of a Principal Prepayment in full or other Liquidation Event with respect to a
Specially Serviced Mortgage Loan or REO Mortgage Loan, on the basis of the actual number of days to elapse from and including the related Due Date to but excluding the date of such Principal Prepayment or Liquidation Event in a month consisting of 30 days). The Special Servicing Fee with respect to any Specially
Serviced Mortgage Loan or any REO Mortgage Loan that relates to an Administered
REO Property shall cease to accrue as of the date a Liquidation Event occurs in respect thereof or it becomes a Corrected Mortgage Loan. Subject to Section
3.05(h), earned but unpaid Special Servicing Fees shall be payable monthly out of general collections on the Trust Mortgage Loans and any REO Properties on
deposit in the Collection Account pursuant to Section 3.05(a).

            As further compensation for its activities hereunder, subject to
Section 3.11(e), the Special Servicer shall be entitled to receive the Workout
Fee with respect to each Corrected Mortgage Loan, so long as such loan remains a
Corrected Mortgage Loan. As to each Corrected Mortgage Loan, the Workout Fee shall be payable out of, and shall be calculated by application of the Workout
Fee Rate to, each collection of interest (other than Additional Interest and
Penalty Interest) and principal received on such Serviced Mortgage Loan for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if a Servicing Transfer
Event occurs with respect thereto or if the related Mortgaged Property becomes an REO Property; provided that a new Workout Fee would become payable if and when such Serviced Mortgage Loan again became a Corrected Mortgage Loan. If the
Special Servicer is terminated or resigns, it will retain the right to receive any and all Workout Fees payable with respect to any Specially Serviced Mortgage
Loan that became a Corrected Mortgage Loan during the period that it acted as
Special Servicer and remained a Corrected Mortgage Loan at the time of its termination or resignation or if the Special Servicer resolved the circumstances and/or conditions (including by way of a modification of the related Serviced
Mortgage Loan documents) causing the Serviced Mortgage Loan to be a Specially
Serviced Mortgage Loan, but the Serviced Mortgage Loan had not as of the time the Special Servicer is terminated or resigns become a Corrected Mortgage Loan solely because the related Mortgagor had not made three (3)

                                      -182-

consecutive monthly debt service payments (but had made the most recent monthly debt service payment prior to the termination of the Special Servicer) and subsequently becomes a Corrected Mortgage Loan as a result of making such three
(3) consecutive payments. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

            In addition, with respect to each Specially Serviced Mortgage Loan and each REO Trust Mortgage Loan that relates to an Administered REO Property
(or Qualified Substitute Mortgage Loan substituted in lieu thereof) and each REO
Serviced Non-Trust Mortgage Loan, subject to Section 3.11(e), the Special
Servicer shall be entitled to the Liquidation Fee payable out of, and calculated by application of the Liquidation Fee Rate to, all amounts (whether in the form of payments of Liquidation Proceeds or REO Revenues or a full or discounted payoff by the Mortgagor) received in respect of such Specially Serviced Mortgage
Loan (including any Specially Serviced Trust Mortgage Loan repurchased by the applicable Mortgage Loan Seller outside of the required cure period (as that cure period may be extended) as provided in the applicable Mortgage Loan
Purchase Agreement) (or, in the case of an REO Mortgage Loan, in respect of the related Administered REO Property) and allocable as a full or partial recovery of principal, interest and expenses in accordance with Section 3.02(b) or the definition of "REO Trust Mortgage Loan" or the definition of "REO Serviced
Non-Trust Mortgage Loan", as applicable; provided that no Liquidation Fee shall be payable with respect to any amounts received on an Outside Serviced Trust
Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto or in connection with the receipt of, or out of, (i) a Substitution Shortfall
Amount or (ii) Liquidation Proceeds resulting from the purchase or replacement of any Trust Mortgage Loan or REO Property by a Mortgage Loan Seller pursuant to the applicable Mortgage Loan Purchase Agreement (if purchased or replaced within the required cure period (as that cure period may be extended) set forth in such
Mortgage Loan Purchase Agreement), the purchase of any Trust Mortgage Loan or
REO Property by the Special Servicer or the Majority Controlling Class
Certificateholder pursuant to Section 3.18, the purchase of the One World
Financial Center Trust Mortgage Loan by any Holder(s) of the Class WFC
Certificates pursuant to Section 3.18 or Section 6.14 (if purchased within 90 days after such purchase right is first exercisable), the purchase of any Trust
Mortgage Loan by a related mezzanine lender pursuant to any applicable intercreditor, co-lender or similar agreement (if purchased within 90 days of the date that such purchase right is first exercisable), the purchase of an SLC
Trust Mortgage Loan by a related Serviced Non-Trust Mortgage Loan Noteholder pursuant to the related Co-Lender Agreement (if purchased within 90 days of the date that such purchase right is first exercisable), or the purchase of any
Trust Mortgage Loan or REO Property by a Master Servicer, the Special Servicer
or the Majority Controlling Class Certificateholder pursuant to Section 9.01, or the acquisition of any Trust Mortgage Loan or REO Property by the
Certificateholders (other than the Class R Certificateholder) in exchange for their Certificates pursuant to Section 9.01; provided, further, that no
Liquidation Fee shall be payable (i) in connection with a Periodic Payment received in connection with such Trust Mortgage Loan or (ii) to the extent a
Workout Fee is payable concerning the Liquidation Proceeds.

            Notwithstanding the foregoing, any Special Servicing Fee, Workout
Fee and/or Liquidation Fee payable in accordance with the three preceding paragraphs with respect to a Serviced Loan Combination (including, without limitation, any successor REO Mortgage Loans comprising same) shall be paid from the collections received on such Serviced Loan Combination on deposit in the related SLC Custodial Account that may be applied to pay such fees in accordance with the related Co-Lender Agreement, pursuant to Section 3.05(e), or, if collections received thereon are insufficient, then

                                      -183-

any such fees in respect of the related SLC Trust Mortgage Loan (but not any related Serviced Non-Trust Mortgage Loan(s)) shall be payable out of the
Collection Account, pursuant to Section 3.05(a).

            Notwithstanding anything to the contrary herein, the Special
Servicer shall not be entitled to any Special Servicing Fees, Workout Fees or
Liquidation Fees with respect to any Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto and, if and to the extent that any Special Servicing Fees, Workout Fees or Liquidation Fees are earned with respect to a Serviced Non-Trust Mortgage Loan or any successor REO Mortgage
Loan with respect thereto, then those fees will be solely payable out of collections on that Serviced Non-Trust Mortgage Loan or REO Mortgage Loan, as
the case may be.

            The Special Servicer's right to receive the Special Servicing Fee, the Workout Fee and the Liquidation Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under Sections 6.02, 6.04 and 6.09.

            (d)   Subject to Section 3.11(e), additional servicing compensation in the form of: (i) all late payment charges, Penalty Interest and assumption application fees received on or with respect to Specially Serviced Mortgage
Loans actually collected that, with respect to late payment charges, Penalty
Interest and assumption application fees, accrued during the time that the subject Serviced Mortgage Loan was a Specially Serviced Mortgage Loan, (ii)
fifty percent (50%) of any assumption fee to the extent actually paid by a
Mortgagor with respect to any Serviced Mortgage Loan that is not a Specially
Serviced Mortgage Loan, and one-hundred percent (100%) of any assumption fee, to the extent actually paid by a Mortgagor with respect to any Specially Serviced
Mortgage Loan, and (iii) modification fees collected on all Serviced Mortgage
Loans (other than modifications made by the applicable Master Servicer pursuant to Section 3.20(h)), in each case to the extent actually paid by the related
Mortgagor, shall be retained by the Special Servicer or promptly paid to the
Special Servicer by the applicable Master Servicer and shall not be required to be deposited in a Collection Account or any SLC Custodial Account, as the case may be; provided that the Special Servicer's right to receive late payment charges and Penalty Interest pursuant to clause (i) above shall be limited to the portion of such items that have not been applied to pay interest on Advances and property inspection costs in respect of the related Serviced Mortgage Loan as provided in Sections 3.03(d), 3.12(a) and 4.03(d) or to reimburse the Trust
Fund for previously incurred Additional Trust Fund Expenses pursuant to this
Section 3.11(d). To the extent the Special Servicer receives late payment charges or Penalty Interest on a Serviced Mortgage Loan for which interest on
Advances or inspection costs pursuant to Section 3.12(a) are outstanding or any
Additional Trust Fund Expenses related to such Serviced Mortgage Loan have been incurred since the Closing Date and not previously reimbursed to the Trust Fund, the Special Servicer shall transfer to the applicable Master Servicer for deposit in its Collection Account, within one (1) Business Day following the collection of such late payment charges or Penalty Interest, an amount equal to the lesser of (i) the amount of late payment charges or Penalty Interest received on such Serviced Mortgage Loan or (ii) the sum of (A) the amount of interest on Advances related to such Serviced Mortgage Loan then due and payable hereunder in accordance with Section 3.03(d) and/or (except in the case of a
Serviced Non-Trust Mortgage Loan) Section 4.03(d), (B) the amount of any unpaid inspection costs pursuant to Section 3.12(a) related to such Serviced Mortgage
Loan and (C) without duplication, the amount of Additional Trust Fund Expenses
(including, without limitation, interest on Advances and inspection costs pursuant to Section 3.12(a), but excluding Liquidation Fees, Workout Fees and
Special Servicing Fees) related to such Serviced Mortgage Loan incurred since the Closing Date and not previously reimbursed to the Trust Fund. To the extent that the Special Servicer is not entitled to late

                                      -184-

payment charges or Penalty Interest pursuant to the immediately preceding sentence, the Special Servicer shall promptly transfer such late payment charges and Penalty Interest to the applicable Master Servicer who shall deposit such late payment charges and Penalty Interest in its Collection Account. The Special
Servicer shall also be entitled to additional servicing compensation in the form of interest or other income earned on deposits in the REO Accounts, if established, in accordance with Section 3.06(b) (but only to the extent of the
Net Investment Earnings, if any, with respect to each REO Account for each
Collection Period). The Special Servicer shall be required to pay out of its own funds all allocable overhead and all general and administrative expenses incurred by it in connection with its servicing activities hereunder, and the
Special Servicer shall not be entitled to reimbursement therefor, except as expressly provided in Section 3.05(a), if and to the extent such expenses are not payable directly out of a Collection Account, any SLC Custodial Account or
the REO Accounts, as the case may be.

            (e)   Notwithstanding the foregoing provisions of this Section 3.11, the compensation provided to be paid to the applicable Master Servicer and the
Special Servicer in respect of the servicing and administration of a Serviced
Non-Trust Mortgage Loan and any successor REO Serviced Non-Trust Mortgage Loan with respect thereto pursuant to the terms hereof shall be paid only to the extent permitted by, and in all cases subject to, the related Co-Lender
Agreement and shall in no event be paid out of collections on the related A-Note
Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto.

            SECTION 3.12    Property Inspections; Collection of Financial
                            Statements; Delivery of Certain Reports.

            (a)   The Special Servicer shall perform or cause to be performed a physical inspection of a Mortgaged Property as soon as practicable after a related Trust Mortgage Loan (i) becomes a Specially Serviced Trust Mortgage
Loan; provided that such expense shall be reimbursable first out of Penalty
Interest and late payment charges received with respect to the related Trust
Mortgage Loan in the Collection Period during which such inspection related expenses were incurred, then as an Additional Trust Fund Expense (except to the extent, in the case of a Serviced Non-Trust Mortgage Loan, that such expense is allocable to, and can be paid out of collections on, such Serviced Non-Trust
Mortgage Loan, in which case it shall be reimbursable from amounts otherwise payable to the related Serviced Non-Trust Mortgage Loan Noteholder that are on deposit in the related SLC Custodial Account). Each applicable Master Servicer for each Trust Mortgage Loan other than a Specially Serviced Trust Mortgage Loan or REO Trust Mortgage Loan and the Special Servicer for each Specially Serviced
Trust Mortgage Loan and REO Trust Mortgage Loan shall (and in the case of a
Master Servicer, at its expense) perform or cause to be performed an inspection of all the Mortgaged Properties at least once per calendar year (or, in the case of each Mortgaged Property securing a Trust Mortgage Loan (other than a
Specially Serviced Trust Mortgage Loan) with a then-current principal balance
(or allocated loan amount) of less than $2,000,000 at the time of such inspection, every other calendar year) beginning in 2008; provided, however, the applicable Master Servicer shall not be required to inspect any Mortgaged
Property that has been inspected by the Special Servicer during the immediately preceding six (6) months. The Special Servicer and the applicable Master
Servicer shall each prepare (and, in the case of the Special Servicer, shall deliver to the applicable Master Servicer) a written report of each such inspection performed by it that sets forth in detail the condition of the
Mortgaged Property and that specifies the existence of: (i) any sale, transfer or abandonment of the Mortgaged Property of which it is aware, (ii) any change in the condition or value of the Mortgaged Property that it, in its reasonable judgment, considers material, or (iii) any visible waste committed on the
Mortgaged Property

                                      -185-

evident from such inspection. The applicable Master Servicer shall deliver such reports to the Trustee and the Certificate Administrator within 45 days of the related inspection and, further, shall, make copies of all such inspection reports available for review pursuant to Section 3.15. Upon written request and at the expense of the requesting party, the Certificate Administrator shall deliver copies of any such inspection reports to Certificateholders and
Certificate Owners. The Special Servicer shall have the right to inspect or cause to be inspected (at its own expense) every calendar year any Mortgaged
Property related to a loan that is not a Specially Serviced Trust Mortgage Loan;
provided that the Special Servicer obtains the approval of the applicable Master
Servicer prior to such inspection, and provides a copy of such inspection to such Master Servicer; provided, further, that the applicable Master Servicer and the Special Servicer shall not both inspect a Mortgaged Property that is not securing a Specially Serviced Trust Mortgage Loan in the same calendar year. If the Special Servicer performs such inspection, such inspection shall satisfy the applicable Master Servicer's inspection obligations pursuant to this paragraph
(a).

            With respect to site inspection information, the applicable Master
Servicer shall make such inquiry of any Mortgagor under any related Trust
Mortgage Loan as the Special Servicer may reasonably request.

            Notwithstanding the foregoing, neither the applicable Master
Servicer nor the Special Servicer shall have any obligations under this Section
3.12(a) with respect to the Outside Serviced Trust Mortgage Loans.

            (b)   Not later than 1:00 p.m. (New York City time) on the second
Business Day prior to each Determination Date, the Special Servicer shall deliver or cause to be delivered to the applicable Master Servicer the following reports with respect to the Specially Serviced Trust Mortgage Loans and any
Administered REO Properties providing the required information as of the end of the preceding calendar month: (i) a CMSA Property File; (ii) a CMSA Comparative
Financial Status Report; and (iii) a CMSA Financial File. Not later than 5:00
p.m. (New York City time) on each Determination Date, the Special Servicer shall deliver or cause to be delivered to the applicable Master Servicer the following reports with respect to the Serviced Trust Mortgage Loans (and, if applicable, the related REO Properties) (or, as to clause (iv) below, only with respect to
Specially Serviced Trust Mortgage Loans) providing the required information as of the end of the related Collection Period: (i) a CMSA Historical Liquidation
Loss Template; (ii) a CMSA Historical Loan Modification and Corrected Trust
Mortgage Loan Report; (iii) a CMSA REO Status Report; (iv) a CMSA Loan Level
Reserve/LOC Report; (v) a CMSA Delinquent Loan Status Report; (vi) a CMSA
Servicer Realized Loss Template; (vii) a CMSA Appraisal Reduction Template; and
(viii) a CMSA Special Servicer Loan File.

            (c)   Each Master Servicer shall deliver to the Certificate
Administrator, no later than 1:00 p.m. (New York City time) on the second
Business Day prior to each Distribution Date beginning in April 2007, the CMSA
Loan Periodic Update File with respect to the subject Distribution Date covering those Trust Mortgage Loans and any related REO Serviced Non-Trust Mortgage Loans as to which it is the applicable Master Servicer. No later than 4:00 p.m. (New
York City time) on the third Business Day after each Determination Date beginning in June 2007, each Master Servicer shall deliver or cause to be delivered to the Certificate Administrator (in electronic format acceptable to such Master Servicer and the Certificate Administrator) covering those Trust
Mortgage Loans and any related REO Serviced Non-Trust Mortgage Loans as to which it is the applicable Master Servicer: (A) the most recent CMSA Historical Loan
Modification and Corrected Mortgage Loan Report, CMSA Historical

                                      -186-

Liquidation Loss Template, CMSA Appraisal Reduction Template and CMSA REO Status
Report and CMSA Special Servicer Loan File received from the Special Servicer pursuant to Section 3.12(b); (B) a CMSA Property File, a CMSA Comparative
Financial Status Report and a CMSA Financial File, each with the required information as of the end of the preceding calendar month (in each case combining the reports prepared by the Special Servicer and the applicable Master
Servicer); (C) a CMSA Servicer Realized Loss Template, a CMSA Total Loan Report,
a CMSA Loan Level Reserve/LOC Report and a CMSA Delinquent Loan Status Report,
each with the required information as of such Determination Date (in each case combining the reports prepared by the Special Servicer and the applicable Master
Servicer); and (D) a CMSA Servicer Watchlist and a CMSA Advance Recovery Report
(in each case, with the required information as of such Determination Date).
Master Servicer No. 1 shall incorporate in the reports referred to above in this
Section 3.12(c) any information and reports received (by the date in the month of such Distribution Date that such information and reports are scheduled to be received in accordance with the Outside Servicing Agreements) from the applicable Outside Servicer with respect to the Outside Serviced Trust Mortgage
Loans or any successor REO Trust Mortgage Loans with respect thereto.

            (d)   The Special Servicer will deliver to each Master Servicer the applicable reports set forth in Section 3.12(b) and this Section 3.12(d), each
Master Servicer shall deliver to the Certificate Administrator the applicable reports set forth in this Section 3.12 (in an electronic format reasonably acceptable to the Special Servicer and the subject Master Servicer with respect to the reports set forth in Section 3.12(b) and this Section 3.12(d), and the subject Master Servicer and the Certificate Administrator with respect to the reports set forth in Section 3.12(c)). A Master Servicer may, absent manifest error, conclusively rely on the reports to be provided by the Special Servicer pursuant to Section 3.12(b) and this Section 3.12(d) and, with respect to the
Outside Serviced Trust Mortgage Loans or an Outside Administered REO Property,
by an Outside Servicer pursuant to the related Outside Servicing Agreement. The
Certificate Administrator may, absent manifest error, conclusively rely on the
CMSA Loan Periodic Update File to be provided by a Master Servicer pursuant to
Section 4.02(b). In the case of information or reports to be furnished by a
Master Servicer to the Certificate Administrator pursuant to this Section 3.12, to the extent that such information is based on reports to be provided by the
Special Servicer pursuant to Section 3.12(b) and this Section 3.12(d) or by an
Outside Servicer pursuant to the related Outside Servicing Agreement and, to the extent that such reports are to be prepared and delivered by the Special
Servicer pursuant to Section 3.12(b) and this Section 3.12(d) or by an Outside
Servicer pursuant to the related Outside Servicing Agreement, the applicable
Master Servicer shall have no obligation to provide such information or reports until it has received such information or reports from the Special Servicer or the relevant Outside Servicer, as applicable, and a Master Servicer shall not be in default hereunder due to a delay in providing the reports required by this
Section 3.12 to the extent caused by the Special Servicer's failure to timely provide any report required under Section 3.12(b) and this Section 3.12(d) of this Agreement or by an Outside Servicer's failure to provide any report required to be provided to the holder of the related Outside Serviced Trust
Mortgage Loan pursuant to the related Outside Servicing Agreement or the related
Co-Lender Agreement, as applicable.

            The Special Servicer, in the case of each Specially Serviced Trust
Mortgage Loan and each Administered REO Property, and the applicable Master
Servicer, in the case of each other Serviced Trust Mortgage Loan, shall each consistent with the Servicing Standard, endeavor to obtain quarterly and annual operating statements and rent rolls with respect to the related Serviced Trust
Mortgage Loans and Administered REO Properties, which efforts shall include in the case of Serviced Trust Mortgage

                                      -187-

Loans, a letter sent to the related Mortgagor each quarter requesting such quarterly and annual operating statements and rent rolls until they are received, to the extent such action is consistent with applicable law and the related Trust Mortgage Loan documents.

            The Special Servicer shall promptly following receipt, deliver copies of the operating statements and rent rolls received or obtained by it to the applicable Master Servicer, and the applicable Master Servicer shall deliver copies of the operating statements and rent rolls received or obtained by it to the Rating Agencies, the Trustee, the Certificate Administrator, the Special
Servicer and the Controlling Class Representative, in each case (other than the
Rating Agencies and the Controlling Class Representative, which shall be sent copies within 30 days following the applicable Master Servicer's receipt) upon request.

            Within 35 days after receipt by the applicable Master Servicer or the Special Servicer of any annual operating statements with respect to any
Mortgaged Property (other than a Mortgaged Property that secures an Outside
Serviced Trust Mortgage Loan) or Administered REO Property, as applicable, each of the applicable Master Servicer and the Special Servicer shall prepare or update and, with respect to any CMSA NOI Adjustment Worksheet prepared or updated by the Special Servicer, forward to the applicable Master Servicer, a
CMSA NOI Adjustment Worksheet for such Mortgaged Property or REO Property (with the annual operating statements attached thereto as an exhibit).

            The Special Servicer with respect to each Specially Serviced Trust
Mortgage Loan and REO Trust Mortgage Loan, and the applicable Master Servicer with respect to each other Trust Mortgage Loan, shall each prepare and maintain and forward to each other one CMSA Operating Statement Analysis for each
Mortgaged Property and REO Property, as applicable. The CMSA Operating Statement
Analysis for each Mortgaged Property and REO Property is to be updated by each of the applicable Master Servicer and the Special Servicer, as applicable, within 30 days after its respective receipt of updated operating statements for such Mortgaged Property or REO Property, as the case may be, but in no event less frequently than annually by June 30th of each year. The applicable Master
Servicer and the Special Servicer shall each use the "Normalized" column from the CMSA NOI Adjustment Worksheet for any Mortgaged Property or REO Property, as
the case may be, to update the corresponding CMSA Operating Statement Analysis and shall use any operating statements received with respect to any Mortgaged
Property or REO Property, as the case may be, to prepare the CMSA NOI Adjustment
Worksheet for such property. Copies of CMSA Operating Statement Analyses and
CMSA NOI Adjustment Worksheets (as well as any comparable items received with respect to an Outside Serviced Trust Mortgage Loan or any related REO Property)
maintained thereby are to be made available by the applicable Master Servicer and the Special Servicer to each other, the Trustee, the Certificate
Administrator, the Controlling Class Representative and, subject to Section
3.15, any Certificateholders, Certificate Owner or prospective Certificateholder or Certificate Owners (or a licensed or registered investment adviser representing such Person), in each case upon request.

            SECTION 3.13    Annual Statement as to Compliance.

            Each of the Trustee, the Certificate Administrator, the Master
Servicers and the Special Servicer shall itself deliver, and shall cause (or, in the case of a Designated Sub-Servicer, shall use commercially reasonable efforts to cause) each Additional Item 1123 Servicer retained or engaged by it to deliver, on or before April 30 of each year, beginning in 2008 (provided that if the Certificate Administrator requires the following statement in connection with any filing with the Commission, each

                                      -188-

of the Trustee, the Certificate Administrator, the Master Servicers and the
Special Servicer shall deliver, and shall cause (or, in the case of a Designated
Sub-Servicer, shall use commercially reasonable efforts to cause) each
Additional Item 1123 Servicer retained or engaged by it to deliver, on or before
March 15 of the subject year), to the Trustee, the Certificate Administrator, the Depositor, each Serviced Non-Trust Mortgage Loan Noteholder in respect of
(and the depositor for any securitization trust that includes) a Serviced Pari
Passu Non-Trust Mortgage Loan Noteholder, each Underwriter and each Rating
Agency and, in the case of the Special Servicer or an Additional Item 1123
Servicer, to the Master Servicers, a statement of compliance (the "Annual
Statement of Compliance") from the Trustee, the Certificate Administrator, each
Master Servicer, the Special Servicer or such Additional Item 1123 Servicer, as the case may be, signed by an authorized officer thereof, to the effect that:
(i) a review of the activities of the Trustee, the Certificate Administrator, each Master Servicer, the Special Servicer or such Additional Item 1123
Servicer, as the case may be, during the preceding calendar year (or, if applicable, the portion of such year during which the Certificates were outstanding) and of its performance under this Agreement (or, in the case of an
Additional Item 1123 Servicer, under the applicable Sub-Servicing Agreement or primary servicing agreement) has been made under such officer's supervision, and
(ii) to the best of such officer's knowledge, based on such review, the Trustee, the Certificate Administrator, each Master Servicer, the Special Servicer or such Additional Item 1123 Servicer, as the case may be, has fulfilled all of its obligations under this Agreement (or, in the case of an Additional Item 1123
Servicer, under the applicable Sub-Servicing Agreement or primary servicing agreement) in all material respects throughout such year (or, if applicable, the portion of such year during which the Certificates were outstanding) or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. In addition, if any party acting as a Master Servicer, the Special
Servicer, the Certificate Administrator or the Trustee is terminated or resigns
(in such capacity) pursuant to the terms of this Agreement, such party shall provide, and shall cause (or, in the case of a Designated Sub-Servicer, shall use commercially reasonable efforts to cause) any Additional Item 1123 Servicer engaged by it to provide, an Annual Statement of Compliance pursuant to this
Section 3.13 with respect to the period of time that such party or such
Additional Item 1123 Servicer was acting in the relevant capacity.

            In the event the Certificate Administrator or the Depositor does not receive the Annual Statement of Compliance with respect to any party contemplated to deliver such report pursuant to the preceding paragraph, by
March 15th of any year during which a Form 10-K Annual Report is required to be filed with the Commission with respect to the Trust, then the Certificate
Administrator shall, and the Depositor may, forward a Servicer Notice to such party (or, in the case of an Additional Item 1123 Servicer, to the party hereto that retained or engaged such Additional Item 1123 Servicer), with a copy of such Servicer Notice to the Depositor (if the Certificate Administrator is
sending the Servicer Notice) or the Certificate Administrator (if the Depositor
is sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. Any party hereto that retains or engages a Servicing
Representative that is, at the time of appointment (except in the case of a
Designated Sub-Servicer), or subsequently becomes an Additional Item 1123
Servicer shall so notify the Certificate Administrator (unless such party is the
Certificate Administrator) and the Depositor in writing promptly following such party's becoming aware that such Servicing Representative is or has become an
Additional Item 1123 Servicer; and, further, if such Servicing Representative does not deliver or cause the delivery of an Annual Statement of Compliance with respect to itself by March 15th of any year during which a Form 10-K Annual
Report is required to be filed with the Commission with respect to the Trust, the party hereto that retained or engaged such Servicing Representative shall promptly so notify the Certificate

                                      -189-

Administrator (unless such party is the Certificate Administrator) and the
Depositor in writing no later than the second Business Day following such March
15th, together with an explanation of such failure.

            If any party hereunder is also acting as an Outside Servicer or
Outside Trustee with respect to an Outside Serviced Trust Mortgage Loan or any related REO Property during any portion of a calendar year during or as to which the Trust is subject to the reporting requirements of the Exchange Act, then such party shall, in its capacity as such Outside Servicer or Outside Trustee, as the case may be, comply with the provisions of this Section 3.13 applicable to a Master Servicer (if the subject party is also acting as an Outside Master
Servicer) or the Special Servicer (if the subject party is also acting as an
Outside Special Servicer) or the Certificate Administrator and/or Trustee (if
the subject party is also acting as an Outside Trustee), as applicable, but reflecting that such Outside Serviced Trust Mortgage Loan or such related REO
Property is being serviced and administered under the related Outside Servicing
Agreement.

            SECTION 3.14    Reports on Assessment of Compliance with Servicing
                            Criteria;  Registered Public Accounting Firm
                            Attestation Reports.

            Each Servicing Function Participant shall itself deliver, and each party hereto shall cause (or, in the case of a Designated Sub-Servicer, shall use commercially reasonable efforts to cause) any Sub-Servicing Function
Participant retained or engaged by it to deliver, on or before April 30 of each year, beginning in 2008 (provided that if the Certificate Administrator requires the following reports in connection with any filing with the Commission, each
Servicing Function Participant shall deliver, and each party hereto shall cause
(or, in the case of a Designated Sub-Servicer, shall use commercially reasonable efforts to cause) any Sub-Servicing Function Participant retained or engaged by it to deliver, on or before March 15 of the subject year), at its own expense, to the Certificate Administrator, the Depositor, each Serviced Non-Trust
Mortgage Loan Noteholder in respect of (and the depositor for any securitization trust that includes) a Serviced Pari Passu Non-Trust Mortgage Loan, each
Underwriter and each Rating Agency and, in the case of a Servicing Function
Participant (other than a Master Servicer) or a Sub-Servicing Function
Participant, to the applicable Master Servicer, the following reports: (i) as required under Rule 13a-18 or Rule 15d-18 of the Exchange Act and Item 1122 of
Regulation AB, a report on an assessment of compliance by it with the Servicing
Criteria (an "Annual Assessment Report"), signed by an authorized officer of such Servicing Function Participant or such Sub-Servicing Function Participant, as the case may be, which report shall contain (A) a statement by such Servicing
Function Participant or such Sub-Servicing Function Participant, as the case may be, of its responsibility for assessing compliance with the Relevant Servicing
Criteria applicable to it, (B) a statement that such Servicing Function
Participant or such Sub-Servicing Function Participant, as the case may be, used the Servicing Criteria to assess compliance with the Relevant Servicing
Criteria, (C) such Servicing Function Participant's or such Sub-Servicing
Function Participant's, as the case may be, assessment of compliance with the
Relevant Servicing Criteria as of and for the period ending December 31st of the preceding calendar year, which discussion must include any material instance of noncompliance with the Relevant Servicing Criteria identified by such Servicing
Function Participant or such Sub-Servicing Function Participant, as the case may be, and (D) a statement that a registered public accounting firm has issued an attestation report on such Servicing Function Participant's or such
Sub-Servicing Function Participant's, as the case may be, assessment of compliance with the Relevant Servicing Criteria as of and for such period ending
December 31st of the preceding calendar year; and (ii) as to each report delivered by a Servicing Function Participant or a Sub-Servicing Function
Participant pursuant to the immediately preceding clause (i), a report from a registered public accounting

                                      -190-

firm (made in accordance with the standards for attestation engagements issued or adopted by the PCAOB) (an "Annual Attestation Report") that attests to, and reports on, the assessment made by the asserting party in such report delivered pursuant to the immediately preceding clause (i), together with (if required to be filed with the Commission) a consent from such registered public accounting firm authorizing the filing of the subject Annual Attestation Report with the
Commission. Promptly after receipt of each such report delivered pursuant to the preceding sentence, the Depositor may review such report and, if applicable, shall be entitled to consult with the appropriate party hereto as to the nature of any material instance of noncompliance with the applicable Servicing Criteria by such party or any Sub-Servicing Function Participant retained or engaged by
it. If any Servicing Function Participant is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party hereto shall cause (or, in the case of a Designated Sub-Servicer, shall use commercially reasonable efforts to cause) any Sub-Servicing Function Participant engaged by it to provide, an Annual Assessment Report pursuant to this Section
3.14, together with (i) an Annual Attestation Report pursuant to this section with respect to the period of time that the Servicing Function Participant was subject to this Agreement or the period of time that the Sub-Servicing Function
Participant was subject to such other servicing agreement and (ii) any corresponding accountant's consent required to be filed with the Commission.

            In the event the Certificate Administrator or the Depositor does not receive the Annual Assessment Report and/or the Annual Attestation Report with respect to any Servicing Function Participant, or with respect to any
Sub-Servicing Function Participant retained or engaged by a party hereto, by
March 15th of any year during which a Form 10-K Annual Report is required to be filed with the Commission with respect to the Trust, then the Certificate
Administrator shall, and the Depositor may, forward a Servicer Notice to such
Servicing Function Participant or the party hereto that retained or engaged such
Sub-Servicing Function Participant, as the case may be, with a copy of such
Servicer Notice to the Depositor (if the Certificate Administrator is sending the Servicer Notice) or the Certificate Administrator (if the Depositor is
sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. For the purposes of this Section 3.14, as well as Section 3.13 and
Section 7.01(iv)(B) of this Agreement, a "Servicer Notice" shall constitute either any writing forwarded to such party or, solely in the case of Master
Servicer No. 2, notwithstanding the provisions of Section 11.05, e-mail notice which shall be forwarded to all of the following e-mail addresses:
askmidland@midlandls.com and midlandlegal@midlandls.com, in the case of Midland,
Lars.Carlsten@wachovia.com, clyde.alexander@wachovia, and
recmcres.compliance@wachovia.com, in the case of Wachovia, and
mark.mccool@capmark.com and joseph.funk@capmark.com, in the case of Capmark, or such other e-mail addresses as are provided in writing by the applicable Master
Servicer to the Certificate Administrator and the Depositor; provided that any party to this Agreement (or someone acting on their behalf) shall only be required to forward any such notice to be delivered to Master Servicer No. 2 to no more than three (3) e-mail addresses in the aggregate in order to fulfill its notification requirement as set forth in the preceding sentence and/or under the provisions of Section 7.01(iv)(B); and provided, further, that a copy of any
Servicer Notice to the Special Servicer shall be forwarded by the means provided in Section 11.05. Any party hereto that retains or engages a Servicing
Representative that is, at the time of appointment (except in the case of a
Designated Sub-Servicer), or subsequently becomes a Sub-Servicing Function
Participant shall so notify the Certificate Administrator (unless such party is the Certificate Administrator) and the Depositor in writing promptly following such party's becoming aware that such Servicing Representative is or has become a Sub-Servicing Function Participant; and, provided, further, that if such
Servicing Representative does not deliver or cause the delivery of an Annual
Assessment Report, an Annual Attestation Report and/or, if

                                      -191-

required to be filed with the Commission, an accountant's consent with respect to itself by March 15th of any year during which a Form 10-K Annual Report is required to be filed with the Commission with respect to the Trust, the party hereto that retained or engaged such Servicing Representative shall promptly so notify the Certificate Administrator (unless such party is the Certificate
Administrator) and the Depositor in writing no later than the second Business
Day following such March 15th, together with an explanation of such failure.

            The Master Servicers, the Special Servicer, the Certificate
Administrator and the Trustee, in each case, to the extent applicable, will reasonably cooperate with the Depositor in conforming any reports delivered pursuant to this Section 3.14 to requirements imposed by the Commission on the
Depositor in connection with the Depositor's reporting requirements in respect of the Trust pursuant to the Exchange Act, provided that the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee shall each be entitled to charge the Depositor for any reasonable additional costs and expenses incurred by it in affording the Depositor such cooperation.

            If any party hereunder is also acting as an Outside Servicer or an
Outside Trustee with respect to an Outside Serviced Trust Mortgage Loan or any related REO Property during any portion of a calendar year during or as to which the Trust is subject to the reporting requirements of the Exchange Act, then such party shall, in its capacity as such Outside Servicer or Outside Trustee, as the case may be, comply with the provisions of this Section 3.14 applicable to a Master Servicer (if the subject party is also acting as an Outside Master
Servicer), the Special Servicer (if the subject party is also acting as an
Outside Special Servicer) or the Certificate Administrator and/or Trustee (if
the subject party is also acting as an Outside Trustee), as applicable, but reflecting that such Outside Serviced Trust Mortgage Loan or such related REO
Property is being serviced and administered under the related Outside Servicing
Agreement.

            SECTION 3.15    Access to Certain Information.

            (a)   Upon ten (10) days' prior written notice, the applicable
Master Servicer (with respect to the items in clauses (i), (ii) (other than
Distribution Date Statements, the Prospectus and the Prospectus Supplement),
(iii) (in the case of Annual Statements of Compliance delivered by the subject
Master Servicer or any Additional Item 1123 Servicers retained or engaged thereby), (v), (vi), (viii), (ix) (in the case of Officer's Certificates delivered by the applicable Master Servicer), (x) and (xi) below), the Special
Servicer (with respect to the items in clauses (iii) (in the case of Annual
Statements of Compliance delivered by the Special Servicer or any Additional
Item 1123 Servicers retained or engaged thereby), (vii), (viii) (with respect to
Specially Serviced Trust Mortgage Loans), (ix) (in the case of Officer's
Certificates delivered by the Special Servicer) and (x) below), the Trustee
(with respect to the item in clause (ix) below and the Certificate Administrator
(with respect to the items in clauses (i), (ii), (iii) and (iv) below and to the extent any other items are in its possession) shall make available at their respective offices primarily responsible for administration of the Serviced
Trust Mortgage Loans or the Certificates (or, in the case of the Trustee, at its
Corporate Trust Office), during normal business hours, or send to the requesting party, such party having been certified to the Certificate Administrator, the
Trustee, the subject Master Servicer or the Special Servicer, as applicable, in accordance with clause (i) or (ii) of the following paragraph, as appropriate, at the expense of such requesting party (unless otherwise provided in this
Agreement), for review by any Certificate Owner or Certificateholder or any
Person identified by a Certificate Owner or Certificateholder or its designated agent to the Certificate Administrator, the Trustee, the subject Master Servicer or the Special Servicer, as the case

                                      -192-

may be, as a prospective transferee of any Certificate or interest therein (or a licensed or registered investment adviser representing such Person), the
Trustee, the Rating Agencies, the Underwriters and anyone specified thereby and the Depositor originals or copies of the following items: (i) this Agreement and any amendments thereto, (ii) the Prospectus and Prospectus Supplement, all
Distribution Date Statements delivered or otherwise made available to holders of the relevant Class of Certificates since the Closing Date and all reports, statements and analyses delivered or otherwise made available by the subject
Master Servicer since the Closing Date pursuant to Section 3.12(c), (iii) all
Annual Statements of Compliance delivered by and/or to the Certificate
Administrator since the Closing Date pursuant to or as contemplated by Section
3.13, (iv) all Annual Assessment Reports and Annual Attestation Reports
delivered with respect to and/or to the Certificate Administrator since the
Closing Date pursuant to or as contemplated by Section 3.14, (v) the most recent property inspection report prepared by or on behalf of or received by the subject Master Servicer in respect of each Mortgaged Property and any
Environmental Assessments prepared pursuant to Section 3.09, (vi) the most recent Mortgaged Property annual operating statements and rent roll, if any, collected by or on behalf of or received by the subject Master Servicer, (vii)
any and all modifications, waivers and amendments of the terms of a Serviced
Trust Mortgage Loan entered into by the Special Servicer and the Asset Status
Report prepared pursuant to Section 3.21(d), (viii) the Servicing File relating to each Serviced Trust Mortgage Loan, (ix) any and all Officers' Certificates
and other evidence delivered by the subject Master Servicer or the Special
Servicer, as the case may be, to support its determination that any Advance was, or if made, would be, a Nonrecoverable Advance pursuant to Section 3.03(e) or
4.03(c), including appraisals affixed thereto and any Required Appraisal prepared pursuant to Section 3.09(a), (x) all CMSA Operating Statement Analyses
and CMSA NOI Adjustment Worksheets maintained by the applicable Master Servicer or Special Servicer; and (xi) any and all reports, statements and other written or electronic information relating to an Outside Serviced Trust Mortgage Loan, the related Mortgaged Property and/or the borrower under such Outside Serviced
Trust Mortgage Loan, to the extent such items were received by Master Servicer
No. 1 from an Outside Servicer or the related Outside Trustee. Copies of any and all of the foregoing items will be available from the applicable Master
Servicer, the Special Servicer, the Certificate Administrator, or the Trustee,
as the case may be, upon request, and shall be provided to any of the Rating
Agencies at no cost pursuant to their reasonable requests.

            In connection with providing access to or copies of the items described in the preceding paragraph pursuant to this Section 3.15, or with respect to the Controlling Class Representative (and, with respect to the One
World Financial Center Trust Mortgage Loan, the Class WFC Representative), in
connection with providing access to or copies of any items in accordance with this Agreement, the Certificate Administrator, the Trustee, a Master Servicer or
the Special Servicer, as applicable, shall require: (i) in the case of
Certificate Owners and the Controlling Class Representative (and, with respect to the One World Financial Center Trust Mortgage Loan, the Class WFC
Representative), a confirmation executed by the requesting Person substantially in the form of Exhibit L-1 hereto (or such other form as may be reasonably acceptable to the Certificate Administrator, the Trustee, the subject Master
Servicer or the Special Servicer, as applicable) generally to the effect that such Person is a beneficial holder of Book-Entry Certificates, or a representative of a beneficial holder of Book-Entry Certificates, and, subject to the last sentence of this paragraph, will keep such information confidential
(except that such Certificate Owner and the Controlling Class Representative
(and, with respect to the One World Financial Center Trust Mortgage Loan, the
Class WFC Representative) may provide such information to any other Person that holds or is contemplating the purchase of any Certificate or interest therein
(or a licensed or registered investment adviser representing such other Person), provided that

                                      -193-

such other Person (or a licensed or registered investment adviser representing such other Person) confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential); and (ii)
in the case of a prospective transferee of a Certificate or an interest therein
(or a licensed or registered investment adviser representing such Person), confirmation executed by the requesting Person substantially in the form of
Exhibit L-2 hereto (or such other form as may be reasonably acceptable to the
Certificate Administrator, the Trustee, the subject Master Servicer or the
Special Servicer, as applicable) generally to the effect that such Person is a prospective transferee of a Certificate or an interest therein (or a licensed or registered investment adviser representing such Person), is requesting the information for use in evaluating a possible investment in Certificates and, subject to the last sentence of this paragraph, will otherwise keep such information confidential. The Holders of the Certificates, by their acceptance thereof, and the Controlling Class Representative (and, with respect to the One
World Financial Center Trust Mortgage Loan, the Class WFC Representative), by
its acceptance of its appointment, will be deemed to have agreed, subject to the last sentence of this paragraph, to keep such information confidential (except that any Holder may provide such information obtained by it to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (or a licensed or registered investment adviser representing such other
Person), provided that such other Person (or a licensed or registered investment adviser representing such other Person) confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential) and agrees not to use such information in any manner that would violate federal, state or local securities laws. Notwithstanding the foregoing, no Certificateholder, Certificate Owner or prospective Certificateholder or
Certificate Owner (or any licensed or registered investment adviser representing such Person) shall be obligated to keep confidential any information received from the Certificate Administrator, the Trustee, a Master Servicer or the
Special Servicer, as applicable, pursuant to this Section 3.15 that has previously been made available via the Certificate Administrator's, the
Trustee's, a Master Servicer's or the Special Servicer's Internet Website
without restriction as to access, as applicable, or has previously been filed with the Commission, and the Certificate Administrator, the Trustee, such Master
Servicer or the Special Servicer, as applicable, shall not require either of the certifications contemplated by the second preceding sentence in connection with providing any information pursuant to this Section 3.15 that has previously been made available via the Certificate Administrator's, the Trustee's, such Master
Servicer's or the Special Servicer's Internet Website without restriction as to access, as applicable, or has previously been filed with the Commission.

            Each of the Master Servicers and the Special Servicer shall afford to the Trustee, the Certificate Administrator, the Rating Agencies and the
Depositor, and to the OTS, the FDIC, the Federal Reserve Board and any other banking or insurance regulatory authority that may exercise authority over any
Certificateholder or Certificate Owner or, to the extent that the subject information relates to a Serviced Loan Combination, a related Serviced Non-Trust
Mortgage Loan Noteholder, access to any records regarding the Trust Mortgage
Loans and the servicing thereof within its control, except to the extent it is prohibited from doing so by applicable law or contract or to the extent such information is subject to a privilege under applicable law to be asserted on behalf of the Certificateholders. Such access shall be afforded only upon reasonable prior written request and during normal business hours at the offices of the applicable Master Servicer or the Special Servicer, as the case may be, designated by it.

            The Trustee, the Certificate Administrator. the Master Servicers,
the Special Servicer and the Underwriters may require payment from a
Certificateholder, Certificate Owner, prospective transferee (or a licensed or registered investment adviser representing such Person) or, in the case of a

                                      -194-

Serviced Loan Combination, a related Serviced Non-Trust Mortgage Loan
Noteholder, of a sum sufficient to cover the reasonable costs and expenses of providing any such information or access pursuant to this Section 3.15 to, or at the request of, such Certificateholder, Certificate Owner, prospective transferee (or a licensed or registered investment adviser representing such
Person) or, in the case of a Serviced Loan Combination, a related Serviced
Non-Trust Mortgage Loan Noteholder, as applicable, including, without limitation, copy charges and, in the case of any such Person requiring on site review in excess of three (3) Business Days, reasonable fees for employee time and for space.

            (b)   A Master Servicer may, but is not required to, make available on or prior to the Distribution Date in each month to any Privileged Person (or, following receipt of written direction of the Depositor, any interested party)
(i) the Distribution Date Statement via its Internet Website, (ii) as a
convenience for Privileged Persons (or, following receipt of written direction of the Depositor, any interested parties) (and not in furtherance of the distribution thereof under the securities laws), this Agreement, the Prospectus and the Prospectus Supplement on its Internet Website and (iii) any other items at the request of the Depositor on its Internet Website.

            The Master Servicers and the Special Servicer may each, but neither is required to, make available each month via its Internet Website (i) to any
Privileged Person (or, following receipt of written direction of the Depositor, any interested party), the Unrestricted Servicer Reports, the CMSA Appraisal
Reduction Template, the CMSA Loan Setup File and the CMSA Loan Periodic Update
File, and (ii) to any Privileged Person, with the use of a password provided by the subject Master Servicer or the Special Servicer, as the case may be, the
Restricted Servicer Reports, the CMSA Special Servicer Loan File, the CMSA
Financial File and the CMSA Property File. Any Servicer Report that is not available on the applicable Master Servicer's Internet Website as described in the immediately preceding sentence by 5:00 p.m. (New York City time) on the related Distribution Date shall be provided (in electronic format, or if electronic mail is unavailable, by facsimile) by the applicable Master Servicer, upon request, to any Person otherwise entitled to access such report on the applicable Master Servicer's Internet Website.

            In connection with providing access to a Master Servicer's or the
Special Servicer's Internet Website, such Master Servicer or the Special
Servicer may require registration and the acceptance of a disclaimer.

            If three or more Holders or the Controlling Class Representative
(hereinafter referred to as "Applicants" with a single Person which (together with its Affiliates) is the Holder of more than one Class of Certificates being viewed as a single Applicant for these purposes) apply in writing to the
Certificate Administrator, and such application states that the Applicants'
desire to communicate with other Holders with respect to their rights under this
Agreement or under the Certificates and is accompanied by a copy of the communication which such Applicants propose to transmit, then the Certificate
Administrator, shall, within five (5) Business Days after the receipt of such application, send, at the Applicants' expense, the written communication proffered by the Applicants to all Certificateholders at their addresses as they appear in the Certificate Register.

            (c)   The Master Servicers and the Special Servicer shall not be required to confirm, represent or warrant the accuracy or completeness of any other Person's information or report included in any communication from the applicable Master Servicer or the Special Servicer under this Agreement. None of the Master Servicers, the Special Servicer, the Trustee or the Certificate

                                      -195-

Administrator shall be liable for the dissemination of information in accordance with this Section 3.15. The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator's Website and assumes no responsibility therefor. In addition, the Certificate Administrator, each Master Servicer and the Special Servicer may disclaim responsibility for any information distributed by the Certificate Administrator, such Master
Servicer or the Special Servicer, respectively, for which it is not the original source.

            SECTION 3.16    Title to REO Property; REO Accounts.

            (a)   If title to any Mortgaged Property (other than a Mortgaged
Property that secures an Outside Serviced Trust Mortgage Loan) is acquired, the deed or certificate of sale shall be issued to the Trustee or its nominee on behalf of the Certificateholders and, in the case of a Serviced Loan
Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s), as their interests may appear. The Special Servicer, on behalf of the Trust Fund, shall sell any Administered REO Property as soon as practicable in accordance with the Servicing Standard, but prior to the end of the third year following the calendar year in which REMIC I (or, in the case of any Administered REO
Property related to the One World Financial Center Trust Mortgage Loan or an
Early Defeasance Trust Mortgage Loan, the related Loan REMIC) acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless the
Special Servicer either (i) applies for, more than 60 days prior to the end of such third succeeding year, and is granted an extension of time (an "REO
Extension") by the Internal Revenue Service to sell such Administered REO
Property or (ii) obtains for the Trustee and the Certificate Administrator an
Opinion of Counsel, addressed to the Trustee, the Certificate Administrator, the
Special Servicer and the applicable Master Servicer, to the effect that the holding by REMIC I (or, in the case of any REO Property related to the One World
Financial Center Trust Mortgage Loan or an Early Defeasance Trust Mortgage Loan,
the related Loan REMIC) of such Administered REO Property subsequent to the end of such third succeeding year will not result in the imposition of taxes on
"prohibited transactions" (as defined in Section 860F of the Code) of any REMIC
Pool or cause any REMIC Pool to fail to qualify as a REMIC at any time that any
Certificates are outstanding. If the Special Servicer is granted the REO
Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell such Administered REO
Property within such extended period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by the Special
Servicer in connection with its obtaining the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of
Counsel contemplated by clause (ii) of the second preceding sentence, shall first be payable from the REO Account to the extent of available funds and then be a Servicing Advance by the applicable Master Servicer.

            (b)   The Special Servicer shall segregate and hold all funds
collected and received in connection with any Administered REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the Special Servicer shall establish and maintain one or more accounts
(collectively, the "Pool REO Account"), held on behalf of the Trustee in trust for the benefit of the Certificateholders, for the retention of revenues and other proceeds derived from each Administered REO Property (other than any SLC
REO Property). If such REO Acquisition occurs with respect to an SLC Mortgaged
Property, then the Special Servicer shall establish an REO Account solely with respect to such property (an "SLC REO Account"), to be held for the benefit of the Certificateholders and the related Serviced Non-Trust Mortgage Loan
Noteholder(s), as their interests may appear. The Pool REO

                                      -196-

Account and any SLC REO Account shall each be an Eligible Account. The Special
Servicer shall deposit, or cause to be deposited, in the applicable REO Account, upon receipt, all REO Revenues, Insurance Proceeds and Liquidation Proceeds (net
of Liquidation Expenses) received in respect of an Administered REO Property within two (2) Business Days of receipt. Funds in the REO Accounts may be invested in Permitted Investments in accordance with Section 3.06. The Special
Servicer shall be entitled to make withdrawals from each REO Account to pay itself, as additional servicing compensation in accordance with Section 3.11(d), interest and investment income earned in respect of amounts held in such REO
Account as provided in Section 3.06(b) (but only to the extent of the Net
Investment Earnings with respect to such REO Account for any Collection Period).
The Special Servicer shall give written notice to the Trustee, the Certificate
Administrator and the applicable Master Servicer of the location of each REO
Account, when first established and of the new location of such REO Account prior to any change thereof.

            (c)   The Special Servicer shall withdraw from the related REO
Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any Administered REO Property, but only to the extent of amounts on deposit in such REO Account relating to such REO Property
(including any monthly reserve or escrow amounts necessary to accumulate sufficient funds for taxes, insurance and anticipated capital expenditures (the
"Impound Reserve")). On the second Business Day following the end of each
Collection Period, the Special Servicer shall withdraw from the Pool REO Account and any SLC REO Account and deposit into the applicable Master Servicer's
Collection Account and the applicable SLC Custodial Account, respectively, or deliver to the applicable Master Servicer or such other Person as may be directed by the applicable Master Servicer (which shall deposit such amounts into the applicable Master Servicer's Collection Account and the applicable SLC
Custodial Account, respectively), the aggregate of all amounts received in respect of each Administered REO Property during such Collection Period, net of any withdrawals made out of such amounts pursuant to the preceding sentence.
Notwithstanding the foregoing, in addition to the Impound Reserve, the Special
Servicer may retain in the applicable REO Account such portion of proceeds and collections as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of the related Administered REO Property (including, without limitation, the creation of a reasonable reserve for repairs, replacements and other related expenses).

            (d)   The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, each REO Account pursuant to Section 3.16(b) or (c).
The Special Servicer shall provide the applicable Master Servicer any information with respect to each REO Account as is reasonably requested by the applicable Master Servicer.

            (e)   Notwithstanding anything to the contrary, this Section 3.16 shall not apply to any Outside Administered REO Property.

                                      -197-

            SECTION 3.17    Management of REO Property.

            (a)   Prior to the acquisition of title to a Mortgaged Property
(other than a Mortgaged Property that secures an Outside Serviced Trust Mortgage
Loan), the Special Servicer shall review the operation of such Mortgaged
Property and determine the nature of the income that would be derived from such property if it were acquired by the Trust Fund. If the Special Servicer determines from such review in compliance with the Servicing Standard that in its good faith and reasonable judgment:

                  (i)     None of the income from Directly Operating such
      Administered REO Property would be subject to tax as "net income from foreclosure property" within the meaning of the REMIC Provisions (such tax referred to herein as an "REO Tax"), and the Special Servicer does not engage in any of the activities described in the definition of "Directly
      Operate" that would cause such Administered REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8)
      of the Code, then such Mortgaged Property may be Directly Operated by the
      Special Servicer as REO Property;

                  (ii)    Directly Operating such Mortgaged Property as an REO
      Property could result in income from such property that would be subject to an REO Tax, but that a lease of such property to another party to operate such property, or the performance of some services by an
      Independent Contractor with respect to such property, or another method of operating such property would not result in income subject to an REO Tax, then the Special Servicer may (provided that in the good faith and reasonable judgment of the Special Servicer, such alternative is commercially feasible and would result in a greater net recovery on a present value basis than earning income subject to an REO Tax) acquire such Mortgaged Property as REO Property and so lease or manage such
      Administered REO Property; or

                  (iii)   It is reasonable to believe that Directly Operating
      such property as REO Property could result in income subject to an REO Tax and that such method of operation is commercially feasible and would result in a greater net recovery on a present value basis than leasing or other method of operating such Administered REO Property that would not incur an REO Tax, the Special Servicer shall deliver to the Certificate
      Administrator, in writing, a proposed plan (the "Proposed Plan") to manage such property as REO Property. Such plan shall include potential sources of income, and to the extent commercially feasible, estimates of the amount of income from each such source. Within a reasonable period of time after receipt of such plan, the Certificate Administrator shall consult with the Special Servicer and shall advise the Special Servicer of the
      Certificate Administrator's federal income tax reporting position with respect to the various sources of income that the Trust Fund would derive under the Proposed Plan. In addition, the Certificate Administrator shall
      (to the extent reasonably possible) advise the Special Servicer of the estimated amount of taxes that the Trust Fund would be required to pay with respect to each such source of income. After receiving the information described in the two preceding sentences from the Certificate
      Administrator, the Special Servicer shall either (A) implement the
      Proposed Plan (after acquiring the respective Mortgaged Property as REO
      Property) or (B) manage such property in a manner that would not result in the imposition of an REO Tax on the income derived from such property. All of the Certificate Administrator's expenses (including any fees and expenses of counsel or other experts reasonably retained by it) incurred pursuant to this section shall be reimbursed to it from the Trust Fund in accordance with Section 10.01(e).

                                      -198-

            The Special Servicer's decision as to how each Administered REO
Property shall be managed shall be based on the Servicing Standard and in any case on the good faith and reasonable judgment of the Special Servicer as to which means would be in the best interest of the Certificateholders and, in the case of any SLC REO Property, the related Serviced Non-Trust Mortgage Loan
Noteholder(s) (as a collective whole) by maximizing (to the extent commercially feasible and consistent with Section 3.17(b)) the net after-tax REO Revenues received by the Trust Fund with respect to such property and, to the extent consistent with the foregoing, in the same manner as would prudent mortgage loan servicers operating acquired mortgaged property comparable to the respective REO
Property. Both the Special Servicer and the Certificate Administrator may, at
the expense of the Trust Fund payable pursuant to Section 3.05(a) and, to the extent such amounts relate to a Serviced Loan Combination and/or an SLC REO
Property, at the expense of the Trust Fund and the related Serviced Non-Trust
Mortgage Loan Noteholder(s) payable pursuant to Section 3.05(e), consult with counsel.

            (b)   If title to any Administered REO Property is acquired, the
Special Servicer shall manage, conserve and protect such Administered REO
Property for the benefit of the Certificateholders and, in the case of any SLC
REO Property, the related Serviced Non-Trust Mortgage Loan Noteholder(s) (as a collective whole) solely for the purpose of its prompt disposition and sale in a manner that does not and will not cause such Administered REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code and will not result in either (i) the receipt by any REMIC Pool of any
"income from non-permitted assets" within the meaning of Section 860F(a)(2)(B)
of the Code or (ii) an Adverse REMIC Event. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are consistent with the Servicing Standard and, consistent therewith, shall withdraw from the related REO Account, to the extent of amounts on deposit therein with respect to any Administered REO
Property, funds necessary for the proper management, maintenance and disposition of such Administered REO Property, including without limitation:

                  (i)     all insurance premiums due and payable in respect of
      such Administered REO Property;

                  (ii)    all real estate taxes and assessments in respect of
      such Administered REO Property that may result in the imposition of a lien thereon;

                  (iii)   any ground rents in respect of such Administered REO
      Property; and

                  (iv)    all costs and expenses necessary to maintain, lease,
      sell, protect, manage and restore such Administered REO Property.

            To the extent that amounts on deposit in the applicable REO Account in respect of any Administered REO Property are insufficient for the purposes set forth in the preceding sentence with respect to such Administered REO
Property, the applicable Master Servicer, subject to the second paragraph of
Section 3.03(c), shall make Servicing Advances in such amounts as are necessary for such purposes unless (as evidenced by an Officer's Certificate delivered to the Trustee) the applicable Master Servicer determines, in accordance with the
Servicing Standard, that such payment would be a Nonrecoverable Advance;
provided, however, that the applicable Master Servicer may make any such
Servicing Advance without regard to recoverability if it is a necessary fee or expense incurred in connection with the defense or prosecution of legal proceedings.

                                      -199-

            (c)   Unless Section 3.17(a)(i) applies, the Special Servicer shall contract with any Independent Contractor (if required by the REMIC Provisions for the subject Administered REO Property to remain classified as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code) for the operation and management of any Administered REO Property; provided that:

                  (i)     the terms and conditions of any such contract may not
      be inconsistent herewith and shall reflect an agreement reached at arm's length;

                  (ii)    the fees of such Independent Contractor (which shall
      be expenses of the Trust Fund) shall be reasonable and customary in consideration of the nature and locality of such Administered REO
      Property;

                  (iii)   except as permitted under Section 3.17(a), any such
      contract shall require, or shall be administered to require, that the
      Independent Contractor, in a timely manner, pay all costs and expenses incurred in connection with the operation and management of such
      Administered REO Property, including, without limitation, those listed in
      Section 3.17(b) above, and remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

                  (iv)    none of the provisions of this Section 3.17(c)
      relating to any such contract or to actions taken through any such
      Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such Administered REO Property; and

                  (v)     the Special Servicer shall be obligated with respect
      thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such
      Administered REO Property.

            The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such
Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. No agreement entered into pursuant to this
Section 3.17(c) shall be deemed a Sub-Servicing Agreement for purposes of
Section 3.22.

            (d)   Notwithstanding anything to the contrary, this Section 3.17 shall not apply to any Outside Administered REO Property.

            SECTION 3.18    Resolution of Defaulted Trust Mortgage Loans and REO
                            Properties.

            (a)   A Master Servicer, the Special Servicer, the Certificate
Administrator or the Trustee may sell or purchase, or permit the sale or purchase of, a Trust Mortgage Loan or an REO Property only on the terms and subject to the conditions set forth in this Section 3.18 or as otherwise expressly provided in or contemplated by this Agreement and/or any applicable intercreditor, co-lender or similar agreement.

            (b)   Within 60 days after a Trust Mortgage Loan becomes a Defaulted
Trust Mortgage Loan, the Special Servicer shall determine the fair value of such
Trust Mortgage Loan in accordance

                                      -200-

with the Servicing Standard; provided, however, that such determination shall be made without taking into account any effect the restrictions on the sale of such
Trust Mortgage Loan contained herein may have on the value of such Defaulted
Trust Mortgage Loan; and provided, further, that the Special Servicer shall use reasonable efforts promptly to obtain an Appraisal (including, without limitation, in the case of an Outside Serviced Trust Mortgage Loan, from an
Outside Servicer) with respect to the related Mortgaged Property unless it has an Appraisal that is less than 12 months old and has no actual knowledge of, or notice of, any event which in the Special Servicer's judgment would materially affect the validity of such Appraisal. The Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within
30 days) after its receipt of such new Appraisal, if applicable. The Special
Servicer is permitted to change, from time to time, its determination of the fair value of a Defaulted Trust Mortgage Loan based upon changed circumstances, new information or otherwise, in accordance with the Servicing Standard;
provided, however, the Special Servicer shall update its determination of the fair value at least once every 90 days. The Special Servicer shall notify the
Trustee, the Certificate Administrator, the applicable Master Servicer, each
Rating Agency, the Majority Controlling Class Certificateholder and, in the case of any SLC Trust Mortgage Loan, the related Serviced Non-Trust Mortgage Loan
Noteholder(s) promptly upon its fair value determination and any adjustment thereto. In determining the fair value of any Defaulted Trust Mortgage Loan, the
Special Servicer shall take into account, among other factors, the period and amount of the delinquency on such Trust Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the time and expense associated with a purchaser's foreclosing on the related Mortgaged
Property, and the expected recoveries from such Trust Mortgage Loan if the
Special Servicer were to pursue a workout or foreclosure strategy instead of selling such Trust Mortgage Loan pursuant to the Purchase Option. In addition, the Special Servicer shall refer to all other relevant information obtained by it or otherwise contained in the Mortgage File; provided that the Special
Servicer shall take account of any change in circumstances regarding the related
Mortgaged Property known to the Special Servicer that has occurred subsequent to, and that would, in the Special Servicer's reasonable judgment, materially affect the value of the related Mortgaged Property reflected in, the most recent related Appraisal. Furthermore, the Special Servicer shall consider all available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The Special Servicer may, to the extent it is reasonable to do so in accordance with the Servicing
Standard, rely on the opinion and reports of Independent third-parties in making such determination. In the case of an Outside Serviced Trust Mortgage Loan, the
Special Servicer may consider and rely upon information provided by the Outside
Servicers. If a Serviced Pari Passu Trust Mortgage Loan becomes a Defaulted
Trust Mortgage Loan, and if any related Serviced Pari Passu Non-Trust Mortgage
Loan has been securitized, then the Special Servicer shall provide the special servicer for the other securitization trust that includes such related Serviced
Pari Passu Non-Trust Mortgage Loan, subject to payment of reasonable costs, copies of any information used by the Special Servicer to determine the fair value of the subject Serviced Pari Passu Trust Mortgage Loan.

            (c)   Subject to the terms set forth in Section 2.03, if a Trust
Mortgage Loan becomes a Defaulted Trust Mortgage Loan, then each of the Majority
Controlling Class Certificateholder and the Special Servicer shall have an assignable option (a "Purchase Option") to purchase such Defaulted Trust
Mortgage Loan from the Trust Fund (with respect to any SLC Trust Mortgage Loan, subject to the related Co-Lender Agreement and, in the case of the One World
Financial Center Trust Mortgage Loan,

                                      -201-

subject to Section 3.18(d) and Section 6.14 and, in the case of the CGM
AmeriCold Portfolio Trust Mortgage Loan, subject to Section 3.18(d)) at a price
(the "Option Price") equal to (i) the Purchase Price, if the Special Servicer has not yet determined the fair value of the Defaulted Trust Mortgage Loan, or
(ii) the fair value of the Defaulted Trust Mortgage Loan as determined by the
Special Servicer in the manner described in Section 3.18(b) and in accordance with the Servicing Standard, if the Special Servicer has made such fair value determination. Any holder of a Purchase Option may sell, transfer, assign or otherwise convey its Purchase Option with respect to any Defaulted Trust
Mortgage Loan to any party other than the related Mortgagor or an Affiliate of the related Mortgagor at any time after the related Trust Mortgage Loan becomes a Defaulted Trust Mortgage Loan. The transferor of any Purchase Option shall notify the Trustee and the applicable Master Servicer of such transfer and such notice shall include the transferee's name, address, telephone number, facsimile number and appropriate contact person(s) and shall be acknowledged in writing by the transferee. Notwithstanding the foregoing, and subject to Section 3.18(d)
and any applicable co-lender, intercreditor or similar agreement, the Majority
Controlling Class Certificateholder shall have the right to exercise its
Purchase Option prior to any exercise of the Purchase Option by any other holder of a Purchase Option; provided that if the Purchase Option is not exercised by the Majority Controlling Class Certificateholder or any assignee thereof within
60 days of a Serviced Trust Mortgage Loan becoming a Defaulted Trust Mortgage
Loan, then the Special Servicer shall have the right to exercise its Purchase
Option prior to any exercise by the Majority Controlling Class
Certificateholder, and the Special Servicer or its assignee may exercise such
Purchase Option at any time during the 15-day period immediately following the expiration of such 60-day period. Following the expiration of such 15-day period, and subject to Section 3.18(d) and any applicable co-lender, intercreditor or similar agreement, the Majority Controlling Class
Certificateholder shall again have the right to exercise its Purchase Option prior to any exercise of the Purchase Option by the Special Servicer. If not
exercised earlier, the Purchase Option with respect to any Defaulted Trust
Mortgage Loan will automatically terminate (i) once the subject Trust Mortgage
Loan is no longer a Defaulted Trust Mortgage Loan (provided, however, that, if such Trust Mortgage Loan subsequently becomes a Defaulted Trust Mortgage Loan, the related Purchase Option shall again be exercisable), (ii) upon the acquisition, by or on behalf of the Trust Fund, of title to the related
Mortgaged Property through foreclosure or deed in lieu of foreclosure, (iii) the modification or pay-off, in full or at a discount, of such Defaulted Trust
Mortgage Loan in connection with a workout or (iv) such Defaulted Trust Mortgage
Loan is otherwise removed from the Trust Fund.

            (d)   Notwithstanding Section 3.18(c), if the CGM AmeriCold
Portfolio Trust Mortgage Loan becomes a Defaulted Trust Mortgage Loan, then for
30 days following the 15-day period during which the Special Servicer may exercise the Purchase Option with respect to the CGM AmeriCold Portfolio Trust
Mortgage Loan, but prior to the Majority Controlling Class Certificateholder again being able to exercise that Purchase Option, any CGM AmeriCold Portfolio
Non-Trust Mortgage Loan Noteholder (or its designee) shall be entitled to exercise the Purchase Option for the CGM AmeriCold Portfolio Trust Mortgage
Loan, with priority to be given based upon the timing of the delivery of a
Purchase Option Notice (which may not be delivered until expiration of the
15-day period during which the Special Servicer may exercise such Purchase
Option, notice of which shall be given by the Special Servicer to the CGM
AmeriCold Portfolio Non-Trust Mortgage Loan Noteholders promptly upon the occurrence of such expiration). Any CGM AmeriCold Portfolio Non-Trust Mortgage
Loan Noteholder (or designee thereof) that delivers a Purchase Option Notice with respect to the CGM AmeriCold Portfolio Trust Mortgage Loan shall have ten
(10) days to complete the purchase following the later of (i) delivery of that
Purchase Option Notice and (ii) the expiration of the ten (10) day period

                                      -202-

contemplated by this sentence for each other CGM AmeriCold Portfolio Non-Trust
Mortgage Loan Noteholder (or designee thereof) that delivered an earlier
Purchase Option Notice.

            Notwithstanding Section 3.18(c), the Majority Controlling Class
Certificateholder will not have a Purchase Option with respect to the One World
Financial Center Trust Mortgage Loan until a Class WFC Change of Control Event exists with respect to each Class of Class WFC Principal Balance Certificates.
Until such time, the Majority Class WFC-3 Certificateholder(s), the Majority
Class WFC-2 Certificateholder(s) and the Majority Class WFC-1
Certificateholder(s) (in that order of preference) will have the right to exercise the Purchase Option with the same priority as the Majority Controlling
Class Certificateholder would have been able to exercise the Purchase Option if it was the holder thereof as provided above. Notwithstanding the foregoing sentence, no Holder(s) of Class WFC Certificates will be able to exercise the
Purchase Option at a price less than an amount that would represent the Purchase
Price for the portion of the One World Financial Center Trust Mortgage Loan that relates to Loan REMIC Regular Interest WFC-I (as if such portion was a separate
Trust Mortgage Loan).

            Notwithstanding Section 3.18(c), in the case of the One World
Financial Center Mortgage Loan, any Purchase Option will not be exercisable until 10 days after the purchase option contemplated by Section 6.14(c) was first exercisable.

            (e)   Upon receipt of notice from the Special Servicer indicating that a Trust Mortgage Loan has become a Defaulted Trust Mortgage Loan, the holder (whether the original grantee of such option or any subsequent transferee) of the Purchase Option may exercise the Purchase Option by providing the applicable Master Servicer and the Trustee written notice thereof (the
"Purchase Option Notice"), in the form of Exhibit M, which notice shall identify the Person that, on its own or through an Affiliate, will acquire the subject
Defaulted Trust Mortgage Loan upon closing and shall specify a cash exercise price at least equal to the Option Price. The Purchase Option Notice shall be delivered in the manner specified in Section 11.05. The exercise of any Purchase
Option pursuant to this clause (e) shall be irrevocable.

            (f)   If the Special Servicer or the Majority Controlling Class
Certificateholder, or any of their respective Affiliates, is identified in the
Purchase Option Notice as the Person expected to acquire the subject Defaulted
Trust Mortgage Loan, the Trustee shall determine as soon as reasonably practicable (and, in any event, within 30 days) after the Trustee has received the written notice, whether the Option Price represents fair value for the
Defaulted Trust Mortgage Loan; provided that, if the Special Servicer is then in the process of obtaining a new Appraisal with respect to the related Mortgaged
Property, then the Trustee shall make its fair value determination with respect to the subject Defaulted Trust Mortgage Loan as soon as reasonably practicable
(but in any event within 30 days) after the Trustee's receipt of such new
Appraisal. Such fair value determination shall be made in accordance with the
Trustee's good faith reasonable judgment. In determining the fair value of any
Defaulted Trust Mortgage Loan, the Trustee may rely on the opinion and reports of Independent third parties (selected by the Trustee with reasonable care) in making such determination; provided that the Trustee may rely on a current
Appraisal obtained for the related Mortgaged Property pursuant to this Agreement or, in the case of an Outside Serviced Trust Mortgage Loan, an Appraisal
obtained by the trustee or other applicable party under the related Outside
Servicing Agreement (if not obtained by the party with the conflict), it being herein acknowledged that the Trustee is authorized to obtain its own Appraisal at the expense of the Trust if necessary and appropriate under the circumstances. The reasonable costs of all appraisals, inspection reports and broker opinions of value, reasonably incurred by the Trustee or any

                                      -203-

such third party pursuant to this subsection shall be advanced by the applicable
Master Servicer and shall constitute, and be reimbursable as, Servicing Advances
(or if such Advance is deemed to be a Nonrecoverable Advance such costs shall be reimbursable as Additional Trust Fund Expenses). The other parties to this
Agreement shall cooperate with all reasonable requests for information.

            (g)   Unless and until the Purchase Option with respect to a
Defaulted Trust Mortgage Loan is exercised, the Special Servicer shall pursue such other resolution strategies available hereunder with respect to such
Defaulted Trust Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate consistent with the
Servicing Standard; provided, however, the Special Servicer will not be permitted to sell the Defaulted Trust Mortgage Loan other than in connection with the exercise of the related Purchase Option or a repurchase by the applicable Mortgage Loan Seller pursuant to Section 2.03.

            (h)   If title to any Mortgaged Property is acquired by the Trust
Fund in respect of any Serviced Trust Mortgage Loan, then the Special Servicer shall, subject to Section 6.11, Section 6.12, Section 6.13 or Section 6.14, as
applicable, use its reasonable best efforts to sell the subject Administered REO
Property as soon as practicable in accordance with Section 3.16(a); and, in connection therewith the Special Servicer shall offer such Administered REO
Property in a commercially reasonable manner. If the Special Servicer on behalf of the Trustee has not received an REO Extension or an Opinion of Counsel described in Section 3.16(a) and the Special Servicer is not able to sell such
Administered REO Property within the period specified in Section 3.16(a), or if an REO Extension has been granted and the Special Servicer is unable to sell such Administered REO Property within the extended time period, the Special
Servicer shall, subject to Section 6.11, Section 6.12, Section 6.13 or Section
6.14, as applicable, before the end of such period or extended period, as the case may be, auction the Administered REO Property to the highest bidder (which may be the Special Servicer) in accordance with the Servicing Standard. The
Special Servicer shall give the Controlling Class Representative, the applicable
Master Servicer and the Trustee (and, with respect to any Serviced Loan
Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s) and, in
the case of any REO Property related to the One World Financial Center Trust
Mortgage Loan, the Class WFC Representative) not less than five (5) days' prior written notice of its intention to sell any REO Property. Where any Interested
Person is among those bidding with respect to an Administered REO Property, the
Special Servicer shall require that all bids be submitted in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the bid amount. No Interested Person shall be permitted to purchase an Administered REO
Property at a price less than the Purchase Price; provided that, if the Special
Servicer intends to bid on any Administered REO Property, (i) the Special
Servicer shall notify the Trustee of such intent and (ii) the Special Servicer shall not bid less than the Purchase Price, which in all cases shall be deemed a fair price.

            (i)   Subject to the REMIC Provisions, the Special Servicer shall act on behalf of the Trust Fund in negotiating and taking any other action necessary or appropriate in connection with the sale of any Administered REO
Property or the exercise of a Purchase Option, including the collection of all amounts payable in connection therewith. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its
Affiliates may bid for or purchase any Administered REO Property or purchase any
Defaulted Trust Mortgage Loan. Any sale of a Defaulted Trust Mortgage Loan
(pursuant to a Purchase Option) or an Administered REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Depositor, the
Special Servicer, the applicable Master Servicer, any Mortgage Loan Seller or the Trust Fund. Notwithstanding the

                                      -204-

foregoing, nothing herein shall limit the liability of the applicable Master
Servicer, the Special Servicer or the Trustee to the Trust Fund and the
Certificateholders for failure to perform its duties in accordance herewith.
None of the Special Servicer, the applicable Master Servicer, the Depositor or the Trustee shall have any liability to the Trust Fund or any Certificateholder with respect to the price at which a Defaulted Trust Mortgage Loan is sold if the sale is consummated in accordance with the terms of this Agreement.

            (j)   Upon exercise of a Purchase Option, the holder of such
Purchase Option shall be required to pay the purchase price specified in its
Purchase Option Notice to the Special Servicer within 10 Business Days of exercising its Purchase Option. The proceeds of any sale of a Defaulted Trust
Mortgage Loan, after deduction of the expenses of such sale incurred in connection therewith, shall be remitted by the Special Servicer to the applicable Master Servicer within one (1) Business Day of receipt for deposit into the applicable Master Servicer's Collection Account. The Special Servicer
shall immediately notify the Trustee upon the holder of the effective Purchase
Option's failure to remit the purchase price specified in its Purchase Option
Notice pursuant to this Section 3.18(j). Thereafter, the Special Servicer shall notify each holder of a Purchase Option of such failure and such holder of a
Purchase Option may then exercise its Purchase Option in accordance with this
Section 3.18.

            (k)   Notwithstanding anything herein to the contrary, the Special
Servicer shall not take or refrain from taking any action pursuant to instructions from the Controlling Class Representative, the Class WFC
Representative or a Serviced Non-Trust Mortgage Loan Noteholder that would cause it to violate applicable law or any term or provision of this Agreement, including the REMIC Provisions and the Servicing Standard.

            (l)   [RESERVED]

            (m)   The amount paid for a Defaulted Trust Mortgage Loan or an
Administered REO Property purchased under this Agreement shall be deposited into the applicable Master Servicer's Collection Account, in the case of a Trust
Mortgage Loan, or the REO Account, in the case of an Administered REO Property
(except any portion of such amount constituting Gain-on-Sale Proceeds which shall be deposited in the Gain-on-Sale Reserve Account or, in the case of any
A-Note Trust Mortgage Loan, applied in accordance with the related Co-Lender
Agreement). Upon receipt of an Officer's Certificate from the applicable Master
Servicer to the effect that such deposit has been made, the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the purchaser of such Defaulted Trust Mortgage Loan or related
Administered REO Property ownership of the Defaulted Trust Mortgage Loan or
Administered REO Property. The Trustee, upon receipt of a Request for Release, shall release or cause to be released to the applicable Master Servicer or
Special Servicer the related Mortgage File. In connection with any such purchase, the Special Servicer shall deliver the related Servicing File to the purchaser of a Defaulted Trust Mortgage Loan or related Administered REO
Property.

            SECTION 3.19    Additional Obligations of Master Servicers and
                            Special Servicer.

            (a)   Each Master Servicer shall deposit in its Collection Account on each P&I Advance Date, without any right of reimbursement therefor with respect to those Trust Mortgage Loans, if any, as to which it is the applicable
Master Servicer and that were, in each case, subject to a voluntary Principal
Prepayment (other than Principal Prepayments from Insurance Proceeds or
Liquidation

                                      -205-

Proceeds) during the most recently ended Collection Period creating a Prepayment
Interest Shortfall, an amount equal to the lesser of (i) the amount of all of the related Prepayment Interest Shortfalls and (ii) the sum of any and all
Master Servicing Fees (calculated for this purpose only at a rate of 0.01% per annum) and Prepayment Interest Excesses received by such Master Servicer during such Collection Period on those Trust Mortgage Loans and REO Trust Mortgage
Loans as to which it is the applicable Master Servicer; provided that if a
Prepayment Interest Shortfall occurs as a result of a Master Servicer's allowing the Mortgagor to deviate from the terms of the related loan documents regarding principal prepayments (other than (a) subsequent to a material default under the related loan documents, (b) pursuant to applicable law or court order or (c) at the request or with the consent of the Special Servicer or the Controlling Class
Representative), then the amount in clause (ii) of this sentence will be replaced with the sum of (x) all Master Servicing Fees and Prepayment Interest
Excesses payable to such Master Servicer with respect to the Trust Mortgage
Loans and any REO Trust Mortgage Loans as to which such Master Servicer is the applicable Master Servicer for the subject Collection Period, inclusive of any portion thereof payable to a third-party primary servicer and inclusive of any
Excess Servicing Strip and (y) any investment income earned on the related principal prepayment during such Collection Period while on deposit in such
Master Servicer's Collection Account. Any Prepayment Interest Excesses received by a Master Servicer during any Collection Period and not otherwise applied as described in the prior sentence will be applied, to the extent necessary, to cover any Prepayment Interest Shortfall related to a Trust Mortgage Loan serviced by that Master Servicer, which Prepayment Interest Shortfall was incurred during such Collection Period and was not otherwise offset by the payments described in the prior sentence.

            For the purposes of determining the amounts that a Master Servicer is required to deposit in its Collection Account on any P&I Advance Date in respect of any particular Collection Period pursuant to the preceding paragraph of this Section 3.19(a), no Prepayment Interest Shortfall shall be carried over from a prior Collection Period. Notwithstanding the foregoing, no Master
Servicer shall be relieved from making a payment it was obligated to make under the preceding paragraph of this Section 3.19(a) in respect of a prior Collection
Period, but failed to do so.

            In addition, on the first P&I Advance Date that follows the end of the Collection Period in which occurs the Stated Maturity Date of any Type II
Late Payment Date Trust Mortgage Loan, Master Servicer No. 2 shall deposit in the Distribution Account (without any right of reimbursement) a cash amount equal to the Balloon Payment Interest Shortfall for such Trust Mortgage Loan.

            (b)   The applicable Master Servicer shall, as to each Serviced
Trust Mortgage Loan that is secured by the interest of the related Mortgagor under a Ground Lease, promptly (and in any event within 60 days of the Closing
Date) notify the related ground lessor in writing of the transfer of such
Serviced Trust Mortgage Loan to the Trust Fund pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground
Lease should thereafter be forwarded to the applicable Master Servicer.

            (c)   The applicable Master Servicer shall promptly deliver to the
Special Servicer (and in any event within five (5) Business Days following receipt) any written evidence it receives of an institutional lender's binding commitment to refinance a Serviced Trust Mortgage Loan within 60 days after the due date of such Serviced Trust Mortgage Loan's Balloon Payment.

                                      -206-

            (d)   Master Servicer No. 2 shall be responsible for paying the
ongoing surveillance fees of the Rating Agencies with respect to the Trust.

            (e)   Master Servicer No. 1 shall, to the extent consistent with the
Servicing Standard and permitted by the related Loan Documents, not apply any funds with respect to a Mortgage Loan (other than an Outside Serviced Loan
Combination) (whether arising in the form of a holdback, earnout reserve, cash trap or other similar feature) to the prepayment of the related Mortgage Loan or
Serviced Mortgage Loan prior to an event of default or reasonably foreseeable event of default with respect to such Mortgage Loan or Serviced Mortgage Loan.

            SECTION 3.20    Modifications, Waivers, Amendments and Consents.

            (a)   Subject to Sections 3.20(b) through 3.20(j) below and to
Section 3.08(b), Section 6.11, Section 6.12, Section 6.13 and Section 6.14, and
further subject to any applicable intercreditor, co-lender or similar agreement
(including, with respect to a Serviced Loan Combination, the related Co-Lender
Agreement), the applicable Master Servicer (to the extent provided in Section
3.02(a) and Section 3.20(h) below) and the Special Servicer may, on behalf of the Trustee, agree to any modification, waiver or amendment of any term of any
Serviced Mortgage Loan (including, subject to Section 3.20(h), the lease reviews and lease consents related thereto) without the consent of the Trustee or any
Certificateholder. Neither a Master Servicer nor the Special Servicer (in its
respective capacity as such) may agree with the related Mortgagor to any modification, extension, waiver or amendment of an Outside Serviced Trust
Mortgage Loan.

            (b)   All modifications, waivers or amendments of any Serviced
Mortgage Loan (including, subject to Section 3.20(h), the lease reviews and lease consents related thereto) shall be in writing and shall be considered and effected in accordance with the Servicing Standard; provided, however, that neither a Master Servicer nor the Special Servicer, as applicable, shall make or permit or consent to, as applicable, any modification, waiver or amendment of any term of any Serviced Mortgage Loan not otherwise permitted by this Section
3.20 that would constitute a "significant modification" of such Serviced
Mortgage Loan within the meaning of Treasury regulations section 1.860G-2(b).

            (c)   Except as provided in Section 3.20(d) and the last sentence of
Section 3.02(a), neither a Master Servicer nor the Special Servicer, on behalf of the Trustee, shall agree or consent to any modification, waiver or amendment of any term of any Serviced Mortgage Loan that would:

                  (i)     affect the amount or timing of any related payment of
      principal, interest or other amount (including Prepayment Premiums or
      Yield Maintenance Charges, but excluding Penalty Interest, late payment charges and amounts payable as additional servicing compensation) payable thereunder;

                  (ii)    affect the obligation of the related Mortgagor to pay
      a Prepayment Premium or Yield Maintenance Charge or permit a Principal
      Prepayment during any period in which the related Mortgage Note prohibits
      Principal Prepayments;

                  (iii)   except as expressly contemplated by the related
      Mortgage or pursuant to Section 3.09(d), result in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as determined by an appraisal by an Independent
      Appraiser delivered

                                      -207-

      to the Special Servicer at the expense of the related Mortgagor and upon which the Special Servicer may conclusively rely) of the property to be released (other than in connection with a taking of all or part of the related Mortgaged Property or REO Property for not less than fair market value by exercise of the power of eminent domain or condemnation or casualty or hazard losses with respect to such Mortgaged Property or REO
      Property); or

                  (iv)    except as provided in Section 3.08, permit the
      transfer or transfers of (A) the related Mortgaged Property or any interest therein or (B) equity interests in the Mortgagor or any equity owner of the Mortgagor that would result, in the aggregate during the term of the related Trust Mortgage Loan, in a transfer greater than 49% of the total interest in the subject Mortgagor and/or any equity owner of the related Mortgagor or a transfer of voting control in the related Mortgagor or an equity owner of the related Mortgagor;

                  (v)     except as provided in Section 3.08, permit the further
      encumbrance of the related Mortgaged Property with additional debt; or

                  (vi)    in the reasonable, good faith judgment of the Special
      Servicer, otherwise materially impair the security for such Serviced
      Mortgage Loan or reduce the likelihood of timely payment of amounts due thereon.

            (d)   Notwithstanding Section 3.20(c), but subject to Section 6.11,
Section 6.12, Section 6.13, Section 6.14 and the third paragraph of this Section
3.20(d) and any applicable co-lender, intercreditor or similar agreement, including any related Co-Lender Agreement, the Special Servicer may (i) reduce the amounts owing under any Specially Serviced Mortgage Loan by forgiving principal, accrued interest or any Prepayment Premium or Yield Maintenance
Charge, (ii) reduce the amount of the Periodic Payment on any Specially Serviced
Mortgage Loan, including by way of a reduction in the related Mortgage Rate,
(iii) forbear in the enforcement of any right granted under any Mortgage Note or
Mortgage relating to a Specially Serviced Mortgage Loan, (iv) extend the maturity date of any Specially Serviced Mortgage Loan, or (v) accept a Principal
Prepayment on any Specially Serviced Mortgage Loan during any Lockout Period;
provided that (A) the related Mortgagor is in default with respect to the
Specially Serviced Mortgage Loan or, in the reasonable, good faith judgment of the Special Servicer, such default is reasonably foreseeable, and (B) in the reasonable, good faith judgment of the Special Servicer, such modification would increase the recovery on the Serviced Mortgage Loan to Certificateholders on a
net present value basis (the relevant discounting of amounts that will be distributable to Certificateholders to be performed at the related Net Mortgage
Rate). In the case of every other modification, waiver or consent, the Special
Servicer shall determine and may rely on an Opinion of Counsel (which Opinion of
Counsel shall be an expense of the Trust Fund to the extent not paid by the related Mortgagor) to the effect that such modification, waiver or amendment would not both (1) effect an exchange or reissuance of the Serviced Mortgage
Loan under Treasury regulation section 1.860G-2(b) of the Code and (2) cause any
REMIC Pool to fail to qualify as a REMIC under the Code or result in the imposition of any tax on "prohibited transactions" or "contributions" after the
Startup Day under the REMIC Provisions.

            In addition, notwithstanding Section 3.20(c), but subject to Section
6.11, Section 6.12, Section 6.13, Section 6.14, the third paragraph of this
Section 3.20(d) and any applicable co-lender, intercreditor or similar agreement, including any related Co-Lender Agreement, the Special Servicer may extend the date on which any Balloon Payment is scheduled to be due in respect of a Specially

                                      -208-

Serviced Mortgage Loan if the conditions set forth in the proviso to the first sentence of the prior paragraph are satisfied and the Special Servicer has obtained an Appraisal of the related Mortgaged Property, in connection with such extension, which Appraisal supports the determination of the Special Servicer contemplated by clause (B) of the proviso to the first sentence of the immediately preceding paragraph.

            In no event will the Special Servicer: (i) extend the maturity date of a Serviced Trust Mortgage Loan beyond a date that is two (2) years prior to the Rated Final Distribution Date or, in connection with any such extension, in no event shall the Special Servicer reduce the Mortgage Rate of a Serviced Trust
Mortgage Loan to less than the least of (A) the original Mortgage Rate of such
Serviced Trust Mortgage Loan, (B) the highest fixed Pass-Through Rate of any
Class of Sequential Pay Certificates then outstanding and (C) a rate below the then prevailing interest rate for comparable loans, as determined by the Special
Servicer; (ii) if the subject Serviced Trust Mortgage Loan is secured by a
Ground Lease (and not by the corresponding fee simple interest), extend the maturity date of such Serviced Trust Mortgage Loan beyond a date which is less than 20 years (or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of such Ground Lease, 10 years) prior to the expiration of the term of such Ground Lease; or (iii) permit the substitution of a Mortgaged Property or any material portion thereof (other than as expressly provided in the related loan documents) unless it has received written confirmation from each Rating Agency that such action will not result in the qualification, downgrade or withdrawal of any of the then current ratings of the Certificates.

            The determination of the Special Servicer contemplated by clause (B)
of the proviso to the first sentence of the first paragraph of this Section
3.20(d) shall be evidenced by an Officer's Certificate to such effect delivered to the Trustee and the applicable Master Servicer and describing in reasonable detail the basis for the Special Servicer's determination. The Special Servicer shall append to such Officer's Certificate any information including but not limited to income and expense statements, rent rolls, property inspection reports and appraisals that support such determination.

            (e)   The Special Servicer or, with respect to subsection (h) below, the applicable Master Servicer may, as a condition to granting any request by a
Mortgagor for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Serviced Trust Mortgage Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to it: (i) as additional servicing compensation, a reasonable or customary fee for the additional services performed in connection with such request, provided that such fee would not itself be a "significant modification" pursuant to
Treasury regulations section 1.1001-3(e)(2); and (ii) any related costs and expenses incurred by it. In no event shall the Special Servicer or a Master
Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Mortgagor.

            (f)   The Special Servicer shall notify the applicable Master
Servicer, any related Sub-Servicers, the Trustee, the Controlling Class
Representative (and, with respect to the One World Financial Center Trust
Mortgage Loan, the Class WFC Representative and, with respect to any Serviced
Loan Combination, and the related Serviced Non-Trust Mortgage Loan
Noteholder(s)) and the Rating Agencies, in writing, of any material modification, waiver or amendment of any term of any Serviced Trust Mortgage
Loan (including fees charged the related Mortgagor) and the date thereof, and shall deliver to the Custodian (with a copy to the applicable Master Servicer)
for deposit in the related

                                      -209-

Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within ten (10)
Business Days) following the execution thereof. Copies of each agreement whereby any such modification, waiver or amendment of any term of any Trust Mortgage
Loan is effected shall be made available for review upon prior request during normal business hours at the offices of the Special Servicer pursuant to Section
3.15 hereof.

            (g)   A Master Servicer shall not permit defeasance of any Serviced
Trust Mortgage Loan (x) on or before the earliest date on which defeasance is permitted under the terms of such Serviced Trust Mortgage Loan, and (y) in a manner that is inconsistent with the terms of such Serviced Trust Mortgage Loan.
Unless and except to the extent the applicable Master Servicer is precluded from preventing such defeasance by the related Trust Mortgage Loan documents or otherwise, the applicable Master Servicer will not permit defeasance of any
Serviced Trust Mortgage Loan, unless: (i) the defeasance collateral consists of
"Government Securities" within the meaning of the Investment Company Act of
1940, as amended, (ii) the applicable Master Servicer has determined that the defeasance will not result in an Adverse REMIC Event (provided that the applicable Master Servicer shall be entitled to rely conclusively on an Opinion of Counsel to that effect), (iii) the applicable Master Servicer has notified the Rating Agencies, (iv) to the extent the defeasance of the subject Serviced
Trust Mortgage Loan is required by the then-current applicable Rating Agency criteria to be reviewed by a Rating Agency, such Rating Agency has confirmed that such defeasance will not result in the qualification, downgrade or withdrawal of the rating then assigned to any Class of Certificates to which a rating has been assigned by such Rating Agency (provided that, no confirmation from any Rating Agency shall be required if the subject Serviced Trust Mortgage
Loan being defeased, together with all Trust Mortgage Loans cross-collateralized with such Serviced Trust Mortgage Loan, (i) is not one of the ten (10) largest
Trust Mortgage Loans (or cross-collateralized groups of Trust Mortgage Loans) by
Stated Principal Balance in the Trust Fund, and (ii) has a Stated Principal
Balance at the time of the defeasance that is less than $20,000,000 and less than 5% of the then-aggregate Stated Principal Balance of the Trust Mortgage
Loans, and the applicable Master Servicer shall have delivered to the Trustee and each Rating Agency a Defeasance Certificate substantially in the form of
Exhibit N hereto), (v) the applicable Master Servicer has requested and received from the related Mortgagor (A) an Opinion of Counsel generally to the effect that the Trustee will have a perfected, first priority security interest in such defeasance collateral and (B) written confirmation from a firm of Independent accountants stating that payments made on such defeasance collateral in accordance with the terms thereof will be sufficient to pay the subject Serviced
Trust Mortgage Loan in full on or before its Stated Maturity Date (or, in the case of an ARD Trust Mortgage Loan, on or before its Anticipated Repayment Date)
and to timely pay each Periodic Payment scheduled to be due prior thereto but after the defeasance and (vi) a single purpose entity (as defined below) is designated to assume the Serviced Trust Mortgage Loan and own the Defeasance
Collateral; provided that, if under the terms of the related Trust Mortgage Loan documents, the related Mortgagor delivers cash to purchase the defeasance collateral rather than the defeasance collateral itself, the applicable Master
Servicer shall purchase the U.S. government obligations contemplated by the related Trust Mortgage Loan documents. Subsequent to the second anniversary of the Closing Date, to the extent that the applicable Master Servicer may, in accordance with the related Trust Mortgage Loan documents, require defeasance of any Serviced Trust Mortgage Loan in lieu of accepting a prepayment of principal thereunder, including a prepayment of principal accompanied by a Prepayment
Premium or Yield Maintenance Charge, the applicable Master Servicer shall, to the extent it is consistent with the Servicing Standard, require such defeasance; provided that the conditions set forth in clauses (i) through (vi)
of the preceding sentence have been satisfied. Any customary and reasonable out-of-pocket expense incurred by a Master Servicer pursuant to this Section

                                      -210-

3.20(g) shall be paid by the Mortgagor of the defeased Serviced Trust Mortgage
Loan pursuant to the related Mortgage, Mortgage Note or other pertinent document
(or, if prohibited from being paid by the Mortgagor, shall be paid out of the applicable Collection Account). Notwithstanding the foregoing, if at any time, a court with jurisdiction in the matter shall hold that the related Mortgagor may obtain a release of the subject Mortgaged Property but is not obligated to deliver the full amount of the defeasance collateral contemplated by the related
Trust Mortgage Loan documents (or cash sufficient to purchase such defeasance collateral), then the applicable Master Servicer shall (i) if consistent with the related Trust Mortgage Loan documents, refuse to allow the defeasance of the subject Serviced Trust Mortgage Loan or (ii) if the applicable Master Servicer cannot so refuse and if the related Mortgagor has delivered cash to purchase the defeasance collateral, the applicable Master Servicer shall either (A) buy such defeasance collateral or (B) prepay the subject Serviced Trust Mortgage Loan, in either case, in accordance with the Servicing Standard. For purposes of this paragraph, a "single purpose entity" shall mean a Person, other than an individual, whose organizational documents provide as follows: it is formed solely for the purpose of owning and pledging the Defeasance Collateral related to the Trust Mortgage Loans; it may not engage in any business unrelated to such
Defeasance Collateral and the financing thereof; it does not have and may not own any assets other than those related to its interest in such Defeasance
Collateral or the financing thereof and may not incur any indebtedness other than as permitted by the related Mortgage; it shall maintain its own books, records and accounts, in each case which are separate and apart from the books, records and accounts of any other person; it shall hold regular meetings, as appropriate, to conduct its business, and shall observe all entity-level formalities and record keeping; it shall conduct business in its own name and use separate stationery, invoices and checks; it may not guarantee or assume the debts or obligations of any other person; it shall not commingle its assets or funds with those of any other person; it shall pay its obligations and expenses from its own funds and allocate and charge reasonably and fairly any common employees or overhead shared with affiliates; it shall prepare separate tax returns and financial statements or, if part of a consolidated group, shall be shown as a separate member of such group; it shall transact business with affiliates on an arm's length basis pursuant to written agreements; and it shall hold itself out as being a legal entity, separate and apart from any other person. The single purpose entity organizational documents shall provide that any dissolution and winding up or insolvency filing for such entity requires the unanimous consent of all partners or members, as applicable, and that such documents may not be amended with respect to the single purpose entity requirements during the term of the subject Trust Mortgage Loan.

            (h)   For any Serviced Mortgage Loan other than a Specially Serviced
Mortgage Loan, subject to the rights of the Special Servicer set forth in this
Section 3.20, and further subject to the rights of the Controlling Class
Representative, the Class WFC Representative and the Serviced Non-Trust Mortgage
Loan Noteholders set forth herein, including in Sections 3.21, 6.11, 6.12, 6.13 and 6.14 and, with respect to any Serviced Loan Combination, further subject to the rights of the related Serviced Non-Trust Mortgage Loan Noteholder(s) under the related Co-Lender Agreement, the applicable Master Servicer, without the consent of the Special Servicer or the Controlling Class Representative, as
applicable, shall be responsible for any request by a Mortgagor for the consent or approval of the mortgagee with respect to:

                  (i)     approving routine leasing activity (including any
      subordination, non-disturbance and attornment agreement) with respect to any lease for less than the lesser of (A) 20,000 square feet and (B) 20%
      of the related Mortgaged Property;

                                      -211-

                  (ii)    approving any waiver affecting the timing of receipt
      of financial statements from any Mortgagor; provided that such financial statements are delivered no less than quarterly and within 60 days of the end of the calendar quarter;

                  (iii)   approving annual budgets for the related Mortgaged
      Property; provided that no such budget (A) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (B) provides for the payment of any material expenses to any affiliate of the Mortgagor (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-off Date);

                  (iv)    subject to other restrictions herein regarding
      Principal Prepayments, waiving any provision of a Serviced Mortgage Loan requiring a specified number of days notice prior to a Principal
      Prepayment;

                  (v)     approving modifications, consents or waivers (other
      than those set forth in Section 3.20(c)) in connection with a defeasance permitted by the terms of the related Serviced Trust Mortgage Loan if the applicable Master Servicer receives an Opinion of Counsel (which Opinion of Counsel shall be an expense of the Mortgagor) to the effect that such modification, waiver or consent would not cause any REMIC Pool to fail to qualify as a REMIC under the Code or result in a "prohibited transaction"
      under the REMIC Provisions;

                  (vi)    subject to Section 3.08(b), approving consents with
      respect to non-material right-of-ways and non-material easements and consent to subordination of the related Serviced Mortgage Loan to such non-material rights-of-way or easements;

                  (vii)   subject to Section 3.08, any non-material
      modifications, waivers or amendments not provided for in clauses (i)
      through (vi) above, which are necessary to cure any ambiguities or to correct scrivener's errors in the terms of the related Serviced Trust
      Mortgage Loan; and

                  (viii)  approving a change of the property manager at the
      request of the related Mortgagor, provided that (A) the successor property manager is not affiliated with the related Mortgagor, and is a nationally or regionally recognized manager of similar properties, (B) the subject
      Serviced Trust Mortgage Loan does not have an outstanding principal balance in excess of $5,000,000 and (C) the related Mortgaged Property does not secure a Loan Combination;

provided, however, in the case of any SLC Trust Mortgage Loan, the applicable
Master Servicer shall provide written notice of such action to the related
Serviced Non-Trust Mortgage Loan Noteholder(s); and provided, further that the applicable Master Servicer shall promptly notify the Special Servicer of any requests not subject to this Section 3.20(h) for which the Special Servicer is responsible pursuant to this Section 3.20 and shall deliver to the Special
Servicer (which delivery may be by electronic transmission in a format acceptable to the applicable Master Servicer and Special Servicer) a copy of the request, and all information in the possession of the applicable Master Servicer that the Special Servicer may reasonably request related thereto. For the avoidance of doubt, and without limiting the generality of the foregoing, any request for the disbursement of earnouts or holdback amounts with respect to any
Trust Mortgage Loan set forth on Schedule VI received by the applicable Master
Servicer shall be submitted to the Special Servicer for processing (which request shall be deemed approved if the request

                                      -212-

is not denied by the Special Servicer in writing to the applicable Master
Servicer within ten (10) Business Days of the Special Servicer's receipt of such request). For purposes of this Agreement, "disbursement of earnouts or holdback amounts" shall mean the disbursement or funding to a borrower of previously unfunded, escrowed or otherwise reserved portions of the loan proceeds of the applicable Trust Mortgage Loan.

            Notwithstanding Section 3.08, the applicable Master Servicer (with respect to Performing Serviced Trust Mortgage Loans, without the Special
Servicer's consent) or the Special Servicer (with respect to Specially Serviced
Trust Mortgage Loans and Administered REO Properties), without any Rating Agency confirmation as provided in Section 3.08(a), may grant a Mortgagor's request for consent (or, in the case of an Administered REO Property, may consent) to subject the related Mortgaged Property to an easement or right-of-way for utilities, access, parking, public improvements or another purpose, and may consent to subordination of the subject Trust Mortgage Loan to such easement or right-of-way, provided that the applicable Master Servicer or the Special
Servicer, as applicable, shall have determined in accordance with the Servicing
Standard that such easement or right-of-way shall not materially interfere with the then-current use of the related Mortgaged Property, the security intended to be provided by such Mortgage or the related Mortgagor's ability to repay the subject Trust Mortgage Loan, and will not materially or adversely affect the value of such Mortgaged Property and that the granting of such consent would not result in an Adverse REMIC Event.

            (i)   To the extent that either the applicable Master Servicer or
Special Servicer waives any Penalty Interest or late charge in respect of any
Serviced Trust Mortgage Loan, whether pursuant to Section 3.02(a) or this
Section 3.20, the respective amounts of additional servicing compensation payable to the applicable Master Servicer and the Special Servicer under Section
3.11 out of such Penalty Interest or late payment charges shall be reduced proportionately, based upon the respective amounts that had been payable thereto out of such Penalty Interest or late payment charges immediately prior to such waiver.

            (j)   Notwithstanding anything to the contrary in this Agreement, neither a Master Servicer nor the Special Servicer, as applicable, shall take the following action unless it has received prior written confirmation (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents) from the Rating Agencies that such action will not result in a qualification, downgrade or withdrawal of any of the ratings assigned by such Rating Agency to the Certificates:

                  (i)     With respect to any Mortgaged Property that secures a
      Serviced Trust Mortgage Loan with an unpaid principal balance that is at least equal to five percent (5%) of the then aggregate principal balance of all Trust Mortgage Loans or $20,000,000, the giving of any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager; and

                  (ii)    With respect to each Serviced Trust Mortgage Loan
      with an unpaid principal balance that is equal to or greater than (A) five percent (5%) of the then aggregate principal balance of all the Trust
      Mortgage Loans or (B) $20,000,000 and which is secured by a Mortgaged
      Property which is a hospitality property, the giving of any consent to any change in the franchise affiliation of such Mortgaged Property.

                                      -213-

            (k)   Notwithstanding anything to the contrary in this Agreement, any modification, extension, waiver or amendment of the payment terms of a
Serviced Loan Combination shall be structured so as to be consistent with the allocation and payment priorities in the related loan documents and the related
Co-Lender Agreement, such that neither the Trust as holder of the related SLC
Trust Mortgage Loan, on the one hand, nor the related Serviced Non-Trust
Mortgage Loan Noteholder(s), on the other hand, gains a priority over the other that is not reflected in the loan documents and the related Co-Lender Agreement.
Furthermore, to the extent consistent with the Servicing Standard and the applicable Co-Lender Agreement (taking into account the extent to which a B-Note
Non-Trust Mortgage Loan(s) is subordinate to the corresponding A-Note Trust
Mortgage Loan): (i) no waiver, reduction or deferral of any particular amounts due on an A-Note Trust Mortgage Loan shall be effected prior to the waiver, reduction or deferral of the entire corresponding item in respect of the related
B-Note Non-Trust Mortgage Loan(s); and (ii) no reduction of the Mortgage Rate on an A-Note Trust Mortgage Loan shall be effected prior to the reduction of the
Mortgage Rate of the related B-Note Non-Trust Mortgage Loan(s), to the maximum extent possible.

            (l)   With respect to certain Mortgage Loans originated or acquired by GACC and subject to defeasance, GACC has transferred to a third party, the right to establish or designate the successor borrower and to purchase or cause to be purchased the related defeasance collateral ("GACC Defeasance Rights and
Obligations"). In the event Master Servicer No. 1 receives notice of a defeasance request with respect to a Mortgage Loan that provides for GACC
Defeasance Rights and Obligations, Master Servicer No. 1 shall provide, upon receipt of such notice, written notice of such defeasance request to GACC or its assignee. Until such time as GACC provides written notice to the contrary, notice of a defeasance of a Mortgage Loan with GACC Defeasance Rights and
Obligations shall be delivered to CDHC, LLC, c/o Defeasance Holding Company,
LLC, 11121 Carmel Commons Blvd., Suite 250, Charlotte, North Carolina 28226,
Attention: Legal Department, Tel: (704) 731-6252; Fax: (704) 759-9156.

            (m)   If the Borrower under any Early Defeasance Trust Mortgage Loan
(or any Affiliate of such Borrower or other related Person) notifies the applicable Master Servicer that it intends to defease its related Mortgage Loan on or before the second anniversary of the Closing Date, then the applicable
Master Servicer shall, to the extent that it is entitled to do so under the related Mortgage Loan Purchase Agreement, request in writing (with a copy to the other parties hereto, the Majority Controlling Class Certificateholder, the
Rating Agencies and the Controlling Class Representative, if different from the
Majority Controlling Class Certificateholder) that the related Mortgage Loan
Seller, prior to or contemporaneously with the subject defeasance, repurchase that Mortgage Loan at the applicable Purchase Price, together with an Early
Defeasance Yield Maintenance Payment; or if the defeasance has already occurred, then the applicable Master Servicer shall, to the extent that it is entitled to do so under the related Mortgage Loan Purchase Agreement, request in writing
(with a copy to the other parties hereto, the Majority Controlling Class
Certificateholder, the Rating Agencies and the Controlling Class Representative,
if different from the Majority Controlling Class Certificateholder) that the related Mortgage Loan Seller will be required to purchase that Mortgage Loan at the applicable Purchase Price, together with an Early Defeasance Yield
Maintenance Payment, as soon as reasonably practicable after that Mortgage Loan
Seller has been made aware of the defeasance. If any Early Defeasance Trust
Mortgage Loan is repurchased as contemplated by this Section 3.20(m), then the applicable Master Servicer shall promptly notify the Certificate Administrator, and the Certificate Administrator shall take such actions as are necessary to effect a "qualified liquidation" (within the meaning of Section 860F(a)(4)) of the related Loan REMIC.

                                      -214-

            SECTION 3.21    Transfer of Servicing Between Master Servicer and
                            Special Servicer; Record Keeping.

            (a)   Upon determining that a Servicing Transfer Event has occurred with respect to any Serviced Mortgage Loan, the applicable Master Servicer or
Special Servicer, whichever made such determination, shall promptly notify the other such party, the Controlling Class Representative and the Trustee (and, in
the case of the One World Financial Center Trust Mortgage Loan, the Class WFC
Representative and, in the case of a Serviced Loan Combination, the related
Serviced Non-Trust Mortgage Loan Noteholder(s)), and if the applicable Master
Servicer is not also the Special Servicer, the applicable Master Servicer shall immediately deliver or cause to be delivered a copy of the related Mortgage File and Servicing File, to the Special Servicer and shall use reasonable efforts to provide the Special Servicer with all information, documents (or copies thereof)
and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Serviced Mortgage Loan, either in the applicable Master Servicer's or any of its directors', officers', employees', affiliates' or agents' possession or control or otherwise available to the applicable Master Servicer without undue burden or expense, and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto without acting through a Sub-Servicer. The applicable
Master Servicer shall use reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each related
Servicing Transfer Event; provided, however, if the information, documents and records requested by the Special Servicer are not contained in the Servicing
File, the applicable Master Servicer shall have such period of time as reasonably necessary to make such delivery. Notwithstanding the occurrence of a
Servicing Transfer Event, the applicable Master Servicer shall continue to receive payments on the subject Serviced Mortgage Loan (including amounts collected by the Special Servicer).

            Upon determining that a Specially Serviced Mortgage Loan has become a Corrected Mortgage Loan and if the applicable Master Servicer is not also the
Special Servicer, the Special Servicer shall immediately give notice thereof to the applicable Master Servicer and, within five (5) Business Days of the occurrence, shall return the related Mortgage File to the Custodian and the related Servicing File, together with all other information, documents and records that were not part of the Servicing File when it was delivered to the
Special Servicer, to the applicable Master Servicer (or such other Person as may be directed by the applicable Master Servicer). Upon giving such notice, and returning such Servicing File, to the applicable Master Servicer (or such other
Person as may be directed by the applicable Master Servicer), the Special
Servicer's obligation to service such Serviced Mortgage Loan, and the Special
Servicer's right to receive the Special Servicing Fee with respect to such
Serviced Mortgage Loan, shall terminate, and the obligations of the applicable
Master Servicer to service and administer such Serviced Mortgage Loan shall resume.

            (b)   In servicing any Specially Serviced Mortgage Loans, the
Special Servicer shall provide to the Custodian originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage
File (with a copy of each such original to the applicable Master Servicer), and copies of any additional related Serviced Mortgage Loan information, including correspondence with the related Mortgagor.

            (c)   On or before each Determination Date, the Special Servicer shall deliver to the applicable Master Servicer and each Rating Agency (or such other Person as may be directed by the applicable Master Servicer) a statement in writing and in computer readable format (the form of such

                                      -215-

statement to be agreed upon by the applicable Master Servicer) describing, on a loan-by-loan and property-by-property basis, (1) insofar as it relates to
Specially Serviced Trust Mortgage Loans and Administered REO Properties, the
information described in clauses (x) through (xvii) of Section 4.02(a) and, insofar as it relates to the Special Servicer, the information described in clauses (xxvii), (xxviii) and (xxix) of Section 4.02(a), (2) the amount of all payments, Insurance Proceeds and Liquidation Proceeds received, and the amount of any Realized Loss incurred, with respect to each Specially Serviced Trust
Mortgage Loan during the related Collection Period, and the amount of all REO
Revenues, Insurance Proceeds and Liquidation Proceeds received, and the amount of any Realized Loss incurred, with respect to each Administered REO Property during the related Collection Period, (3) the amount, purpose and date of all
Servicing Advances requested by the Special Servicer and made by the Special
Servicer with respect to each Specially Serviced Trust Mortgage Loan and
Administered REO Property during the related Collection Period and (4) such additional information relating to the Specially Serviced Trust Mortgage Loans and Administered REO Properties as the applicable Master Servicer reasonably requests to enable it to perform its responsibilities under this Agreement.
Notwithstanding the foregoing provisions of this subsection (c), the applicable
Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Trust Mortgage Loans and Administered REO Properties and
shall provide the Special Servicer with any information reasonably available to the applicable Master Servicer required by the Special Servicer to perform its duties under this Agreement.

            (d)   No later than 30 days after a Serviced Mortgage Loan becomes a
Specially Serviced Mortgage Loan, the Special Servicer shall prepare (subject to
Section 6.11, Section 6.12, Section 6.13 and Section 6.14) and deliver to each
Rating Agency, the Trustee, the Certificate Administrator, the applicable Master
Servicer and the Controlling Class Representative (and, in the case of the One
World Financial Center Trust Mortgage Loan, the Class WFC Representative and, in
the case of a Serviced Loan Combination, the related Serviced Non-Trust Mortgage
Loan Noteholder(s)), a report (the "Asset Status Report") with respect to such
Trust Mortgage Loan and the related Mortgaged Property. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

                  (i)     a summary of the status of such Specially Serviced
      Mortgage Loan and negotiations with the related Mortgagor;

                  (ii)    a discussion of the legal and environmental
      considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Trust Mortgage Loan and whether outside legal counsel has been retained;

                  (iii)   the most current rent roll and income or operating
      statement available for the related Mortgaged Property;

                  (iv)    the Appraised Value of the related Mortgaged Property
      together with the assumptions used in the calculation thereof;

                  (v)     summary of the Special Servicer's recommended action
      with respect to such Specially Serviced Trust Mortgage Loan; and

                                      -216-

                  (vi)    such other information as the Special Servicer deems
      relevant in light of the Servicing Standard.

            The Special Servicer shall have the authority to meet with the
Mortgagor for any Specially Serviced Mortgage Loan and take such actions consistent with the Servicing Standard, the terms hereof and the related Asset
Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard; provided that, subject to
Section 6.11, Section 6.12, Section 6.13, and Section 6.14, the Special Servicer
may, from time to time, modify any Asset Status Report it has previously delivered and implement such report.

            No direction of the Controlling Class Representative or the related
SLC Controlling Party, as applicable, with respect to the preparation of an
Asset Status Report shall (a) require or cause a Master Servicer or the Special
Servicer to violate the terms of a Specially Serviced Mortgage Loan, applicable law or any provision of this Agreement, including such Master Servicer's or the
Special Servicer's, as the case may be, obligation to act in accordance with the
Servicing Standard and to maintain the REMIC status of each REMIC Pool, (b)
result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions or (c) expose a Master Servicer, the Special Servicer, the Depositor, any of the Mortgage Loan Sellers, the Trust
Fund, the Certificate Administrator or the Trustee or the officers and the directors of each party to claim, suit or liability or (d) materially expand the scope of a Master Servicer's, the Certificate Administrator's, the Trustee's or
the Special Servicer's responsibilities under this Agreement.

            SECTION 3.22    Sub-Servicing Agreements.

            (a)   The Master Servicers and, subject to Section 3.22(f), the
Special Servicer each may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of their respective obligations hereunder; provided that, in each case, the Sub-Servicing Agreement: (i) is consistent with this Agreement in all material respects, requires the
Sub-Servicer to comply with all of the applicable conditions of this Agreement and includes events of default with respect to the Sub-Servicer substantially similar to the Events of Default set forth in Section 7.01(a) hereof to the extent applicable (modified to apply to the Sub-Servicer instead of a Master
Servicer); (ii) provides that if a Master Servicer or the Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder
(including, without limitation, by reason of an Event of Default), the Trustee or its designee may thereupon assume all of the rights and, except to the extent such obligations arose prior to the date of assumption, obligations of such
Master Servicer or the Special Servicer, as the case may be, under such agreement or (except with respect only to the Sub-Servicing Agreements in effect as of the date of this Agreement) may terminate such subservicing agreement without cause and without payment of any penalty or termination fee (other than the right of reimbursement and indemnification); (iii) provides that the
Depositor (insofar as such agreement relates to the performance of duties that affect the ability of the Depositor to comply with its reporting requirements under the Exchange Act with respect to the Subject Securitization Transaction)
and the Trustee, for the benefit of the Certificateholders and, in the case of a
Sub-Servicing Agreement relating to a Serviced Loan Combination, the related
Serviced Non-Trust Mortgage Loan Noteholder(s), shall be third-party beneficiaries under such agreement, but that (except to the extent the Trustee or its designee assumes the obligations of a Master Servicer or the Special
Servicer, as the case may be, thereunder as contemplated by the immediately preceding clause (ii)) none of the Trustee, the Trust Fund, the Depositor, any successor Master Servicer or Special

                                      -217-

Servicer, as the case may be, any Serviced Non-Trust Mortgage Loan Noteholder or
any Certificateholder shall have any duties under such agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Serviced Trust
Mortgage Loan pursuant to this Agreement to terminate such agreement with respect to such purchased Serviced Trust Mortgage Loan at its option and without penalty; (v) with respect to any Sub-Servicing Agreement entered into by the
Special Servicer, does not permit the Sub-Servicer to enter into or consent to any modification, waiver or amendment or otherwise take any action on behalf of the Special Servicer contemplated by Section 3.20 hereof without the consent of such Special Servicer or conduct any foreclosure action contemplated by Section
3.09 hereof or sale of a Serviced Trust Mortgage Loan or Administered REO
Property contemplated by Section 3.18 hereof; (vi) does not permit the
Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust Fund; and (vii) provides that, if the Sub-Servicer constitutes an Additional Item 1123 Servicer, then it will deliver to the applicable parties an Annual Statement of Compliance in respect of the
Sub-Servicer as and when contemplated by Section 3.13 and, if the Sub-Servicer constitutes a Sub-Servicing Function Participant, then it will deliver, or cause to be delivered, to the applicable parties, an Annual Assessment Report in respect of the Sub-Servicer and a corresponding Annual Attestation Report (and the consent of the applicable registered public accounting firm to file it with the Commission) as and when contemplated by Section 3.14. In addition, each
Sub-Servicing Agreement entered into by a Master Servicer shall provide that such agreement shall be subject to Section 3.21 hereof with respect to any
Serviced Loan that becomes a Specially Serviced Mortgage Loan. The Master
Servicers and the Special Servicer shall each deliver to the Trustee, the
Certificate Administrator and to each other copies of all Sub-Servicing
Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by a Master Servicer or the
Special Servicer include actions taken or to be taken by a Sub-Servicer on behalf of such Master Servicer or the Special Servicer, as the case may be; and, in connection therewith, all amounts advanced by any Sub-Servicer to satisfy the obligations of a Master Servicer or the Special Servicer hereunder to make P&I
Advances or Servicing Advances shall be deemed to have been advanced by such
Master Servicer or the Special Servicer, as the case may be, out of its own funds and, accordingly, such P&I Advances or Servicing Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were such Master Servicer or the Special Servicer, as the case may be. For so long as they are outstanding, Advances shall accrue interest in accordance with Sections 3.03(d) and 4.03(d), such interest to be allocable between the applicable Master Servicer or the Special Servicer, as the case may be, and such Sub-Servicer as they may agree. For purposes of this Agreement, the
Master Servicers and the Special Servicer each shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The Master
Servicers and the Special Servicer each shall notify the other, the Trustee, the
Certificate Administrator and the Depositor in writing promptly of the appointment by it of any Sub-Servicer.

            (b)   Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law. The Master
Servicers and the Special Servicer shall each notify the Trustee, the
Certificate Administrator and the Depositor in writing, promptly upon becoming aware thereof, whether any Sub-Servicer constitutes an Additional Item 1123
Servicer or a Sub-Servicing Function Participant. Each of the initial Master
Servicers and the initial Special Servicer hereby represents and warrants that, as of the Closing Date, it has not retained and does not expect to retain any particular Person or group of affiliated Persons (other than a Designated
Sub-Servicer) to act as a Servicer with respect to five percent (5%) or more of the Mortgage Pool (by balance).

                                      -218-

            (c)   The Master Servicers and the Special Servicer, for the benefit of the Trustee and the Certificateholders and, in the case of a Serviced Loan
Combination, also for the benefit of the related Serviced Non-Trust Mortgage
Loan Noteholder(s), shall (at no expense to the Trustee, the Certificateholders, such Serviced Non-Trust Mortgage Loan Noteholder(s) or the Trust Fund) monitor the performance and enforce the obligations of their respective Sub-Servicers under the related Sub-Servicing Agreements. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing
Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as a Master Servicer or the Special Servicer, as applicable, in its good faith business judgment, would require were it the owner of the
Serviced Mortgage Loans; provided that a Master Servicer shall not be required to prosecute claims against a Designated Sub-Servicer for the failure of such
Sub-Servicer to perform obligations that affect the Depositor's ability to comply with its reporting requirements under the Exchange Act with respect to the Subject Securitization Transaction or any securitization involving the issuance of Non-Trust Mortgage Loan Securities. Subject to the terms of the related Sub-Servicing Agreement, the Master Servicers and the Special Servicer
may each have the right to remove a Sub-Servicer at any time it considers such removal to be in the best interests of Certificateholders.

            (d)   In the event of the resignation, removal or other termination of a Master Servicer hereunder for any reason, the Trustee or other Person succeeding such resigning, removed or terminated party as Master Servicer, shall elect, with respect to any Sub-Servicing Agreement in effect as of the date of this Agreement: (i) to assume the rights and obligations of such Master Servicer under such Sub-Servicing Agreement and continue the sub-servicing arrangements thereunder on the same terms (including without limitation the obligation to pay the same sub-servicing fee); (ii) to enter into a new Sub-Servicing Agreement with such Sub-Servicer on such terms as the Trustee or other successor Master
Servicer and such Sub-Servicer shall mutually agree (it being understood that such Sub-Servicer is under no obligation to accept any such new Sub-Servicing
Agreement or to enter into or continue negotiations with the Trustee or other successor Master Servicer in which case the existing Sub-Servicing Agreement shall remain in effect); or (iii) to terminate the Sub-Servicing Agreement if an
Event of Default (as defined in such Sub-Servicing Agreement) has occurred and is continuing or otherwise in accordance with the Sub-Servicing Agreement, in each case without paying any sub-servicer termination fee.

            Each Sub-Servicing Agreement will provide, among other things, that the applicable Master Servicer or the Trustee and their respective successors may at its sole option, terminate any rights the Sub-Servicer may have thereunder with respect to any or all Serviced Trust Mortgage Loans if Moody's
(i) reduces the rating assigned to one or more Classes of the Certificates as a result of the sub-servicing of the Serviced Trust Mortgage Loans by the
Sub-Servicer, or (ii) advises the applicable Master Servicer or the Trustee in writing that it will cause a qualification, downgrade or withdrawal of such rating due to the continued servicing by the Sub-Servicer (and such qualification, downgrade or withdrawal of the ratings shall not have been withdrawn by Moody's within 45 days of the date that the applicable Master
Servicer or the Trustee obtained such actual knowledge).

            (e)   Notwithstanding any Sub-Servicing Agreement, the Master
Servicers and the Special Servicer shall remain obligated and liable to the
Trustee, the Certificateholders and any affected Serviced Non-Trust Mortgage
Loan Noteholders for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the Serviced Mortgage

                                      -219-

Loans or Administered REO Properties for which it is responsible. The Master
Servicers and the Special Servicer shall each be responsible, without any right of reimbursement, for all fees and other compensation and other amounts of
Sub-Servicers retained by it.

            (f)   The Special Servicer shall not enter into a Sub-Servicing
Agreement unless the Controlling Class Representative consents and each Rating
Agency has confirmed in writing that the execution of such agreement will not result in a qualification, downgrade, or withdrawal of the then-current ratings on the outstanding Certificates or such Sub-Servicing Agreement relates to a
Serviced Trust Mortgage Loan or Serviced Trust Mortgage Loans (along with any
Serviced Trust Mortgage Loans previously sub-serviced pursuant to this section)
that represent less than 25% of the outstanding principal balance of all
Specially Serviced Trust Mortgage Loans. The Special Servicer shall comply with the terms of each such Sub-Servicing Agreement to the extent the terms thereof are not inconsistent with the terms of this Agreement and the Special Servicer's obligations hereunder. Furthermore, notwithstanding anything herein to the contrary, until the Trustee files a Form 15 with respect to the Trust in accordance with Section 8.15, none of the Master Servicers or the Special
Servicer shall retain or engage any Additional Item 1123 Servicer or
Sub-Servicing Function Participant without the express written consent of the
Depositor (which consent shall not be unreasonably withheld). As of the Closing
Date, the Depositor hereby consents to the retention or engagement of each
Designated Sub-Servicer that is an Additional Item 1123 Servicer or a
Sub-Servicing Function Participant, but only with respect to the Mortgage Loans to be serviced thereby as identified on Exhibit K hereto.

            SECTION 3.23    Representations and Warranties of Master Servicers
                            and Special Servicer.

            (a)   Each Master Servicer hereby represents and warrants to the
Trustee, for its own benefit and the benefit of the Certificateholders, and to the Certificate Administrator, the Depositor and the Special Servicer and the
Serviced Non-Trust Mortgage Loan Noteholders, as of the Closing Date, that:

                  (i)     Such Master Servicer is a legal entity, duly organized
      under the laws of the jurisdiction of its organization, and such Master
      Servicer is in compliance with the laws of each State in which any
      Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

                  (ii)    The execution and delivery of this Agreement by such
      Master Servicer, and the performance and compliance with the terms of this
      Agreement by such Master Servicer, will not violate such Master Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

                  (iii)   Such Master Servicer has the full power and
      authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this
      Agreement.

                  (iv)    This Agreement, assuming due authorization, execution
      and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of such Master

                                      -220-

      Servicer, enforceable against such Master Servicer in accordance with the terms hereof, subject to (A) applicable receivership, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B)
      general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v)     Such Master Servicer is not in violation of, and its
      execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in such Master Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of such Master Servicer to perform its obligations under this Agreement or the financial condition of such Master
      Servicer.

                  (vi)    No litigation is pending or, to the best of such
      Master Servicer's knowledge, threatened, against such Master Servicer that would prohibit such Master Servicer from entering into this Agreement or, in such Master Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of such Master Servicer to perform its obligations under this Agreement or the financial condition of such Master Servicer (calculated, with respect to an initial Master
      Servicer, on a consolidated basis).

                  (vii)   The net worth of such Master Servicer (or, in the
      case of an initial Master Servicer, the consolidated net worth thereof and of its direct or indirect parent), determined in accordance with generally accepted accounting principles, is not less than $15,000,000.

                  (viii)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by such Master Servicer of, or compliance by such
      Master Servicer with, this Agreement or the consummation of the transactions of such Master Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained prior to the actual performance by such Master Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of such Master Service to perform its obligations hereunder.

                  (ix)    Such Master Servicer possesses all insurance required
      pursuant to Section 3.07(c) of this Agreement.

                  (x)     Such Master Servicer is on S&P's Select Servicer List
      as a U.S. Commercial Mortgage Master Servicer and is rated "CMS3" or better by Fitch.

            (b)   The Special Servicer hereby represents and warrants to the
Trustee, for its own benefit and the benefit of the Certificateholders, and to the Certificate Administrator, the Depositor, the Master Servicers and the
Serviced Non-Trust Mortgage Loan Noteholders, as of the Closing Date, that:

                  (i)     The Special Servicer is a corporation duly organized
      under the laws of the State of Florida, validly existing and in compliance with the laws of each State in which any

                                      -221-

      Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

                  (ii)    The execution and delivery of this Agreement by the
      Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, will not violate the Special
      Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default)
      under, or result in the breach of, any material agreement or other material instrument by which it is bound.

                  (iii)   The Special Servicer has the full power and
      authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this
      Agreement.

                  (iv)    This Agreement, assuming due authorization, execution
      and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer enforceable against the Special Servicer in accordance with the terms hereof, subject to (A)
      applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B)
      general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v)     The Special Servicer is not in violation of, and its
      execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special
      Servicer.

                  (vi)    No litigation is pending or, to the best of the
      Special Servicer's knowledge, threatened, against the Special Servicer that would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the
      Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer.

                  (vii)   Each officer, director and employee of the Special
      Servicer and each consultant or advisor of the Special Servicer with responsibilities concerning the servicing and administration of Serviced
      Mortgage Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.07(c).

                  (viii)  Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Special Servicer of or compliance by the
      Special Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective.

                  (ix)    The Special Servicer possesses all insurance required
      pursuant to Section 3.07(c) of this Agreement.

                                      -222-

                  (x)     The Special Servicer is on S&P's Select Servicer List
      as a U.S. Commercial Mortgage Special Servicer and is rated "CSS3" or better by Fitch.

            (c)   The representations and warranties of the Master Servicers and the Special Servicer, set forth in Section 3.23(a) (with respect to the Master
Servicers) and Section 3.23(b) (with respect to the Special Servicer), respectively, shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties hereto.

            (d)   Any successor Master Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 3.23(a).

            (e)   Any successor Special Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 3.23(b), subject to such appropriate modifications to the representation and warranty set forth in Section 3.23(b)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

            SECTION 3.24    Sub-Servicing Agreement Representation and Warranty.

            Each Master Servicer, in such capacity, hereby represents and warrants to the Trustee, for its own benefit and the benefit of the
Certificateholders, and to the Certificate Administrator, the Depositor and the
Special Servicer, as of the Closing Date, that each Sub-Servicing Agreement in effect as of the Closing Date and to which such Master Servicer is a party, satisfies the requirements for such Sub-Servicing Agreements set forth in
Section 3.22(a) and the second paragraph of 3.22(d) in all material respects.

            SECTION 3.25    Designation of Controlling Class Representative and
                            Class WFC Representative.

            (a)   The Majority Controlling Class Certificateholder shall be
entitled in accordance with this Section 3.25 to select a representative (the
"Controlling Class Representative") having the rights and powers specified in this Agreement (including, without limitation, those specified in Section 6.11)
or to replace an existing Controlling Class Representative. Upon (i) the receipt by the Certificate Administrator of written requests for the selection of a
Controlling Class Representative from the Majority Controlling Class
Certificateholder, (ii) the resignation or removal of the Person acting as
Controlling Class Representative or (iii) a determination by the Certificate
Administrator that the Controlling Class has changed, the Certificate
Administrator shall promptly notify the Depositor and the Holders (and, in the case of Book-Entry Certificates, to the extent actually known to a Responsible
Officer of the Certificate Administrator or identified thereto by the Depository or the Depository Participants, the Certificate Owners) of the Controlling Class
that they may select a Controlling Class Representative. Such notice shall set forth the process for selecting a Controlling Class Representative, which shall be the designation of the Controlling Class Representative by the Majority
Controlling Class Certificateholder by a writing delivered to the Certificate
Administrator. No appointment of any Person as a Controlling Class
Representative shall be effective until such Person provides the Certificate
Administrator and the applicable Master Servicer with written confirmation of its acceptance of such

                                      -223-

appointment, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and facsimile numbers); provided that the initial Controlling Class
Representative shall be American Capital Strategies, Ltd. without need for further designation or notice.

            (b)   Within ten (10) Business Days (or as soon thereafter as
practicable if the Controlling Class consists of Book-Entry Certificates) of receiving a request therefor from a Master Servicer or Special Servicer, the
Certificate Administrator shall, to the extent in its possession, deliver to the requesting party the identity of the Controlling Class Representative and a list of each Holder (or, in the case of Book-Entry Certificates, to the extent actually known to a Responsible Officer of the Certificate Administrator or
identified thereto by the Depository or the Depository Participants, each
Certificate Owner) of the Controlling Class, including, in each case, names and addresses. With respect to such information, the Certificate Administrator shall be entitled to conclusively rely on information provided to it by the
Depository, and each Master Servicer or the Special Servicer shall be entitled to conclusively rely on such information provided by the Certificate
Administrator with respect to any obligation or right hereunder that any Master
Servicer or the Special Servicer may have to deliver information or otherwise communicate with the Controlling Class Representative or any of the Holders (or,
if applicable, Certificate Owners) of the Controlling Class. In addition to the foregoing, within two (2) Business Days of the selection, resignation or removal of a Controlling Class Representative, the Certificate Administrator shall notify the other parties to this Agreement of such event. The expenses incurred by the Certificate Administrator in connection with obtaining information from the Depository or Depository Participants with respect to any Book-Entry
Certificate shall be expenses of the Trust Fund payable out of the Collection
Accounts pursuant to Section 3.05(a).

            (c)   A Controlling Class Representative may at any time resign as such by giving written notice to the Certificate Administrator and to each
Holder (or, in the case of Book-Entry Certificates, Certificate Owner) of the
Controlling Class. The Majority Controlling Class Certificateholder shall be entitled to remove any existing Controlling Class Representative by giving written notice to the Certificate Administrator and to such existing Controlling
Class Representative.

            (d)   Once a Controlling Class Representative has been selected
pursuant to this Section 3.25 each of the parties to this Agreement and each
Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless the Majority Controlling Class Certificateholder, or such Controlling Class Representative, as applicable, shall have notified the
Certificate Administrator and each other Holder (or, in the case of Book-Entry
Certificates, Certificate Owner) of the Controlling Class, in writing, of the resignation or removal of such Controlling Class Representative.

            (e)   Any and all expenses of the Controlling Class Representative shall be borne by the Holders (or, if applicable, the Certificate Owners) of
Certificates of the Controlling Class, pro rata according to their respective
Percentage Interests in such Class, and not by the Trust Fund. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative by a Mortgagor with respect to this Agreement or any particular Trust Mortgage
Loan, the Controlling Class Representative shall immediately notify the
Certificate Administrator, the applicable Master Servicer and the Special
Servicer, whereupon (if the Special Servicer or the Trust Fund are also named parties to the same action and, in the sole judgment of the Special Servicer,
(i) the Controlling Class

                                      -224-

Representative had acted in good faith, without negligence or willful misfeasance with regard to the particular matter, and (ii) there is no potential for the Special Servicer or the Trust Fund to be an adverse party in such action as regards the Controlling Class Representative) the Special Servicer on behalf of the Trust Fund shall, subject to Section 6.03, assume the defense of any such claim against the Controlling Class Representative. This provision shall survive the termination of this Agreement and the termination or resignation of the
Controlling Class Representative.

            (f)   The Holders (or, in the case of Book-Entry Certificates, the
Certificate Owners) of Class WFC Certificates representing more than 50% of the
Voting Rights allocated to the Controlling WFC Class shall be entitled in accordance with this Section 3.25 to select a representative (the "Class WFC
Representative") having the rights and powers specified in this Agreement or to replace an existing Class WFC Representative. Upon (i) the receipt by the
Certificate Administrator of written requests for the selection of a Class WFC
Representative from the Holders (or, in the case of Book-Entry Certificates, the
Certificate Owners) of Class WFC Certificates representing more than 50% of the
Voting Rights allocated to the Controlling WFC Class or (ii) the resignation or removal of the Person acting as the Class WFC Representative, the Certificate
Administrator shall promptly notify the Depositor and the Holders (or, in the case of Book-Entry Certificates, the Certificate Owners) of Class WFC
Certificates of the Controlling WFC Class that they may select a Class WFC
Representative. Such notice shall set forth the process for selecting a Class
WFC Representative, which shall be the designation of such Class WFC
Representative by the Holders (or, in the case of Book-Entry Certificates, the
Certificate Owners) of Class WFC Certificates representing more than 50% of the
Voting Rights allocated to the Controlling WFC Class by a writing delivered to the Certificate Administrator. No appointment of any Person as a Class WFC
Representative shall be effective until such Person provides the Certificate
Administrator and the Master Servicers with written confirmation of its acceptance of such appointment, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such
Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and facsimile numbers). Except as otherwise agreed with the related Holders (or, in the case of Book-Entry Certificates, the Certificate
Owners) of Class WFC Certificates of the Controlling WFC Class, no Class WFC
Representative shall owe any fiduciary duty to the Certificate Administrator, the Trustee, the Master Servicers, the Special Servicer or any
Certificateholder. Until a Class WFC Representative is selected as provided above, there shall not be any Class WFC Representative hereunder.

            (g)   Within ten (10) Business Days (or as soon thereafter as
practicable if the Controlling WFC Class consists of Book-Entry Certificates) of receiving a request therefor from a Master Servicer or Special Servicer, the
Certificate Administrator shall, to the extent in its possession, deliver to the requesting party the identity of the Class WFC Representative and a list of each
Holder (or, in the case of Book-Entry Certificates, each Certificate Owner) of
Class WFC Certificates of the Controlling WFC Class, including, in each case, names and addresses. With respect to such information, the Certificate
Administrator shall be entitled to conclusively rely on information provided to it by the Depository, and the Master Servicers and the Special Servicer shall be entitled to conclusively rely on such information provided by the Certificate
Administrator with respect to any obligation or right hereunder that the Master
Servicers and the Special Servicer may have to deliver information or otherwise communicate with the Class WFC Representative or any of the Holders (or, in the
case of Book-Entry Certificates, the Certificate Owners) of Class WFC
Certificates of the Controlling WFC Class. In addition to the foregoing, within two (2) Business Days of the selection, resignation or removal of a Class WFC
Representative, the Certificate Administrator shall notify the

                                      -225-

other parties to this Agreement of such event. The expenses incurred by the
Certificate Administrator in connection with obtaining information from the
Depository or Depository Participants with respect to any Book-Entry Certificate shall be expenses of the Trust Fund payable out of the Certificate Account pursuant to Section 3.05(a).

            (h)   A Class WFC Representative may at any time resign as such by giving written notice to the Certificate Administrator and to each Holder (or, in the case of Book-Entry Certificates, each Certificate Owner) of Class WFC
Certificates of the Controlling WFC Class. The Holders (or, in the case of
Book-Entry Certificates, the Certificate Owners) of Class WFC Certificates
representing more than 50% of the Voting Rights allocated to the Controlling WFC
Class shall be entitled to remove any existing Class WFC Representative by giving written notice to the Certificate Administrator and to such existing
Class WFC Representative.

            (i)   Once a Class WFC Representative has been selected pursuant to this Section 3.25, each of the parties to this Agreement and each Holder (or, in the case of Book-Entry Certificates, each Certificate Owner) of Class WFC
Certificates of the Controlling WFC Class shall be entitled to rely on such selection unless the Holders (or, in the case of Book-Entry Certificates,
Certificate Owners) of Class WFC Certificates representing more than 50% of the
Voting Rights allocated to the Controlling WFC Class, or the Class WFC
Representative, as applicable, shall have notified the Certificate Administrator and each other Holder (or, in the case of Book-Entry Certificates, each other
Certificate Owner) of Class WFC Certificates of the Controlling WFC Class, in
writing, of the resignation or removal of the Class WFC Representative.

            (j)   Any and all expenses of a Class WFC Representative shall be borne by the Holders (or, in the case of Book-Entry Certificates, Certificate
Owners) of Class WFC Certificates of the Controlling WFC Class, pro rata, according to their respective Percentage Interests in such Class of Class WFC
Certificates, and not by the Trust. Notwithstanding the foregoing, if a claim is made against a Class WFC Representative by a Mortgagor with respect to this
Agreement or the One World Financial Center Trust Mortgage Loan, such Class WFC
Representative shall immediately notify the Master Servicers, the Certificate
Administrator, the Trustee and the Special Servicer, whereupon (if the Special
Servicer or the Trust Fund are also named parties to the same action and, in the sole judgment of the Special Servicer, (i) such Class WFC Representative had acted in good faith, without negligence or willful misfeasance with regard to the particular matter, and (ii) there is no potential for the Special Servicer or the Trust Fund to be an adverse party in such action as regards such Class
WFC Representative) the Special Servicer on behalf of the Trust Fund shall, subject to Section 6.03, assume the defense of any such claim against such Class
WFC Representative. This provision shall survive the termination of this
Agreement and the termination or resignation of such Class WFC Representative.

            (k)   All requirements of the Master Servicers and the Special
Servicer to provide notices, reports, statements or other information (including the access to information on a website) with respect to the One World Financial
Center Trust Mortgage Loan or any related REO Property to the Controlling Class
Representative contained in this Agreement shall also apply to the Class WFC
Representative, and the Master Servicers and the Special Servicer shall also deliver or make available to the Class WFC Representative such notices, reports, statements or other information with respect to the One World Financial Center
Trust Mortgage Loan or any related REO Property that it delivers or makes available to the Controlling Class Representative.

                                      -226-

            SECTION 3.26    Servicing of and Certain Matters Regarding a
                            Serviced Loan Combination.

            (a)   Subject to the related Co-Lender Agreement, each Serviced Loan
Combination shall be serviced pursuant to this Agreement as Serviced Mortgage
Loans, and servicing and administration of the related Serviced Non-Trust
Mortgage Loan(s) shall continue hereunder for so long as the related SLC Trust
Mortgage Loan or any related SLC REO Property is part of the Trust Fund or for such longer period as any amounts payable by the related Serviced Non-Trust
Mortgage Loan Noteholder(s) to or for the benefit of the Trust Fund or any party hereto in accordance with the related Co-Lender Agreement remain due and owing;
provided, however, if a MezzCap B-Note Non-Trust Mortgage Loan is securitized, the applicable Master Servicer's servicing obligations and duties with respect to such B-Note Non-Trust Mortgage Loan shall be limited to those obligations and duties described in the related Co-Lender Agreement and this Agreement. In addition, the obligations and responsibilities under this Agreement of the
Depositor, the applicable Master Servicer, the Special Servicer, the Trustee,
the Certificate Administrator and any Fiscal Agent shall terminate with respect to a Serviced Non-Trust Mortgage Loan if, when and to the extent that (i) the related SLC Trust Mortgage Loan has been paid in full or is no longer part of the Trust Fund and (ii) no amounts payable by the related Serviced Non-Trust
Mortgage Loan Noteholder to or for the benefit of the Trust Fund or any party hereto in accordance with the related Co-Lender Agreement remain due and owing.

            (b)   Notwithstanding the foregoing, the following considerations shall apply with respect to the servicing of a Serviced Non-Trust Mortgage Loan:

                  (i)     none of the applicable Master Servicer, the Special
      Servicer, the Trustee or the Fiscal Agent shall make any P&I Advance in respect of, or any Servicing Advance solely in respect of, such Serviced
      Non-Trust Mortgage Loan; and

                  (ii)    the applicable Master Servicer and the Special
      Servicer shall each consult with and obtain the consent of the related
      Serviced Non-Trust Mortgage Loan Noteholder(s) to the extent required by the related Co-Lender Agreement.

            (c)   In the case of each MezzCap A/B Loan Combination, the
applicable Master Servicer shall timely provide to each related Serviced
Non-Trust Mortgage Loan Noteholder any reports or notices required to be delivered to such Serviced Non-Trust Mortgage Loan Noteholder pursuant to the related Co-Lender Agreement, and the Special Servicer shall cooperate with the applicable Master Servicer in preparing/delivering any such report or notice with respect to special servicing matters.

            (d)   The parties hereto acknowledge that, with respect to the
A-Note Trust Mortgage Loan in each MezzCap A/B Loan Combination, the related
Serviced Non-Trust Mortgage Loan Noteholder(s) have certain consent and direction rights as set forth in the related Co-Lender Agreement and agree to take such actions contemplated by the related Co-Lender Agreement as may be expressly contemplated thereby, or otherwise reasonably necessary, to allow the related Serviced Non-Trust Mortgage Loan Noteholder(s) to exercise such rights.

            (e)   The parties hereto acknowledge that a Serviced Non-Trust
Mortgage Loan Noteholder shall not (1) owe any fiduciary duty to the Trustee, the Certificate Administrator, any Fiscal Agent, any Master Servicer, the
Special Servicer or any Certificateholder or (2) have any liability to the
Trustee or the Certificateholders for any action taken, or for refraining from the taking of any action

                                      -227-

pursuant to the related Co-Lender Agreement or the giving of any consent or for errors in judgment. Each Certificateholder, by its acceptance of a Certificate, shall be deemed to have confirmed its understanding that a Serviced Non-Trust
Mortgage Loan Noteholder (i) may take or refrain from taking actions that favor its interests or the interests of its affiliates over the Certificateholders,
(ii) may take or refrain from taking actions that favor its interests or the interests of its affiliates over the Certificateholders, (iii) may have special relationships and interests that conflict with the interests of the
Certificateholders and shall be deemed to have agreed to take no action against a Serviced Non-Trust Mortgage Loan Noteholder or any of its officers, directors, employees, principals or agents as a result of such special relationships or conflicts, (iv) shall not be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its affiliates, and (v)
shall not be liable by reason of its having acted or refrained from acting solely in the interests of a Serviced Non-Trust Mortgage Loan Noteholder or its
affiliates.

            (f)   The parties hereto, the Controlling Class Representative, by its acceptance of its rights and obligations set forth herein, and each
Certificateholder, by its acceptance of a Certificate, hereby acknowledge the right of a Serviced Non-Trust Mortgage Loan Noteholder, upon the occurrence of certain specified events under the related Co-Lender Agreement, to purchase the related SLC Trust Mortgage Loan from the Trust, subject to the terms, conditions and limitations set forth in, and at the price specified in the related
Co-Lender Agreement, and the parties hereto agree to take such actions contemplated by such Co-Lender Agreement as may be expressly contemplated thereby, or otherwise reasonably necessary, to allow such Serviced Non-Trust
Mortgage Loan Noteholder to purchase the related SLC Trust Mortgage Loan from the Trust. Such purchase right of the related Serviced Non-Trust Mortgage Loan
Noteholder(s) shall be superior to the corresponding purchase options set forth in Section 3.18(c) and/or 3.18(d), as applicable.

            (g)   In connection with any purchase of an SLC Trust Mortgage Loan, pursuant to or as contemplated by Section 3.26(f), the applicable Master
Servicer or the Special Servicer shall (i) if it receives the applicable purchase price (as provided in the related Co-Lender Agreement) and/or any other amounts payable in connection with the purchase, deposit same, or remit same to the applicable Master Servicer for deposit, as applicable, into the applicable
Master Servicer's Collection Account and so notify the Trustee; and (ii) deliver the related Servicing File to the Person effecting the purchase or its designee.
In addition, upon its receipt of a Request for Release from the applicable
Master Servicer, the Trustee shall: (i) deliver the related Mortgage File to the
Person effecting the purchase or its designee; and (ii) execute and deliver such endorsements, assignments and instruments of transfer as shall be provided to it and are reasonably necessary to vest ownership of such SLC Trust Mortgage Loan in the appropriate transferee, without recourse, representations or warranties.

            (h)   Each of the rights of a Serviced Non-Trust Mortgage Loan
Noteholder under or contemplated by this Section 3.26 shall be exercisable by a designee thereof on its behalf; provided that the applicable Master Servicer, the Special Servicer and the Trustee are provided with written notice by the related Serviced Non-Trust Mortgage Loan Noteholder of such designation (upon which such party may conclusively rely) and the contact details of the designee.

            (i)   If a Serviced Non-Trust Mortgage Loan Noteholder purchases the related SLC Trust Mortgage Loan as contemplated by Section 3.26(f), or if any
Person purchases such SLC Trust Mortgage Loan as a Defaulted Trust Mortgage Loan
pursuant to Section 3.18, then (subject to the related Co-Lender Agreement) the
Person effecting the purchase must also pay and/or reimburse to the

                                      -228-

parties hereto, the respective amounts then currently due and owing to them hereunder with respect to the related Serviced Non-Trust Mortgage Loan(s) and that, pursuant to the related Co-Lender Agreement, would otherwise have been payable out of future collections on such Serviced Non-Trust Mortgage Loan.
Notwithstanding anything herein to the contrary, but subject to the related
Co-Lender Agreement, any such purchase shall be subject to such reimbursements.

            (j)   Any reference to servicing any of the Trust Mortgage Loans in accordance with any of the related loan documents (including the related
Mortgage Note and Mortgage) shall also mean, in the case of a Serviced Loan
Combination, in accordance with the related Co-Lender Agreement.

            (k)   The parties hereto recognize and acknowledge the respective rights of each Serviced Non-Trust Mortgage Loan Noteholder under the related
Co-Lender Agreement.

            (l)   In the case of the One World Financial Center Loan Combination and each of the Serviced Pari Passu Loan Combinations, this Section 3.26 is in addition to the provisions of Section 6.12, Section 6.13, and Section 6.14, respectively, that specifically relate to such Serviced Loan Combinations. In the event of any conflict between the terms of this Section 3.26 (insofar as it relates to any such Serviced Loan Combination) and the terms of the related
Co-Lender Agreement, the related Co-Lender Agreement shall control.

            (m)   To the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Co-Lender Agreement for a Serviced Loan Combination are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full.

            SECTION 3.27    Litigation Control.

            (a)   With respect to Serviced Mortgage Loans as to which Master
Servicer No. 1 is the applicable Master Servicer, the Special Servicer, in a reasonable manner consistent with the Servicing Standard, shall: (i) direct, manage, prosecute and/or defend any action brought by a Mortgagor against the
Trust and/or the Special Servicer; and (ii) represent the interests of the Trust in any litigation relating to the rights and obligations of the Mortgagor or the lender, or the enforcement of the obligations of a Mortgagor, under the subject loan documents ("Trust-Related Litigation").

            To the extent that Master Servicer No. 1 is named in Trust-Related
Litigation, and the Trust or Special Servicer is not named, in order to effectuate the role of the Special Servicer as contemplated by the prior paragraph, Master Servicer No. 1 shall: (i) notify the Special Servicer of such
Trust-Related Litigation within ten (10) days of Master Servicer No. 1 receiving notice of such Trust-Related Litigation; (ii) provide monthly status reports to the Special Servicer, regarding such Trust-Related Litigation; (iii) seek to have the Trust replace Master Servicer No. 1 as the appropriate party to the lawsuit; and (iv) so long as Master Servicer No. 1 remains a party to the lawsuit, consult with and act at the direction of the Special Servicer with respect to decisions and resolutions related to the interests of the Trust in such Trust-Related Litigation, including but not limited to the selection of counsel; provided that, if there are claims against Master Servicer No. 1 and
Master Servicer No. 1 has not determined that separate counsel is required for such claims, such counsel shall be reasonably acceptable to Master Servicer No.
1.

                                      -229-

            Notwithstanding the right of the Special Servicer to represent the interests of the Trust in Trust-Related Litigation, but subject to the rights of the Special Servicer to direct Master Servicer No. 1's actions in the next paragraph, Master Servicer No. 1 shall retain the right to make determinations relating to claims against Master Servicer No. 1, including but not limited to the right to engage separate counsel in Master Servicer No. 1's reasonable discretion, the cost of which shall be subject to indemnification pursuant to
Section 6.03. Further, nothing in this section shall require Master Servicer No.
1 to take or fail to take any action which, in Master Servicer No. 1's good faith and reasonable judgment, may (i) result in an Adverse REMIC Event or
Adverse Grantor Trust Event or (ii) subject Master Servicer No. 1 to liability or materially expand the scope of Master Servicer No. 1's obligations under this
Agreement.

            Notwithstanding Master Servicer No. 1's right to make determinations relating to claims against Master Servicer No. 1, the Special Servicer shall have the right at any time to (i) direct Master Servicer No. 1 to settle any claims brought against the Trust, including claims asserted against Master
Servicer No. 1 (whether or not the Trust or the Special Servicer is named in any such claims or Trust-Related Litigation) and (ii) otherwise reasonably direct the actions of Master Servicer No. 1 relating to claims against Master Servicer
No. 1 (whether or not the Trust or the Special Servicer is named in any such claims or Trust-Related Litigation), provided in either case that (A) such settlement or other direction does not require any admission, or is not likely to result in a finding, of liability or wrongdoing on the part of Master
Servicer No. 1, (B) the cost of such settlement or any resulting judgment is and shall be paid by the Trust, (C) Master Servicer No. 1 is and shall be indemnified pursuant to Section 6.03 for all costs and expenses of Master
Servicer No. 1 incurred in defending and settling the Trust-Related Litigation and for any judgment, (D) any such action taken by Master Servicer No. 1 at the direction of the Special Servicer shall be deemed (as to Master Servicer No. 1)
to be in compliance with the Servicing Standard and (E) the Special Servicer provides Master Servicer No. 1 with assurance reasonably satisfactory to Master
Servicer No. 1 as to the items on clauses (A), (B) and (C).

            If both Master Servicer No. 1 and either the Special Servicer or the
Trust are named in litigation, Master Servicer No. 1 and the Special Servicer shall cooperate with each other to afford Master Servicer No. 1 and the Special
Servicer the rights afforded to such party in this Section 3.27(a).

            This Section 3.27(a) shall not apply in the event the Special
Servicer authorizes Master Servicer No. 1, and Master Servicer No. 1 agrees
(both authority and agreement to be in writing), to make certain decisions or control certain Trust-Related Litigation on behalf of the Trust.

            (b)   With respect to Serviced Mortgage Loans as to which Master
Servicer No. 2 is the applicable Master Servicer, the Special Servicer, with respect to litigation involving Specially Serviced Mortgage Loans, and Master
Servicer No. 2, with respect to litigation involving non-Specially Serviced
Mortgage Loans, and where the applicable servicer contemplates availing itself of indemnification as provided for under Section 6.03 of this Agreement, such servicer shall, for the benefit of the Certificateholders, direct, manage, prosecute, defend and/or settle any and all claims and litigation relating to
(i) the enforcement of the obligations of a Mortgagor under the related loan documents and (ii) any action brought against the Trust or any party to this
Agreement with respect to any such Serviced Mortgage Loan (the foregoing rights and obligations, "Litigation Control"). Such Litigation Control shall be carried out in accordance with the terms of this Agreement, including, without limitation, the Servicing Standard. Upon becoming aware of or being named in any claim or litigation

                                      -230-

that falls within the scope of Litigation Control, Master Servicer No. 2 shall immediately notify the Controlling Class Representative of such claim or litigation. In addition, Master Servicer No. 2 shall prepare and submit a monthly status report regarding any Litigation Control matter to the Controlling
Class Representative.

            Notwithstanding the foregoing, each of the Special Servicer and
Master Servicer No. 2 shall consult with and keep the Controlling Class
Representative advised of any material development concerning Litigation
Control, including, without limitation, (i) any material decision concerning
Litigation Control and the implementation thereof and (ii) any decision to agree to or propose any terms of settlement, and shall submit any such development or decision to the Controlling Class Representative for its approval or consent.
Subject to Section 6.11 if and as applicable, and to Section 3.27(f), the
Special Servicer or Master Servicer No. 2, as applicable, shall not take any action implementing any such material development or decision described in the preceding sentence unless and until it has notified in writing the Controlling
Class Representative and the Controlling Class Representative has not objected in writing within five (5) Business Days of having been notified thereof and having been provided with all information that the Controlling Class
Representative has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by the Special Servicer or Master
Servicer No. 2, as applicable, within such 5-Business Day period, then the
Controlling Class Representative shall be deemed to have approved the taking of such action); provided that, in the event that the Special Servicer or Master
Servicer No. 2, as applicable, determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole), the
Special Servicer or Master Servicer No. 2, as applicable, may take such action without waiting for the Controlling Class Representative's response; provided that the Special Servicer or Master Servicer No. 2, as applicable, has confirmation that the Controlling Class Representative has received notice of such action in writing.

            Notwithstanding anything contained herein to the contrary with respect to any Litigation Control otherwise required to be exercised hereunder by Master Servicer No. 2 relating to a Serviced Mortgage Loan as to which it is the applicable Master Servicer that has either (i) been satisfied or paid in full, or (ii) as to which a Final Recovery Determination has been made, after receiving the required notice from Master Servicer No. 2 set forth above that such Master Servicer became aware of or was named in any such claims or litigation, the Controlling Class Representative may direct in writing that the such Litigation Control nevertheless be exercised by the Special Servicer;
provided, however, that the Special Servicer (with the consent of the
Controlling Class Representative) has determined and advised Master Servicer No.
2 that its actions with respect to such obligations are indemnifiable under
Section 6.03 hereof, and accordingly, any loss, liability or expense (including legal fees and expenses incurred up until such date of transfer of Litigation
Control to the Special Servicer) arising from the related legal action or claim underlying such Litigation Control and not otherwise paid to the applicable
Master Servicer pursuant to Section 6.03 of this Agreement shall be payable by the Trust.

            (c)   To the extent Master Servicer No. 3 is named in Trust-Related
Litigation, and the Trust or Special Servicer is not named, in order to effectuate the role of the Special Servicer set forth in this Section 3.27 (c),
Master Servicer No. 3 shall (1) notify the Special Servicer of such
Trust-Related Litigation within ten (10) days of Master Servicer No. 3 receiving service of such Trust-Related Litigation; (2) provide monthly status reports to the Special Servicer, regarding such Trust-Related Litigation; (3) seek to have the Trust replace Master Servicer No. 3 as the appropriate party to the lawsuit;
and (4) so long as Master Servicer No. 3 remains a party to the lawsuit, consult with and act at

                                      -231-

the direction of the Special Servicer with respect to decisions and resolutions related to the interests of the Trust in such Trust-Related Litigation, including but not limited to the selection of counsel, provided, however, if there are claims against Master Servicer No. 3 and Master Servicer No. 3 has not
determined that separate counsel is required for such claims, such counsel shall be reasonably acceptable to Master Servicer No. 3.

            Notwithstanding the right of the Special Servicer to represent the interests of the Trust in Trust-Related Litigation, and subject to the rights of the Special Servicer to direct Master Servicer No. 3's actions in the following paragraph, Master Servicer No. 3 shall retain the right to make determinations relating to claims against Master Servicer No. 3, including but not limited to the right to engage separate counsel if necessary. Further, nothing in this section shall require Master Servicer No. 3 to take or fail to take any action which, in Master Servicer No. 3's good faith and reasonable judgment, may (1)
result in an Adverse REMIC Event or (2) subject Master Servicer No. 3 to material liability or materially expand the scope of Master Servicer No. 3's obligations under this Agreement.

            Notwithstanding Master Servicer No. 3's right to make determinations relating to claims against Master Servicer No. 3, the Special Servicer shall (1)
have the right at any time to direct Master Servicer No. 3 to settle any claims brought against the Trust, including claims asserted against Master Servicer No.
3 (whether or not the Trust or the Special Servicer is named in any such claims or Trust-Related Litigation) and (2) otherwise direct the actions of Master
Servicer No. 3 relating to claims against Master Servicer No. 3 (whether or not the Trust or the Special Servicer is named in any such claims or Trust-Related
Litigation), provided in either case that such settlement or other direction does not require any admission of liability or wrongdoing on the part of Master
Servicer No. 3, the cost of such settlement is paid by the Trust, and Master
Servicer No. 3 is indemnified pursuant to Section 6.03 hereof for all costs and expenses of Master Servicer No. 3 incurred in defending and settling the Trust-
Related Litigation.

            In the event both Master Servicer No. 3 and the Special Servicer or
Trust are named in litigation, Master Servicer No. 3 and the Special Servicer shall cooperate with each other to afford Master Servicer No. 3 and the Special
Servicer the rights afforded to such party in this Section 3.27.

            This Section 3.27(c) shall not apply in the event the Special
Servicer authorizes Master Servicer No. 3, and Master Servicer No. 3 agrees
(both authority and agreement to be in writing), to make certain decisions or control certain litigation on behalf of the Trust.

            (d)   Notwithstanding the foregoing, (x) if any action, suit,
litigation or proceeding names the Certificate Administrator in its individual capacity, or if any judgment is rendered against the Certificate Administrator in its individual capacity, the Certificate Administrator, upon prior written notice to the applicable Master Servicer or the Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (provided that the applicable Master
Servicer or the Special Servicer, as applicable, shall retain the right to manage and direct any such action, suit, litigation or proceeding); (y) in the case of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a
Mortgagor, guarantor or other obligor under the related loan documents, or otherwise relating to one or more Trust Mortgage Loans or Mortgaged Properties, neither the applicable Master Servicer nor the Special Servicer shall, without the prior written consent of the Certificate Administrator, (i) initiate an action, suit, litigation or proceeding in the name of the Certificate

                                      -232-

Administrator, whether in such capacity or individually, (ii) engage counsel to represent the Certificate Administrator, or (iii) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the
Certificate Administrator to be registered to do business in any state; and (z)
in the event that any court finds that the Certificate Administrator is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Trust Mortgage Loan, the
Certificate Administrator shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests, whether as Certificate Administrator or individually (provided that the applicable Master Servicer or the Special Servicer, as applicable, shall retain the right to manage and direct any such action, suit, litigation or proceeding).

            (e)   Notwithstanding the foregoing, (i) in the event that any
action, suit, litigation or proceeding names the Trustee in its individual capacity, or in the event that any judgment is rendered against the Trustee in its individual capacity, the Trustee, upon prior written notice to the applicable Master Servicer or the Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to otherwise direct, manage or prosecute such litigation or claim); (ii) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor under the related loan documents or otherwise relating to a Mortgage Loan or Mortgaged Property, neither the applicable Master Servicer nor the Special Servicer shall, without the prior written consent of the Trustee, (A) initiate any action, suit, litigation or proceeding in the name of the Trustee, whether in such capacity or individually,
(B) engage counsel to represent the Trustee, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the
Trustee to be registered to do business in any state; and (iii) in the event that any court finds that the Trustee is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this
Agreement or any Mortgage Loan, the Trustee shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interest (but not to otherwise direct, manage or prosecute such litigation or claim).

            (f)   Notwithstanding the foregoing, no advice, direction or
objection of, or consent withheld by, the Controlling Class Representative shall
(i) require or cause the Special Servicer or the applicable Master Servicer, as applicable, to violate the terms of any Trust Mortgage Loan or any related intercreditor, co-lender or similar agreement, applicable law or any provision of this Agreement, including the Special Servicer's and each Master Servicer's obligation to act in accordance with the Servicing Standard and the related loan documents for any Trust Mortgage Loan and to maintain the REMIC status of the
REMIC I or REMIC II, or (ii) result in an Adverse REMIC Event with respect to the REMIC I or REMIC II or an Adverse Grantor Trust Event with respect to
Grantor Trust A-MFL, Grantor Trust ED or Grantor Trust Y or have adverse tax consequences for the Trust Fund, or (iii) expose any of the Master Servicers, the Special Servicer, the Depositor, any of the Mortgage Loan Sellers, any
Sub-Servicer, the Trust Fund, the Trustee or any of their respective Affiliates, officers, directors, shareholders, partners, members, managers, employees or agents to any claim, suit, or liability for which this Agreement does not provide indemnification to such party or expose any such party to prosecution for a criminal offense, or (iv) materially expand the scope of the Special
Servicer's, a Master Servicer's or the Trustee's responsibilities under this
Agreement; and neither the Special Servicer nor a Master Servicer will follow any such advice, direction or objection if given by the

                                      -233-

Controlling Class Representative, or initiate any such actions, that would have the effect described in clauses (i)-(iv) of this sentence.

            SECTION 3.28    The Swap Agreement.

            (a)   The Certificate Administrator is hereby authorized and
directed, not in its individual capacity but solely as Certificate Administrator and on behalf, and for the benefit, of the Trust, to execute and deliver the
Swap Agreement on the Closing Date and to perform obligations as described herein with respect to the Swap Agreement. Furthermore, the Certificate
Administrator is hereby authorized and directed to, and shall, perform all obligations on the part of the Trust under the Swap Agreement; provided that (i)
payments to be made to the Swap Counterparty pursuant to Section 3.28(d) shall be made out of amounts allocable as interest (or, in the case of Class A-MFL
Additional Fixed Swap Payments, Yield Maintenance Charges and Prepayment
Premiums) distributable on or with respect to the Class A-MFL REMIC II Regular
Interest and (ii) any termination payment owing to the Swap Counterparty shall be payable solely out of any upfront payment made by a replacement swap counterparty in connection with entering into a replacement interest rate swap agreement with the Trust, and the Certificate Administrator shall not be responsible for using its own funds in making such payments. Upon the
Certificate Administrator entering into the Swap Agreement on behalf of the
Trust, the Trust shall be bound by the terms and conditions of the Swap
Agreement.

            (b)   The Certificate Administrator shall act as "calculation agent"
under the Swap Agreement and shall timely perform all duties associated therewith.

            (c)   By 5:00 p.m. (New York City time) on the Business Day prior to
(or, in the case of item (i) below, no later than the Determination Date relating to) each Distribution Date, based on (in the case of items (ii) and
(iii) below) the CMSA Loan Periodic Update File for the related Collection
Period provided by each Master Servicer pursuant to Section 3.12, the
Certificate Administrator shall notify the Swap Counterparty, in writing, of (i)
the Class Principal Balance of the Class A-MFL Certificates immediately prior to the related Distribution Date, (ii) the amount of any Prepayment Premiums and
Yield Maintenance Charges distributable with respect to the Class A-MFL REMIC II
Regular Interest for the related Distribution Date, and (iii) the amount of interest distributable with respect to the Class A-MFL REMIC II Regular Interest pursuant to Section 4.01(a) for such Distribution Date.

            (d)   On each Distribution Date, following all deposits to the
Floating Rate Account on or prior to that date pursuant to Section 3.04(h), the
Certificate Administrator shall remit the Class A-MFL Net Fixed Swap Payment, the Class A-MFL Additional Fixed Swap Payment and the Class A-MFL Fixed Rate
Payer Shortfall Reimbursement Payment, in each case if any, to the Swap
Counterparty out of amounts on deposit in the Floating Rate Account that represent distributions of Distributable Certificate Interest (or, in the case of the Class A-MFL Additional Fixed Swap Payments, Yield Maintenance Charges and
Prepayment Premiums) in respect of the Class A-MFL REMIC II Regular Interest;
provided that, during the continuation of a Swap Default of the nature described in clause (i) of the definition of "Swap Default" while the Certificate
Administrator is pursuing remedies under the Swap Agreement, or following the termination of the Swap Agreement, the Certificate Administrator shall not make such payments to the Swap Counterparty. If by 3:00 p.m. New York City time on any Class A-MFL Swap Payment Date the Certificate Administrator has not received any Class A-MFL Net Floating Swap Payment payable by the Swap Counterparty on such date, the Certificate Administrator

                                      -234-

shall, consistent with the Swap Agreement, in order to, among other things, cause the commencement of the applicable grace period, promptly notify the Swap
Counterparty that the Certificate Administrator has not received such Class
A-MFL Net Floating Swap Payment.

            (e)   Subject to Sections 8.01(iv) and 8.02(iii), the Certificate
Administrator shall at all times enforce the Trust's rights under the Swap
Agreement. In the event of a Swap Default, the Certificate Administrator shall
(i) provide notice of such Swap Default on the date of such default to the Swap
Counterparty and (ii) promptly provide written notice to the Holders of the
Class A-MFL Certificates and, subject to Sections 8.01(iv) and 8.02(iii), shall be required to take such actions (following the expiration of any applicable grace period specified in the Swap Agreement), unless otherwise directed in writing by the Holders or Certificate Owners of Certificates representing at least 25% of the Class Principal Balance of the Class A-MFL Certificates, to
enforce the rights of the Trust under the Swap Agreement as may be permitted by the terms thereof, including termination thereof, and use any Swap Termination
Fees received from the Swap Counterparty to enter into a replacement interest rate swap agreement on substantially identical terms, with a replacement swap counterparty that meets all eligibility requirements under the Swap Agreement.
If the costs attributable to entering into a replacement interest rate swap agreement would exceed the amount of any Swap Termination Fees, a replacement interest rate swap agreement shall not be entered into and any such proceeds will instead be distributed, pro rata, to the holders of the Class A-MFL
Certificates on the immediately succeeding Distribution Date as part of the
Class A-MFL Interest Distribution Amount for such Distribution Date. If any replacement swap counterparty pays any fee in connection with the execution of any replacement interest rate swap agreement with the Trust, the Certificate
Administrator shall distribute such fee: first, to the Swap Counterparty in respect of the terminated Swap Agreement, up to the amount of any termination payment owing to the terminated Swap Counterparty under, and in connection with the termination of, such Swap Agreement, and such fee (or applicable portion thereof) shall be deemed to have been distributed first to the Depositor as compensation to the Depositor under this Agreement and then from the Depositor to the Swap Counterparty in respect of the terminated Swap Agreement, and then, any remainder, to the Depositor. Any expenses, costs and/or liabilities incurred by the Certificate Administrator in connection with enforcing the Swap Agreement shall be payable and/or reimbursable solely out of indemnification payments made by Class A-MFL Certificateholders and shall not be reimbursable from the Trust
Fund.

            (f)   Any Class A-MFL Distribution Conversion shall become permanent following the determination by the Certificate Administrator (or by the Holders
or Certificate Owners of Certificates representing at least 25% of the Class
Principal Balance of the Class A-MFL Certificates) not to enter into a replacement interest rate swap agreement and distribution of any Swap
Termination Fees to the Holders of the Class A-MFL Certificates. Any such Swap
Default (or termination of the Swap Agreement) and the consequent Class A-MFL
Distribution Conversion shall not, in and of itself, constitute an Event of
Default under this Agreement. Upon any change in the payment terms on the Class
A-MFL Certificates, including as a result of a Class A-MFL Distribution
Conversion, termination of a Class A-MFL Distribution Conversion, a Swap Default
or the cure of a Swap Default, the Certificate Administrator shall promptly notify the Depository of the change in payment terms.

            (g)   On the initial Distribution Date, the Certificate
Administrator shall withdraw from the Floating Rate Account and pay to the
Depositor the Depositor's Return Amount.

                                      -235-

            (h)   The Certificate Administrator is hereby directed to perform the obligations of the Custodian under the Swap Credit Support Annex (the "Swap
Custodian").

                                      -236-

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

            SECTION 4.01    Distributions.

            (a)   On each Distribution Date, through and including the final
Distribution Date, the Certificate Administrator shall, based on, among other things, information provided by the Master Servicers and, if applicable, the
Special Servicer, withdraw from the Distribution Account and apply the Net
Available Distribution Amount for such Distribution Date, such application to be for the following purposes and in the following order of priority, in each case to the extent of remaining available funds:

                  (i)     to make distributions of interest to the Holders of
      the Class A-1, Class A-2A, Class A-2B, Class A-3, Class A-SB and Class A-4
      Certificates, from the Loan Group No. 1 Available Distribution Amount, in an amount equal to, and pro rata as among those Classes of Senior
      Certificates in accordance with, all Distributable Certificate Interest in respect of each such Class of Senior Certificates for such Distribution
      Date and, to the extent not previously paid, for all prior Distribution
      Dates; and concurrently, to make distributions of interest to the Holders of the Class A-1A Certificates, from the Loan Group No. 2 Available
      Distribution Amount in an amount equal to all Distributable Certificate
      Interest in respect of the Class A-1A Certificates for such Distribution
      Date and, to the extent not previously paid, for all prior Distribution
      Dates; and also concurrently, to make distributions of interest to the
      Holders of the Class XC, Class XW and Class XP Certificates, from the Loan
      Group No. 1 Available Distribution Amount and/or the Loan Group No. 2
      Available Distribution Amount, in an amount equal to, and pro rata as between those Classes of Senior Certificates in accordance with, all
      Distributable Certificate Interest in respect of each such Class of Senior
      Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; provided, however, that if the
      Loan Group No. 1 Available Distribution Amount and/or the Loan Group No. 2
      Available Distribution Amount is insufficient to pay in full the
      Distributable Certificate Interest payable as described above in respect of any Class of Senior Certificates on such Distribution Date, then the entire Net Available Distribution Amount shall be applied to make distributions of interest to the Holders of the respective Classes of the
      Senior Certificates, up to an amount equal to, and pro rata as among the respective Classes of Senior Certificates in accordance with, the
      Distributable Certificate Interest in respect of each such Class of Senior
      Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

                  (ii)    to make distributions of principal, first, to the
      Holders of the Class A-SB Certificates, until the related Class Principal
      Balance (after taking into account all Certificate Deferred Interest added thereto on such Distribution Date) is reduced to the Class A-SB Planned
      Principal Balance for such Distribution Date, and second, to the Holders of the Class A-1 Certificates, until the related Class Principal Balance of the Class A-1 Certificates (after taking into account all Certificate
      Deferred Interest added thereto on such Distribution Date) is reduced to zero, and third, to the Holders of the Class A-2A Certificates, until the related Class Principal Balance of the Class A-2A Certificates (after taking into account all Certificate Deferred Interest added thereto on such Distribution Date) is reduced to zero, and fourth, to the Holders of the

                                      -237-

      Class A-2B Certificates, until the related Class Principal Balance of the
      Class A-2B Certificates (after taking into account all Certificate
      Deferred Interest added thereto on such Distribution Date) is reduced to zero, and fifth, to the Holders of the Class A-3 Certificates, until the related Class Principal Balance of the Class A-3 Certificates (after taking into account all Certificate Deferred Interest added thereto on such Distribution Date) is reduced to zero, and sixth, to the Holders of the Class A-SB Certificates until the related Class Principal Balance of the Class A-SB Certificates (after taking into account all Certificate
      Deferred Interest added thereto, and any distributions of principal made with respect to the Class A-SB Certificates pursuant to subclause first of this clause (ii), on such Distribution Date) is reduced to zero, and seventh, to the Holders of the Class A-4 Certificates, until the related
      Class Principal Balance of the Class A-4 Certificates (after taking into account all Certificate Deferred Interest added thereto on such
      Distribution Date) is reduced to zero, in that order, in an aggregate amount for subclauses first through seventh of this clause (ii) (not to exceed the aggregate of the Class Principal Balances of the Class A-1,
      Class A-2A, Class A-2B, Class A-3, Class A-SB and Class A-4 Certificates
      outstanding immediately prior to, together with all Certificate Deferred
      Interest with respect to the Class A-1, Class A-2A, Class A-2B, Class A-3,
      Class A-SB and Class A-4 Certificates for, such Distribution Date) equal to the Loan Group No. 1 Principal Distribution Amount for such
      Distribution Date; and concurrently, to make distributions of principal to the Holders of the Class A-1A Certificates, in an amount (not to exceed the Class Principal Balance of the Class A-1A Certificates outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the Class A-1A Certificates for, such Distribution Date) equal to the Loan Group No. 2 Principal Distribution Amount for such
      Distribution Date; provided that, if the portion of the Net Available
      Distribution Amount for such Distribution Date remaining after the distributions of interest made pursuant to the immediately preceding clause (i) is less than the Net Principal Distribution Amount for such
      Distribution Date, then the Holders of the Class A-1, Class A-2A, Class
      A-2B, Class A-3, Class A-SB and Class A-4 Certificates shall have a prior right, relative to the Holders of the Class A-1A Certificates, to receive their distributions of principal pursuant to this clause (ii) out of the remaining portion of the Loan Group No. 1 Available Distribution Amount
      for such Distribution Date, and the Holders of the Class A-1A Certificates
      shall have a prior right, relative to the Holders of the Class A-1, Class
      A-2A, Class A-2B, Class A-3, Class A-SB and Class A-4 Certificates, to
      receive their distributions of principal pursuant to this clause (ii) out of the remaining portion of the Loan Group No. 2 Available Distribution
      Amount for such Distribution Date; and provided, further, that, notwithstanding the foregoing, if the aggregate of the Class Principal
      Balances of the Class A-MFX, Class A-J, Class B, Class C, Class D, Class
      E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N,
      Class O, Class P, Class Q and Class S and the Class A-MFL REMIC II Regular
      Interest Certificates has previously been reduced to zero, or if the subject Distribution Date is the final Distribution Date, then distributions of principal will be made to the Holders of the Class A-1,
      Class A-2A, Class A-2B, Class A-3, Class A-SB, Class A-4 and Class A-1A
      Certificates pursuant to this clause (ii) up to an amount equal to, and pro rata as among such Classes of Senior Certificates in accordance with, the Class Principal Balance of each such Class of Senior Certificates outstanding immediately prior to, together with all Certificate Deferred
      Interest with respect to the subject Class of Senior Certificates for, such Distribution Date (and without regard to Loan Groups or the Net
      Principal Distribution Amount for such Distribution Date);

                  (iii)   after the Class Principal Balance of the Class A-1A
      Certificates has been reduced to zero, to make distributions of principal, first, to the Holders of the Class A-SB

                                      -238-

      Certificates, until related Class Principal Balance (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal made with respect to the Class A-SB
      Certificates pursuant to the immediately preceding clause (ii), on such
      Distribution Date) is reduced to the Class A-SB Planned Principal Balance for such Distribution Date, and second, to the Holders of the Class A-1
      Certificates, until the related Class Principal Balance of the Class A-1
      Certificates (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause (ii), on such Distribution
      Date) is reduced to zero, and third, to the Holders of the Class A-2A
      Certificates, until the related Class Principal Balance of the Class A-2A
      Certificates (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause (ii), on such Distribution
      Date) is reduced to zero, and fourth, to the Holders of the Class A-2B
      Certificates, until the related Class Principal Balance of the Class A-2B
      Certificates (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause (ii), on such Distribution
      Date) is reduced to zero, and fifth, to the Holders of the Class A-3
      Certificates, until the related Class Principal Balance of the Class A-3
      Certificates (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause (ii), on such Distribution
      Date) is reduced to zero, and sixth, to the Holders of the Class A-SB
      Certificates until the related Class Principal Balance of the Class A-SB
      Certificates (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause (ii) and/or subclause first of this clause (iii), on such Distribution Date) is reduced to zero, and seventh, to the holders of the Class A-4 Certificates, until the related
      Class Principal Balance of the Class A-4 Certificates (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause (ii), on such Distribution Date) is reduced to zero, in that order, up to an aggregate amount for subclauses first through seventh of this clause (iii) (not to exceed the aggregate of the
      Class Principal Balances of the Class A-1, Class A-2A, Class A-2B, Class
      A-3, Class A-SB and Class A-4 Certificates outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the
      Class A-1, Class A-2A, Class A-2B, Class A-3, Class A-SB and Class A-4
      Certificates for, such Distribution Date, reduced by any distributions of principal made with respect to the Class A-1 Class A-2A, Class A-2B, Class
      A-3, Class A-SB and Class A-4 Certificates on such Distribution Date pursuant to the immediately preceding clause (ii)) equal to the excess, if any, of (A) the Loan Group No. 2 Principal Distribution Amount for such
      Distribution Date, over (B) the distributions of principal made with respect to the Class A-1A Certificates on such Distribution Date pursuant to the immediately preceding clause (ii);

                  (iv)    after the aggregate of the Class Principal Balances
      of the Class A-1, Class A-2A, Class A-2B, Class A-3, Class A-SB and Class
      A-4 Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class A-1A Certificates, up to an amount
      (not to exceed the Class Principal Balance of the Class A-1A Certificates
      outstanding immediately prior to, together with all Certificate Deferred
      Interest with respect to the Class A-1A Certificates for, such
      Distribution Date, reduced by any distributions of principal made with respect to the Class A-1A Certificates on such Distribution Date pursuant to clause (ii) above) equal to the excess, if any, of (A) the Loan Group
      No. 1 Principal Distribution Amount for such Distribution Date, over (B)
      the aggregate distributions of principal made with respect to the

                                      -239-

      Class A-1, Class A-2A, Class A-2B, Class A-3, Class A-SB and/or Class A-4
      Certificates on such Distribution Date pursuant to clause (ii) above;

                  (v)     to make distributions to the Holders of the Class A-1,
      Class A-2A, Class A-2B, Class A-3, Class A-SB, Class A-4 and Class A-1A
      Certificates, up to an amount equal to, pro rata as among such Classes of
      Senior Class A Certificates in accordance with, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to each such Class of Senior Certificates and not previously reimbursed;

                  (vi)    to make distributions of interest to the Holders of
      the Class A-MFX Certificates and to the Floating Rate Account with respect to the Class A-MFL REMIC II Regular Interest, up to an amount equal to, and pro rata as between the Class A-MFX Certificates and the Class A-MFL
      REMIC II Regular Interest in accordance with, all Distributable
      Certificate Interest in respect of the Class A-MFX Certificates and the
      Class A-MFL REMIC II Regular Interest, respectively, for such Distribution
      Date and, to the extent not previously paid, for all prior Distribution
      Dates, if any;

                  (vii)   after the Class Principal Balances of the Class A-1,
      Class A-2A, Class A-2B, Class A-3, Class A-SB, Class A-4 and Class A-1A
      Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class A-MFX Certificates and to the Floating Rate
      Account with respect to the Class A-MFL REMIC II Regular Interest, on a pro rata basis by balance, up to an amount (not to exceed the aggregate of the Class Principal Balances of the Class A-MFX Certificates and the Class
      A-MFL REMIC II Regular Interest outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the Class A-MFX
      Certificates and the Class A-MFL REMIC II Regular Interest for, such
      Distribution Date) equal to the entire Net Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such
      Distribution Date to the Holders of any Class of Senior Class A
      Certificates pursuant to any prior clause of this Section 4.01(a));
      provided that, on the final Distribution Date, distributions of principal pursuant to this clause (vii) shall be made up to an amount equal to, and on a pro rata basis as between the Class A-MFX Certificates and the Class
      A-MFL REMIC II Regular Interest in accordance with, the Class Principal
      Balance of each of the Class A-MFX Certificates and the Class A-MFL REMIC
      II Regular Interest outstanding immediately prior to, together with all
      Certificate Deferred Interest with respect to each of the Class A-MFX
      Certificates and the Class A-MFL REMIC II Regular Interest for, such
      Distribution Date;

                  (viii)  to make distributions to the Holders of the Class
      A-MFX Certificates and to the Floating Rate Account with respect to the
      Class A-MFL REMIC II Regular Interest, up to an amount equal to, pro rata as between the Class A-MFX Certificates and the Class A-MFL REMIC II
      Regular Interest in accordance with, and in reimbursement of, all Realized
      Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class A-MFX Certificates and the Class A-MFL REMIC II Regular
      Interest, respectively, and not previously reimbursed;

                  (ix)    to make distributions of interest to the Holders of
      the Class A-J Certificates, up to an amount equal to all Distributable
      Certificate Interest in respect of such

                                      -240-

      Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

                  (x)     after the Class Principal Balance of the Class A-MFX
      Certificates and the Class A-MFL REMIC II Regular Interest has been reduced to zero, to make distributions of principal to the Holders of the
      Class A-J Certificates, up to an amount (not to exceed the Class Principal
      Balance of the Class A-J Certificates outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the Class
      A-J Certificates for, such Distribution Date) equal to the entire Net
      Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Sequential Pay Certificates or to the Floating Rate
      Account with respect to the Class A-MFL REMIC II Regular Interest pursuant to any prior clause of this Section 4.01(a)); provided that, on the final
      Distribution Date, distributions of principal pursuant to this clause (x)
      shall be made up to the Class Principal Balance of the Class A-J
      Certificates outstanding immediately prior to, together with all
      Certificate Deferred Interest with respect to the Class A-J Certificates for, such Distribution Date;

                  (xi)    to make distributions to the Holders of the Class A-J
      Certificates, up to an amount equal to, and in reimbursement of, all
      Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class A-J Certificates and not previously reimbursed; and

                  (xii)   to make distributions to the Holders of the
      remaining Classes of the Regular Certificates as provided in Section
      4.01(b).

            All distributions of interest, if any, made with respect to each
Class of the Class X Certificates on any Distribution Date, pursuant to this
Section 4.01(a), shall be made, and shall be deemed to have been made, in respect of the various Class X Components of such Class of the Class X
Certificates, pro rata in accordance with the respective amounts of
Distributable Component Interest in respect of such Class X Components for such
Distribution Date and, to the extent not previously deemed paid pursuant to this paragraph, for all prior Distribution Dates, if any.

            (b)   On each Distribution Date, through and including the final
Distribution Date, after making the distributions with respect to the Senior
Certificates, the Class A-MFX Certificates, the Class A-MFL REMIC II Regular
Interest and the Class A-J Certificates provided for in Section 4.01(a), the
Certificate Administrator shall, based on, among other things, information provided by the Master Servicers and, if applicable, the Special Servicer, apply the remaining portion, if any, of the Net Available Distribution Amount for such
Distribution Date to make the distributions described in the next paragraph to the Holders of the various Classes of the Class B Through S Certificates, such distributions to be made sequentially among such Classes of Certificateholders in the alphabetic order of the Class designations of their respective
Certificates (beginning with the Class B Certificates and ending with the Class
S Certificates), in each case to the extent of the Remaining Net Available
Distribution Amount with respect to the subject Class of Certificates for such
Distribution Date.

                                      -241-

            On each Distribution Date, through and including the final
Distribution Date, the Holders of each Class of the Class B Through S
Certificates will be entitled to receive, subject to the Remaining Net Available
Distribution Amount with respect to such Class of Certificates for such
Distribution Date, the following distributions in the following order of priority, in each case to the extent of the remaining available funds:

            first, distributions of interest, up to an amount equal to all
Distributable Certificate Interest with respect to the subject Class of
Certificates for such Distribution Date and, to the extent not previously received, for all prior Distribution Dates, if any;

            second, distributions of principal, up to an amount (not to exceed the Class Principal Balance of the subject Class of Certificates outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the subject Class of Certificates for, such Distribution Date) equal to the Remaining Net Principal Distribution Amount with respect to the subject
Class of Certificates for such Distribution Date (or, if such Distribution Date is the final Distribution Date, then up to an amount equal to the entire Class
Principal Balance of the subject Class of Certificates immediately prior to such
Distribution Date); and

            third, reimbursements of any and all Realized Losses and Additional
Trust Fund Expenses, if any, previously allocated to the subject Class of
Certificates pursuant to Section 4.04(a) and not previously reimbursed;

provided that no distributions of principal will be made with respect to any
Class of the Class B Through S Certificates until the reduction to zero of the
Class Principal Balance of each Class of the Class A-1, Class A-2A, Class A-2B,
Class A-3, Class A-SB, Class A-4, Class A-1A, Class A-MFX and Class A-J
Certificates, the Class Principal Balance of the Class A-MFL REMIC II Regular
Interest and the Class Principal Balance of each other Class of the Class B
Through S Certificates, if any, that has an earlier alphabetic Class designation
(that is, "Class B" comes before "Class C", "Class C" comes before "Class D", and so forth) than does the subject Class of Certificates.

            On each Distribution Date, through and including the final
Distribution Date, the Certificate Administrator shall, based on, among other things, information provided by Master Servicer No. 1 and, if applicable, the
Special Servicer, withdraw from the Distribution Account and apply the Class WFC
Available Distribution Amount for such Distribution Date, such application to be for the following purposes and in the following order of priority, in each case to the extent of remaining available funds:

            first, to make distributions of interest to the Holders of the Class
WFC-1 and Class WFC-X Certificates, up to an amount equal to, and pro rata as between those Classes of Certificates in accordance with, all Distributable
Certificate Interest with respect to each such Class of Certificates for such
Distribution Date and, to the extent not previously received, for all prior
Distribution Dates, if any;

            second, to make distributions of principal to the Holders of the
Class WFC-1 Certificates, up to an amount (not to exceed the Class Principal
Balance of such Class of Certificates outstanding immediately prior to, together with all Certificate Deferred Interest with respect to such Class of
Certificates for, such Distribution Date) equal to the Class WFC-1 Principal
Distribution Amount for such Distribution Date and, to the extent not previously received, for all prior Distribution Dates, if any

                                      -242-

(or, if such Distribution Date is the final Distribution Date, then up to an amount equal to the entire Class Principal Balance of such Class of Certificates immediately prior to such Distribution Date);

            third, to reimburse the Holders of the Class WFC-1 Certificates of any and all Realized Losses and Additional Trust Fund Expenses, if any,
previously allocated to such Class of Certificates pursuant to Section 4.04(a)
and not previously reimbursed;

            fourth, to make distributions of interest to the Holders of the
Class WFC-2 Certificates, up to an amount equal to all Distributable Certificate
Interest with respect to such Class of Certificates for such Distribution Date and, to the extent not previously received, for all prior Distribution Dates, if any;

            fifth, to make distributions of principal to the Holders of the
Class WFC-2 Certificates, up to an amount (not to exceed the Class Principal
Balance of such Class of Certificates outstanding immediately prior to, together with all Certificate Deferred Interest with respect to such Class of
Certificates for, such Distribution Date) equal to the Class WFC-2 Principal
Distribution Amount for such Distribution Date and, to the extent not previously received, for all prior Distribution Dates, if any (or, if such Distribution
Date is the final Distribution Date, then up to an amount equal to the entire
Class Principal Balance of such Class of Certificates immediately prior to such
Distribution Date);

            sixth, to reimburse the Holders of the Class WFC-2 Certificates of any and all Realized Losses and Additional Trust Fund Expenses, if any,
previously allocated to such Class of Certificates pursuant to Section 4.04(a)
and not previously reimbursed;

            seventh, to make distributions of interest to the Holders of the
Class WFC-3 Certificates, up to an amount equal to all Distributable Certificate
Interest with respect to such Class of Certificates for such Distribution Date and, to the extent not previously received, for all prior Distribution Dates, if any;

            eighth, to make distributions of principal to the Holders of the
Class WFC-3 Certificates, up to an amount (not to exceed the Class Principal
Balance of such Class of Certificates outstanding immediately prior to, together with all Certificate Deferred Interest with respect to such Class of
Certificates for, such Distribution Date) equal to the Class WFC-3 Principal
Distribution Amount for such Distribution Date and, to the extent not previously received, for all prior Distribution Dates, if any (or, if such Distribution
Date is the final Distribution Date, then up to an amount equal to the entire
Class Principal Balance of such Class of Certificates immediately prior to such
Distribution Date); and

            ninth, to reimburse the Holders of the Class WFC-3 Certificates of any and all Realized Losses and Additional Trust Fund Expenses, if any,
previously allocated to such Class of Certificates pursuant to Section 4.04(a)
and not previously reimbursed.

            (c)   On each Distribution Date, through and including the Final
Distribution Date, after making the distributions with respect to the Regular
Certificates provided for in Sections 4.01(a) and 4.01(b), the Certificate
Administrator shall apply the remaining portion, if any, of the Net Available
Distribution Amount for such Distribution Date to make distributions to the
Holders of the Class R Certificates.

                                      -243-

            (d)   On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account any amounts that represent Prepayment
Premiums and/or Yield Maintenance Charges Received by the Trust on the Trust
Mortgage Loans and any REO Trust Mortgage Loans during the related Collection
Period (in each case, net of any Liquidation Fees payable in connection with the receipt thereof and, in the case of the One World Financial Center Trust
Mortgage Loan or any successor REO Trust Mortgage Loan, exclusive of any Class
WFC Prepayment Consideration) and shall be deemed to distribute each such
Prepayment Premium and/or Yield Maintenance Charge or applicable portion thereof from REMIC I to REMIC II in respect of REMIC I Regular Interest A-1 (whether or not such REMIC I Regular Interest has received all distributions of interest and principal to which it is entitled), and then shall distribute each such
Prepayment Premium and/or Yield Maintenance Charge or applicable portion thereof, as additional yield, as follows:

                  (i)     first, on a pari passu basis, to the Holders of the
      respective Classes of Sequential Pay Certificates (other than any Excluded
      Class thereof) entitled to distributions of principal on such Distribution
      Date, pursuant to Section 4.01(a) or Section 4.01(b), as applicable, with respect to the Loan Group that includes the prepaid Trust Mortgage Loan or
      REO Trust Mortgage Loan, as the case may be, and to the Floating Rate
      Account with respect to the Class A-MFL REMIC II Regular Interest (if it is entitled to distributions of principal on such Distribution Date, pursuant to Section 4.01(a), with respect to the Loan Group that includes the prepaid Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be), up to an amount equal to, and pro rata based on, the Additional
      Yield Amounts for each such Class of Certificates and, if applicable, the
      Class A-MFL REMIC II Regular Interest for such Distribution Date with respect to the subject Prepayment Premium or Yield Maintenance Charge, as the case may be; and

                  (ii)    second, on a pari passu basis, to the Holders of the
      Class XC Certificates, up to 63% of any remaining portion of such Yield
      Maintenance Charges and/or Prepayment Premiums, and to the Holders of the
      Class XW Certificates, up to 37% of any remaining portion of such Yield
      Maintenance Charges and/or Prepayment Premiums.

            On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account any amounts that represent Class WFC
Prepayment Consideration Received by the Trust on the One World Financial Center
Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto during the related Collection Period and shall be deemed to distribute such Class WFC Prepayment Consideration from REMIC I to REMIC II in respect of
REMIC I Regular Interest WFC-1 (whether or not such REMIC I Regular Interest has received all distributions of interest and principal to which it is entitled), and then shall distribute such Class WFC Prepayment Consideration, as additional yield, as follows:

                  (i)     first, to the Holders of the respective Classes of
            Class WFC Principal Balance entitled to distributions of principal on such Distribution Date, pursuant to Section 4.01(b), up to an amount equal to, and pro rata based on, the Class WFC Additional
            Yield Amounts for each such Class of Certificates for such
            Distribution Date with respect to the subject Class WFC Prepayment
            Consideration, as the case may be; and

                                      -244-

                  (ii)    second, to the Holders of the Class WFC-X
            Certificates, up to any remaining portion of such Class WFC
            Prepayment Consideration.

            Any distributions of additional interest, in the form of Yield
Maintenance Charges and/or Prepayment Premiums, made with respect to any Class of Class X Certificates on any Distribution Date pursuant to this Section
4.01(d) shall be allocated among the respective Class X Components of such Class on a pro rata basis in accordance with the relative amounts by which their respective Component Notional Amounts declined as a result of deemed distributions of principal on the REMIC I Regular Interests on such Distribution
Date pursuant to Section 4.01(l) (or, if there were no such declines, then on a pro rata basis in accordance with the relative sizes of their respective
Component Notional Amounts).

            On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account any amounts that represent Early
Defeasance Yield Maintenance Payments Received by the Trust during the related
Collection Period and shall distribute any such amounts as follows: (i) 12.14%
of each such Early Defeasance Yield Maintenance Payment shall be distributed to the Holders of the Class A-1 Certificates; (ii) 4.67% of each such Early
Defeasance Yield Maintenance Payment shall be distributed to the Holders of the
Class A-2A Certificates; and (iii) the remaining portion of such Early
Defeasance Yield Maintenance Payment shall be distributed to the Holders of the
Class XC Certificates (to the extent of 63% of such remaining portion) and the
Holders of the Class XW Certificates (to the extent of 37% of such remaining portion).

            (e)   On each Distribution Date, the Certificate Administrator shall withdraw from the Additional Interest Account any amounts that represent
Additional Interest actually collected during the related Collection Period on the ARD Trust Mortgage Loans and any successor REO Trust Mortgage Loans with respect thereto and shall distribute such amounts to the Holders of the Class Y
Certificates.

            (f)   Subject to Section 3.28, on each Distribution Date (after any and all transfers to the Floating Rate Account on such Distribution Date, pursuant to Section 4.01(a) and/or Section 4.01(d), and any payments to the Swap
Counterparty on such Distribution Date, pursuant to Section 3.28(d) and the Swap
Agreement), the Certificate Administrator shall apply amounts on deposit in the
Floating Rate Account for the following purposes and in the following order of priority, in each case to the extent of the remaining Class A-MFL Available
Funds (exclusive of any portion thereof that constitutes Yield Maintenance
Charges and/or Prepayment Premiums) for such Distribution Date:

                  (i)     to make distributions of interest to the Holders of
            the Class A-MFL Certificates, up to the Class A-MFL Interest
            Distribution Amount for such Distribution Date;

                  (ii)    to make distributions of principal to the Holders of
            the Class A-MFL Certificates, in reduction of the Class Principal
            Balance thereof, up to the Class A-MFL Principal Distribution Amount for such Distribution Date, until such Class Principal Balance has been reduced to zero;

                  (iii)   to reimburse the Holders of the Class A-MFL
            Certificates, until all Realized Losses and Additional Trust Fund
            Expenses previously allocated to the Class A-MFL Certificates, but not previously reimbursed, have been reimbursed in full; and

                                      -245-

                  (iv)    to make distributions to the Holders of the Class
            A-MFL Certificates of any remaining amount.

            For so long as the Swap Agreement is in effect and there is no continuing payment default thereunder on the part of the Swap Counterparty, all
Prepayment Premiums and Yield Maintenance Charges allocable to the Class A-MFL
REMIC II Regular Interest shall be payable to the Swap Counterparty pursuant to the terms of the Swap Agreement. However, during the occurrence of a payment default on the part of the Swap Counterparty under the Swap Agreement or if the
Swap Agreement is terminated and a replacement Swap Agreement is not obtained, then all Prepayment Premiums and Yield Maintenance Charges distributed to the
Floating Rate Account with respect to the Class A-MFL REMIC II Regular Interest shall be distributed by the Certificate Administrator to the Holders of the
Class A-MFL Certificates on the subject Distribution Date.

            (g)   All distributions made with respect to each Class of
Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage
Interests. Except as otherwise provided below, all such distributions with respect to each Class on each Distribution Date shall be made to the
Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to (or, in the case of the first Distribution
Date, no later than) the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution
Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. The final distribution on each
Certificate (determined, in the case of a Principal Balance Certificate, without regard to any possible future reimbursement of any Realized Loss or Additional
Trust Fund Expense previously allocated to such Certificate) will be made in a like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution. Prior to any termination of the Trust Fund pursuant to Section 9.01, any distribution that is to be made with respect to a Certificate in reimbursement of a Realized Loss or
Additional Trust Fund Expense previously allocated thereto, which reimbursement is to occur after the date on which such Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Certificateholder that surrendered such Certificate as such address last appeared in the Certificate Register or to any other address of which the Certificate Administrator was subsequently notified in writing. If such check is returned to the Certificate Administrator, the Certificate
Administrator, directly or through an agent, shall take such reasonable steps to contact the related Holder and deliver such check as it shall deem appropriate.
Any funds in respect of a check returned to the Certificate Administrator shall be set aside by the Certificate Administrator and held uninvested in trust and credited to the account of the appropriate Holder. The costs and expenses of locating the appropriate Holder and holding such funds shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If the Certificate Administrator has not, after having taken such reasonable steps, located the related Holder by the second anniversary of the initial sending of a check, the Certificate Administrator shall, subject to applicable law, distribute the unclaimed funds to the Holders of the Class R Certificates. Distributions in reimbursement of Realized Losses and Additional Trust Fund Expenses previously allocated to a Class of Principal
Balance Certificates shall not constitute distributions of principal and shall not result in reduction of the related Class Principal Balance.

                                      -246-

            (h)   Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its
Depository Participants in accordance with its normal procedures. Each
Depository Participant shall be responsible for disbursing such distribution to the related Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the related Certificate Owners that it represents. None of the Trustee, the Certificate Administrator, the Certificate Registrar, the
Depositor or any Master Servicer shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law. The Certificate
Administrator and the Depositor shall perform their respective obligations under a Letter of Representations among the Depositor, the Certificate Administrator and the Initial Depository dated as of the Closing Date.

            (i)   The rights of the Certificateholders to receive distributions from the proceeds of the Trust Fund in respect of the Certificates, and all rights and interests of the Certificateholders in and to such distributions, shall be as set forth in this Agreement. Neither the Holders of any Class of
Certificates nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Certificates in respect of amounts properly previously distributed on the Certificates.

            (j)   Except as otherwise provided in Section 9.01, whenever the
Certificate Administrator expects that, or receives written notification that, the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any Realized Loss or
Additional Trust Fund Expense previously allocated to such Class of
Certificates) will be made on the next Distribution Date, the Certificate
Administrator shall, as soon as reasonably possible (and, in any event, no later than five (5) days after the related Determination Date), mail to each Holder of record on such date of such Class of Certificates a notice to the effect that:

                  (i)     the Certificate Administrator expects that the final
      distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such
      Certificates at the office of the Certificate Registrar or at such other location therein specified, and

                  (ii)    no interest shall accrue on such Certificates from
      and after such Distribution Date.

            Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or
Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(j) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the
Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one (1) year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering
Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of

                                      -247-

the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former
Holder on any amount held in trust pursuant to this paragraph. If all of the
Certificates shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, the Certificate Administrator shall, subject to applicable law, distribute to the Holders of the Class R
Certificates all unclaimed funds and other assets which remain subject thereto.

            (k)   Notwithstanding any other provision of this Agreement, the
Certificate Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the
Code. The Certificate Registrar shall promptly provide the Certificate
Administrator with any IRS Forms W-9, W-8BEN, W-8IMY (and all appropriate attachments) or W-8ECI upon its receipt thereof. The consent of
Certificateholders shall not be required for such withholding. If the
Certificate Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Certificateholders. Such amounts shall be deemed to have been distributed to such Certificateholders for all purposes of this
Agreement.

            (l)   All distributions made in respect of each Class of the
Principal Balance Certificates (exclusive of the Class A-MFL Certificates) and the Class A-MFL REMIC II Regular Interest on each Distribution Date (including the final Distribution Date) pursuant to Section 4.01(a), Section 4.01(b) or
Section 4.01(n) shall be deemed to have first been distributed from REMIC I to
REMIC II with respect to the Corresponding REMIC I Regular Interest(s) for such
Class of Certificates or the Class A-MFL REMIC II Regular Interest, as the case may be; and all distributions made with respect to each Class of the Class X
Certificates on each Distribution Date pursuant to Section 4.01(a) or Section
4.01(b) and allocable to any particular Class X Component of such Class of Class
X Certificates, shall be deemed to have first been distributed from REMIC I to
REMIC II in respect of the Corresponding REMIC I Regular Interest for such Class
X Component. In each case, if such distribution on any Class of Regular
Certificates, or the Class A-MFL REMIC II Regular Interest, as the case may be, was a distribution of accrued interest, of principal or in reimbursement of any
Realized Loss or Additional Trust Fund Expense previously allocated thereto, then the corresponding distribution deemed to be made on a REMIC I Regular
Interest pursuant to the preceding sentence shall be deemed to also be, respectively, a distribution of accrued interest, of principal or in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such REMIC I Regular Interest.

            In the case of each Class of Sequential Pay Certificates (exclusive of the Class A-MFL Certificates) and the Class A-MFL REMIC II Regular Interest,
37% of all deemed distributions made on the Corresponding REMIC II Regular
Interests shall be allocated to the Corresponding REMIC I Regular Interest with a designation that ends with "--Prime" and the remaining 63% of those deemed distributions shall be allocated to the other Corresponding REMIC II Regular
Interest(s). If a Class of Sequential Pay Certificates (exclusive of the Class
A-MFL Certificates) or the Class A-MFL REMIC II Regular Interest has two or more
Corresponding REMIC I Regular Interests (in addition to a Corresponding REMIC I
Regular Interest with a designation that ends with "--Prime"), then:

                  (i)     deemed distributions of accrued interest made on such
            two or more additional Corresponding REMIC I Regular Interests on any Distribution Date shall be

                                      -248-

            allocated between or among them, as applicable, on a pro rata basis in accordance with the respective amounts of Uncertificated
            Distributable Interest in respect of such Corresponding REMIC I
            Regular Interests for such Distribution Date and, to the extent not previously deemed distributed, for all prior Distribution Dates, if any;

                  (ii)    deemed distributions of principal made on such two or
            more additional Corresponding REMIC I Regular Interests on any
            Distribution Date shall be allocated to them in numeric order (i.e., from lowest number to highest number) of the respective ending numbers of the respective alphanumeric designations for such
            Corresponding REMIC I Regular Interests, in each case up to an amount equal to the REMIC I Principal Balance of the subject
            Corresponding REMIC I Regular Interest outstanding immediately prior to, and any REMIC I Deferred Interest in respect of the subject
            Corresponding REMIC I Regular Interest for, such Distribution Date
            (such that no deemed distribution of principal will be made on any such Corresponding REMIC I Regular Interest until the REMIC I
            Principal Balance of each other such Corresponding REMIC I Regular
            Interest, if any, with an alphanumeric designation that ends in a lower number, has been paid in full; and

                  (iii)   deemed distributions made on such two or more
            additional Corresponding REMIC I Regular Interests on any
            Distribution Date in reimbursement of Realized Losses and Additional
            Trust Fund Expenses previously allocated thereto shall be allocated to them in the same order that deemed distributions of principal made on such Corresponding REMIC I Regular Interests are allocated to then pursuant to subclause (ii) of this paragraph, in each case up to the amount of all unreimbursed Realized Losses and Additional
            Trust Fund Expenses previously allocated to the subject REMIC I
            Regular Interest.

            (m)   On each Distribution Date, immediately prior to making any actual distributions on the Certificates or any corresponding deemed distributions on the REMIC I Regular Interests pursuant to any other subsection of this Section 4.01, provided that no One World Financial Center Payment
Trigger Event existed at the close of business on the related Determination
Date, the Certificate Administrator shall be deemed to have made (or, in the case of clauses (vii) - (ix) below, shall actually make), based on information provided by the applicable Master Servicer or, if applicable, the Special
Servicer, out of the One World Financial Center Available Distribution Amount
for such Distribution Date, the following distributions to REMIC I and/or the applicable Holders and/or Certificate Owners of Class WFC Certificates, in the
following order of priority, in each case to the extent of the remaining portion of the One World Financial Center Available Distribution Amount for such
Distribution Date:

                  (i)     distributions to REMIC I of accrued interest with
            respect to Loan REMIC Regular Interest WFC-I, up to an amount equal to all Uncertificated Distributable Interest with respect to such
            Loan REMIC Regular Interest for such Distribution Date and, to the extent not previously deemed distributed, for all prior Distribution
            Dates, if any;

                  (ii)    distributions to REMIC I of principal with respect to
            Loan REMIC Regular Interest WFC-I, up to an amount (not to exceed the Loan REMIC Principal Balance of such Loan REMIC Regular Interest immediately prior to, together with any

                                      -249-

            Loan REMIC Deferred Interest with respect to such Loan REMIC Regular
            Interest for, such Distribution Date) equal to the product of (A) a fraction, expressed as a percentage, the numerator of which is equal to the Loan REMIC Principal Balance of such Loan REMIC Regular
            Interest immediately prior to, together with any Loan REMIC Deferred
            Interest with respect to such Loan REMIC Regular Interest for, such
            Distribution Date, and the denominator of which is equal to the aggregate Loan REMIC Principal Balance of Loan REMIC Regular
            Interest WFC-I and Loan REMIC Regular Interest WFC-II immediately prior to, together with any Loan REMIC Deferred Interest with respect to Loan REMIC Regular Interest WFC-I and Loan REMIC Regular
            Interest WFC-II for, such Distribution Date, multiplied by (B) that portion, if any, of the Principal Distribution Amount for such
            Distribution Date that is allocable to the One World Financial
            Center Trust Mortgage Loan;

                  (iii)   reimbursements to REMIC I of any Realized Losses and
            Additional Trust Fund Expenses previously allocated to Loan REMIC
            Regular Interest WFC-I and not previously reimbursed;

                  (iv)    distributions to REMIC I of accrued interest with
            respect to Loan REMIC Regular Interest WFC-II, up to an amount equal to all Uncertificated Distributable Interest with respect to such
            Loan REMIC Regular Interest for such Distribution Date and, to the extent not previously deemed distributed, for all prior Distribution
            Dates, if any;

                  (v)     distributions to REMIC I of principal with respect to
            Loan REMIC Regular Interest WFC-II, up to an amount (not to exceed the Loan REMIC Principal Balance of such Loan REMIC Regular Interest immediately prior to, together with any Loan REMIC Deferred Interest with respect to such Loan REMIC Regular Interest for, such
            Distribution Date) equal to the product of (A) a fraction, expressed as a percentage, the numerator of which is equal to the Loan REMIC
            Principal Balance of such Loan REMIC Regular Interest immediately prior to, together with any Loan REMIC Deferred Interest with respect to such Loan REMIC Regular Interest for, such Distribution
            Date, and the denominator of which is equal to the aggregate Loan
            REMIC Principal Balance of Loan REMIC Regular Interest WFC-I and
            Loan REMIC Regular Interest WFC-II immediately prior to, together with any Loan REMIC Deferred Interest with respect to Loan REMIC
            Regular Interest WFC-I and Loan REMIC Regular Interest WFC-II for,
            such Distribution Date, multiplied by (B) that portion, if any, of the Principal Distribution Amount for such Distribution Date that is allocable to the One World Financial Center Trust Mortgage Loan;

                  (vi)    reimbursements to REMIC I of any Realized Losses and
            Additional Trust Fund Expenses previously allocated to Loan REMIC
            Regular Interest WFC-II and not previously reimbursed;

                  (vii)   reimbursements to the Holders and/or Certificate
            Owners, as applicable, of Class WFC-1 Certificates of all
            unreimbursed cure payments previously made thereby under this
            Agreement, on a pro rata basis in accordance with the respective amounts of such unreimbursed cure payments payable to such Holders and/or Certificate Owners;

                                      -250-

                  (viii)  reimbursements to the Holders and/or Certificate
            Owners, as applicable, of Class WFC-2 Certificates of all
            unreimbursed cure payments previously made thereby under this
            Agreement, on a pro rata basis in accordance with the respective amounts of such unreimbursed cure payments payable to such Holders and/or Certificate Owners; and

                  (ix)    reimbursements to the Holders and/or Certificate
            Owners, as applicable, of Class WFC-3 Certificates of all
            unreimbursed cure payments previously made thereby under this
            Agreement, on a pro rata basis in accordance with the respective amounts of such unreimbursed cure payments payable to such Holders and/or Certificate Owners;

provided that, if any payments (or Advances in lieu thereof) or other collections on the One World Financial Center Trust Mortgage Loan or any related
REO Property constituting part of the One World Financial Center Available
Distribution Amount for any Distribution Date are applied to reimburse
Nonrecoverable Advances or pay Additional Trust Fund Expenses with respect to any other Mortgage Loans or REO Mortgage Loans, then such payments (or Advances in lieu thereof) or other collections shall be deemed to have been distributed from the applicable Loan REMIC to REMIC I with respect to Loan REMIC Regular
Interest WFC-I in payment of amounts deemed distributable to REMIC I with respect to such Loan REMIC Regular Interest pursuant to clauses (i) - (iii)
above on the subject Distribution Date.

            On each Distribution Date, immediately prior to making any actual distributions on the Certificates or any corresponding deemed distributions on the REMIC I Regular Interests pursuant to any other subsection of this Section
4.01, provided that a One World Financial Center Payment Trigger Event existed at the close of business on the related Determination Date, the Certificate
Administrator shall be deemed to have made (or, in the case of clauses (vii) -
(ix) below, shall actually make), based on information provided by the applicable Master Servicer or, if applicable, the Special Servicer, out of the
One World Financial Center Available Distribution Amount for such Distribution
Date, the following distributions to REMIC I and/or the applicable Holders and/or Certificate Owners of Class WFC Certificates, in the following order of priority, in each case to the extent of the remaining portion of the One World
Financial Center Available Distribution Amount for such Distribution Date:

                  (i)     distributions to REMIC I of accrued interest with
            respect to Loan REMIC Regular Interest WFC-I, up to an amount equal to all Uncertificated Distributable Interest with respect to such
            Loan REMIC Regular Interest for such Distribution Date and, to the extent not previously deemed distributed, for all prior Distribution
            Dates, if any;

                  (ii)    distributions to REMIC I of principal with respect to
            Loan REMIC Regular Interest WFC-I, up to an amount (not to exceed the Loan REMIC Principal Balance of such Loan REMIC Regular Interest immediately prior to, together with any Loan REMIC Deferred Interest with respect to such Loan REMIC Regular Interest for, such
            Distribution Date) equal to 100% of that portion, if any, of the
            Principal Distribution Amount for such Distribution Date that is allocable to the One World Financial Center Trust Mortgage Loan or
            any successor REO Trust Mortgage Loan with respect thereto;

                                      -251-

                  (iii)   reimbursements to REMIC I of any Realized Losses and
            Additional Trust Fund Expenses previously allocated to Loan REMIC
            Regular Interest WFC-I and not previously reimbursed;

                  (iv)    distributions to REMIC I of accrued interest with
            respect to Loan REMIC Regular Interest WFC-II, up to an amount equal to all Uncertificated Distributable Interest with respect to such
            Loan REMIC Regular Interest for such Distribution Date and, to the extent not previously deemed distributed, for all prior Distribution
            Dates, if any;

                  (v)     distributions to REMIC I of principal with respect to
            Loan REMIC Regular Interest WFC-II, up to an amount (not to exceed the Loan REMIC Principal Balance of such Loan REMIC Regular Interest immediately prior to, together with any Loan REMIC Deferred Interest with respect to such Loan REMIC Regular Interest for, such
            Distribution Date) equal to the excess, if any, of (A) 100% of that portion, if any, of the Principal Distribution Amount for such
            Distribution Date that is allocable to the One World Financial
            Center Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, over (B) any distributions of principal to
            REMIC I with respect to such Loan REMIC Regular Interest pursuant to clause (ii) of this paragraph;

                  (vi)    reimbursements to REMIC I of any Realized Losses and
            Additional Trust Fund Expenses previously allocated to Loan REMIC
            Regular Interest WFC-II and not previously reimbursed;

                  (vii)   reimbursements to the Holders and/or Certificate
            Owners, as applicable, of Class WFC-1 Certificates of all
            unreimbursed cure payments previously made thereby under this
            Agreement, on a pro rata basis in accordance with the respective amounts of such unreimbursed cure payments payable to such Holders and/or Certificate Owners;

                  (viii)  reimbursements to the Holders and/or Certificate
            Owners, as applicable, of Class WFC-2 Certificates of all
            unreimbursed cure payments previously made thereby under this
            Agreement, on a pro rata basis in accordance with the respective amounts of such unreimbursed cure payments payable to such Holders and/or Certificate Owners; and

                  (ix)    reimbursements to the Holders and/or Certificate
            Owners, as applicable, of Class WFC-3 Certificates of all
            unreimbursed cure payments previously made thereby under this
            Agreement, on a pro rata basis in accordance with the respective amounts of such unreimbursed cure payments payable to such Holders and/or Certificate Owners;

provided that, if any payments (or Advances in lieu thereof) or other collections on the One World Financial Center Trust Mortgage Loan or any related
REO Property constituting part of the One World Financial Center Available
Distribution Amount for any Distribution Date are applied to reimburse
Nonrecoverable Advances or pay Additional Trust Fund Expenses with respect to any other Mortgage Loans or REO Mortgage Loans, then such payments (or Advances in lieu thereof) or other collections shall be deemed to have been distributed from the applicable Loan REMIC to REMIC I with respect to Loan REMIC Regular
Interest WFC-I in payment of amounts deemed distributable to REMIC I with

                                      -252-

respect to such Loan REMIC Regular Interest pursuant to clauses (i) - (iii) and
(v) above on the subject Distribution Date.

            On each Distribution Date, immediately prior to making any actual distributions on the Certificates or any corresponding deemed distributions on the REMIC I Regular Interests pursuant to any other subsection of this Section
4.01, the Certificate Administrator shall be deemed to have made, based on information provided by the applicable Master Servicer or, if applicable, the
Special Servicer, out of that portion of the Available Distribution Amount for such Distribution Date allocable to any Early Defeasance Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, the following distributions to REMIC I, in the following order of priority, in each case to the extent of the remaining portion of the Available Distribution Amount for such Distribution Date allocable to any Early Defeasance Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto:

                  (i)     distributions to REMIC I of accrued interest with
            respect to the related Loan REMIC Regular Interest, up to an amount equal to all Uncertificated Distributable Interest with respect to such Loan REMIC Regular Interest for such Distribution Date and, to the extent not previously deemed distributed, for all prior
            Distribution Dates, if any;

                  (ii)    distributions to REMIC I of principal with respect to
            the related Loan REMIC Regular Interest, up to an amount (not to exceed the Loan REMIC Principal Balance of such Loan REMIC Regular
            Interest immediately prior to, together with any Loan REMIC Deferred
            Interest with respect to such Loan REMIC Regular Interest for, such
            Distribution Date) equal to 100% of that portion, if any, of the
            Principal Distribution Amount for such Distribution Date that is allocable to such Early Defeasance Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto; and

                  (iii)   reimbursements to REMIC I of any Realized Losses and
            Additional Trust Fund Expenses previously allocated to the related
            Loan REMIC Regular Interest and not previously reimbursed.

            On each Distribution Date, any Yield Maintenance Charge or
Prepayment Premium received with respect to the One World Financial Center Trust
Mortgage Loan or any successor REO Mortgage Loan with respect thereto (net of any Liquidation Fee payable in connection with the receipt thereof) shall be deemed distributed to the related Loan REMIC Regular Interests on a pro rata basis in accordance with the respective amounts of principal deemed distributed with respect to such Loan REMIC Regular Interest on such Distribution Date pursuant to the foregoing paragraphs of this Section 4.01(m); and, on each
Distribution Date, any Yield Maintenance Charge or Prepayment Premium received with respect to an Early Defeasance Trust Mortgage Loan or any successor REO
Mortgage Loan with respect thereto (net of any Liquidation Fee payable in connection with the receipt thereof) shall be deemed distributed to the related
Loan REMIC Regular Interest.

            (n)   On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Gain-on-Sale Reserve Account and shall distribute such amounts to reimburse the Holders of each Class of Sequential Pay Certificates
(other than the Class A-MFL Certificates) and to reimburse Grantor Trust A-MFL with respect to the Class A-MFL REMIC II Regular Interest (in the same order of payment as provided for such reimbursements in Section 4.01(a) and Section
4.01(b)) up to an

                                      -253-

amount equal to all Realized Losses and Additional Trust Fund Expenses, if any,
previously deemed allocated thereto and remaining unreimbursed after application of the Net Available Distribution Amount for such Distribution Date. Amounts paid from the Gain-on-Sale Reserve Account pursuant to the preceding sentence shall first be deemed to have been distributed to the Corresponding REMIC I
Regular Interest(s) in reimbursement of Realized Losses and Additional Trust
Fund Expenses previously allocated thereto. Amounts paid from the Gain-on-Sale
Reserve Account will not reduce the Class Principal Balances of the respective
Classes of the Sequential Pay Certificates and/or the Class A-MFL REMIC II
Regular Interest with respect to which such distributions are being made. Any amounts remaining in the Gain-on-Sale Reserve Account after such distributions shall be applied to offset future Realized Losses and Additional Trust Fund
Expenses and upon termination of the Trust Fund, any amounts remaining in the
Gain-on-Sale Reserve Account shall be distributed to the Class R
Certificateholders.

            (o)   If, in connection with any Distribution Date, the Certificate
Administrator has reported the amount of an anticipated distribution to DTC based on a preliminary report received from a Master Servicer, and the final report from such Master Servicer changes the initial amounts forwarded by such
Master Servicer to the Certificate Administrator, the Certificate Administrator
shall use commercially reasonable efforts to notify DTC to make a revised distribution on a timely basis on such Distribution Date. The Certificate
Administrator shall not be liable or held responsible for any resulting delay
(or claim by DTC resulting therefrom) in the making of such distribution to the
Certificateholders and shall be entitled to reimbursement from the Trust for any reasonable costs or expenses resulting therefrom.

            SECTION 4.02    Statements to Certificateholders: CMSA Loan
                            Periodic Update File.

            (a)   On each Distribution Date, the Certificate Administrator shall make available on its website or forward by mail (or by electronic transmission acceptable to the recipient) to each Certificateholder, each initial Certificate
Owner and (upon written request made to the Certificate Administrator) each subsequent Certificate Owner (as identified to the reasonable satisfaction of the Certificate Administrator), the Depositor, each Master Servicer, the Special
Servicer, the Trustee, each Serviced Non-Trust Mortgage Loan Noteholder, the
Underwriters and each Rating Agency, a statement substantially in the form attached hereto as Exhibit F (a "Distribution Date Statement"), as to the
distributions made on such Distribution Date, based on, among other things, information provided to it by the Master Servicers and, if applicable, the
Special Servicer, setting forth, without limitation:

                  (i)     the amount of the distribution on such Distribution
      Date to the Holders of each Class of Principal Balance Certificates allocable to principal;

                  (ii)    the amount of the distribution on such Distribution
      Date to the Holders of each Class of Regular Certificates and the Class
      A-MFL Certificates allocable to interest;

                  (iii)   the amount of the distribution on such Distribution
      Date to the Holders of each Class of Regular Certificates and the Class
      A-MFL Certificates allocable to Prepayment Premiums and/or Yield
      Maintenance Charges;

                                      -254-

                  (iv)    the amount of the distribution on such Distribution
      Date to the Holders of each Class of Regular Certificates and the Class
      A-MFL Certificates in reimbursement of previously allocated Realized
      Losses and Additional Trust Fund Expenses;

                  (v)     the total payments and other collections Received by
      the Trust during the related Collection Period, the fees and expenses paid therefrom (with an identification of the general purpose of such fees and expenses and the party receiving such fees and expenses), and the
      Available Distribution Amount, the Net Available Distribution Amount, the
      Loan Group No. 1 Available Distribution Amount, the Loan Group No. 2
      Available Distribution Amount and the Class WFC Available Distribution
      Amount for such Distribution Date;

                  (vi)    (A) the aggregate amount of P&I Advances made in
      respect of such Distribution Date with respect to the Mortgage Pool pursuant to Section 4.03, including, without limitation, any amounts applied pursuant to Section 4.03(a)(ii), and the aggregate amount of unreimbursed P&I Advances with respect to the Mortgage Pool that had been outstanding at the close of business on the related Determination Date and the aggregate amount of interest accrued and payable to a Master Servicer, the Trustee or any Fiscal Agent in respect of such unreimbursed P&I
      Advances in accordance with Section 4.03(d) as of the close of business on the related Determination Date, (B) the aggregate amount of unreimbursed
      Servicing Advances (and/or comparable advances made in respect of an
      Outside Serviced Trust Mortgage Loan or any related REO Property pursuant to the related Outside Servicing Agreement) as of the close of business on the related Determination Date and (C) the aggregate amount of all unreimbursed Nonrecoverable Advances as of the close of business on the related Determination Date;

                  (vii)   the aggregate unpaid principal balance of the
      Mortgage Pool, Loan Group No. 1 and Loan Group No. 2, respectively, outstanding as of the close of business on the related Determination Date
      (separately identifying the portion of the unpaid principal balance of the
      One World Financial Center Trust Mortgage Loan or any successor REO Trust
      Mortgage Loan with respect thereto backing the Class WFC Certificates);

                  (viii)  the aggregate Stated Principal Balance of the
      Mortgage Pool, Loan Group No. 1 and Loan Group No. 2, respectively, outstanding immediately before and immediately after such Distribution
      Date (separately identifying the portion of the Stated Principal Balance of the One World Financial Center Trust Mortgage Loan or any successor REO
      Trust Mortgage Loan with respect thereto backing the Class WFC
      Certificates);

                  (ix)    the number, aggregate principal balance, weighted
      average remaining term to maturity and weighted average Mortgage Rate of the Trust Mortgage Loans as of the close of business on the related
      Determination Date;

                  (x)     the number, aggregate unpaid principal balance (as of
      the close of business on the related Determination Date) and aggregate
      Stated Principal Balance (immediately after such Distribution Date) of
      Trust Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days,
      (C) delinquent more than 89 days, (D) as to which foreclosure proceedings have been commenced, and (E) to the actual knowledge of a Master Servicer or Special Servicer in bankruptcy proceedings;

                                      -255-

                  (xi)    as to each Trust Mortgage Loan referred to in the
      preceding clause (x) above, (A) the loan number thereof, (B) the Stated
      Principal Balance thereof immediately following such Distribution Date, and (C) a brief description of any executed loan modification;

                  (xii)   with respect to any Trust Mortgage Loan as to which
      a Liquidation Event occurred during the related Collection Period (or, if applicable in the case of an Outside Serviced Trust Mortgage Loan, during the related Underlying Collection Period) (other than a payment in full),
      (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event
      (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss in connection with such Liquidation Event;

                  (xiii)  with respect to any Trust Mortgage Loan that was
      the subject of any material modification, extension or waiver during the related Collection Period (or, in the case of an Outside Serviced Trust
      Mortgage Loan, during the related Underlying Collection Period), (A) the loan number thereof, (B) the unpaid principal balance thereof and (C) a brief description of such modification, extension or waiver, as the case may be;

                  (xiv)   with respect to any Trust Mortgage Loan as to which
      an uncured and unresolved Breach or Document Defect that materially and adversely affects the value of such Mortgage Loan or the interests of the
      Certificateholders therein is alleged to exist, (A) the loan number thereof, (B) the unpaid principal balance thereof, (C) a brief description of such Breach or Document Defect, as the case may be, and (D) the status of such Breach or Document Defect, as the case may be, including any actions known to the Certificate Administrator that are being taken by or on behalf of the applicable Mortgage Loan Seller with respect thereto;

                  (xv)    with respect to any Trust Mortgage Loan as to which
      the related Mortgaged Property became an REO Property during the related
      Collection Period (or, in the case of an Outside Serviced Trust Mortgage
      Loan, during the related Underlying Collection Period), the loan number of such Trust Mortgage Loan and the Stated Principal Balance of such Trust
      Mortgage Loan as of the related date of acquisition;

                  (xvi)   with respect to any REO Property that was included
      (or an interest in which was included) in the Trust Fund as of the close of business on the related Determination Date, the loan number of the related Trust Mortgage Loan, the book value of such REO Property and the amount of REO Revenues and other amounts, if any, Received by the Trust with respect to such REO Property during the related Collection Period
      (separately identifying the portion thereof allocable to distributions on the Certificates) and, if available, the Appraised Value of such REO
      Property as expressed in the most recent appraisal thereof and the date of such appraisal;

                  (xvii)  with respect to any REO Property included in the
      Trust Fund as to which a Final Recovery Determination was made during the related Collection Period (or, in the case of an Outside Serviced Trust
      Mortgage Loan, during the related Underlying Collection Period), (A) the loan number of the related Trust Mortgage Loan, (B) the aggregate of all
      Liquidation Proceeds and other amounts received in connection with such
      Final Recovery Determination (separately identifying the portion thereof allocable to distributions on the

                                      -256-

      Certificates), and (C) the amount of any Realized Loss in respect of the related REO Trust Mortgage Loan in connection with such Final Recovery
      Determination;

                  (xviii) the Accrued Certificate Interest and Distributable
      Certificate Interest in respect of each Class of Regular Certificates and the Class A-MFL REMIC II Regular Interest, as well as the Class A-MFL
      Interest Distribution Amount, for such Distribution Date;

                  (xix)   any unpaid Distributable Certificate Interest in
      respect of each Class of Regular Certificates and the Class A-MFL REMIC II
      Regular Interest, as well as any unpaid portion of the Class A-MFL
      Interest Distribution Amount, after giving effect to the distributions made on such Distribution Date;

                  (xx)    the Pass-Through Rate for each Class of Regular
      Certificates, the Class A-MFL REMIC II Regular Interest and the Class
      A-MFL Certificates for such Distribution Date;

                  (xxi)   the Principal Distribution Amount, the Net Principal
      Distribution Amount, the Loan Group No. 1 Principal Distribution Amount,
      the Loan Group No. 2 Principal Distribution Amount and the Class WFC Total
      Principal Distribution Amount for such Distribution Date, separately identifying the respective components thereof (and, in the case of any
      Principal Prepayment or other unscheduled collection of principal Received by the Trust during the related Collection Period, the loan number for the related Trust Mortgage Loan and the amount of such prepayment or other collection of principal);

                  (xxii)  the aggregate of all Realized Losses incurred
      during the related Collection Period (or, in the case of an Outside
      Serviced Trust Mortgage Loan or related REO Property, during the related
      Underlying Collection Period) and all Additional Trust Fund Expenses
      incurred during the related Collection Period;

                  (xxiii) the aggregate of all Realized Losses and
      Additional Trust Fund Expenses that were allocated on such Distribution
      Date;

                  (xxiv)  the Class Principal Balance of each Class of
      Principal Balance Certificates and the Class Notional Amount of each Class of the Class X Certificates outstanding immediately before and immediately after such Distribution Date, separately identifying any reduction therein due to the allocation of Realized Losses and Additional Trust Fund
      Expenses on such Distribution Date;

                  (xxv)   the Certificate Factor for each Class of Regular
      Certificates and the Class A-MFL Certificates immediately following such
      Distribution Date;

                  (xxvi)  the aggregate amount of interest on P&I Advances
      paid to the Master Servicers, the Trustee and any Fiscal Agent with respect to the Mortgage Pool during the related Collection Period in accordance with Section 4.03(d);

                  (xxvii) the aggregate amount of interest on Servicing
      Advances paid to the Master Servicers, the Trustee, any Fiscal Agent and
      the Special Servicer with respect to the Mortgage Pool during the related
      Collection Period in accordance with Section 3.03(d) (and the aggregate amount of interest on servicing advances in respect of an Outside Serviced
      Trust

                                      -257-

      Mortgage Loan or any related REO Property paid to any Outside Servicer or other applicable party during the related Underlying Collection Period in accordance with the related Outside Servicing Agreement);

                  (xxviii) the aggregate amount of servicing compensation
      (separately identifying the amount of each category of compensation) paid to each Master Servicer and the Special Servicer during the related
      Collection Period;

                  (xxix)   the loan number for each Required Appraisal Loan
      (and for an Outside Serviced Trust Mortgage Loan or any successor REO
      Trust Mortgage Loan with respect thereto if it has a similar status under the related Outside Servicing Agreement) and any related Appraisal
      Reduction Amount as of the related Determination Date;

                  (xxx)    the then-current credit support levels for each
      Class of Regular Certificates and the Class A-MFL Certificates;

                  (xxxi)   the original and then-current ratings for each
      Class of Regular Certificates and the Class A-MFL Certificates;

                  (xxxii)  the aggregate amount of Prepayment Premiums and
      Yield Maintenance Charges with respect to the Mortgage Pool and each Loan
      Group Received by the Trust during the related Collection Period;

                  (xxxiii) the amounts, if any, actually distributed with
      respect to the Class Y Certificates or Class R Certificates on such
      Distribution Date;

                  (xxxiv)  a brief description of any uncured Event of
      Default known to the Certificate Administrator (to the extent not previously reported) and, as determined and/or approved by the Depositor, any other information necessary to satisfy the requirements of Item
      1121(a) of Regulation AB that can, in the Certificate Administrator's reasonable judgment, be included on the Distribution Date Statement without undue difficulty;

                  (xxxv)   the Record Date, the Interest Accrual Period, the
      Determination Date and the Collection Period that correspond to such
      Distribution Date; and

                  (xxxvi)  all payments to and from the Swap Counterparty
      during the month of such Distribution Date and the respective components thereof.

            In the case of information to be furnished pursuant to clauses (i)
through (iv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Single
Certificate. In the case of information provided to the Certificate
Administrator as a basis for information to be furnished pursuant to clauses (x)
through (xvii), (xxviii) and (xxxiv) above, insofar as the underlying information is solely within the control of the Special Servicer, the
Certificate Administrator and each Master Servicer may, absent manifest error, conclusively rely on the reports to be provided by the Special Servicer.

            The Certificate Administrator may rely on and shall not be responsible absent manifest error for the content or accuracy of any information provided by third parties for purposes of preparing

                                      -258-

the Distribution Date Statement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

            On each Distribution Date, the Certificate Administrator shall make available to each Privileged Person (or, following receipt of written direction of the Depositor, the general public) via its Internet Website, (i) the related
Distribution Date Statement, (ii) the CMSA Loan Periodic Update File, CMSA Loan
Setup File, CMSA Bond Level File, CMSA Collateral Summary File, CMSA Historical
Bond/Collateral Realized Loss Reconciliation Template, CMSA Interest Shortfall
Reconciliation Template and CMSA Reconciliation of Funds Template, (iii) the
Unrestricted Servicer Reports, (iv) as a convenience for Privileged Persons (or, following receipt of the written direction from the Depositor specified in the first parenthetical in this sentence, interested parties) (and not in furtherance of the distribution thereof under the securities laws), the
Prospectus Supplement, the Prospectus and this Agreement, and (v) any other items at the request of the Depositor.

            In addition, on each Distribution Date, the Certificate
Administrator shall make available via its Internet Website, on a restricted basis, (i) the Restricted Servicer Reports, (ii) the CMSA Property File and
(iii) any other items at the request of the Depositor. The Certificate
Administrator shall provide access to such restricted reports, upon request, to each Privileged Person.

            The Certificate Administrator shall not be obligated to make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on its Internet Website and assumes no responsibility therefor. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate
Administrator for which it is not the original source.

            In connection with providing access to the Certificate
Administrator's Internet Website, the Certificate Administrator, may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith and in compliance with the terms of this Agreement.

            Absent manifest error, none of the Master Servicers or the Special
Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgagor or third party that is included in any reports, statements, materials or information prepared or provided by a Master
Servicer or the Special Servicer, as applicable. The Certificate Administrator shall not be responsible absent manifest error for the accuracy or completeness of any information supplied to it for delivery pursuant to this Section 4.02(a).
None of the Certificate Administrator, the Master Servicers or the Special
Servicer shall have any obligation to verify the accuracy or completeness of any information provided by a Mortgagor or third party.

            Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall, upon request, send to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to such
Certificateholder during such calendar year (or the applicable portion thereof that such Person was a Certificateholder) pursuant to clauses (i), (ii), (iii)
and (iv) of the description of "Distribution Date Statement" above and such other information as may be required to enable such Certificateholder to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of Certificates and information regarding the expenses of the Trust Fund.

                                      -259-

Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

            If any Certificate Owner does not receive through the Depository or any of its Depository Participants any of the statements, reports and/or other written information described above in this Section 4.02(a) that it would otherwise be entitled to receive if it were the Holder of a Definitive
Certificate evidencing its ownership interest in the related Class of Book-Entry
Certificates, then the Certificate Administrator shall mail or cause the mailing of, or provide electronically or cause the provision electronically of, such statements, reports and/or other written information to such Certificate Owner upon the request of such Certificate Owner made in writing to the Certificate
Administrator (accompanied by current verification of such Certificate Owner's ownership interest). Such portion of such information as may be agreed upon by the Depositor and the Certificate Administrator shall be furnished to any such
Person via overnight courier delivery or facsimile from the Certificate
Administrator; provided that the cost of such overnight courier delivery or facsimile shall be an expense of the party requesting such information.

            The Certificate Administrator shall only be obligated to deliver the statements, reports and information contemplated by this Section 4.02(a) to the extent it receives the necessary underlying information from the Special
Servicer or a Master Servicer, as applicable, and shall not be liable for any failure to deliver any thereof on the prescribed due dates, to the extent caused by failure to receive timely such underlying information. Nothing herein shall obligate the Certificate Administrator or a Master Servicer to violate any applicable law prohibiting disclosure of information with respect to any
Mortgagor and the failure of the Certificate Administrator, a Master Servicer or
the Special Servicer to disseminate information for such reason shall not be a breach hereof.

            (b)   Not later than 1:00 p.m., New York City time, on the second
Business Day preceding each Distribution Date, each Master Servicer shall furnish to the Certificate Administrator, the Depositor, the Special Servicer
and the Underwriters, by electronic transmission (or in such other form to which the Certificate Administrator, the Depositor, the Special Servicer or the
Underwriters, as the case may be, and the subject Master Servicer may agree), an accurate and complete CMSA Loan Periodic Update File providing the required information for the Trust Mortgage Loans for which it is responsible (including, in the case of Master Servicer No. 1, the Outside Serviced Trust Mortgage Loans
based on information from the Outside Servicers) as of such Determination Date.
Not later than 2:00 p.m. New York City time on the second Business Day preceding each Distribution Date, each Master Servicer shall deliver to the Certificate
Administrator notice of the Discount Rate applicable to each Principal
Prepayment received by such Master Servicer in the related Collection Period.

            In the performance of its obligations set forth in Section 4.05, and its other duties hereunder, the Certificate Administrator may conclusively rely on reports provided to it by each Master Servicer, and the Certificate
Administrator shall not be responsible to recompute, recalculate or verify the information provided to it by a Master Servicer. In the case of information to be furnished by a Master Servicer to the Certificate Administrator pursuant to this Section 4.02(b), insofar as such information is solely within the control of the Special Servicer, such Master Servicer shall have no obligation to provide such information until it has received such information from the Special
Servicer, shall not be in default hereunder due to a delay in providing a complete CMSA Loan Periodic Update File caused by the Special Servicer's failure to timely provide any report required under this Agreement and may, absent manifest error, conclusively rely on the reports to be provided by the Special
Servicer.

                                      -260-

            SECTION 4.03    P&I Advances.

            (a)   On or before 1:30 p.m., New York City time, on each P&I
Advance Date, each Master Servicer shall (i) apply amounts in its Collection
Account received after the end of the related Collection Period or otherwise held for future distribution to Certificateholders in subsequent months in discharge of its obligation to make P&I Advances or (ii) subject to Section
4.03(c) below, remit from its own funds to the Certificate Administrator for deposit into the Distribution Account an amount equal to the aggregate amount of
P&I Advances, if any, to be made by the subject Master Servicer in respect of the related Distribution Date. Each Master Servicer may also make P&I Advances in the form of any combination of clauses (i) and (ii) above aggregating the total amount of P&I Advances to be made by the subject Master Servicer. Any amounts held in a Collection Account for future distribution and so used to make
P&I Advances shall be appropriately reflected in the applicable Master
Servicer's records and replaced by the applicable Master Servicer by deposit in such Collection Account on or before the next succeeding Determination Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and interest in respect of which such P&I Advances were made). If, as of 3:00 p.m., New York City time, on any P&I Advance Date, a
Master Servicer shall not have made any P&I Advance required to be made by it on such date pursuant to this Section 4.03(a) (and shall not have delivered to the
Trustee the requisite Officer's Certificate and documentation related to a determination of nonrecoverability of a P&I Advance), then the Trustee shall provide notice of such failure to a Servicing Officer of such Master Servicer by facsimile transmission sent to (704) 715-0036, in the case of Master Servicer
No. 1, (913) 253-9001, in the case of Master Servicer No. 2, and (215) 328-3478, in the case of Master Servicer No. 3 (or such alternative number provided by any
Master Servicer to the Trustee in writing) and by telephone at (704) 593-7768, in the case of Master Servicer No. 1, (913) 253-9000 or (913) 253-9400, in the
case of Master Servicer No. 2, and (215) 328-1258, in the case of Master
Servicer No. 3 (or such alternative number provided by any Master Servicer to the Trustee in writing) as soon as possible, but in any event before 4:00 p.m.,
New York City time, on such P&I Advance Date. If the Certificate Administrator does not receive the full amount of such P&I Advances by 10:00 a.m., New York
City time, on the related Distribution Date, then, subject to Section 4.03(c),
(i) the Trustee (or a Fiscal Agent on its behalf) shall, no later than 11:00
a.m., New York City time, on such related Distribution Date make the portion of such P&I Advances that was required to be, but was not, made by the defaulting
Master Servicer on such P&I Advance Date, and (ii) the provisions of Sections
7.01 and 7.02 shall apply. If the Trustee fails to make any such P&I Advance on the related Distribution Date, but any Fiscal Agent makes such P&I Advance on such date, then the Trustee shall be deemed not to be in default hereunder.

            (b)   The aggregate amount of P&I Advances to be made by each Master
Servicer (or, if necessary, by the Trustee or any Fiscal Agent) for any
Distribution Date shall, subject to Section 4.03(c) below, be equal to the aggregate of all Periodic Payments (other than Balloon Payments) and any Assumed
Periodic Payments, net of related Master Servicing Fees (and, in the case of the
Outside Serviced Trust Mortgage Loans or any successor REO Trust Mortgage Loans with respect thereto, further net of any related fees similar to Master
Servicing Fees payable to third parties with respect to the Outside Serviced
Trust Mortgage Loans or any successor REO Trust Mortgage Loans with respect thereto pursuant to the related Outside Servicing Agreements), due or deemed due, as the case may be, in respect of the Trust Mortgage Loans (including, without limitation, Balloon Trust Mortgage Loans delinquent as to their respective Balloon Payments) as to which the subject Master Servicer is acting in such capacity and any successor REO Trust Mortgage Loans with respect thereto on their respective Due Dates during the related Collection Period (or, in the case of a Type II Late Payment

                                      -261-

Date Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, during the calendar month in which the subject Distribution Date occurs) to the extent such amount was not paid by or on behalf of the related
Mortgagor or otherwise collected (including as net income from REO Properties)
as of the close of business on the last day of related Collection Period (or, in the case of the Outside Serviced Trust Mortgage Loans or any successor REO Trust
Mortgage Loans with respect thereto, actually received by the Certificate
Administrator or Master Servicer No. 1 as of 1:00 p.m., New York City time, on the related P&I Advance Date); provided that, (i) if the Periodic Payment on any
Trust Mortgage Loan has been reduced in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20
(or, in the case of an Outside Serviced Trust Mortgage Loan, by the applicable
Outside Servicer pursuant to the relevant Outside Servicing Agreement), or if the final maturity on any Trust Mortgage Loan shall be extended in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20 (or, in the case of an Outside Serviced Trust Mortgage
Loan, by the applicable Outside Servicer pursuant to the relevant Outside
Servicing Agreement), and the Periodic Payment due and owing during the extension period is less than the related Assumed Periodic Payment, then the applicable Master Servicer, the Trustee or any Fiscal Agent shall, as to such
Trust Mortgage Loan only, advance only the amount of the Periodic Payment due and owing after taking into account such reduction (net of related Master
Servicing Fees) in the event of subsequent delinquencies thereon; and (ii) if it is determined that an Appraisal Reduction Amount exists with respect to any
Required Appraisal Trust Mortgage Loan (or, in the case of an Outside Serviced
Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, if it is determined by the applicable Outside Servicer and reported to the applicable parties hereunder that an Appraisal Reduction Amount exists with respect to an Outside Serviced Loan Combination and a portion thereof is allocable to an Outside Serviced Trust Mortgage Loan or any successor REO Trust
Mortgage Loan with respect thereto), then, with respect to the Distribution Date immediately following the date of such determination and with respect to each subsequent Distribution Date for so long as such Appraisal Reduction Amount exists with respect to the subject Trust Mortgage Loan or REO Trust Mortgage
Loan, as the case may be, the applicable Master Servicer, the Trustee or any
Fiscal Agent will be required in the event of subsequent delinquencies to advance in respect of the subject Trust Mortgage Loan or REO Trust Mortgage
Loan, as the case may be, only an amount equal to the sum of (A) the amount of the interest portion of the P&I Advance that would otherwise be required without regard to this clause (ii), minus 1/12th of the product of (1) such Appraisal
Reduction Amount (or, in the case of a Trust Mortgage Loan or any successor REO
Trust Mortgage Loan with respect thereto that is part of a Loan Combination, solely the portion of any Appraisal Reduction Amount with respect to such Loan
Combination that is allocable to such Trust Mortgage Loan or REO Trust Mortgage
Loan, as the case may be, in accordance with, or as contemplated by, the definition of "Appraisal Reduction Amount") and (2) the weighted average of the per annum Pass-Through Rates for such Distribution Date applicable to the respective Classes of Principal Balance Certificates to which such Appraisal
Reduction Amount (or the applicable portion thereof) is allocated pursuant to
Section 4.04(d) and, if any portion of such Appraisal Reduction Amount is allocable thereto pursuant to Section 4.04(d), the Class A-MFL REMIC II Regular
Interest, weighted on the basis of the respective portions of such Appraisal
Reduction Amount allocable to such Classes and, if applicable, the Class A-MFL
REMIC II Regular Interest, and (B) the amount of the principal portion of the
P&I Advance that would otherwise be required without regard to this clause (y).

                                      -262-

            For the avoidance of doubt and subject to Section 4.03(c), Master
Servicer No. 1, the Trustee and any Fiscal Agent, as applicable, shall each be required to make P&I Advances (and shall obtain recovery with respect thereto)
with respect to the Outside Serviced Trust Mortgage Loans and any successor REO
Trust Mortgage Loans with respect thereto in the same way that such party is required to make and recover P&I Advances with respect to any other Trust
Mortgage Loan or REO Trust Mortgage Loan in the Mortgage Pool.

            If Master Servicer No. 1, the Trustee or any Fiscal Agent makes a
P&I Advance with respect to an Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, then it shall promptly so notify the relevant Outside Master Servicer of each such P&I Advance so made thereby and shall seek reimbursement for such P&I Advance (together with interest thereon) out of amounts otherwise payable with respect to such Outside
Serviced Loan Combination that includes such Outside Serviced Trust Mortgage
Loan or any successor REO Trust Mortgage Loan with respect thereto, to the maximum extent permitted by, and out of amounts specified for such purpose under, the related Co-Lender Agreement and/or the relevant Outside Servicing
Agreement.

            (c)   Notwithstanding anything herein to the contrary, no P&I
Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. The determination by a Master
Servicer that it has made (or the determination by the Special Servicer that the
Master Servicer has made) a Nonrecoverable P&I Advance or that any proposed P&I
Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer's Certificate delivered to the Fiscal Agent (if any), the Trustee, the Certificate Administrator and the Depositor on or before the related P&I Advance Date, setting forth the basis for such determination, together with any other information, including Appraisals (the cost of which may be paid out of the Collection Accounts pursuant to Section 3.03(e)) (or, if no such Appraisal has been performed pursuant to this Section 4.03(c), a copy of an
Appraisal of the related Mortgaged Property performed within the 12 months preceding such determination), related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged
Properties, engineers' reports, environmental surveys and any similar reports that the subject Master Servicer or the Special Servicer may have obtained consistent with the Servicing Standard and at the expense of the Trust Fund, that support such determination by the subject Master Servicer or the Special
Servicer. In making a recoverability determination the applicable Person will be entitled, but not obligated, to consider (among other things) the obligations of the related Mortgagor under the terms of the related Trust Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged
Property in its "as is" or then current conditions and occupancies, as modified by such Person's reasonable assumptions (consistent with the Servicing Standard)
regarding the possibility and effects of future adverse change with respect to such Mortgaged Property, to estimate and consider (among other things) future expenses, to estimate and consider (consistent with the Servicing Standard)
(among other things) the timing of recoveries, and to consider the existence and amount of any outstanding Nonrecoverable Advances the reimbursement of which is being deferred pursuant to Section 3.05(a), together with (to the extent accrued and unpaid) interest on such Advances. In addition, any such Person may update or change its recoverability determinations at any time, and the Master
Servicers (consistent with the Servicing Standard) and the Trustee each may obtain from the Special Servicer any Appraisals or market value estimates or other information in the Special Servicer's possession for such purposes.

            With respect to the Outside  Serviced Trust  Mortgage Loans or any
successor REO Trust Mortgage Loan with respect  thereto, Master Servicer No. 1 shall (subject to the second succeeding

                                      -263-

sentence below) make its determination that it has made a Nonrecoverable P&I
Advance on such Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance with respect to such Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto independently of any determination made by the servicer with respect to a commercial mortgage securitization holding the promissory note for one of the related Non-Trust
Mortgage Loans. If Master Servicer No. 1 determines, in accordance with the provisions of this Agreement, that a proposed P&I Advance with respect to an
Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, if made, or any outstanding P&I Advance with respect to such Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto previously made, would be, or is, as applicable, a Nonrecoverable
Advance, Master Servicer No. 1 will be required to provide the servicer of each securitization that holds the promissory note for a related Non-Trust Mortgage
Loan written notice of such determination within one (1) Business Day of the date of such determination.

            In addition, if (i) Master Servicer No. 1 reasonably believes, in accordance with the Servicing Standard, that a P&I Advance with respect to an
Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto constitutes or may, if made, constitute a Nonrecoverable
P&I Advance, and (ii) either (A) Master Servicer No. 1 has made a request for an appraisal with respect to the related Mortgaged Property from the applicable
Outside Servicer and has not obtained, (x) within 15 Business Days of such request, a response from the applicable Outside Servicer indicating that an appraisal with respect to the related Mortgaged Property would be performed within 60 days of the date of such response or has been performed within the prior 12-month period (or such shorter period as Master Servicer No. 1 reasonably believes, in accordance with the Servicing Standard, is necessary)
preceding the date of such request, and (y) within 60 days of the date of such response, a copy of an appraisal report with respect to the related Mortgaged
Property, relating to an appraisal that has been performed within the 12-month period (or such shorter period as Master Servicer No. 1 reasonably believes, in accordance with the Servicing Standard, is necessary) preceding the date of receipt by Master Servicer No. 1, that complies with the requirements for such an appraisal under the terms of the relevant Outside Servicing Agreement or this
Agreement, or (B) Master Servicer No. 1 has made a request for an appraisal with respect to the related Mortgaged Property from the applicable Outside Servicer and has been advised by the applicable Outside Servicer that such an appraisal with respect to the related Mortgaged Property will not be performed within the time periods specified in clause (ii)(A) above, then Master Servicer No. 1 may have an appraisal performed with respect to the related Mortgaged Property by an
Independent Appraiser or other expert in real estate matters, which appraisal shall take into account the factors specified in Section 3.18, and the cost of which appraisal may be withdrawn from general collections on deposit in the
Collection Accounts. If, in connection with the foregoing, it is necessary for
Master Servicer No. 1 to obtain an appraisal, Master Servicer No. 1 shall so notify the Special Servicer and consult with the Special Servicer regarding such appraisal.

            On the fourth Business Day before each Distribution Date, the
Special Servicer shall report to each Master Servicer the Special Servicer's determination as to whether each P&I Advance made with respect to any previous
Distribution Date or required to be made with respect to such Distribution Date with respect to any Specially Serviced Trust Mortgage Loan or REO Trust Mortgage
Loan is a Nonrecoverable P&I Advance. The Master Servicers, the Trustee and any
Fiscal Agent shall rely, conclusively, on such determination that a P&I Advance is or would be a Nonrecoverable P&I Advance, and may rely conclusively on such a determination that a P&I Advance is not or would not be a Nonrecoverable
Advance. The Trustee and the Fiscal Agent shall be entitled to rely, conclusively, on

                                      -264-

any determination by a Master Servicer that a P&I Advance, if made, would be a
Nonrecoverable Advance (and the Trustee or any Fiscal Agent, as applicable, shall rely on a Master Servicer's determination that the P&I Advance would be a
Nonrecoverable P&I Advance if the Trustee or the Fiscal Agent (if any), as
applicable, determines that it does not have sufficient time to make such determination); provided, however, that, if a Master Servicer has failed to make a P&I Advance for reasons other than a determination by such Master Servicer that such P&I Advance would be Nonrecoverable P&I Advance, the Trustee or the
Fiscal Agent (if any) shall make such Advance within the time periods required by Section 4.03(a) unless the Trustee or the Fiscal Agent (if any), as applicable, in good faith, makes a determination prior to the times specified in
Section 4.03(a) that such P&I Advance would be a Nonrecoverable P&I Advance. In determining whether or not a P&I Advance previously made is, or a proposed P&I
Advance, if made, would be, a Nonrecoverable Advance, the Trustee shall be subject to the standards set forth in Section 8.01(a) hereunder and the Fiscal
Agent (if any) shall use its reasonable good faith judgment.

            (d)   In connection with the recovery by a Master Servicer, the
Trustee or any Fiscal Agent of any P&I Advance out of a Collection Account
pursuant to Section 3.05(a), subject to the next sentence, such Master Servicer, the Trustee or such Fiscal Agent, as the case may be, shall also be entitled to be paid out of any amounts then on deposit in such Collection Account, interest at the Reimbursement Rate in effect from time to time, compounded annually, accrued on the amount of such P&I Advance (to the extent made with its own funds) from the date made to but not including the date of reimbursement
(provided, however, no such interest shall accrue during the period through and including the related Due Date or during any grace period under a Trust Mortgage
Loan), such interest to be payable, first out of late payment charges and
Penalty Interest on deposit in such Collection Account that were Received by the
Trust on the related Trust Mortgage Loan or REO Property during the Collection
Period in which such reimbursement is made, and then from general collections on the Mortgage Pool then on deposit in such Collection Account; provided, however, that if such P&I Advance was made with respect to an SLC Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, then such interest on such P&I Advance shall first be payable out of amounts on deposit in the related SLC Custodial Account in accordance with, and if available pursuant to,
Section 3.05(e). Subject to the fourth paragraph of Section 3.05(a), each Master
Servicer shall reimburse itself, the Trustee or the Fiscal Agent (if any), as applicable, for any outstanding P&I Advance made thereby as soon as practicable after funds available for such purpose have been received by such Master
Servicer, and in no event shall interest accrue in accordance with this Section
4.03(d) on any P&I Advance as to which the corresponding payment of principal and interest or Late Collection was received by a Master Servicer on or prior to the related P&I Advance Date; and provided, further, in the case of P&I Advances with respect to the Outside Serviced Trust Mortgage Loans or any successor REO
Trust Mortgage Loans with respect thereto, Master Servicer No. 1 shall, no less often than monthly, notify the relevant Outside Master Servicer of the interest accruing on such P&I Advances in accordance with this Section 4.03(d) and, to the maximum extent permitted by the related Co-Lender Agreement, prior to paying such interest on such P&I Advances out of general collections in respect of the
Mortgage Pool on deposit in its Collection Account, shall seek payment for such interest on such P&I Advances from the relevant Outside Master Servicer out of amounts otherwise payable with respect to such Outside Serviced Loan Combination to the maximum extent permitted by, and out of amounts specified for such purpose under, the relevant Outside Servicing Agreement and the related
Co-Lender Agreement.

                                      -265-

            (e)   In no event shall a Master Servicer, the Trustee or any Fiscal
Agent make a P&I Advance with respect to any Non-Trust Mortgage Loan.

            SECTION 4.04    Allocation of Realized Losses and Additional Trust
                            Fund Expenses; Allocation of Mortgage Deferred
                            Interest; Allocation of Appraisal Reduction Amounts;
                            and Allocation of Prepayment Interest Shortfalls.

            (a)   On each Distribution Date, following all distributions to be made on such date pursuant to Section 4.01, the Certificate Administrator shall allocate to the respective Classes of Sequential Pay Certificates (exclusive of the Class A-MFL Certificates) and the Class A-MFL REMIC II Regular Interest as
follows the aggregate of all Realized Losses and Additional Trust Fund Expenses
that were incurred at any time following the Cut-off Date through the end of the related Collection Period and in any event that were not previously allocated pursuant to this Section 4.04(a) on any prior Distribution Date and are not allocable to the Class WFC Principal Balance Certificates on such Distribution
Date, but only to the extent that (i) the aggregate Certificate Principal
Balance of the Sequential Pay Certificates (exclusive of the Class A-MFL
Certificates) and the Class A-MFL REMIC II Regular Interest as of such
Distribution Date (after taking into account all of the distributions made on such Distribution Date pursuant to Section 4.01), exceeds (ii) the aggregate
Stated Principal Balance of the Mortgage Pool (exclusive of the Loan REMIC
Principal Balance of Loan REMIC Regular Interest WFC-II) that will be outstanding immediately following such Distribution Date: first, sequentially to the Class S, Class Q, Class P, Class O, Class N, Class M, Class L, Class K,
Class J, Class H, Class G, Class F, Class E, Class D, Class C, Class B and Class
A-J Certificates, in that order, in each case until the remaining Class
Principal Balance thereof has been reduced to zero; and, then, pro rata (based on remaining Class Principal Balances) to the Class A-MFX Certificates and the
Class A-MFL REMIC II Regular Interest; and, then, pro rata (based on remaining
Class Principal Balances) to the Class A-1 Certificates, the Class A-2A
Certificates, the Class A-2B Certificates, the Class A-3 Certificates, the Class
A-SB Certificates, the Class A-4 Certificates and the Class A-1A Certificates,
until the respective remaining Class Principal Balances thereof are reduced to zero. Notwithstanding the foregoing, all Realized Losses and Additional Trust
Fund Expenses, if any, in respect of or related to the One World Financial
Center Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto will be allocated on each Distribution Date: first, sequentially to the
Class WFC-3, Class WFC-2 and Class WFC-1 Certificates, in that order, in each case until the remaining Class Principal Balance thereof is reduced to zero; and
then, to the respective Classes of the Sequential Pay Certificates (exclusive of the Class A-MFL Certificates) and the Class A-MFL REMIC II Regular Interest (in
each case, to the extent and in reduction of their respective remaining Class
Principal Balances) in the order provided for in the preceding sentence. Any allocation of Realized Losses and Additional Trust Fund Expenses to a Class of
Principal Balance Certificates (exclusive of the Class A-MFL Certificates) or the Class A-MFL REMIC II Regular Interest shall be made by reducing the Class
Principal Balance thereof by the amount so allocated. Any Realized Losses and
Additional Trust Fund Expenses allocated to the Class A-MFL REMIC II Regular
Interest shall, in turn, be deemed allocated to the Class A-MFL Certificates.
All Realized Losses and Additional Trust Fund Expenses, if any, allocated to a
Class of Principal Balance Certificates shall be allocated among the respective
Certificates of such Class in proportion to the Percentage Interests evidenced thereby. All Realized Losses and Additional Trust Fund Expenses, if any, that have not been allocated to the Principal Balance Certificates (exclusive of the
Class A-MFL Certificates) and/or the Class A-MFL REMIC II Regular Interest as of
the Distribution Date on which the aggregate of the Class Principal Balances of such Principal Balance Certificates and the Class A-

                                      -266-

MFL REMIC II Regular Interest has been reduced to zero, shall be deemed allocated to the Class R Certificates.

            (b)   If the Class Principal Balance of any Class of Principal
Balance Certificates (exclusive of the Class A-MFL Certificates) is reduced on any Distribution Date pursuant to Section 4.04(a), then the REMIC I Principal
Balance of such Class' Corresponding REMIC I Regular Interest (or, if applicable, the aggregate REMIC I Principal Balance of such Class' Corresponding
REMIC I Regular Interests) shall be deemed to have first been reduced by the exact same amount. If a Class of Sequential Pay Certificates (exclusive of the
Class A-MFL Certificates) has two or more Corresponding REMIC I Regular
Interests, then the respective REMIC I Principal Balances of such Corresponding
REMIC I Regular Interests shall be reduced as contemplated by the preceding sentence in the same proportions and/or sequential order that principal distributions are deemed made on such Corresponding REMIC I Regular Interests pursuant to Section 4.01(l), such that: (i) 37% of the aggregate reduction will be allocated to the Corresponding REMIC I Regular Interest with designation that ends "--Prime"; and (ii) 63% of the aggregate reduction will be allocated to the other Corresponding REMIC I Regular Interest(s) and, if there are two or more such other Corresponding REMIC I Regular Interests, sequentially in numeric order of the ending numbers of their respective designations. If the Class
Principal Balance of the Class A-MFL REMIC II Regular Interest is reduced on any
Distribution Date pursuant to Section 4.04(a), then the respective REMIC I
Principal Balances of REMIC I Regular Interest A-MFL and REMIC I Regular
Interest A-MFL-Prime shall be deemed to have first been reduced (on a pro rata basis by balance) by the exact same aggregate amount. All such reductions in the
REMIC I Principal Balances of the respective REMIC I Regular Interests shall be deemed to be an allocation of Realized Losses and Additional Trust Fund
Expenses.

            On each Distribution Date, following the deemed distributions to be made in respect of the Loan REMIC Regular Interests pursuant to Section 4.01(m), the Loan REMIC Principal Balance of each Loan REMIC Regular Interest (other than
Loan REMIC Regular Interest WFC-II) (after taking account of such deemed distributions) shall be reduced to the extent necessary (if at all) to equal the
Stated Principal Balance of the related Trust Mortgage Loan or any successor REO
Trust Mortgage Loan with respect thereto that will be outstanding immediately following such Distribution Date; and the Loan REMIC Principal Balance of Loan
REMIC Regular Interest WFC-II (after taking account of such deemed distributions) shall be reduced to the extent necessary (if at all) to equal the excess, if any, of (i) the Stated Principal Balance of the related Trust
Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto that will be outstanding immediately following such Distribution Date, over (ii) the
Loan REMIC Principal Balance of Loan REMIC Regular Interest WFC-I that will be outstanding immediately following such Distribution Date.

            (c)   On each Distribution Date, the amount of any Mortgage Deferred
Interest added to the unpaid principal balance of any Trust Mortgage Loan during the related Collection Period will be allocated as Certificate Deferred Interest to the respective Classes of Sequential Pay Certificates (exclusive of the Class
A-MFL Certificates) and the Class A-MFL REMIC II Regular Interest as follows:
first, sequentially, to the Class S, Class Q, Class P, Class O, Class N, Class
M, Class L, Class K, Class J, Class H, Class G, Class F, Class E, Class D, Class
C, Class B and Class A-J Certificates, in that order, in each case up to the amount of the Accrued Certificate Interest with respect to the subject Class of
Certificates for such Distribution Date; and then, to the Class A-MFX
Certificates and the Class A-MFL REMIC II Regular Interest, up to an amount equal to, and pro rata as between the Class A-MFX Certificates and the Class
A-MFL REMIC II Regular Interest in accordance with, the Accrued

                                      -267-

Certificate Interest in respect of each thereof for such Distribution Date; and
then, to the Class A-1 Certificates, Class A-2A Certificates, Class A-2B
Certificates, Class A-3 Certificates, Class A-SB Certificates, Class A-4
Certificates and Class A-1A Certificates, up to an amount equal to, and pro rata as among such Classes of Certificates in accordance with, the Accrued
Certificate Interest in respect of each such Class of Certificates for such
Distribution Date; provided that, in the case of the One World Financial Center
Trust Mortgage Loan, any Mortgage Deferred Interest added to the unpaid principal balance thereof will first be allocated sequentially to the Class
WFC-3, Class WFC-2 and Class WFC-1 Certificates, in that order, in each case up to the amount of the Accrued Certificate Interest with respect to the subject
Class of Certificates for such Distribution Date, before being allocated as provided above in this sentence. On each Distribution Date, the Class Principal
Balance of each Class of Principal Balance Certificates to which Mortgage
Deferred Interest has been allocated (and, if any Mortgage Deferred Interest is allocated thereto, the Class Principal Balance of the Class A-MFL REMIC II
Regular Interest) shall be increased by the amount of Certificate Deferred
Interest with respect to such Class of Certificates or the Class A-MFL REMIC II
Regular Interest, as the case may be, for such Distribution Date. The amount of
Mortgage Deferred Interest allocated to any Class of Principal Balance
Certificates on any Distribution Date shall be allocated as REMIC I Deferred
Interest to, and will increase the REMIC I Principal Balance(s) of such Class'
Corresponding REMIC I Regular Interest(s); provided that, with respect to any
Class of Sequential Pay Certificates (other than the Class A-MFL Certificates)
that has two or more Corresponding REMIC I Regular Interests, the allocation of such REMIC I Deferred Interest to such Corresponding REMIC I Regular Interests shall be made as follows: (i) 37% of such REMIC I Deferred Interest will be allocated to, and will increase the REMIC I Principal Balance of, the
Corresponding REMIC I Regular Interest with the designation that ends "--Prime";
and (ii) 63% of such REMIC I Deferred Interest will be allocated to, and will increase the REMIC I Principal Balance(s) of, the other Corresponding REMIC I
Regular Interest(s) and, if there are two or more such other Corresponding REMIC
I Regular Interests, will be allocated thereto in descending or reverse numeric order based on the last number of their respective alphanumeric designations, in each case up to the amount of Uncertificated Accrued Interest with respect to the subject REMIC I Regular Interest for the relevant Distribution Date. The amount of Mortgage Deferred Interest allocated to the Class A-MFL REMIC II
Regular Interest on any Distribution Date shall be allocated as REMIC I Deferred
Interest to, and will increase the REMIC I Principal Balances of, REMIC I
Regular Interest A-MFL and REMIC I Regular Interest A-MFL-Prime, on a pro rata basis by balance. In addition, the amount of any Mortgage Deferred Interest in respect of the One World Financial Center Trust Mortgage Loan that is allocated to the Class WFC Principal Balance Certificates on any Distribution Date shall be allocated as Loan REMIC Deferred Interest to, and will increase the Loan
REMIC Principal Balance of, Loan REMIC Regular Interest WFC-II, and the amount of any other Mortgage Deferred Interest in respect of the One World Financial
Center Trust Mortgage Loan shall be allocated as Loan REMIC Deferred Interest to, and will increase the Loan REMIC Principal Balance of, Loan REMIC Regular
Interest WFC-I. The amount of any Mortgage Deferred Interest in respect of any
Early Defeasance Trust Mortgage Loan shall be allocated as Loan REMIC Deferred
Interest to, and will increase the Loan REMIC Principal Balance of the related
Loan REMIC Regular Interest. The allocations provided for in this Section
4.04(c) shall be made prior to any distributions or deemed distributions required to be made hereunder on the subject Distribution Date.

            (d)   Any Appraisal Reduction Amount shall be allocated, only for purposes of determining the amount of P&I Advances with respect to the related
Required Appraisal Trust Mortgage Loan (and, if applicable, the Outside Serviced
Trust Mortgage Loans) and as otherwise contemplated by the definition of "Voting
Rights", as follows: first, to the Class S, Class Q, Class P, Class O, Class N,

                                      -268-

Class M, Class L, Class K, Class J, Class H, Class G, Class F, Class E, Class D,
Class C, Class B and Class A-J Certificates, in that order, up to the amount of their respective Class Principal Balances; and, then, pro rata (based on remaining Class Principal Balances) to the Class A-MFX Certificates and the
Class A-MFL REMIC II Regular Interest, up to the amount of their respective
Class Principal Balances; and, then, pro rata (based on remaining Class
Principal Balances) to the Class A-1 Certificates, the Class A-2A Certificates,
the Class A-2B Certificates, the Class A-3 Certificates, the Class A-SB
Certificates, the Class A-4 Certificates and the Class A-1A Certificates;
provided that, in the case of the One World Financial Center Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, any related
Appraisal Reduction Amount allocable thereto shall in turn be allocated first to the Class WFC-3, Class WFC-2 and Class WFC-1 Certificates, in that order, up to the amount of their respective Class Principal Balances, prior to being allocated as provided above in this sentence. The applicable Master Servicer shall report to the Certificate Administrator on or before each Determination
Date all Appraisal Reduction Amounts, and the Certificate Administrator shall report to the applicable Master Servicer no later than 10:00 a.m. on the related
P&I Advance Date, the Pass-Through Rates necessary to calculate the reductions in P&I Advances required by Section 4.03.

            (e)   The Net Aggregate Prepayment Interest Shortfall for any
Distribution Date (exclusive of any portion thereof allocable to the Class WFC
Certificates as provided below) shall be allocated to each Class of Regular
Certificates (other than the Class WFC Certificates) and the Class A-MFL REMIC
II Regular Interest in an amount equal to the product of (i) the amount of such
Net Aggregate Prepayment Interest Shortfall (exclusive of any portion thereof allocable to the Class WFC Certificates as provided below), multiplied by (ii) a fraction, the numerator of which is the Accrued Certificate Interest with respect to such Class of Regular Certificates or the Class A-MFL REMIC II
Regular Interest, as the case may be, for such Distribution Date (net, in the case of a Class of Sequential Pay Certificates or the Class A-MFL REMIC II
Regular Interest, as the case may be, of any Certificate Deferred Interest with respect to such Class of Sequential Pay Certificates or the Class A-MFL REMIC II
Regular Interest, as the case may be, for such Distribution Date), and the denominator of which is the aggregate Accrued Certificate Interest with respect to all the Classes of Regular Certificates (other than the Class WFC
Certificates) and the Class A-MFL REMIC II Regular Interest for such
Distribution Date (net of the aggregate Certificate Deferred Interest with respect to all the Classes of Sequential Pay Certificates (other than the Class
A-MFL Certificates) and the Class A-MFL REMIC II Regular Interest for such
Distribution Date). Any portion of the Net Aggregate Prepayment Interest
Shortfall for any Distribution Date that is so allocated to the Class A-MFL
REMIC II Regular Interest shall, in turn, be deemed allocated to the Class A-MFL
Certificates.

            Any portion of the Net Aggregate Prepayment Interest Shortfall for
any Distribution Date that is attributable to the portion of the One World
Financial Center Trust Mortgage Loan related to Loan REMIC Regular Interest
WFC-II shall be allocated to the respective Classes of the Class WFC
Certificates (on a pro rata basis in accordance with the respective amounts of
Accrued Certificate Interest with respect to such Classes for such Distribution
Date, in the case of each Class of Class WFC Principal Balance Certificates net of any Certificate Deferred Interest with respect thereto for such Distribution
Date).

            The portion of the Net Aggregate Prepayment Interest Shortfall for
any Distribution Date that is allocable to any Class of Regular Certificates
(and, more particularly, in the case of a Class of the Class X Certificates, to a particular Class X Component thereof) shall be deemed to have first been allocated to such Class' (or, if applicable, to such Class X Component's)
Corresponding REMIC I

                                      -269-

Regular Interest(s) and, in the case of each Class of Sequential Pay
Certificates (exclusive of the Class A-MFL Certificates) and the Class A-MFL
REMIC II Regular Interest, on a pro rata basis among the Corresponding REMIC I
Regular Interests in accordance with the respective amounts of Uncertificated
Accrued Interest in respect thereof for such Distribution Date. The portion of the Net Aggregate Prepayment Interest Shortfall for any Distribution Date that is allocable to the Class A-MFL REMIC II Regular Interest shall be deemed to have first been allocated (on a pro rata basis in accordance with the respective amounts of Uncertificated Accrued Interest in respect thereof for such
Distribution Date) to REMIC I Regular Interest A-MFL and REMIC I Regular
Interest A-MFL-Prime. The portion, if any, of a Net Aggregate Prepayment
Interest Shortfall for any Distribution Date that is allocable to the Class WFC
Certificates, shall be deemed to have first been allocated to Loan REMIC Regular
Interest WFC-II.

            SECTION 4.05    Calculations.

            The Certificate Administrator shall, provided it receives the necessary information from the Master Servicers and the Special Servicer, be responsible for performing all calculations necessary in connection with the actual and deemed distributions and allocations to be made pursuant to Section
4.01, Section 5.02(d) and Article IX and the actual and deemed allocations of
Realized Losses, Additional Trust Fund Expenses and other items to be made pursuant to Section 4.04. The Certificate Administrator shall calculate the
Available Distribution Amount for each Distribution Date and shall allocate such amount among Certificateholders in accordance with this Agreement, and the
Certificate Administrator shall have no obligation to recompute, recalculate or verify any information provided to it by the Special Servicer or a Master
Servicer. The calculations by the Certificate Administrator of such amounts shall, in the absence of manifest error, be presumptively deemed to be correct for all purposes hereunder.

                                      -270-

                                    ARTICLE V

                                THE CERTIFICATES

            SECTION 5.01    The Certificates.

            (a)   The Certificates will be substantially in the respective forms attached hereto as Exhibits A-1, A-2, A-3, A-4, A-5 and A-6, respectively;
provided that any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.
The Certificates will be issuable in registered form only; provided, however, that in accordance with Section 5.03, beneficial ownership interests in the
Regular Certificates and the Class A-MFL Certificates shall initially be held and transferred through the book-entry facilities of the Depository. The Regular
Certificates and the Class A-MFL Certificates will be issuable only in denominations corresponding to initial Certificate Principal Balances or initial
Certificate Notional Amounts, as the case may be, as of the Closing Date of not less than $10,000 in the case of the Registered Certificates, $1,000,000 in the case of the Class X Certificates, and $250,000 in the case of Non-Registered
Certificates (other than the Class R, Class X and Class Y Certificates), and in each such case in integral multiples of $1 in excess thereof. The Class Y and
Class R Certificates shall be issuable in minimum denominations representing
Percentage Interests in the subject Class of not less than 10%.

            (b)   The Certificates shall be executed by manual or facsimile
signature on behalf of the Certificate Administrator by the Certificate
Registrar hereunder by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the officers or authorized signatories of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the
Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All
Certificates shall be dated the date of their authentication.

            SECTION 5.02    Registration of Transfer and Exchange of
                            Certificates.

            (a)   At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in
which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar (located as of the Closing Date at 135
South LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Global
Securities and Trust Services--Citigroup Commercial Mortgage Trust, Series CD
2007-CD4) shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Certificate Administrator is hereby initially appointed (and hereby agrees to act in accordance with the terms hereof) as Certificate Registrar for the purpose of registering
Certificates and transfers and exchanges of Certificates as herein provided. The
Certificate Registrar may appoint, by a written

                                      -271-

instrument delivered to the Depositor, the Certificate Administrator, the
Trustee, the Special Servicer and the Master Servicers, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor
Certificate Registrar may prescribe; provided that the predecessor Certificate
Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. If the Certificate Administrator resigns or is removed in accordance with the terms hereof, the successor certificate administrator shall immediately succeed to its duties as Certificate
Registrar. The Depositor, the Certificate Administrator (if it is no longer the
Certificate Registrar), the Trustee, each Master Servicer and the Special
Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the
Certificate Register. Upon written request of any Certificateholder made for purposes of communicating with other Certificateholders with respect to their rights under this Agreement, together with a written copy of the communication to be sent to those other Certificateholders, the Certificate Registrar shall promptly furnish such requesting Certificateholder with a list of the other
Certificateholders of record identified in the Certificate Register at the time of the request.

            (b)   No transfer of any Non-Registered Certificate or any interest therein shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification.

            If a Transfer of any Definitive Non-Registered Certificate is to be
made without registration under the Securities Act (other than in connection with the initial issuance thereof or the initial Transfer thereof by the
Depositor, the Initial Purchasers or their respective Affiliates or, as contemplated by Section 5.03, any Transfer of a Global Certificate to a
successor Depository), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon)
either: (i) a certificate from the Certificateholder desiring to effect such
Transfer substantially in the form attached as Exhibit G-1 hereto, and a certificate from such Certificateholder's prospective Transferee substantially in the form attached as either Exhibit G-2 hereto or (except in the case of the
Class R Certificates) as Exhibit G-3 hereto; or (ii) an Opinion of Counsel reasonably satisfactory to the Certificate Registrar to the effect that the prospective Transferee is a Qualified Institutional Buyer or (except in the case of a Class R Certificate) an Institutional Accredited Investor and that such
Transfer may be made without registration under the Securities Act (which
Opinion of Counsel shall not be an expense of the Trust Fund or of the
Depositor, any Master Servicer, the Special Servicer, the Certificate
Administrator, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such
Transfer and/or such Certificateholder's prospective Transferee on which such
Opinion of Counsel is based.

            No beneficial interest in the Rule 144A Global Certificate for any
Class of Book-Entry Non-Registered Certificates may be held by any Person that is not a Qualified Institutional Buyer. If a Transfer of any interest in the
Rule 144A Global Certificate for any Class of Book-Entry Non-Registered
Certificates is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Non-Registered
Certificate or a Transfer of any interest therein by the Depositor, the Initial
Purchasers or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached hereto as Exhibit G-

                                      -272-

4, or (ii) an Opinion of Counsel to the effect that the prospective Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. If any Transferee of an interest in the
Rule 144A Global Certificate for any Class of Book-Entry Non-Registered
Certificates does not, in connection with the subject Transfer, deliver to the
Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-4 hereto are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the Rule
144A Global Certificate for a Class of Book-Entry Non-Registered Certificates
may be transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and (ii) delivers or causes to be delivered to the Certificate
Registrar and the Certificate Administrator (A) a certificate from such
Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the following paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the
Certificate Administrator, as transfer agent for the Depository, to approve the debit of the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and approve the credit of the account of a
Depository Participant by a denomination of interests in such Regulation S
Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred.
Upon delivery to the Certificate Registrar and the Certificate Administrator of
such certifications and such orders and instructions, the Certificate
Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global
Certificate in respect of the subject Class of Book-Entry Non-Registered
Certificates, and increase the denomination of the Regulation S Global
Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            No beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by any Person that is a United States Securities Person. Any Certificate Owner desiring to effect any Transfer of a beneficial interest in the Regulation S Global
Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from such Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit G-5 hereto to the effect that such Transferee is not a United States Securities Person. If any
Transferee of an interest in the Regulation S Global Certificate for any class of Book-Entry Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-5 hereto are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the
Regulation S Global Certificate for a Class of Book-Entry Non-Registered
Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global

                                      -273-

Certificates for such Class of Certificates, provided that the Certificate Owner desiring to effect such transfer (i) complies with the requirements for
Transfers of interests in such Rule 144A Global Certificates set forth in the third paragraph of this Section 5.02(b) and (ii) delivers or causes to be delivered to the Certificate Registrar and the Certificate Administrator (A) a
certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered
Certificates to be transferred, (B) a copy of the certificate or Opinion of
Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the third paragraph of this Section
5.02(b) and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the
Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such
Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be
transferred. Upon delivery to the Certificate Registrar and the Certificate
Administrator of such certification(s) and/or Opinion of Counsel and such orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the subject Class of
Book-Entry Non-Registered Certificates, and increase the denomination of the
Rule 144A Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            Also notwithstanding the foregoing, any interest in a Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the
Certificate Administrator of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 5.02(b) and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Certificate Administrator to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the Certificate Registrar and the
Certificate Administrator of the certifications and/or opinions contemplated by the second paragraph of this Section 5.02(b), the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global
Certificate, to be executed, authenticated and delivered in accordance with this
Agreement to the applicable Transferee.

            None of the Depositor, the Certificate Administrator, the Trustee or
the Certificate Registrar is obligated to register or qualify any Class of
Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the
Transfer of any Non-Registered Certificate or interest therein without registration or qualification. Any Holder or Certificate Owner of a
Non-Registered Certificate desiring to effect such a Transfer shall, and upon acquisition of such a Certificate or interest therein shall be deemed to have agreed to, indemnify the Certificate Administrator, the Certificate Registrar,
the Trustee, the Depositor and their respective Affiliates against any liability that may result if the Transfer is not so exempt from

                                      -274-

the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            (c)   No Transfer of a Certificate or any interest therein shall be made (i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of such Certificate or interest therein by the prospective
Transferee would result in a violation of Section 406 or 407 of ERISA or Section
4975 of the Code or would result in the imposition of an excise tax under
Section 4975 of the Code. Except in connection with the initial issuance of the
Non-Registered Certificates or the initial Transfer of a Non-Registered
Certificate or any interest therein by the Depositor or any of its Affiliates or, as contemplated by Section 5.03, any Transfer of a Global Certificate to a
successor Depository, the Certificate Registrar shall refuse to register the
Transfer of a Definitive Non-Registered Certificate unless it has received from the prospective Transferee, and any Certificate Owner transferring an interest in a Global Certificate for any Class of Book-Entry Non-Registered Certificates
shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, except in the case of a Class Y or
Class R Certificate, a certification to the effect that the purchase and holding of such Certificate or interest therein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of
ERISA and the excise taxes imposed on such prohibited transactions by Sections
4975(a) and (b) of the Code, by reason of Sections I and III of Department of
Labor Prohibited Transaction Class Exemption 95-60; or (iii) alternatively, but only in the case of a Non-Registered Certificate that is an Investment Grade
Certificate (other than, if applicable, a Class Y or Class R Certificate) that is being acquired by or on behalf of a Plan in reliance on the Exemption, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not
sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the
Certificate Administrator, the Depositor, any Mortgage Loan Seller, the Swap
Counterparty, any Master Servicer, the Special Servicer, any Sub-Servicer, any
Person responsible for servicing the Outside Serviced Trust Mortgage Loans or any related REO Property, any Exemption-Favored Party or any Mortgagor with respect to Trust Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Trust Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such
Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y); or (iv) alternatively, a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator or such Certificate
Owner, as the case may be, that such Transfer will not result in a violation of
Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. It is hereby acknowledged that the forms of certification attached hereto as Exhibit H-1 (in the case of Definitive Non-Registered Certificates) and Exhibit H-2 (in the case of ownership interests in Book-Entry Non-Registered Certificates) are acceptable for purposes of the preceding sentence. If any

                                      -275-

Transferee of a Certificate (including a Registered Certificate) or any interest therein does not, in connection with the subject Transfer, deliver to the
Certificate Registrar (in the case of a Definitive Certificate) or the
Transferor (in the case of ownership interests in a Book-Entry Certificate) a certification and/or Opinion of Counsel as required by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of such Certificate or interest therein by such Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a)
and (b) of the Code.

            (d)   (i)     Each Person who has or who acquires any Ownership
Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Certificate
Administrator under clause (ii)(A) below to deliver payments to a Person other than such Person and to have irrevocably authorized the Certificate
Administrator under clause (ii)(B) below to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and to do all other things necessary in connection with any such sale. The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions:

                       (A)   Each Person holding or acquiring any Ownership
                             Interest in a Class R Certificate shall be a
                             Permitted Transferee and shall promptly notify the
                             Certificate Administrator, the Trustee and the
                             Certificate Registrar of any change or impending
                             change in its status as a Permitted Transferee.

                       (B)   In connection with any proposed Transfer of any
                             Ownership Interest in a Class R Certificate, the
                             Certificate Registrar shall require delivery to it,
                             and shall not register the Transfer of any Class R
                             Certificate until its receipt, of an affidavit and
                             agreement substantially in the form attached hereto
                             as Exhibit I-1 (a "Transfer Affidavit and
                             Agreement"), from the proposed Transferee, in form
                             and substance satisfactory to the Certificate
                             Registrar, and upon which the Certificate Registrar
                             may, in the absence of actual knowledge by a
                             Responsible Officer of either the Certificate
                             Administrator or the Certificate Registrar to the
                             contrary, conclusively rely, representing and
                             warranting, among other things, that such
                             Transferee is a Permitted Transferee, that it is
                             not acquiring its Ownership Interest in the Class R
                             Certificate that is the subject of the proposed
                             Transfer as a nominee, Certificate Administrator or
                             agent for any Person that is not a Permitted
                             Transferee, that for so long as it retains its
                             Ownership Interest in a Class R Certificate, it
                             will endeavor to remain a Permitted Transferee,
                             that it has historically paid its debts as they
                             have come due, intends to pay its debts as they
                             come due in the future and intends to pay all taxes
                             associated with the Class R Certificate as

                                      -276-

                             they come due, and that it has reviewed the
                             provisions of this Section 5.02(d) and agrees to be
                             bound by them.

                       (C)   Notwithstanding the delivery of a Transfer
                             Affidavit and Agreement by a proposed Transferee
                             under clause (i)(B) above, if a Responsible Officer
                             of the Certificate Registrar has actual knowledge
                             that the proposed Transferee is not a Permitted
                             Transferee, the Certificate Registrar shall not
                             register the Transfer of an Ownership Interest in
                             the subject Class R Certificate to such proposed
                             Transferee. In addition, if a Responsible Officer
                             of the Certificate Registrar has actual knowledge
                             that the proposed Transferee is an entity
                             classified as a partnership under the Code, the
                             Certificate Registrar shall not register the
                             transfer of the subject Class R Certificate unless
                             at the time of transfer, the Certificate Registrar
                             has actual knowledge that all of the proposed
                             Transferee's beneficial owners are United States
                             Tax Persons.

                       (D)   Each Person holding or acquiring any Ownership
                             Interest in a Class R Certificate shall agree (1)
                             to require a Transfer Affidavit and Agreement from
                             any prospective Transferee to whom such Person
                             attempts to Transfer its Ownership Interest in such
                             Class R Certificate and (2) not to Transfer its
                             Ownership Interest in such Class R Certificate
                             unless it provides to the Certificate Registrar a
                             certificate substantially in the form attached
                             hereto as Exhibit I-2 stating that, among other
                             things, it has no actual knowledge that such
                             prospective Transferee is not a Permitted
                             Transferee.

                       (E)   Each Person holding or acquiring an Ownership
                             Interest in a Class R Certificate, by purchasing an
                             Ownership Interest in such Certificate, agrees to
                             give the Certificate Administrator and the Trustee
                             written notice that it is a "pass-through interest
                             holder" within the meaning of temporary Treasury
                             regulations section 1.67-3T(a)(2)(i)(A) immediately
                             upon acquiring an Ownership Interest in a Class R
                             Certificate, if it is, or is holding an Ownership
                             Interest in a Class R Certificate on behalf of, a
                             "pass-through interest holder."

                  (ii)   (A) If any purported Transferee shall become a Holder
      of a Class R Certificate in violation of the provisions of this Section
      5.02(d), then the last preceding Holder of such Class R Certificate that was in compliance with the provisions of this Section 5.02(d) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Class R
      Certificate. None of the Trustee, the Certificate Administrator or the
      Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Class R Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such
      Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

                                      -277-

                       (B)   If any purported Transferee shall become a Holder
                             of a Class R Certificate in violation of the
                             restrictions in this Section 5.02(d), then, to the
                             extent that the retroactive restoration of the
                             rights of the preceding Holder of such Class R
                             Certificate as described in clause (ii)(A) above
                             shall be invalid, illegal or unenforceable, the
                             Certificate Administrator shall have the right,
                             without notice to the Holder or any prior Holder of
                             such Class R Certificate, to cause the transfer of
                             such Class R Certificate to a Permitted Transferee
                             on such terms as the Certificate Administrator may
                             choose. Such purported Transferee shall promptly
                             endorse and deliver such Class R Certificate in
                             accordance with the instructions of the Certificate
                             Administrator. Such Permitted Transferee may be the
                             Certificate Administrator itself or any Affiliate
                             of the Certificate Administrator. Any proceeds of
                             such sale, net of the commissions (which may
                             include commissions payable to the Certificate
                             Registrar or its Affiliates), expenses and taxes
                             due, if any, will be remitted by the Certificate
                             Administrator to such purported Transferee. The
                             terms and conditions of any sale under this clause
                             (ii)(B) shall be determined in the sole discretion
                             of the Certificate Administrator, and the
                             Certificate Administrator shall not be liable to
                             any Person having an Ownership Interest in a Class
                             R Certificate as a result of its exercise of such
                             discretion.

                  (iii)  The Certificate Administrator shall make available to the Internal Revenue Service and to those Persons specified by the REMIC
      Provisions any information available to it which is necessary to compute any tax imposed as a result of the Transfer of an Ownership Interest in a
      Class R Certificate to any Person who is a Disqualified Organization or
      agent thereof, including the information described in Treasury regulations sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Class R Certificate, and the Trustee, the Master
      Servicers and the Special Servicer shall furnish to the Certificate
      Administrator all information in its possession necessary for the
      Certificate Administrator to discharge such obligation. The Transferor of such Ownership Interest shall be responsible for the reasonable compensation of the Certificate Administrator, the Trustee, the Master
      Servicers and the Special Servicer for providing such information.

                  (iv)   The provisions of this Section 5.02(d) set forth prior
      to this clause (iv) may be modified, added to or eliminated; provided that there shall have been delivered to the Trustee and the Certificate
      Administrator the following:

                       (A)   written confirmation from each Rating Agency to the
                             effect that the modification of, addition to or
                             elimination of such provisions will not cause such
                             Rating Agency to qualify, downgrade or withdraw its
                             then-current rating of any Class of Certificates;
                             and

                       (B)   an Opinion of Counsel, in form and substance
                             satisfactory to the Trustee and the Certificate
                             Administrator, obtained at the expense of the party
                             seeking such modification of, addition to or

                                      -278-

                             elimination of such provisions (but in no event at
                             the expense of the Trust Fund), to the effect that
                             doing so will not cause any REMIC Pool to (1) cease
                             to qualify as a REMIC or (2) be subject to an
                             entity-level tax caused by the Transfer of any
                             Class R Certificate to a Person which is not a
                             Permitted Transferee, or cause a Person other than
                             the prospective Transferee to be subject to a
                             REMIC-related tax caused by the Transfer of a Class
                             R Certificate to a Person that is not a Permitted
                             Transferee.

            (e)   Subject to the preceding provisions of this Section 5.02, upon surrender for registration of transfer of any Certificate at the offices of the
Certificate Registrar maintained for such purpose, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in the name of the designated Transferee or Transferees, one or more new
Certificates of the same Class evidencing a like aggregate Percentage Interest in such Class.

            (f)   At the option of any Holder, its Certificates may be exchanged for other Certificates of authorized denominations of the same Class evidencing a like aggregate Percentage Interest in such Class, upon surrender of the
Certificates to be exchanged at the offices of the Certificate Registrar maintained for such purpose. Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

            (g)   Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing.

            (h)   No service charge shall be imposed for any transfer or
exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            (i)   All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate
Registrar shall dispose of such canceled Certificates in accordance with its standard procedures.

            (j)   Upon request, the Certificate Registrar shall provide to the
Certificate Administrator, the Master Servicer, the Special Servicer and the
Depositor notice of each transfer of a Certificate and shall provide to each such Person with an updated copy of the Certificate Register.

            (k)   Each Person who has or who acquires any Ownership Interest in a Certificate shall be deemed by the acceptance or acquisition of such Ownership
Interest to have agreed to be bound by the provisions of the intercreditor, co-lender and similar agreements, including the Co-Lender Agreements, affecting such Certificate.

            SECTION 5.03    Book-Entry Certificates.

            (a)   Each Class of Regular Certificates and the Class A-MFL
Certificates shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee

                                      -279-

and, except as provided in Section 5.02(b) and in Section 5.03(c) below, transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Depository that agrees to hold such
Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and transfer their respective
Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in Section 5.02(b) and in
Section 5.03(c) below, shall not be entitled to definitive, fully registered
Certificates ("Definitive Certificates") in respect of such Ownership Interests.
The Class XC, Class XW, Class G, Class H, Class J, Class K, Class L, Class M,
Class N, Class O, Class P, Class Q, Class S, Class WFC-1, Class WFC-2, Class
WFC-3 and Class WFC-X Certificates initially sold to Qualified Institutional
Buyers in reliance on Rule 144A or in reliance on another exemption from the registration requirements of the Securities Act shall, in the case of each such
Class, be represented by the Rule 144A Global Certificate for such Class, which shall be deposited with the Certificate Administrator as custodian for the
Depository and registered in the name of Cede & Co. as nominee of the
Depository. The Class XC, Class XW, Class G, Class H, Class J, Class K, Class L,
Class M, Class N, Class O, Class P, Class Q, Class S, Class WFC-1, Class WFC-2,
Class WFC-3 and Class WFC-X Certificates initially sold in offshore transactions in reliance on Regulation S shall, in the case of each such Class, be represented by the Regulation S Global Certificate for such Class, which shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. All transfers by Certificate Owners of their respective Ownership Interests in the
Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository Participant shall only transfer the
Ownership Interests in the Book-Entry Certificates of Certificate Owners it
represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures. Each Certificate Owner is deemed, by virtue of its acquisition of an Ownership Interest in the applicable Class of
Book-Entry Certificates, to agree to comply with the transfer requirements provided for in Section 5.02.

            (b)   The Trustee, the Certificate Administrator, the Master
Servicers, the Special Servicer, the Depositor and the Certificate Registrar may
for all purposes, including the making of payments due on the Book-Entry
Certificates, deal with the Depository as the authorized representative of the
Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate
Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the
Depository Participants and brokerage firms representing such Certificate
Owners. Multiple requests and directions from, and votes of, the Depository as
Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different
Certificate Owners. The Certificate Administrator may establish a reasonable record date in connection with solicitations of consents from or voting by
Certificateholders and shall give notice to the Depository of such record date.

            (c)   If (i)(A) the Depositor advises the Certificate Administrator and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to a
Class of the Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor advises the Depository of its intent to terminate the book-entry system through the Depository with respect to a Class of Book-Entry Certificates and (in the event applicable law and/or the
Depository's procedures require that the Depository Participants holding
Ownership Interests in such Class of Book-Entry Certificates submit a withdrawal request to the

                                      -280-

Depository in order to so terminate the book-entry system) the Depositor additionally notifies those Depository Participants and those Depository
Participants submit a withdrawal request with respect to such termination, then the Certificate Registrar shall notify all affected Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of
Definitive Certificates to such Certificate Owners requesting the same.

            Upon surrender to the Certificate Registrar of the Book-Entry
Certificates of any Class thereof by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate
Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, the Definitive Certificates in respect of such Class to the Certificate
Owners identified in such instructions. None of the Depositor, the Master
Servicers, the Special Servicer, the Certificate Administrator, the Trustee or
the Certificate Registrar shall be liable for any delay in delivery of such instructions, and each of them may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Class of Registered Certificates, the registered holders of such Definitive Certificates shall be recognized as
Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

            (d)   Notwithstanding any other provisions contained herein, none of the Certificate Administrator, the Trustee or the Certificate Registrar shall have any responsibility whatsoever to monitor or restrict the transfer of ownership interests in any Certificate (including but not limited to any
Non-Registered Certificate) which interests are transferable through the book-entry facilities of the Depository.

            SECTION 5.04    Mutilated, Destroyed, Lost or Stolen Certificates.

            If (i) any mutilated Certificate is surrendered to the Certificate
Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Administrator and the Certificate Registrar such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of actual notice to the Certificate Administrator and the
Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same
Class and like Percentage Interest. Upon the issuance of any new Certificate under this section, the Certificate Administrator and the Certificate Registrar
may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Administrator and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            SECTION 5.05    Persons Deemed Owners.

            Prior to due presentment for registration of transfer, the
Depositor, the Master Servicers, the Special Servicer, the Certificate
Administrator, the Trustee, the Certificate Registrar and any agent of any of them may treat the Person in whose name any Certificate is registered as of the related Record

                                      -281-

Date as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and may treat the person whose name each Certificate is registered as of the date of determination as the owner of such Certificate for all other purposes whatsoever and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the
Certificate Registrar or any agent of any of them shall be affected by notice to the contrary.

                                      -282-

                                   ARTICLE VI

        THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICER AND THE
                        CONTROLLING CLASS REPRESENTATIVE

            SECTION 6.01    Liability of Depositor, Master Servicers and Special
                            Servicer.

            The Depositor, the Master Servicers and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the
Master Servicers and the Special Servicer herein.

            SECTION 6.02    Merger, Consolidation or Conversion of Depositor or
                            Master Servicer or Special Servicer.

            Subject to the following paragraph, the Depositor, the Master
Servicers and the Special Servicer shall each keep in full effect its existence, rights and franchises as a corporation, national banking association or other legal entity, under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign corporation, national banking association or other foreign legal entity, in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the
Certificates or any of the Serviced Mortgage Loans and to perform its respective duties under this Agreement, and each Master Servicer shall keep in full effect its existence and rights as a national banking association under the laws of the
United States.

            The Depositor, a Master Servicer or the Special Servicer may be
merged or consolidated with or into any Person (other than the Trustee), or transfer all or substantially all of its assets (which, in the case of a Master
Servicer or the Special Servicer, may be limited to all or substantially all of its assets related to commercial mortgage loan servicing) to any Person, in which case any Person resulting from any merger or consolidation to which the
Depositor, a Master Servicer or the Special Servicer shall be a party, or any
Person succeeding to the business (which, in the case of a Master Servicer or the Special Servicer, may be limited to the commercial mortgage loan servicing business) of the Depositor, such Master Servicer or the Special Servicer, shall be the successor of the Depositor, such Master Servicer or the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no successor or surviving
Person shall succeed to the rights of such Master Servicer or the Special
Servicer unless (i) as evidenced in writing by the Rating Agencies, such succession will not result in qualification, downgrading or withdrawal of the ratings then assigned by the Rating Agencies to any Class of Certificates and
(ii) such successor or surviving Person makes the applicable representations and warranties set forth in Section 3.23.

            SECTION 6.03    Limitation on Liability of Depositor, Master
                            Servicer and Special Servicer.

            None of the Depositor, a Master Servicer or the Special Servicer, or
any director, officer, employee or agent of any of them, shall be under any liability to the Trust Fund, the Trustee, the Certificateholders or, with respect to any Serviced Loan Combination, the related Serviced Non-Trust
Mortgage Loan Noteholder(s) for any action taken, or not taken, in good faith pursuant to this

                                      -283-

Agreement (including any action taken, or not taken, in good faith pursuant to any Co-Lender Agreement as required pursuant to the terms of this Agreement), or for errors in judgment; provided, however, that this provision shall not protect the Depositor, a Master Servicer or the Special Servicer against any liability to the Trust Fund, the Trustee, the Certificateholders or, with respect to any
Serviced Loan Combination, the related Serviced Non-Trust Mortgage Loan
Noteholder(s) for the breach of a representation or warranty made herein by such party, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any liability which would otherwise be imposed by reason of misfeasance, bad faith or negligence in the performance of, or negligent disregard of, obligations or duties hereunder. The Depositor, each Master Servicer, the
Special Servicer and any director, officer, employee or agent of the Depositor, a Master Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, each Master Servicer, the Special Servicer and any director, member, manager, officer, employee or agent of the Depositor, a Master Servicer or the Special Servicer shall be indemnified and held harmless by the Trust Fund against any loss, liability or reasonable expense incurred in connection with this Agreement or the
Certificates (including, without limitation, the distribution or posting of reports or other information as contemplated by this Agreement), other than
Advances (the reimbursement of which is otherwise provided for hereunder) and other than any loss, liability or expense: (i) specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof; (ii)
that constitutes (A) amounts payable as compensation to any Sub-Servicer retained by a Master Servicer or the Special Servicer or (B) expenses described in the last sentence of the definition of Servicing Advances; (iii) incurred in connection with any breach of a representation, warranty or covenant made by such Person herein; or (iv) incurred by reason of such Person's willful misfeasance, bad faith or negligence in the performance of, or negligent disregard of, obligations or duties hereunder; provided, however, that if and to the extent that any Serviced Loan Combination and/or a related Serviced
Non-Trust Mortgage Loan Noteholder is involved, such expenses, costs and liabilities shall be payable out of the related SLC Custodial Account pursuant to Section 3.05(e) and, if not solely attributable to a Serviced Non-Trust
Mortgage Loan (or any successor REO Serviced Non-Trust Mortgage Loan with respect thereto), shall also be payable out of the applicable Collection Account as and to the extent permitted by Section 3.05(a); and provided, further, that in making a determination as to whether any such indemnity is solely attributable to a Serviced Non-Trust Mortgage Loan (or any successor REO
Mortgage Loan with respect thereto), the fact that any legal action was instituted by such Serviced Non-Trust Mortgage Loan Noteholder shall not create a presumption that such indemnity is solely attributable thereto. None of the
Depositor, any Master Servicer or the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, unless it is specifically required hereunder to bear the costs of such legal action, in its opinion does not involve it in any ultimate expense or liability; provided, however, that the Depositor, a Master Servicer or the Special Servicer may in
its discretion undertake any such action which it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action, and any liability resulting therefrom, shall be expenses, costs and liabilities of the
Trust, and the Depositor, the Master Servicers and the Special Servicer shall be entitled to be reimbursed therefor from the applicable Collection Account as provided in Section 3.05(a); provided, however, that if and to the extent that any Serviced Loan Combination and/or a related Serviced Non-Trust Mortgage Loan
Noteholder is involved, such expenses and costs (to the extent reasonable and customary), and such liabilities shall be payable out of the related SLC
Custodial Account pursuant to Section 3.05(e) and, if

                                      -284-

not solely attributable to a Serviced Non-Trust Mortgage Loan (or any successor
REO Serviced Non-Trust Mortgage Loan with respect thereto), shall also be payable out of the applicable Collection Account as and to the extent permitted by Section 3.05(a). In no event shall a Master Servicer or the Special Servicer be liable or responsible for any action taken or omitted to be taken by the other of them or by the Depositor, the Certificate Administrator, the Trustee or
any Certificateholder, subject to the provisions of Section 8.05(b).

            SECTION 6.04    Resignation of a Master Servicer and the Special
                            Servicer.

            The Master Servicers and, subject to Section 6.09, the Special
Servicer may each resign from the obligations and duties hereby imposed on it, upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of a Master Servicer or the Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by a Master Servicer or the Special Servicer, as the
case may be, at the date of this Agreement). Any such determination requiring the resignation of a Master Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel to such effect which shall be delivered to the Trustee. Unless applicable law requires a Master Servicer's or
Special Servicer's resignation to be effective immediately, and the Opinion of
Counsel delivered pursuant to the prior sentence so states, no such resignation shall become effective until the Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party in accordance with
Section 7.02 hereof. The Master Servicers and the Special Servicer shall each have the right to resign at any other time; provided that (i) a willing successor thereto has been found by the resigning Master Servicer or Special
Servicer, as applicable, (ii) each of the Rating Agencies confirms in writing that the successor's appointment will not result in a withdrawal, qualification or downgrade of any rating or ratings assigned to any Class of Certificates,
(iii) the resigning party pays all costs and expenses in connection with such transfer, and (iv) the successor accepts such appointment, and assumes the responsibilities and obligations of the resigning party hereunder, prior to the effectiveness of such resignation. No Master Servicer or Special Servicer shall be permitted to resign except as contemplated above in this Section 6.04.

            Consistent with the foregoing, no Master Servicer or Special
Servicer shall, except as expressly provided herein, assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or, except as provided in Sections 3.22 and 4.06, delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by it hereunder. If, pursuant to any provision hereof, the duties of a Master Servicer or the Special Servicer are transferred to a successor thereto, the Master Servicing Fee or the Special Servicing Fee,
as the case may be, that accrues pursuant hereto from and after the date of such transfer shall be payable to such successor.

            SECTION 6.05    Rights of Depositor, Certificate Administrator and
                            Trustee in Respect of the Master Servicers and the
                            Special Servicer.

            The Master Servicers and the Special Servicer shall each afford the
Depositor, the Underwriters, the Certificate Administrator and the Trustee, upon reasonable notice, during normal business hours access to all records maintained thereby in respect of its rights and obligations hereunder and access to officers thereof responsible for such obligations. Upon reasonable request, the
Master Servicers and the Special Servicer shall each furnish the Depositor, the
Underwriters, the Certificate

                                      -285-

Administrator and the Trustee with its most recent publicly available financial statements (or those of its corporate parent) and such other information as it possesses, and which it is not prohibited by applicable law or contract from disclosing, regarding its business, affairs, property and condition, financial or otherwise, except to the extent such information constitutes proprietary information or is subject to a privilege under applicable law. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicers and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of a Master Servicer or
Special Servicer hereunder or exercise the rights of a Master Servicer or the
Special Servicer hereunder; and provided, however, that no Master Servicer or
Special Servicer shall be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by a
Master Servicer or the Special Servicer and is not obligated to supervise the performance of a Master Servicer or the Special Servicer under this Agreement or otherwise.

            SECTION 6.06    Depositor, Master Servicers and Special Servicer to
                            Cooperate with Trustee and Certificate
                            Administrator.

            The Depositor, the Master Servicers and the Special Servicer shall each furnish such reports, certifications and information as are reasonably requested by the Trustee and Certificate Administrator in order to enable it to perform its duties hereunder.

            SECTION 6.07    Depositor, Special Servicer, the Certificate
                            Administrator and Trustee to Cooperate with Master
                            Servicer.

            The Depositor, the Special Servicer, the Certificate Administrator
and the Trustee shall each furnish such reports, certifications and information as are reasonably requested by any Master Servicer in order to enable it to perform its duties hereunder.

            SECTION 6.08    Depositor, Master Servicers, the Certificate
                            Administrator and Trustee to Cooperate with Special
                            Servicer.

            The Depositor, the Master Servicers, the Certificate Administrator
and the Trustee shall each furnish such reports, certifications and information as are reasonably requested by the Special Servicer in order to enable it to perform its duties hereunder.

            SECTION 6.09    Designation of Special Servicer by the Controlling
                            Class Certificateholders and Others.

            (a)   Subject to the terms of this section, the Holder or Holders of the Certificates evidencing a majority of the Voting Rights allocated to the
Controlling Class may at any time and from time to time designate a Person meeting the requirements set forth in Section 6.04 (including, without limitation, Rating Agency confirmation) to serve as Special Servicer hereunder and to replace any existing Special Servicer without cause or any Special
Servicer that has resigned or otherwise ceased to serve in such capacity;
provided that such Holder or Holders shall pay all costs related to the transfer of servicing if the Special Servicer is replaced other than due to an Event of
Default. Such Holder or Holders shall so designate a Person to serve as replacement Special Servicer by the delivery to the Trustee, the Certificate
Administrator, the Master Servicers, each Serviced Non-Trust Mortgage Loan
Noteholder and the existing Special Servicer of a written notice stating such designation. The Trustee

                                      -286-

shall, promptly after receiving any such notice, deliver to the Rating Agencies
(and any other rating agencies that may be rating any Non-Trust Mortgage Loan
Securities) an executed Notice and Acknowledgment in the form attached hereto as
Exhibit J-1. If such Holders have not replaced a Special Servicer within 30 days of such Special Servicer's resignation or the date such Special Servicer has ceased to serve in such capacity, and subject to the prior rights of any
Person(s) to appoint a special service with respect to any particular Serviced
Trust Mortgage Loan or Serviced Loan Combination in accordance with Section
6.09(b), the Trustee shall designate a successor Special Servicer, subject to removal by the Holder or Holders of Certificates evidencing a majority of the
Voting Rights allocated to the Controlling Class or as and to the extent otherwise so provided in Section 6.09(b), and appointment of a successor thereto pursuant to the terms of this Section 6.09. Subject to the provisos to the first sentence of this Section 6.09(a), any Person designated pursuant to this Section
6.09(a), whether designated by Holders of the Controlling Class or by the
Trustee, shall become the Special Servicer, subject to satisfaction of the other conditions set forth below, on the date that the Trustee shall have received written confirmation from all of the Rating Agencies (and any other rating agencies that may be rating any Non-Trust Mortgage Loan Securities) that the appointment of such Person will not result in the qualification, downgrading or withdrawal of the rating or ratings assigned to one or more Classes of the
Certificates (or, if applicable, one or more classes of Non-Trust Mortgage Loan
Securities); provided that such confirmation need not be obtained from Fitch if the designated Person is rated at least "CSS2" by Fitch as a special servicer).
The appointment of such designated Person as Special Servicer shall also be subject to receipt by the Trustee of (1) an Acknowledgment of Proposed Special
Servicer in the form attached hereto as Exhibit J-2, executed by the designated
Person, and (2) an Opinion of Counsel (at the expense of the Person designated to become the Special Servicer) to the effect that the designation of such
Person to serve as Special Servicer is in compliance with this Section 6.09 and all other applicable provisions of this Agreement, that upon the execution and delivery of the Acknowledgment of Proposed Special Servicer the designated
Person shall be bound by the terms of this Agreement and, subject to customary limitations, that this Agreement shall be enforceable against the designated
Person in accordance with its terms. Subject to the provisos to the first sentence of this Section 6.09(a), any existing Special Servicer shall be deemed to have resigned simultaneously with such designated Person's becoming the
Special Servicer hereunder; provided, however, that the resigning Special
Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation
(including Workout Fees earned on Specially Serviced Mortgage Loans which became
Corrected Mortgage Loans prior to its resignation or are otherwise payable to the terminated or resigning Special Servicer pursuant to Section 3.11(c)), and it shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such resignation. Such resigning Special Servicer shall cooperate with the
Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer's responsibilities and rights hereunder, including, without limitation, the transfer within two (2) Business Days to the replacement
Special Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the Special Servicer to a Collection
Account, an SLC Custodial Account, a Servicing Account, a Reserve Account or an
REO Account or delivered to the Master Servicers or that are thereafter received with respect to Specially Serviced Mortgage Loans and Administered REO
Properties.

            For purposes of exercising any rights that the holder of the
Mortgage Note for any SLC Trust Mortgage Loan may have under the related
Co-Lender Agreement to replace and/or appoint a special servicer with respect to the related Serviced Loan Combination, the Holder or, collectively, the Holders of Certificates evidencing a majority of the Voting Rights allocated to the
Controlling Class

                                      -287-

shall be the designee of the Trust, as such noteholder, and the Trustee shall take such actions as may be necessary under the related Co-Lender Agreement to effect such designation.

            Notwithstanding the foregoing, if the Controlling Class of
Certificates consists of Book-Entry Certificates, then the rights of the Holders of the Controlling Class of Certificates set forth above in this Section 6.09 may be exercised directly by the relevant Certificate Owner(s); provided that the identity of such Certificate Owner(s) has been confirmed to the Trustee to its reasonable satisfaction.

            (b)   For so long as no One World Financial Center Change of Control
Event has occurred and is continuing with respect to the One World Financial
Center Loan Combination, the One World Financial Center Non-Trust Mortgage Loan
Noteholder shall be entitled, solely with respect to such Loan Combination, to exercise any and all rights to terminate, appoint and/or replace the Special
Servicer that are granted, pursuant to Section 6.09(a), to the Holders (or, if applicable, Certificate Owners) of Certificates representing a majority of the
Voting Rights allocated to the Controlling Class, in all cases subject to the same terms, conditions and limitations as are applicable to any such termination, appointment and/or replacement by the Holders (or, if applicable,
Certificate Owners) of Certificates representing a majority of the Voting Rights allocated to the Controlling Class. Notwithstanding anything herein to the contrary, the One World Financial Center Non-Trust Mortgage Loan Noteholder
shall not have any right under such circumstances to terminate, replace or appoint any party as Special Servicer in respect of any Mortgage Loan or REO
Property other than the One World Financial Center Loan Combination and any related REO Property, and such right shall exist with respect to the One World
Financial Center Loan Combination only if and for so long as no One World
Financial Center Change of Control Event has occurred and is continuing.

            For so long as a Class WFC Control Period is in effect, the Holders
(or, if applicable, Certificate Owners) of Certificates representing a majority of the Voting Rights allocated to the Controlling WFC Class shall be entitled, solely with respect to the One World Financial Center Loan Combination or any
related REO Property, to exercise any and all rights to terminate, appoint and/or replace the Special Servicer that are granted, pursuant to Section
6.09(a), to the Holders (or, if applicable, Certificate Owners) of Certificates representing a majority of the Voting Rights allocated to the Controlling Class, in all cases subject to the same terms, conditions and limitations as are applicable to any such termination, appointment and/or replacement by the
Holders (or, if applicable, Certificate Owners) of Certificates representing a majority of the Voting Rights allocated to the Controlling Class.
Notwithstanding anything herein to the contrary, the Holders (or, if applicable,
Certificate Owners) of Certificates representing a majority of the Voting Rights allocated to the Controlling WFC Class shall not have any right to terminate, replace or appoint any party as Special Servicer in respect of any Mortgage Loan or REO Property other than the One World Financial Center Loan Combination and any related REO Property.

            Notwithstanding the foregoing, the Holders (or, if applicable,
Certificate Owners) of Certificates representing a majority of the Voting Rights allocated to the Controlling Class shall continue to have all rights to terminate, appoint and/or replace a Special Servicer in accordance with Section
6.09; provided that: (i) for so long as no One World Financial Center Change of
Control Event has occurred and is continuing with respect to the One World
Financial Center Loan Combination, the Holders (or, if applicable, Certificate
Owners) of Certificates representing a majority of the Voting Rights allocated to the Controlling Class may not terminate or replace, without cause, any
Special Servicer appointed by the One World Financial Center Non-Trust Mortgage
Loan Noteholder with

                                      -288-

respect to the One World Financial Center Loan Combination or any related REO
Property pursuant to this Section 6.09(b); and (ii) for so long as a Class WFC
Control Period is in effect, the Holders (or, if applicable, Certificate Owners)
of Certificates representing a majority of the Voting Rights allocated to the
Controlling Class may not terminate or replace, without cause, any Special
Servicer appointed by the Holders (or, if applicable, Certificate Owners) of
Certificates representing a majority of the Voting Rights allocated to the
Controlling WFC Class with respect to the One World Financial Center Loan
Combination or any related REO Property pursuant to this Section 6.09(b).

            Any existing One World Financial Center Special Servicer shall be deemed to have resigned simultaneously with the designated replacement's becoming the One World Financial Center Special Servicer hereunder; provided, however, that (i) the resigning One World Financial Center Special Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation, whether in respect of Servicing Advances or otherwise, and (ii) the resigning
One World Financial Center Special Servicer shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such resignation. The outgoing One
World Financial Center Special Servicer shall cooperate with the Trustee and the replacement One World Financial Center Special Servicer in effecting the termination of the outgoing One World Financial Center Special Servicer's responsibilities and rights hereunder, including, without limitation, the transfer within two (2) Business Days to the replacement One World Financial
Center Special Servicer for administration by it of all cash amounts relating to the One World Financial Center Loan Combination or any related REO Property that shall at the time be or should have been credited by the One World Financial
Center Special Servicer to the Collection Account, the related SLC Custodial
Account, a Servicing Account, a Reserve Account or an REO Account or should have been delivered to the applicable Master Servicer or that are thereafter received with respect to the One World Financial Center Loan Combination and/or any
related REO Property. The Trustee shall notify the other parties hereto and the
Certificateholders of any termination of the One World Financial Center Special
Servicer and appointment of a new One World Financial Center Special Servicer in
accordance with this Section 6.09(b).

            (c)   If a replacement special servicer is appointed with respect to a Serviced Loan Combination or any related REO Property in accordance with
Section 6.09(b) or 7.01(c) such that there are multiple parties acting as
Special Servicer hereunder, then, unless the context clearly requires otherwise:
(i) when used in the context of imposing duties and obligations on the Special
Servicer hereunder or the performance of such duties and obligations, the term
"Special Servicer" shall mean the applicable SLC Special Servicer, insofar as such duties and obligations relate to the subject Serviced Loan Combination or any related REO Property, and shall mean the General Special Servicer (as defined below), in all other cases (provided that, in Section 3.13, Section 3.14 and Section 3.15, the term "Special Servicer" shall mean each of the SLC Special
Servicers and the General Special Servicer); (ii) when used in the context of identifying the recipient of any information, funds, documents, instruments and/or other items, the term "Special Servicer" shall mean the applicable SLC
Special Servicer, insofar as such information, funds, documents, instruments and/or other items relate to the subject Serviced Loan Combination or any related REO Property, and shall mean the General Special Servicer, in all other cases; (iii) when used in the context of granting the Special Servicer the right to purchase Defaulted Trust Mortgage Loans pursuant to Section 3.18, the term
"Special Servicer" shall mean the General Special Servicer only; (iv) when used in the context of granting the Special Servicer the right to purchase all of the
Trust Mortgage Loans and any REO Properties remaining in the Trust Fund pursuant to Section 9.01, the term "Special Servicer" shall mean the General Special
Servicer only; (v) when used

                                      -289-

in the context of the Special Servicer being replaced, pursuant to Section
6.09(a), by the Holder or Holders of a majority of the Voting Rights allocated to the Controlling Class, the term "Special Servicer" shall mean the General
Special Servicer or each of the SLC Special Servicers, as applicable; (vi) when used in the context of granting the Special Servicer any protections, limitations on liability, immunities and/or indemnities hereunder, the term
"Special Servicer" shall mean each of the SLC Special Servicers and the General
Special Servicer; and (vii) when used in the context of requiring indemnification from, imposing liability on, or exercising any remedies against, the Special Servicer for any breach of a representation, warranty or covenant hereunder or for any negligence, bad faith or willful misconduct in the performance of duties and obligations hereunder or any negligent disregard of such duties and obligations or otherwise holding the Special Servicer responsible for any of the foregoing, the term "Special Servicer" shall mean the applicable SLC Special Servicer or the General Special Servicer, as applicable.

            References in this Section 6.09(c) to "General Special Servicer"
means the Person performing the duties and obligations of special servicer with respect to the Mortgage Pool (exclusive of any Serviced Loan Combination or related REO Property as to which a different SLC Special Servicer has been appointed with respect thereto).

            SECTION 6.10    Master Servicer or Special Servicer as Owner of a
                            Certificate.

            A Master Servicer or an Affiliate of a Master Servicer or the
Special Servicer or an Affiliate of the Special Servicer may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect
to) any Certificate with (except as set forth in the definition of
"Certificateholder") the same rights it would have if it were not a Master
Servicer or the Special Servicer or an Affiliate thereof. If, at any time during which a Master Servicer or the Special Servicer or an Affiliate of a Master
Servicer or the Special Servicer is the Holder of (or, in the case of a
Book-Entry Certificate, Certificate Owner with respect to) any Certificate, such
Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that is not expressly prohibited by the terms hereof and would not, in such Master Servicer's or the Special Servicer's good faith judgment, violate the Servicing Standard, but that, if taken, might nonetheless, in such Master Servicer's or the Special Servicer's reasonable, good faith judgment, be considered by other Persons to violate the Servicing
Standard, then such Master Servicer or the Special Servicer may (but need not)
seek the approval of the Certificateholders to such action by delivering to the
Certificate Administrator a written notice that (a) states that it is delivered pursuant to this Section 6.10, (b) identifies the Percentage Interest in each
Class of Certificates beneficially owned by such Master Servicer or the Special
Servicer or an Affiliate of such Master Servicer or the Special Servicer, and
(c) describes in reasonable detail the action that such Master Servicer or the
Special Servicer proposes to take. The Certificate Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than such
Master Servicer and its Affiliates or the Special Servicer and its Affiliates,
as appropriate), together with such instructions for response as the Certificate
Administrator shall reasonably determine. If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders
(calculated without regard to the Certificates beneficially owned by such Master
Servicer or its Affiliates or the Special Servicer or its Affiliates) shall have failed to object in writing to the proposal described in the written notice, and if such Master Servicer or the Special Servicer shall act as proposed in the written notice within 30 days, such action shall be deemed to comply with, but not modify, the Servicing Standard. The Certificate Administrator shall be entitled to reimbursement from such Master Servicer or the Special Servicer, as applicable, for the reasonable expenses of the Certificate Administrator

                                      -290-

incurred pursuant to this paragraph. It is not the intent of the foregoing provision that a Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather in the case of unusual circumstances.

            SECTION 6.11    The Controlling Class Representative.

            (a)   Subject to Sections 6.12, 6.13, and 6.14 of this Agreement and the terms of the related Co-Lender Agreement, in the case of the One World
Financial Center Loan Combination and the Serviced Pari Passu Loan Combinations,
the Controlling Class Representative will be entitled to advise the Special
Servicer with respect to the following actions of the Special Servicer, and notwithstanding anything herein to the contrary except as necessary or advisable to avoid an Adverse REMIC Event or the violation of the Servicing Standard and except as set forth in, and in any event subject to, the second paragraph of this Section 6.11(a), the Special Servicer will not be permitted to take any of the following actions as to which the Controlling Class Representative has objected in writing within ten (10) Business Days of being notified thereof and having received the information reasonably necessary to make an informed decision with respect thereto, which notification with respect to the action described in clause (vi) below shall be copied by the Special Servicer to the applicable Master Servicer (provided that, if such written objection has not been received by the Special Servicer within such ten (10) Business Day period, then the Controlling Class Representative's approval will be deemed to have been given):

                  (i)     any foreclosure upon or comparable conversion (which
      may include acquisitions of an REO Property) of the ownership of properties securing such of the Specially Serviced Trust Mortgage Loans as come into and continue in default;

                  (ii)    any modification of a Money Term (other than late
      payment charge and Default Interest provisions) or material non-monetary term of a Trust Mortgage Loan, but excluding a modification consisting of the extension of the maturity date of a Trust Mortgage Loan for one (1)
      year or less;

                  (iii)   any proposed sale of an REO Property (other than in
      connection with the termination of the Trust Fund) for less than the related Purchase Price;

                  (iv)    any determination to bring an REO Property into
      compliance with applicable environmental laws or to otherwise address
      Hazardous Materials located at an REO Property;

                  (v)     any release of collateral, or acceptance of substitute
      or additional collateral, for a Trust Mortgage Loan unless required by specific conditions with no lender discretion in the related Trust
      Mortgage Loan documents and/or applicable law;

                  (vi)    any waiver of a "due-on-sale" clause or
      "due-on-encumbrance" clause or consent to any transfer or encumbrance where lender discretion is permitted;

                  (vii)   any acceptance of an assumption agreement releasing
      a Mortgagor from liability under a Trust Mortgage Loan (other than in connection with a defeasance permitted under the terms of the applicable
      Trust Mortgage Loan Documents);

                                      -291-

                  (viii)  any change in the property manager for Serviced
      Trust Mortgage Loans with an unpaid principal balance in excess of
      $5,000,000; and

                  (ix)    any change in franchise for a hospitality Mortgaged
      Property;

provided that if the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole), it may take such action without waiting for a response from the
Controlling Class Representative; and provided, further that the foregoing rights of the Controlling Class Representative shall not relate to (x) a
Serviced Pari Passu Loan Combination or any related REO Property, regarding which the rights and powers of the specified Persons set forth under Section
6.12 or 6.13, as applicable, are instead applicable, (y) the One World Financial
Center Loan Combination or any related REO Property, regarding which the rights and powers of the specified Persons set forth under Section 6.14 are instead applicable, or (z) any Outside Serviced Trust Mortgage Loan or any related REO
Property, regarding which the related Co-Lender Agreement and the relevant
Outside Servicing Agreement governs.

            In addition, the Controlling Class Representative may direct the
Special Servicer to take, or to refrain from taking, such other actions (other than with respect to a Serviced Pari Passu Loan Combination or any related REO
Property, the One World Financial Center Loan Combination or any related REO
Property or an Outside Serviced Loan Combination or any related REO Property) as the Controlling Class Representative may deem advisable or as to which provision is otherwise made in this Agreement; provided that, notwithstanding anything herein to the contrary no such direction, and no objection contemplated by the preceding paragraph, may (and the applicable Master Servicer or the Special
Servicer, as applicable, shall disregard any such direction or objection that would) require or cause such Master Servicer or the Special Servicer to violate any applicable law, any provision of this Agreement or any Trust Mortgage Loan or the REMIC Provisions, including, without limitation, such Master Servicer's or the Special Servicer's obligation to act in accordance with the Servicing
Standard, or expose the applicable Master Servicer, the Special Servicer, the
Trust Fund, the Certificate Administrator or the Trustee or their respective
Affiliates, officers, directors, employees or agents to any claim, suit or liability, or materially expand the scope of the applicable Master Servicer's or the Special Servicer's responsibilities hereunder or cause the applicable Master
Servicer or the Special Servicer to act, or fail to act, in a manner which in the reasonable judgment of the applicable Master Servicer or the Special
Servicer, as the case may be, is not in the best interests of the
Certificateholders. For the avoidance of doubt, a Master Servicer and/or the
Special Servicer shall disregard any direction or objection of any party
(including, without limitation, of the Controlling Class Representative) if such direction and/or objection causes such Master Servicer or the Special Servicer to violate the Servicing Standard, any applicable law, any provision of this
Agreement or any Trust Mortgage Loan or the REMIC Provisions or expose such
Master Servicer, the Special Servicer, the Trust Fund, the Certificate
Administrator or the Trustee or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, or materially expand the scope of such Master Servicer's or the Special Servicer's responsibility hereunder or cause such Master Servicer or the Special Servicer to act, or fail to act, in a manner which in the reasonable judgment of such
Master Servicer or the Special Servicer is not in the best interest of the
Certificateholders or is inconsistent with the Servicing Standard.

            Any right to take any action, grant or withhold any consent or otherwise exercise any right, election or remedy afforded the Controlling Class
Representative under this Agreement may, unless otherwise expressly provided herein to the contrary, be affirmatively waived by the Controlling

                                      -292-

Class Representative by written notice given to the Trustee or the applicable
Master Servicer, as applicable. Upon delivery of any such notice of waiver given by the Controlling Class Representative, any time period (exclusive or otherwise) afforded the Controlling Class Representative to exercise any such right, make any such election or grant or withhold any such consent shall thereupon be deemed to have expired with the same force and effect as if the specific time period set forth in this Agreement applicable thereto had itself expired.

            (b)   The Controlling Class Representative is hereby authorized to exercise the rights and powers, if any, of the holder of the Mortgage Note for each Outside Serviced Trust Mortgage Loan under the related Co-Lender Agreement
(and any corresponding provisions of the related Outside Servicing Agreement), to exercise, either individually or together with the holders of the promissory notes for the related Non-Trust Mortgage Loans, as the case may be, consent rights, consultation rights, rights to direct servicing and rights to replace the related Outside Special Servicer. Promptly following the initial such appointment of a Controlling Class Representative and any subsequent such appointment of a successor Controlling Class Representative with respect to an
Outside Serviced Trust Mortgage Loan, the Trustee shall inform the related
Outside Servicers and the related Non-Trust Mortgage Loan Noteholders (and from time to time shall ensure that such parties remain similarly informed) that the
Controlling Class Representative is entitled, to the full extent permitted under the related Co-Lender Agreement, to exercise such rights and powers, if any, of the holder of the Mortgage Note for the subject Outside Serviced Trust Mortgage
Loan under the related Co-Lender Agreement (and any corresponding provisions of the related Outside Servicing Agreement) referred to in the prior sentence, and, further, the Trustee shall take such other actions as may be required under the related Co-Lender Agreement in order to permit the Controlling Class
Representative to exercise such rights and powers. The Controlling Class
Representative shall be subject to the same limitations, constraints and restrictions in exercising such rights and powers as would be applicable to the
Trustee, in its capacity as holder of the Mortgage Note for the subject Outside
Serviced Trust Mortgage Loan. In addition, subject to Section 7.01(c) and each other section hereof that specifically addresses a particular matter with respect to an Outside Serviced Trust Mortgage Loan, if the Trustee is requested to take any action in its capacity as holder of the Mortgage Note for such
Outside Serviced Trust Mortgage Loan, pursuant to the related Co-Lender
Agreement and/or the related Outside Servicing Agreement, then the Trustee will notify (in writing), and act in accordance with the instructions of, the
Controlling Class Representative; provided that, if such instructions are not provided within the prescribed time period, then the Trustee, subject to
Sections 8.01 and 8.02, shall take such action or inaction as it deems to be in the best interests of the Certificateholders (as a collective whole) and shall have all rights and powers incident thereto; and provided, further, that the
Trustee, with respect to any Outside Serviced Trust Mortgage Loan or the corresponding interest in any related REO Property, (i) shall not be required to take any action that relates to directing or approving any servicing related action under the related Outside Servicing Agreement or the related Co-Lender
Agreement, to the extent that the Controlling Class Representative has been notified thereof and has failed to provide instructions with respect to such action within the prescribed time period, and (ii) shall not take any action that is not permitted under applicable law or the terms of the related Co-Lender
Agreement or the related Outside Servicing Agreement or any action that is, in the good faith, reasonable discretion of the Trustee, materially adverse to the interests of the Certificateholders (as a collective whole).

            (c)   The Controlling Class Representative will not have any
liability to the Certificateholders for any action taken, or for refraining from the taking of any action, pursuant to this Agreement; provided, however, that the Controlling Class Representative will not be protected against

                                      -293-

any liability to the Controlling Class, which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties. By its acceptance of a Certificate, each Certificateholder confirms its understanding that the Controlling Class Representative may take actions that favor the interests of one or more Classes of the Certificates over other Classes of the
Certificates, and that the Controlling Class Representative may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Controlling Class Representative may act solely in the interests of the Holders of the Controlling Class of Certificates, that the
Controlling Class Representative does not have any duties to the Holders of any
Class of Certificates other than the Controlling Class of Certificates, that the
Controlling Class Representative will not be deemed to have been negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance, by reason of its having acted solely in the interests of the Holders of the
Controlling Class of Certificates, and that the Controlling Class Representative will not have any liability whatsoever for having so acted, and no
Certificateholder may take any action whatsoever against the Controlling Class
Representative or any director, officer, employee, agent or principal thereof for having so acted.

            SECTION 6.12    Certain Matters Regarding the CGM AmeriCold
                            Portfolio Loan Combination.

            (a)   The applicable Master Servicer and Special Servicer shall each be required to notify each CGM AmeriCold Portfolio Non-Trust Mortgage Loan
Noteholder and the Controlling Class Representative in writing of its intention to take any of the CGM AmeriCold Portfolio Major Actions with respect to the CGM
AmeriCold Portfolio Loan Combination or any related REO Property and to provide each such party with all reasonably requested information with respect thereto.
Subject to Section 3.01 and Section 3.02(b) of the CGM AmeriCold Portfolio
Co-Lender Agreement and Section 6.12(b) hereof, the CGM AmeriCold Portfolio
Directing Lender will be entitled to advise each of the applicable Master
Servicer and the Special Servicer with respect to any CGM AmeriCold Portfolio
Major Action to be taken thereby; and, further subject to Section 3.02(b) of the
CGM AmeriCold Portfolio Co-Lender Agreement and Section 6.12(b) hereof, neither the applicable Master Servicer nor the Special Servicer shall take (or, in the case of the Special Servicer, if and when appropriate hereunder, consent to the applicable Master Servicer's taking) any of the CGM AmeriCold Portfolio Major
Actions, if the CGM AmeriCold Portfolio Directing Lender has objected in writing within the applicable CGM AmeriCold Portfolio Consent Period following each CGM
AmeriCold Portfolio Non-Trust Mortgage Loan Noteholder having been notified in writing of the subject action and having been provided with all reasonably requested information with respect thereto (it being understood and agreed that if such written objection has not been received by the applicable Master
Servicer or Special Servicer, as applicable, within such CGM AmeriCold Portfolio
Consent Period, then the CGM AmeriCold Portfolio Directing Lender will be deemed to have approved of the subject action); provided that, in the event that the applicable Master Servicer or the Special Servicer, as applicable, determines that immediate action is necessary to protect the interests of the
Certificateholders and the related Non-Trust Mortgage Loan Noteholders (as a collective whole), the applicable Master Servicer or the Special Servicer, as the case may be, may take (or, in the case of the Special Servicer, if and when appropriate hereunder, may consent to the applicable Master Servicer's taking)
any such action without waiting for the CGM AmeriCold Portfolio Directing
Lender's response.

            The CGM AmeriCold Directing Lender shall consult on a non-binding basis with the CGM AmeriCold Portfolio Non-Trust Mortgage Loan Noteholders, with respect to any proposed CGM

                                      -294-

AmeriCold Portfolio Major Action, but in the event that the CGM AmeriCold
Portfolio Directing Lender and the CGM AmeriCold Portfolio Non-Trust Mortgage
Loan Noteholders disagree, the CGM AmeriCold Directing Lender's decision shall be binding upon the CGM AmeriCold Portfolio Non-Trust Noteholders.

            If the CGM AmeriCold Portfolio Directing Lender has not executed a consent to a course of action that satisfies Section 3.01(b), Section 3.01(c)
and Section 3.02(b) of the CGM AmeriCold Portfolio Co-Lender Agreement with respect to any particular CGM AmeriCold Portfolio Major Action within the applicable CGM AmeriCold Portfolio Consent Period (or such shorter period as may be required by the related loan documents to the extent the lender's approval is required) of the Controlling Class Representative and the CGM AmeriCold
Portfolio Non-Trust Mortgage Loan Noteholders having been notified of the proposed action or inaction and having been provided with all reasonably requested information with respect thereto, then the applicable Master Servicer
(with the consent of the Special Servicer if required hereunder) or the Special
Servicer, as applicable, shall implement such servicing action or inaction
(subject to Section 3.01(c) and Section 3.02(b) of the CGM AmeriCold Portfolio
Co-Lender Agreement and Section 6.12(b) hereof) that it deems to be in accordance with the Servicing Standard.

            In addition, subject to Section 3.01(b), Section 3.01(c) and Section
3.02(b) of the CGM AmeriCold Portfolio Co-Lender Agreement and Section 6.12(b)
hereof, upon notice to the CGM AmeriCold Portfolio Non-Trust Mortgage Loan
Noteholders and the Controlling Class Representative, the CGM AmeriCold
Portfolio Directing Lender may direct each of the applicable Master Servicer and the Special Servicer to take, or to refrain from taking, such actions as the CGM
AmeriCold Portfolio Directing Lender may deem consistent with the CGM AmeriCold
Portfolio Co-Lender Agreement or as to which provision is otherwise made therein. Each of the applicable Master Servicer and the Special Servicer shall be required to provide the CGM AmeriCold Portfolio Directing Lender and the CGM
AmeriCold Portfolio Non-Trust Mortgage Loan Noteholders, upon reasonable request, with any information in such servicer's possession with respect to such matters, including, without limitation, its reasons for determining to take a proposed action.

            (b)   Notwithstanding anything herein to the contrary, consistent with Section 3.02(b) of the CGM AmeriCold Portfolio Co-Lender Agreement, the
applicable Master Servicer and the Special Servicer shall each ignore and act without regard to any advice, direction or objection from or by the CGM
AmeriCold Portfolio Directing Lender that such servicer has determined, in its reasonable, good faith judgment, will require, cause or permit such servicer to violate any provision of this Agreement or the CGM AmeriCold Portfolio Co-Lender
Agreement (including such servicer's obligation to act in accordance with the
Servicing Standard), the related loan documents or applicable law or result in an Adverse REMIC Event (within the meaning of the CGM AmeriCold Portfolio
Co-Lender Agreement) or an Adverse Grantor Trust Event (within the meaning of the CGM AmeriCold Portfolio Co-Lender Agreement). Furthermore, neither the applicable Master Servicer nor the Special Servicer shall be obligated to seek approval from the CGM AmeriCold Portfolio Directing Lender for any actions to be taken by such servicer with respect to the workout or liquidation of the CGM
AmeriCold Portfolio Loan Combination if:

                  (i)     such servicer has, as provided in Section 3.02(a) of
            the CGM AmeriCold Portfolio Co-Lender Agreement, notified the CGM
            AmeriCold Portfolio Non-Trust Mortgage Loan Noteholders and the
            Controlling Class Representative in

                                      -295-

            writing of various actions that such servicer proposes to take with respect to the workout or liquidation of the CGM AmeriCold Portfolio
            Loan Combination; and

                  (ii)    for 60 days following the first such notice, the CGM
            AmeriCold Portfolio Directing Lender has objected to all of those proposed actions and has failed to suggest any alternative actions that such servicer considers to be consistent with the Servicing
            Standard.

            (c)   With respect to the rights and powers of the CGM AmeriCold
Portfolio Directing Lender, each CGM AmeriCold Portfolio Non-Trust Mortgage Loan
Noteholder may designate, in writing, a representative, including itself, to exercise its rights and powers under Section 3.02 of the CGM AmeriCold Portfolio
Co-Lender Agreement of, or otherwise under, the CGM AmeriCold Portfolio
Co-Lender Agreement and this Agreement, in accordance with Section 3.02(d) of the CGM AmeriCold Portfolio Co-Lender Agreement. The Trust, as holder of the
Mortgage Note for the CGM AmeriCold Portfolio Trust Mortgage Loan, shall constitute the CGM AmeriCold Portfolio Directing Lender; and, consistent with the preceding sentence, the Controlling Class Representative shall act as the representative of the Trust for purposes of exercising the rights of the CGM
AmeriCold Portfolio Directing Lender contemplated by Section 6.12(a).

            (d)   Each of the applicable Master Servicer and the Special
Servicer, prior to such servicer's taking (or, in the case of the Special
Servicer, if and when appropriate hereunder, consenting to the applicable Master
Servicer's taking) any of the CGM AmeriCold Portfolio Major Actions, shall notify each of the CGM AmeriCold Portfolio Non-Trust Mortgage Loan Noteholders.
The CGM AmeriCold Portfolio Non-Trust Mortgage Loan Noteholders shall, upon receipt of such notice, have ten (10) Business Days to advise and consult with the applicable Master Servicer or the Special Servicer, as applicable, with respect to such actions under the circumstances and subject to the conditions set forth in Section 3.02(e) of the CGM AmeriCold Portfolio Co-Lender Agreement;
provided that the applicable Master Servicer or the Special Servicer, as applicable, shall not be obligated to take any advice from, or follow any direction given by, any such CGM AmeriCold Portfolio Non-Trust Mortgage Loan
Noteholder; and provided, further, that, in the event that the applicable Master
Servicer or the Special Servicer, as applicable, subject to the Servicing
Standard, determines that immediate action is necessary to protect the interests of the Certificateholders and the CGM AmeriCold Portfolio Non-Trust Mortgage
Loan Noteholders (as a collective whole), such servicer may take (or, in the case of the Special Servicer, if and when appropriate hereunder, may consent to the applicable Master Servicer's taking) the subject action without consulting with, or providing any information to, any CGM AmeriCold Portfolio Non-Trust
Mortgage Loan Noteholder in accordance with this Section 6.12(d). The applicable
Master Servicer or the Special Servicer, as applicable, within two (2) Business
Days of receiving any request from any CGM AmeriCold Portfolio Non-Trust
Mortgage Loan Noteholder desiring to exercise its consultation rights under
Section 3.02(e) of the CGM AmeriCold Portfolio Co-Lender Agreement and this
Section 6.12(d) (subject to Section 3.02(e) of the CGM AmeriCold Portfolio
Co-Lender Agreement and the two (2) provisos to the immediately preceding sentence), to: (i) make available to such requesting CGM AmeriCold Portfolio
Non-Trust Mortgage Loan Noteholder, in person at the Primary Servicing Office of such servicer or by telephone conference, for a reasonable time period, one or more of such servicer's officers responsible for the servicing and administration of the CGM AmeriCold Portfolio Loan Combination or any related
REO Property; (ii) provide to the requesting CGM AmeriCold Portfolio Non-Trust
Mortgage Loan Noteholder such information regarding the proposed action that is in such servicer's possession or easily obtainable by it, including such servicer's reasons

                                      -296-

for determining to take or permit a proposed action, as such CGM AmeriCold
Portfolio Non-Trust Mortgage Loan Noteholder may reasonably request; and (iii)
communicate with the CGM AmeriCold Portfolio Directing Lender regarding any advice or other views expressed by such requesting CGM AmeriCold Portfolio
Non-Trust Mortgage Loan Noteholder regarding the subject servicing action(s).

            Any CGM AmeriCold Portfolio Non-Trust Mortgage Loan Noteholder may
designate, in writing, a representative to exercise its rights under Section
3.02(e) of the CGM AmeriCold Portfolio Co-Lender Agreement and the prior paragraph in accordance with Section 3.02(e) of the CGM AmeriCold Portfolio
Co-Lender Agreement.

            (e)   The liability of any party exercising the rights of the CGM
AmeriCold Portfolio Directing Lender to the respective holders of the Mortgage
Notes for the CGM AmeriCold Portfolio Loan Combination shall be limited as set forth in Section 3.02(c) of the CGM AmeriCold Portfolio Co-Lender Agreement.

            (f)   Each CGM AmeriCold Portfolio Non-Trust Mortgage Loan
Noteholder shall be entitled to receive any and all reports, statements, documents and other information required to be delivered by any party hereto to the Controlling Class Representative, but only to the extent that such reports, statements, documents and other information relate to the CGM AmeriCold
Portfolio Loan Combination or any related REO Property. In addition, the Special
Servicer, if the CGM AmeriCold Portfolio Trust Mortgage Loan is a Specially
Serviced Mortgage Loan or has become an REO Loan, or otherwise the applicable
Master Servicer shall timely deliver to each CGM AmeriCold Portfolio Non-Trust
Mortgage Loan Noteholder all reports, statements, documents and other information required to be delivered thereto by the holder of the CGM AmeriCold
Portfolio Trust Mortgage Loan or contemplated to be delivered thereto by a servicer pursuant to the CGM AmeriCold Portfolio Co-Lender Agreement.

            (g)   The parties hereto recognize and acknowledge the rights of each CGM AmeriCold Portfolio Non-Trust Mortgage Loan Noteholder under the CGM
AmeriCold Portfolio Co-Lender Agreement, including the right to purchase the CGM
AmeriCold Portfolio Trust Mortgage Loan under the circumstances contemplated by
Section 4.03 of the CGM AmeriCold Portfolio Co-Lender Agreement. In connection with the foregoing, the Special Servicer (if the CGM AmeriCold Portfolio Trust
Mortgage Loan is a Specially Serviced Mortgage Loan) or the applicable Master
Servicer (otherwise), as applicable, shall take all actions required on the part of the holder of the CGM AmeriCold Portfolio Trust Mortgage Loan or contemplated to be performed by a servicer, in any case under Section 4.03 of the CGM
AmeriCold Portfolio Co-Lender Agreement, including the delivery of all necessary notices on a timely basis and the calculation of the applicable purchase price(s), as well as all other actions necessary and appropriate to effect the transfer of the CGM AmeriCold Portfolio Trust Mortgage Loan (in connection with the purchase thereof under the CGM AmeriCold Portfolio Co-Lender Agreement) to the applicable CGM AmeriCold Portfolio Non-Trust Mortgage Loan Noteholder(s), if
applicable, and/or to permit the appropriate parties to exercise the purchase options contemplated by Section 4.03 of the CGM AmeriCold Portfolio Co-Lender
Agreement.

            (h)   The Special Servicer (if the CGM AmeriCold Portfolio Trust
Mortgage Loan is a Specially Serviced Mortgage Loan or has become an REO Loan)
or the applicable Master Servicer (otherwise), as applicable, shall take all actions relating to the servicing and/or administration of, and the preparation and delivery of reports and other information with respect to, the CGM AmeriCold
Portfolio Loan Combination or any related REO Property required to be performed by the holder of the CGM

                                      -297-

AmeriCold Portfolio Trust Mortgage Loan or contemplated to be performed by a servicer, in any case pursuant to the CGM AmeriCold Portfolio Co-Lender
Agreement and/or any related mezzanine intercreditor agreement.

            (i)   If any CGM AmeriCold Portfolio Non-Trust Mortgage Loan or any
portion thereof or any particular payments thereon are included in a REMIC or a
Grantor Trust, then neither the applicable Master Servicer nor the Special
Servicer shall knowingly take any action that would result in an Adverse REMIC
Event (within the meaning of the CGM AmeriCold Portfolio Co-Lender Agreement) or
an Adverse Grantor Trust Event (within the meaning of the CGM AmeriCold
Portfolio Co-Lender Agreement), as the case may be.

            (j)   If any CGM AmeriCold Portfolio Non-Trust Mortgage Loan is
securitized, then (subject to Section 4.02 of the CGM AmeriCold Portfolio
Co-Lender Agreement) prior to taking any action hereunder regarding the servicing and administration of the CGM AmeriCold Portfolio Loan Combination or
any related REO Property that is subject to the receipt of written confirmation from each Rating Agency that such action would not result in a qualification, downgrade or withdrawal of any of the ratings then assigned to the Certificates, the applicable Master Servicer, the Special Servicer or the Trustee, as
applicable, shall require receipt, subject to the related loan documents and applicable law, of written confirmation from the applicable rating agencies that such action would not result in a qualification, downgrade or withdrawal of any of the ratings then assigned to the Non-Trust Mortgage Loan Securities issued in connection with such securitization.

            (k)   In the event of a direct conflict between the terms of this
Agreement and the terms of the CGM AmeriCold Portfolio Co-Lender Agreement, the
applicable Master Servicer or Special Servicer, as applicable, shall follow the terms of the CGM AmeriCold Portfolio Co-Lender Agreement, to the extent consistent with the Servicing Standard, applicable law and the terms of the CGM
AmeriCold Portfolio Loan Combination and the related loan documents.

            (l)   If any CGM AmeriCold Portfolio Non-Trust Mortgage Loan is
securitized, then each of the applicable Master Servicer, the Special Servicer and the Trustee shall (and shall cause any Servicing Representative retained by it to) comply with all requirements with respect thereto contemplated by Section
6.09 of the CGM AmeriCold Portfolio Co-Lender Agreement, including the delivery of all information, certificates, attestations, letters, reports and other materials contemplated by such section. Furthermore, if any CGM AmeriCold
Portfolio Non-Trust Mortgage Loan is securitized, then the applicable Master
Servicer and the Special Servicer shall each timely provide (to the extent the reasonable cost thereof, including reasonable attorneys' fees, is paid or caused to be paid by the requesting party) to the depositor, the mortgage loan sellers and any underwriters with respect to the securitization of any Serviced
Non-Trust Mortgage Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the disclosure referred to in the prior sentence with respect to such party, substantially identical to those, if any, delivered by the applicable Master Servicer or the Special Servicer, as the case may be, in connection with the information concerning such party in the
Prospectus Supplement and/or any other disclosure materials relating to the
Subject Securitization Transaction.

                                      -298-

            SECTION 6.13    Certain Matters Regarding the Four Seasons Resort
                            Maui Loan Combination.

            (a)   Subject to the provisions of Section 3.1(b) of the Four
Seasons Resort Maui Co-Lender Agreement, neither the applicable Master Servicer nor the Special Servicer will be permitted to take any of the Four Seasons
Resort Maui Major Actions with respect to the Four Seasons Resort Maui Loan
Combination as to which the Controlling Class Representative has objected in writing within ten (10) Business Days of being notified thereof and having received the information reasonably necessary to make an informed decision with respect thereto (provided that, if such written objection has not been received by the Special Servicer within such ten (10) Business Day period, then the
Controlling Class Representative's approval will be deemed to have been given);
provided that, if the applicable Master Servicer or the Special Servicer, as applicable, has determined that immediate action is necessary to protect the interests of the Certificateholders and the Four Seasons Resort Maui Non-Trust
Mortgage Loan Noteholder (as a collective whole), then the applicable Master
Servicer or the Special Servicer, as applicable, may take the subject action without waiting for a response from the Controlling Class Representative.

            (b)   Any replacement of the Special Servicer hereunder with respect to the Four Seasons Resort Maui Loan Combination shall be subject to the provisions of Section 3.1(c) of the Four Seasons Resort Maui Co-Lender
Agreement.

            (c)   All provisions required to be included herein pursuant to
Section 3.8 of the Four Seasons Resort Maui Co-Lender Agreement are incorporated herein by reference, and the parties hereto shall comply with such provisions as if set forth herein in full.

            SECTION 6.14    Certain Matters Relating to the One World Financial
                            Center Trust Mortgage Loan.

            (a)   The One World Financial Center Controlling Party will be
entitled to be consulted regarding, to direct and/or to approve actions
(including One World Financial Center Major Decisions) of the Master Servicer
and the Special Servicer as and to the extent, and subject to the limitations, contemplated by Section 6 of the One World Financial Center Co-Lender Agreement,
and each of the Master Servicer and the Special Servicer shall service the One
World Financial Center Loan Combination or any related REO Property in accordance with such Section 6 of the One World Financial Center Co-Lender
Agreement as if it were set forth in full herein.

            (b)   The Class WFC Representative will not have any liability to the Certificateholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that the Class WFC Representative will not be protected against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties. By its acceptance of a
Certificate, each Certificateholder confirms its understanding that the Class
WFC Representative may take actions that favor the interests of one or more
Classes of the Certificates over other Classes of the Certificates, and that the
Class WFC Representative may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the
Class WFC Representative may act solely in the interests of the Holders of the
Class WFC Certificates, that the Class WFC Representative does not have any duties to the Holders of any Class of Certificates other than the Class WFC
Certificates, that the Class WFC

                                      -299-

Representative will not be deemed to have been negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance, by reason of its having acted solely in the interests of the Holders of the Class WFC Certificates, and that the Class WFC Representative will not have any liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Class WFC Representative or any director, officer, employee, agent or principal thereof for having so acted.

            (c)   If, at any time during a Class WFC Control Period, the One
World Financial Center Trust Mortgage Loan shall become specially serviced hereunder as a result of an event of default under such Mortgage Loan, then the
Majority Class WFC-3 Certificateholder(s), the Majority Class WFC-2
Certificateholder(s) and the Majority Class WFC-1 Certificateholder(s) (in that order of preference) may, at its or their option, purchase the One World
Financial Center Trust Mortgage Loan at the related Purchase Price; provided that such purchase price shall include a Liquidation Fee if paid more than 90 days after the event giving rise to the purchase option on the part of such
Certificateholder(s). Such option does not extend to any related REO Property and shall terminate upon the foreclosure of or the acceptance of a deed in lieu of foreclosure with respect to the One World Financial Center Mortgaged Property or if the One World Financial Center Trust Mortgage Loan becomes a Corrected
Mortgage Loan. The Majority Class WFC-3 Certificateholder(s), the Majority Class
WFC-2 Certificateholder(s) and the Majority Class WFC-1 Certificateholder(s) (in
that order of preference) shall exercise its or their purchase option by providing written notice to the Trustee, the related Master Servicer and the
Special Servicer of its or their proposed purchase of the One World Financial
Center Trust Mortgage Loan at least 10 days prior to the proposed purchase date.
Concurrently with the payment to the Trust of the applicable purchase price, the
Special Servicer shall direct the Certificate Administrator to execute and deliver, or cause the execution and delivery of, such instruments of transfer or assignment, in each case without recourse, as shall be provided to it by the purchasing Certificateholder(s) or its or their designee and as are necessary to vest ownership of the One World Financial Center Trust Mortgage Loan therein.

            (d)   In the event that (i) the related Mortgagor fails to make any payment of principal or interest on the One World Financial Center Trust
Mortgage Loan, resulting in a monetary event of default, or (ii) a material non-monetary event of default exists that is capable of being cured within 30 days, then the Majority Class WFC-3 Certificateholder(s), the Majority Class
WFC-2 Certificateholder(s) and the Majority Class WFC-1 Certificateholder(s) (in
that order of preference) or its or their designee shall have the right, but not the obligation, to cure such default within 10 days, in the case of a monetary event of default, or 30 days, in the case of a non-monetary event of default after the later of (x) receipt of notice of the event of default and (y) the expiration of the applicable grace period, and at no other times. If any such
Certificateholder(s) or its or their designee makes such a cure of a monetary event of default, such cure shall be made for the entire One World Financial
Center Trust Mortgage Loan. At the time such cure payment is made, the curing
Certificateholder(s) or its or their designee shall be required to pay or reimburse the related Master Servicer, the Special Servicer, the Trustee and the
Certificate Administrator, as applicable, for all costs, expenses, losses, liabilities, obligations, damages, penalties, and disbursements imposed on or incurred by such Persons (including, without limitation, any interest accrued on any P&I Advances or Servicing Advances) during the period of time from the expiration of the related grace period until such cure payment is made. So long as a monetary event of default exists for which a cure payment permitted under this Section 6.14(d) is made, or a material non-monetary event of default exists which is susceptible of cure by the payment of money and for which the Majority
Class WFC-3 Certificateholder(s), the Majority Class WFC-2 Certificateholder(s)
or the Majority Class WFC-1 Certificateholder(s) or its or their designee shall be

                                      -300-

pursuing a cure within the cure period and in accordance with the terms of this
Agreement, such event of default shall not be treated as an event of default under the related mortgage loan documents by the related Master Servicer or
Special Servicer, and the Special Servicer shall not accelerate the One World
Financial Center Trust Mortgage Loan or commence foreclosure proceedings with respect thereto. The right of the Majority Class WFC-3 Certificateholder(s), the
Majority Class WFC-2 Certificateholder(s) or the Majority Class WFC-1
Certificateholder(s) to cure or cause the cure of a monetary event of default or non-monetary event of default shall be limited as follows: (A) there shall not be more than three cure events during each rolling 12-month period; (B) there shall be no more than three consecutive cure events; and (C) there shall not be more than six cure events during the term of the One World Financial Center
Trust Mortgage Loan; and (D) no single cure event may exceed three consecutive months. Each of the related Master Servicer and the Special Servicer shall notify the Class WFC Representative (who shall, in turn, notify the Holders and/or Certificate Owners of the Class WFC Certificates) of any default in respect of the One World Financial Center Trust Mortgage Loan as to which the
Majority Class WFC-3 Certificateholder(s), the Majority Class WFC-2
Certificateholder(s) and the Majority Class WFC-1 Certificateholder(s) are
entitled to exercise the cure rights in accordance with this Section 6.14(d), as soon as reasonably practicable after the related Master Servicer or the Special
Servicer, as the case may be, becomes aware of such default (provided that such default has not been previously remedied). The Majority Class WFC-3
Certificateholder(s), the Majority Class WFC-2 Certificateholder(s) and the
Majority Class WFC-1 Certificateholder(s) or its or their designee shall be entitled to reimbursement of any cure payments made thereby with respect to the
One World Financial Center Trust Mortgage Loan pursuant to Section 4.01(m). The related Master Servicer or the Special Servicer, as applicable, shall report to the Certificate Administrator the amount of any such cure payment received by it and, to the extent such information has been made available to it, the specific
Person entitled to reimbursement thereof and their wire instructions.

            (e)   The parties hereto recognize and acknowledge the rights of the
One World Financial Center Non-Trust Mortgage Loan Noteholder under the One
World Financial Center Co-Lender Agreement, including the right to purchase, or to cure defaults under, the One World Financial Center Mortgage Loan under the circumstances contemplated by the One World Financial Center Co-Lender
Agreement. In connection with the foregoing, the Special Servicer (if the One
World Financial Center Mortgage Loan is a Specially Serviced Mortgage Loan) or
the applicable Master Servicer (otherwise), as applicable, shall take all actions required on the part of the holder of the One World Financial Center
Trust Mortgage Loan or contemplated to be performed by a servicer, in any case under the One World Financial Center Co-Lender Agreement, including the delivery of all necessary notices on a timely basis and, if applicable, the calculation of the applicable purchase price(s), as well as all other actions necessary and appropriate to effect the transfer of the One World Financial Center Trust
Mortgage Loan (in connection with the purchase thereof under the One World
Financial Center Co-Lender Agreement) to the applicable One World Financial
Center Non-Trust Mortgage Loan Noteholder(s), if applicable, and/or to permit the appropriate parties to exercise the purchase options and/or cure rights contemplated by the One World Financial Center Co-Lender Agreement.

                                      -301-

                                   ARTICLE VII

                                     DEFAULT

            SECTION 7.01    Events of Default and Outside Servicer Defaults.

            (a)   "Event of Default," wherever used herein, means any one of the following events:

                  (i)     any failure by a Master Servicer (A) to deposit into
      the applicable Collection Account or an SLC Custodial Account, which failure continues unremedied for two (2) Business Days after the date upon which such deposit was required to have been made hereunder, or (B) to deposit into, or remit to the Certificate Administrator for deposit into the Distribution Account any amount (including P&I Advances) required to be so deposited or remitted by it under this Agreement, which failure continues unremedied until 10:00 a.m., New York City time on the related
      Distribution Date (provided, however, that to the extent that a Master
      Servicer does not timely make such remittances to the Certificate
      Administrator, such Master Servicer shall pay the Certificate
      Administrator for the account of the Certificate Administrator interest on any amount not timely remitted at the Prime Rate from and including the applicable required remittance date to but not including the date such remittance is actually made), or (C) to remit to a Serviced Non-Trust
      Mortgage Loan Noteholder any amount required to be remitted by such Master
      Servicer under this Agreement and the related Co-Lender Agreement, which failure continues unremedied for two (2) Business Days; or

                  (ii)    any failure by the Special Servicer to timely deposit
      into an REO Account or to timely deposit into, or to timely remit to the applicable Master Servicer for deposit into, the applicable Collection
      Account or an SLC Custodial Account, any amount required to be so deposited or remitted under this Agreement; or

                  (iii)   any failure by a Master Servicer to timely make any
      Servicing Advance required to be made by it hereunder, which Servicing
      Advance remains unmade for a period of three (3) Business Days following the date on which notice shall have been given to the subject Master
      Servicer by the Trustee as provided in Section 3.03(c) or any other party to this Agreement; or

                  (iv)    any failure on the part of a Master Servicer or the
      Special Servicer duly to observe or perform in any material respect any other covenants or agreements on the part of such Master Servicer or the
      Special Servicer, as the case may be, contained in this Agreement, which failure either (A) in the case of any such failure other than a failure referred to in clause (iv)(B) or (iv)(C) below, continues unremedied for a period of 30 days after the date on which written notice of the subject failure, requiring the same to be remedied, shall have been given to the subject Master Servicer or the Special Servicer, as the case may be, by any other party hereto or to the subject Master Servicer or the Special
      Servicer, as the case may be (with a copy to each other party hereto), by the Holders of Certificates entitled to at least 25% of the Voting Rights or by any affected Serviced Non-Trust Mortgage Loan Noteholder, provided, however, that with respect to any such failure (other than a failure referred to in clause (iv)(B) or (iv)(C) below) which is not curable within such 30-day period, the subject Master Servicer or the Special
      Servicer, as the case may be, shall have an additional cure period of 30 days to effect

                                      -302-

      such cure so long as the subject Master Servicer or the Special Servicer, as the case may be, has commenced to cure the subject failure within the initial 30-day period and has provided the Trustee and any affected
      Serviced Non-Trust Mortgage Loan Noteholder with an Officer's Certificate certifying that it has diligently pursued, and is diligently continuing to pursue, a full cure, or (B) in the case of the failure to deliver to the
      Trustee the Annual Statement of Compliance, the Annual Assessment Report,
      the Annual Attestation Report and/or corresponding accountants' report with respect to the subject Master Servicer (or any Additional Item 1123
      Servicer or Sub-Servicing Function Participant, as applicable, retained or engaged thereby (other than a Designated Sub-Servicer retained or engaged at the direction of Citigroup or LaSalle) or the Special Servicer (or any
      Additional Item 1123 Servicer or Sub-Servicing Function Participant, as
      applicable, retained or engaged thereby), as applicable, pursuant to
      Section 3.13 or Section 3.14, as applicable, which is required to be part of or incorporated in a Subsequent Exchange Act Report required to be filed with respect to the Trust pursuant to the Exchange Act and this
      Agreement, continues unremedied beyond 5:00 p.m. (New York City time) on the second Business Day after the date on which Servicer Notice of the subject failure has been given to the subject Master Servicer or the
      Special Servicer, as the case may be, by or on behalf of any other party hereto; in accordance with Section 3.13 or Section 3.14, as applicable, or
      (C) in the case of a failure to notify the Certificate Administrator and the Depositor that an Additional Item 1123 Servicer or a Sub-Servicing
      Function Participant has been retained or engaged (other than a Designated
      Sub-Servicer retained or engaged at the direction of Citigroup or
      LaSalle), which Additional Item 1123 Servicer or Sub-Servicing Function
      Participant was performing duties with respect to all or any part of the
      Trust Fund during an Exchange Act Reporting Year, continues unremedied for
      30 days; or

                  (v)     any breach on the part of a Master Servicer or the
      Special Servicer of any representation or warranty contained in this
      Agreement that materially and adversely affects the interests of any Class of Certificateholders or any Serviced Non-Trust Mortgage Loan Noteholder
      and which breach continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the subject Master Servicer or the Special
      Servicer, as the case may be, by any other party hereto or to the subject
      Master Servicer or the Special Servicer, as the case may be (with a copy to each other party hereto), by the Holders of Certificates entitled to at least 25% of the Voting Rights or by any affected Serviced Non-Trust
      Mortgage Loan Noteholder; provided, however, that with respect to any such breach which is not curable within such 30-day period, the subject Master
      Servicer or the Special Servicer, as the case may be, shall have an additional cure period of 30 days so long as the subject Master Servicer or the Special Servicer, as the case may be, has commenced to cure within the initial 30-day period and has provided the Trustee with an Officer's
      Certificate certifying that it has diligently pursued, and is diligently continuing to pursue, a full cure; or

                  (vi)    a decree or order of a court or agency or supervisory
      authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against a Master Servicer or the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60

                                      -303-

      days, provided, however, that the subject Master Servicer or the Special
      Servicer, as appropriate, will have an additional period of 30 days to effect such discharge, dismissal or stay so long as the subject Master
      Servicer or the Special Servicer, as appropriate, has commenced the appropriate proceedings to have such decree or order dismissed, discharged or stayed within the initial 60 day period; or

                  (vii)   a Master Servicer or the Special Servicer shall
      consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

                  (viii)  a Master Servicer or the Special Servicer shall
      admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any corporate action in furtherance of the foregoing; or

                  (ix)    a Master Servicer or the Special Servicer receives
      actual knowledge that either Fitch or Moody's has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of
      Certificates or classes of Non-Trust Mortgage Loan Securities, or (B)
      placed one or more Classes of Certificates or classes of Non-Trust
      Mortgage Loan Securities on "watch status" in contemplation of rating downgrade or withdrawal (and such "watch status" placement shall not have been withdrawn by Fitch or Moody's, as the case may be, within 60 days of the date that the subject Master Servicer or the Special Servicer obtained such actual knowledge) and, in the case of either of clauses (A) or (B), citing servicing concerns with the subject Master Servicer or the Special
      Servicer, as applicable, as the sole or material factor in such rating action; or

                  (x)     a Master Servicer fails to be rated at least "CMS3" by
      Fitch or the Special Servicer fails to be rated at least "CSS3" by Fitch, and such rating is not restored within 30 days after the subject downgrade or withdrawal of such rating; or

                  (xi)    a Master Servicer or the Special Servicer is no
      longer listed on S&P's Select Servicer List as a U.S. Commercial Mortgage
      Master Servicer or a U.S. Commercial Mortgage Special Servicer, as
      applicable, and the subject Master Servicer or the Special Servicer, as the case may be, is not reinstated to that list within 60 days after its removal from the applicable list.

            (b)   If any Event of Default shall occur with respect to a Master
Servicer or the Special Servicer (in either case, for purposes of this Section
7.01(b), the "Defaulting Party") and shall be continuing, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of Certificates entitled to at least 25% of the Voting Rights, the Trustee shall, by notice in writing to the Defaulting Party (with a copy of such notice to each other party hereto and the Rating Agencies), terminate all of the rights and obligations
(but not the liabilities for actions and omissions occurring prior thereto) of the Defaulting Party under this Agreement and in and to the Trust Fund and each
Serviced Non-Trust Mortgage Loan, other than its rights as a Certificateholder hereunder or as holder of a Serviced Non-Trust Mortgage Loan or, as contemplated by Section 3.11(a) in the case of a Master Servicer, with respect to the related

                                      -304-

Excess Servicing Strips. From and after the receipt by the Defaulting Party of such written notice of termination, all authority and power of the Defaulting
Party under this Agreement, whether with respect to the Certificates (other than as a holder of any Certificate) or the Serviced Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Serviced Mortgage Loans and related documents, or otherwise. The Master Servicers and the Special Servicer each agree that, if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than ten (10) Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records, including those in electronic form, requested thereby to enable the Trustee or a successor Master Servicer or Special Servicer to assume the Defaulting Party's functions hereunder, and shall cooperate with the Trustee in effecting the termination of the Defaulting Party's responsibilities and rights hereunder, including, without limitation, (i) the immediate transfer to the Trustee or a successor Master Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by a defaulting Master
Servicer to its Collection Account, the Distribution Account, any SLC Custodial
Account, a Servicing Account or a Reserve Account (if a Master Servicer is the
Defaulting Party) or that are thereafter received by or on behalf of it with respect to any Serviced Mortgage Loan or (ii) the transfer within two (2)
Business Days to the Trustee or a successor Special Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the defaulting Special Servicer to an REO Account, a Collection Account, any
SLC Custodial Account, a Servicing Account or a Reserve Account or delivered to a Master Servicer (if the Special Servicer is the Defaulting Party) or that are thereafter received by or on behalf of it with respect to any Serviced Mortgage
Loan or REO Property; provided, however, that the Master Servicers and the
Special Servicer each shall, if terminated pursuant to this Section 7.01(b), continue to be entitled to receive all amounts accrued or owing to it under this
Agreement on or prior to the date of such termination, whether in respect of
Advances or otherwise, and it shall continue to be entitled to the benefits of
Section 6.03 notwithstanding any such termination. Any cost or expenses in connection with any actions to be taken by a Master Servicer, the Special
Servicer or the Trustee pursuant to this paragraph shall be borne by the
Defaulting Party and if not paid by the Defaulting Party within 90 days after the presentation of reasonable documentation of such costs and expenses, such expense shall be reimbursed by the Trust Fund; provided, however, that the
Defaulting Party shall not thereby be relieved of its liability for such expenses. If and to the extent that the Defaulting Party has not reimbursed such costs and expenses, the Trustee shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of and at the expense of the Trust Fund. For purposes of this Section 7.01 and of Section 7.03(b), the
Trustee shall not be deemed to have knowledge of an event which constitutes, or which with the passage of time or notice, or both, would constitute an Event of
Default described in clauses (i)-(viii) of subsection (a) above unless a
Responsible Officer of the Trustee has actual knowledge thereof or unless notice of any event which is in fact such an Event of Default is received by the
Trustee and such notice references the Certificates, the Trust Fund or this
Agreement.

            (c)   Notwithstanding Section 7.01(b) and Section 7.04, if any Event
of Default on the part of the applicable Master Servicer occurs that: (1) is continuing and affects a Serviced Non-Trust Mortgage Loan Noteholder, and such
Master Servicer is not otherwise terminated in accordance with Section 7.01(b), then such Master Servicer may not be terminated by or at the direction of a
Serviced

                                      -305-

Non-Trust Mortgage Loan Noteholder, or (2) is continuing and affects solely a
Serviced Non-Trust Mortgage Loan Noteholder, then such Master Servicer may not be terminated by the Trustee; provided, however, that, in the case of (1) or
(2), if the One World Financial Center Non-Trust Mortgage Loan Noteholder, any
CGM AmeriCold Portfolio Non-Trust Mortgage Loan Noteholder or the Four Seasons
Resort Maui Non-Trust Mortgage Loan Noteholder is adversely affected by any
Event of Default on the part of the applicable Master Servicer, then, at the request of such Non-Trust Mortgage Loan Noteholder, subject to the terms of the related Co-Lender Agreement, the Trustee shall require the applicable Master
Servicer to appoint, within 30 days of the Trustee's request, a Sub-Servicer
(or, if the subject Serviced Loan Combination is currently being sub-serviced, to replace, within 30 days of the Trustee's request, the then-current
Sub-Servicer with a new Sub-Servicer) with respect to the subject Serviced Loan
Combination. In connection with the appointment of a Sub-Servicer in accordance with this Section 7.01(c), the applicable Master Servicer shall obtain, at its own expense, written confirmation from each Rating Agency (and any other rating agency rating any Non-Trust Mortgage Loan Securities backed by the applicable
Serviced Non-Trust Mortgage Loan) that such appointment will not result in a qualification, downgrade or withdrawal of any of the ratings assigned to the
Certificates or any Non-Trust Mortgage Loan Securities backed by the affected
Non-Trust Mortgage Loan. The related Sub-Servicing Agreement shall provide that any Sub-Servicer appointed in accordance with this Section 7.01(c) shall be responsible for all duties, and shall be entitled to all compensation, of the applicable Master Servicer under this Agreement with respect to the subject
Serviced Loan Combination, except that the applicable Master Servicer shall be entitled to retain that portion of the Master Servicing Fee for the related SLC
Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto that accrues at a rate equal to 0.01% per annum. Such Sub-Servicing
Agreement shall also provide that such Sub-Servicer shall agree to become the master servicer under a separate servicing agreement (as contemplated by the related Co-Lender Agreement) in the event that the subject Serviced Loan
Combination is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the subject Serviced Loan Combination and the related
Mortgaged Property shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. If any Sub-Servicer appointed in accordance with this Section 7.01(c) shall at any time resign or be terminated, then (subject to the related Co-Lender Agreement) the applicable Master Servicer shall be required to promptly appoint a substitute Sub-Servicer, which appointment shall not result in a qualification, downgrade or withdrawal of any of the ratings assigned to the Certificates or any Non-Trust Mortgage Loan
Securities backed by the affected Non-Trust Mortgage Loan (as evidenced in writing by each Rating Agency (and any other rating agency rating any Non-Trust
Mortgage Loan Securities backed by the affected Non-Trust Mortgage Loan)). If a successor Master Servicer is acting hereunder in respect of the subject Loan
Combination and such successor Master Servicer desires to terminate the
Sub-Servicer appointed under this Section 7.01(c) without cause, then the terminated Master Servicer that was responsible for the Event of Default that led to the appointment of such Sub-Servicer shall be responsible for all costs incurred in connection with such termination, including the payment of any termination fee.

            Further notwithstanding Section 7.01(b) and Section 7.04, if any
Event of Default on the part of the Special Servicer occurs that affects the One
World Financial Center Non-Trust Mortgage Loan Noteholder or any Serviced Pari
Passu Non-Trust Mortgage Loan Noteholder, and the Special Servicer is not
otherwise terminated in accordance with Section 7.01(b), then the affected
Non-Trust Mortgage Loan Noteholder may require the Trustee to terminate the duties and obligations of the

                                      -306-

Special Servicer with respect to the subject Serviced Loan Combination only, but as to no other Mortgage Loan; and, in such event, the appropriate party shall appoint in accordance with Section 6.09 (or, in the event of the failure of such party to so appoint, the Trustee shall appoint in accordance with Section 7.02), within 30 days of the affected Non-Trust Mortgage Loan Noteholder's request, a replacement special servicer with respect to the subject Serviced Loan
Combination. In connection with the appointment of a replacement special servicer with respect to the One World Financial Center Loan Combination or any
Serviced Pari Passu Loan Combination at the request of a related Non-Trust
Mortgage Loan Noteholder in accordance with this Section 7.01(c), the Trustee shall obtain written confirmation from each Rating Agency (and any other rating agency rating any Non-Trust Mortgage Loan Securities backed by the affected
Non-Trust Mortgage Loan) that such appointment will not result in a qualification, downgrade or withdrawal of any of the ratings assigned to the
Certificates or any Non-Trust Mortgage Loan Securities backed by the affected
Non-Trust Mortgage Loan. Any replacement special servicer appointed at the request of a Non-Trust Mortgage Loan Noteholder in accordance with this Section
7.01(c) shall be responsible for all duties, and shall be entitled to all compensation, of the Special Servicer under this Agreement with respect to the subject Serviced Loan Combination. Any replacement special servicer appointed at the request of a Non-Trust Mortgage Loan Noteholder in accordance with this
Section 7.01(c) hereby agrees to become, upon request, the special servicer under a separate servicing agreement (as contemplated by the related Co-Lender
Agreement) in the event that the One World Financial Center Loan Combination or a Serviced Pari Passu Loan Combination is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the subject Serviced Loan
Combination and the related Mortgaged Property shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. If any replacement special servicer appointed at the request of a Non-Trust Mortgage
Loan Noteholder in accordance with this Section 7.01(c) shall at any time resign or be terminated, then the appropriate party in accordance with Section 6.09 (or the Trustee in accordance with Section 7.02, if such party fails to do so) shall be required to promptly appoint a substitute replacement special servicer, which appointment shall not result in a qualification, downgrade or withdrawal of any of the ratings assigned to the Certificates or any Non-Trust Mortgage Loan
Securities backed by the affected Serviced Non-Trust Mortgage Loan (as evidenced in writing by each Rating Agency (and any other rating agency rating any
Non-Trust Mortgage Loan Securities backed by the affected Serviced Non-Trust
Mortgage Loan)). If any replacement special servicer is appointed at the request of a Non-Trust Mortgage Loan Noteholder in accordance with this Section 7.01(c), then the provisions of Section 6.09(c) shall apply as if the replacement had occurred in accordance with Section 6.09(b).

            In no event shall any waiver of an Event of Default pursuant to
Section 7.04 affect the rights of a Non-Trust Mortgage Loan Noteholder under this Section 7.01(c).

            (d)   If, pursuant to the terms of any Outside Servicing Agreement under which any Outside Serviced Trust Mortgage Loan or Administered REO
Property is being serviced and/or administered, an Outside Servicer Default has occurred with respect to an Outside Servicer under such Outside Servicing
Agreement and remains unremedied and the related Outside Master Servicer has not been otherwise terminated under such Outside Servicing Agreement, then the
Trustee may, if materially and adversely affected in its capacity as holder of such Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage
Loan with respect thereto, to the fullest extent permitted by such Outside
Servicing Agreement, either (i) waive such Outside Servicer Default (but only if directed to do so by the

                                      -307-

Controlling Class Representative), or (ii) absent such waiver, direct (at the direction of the Controlling Class Representative) the appropriate party under such Outside Servicing Agreement to exercise such remedies thereunder regarding the termination and replacement of, or the appointment of a new Outside Master
Servicer to perform the duties of, such Outside Servicer as to which such
Outsider Servicer Default relates. In connection with the foregoing, the Trustee may (and, at the direction of the Controlling Class Representative, is required
to) exercise the rights set forth in clause (ii) of the preceding sentence as the Holder of the subject Outside Serviced Trust Mortgage Loans or any successor
REO Trust Mortgage Loans with respect thereto; and, furthermore, if and to the extent necessary, the Trustee shall contact and act with the other applicable
Non-Trust Mortgage Loan Noteholders in exercising such rights.

            (e)   If an event described in clause (A) or (B) of Section
7.01(a)(ix) has occurred in respect of a Master Servicer or the Special Servicer and of which the Trustee or the Certificate Administrator has notice, the
Trustee or the Certificate Administrator, as the case may be, shall, promptly following its receipt of notice thereof, provide written notice thereof to such
Master Servicer or the Special Servicer, as applicable. Notwithstanding Section
7.01(b), if a Master Servicer receives a notice of termination under Section
7.01(b) solely due to an Event of Default under Section 7.01(a)(ix), (x) or
(xi), and if the terminated Master Servicer provides the Trustee with the appropriate "request for proposal" materials within five (5) Business Days following such termination, then the Master Servicer shall continue to serve in such capacity hereunder until a successor thereto is selected in accordance with this Section 7.01(e) or the expiration of 45 days from such Master Servicer's receipt of the notice of termination, whichever occurs first. Upon receipt of such "request for proposal" materials from the terminated Master Servicer, the
Trustee shall promptly thereafter (using such "request for proposal" materials)
solicit good faith bids for the rights to master service the applicable Serviced
Mortgage Loans and, in the case of Master Servicer No. 1, the Outside Serviced
Trust Mortgage Loans under this Agreement from at least three (3) Persons qualified to act as a successor Master Servicer hereunder in accordance with
Section 6.02 and Section 7.02 (any such Person so qualified, a "Qualified
Bidder") or, if three (3) Qualified Bidders cannot be located, then from as many
Persons as the Trustee can determine are Qualified Bidders; provided that at the
Trustee's request, the terminated Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified
Bidders submit bids for the right to master service the applicable Serviced
Mortgage Loans and, in the case of Master Servicer No. 1, the Outside Serviced
Trust Mortgage Loans under this Agreement. The bid proposal shall require any
Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, within 45 days after the receipt of notice of termination by the terminated Master Servicer. The Trustee shall solicit bids on the basis of both:
(i) such successor Master Servicer (x) retaining all existing Sub-Servicers to continue the primary servicing of the applicable Serviced Mortgage Loans pursuant to the terms of the respective Sub-Servicing Agreements and (y)
entering into a Sub-Servicing Agreement with the terminated Master Servicer under which the terminated Master Servicer would sub-service each of the applicable Serviced Mortgage Loans not then subject to a Sub-Servicing Agreement at a sub-servicing fee rate per annum equal to the related Master Servicing Fee
Rate minus, in the case of each Trust Mortgage Loan serviced, 0.01% per annum
(each, a "Servicing-Retained Bid"); and (ii) terminating each existing
Sub-Servicing Agreement and Sub-Servicer that it is permitted to terminate in accordance with Section 3.22 (each, a "Servicing-Released Bid"). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid
(or, if none, the highest cash Servicing Released Bid) (the "Successful Bidder")
to act as successor Master Servicer hereunder. The Trustee shall direct the
Successful Bidder to enter

                                      -308-

into this Agreement as successor Master Servicer pursuant to the terms hereof
(and, if the successful bid was a Servicing-Retained Bid, to enter into a
Sub-Servicing Agreement with the terminated Master Servicer as contemplated above) no later than 45 days after the receipt of notice of termination by the terminated Master Servicer.

            Upon the assignment and acceptance of the master servicing rights hereunder to and by the Successful Bidder, the Trustee shall remit or cause to be remitted (i) if the successful bid was a Servicing-Retained Bid, to the terminated Master Servicer the amount of such cash bid received from the
Successful Bidder (net of "out-of-pocket" expenses incurred in connection with obtaining such bid and transferring servicing) and (ii) if the successful bid was a Servicing-Released Bid, to the Master Servicer and each terminated
Sub-Servicer its respective Bid Allocation.

            A terminated Master Servicer shall be responsible for all
out-of-pocket expenses incurred in connection with the attempt to sell its rights to master service the applicable Serviced Mortgage Loans and, in the case of Master Servicer No. 1, the Outside Serviced Trust Mortgage Loans, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

            If the Successful Bidder has not entered into this Agreement as successor Master Servicer within 45 days after the terminated Master Servicer received written notice of termination or no Successful Bidder was identified within such 45-day period, then the terminated Master Servicer shall reimburse the Trustee for all reasonable "out-of-pocket" expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(e). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder with respect to the applicable Serviced Mortgage Loans and, in the case of Master Servicer No. 1, the Outside Serviced Trust Mortgage Loans in accordance with Section 7.02.

            SECTION 7.02    Trustee to Act; Appointment of Successor.

            On and after the time a Master Servicer or the Special Servicer resigns pursuant to Section 6.04 or receives a notice of termination pursuant to
Section 7.01, the Trustee shall, unless and until a successor is appointed pursuant to Section 6.04, Section 6.09 or Section 7.01, be the successor in all respects to such Master Servicer or the Special Servicer, as the case may be, in its capacity as such under this Agreement and the transactions set forth or provided for herein and shall have all (and the former Master Servicer or
Special Servicer, as the case may be, shall cease to have any) of the responsibilities, duties and liabilities (except as provided in the next sentence) of such Master Servicer or the Special Servicer, as the case may be, arising thereafter, including, without limitation, if a Master Servicer is the resigning or terminated party, such Master Servicer's obligation to make P&I
Advances, including, without limitation, in connection with any termination of such Master Servicer for an Event of Default described in Section 7.01(a)(xii), the unmade P&I Advances that gave rise to such Event of Default; provided that any failure to perform such duties or responsibilities caused by a Master
Servicer's or the Special Servicer's, as the case may be, failure to provide information or monies required by Section 7.01 shall not be considered a default by the Trustee hereunder. Notwithstanding anything contrary in this Agreement, the Trustee shall in no event be held responsible or liable with respect to any of the acts, omissions, representations and warranties of the resigning or terminated party (other than the Trustee) or for any losses incurred by such resigning or terminated party pursuant to Section 3.06 hereunder nor shall the
Trustee be required to purchase any Trust Mortgage Loan hereunder. As compensation therefor, the Trustee shall be entitled to all fees and other compensation

                                      -309-

which the resigning or terminated party would have been entitled to if the resigning or terminated party had continued to act hereunder (other than fees already earned, including, without limitation, Workout Fees, and other than, subject to Section 3.11(a), any related Excess Servicing Strips).
Notwithstanding the above and subject to its obligations under Section 3.22(d)
and 7.01(b), the Trustee may, if it shall be unwilling in its sole discretion to so act as either a Master Servicer or the Special Servicer, as the case may be, or shall, if it is unable to so act as either a Master Servicer or the Special
Servicer, as the case may be, or shall, if the Trustee is not approved as a master servicer or a special servicer, as the case may be, by any of the Rating
Agencies or if the Holders of Certificates entitled to at least 51% of the
Voting Rights so request in writing to the Trustee, promptly appoint, subject to the approval of each of the Rating Agencies (as evidenced by written confirmation therefrom to the effect that the appointment of such institution would not cause the qualification, downgrading or withdrawal of the then-current rating on any Class of Certificates) or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution that meets the requirements of Section 6.02 (including, without limitation, rating agency confirmation); provided, however, that in the case of a resigning or terminated Special Servicer, such appointment shall be subject to the rights of the Holders of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class to designate a successor pursuant to Section
6.09. No appointment of a successor to a Master Servicer or the Special Servicer hereunder shall be effective until the assumption by the successor to such party of all its responsibilities, duties and liabilities under this Agreement.
Pending appointment of a successor to a Master Servicer or the Special Servicer hereunder, the Trustee shall act in such capacity as hereinabove provided. In connection with any such appointment and assumption described herein, the
Trustee may make such arrangements for the compensation of such successor out of payments on the Serviced Mortgage Loans and REO Properties as it and such successor shall agree; provided, however, that, except as otherwise permitted by the second paragraph of Section 3.11(a), no such compensation shall be in excess of that permitted the resigning or terminated party hereunder. Such successor and the other parties hereto shall take such action, consistent with this
Agreement, as shall be necessary to effectuate any such succession.

            SECTION 7.03    Notification to Certificateholders and Others.

            (a)   Upon any resignation of a Master Servicer or the Special
Servicer pursuant to Section 6.04, any termination of a Master Servicer or the
Special Servicer pursuant to Section 7.01, any appointment of a successor to a
Master Servicer or the Special Servicer pursuant to Section 7.02 or the effectiveness of any designation of a new Special Servicer pursuant to Section
6.09, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and, to the extent known to the Trustee, each Serviced Non-Trust Mortgage Loan Noteholder.

            (b)   Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default or an Outside Servicer Default and (ii) five (5)
days after a Responsible Officer of the Trustee has notice of the occurrence of such an event, the Trustee shall transmit by mail to the Depositor, all the
Certificateholders, the Rating Agencies and, to the extent known to the Trustee, each Serviced Non-Trust Mortgage Loan Noteholder (if affected thereby) notice of such occurrence, unless such default shall have been cured.

            (c)   If and when necessary under this Section 7.03 or under Section
11.01(d) hereof, the Trustee shall seek to establish the identity of a Serviced
Non-Trust Mortgage Loan Noteholder by

                                      -310-

contacting the applicable Master Servicer and the Special Servicer. Upon such request, the applicable Master Servicer shall promptly provide the identity of the Serviced Non-Trust Mortgage Loan Noteholder to the Trustee. The Trustee may
conclusively rely upon such determination by such Master Servicer.

            SECTION 7.04    Waiver of Events of Default.

            The Holders representing at least 66 2/3% of the Voting Rights allocated to the Classes of Certificates affected by any Event of Default hereunder may waive such Event of Default; provided, however, that (A) an Event of Default under clause (i), (ii), (ix), (x) or (xi) of Section 7.01(a) may be
waived only by all of the Certificateholders of the affected Classes, (B) waiver of an Event of Default under clause (i)(B) of Section 7.01(a) further requires the written consent of the Trustee and (C) a waiver of an Event of Default under clause (iv)(B) or (iv)(C) of Section 7.01(a) requires the written consent of the
Depositor. Upon any such waiver of an Event of Default, such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder (except as otherwise provided in Section 7.01(c)). No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this Section 7.04, Certificates registered in the name of the
Depositor or any Affiliate of the Depositor shall be entitled to Voting Rights with respect to the matters described above.

            SECTION 7.05    Additional Remedies of Trustee Upon Event of Default
                            or Outside Servicer Default.

            During the continuance of any Event of Default or Outside Servicer
Default, so long as such Event of Default shall not have been remedied, the
Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name and as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). No remedy provided for by this
Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default or Outside Servicer
Default. Under no circumstances shall the rights provided to the Trustee under this Section 7.05 be construed as a duty or obligation of the Trustee.

                                      -311-

                                  ARTICLE VIII

                  THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

            SECTION 8.01    Duties of Trustee.

            (a)   The Trustee, prior to the occurrence of an Event of Default or an Outside Servicer Default and after the curing or waiver of all Events of
Default and all Outside Servicer Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this
Agreement. If an Event of Default or an Outside Servicer Default occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty.

            (b)   The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform to the requirements of this Agreement to the extent specifically set forth herein. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee shall take such action as it deems appropriate to have the instrument corrected.
The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Certificate Administrator, a Master
Servicer or the Special Servicer, and accepted by the Trustee in good faith, pursuant to this Agreement.

            (c)   No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own misconduct; provided, however, that:

                  (i)     prior to the occurrence of an Event of Default or an
      Outside Servicer Default, and after the curing of all such Events of
      Default and all such Outside Servicer Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this
      Agreement;

                  (ii)    the Trustee shall not be personally liable for an
      error of judgment made in good faith by a Responsible Officer or
      Responsible Officers of the Trustee unless it shall be proved that the
      Trustee was negligent in ascertaining the pertinent facts;

                  (iii)   the Trustee shall not be personally liable with
      respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with this Agreement and

                                      -312-

      the direction of Holders of Certificates entitled to at least 25% of the
      Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee under this Agreement or, as holder of an Outside Serviced Trust Mortgage Loan (or any successor REO Trust
      Mortgage Loan with respect thereto), under an Outside Servicing Agreement, as the case may be; and

                  (iv)    the protections, immunities and indemnities afforded
      to the Trustee hereunder (including, without limitation, under this
      Section 8.01 and/or under Section 8.02 and 8.05(b)) shall also be available to the Certificate Administrator, Authenticating Agent,
      Certificate Registrar and Custodian.

            SECTION 8.02    Certain Matters Affecting Trustee.

            Except as otherwise provided in Section 8.01 and Article X:

                  (i)     the Trustee may rely upon and shall be protected in
      acting or refraining from acting upon any resolution, Officer's
      Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

                  (ii)    the Trustee may consult with counsel and the written
      advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

                  (iii)   the Trustee shall be under no obligation to exercise
      any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or, except as provided in
      Section 10.01 or 10.02, to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; except as provided in Section 10.01 or 10.02, the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the Trustee of the obligation, upon the occurrence of an Event of Default or an Outside Servicer Default which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

                  (iv)    the Trustee shall not be personally liable for any
      action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

                                      -313-

                  (v)     prior to the occurrence of an Event of Default or an
      Outside Servicer Default hereunder and after the curing of all Events of
      Default and all Outside Servicer Defaults which may have occurred, and except as may be provided in Section 10.01 or 10.02, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action;

                  (vi)    the Trustee may execute any of the trusts or powers
      hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the Trustee shall remain responsible for all acts and omissions of such agents or attorneys within the scope of their employment to the same extent as it is responsible for its own actions and omissions hereunder; and provided, further, that, unless and until the Trustee has filed a Form 15 with respect to the Trust in accordance with Section 8.16, the Trustee may not engage any such agent or attorney-in-fact that would constitute an Additional Item 1123 Servicer or a Sub-Servicing Function Participant, unless it first obtains the written consent of the Depositor;

                  (vii)   the Trustee shall not be responsible for any act or
      omission of a Master Servicer or the Special Servicer (unless the Trustee is acting as such Master Servicer or the Special Servicer) or the
      Depositor; and

                  (viii)  neither the Trustee nor the Certificate Registrar
      shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article V under this Agreement or under applicable law with respect to any transfer of any
      Certificate or any interest therein, other than to require delivery of the certification(s) and/or Opinion(s) of Counsel described in said Article applicable with respect to changes in registration of record ownership of
      Certificates in the Certificate Register and to examine the same to determine substantial compliance with the express requirements of this
      Agreement. The Trustee and Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or beneficial owners of the Certificates, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration of record ownership in the
      Certificate Register.

            SECTION 8.03    Trustee and Certificate Administrator Not Liable for
                            Validity or Sufficiency of Certificates or Trust
                            Mortgage Loans.

            The recitals contained herein and in the Certificates, other than the statements attributed to the Trustee and the Certificate Administrator in
Article II, Section 8.14, Section 8.15 and Section 11.07 and the signature of the Certificate Registrar and the Authenticating Agent set forth on each outstanding Certificate, shall be taken as the statements of the Depositor or a
Master Servicer or the Special Servicer, as the case may be, and neither the
Trustee nor the Certificate Administrator assumes

                                      -314-

any responsibility for their correctness. Except as set forth in Section 8.14 and Section 8.15, the Trustee and the Certificate Administrator makes no representations as to the validity or sufficiency of this Agreement or of any
Certificate (other than as to the signature of the Trustee set forth thereon) or of any Trust Mortgage Loan or related document. The Trustee and the Certificate
Administrator shall not be accountable for the use or application by the
Depositor of any of the Certificates issued to it or of the proceeds of such
Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Trust Mortgage Loans to the Trust Fund, or any funds deposited in or withdrawn from a Collection Account or any other account by or on behalf of the Depositor, a Master Servicer or the Special
Servicer except to the extent that such funds are delivered to the Trustee or the Certificate Administrator, as the case may be. The Trustee and the
Certificate Administrator shall each be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, a Master Servicer or the Special
Servicer, and accepted by the Trustee or the Certificate Administrator, as the
case may be, in good faith, pursuant to this Agreement.

            SECTION 8.04    Trustee and Certificate Administrator May Own
                            Certificates.

            The Trustee, the Certificate Administrator or any agent of the
Trustee or the Certificate Administrator, in its individual or any other capacity, may become the owner or pledgee of Certificates with the same rights
(except as otherwise provided in the definition of "Certificateholder") as it would have if it were not the Trustee, the Certificate Administrator or such agent.

            SECTION 8.05    Fees and Expenses of Trustee and Certificate
                            Administrator; Indemnification of Trustee and
                            Certificate Administrator.

            (a)   On each Distribution Date, the Certificate Administrator shall withdraw from the general funds on deposit in the Distribution Account, prior to any distributions to be made therefrom on such date, and pay to itself and the
Trustee their respective shares of the Trust Administration Fee for such
Distribution Date and, to the extent not previously paid, for all prior
Distribution Dates, as compensation for all services rendered by the Trustee in the execution of the trusts hereby created and by the Trustee and the
Certificate Administrator in the exercise and performance of any of the powers and duties thereof. Except as otherwise provided in Section 3.06, the Trust
Administration Fees (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee's and Certificate Administrator's sole compensation for such services to be rendered by them.

            (b)   The Trustee, the Certificate Administrator (whether
individually or in its capacity as Certificate Administrator) and any director, officer, employee, affiliate, agent or "control" person within the meaning of the Securities Act of 1933, as amended, of the Trustee or the Certificate
Administrator shall be entitled to be indemnified for and held harmless by the
Trust Fund out of the Collection Accounts (and, to the extent that any Serviced
Loan Combination and/or any related REO Property is affected, by the Trust Fund and/or the related Serviced Non-Trust Mortgage Loan Noteholder(s), first out of the related SLC Custodial Account, and then out of the Collection Accounts)
against any loss, liability or reasonable "out-of-pocket" expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with this Agreement, the Trust Mortgage Loans or the
Certificates or any act of a Master Servicer or the Special Servicer taken on behalf of the Trustee or

                                      -315-

the Certificate Administrator, as the case may be, as provided for herein;
provided that such expense is an "unanticipated expense incurred by the REMIC"
within the meaning of Treasury regulations section 1.860G-1(b)(3)(ii) and is not an Advance (the reimbursement for Advances being separately provided for herein); and provided, further, that neither the Trustee nor any of the other above specified Persons shall be entitled to indemnification pursuant to this
Section 8.05(b) for (1) any liability specifically required to be borne thereby pursuant to the terms hereof, or (2) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the
Trustee's obligations and duties hereunder, or by reason of its negligent disregard of such obligations and duties, or as may arise from a breach of any representation, warranty or covenant of the Trustee, as applicable, made herein, or (3) any loss, liability or expense that constitutes allocable overhead. The provisions of this Section 8.05(b) shall survive any resignation or removal of the Trustee and appointment of a successor trustee.

            SECTION 8.06    Eligibility Requirements for Trustee and Certificate
                            Administrator.

            Each of the Trustee and Certificate Administrator hereunder shall at all times be a bank, a trust company, an association or a corporation organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia, authorized under such laws to exercise trust powers, having a combined capital and surplus of at least $100,000,000
(or, in the case of the Certificate Administrator, $50,000,000) and subject to supervision or examination by a federal or state banking authority. If such bank, trust company, association or corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this section the combined capital and surplus of such bank, trust company, association or corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. The Trustee shall also be an entity with (a) a long-term unsecured debt rating of at least "AA-" from
Fitch and S&P and "Aa3" from Moody's, (b) a long-term unsecured debt rating of at least "A-" from Fitch and S&P and "A3" from Moody's, if a Fiscal Agent meeting the requirements of Section 8.17(a) is then currently acting in such capacity, or (c) in the case of any Rating Agency, such other rating(s)
therefrom as shall not result in the qualification, downgrading or withdrawal of the rating or ratings assigned to one or more Classes of the Certificates by any
Rating Agency as confirmed in writing. The Certificate Administrator shall also be an entity with a long-term unsecured debt rating of at least "A-" from Fitch and S&P and "A3" from Moody's. In addition, the Trustee shall at all times satisfy the requirements of Section 26(a)(1) of the Investment Company Act of
1940, as amended. In case at any time the Trustee or the Certificate
Administrator shall cease to be eligible in accordance with the provisions of this section, the Trustee or the Certificate Administrator, as the case may be, shall resign immediately in the manner and with the effect specified in Section
8.07; provided that, if the Trustee shall cease to be so eligible because its combined capital and surplus is no longer at least $100,000,000 or its long-term unsecured debt rating no longer conforms to the requirements of the immediately preceding sentence, and if the Trustee proposes to the other parties hereto to enter into an agreement with (and reasonably acceptable to) each of them, and if in light of such agreement the Trustee's continuing to act in such capacity would not (as evidenced in writing by each Rating Agency) cause any Rating
Agency to qualify, downgrade or withdraw any rating assigned thereby to any
Class of Certificates, then upon the execution and delivery of such agreement the Trustee shall not be required to resign, and may continue in such capacity, for so long as none of the ratings assigned by the Rating Agencies to the
Certificates is qualified, downgraded or withdrawn thereby. The bank, trust company, corporation or association serving as Trustee may have normal banking and trust relationships with the Depositor, a Master Servicer, the Special
Servicer and their respective Affiliates

                                      -316-

but, except to the extent permitted or required by Section 7.02, shall not be an
"Affiliate" (as such term is defined in Section III of PTE 2000-58) of a Master
Servicer, the Special Servicer, any Sub-Servicer, any Outside Servicer, the
Underwriters, the Depositor, the Certificate Administrator or any obligor with respect to Trust Mortgage Loans constituting more than 5.0% of the aggregate unamortized principal balance of the Trust Mortgage Loans as of the date of the initial issuances of the Certificates or any "Affiliate" (as such term is defined in Section III of PTE 2000-58) of any such Person.

            SECTION 8.07    Resignation and Removal of Trustee and Certificate
                            Administrator.

            (a)   The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the
Master Servicers, the Special Servicer and all the Serviced Non-Trust Mortgage
Loan Noteholders and to all Certificateholders at their respective addresses set forth in the Certificate Register. Upon receiving such notice of resignation,
Master Servicer No. 1 shall promptly appoint a successor trustee meeting the requirements in Section 8.06 and acceptable to the Depositor and the Rating
Agencies by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee and to the successor trustee. A copy of such instrument shall be delivered to the Depositor, Master Servicer No. 2, Master
Servicer No. 3, the Special Servicer, the Serviced Non-Trust Mortgage Loan
Noteholders and the Certificateholders by Master Servicer No. 1. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            (b)   If at any time the Trustee shall cease to be eligible in
accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or a Master Servicer, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee shall fail (other than by reason of the failure of either a Master Servicer or the Special Servicer to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee's reasonable control), to timely deliver any report to be delivered by the Trustee pursuant to Section 4.02 and such failure shall continue unremedied for a period of five (5) days, or if the Trustee shall fail (other than by reason of the failure of a Master Servicer, the Special Servicer or the Depositor to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee's reasonable control) to timely perform any of its obligations set forth in Section 3.13, Section 3.14 or Section 8.16(a) and such failure adversely affects the Depositor's ability to use or file a registration statement on Form S-3 for purposes of publicly offering commercial mortgage-backed securities, or if the Trustee fails to make distributions required pursuant to Section 4.01, then the Depositor may remove the Trustee and appoint a successor Trustee if necessary, acceptable to the Master Servicers and the Rating Agencies (as evidenced by written confirmation therefrom to the effect that the appointment of such institution would not cause the qualification, downgrading or withdrawal of the then-current rating on any Class of Certificates) by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and to the successor trustee. A copy of such instrument shall be delivered to the Master Servicers, the Special Servicer, the
Serviced Non-Trust Mortgage Loan Noteholders and the Certificateholders by the
Depositor.

                                      -317-

            (c)   The Holders of Certificates entitled to at least 51% of the
Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Trustee so removed and one complete set to the successor trustee so appointed. A copy of such instrument shall be delivered to the Depositor, the Master Servicers, the Special Servicer, the Serviced
Non-Trust Mortgage Loan Noteholders and the remaining Certificateholders by the successor trustee so appointed.

            (d)   In the event that the Trustee is terminated or removed
pursuant to this Section 8.07, all of its and any corresponding Fiscal Agent's rights and obligations under this Agreement and in and to the Trust Mortgage
Loans and the Serviced Non-Trust Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts
(including, without limitation, P&I Advances and accrued interest thereon)
accrued or owing to it under this Agreement, with respect to periods prior to the date of such termination or removal and no termination without cause shall be effective until the payment of such amounts to the Trustee and any corresponding Fiscal Agent).

            (e)   Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor trustee as provided in Section 8.08.

            (f)   The Certificate Administrator may resign or be removed under the same conditions and circumstances as the Trustee, and this Section 8.07 shall apply to the Certificate Administrator to the same extent as it applies to the Trustee.

            SECTION 8.08    Successor Trustee and Certificate Administrator.

            (a)   Any successor Trustee or Certificate Administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the
Depositor, the Master Servicers, the Special Servicer and to its predecessor
Trustee or Certificate Administrator, as the case may be, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator, as the case may be, shall become effective and such successor Trustee or Certificate Administrator, as the case may be, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or
Certificate Administrator, as the case may be, herein. Any predecessor Trustee shall deliver to any successor Trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by a third-party Custodian, which Custodian shall become the agent of the successor Trustee), and the Depositor, the Master Servicers, the
Special Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor Trustee all such rights, powers, duties and obligations, and to enable the successor Trustee to perform its obligations hereunder.

            (b)   No successor Trustee or Certificate Administrator shall accept appointment as provided in this Section 8.08, unless at the time of such acceptance such successor Trustee or Certificate Administrator, as the case may be, shall be eligible under the provisions of Section 8.06 and the Rating
Agencies have provided confirmation pursuant to such section.

                                      -318-

            (c)   Upon acceptance of appointment by a successor Trustee or
Certificate Administrator as provided in this Section 8.08, such successor
Trustee or Certificate Administrator, as the case may be, shall mail notice of the succession of such Trustee or Certificate Administrator, as the case may be, hereunder to the Depositor, the Master Servicers, the Special Servicer, the
Certificateholders and each Serviced Non-Trust Mortgage Loan Noteholder.

            (d)   Any and all costs and expenses associated with transferring the duties of a Trustee or Certificate Administrator, as the case may be, that has resigned or been removed or terminated, as contemplated by Section 8.07, to a successor Trustee or Certificate Administrator, as the case may be, including those associated with transfer of the Mortgage Files and other documents and statements held by a predecessor Trustee to a successor Trustee, as contemplated by Section 8.08(a), shall be paid by: (i) the predecessor Trustee or Certificate
Administrator, as the case may be, if such predecessor Trustee or Certificate
Administrator, as the case may be, has resigned in accordance with (or, subject to Section 8.07(f), as contemplated by) Section 8.07(a), has been removed in accordance with (or, subject to Section 8.07(f), as contemplated by) Section
8.07(b) or has been removed with cause in accordance with (or, subject to
Section 8.07(f), as contemplated by) Section 8.07(c); (ii) the
Certificateholders that effected the removal, if the predecessor Trustee or
Certificate Administrator, as the case may be, has been removed without cause in accordance with Section 8.07(c); and (iii) the Trust, if such costs and expenses are not paid by the predecessor Trustee or Certificate Administrator, as the case may be, or the subject Certificateholders, as contemplated by the immediately preceding clauses (i) and (ii), within 90 days after they are incurred (provided that such predecessor Trustee or Certificate Administrator, as the case may be, or such subject Certificateholders, as applicable, shall remain liable to the Trust for such costs and expenses).

            SECTION 8.09    Merger or Consolidation of Trustee and Certificate
                            Administrator.

            Any entity into which the Trustee or the Certificate Administrator may be merged or converted or with which the Trustee or the Certificate
Administrator may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Trustee or the Certificate
Administrator shall be a party, or any entity succeeding to the corporate trust business of the Trustee or the Certificate Administrator, shall be the successor of the Trustee or the Certificate Administrator, as the case may be, hereunder;
provided such entity shall be eligible under the provisions of Section 8.06 and the Rating Agencies have provided confirmation pursuant to such section, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            SECTION 8.10    Appointment of Co-Trustee or Separate Trustee.

            (a)   Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Master Servicers and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the
Trustee, or separate trustee or separate trustees, of all or any part of the
Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the
Master Servicers and the Trustee may consider necessary or desirable. If the
Master Servicers shall not have joined in such appointment within 15 days

                                      -319-

after the receipt by it of a request to do so, or in case an Event of Default in respect of either or both of the Master Servicers shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to
Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

            (b)   In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to a Master Servicer or the Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

            (c)   Any notice, request or other writing given to the Trustee
shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the
Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

            (d)   Any separate trustee or co-trustee may, at any time,
constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall cease to exist, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            (e)   The appointment of a co-trustee or separate trustee under this
Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

            SECTION 8.11    Appointment of Custodians.

            The Trustee may appoint at the Trustee's expense one or more
Custodians to hold all or a portion of the Mortgage Files as agent for the
Trustee. Each Custodian shall be a depository institution supervised and regulated by a federal or state banking authority, shall have combined capital and surplus of at least $10,000,000, shall be qualified to do business in the jurisdiction in which it holds any Mortgage File and shall not be the Depositor, any Mortgage Loan Seller or any Affiliate of the Depositor or any Mortgage Loan
Seller. None of Master Servicer No. 1, Master Servicer No. 2, Master Servicer
No. 3 or the Special Servicer shall have any duty to verify that any such
Custodian is qualified to act as such in accordance with the preceding sentence.
Any such appointment of a third-party Custodian and the acceptance thereof shall be pursuant to a written agreement, which written agreement shall (i) be consistent with this Agreement in all material respects and requires the
Custodian to comply

                                      -320-

with this Agreement in all material respects and requires the Custodian to comply with all of the applicable conditions of this Agreement; (ii) provide that if the Trustee shall for any reason no longer act in the capacity of
Trustee hereunder (including, without limitation, by reason of an Event of
Default), the successor trustee or its designee may thereupon assume all of the rights and, except to the extent such obligations arose prior to the date of assumption, obligations of the Custodian under such agreement or alternatively, may terminate such agreement without cause and without payment of any penalty or termination fee; and (iii) not permit the Custodian any rights of indemnification that may be satisfied out of assets of the Trust Fund. The appointment of one or more Custodians shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible and liable for all acts and omissions of any Custodian. In the absence of any other Person appointed in accordance herewith acting as Custodian, the Trustee agrees to act in such capacity in accordance herewith. The initial Custodian shall be the
Trustee. Notwithstanding anything herein to the contrary, if the Trustee is no longer the Custodian, any provision or requirement herein requiring notice or any information or documentation to be provided to the Custodian shall be construed to require that such notice, information or documents also be provided to the Trustee. Any Custodian hereunder (other than the Trustee) shall at all times maintain a fidelity bond and errors and omissions policy in amounts customary for custodians performing duties similar to those set forth in this
Agreement. Any engagement of a third party to act as Custodian with respect to the Mortgage File or any portion thereof with respect to a Serviced Loan
Combination shall be subject to any relevant provisions of the related Co-Lender
Agreement.

            SECTION 8.12    Appointment of Authenticating Agents.

            (a)   The Certificate Administrator may at the Certificate
Administrator's expense appoint one or more Authenticating Agents, which shall be authorized to act on behalf of the Certificate Administrator in authenticating Certificates. The Certificate Administrator shall cause any such
Authenticating Agent to execute and deliver to the Certificate Administrator an instrument in which such Authenticating Agent shall agree to act in such capacity, in accordance with the obligations and responsibilities herein. Each
Authenticating Agent must be organized and doing business under the laws of the
United States of America or of any State, authorized under such laws to do a trust business, have a combined capital and surplus of at least $15,000,000, and be subject to supervision or examination by federal or state authorities. Each
Authenticating Agent shall be subject to the same obligations, standard of care, protection and indemnities as would be imposed on, or would protect, the
Certificate Administrator hereunder. The appointment of an Authenticating Agent shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible and liable for all acts and omissions of the Authenticating Agent. In the absence of any other Person appointed in accordance herewith acting as Authenticating Agent, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof. LaSalle Bank National Association shall be the initial Authenticating Agent. If LaSalle Bank National Association is removed as
Certificate Administrator, then it shall also be terminated as Authenticating
Agent. Notwithstanding anything herein to the contrary, if the Certificate
Administrator is no longer the Authenticating Agent, any provision or requirement herein requiring notice or any information or documentation to be provided to the Authenticating Agent shall be construed to require that such notice, information or documentation also be provided to the Certificate
Administrator.

            (b)   Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or

                                      -321-

consolidation to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of any Authenticating Agent, shall continue to be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the
Authenticating Agent.

            (c)   Any Authenticating Agent may at any time resign by giving at least 30 days' advance written notice of resignation to the Certificate
Administrator, the Trustee, the Certificate Registrar, the Master Servicers, the
Special Servicer and the Depositor. The Certificate Administrator may at any
time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent, the Trustee, the Master Servicers,
the Certificate Registrar and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any
Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 8.12, the Certificate Administrator may appoint a successor Authenticating Agent, in which case the Certificate Administrator shall give written notice of such appointment to the Trustee, Master Servicers, the Certificate Registrar and the Depositor and shall mail notice of such appointment to all Holders of Certificates; provided, however, that no successor
Authenticating Agent shall be appointed unless eligible under the provisions of this Section 8.12. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent. No Authenticating Agent shall have responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.

            SECTION 8.13    Access to Certain Information.

            The Trustee shall afford to each Master Servicer, the Special
Servicer, each Rating Agency and the Depositor, to any Certificateholder or
Certificate Owner and to the OTS, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder or
Certificate Owner, access to any documentation regarding the Trust Mortgage
Loans within its control that may be required to be provided by this Agreement or by applicable law. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Trustee designated by it. Upon request and with the consent of the
Depositor and at the cost of the requesting Party, the Trustee shall provide copies of such documentation to the Depositor, any Certificateholder and to the
OTS, the FDIC and any other bank or insurance regulatory authority that may exercise authority over any Certificateholder.

            SECTION 8.14    Representations, Warranties and Covenants of
                            Certificate Administrator.

            (a)   The Certificate Administrator hereby represents and warrants to the Master Servicers, the Special Servicer, the Trustee and the Depositor,
and for the benefit of the Certificateholders, as of the Closing Date, that:

                  (i)     The Certificate Administrator is a national banking
      association duly organized, validly existing and in good standing under the laws of the United States.

                  (ii)    The execution and delivery of this Agreement by the
      Certificate Administrator, and the performance and compliance with the terms of this Agreement by the Certificate Administrator, will not violate the Certificate Administrator's organizational

                                      -322-

      documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

                  (iii)   Except to the extent that the laws of certain
      jurisdictions in which any part of the Trust Fund may be located require that a co-Certificate Administrator or separate Certificate Administrator be appointed to act with respect to such property as contemplated by
      Section 8.10, the Certificate Administrator has the full power and authority to carry on its business as now being conducted and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                  (iv)    This Agreement, assuming due authorization, execution
      and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Certificate Administrator, enforceable against the Certificate Administrator in accordance with the terms hereof
      (including with respect to any advancing obligations hereunder), subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v)     The Certificate Administrator is not in violation of,
      and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Certificate Administrator's good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement.

                  (vi)    No litigation is pending or, to the best of the
      Certificate Administrator's knowledge, threatened against the Certificate
      Administrator that, if determined adversely to the Certificate
      Administrator, would prohibit the Certificate Administrator from entering into this Agreement or, in the Certificate Administrator's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Certificate Administrator to perform its obligations under this Agreement.

                  (vii)   Any consent, approval, authorization or order of any
      court or governmental agency or body required for the execution, delivery and performance by the Certificate Administrator of or compliance by the
      Certificate Administrator with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective.

                  (viii)  The Certificate Administrator is eligible to act
      hereunder in accordance with Section 8.06.

            (b)   The representations and warranties of the Certificate
Administrator set forth in Section 8.14(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence.

                                      -323-

Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties hereto.

            (c)   Any successor Certificate Administrator shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 8.14(a), subject to such appropriate modifications to the representation and warranty set forth in Section 8.14(a)(i)
to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

            SECTION 8.15    Representations, Warranties and Covenants of
                            Trustee.

            (a)   The Trustee hereby represents and warrants to the Master
Servicers, the Special Servicer, the Certificate Administrator, the Depositor,
and for the benefit of the Certificateholders, as of the Closing Date, that:

                  (i)     The Trustee is a national banking association duly
      organized, validly existing and in good standing under the laws of the
      United States.

                  (ii)    The execution and delivery of this Agreement by the
      Trustee, and the performance and compliance with the terms of this
      Agreement by the Trustee, will not violate the Trustee's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

                  (iii)   Except to the extent that the laws of certain
      jurisdictions in which any part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.10, the Trustee has the full power and authority to carry on its business as now being conducted and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this
      Agreement, and has duly executed and delivered this Agreement.

                  (iv)    This Agreement, assuming due authorization, execution
      and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof (including with respect to any advancing obligations hereunder), subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B)
      general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v)     The Trustee is not in violation of, and its execution
      and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee's good faith and reasonable judgment, is likely to affect materially and adversely the ability of the
      Trustee to perform its obligations under this Agreement.

                  (vi)    No litigation is pending or, to the best of the
      Trustee's knowledge, threatened against the Trustee that, if determined adversely to the Trustee, would prohibit the

                                      -324-

      Trustee from entering into this Agreement or, in the Trustee's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement.

                  (vii)   Any consent, approval, authorization or order of any
      court or governmental agency or body required for the execution, delivery and performance by the Trustee of or compliance by the Trustee with this
      Agreement or the consummation of the transactions contemplated by this
      Agreement has been obtained and is effective.

                  (viii)  The Trustee is eligible to act hereunder in
      accordance with Section 8.06 and, with respect to any Trust Mortgage Loan that is part of a Loan Combination, is qualified to hold that Trust
      Mortgage Loan under the related Co-Lender Agreement.

            (b)   The representations and warranties of the Trustee set forth in
Section 8.15(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties hereto.

            (c)   Any successor Trustee shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in
Section 8.15(a), subject to such appropriate modifications to the representation and warranty set forth in Section 8.15(a)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

            SECTION 8.16    Reports to the Commission.

            (a)   With respect to any Exchange Act Reporting Year, the
Certificate Administrator shall:

                  (i)     as soon as reasonably practicable (and, in any event,
      within 15 days or such other period as may be provided under the Exchange
      Act and the rules and regulations promulgated thereunder) after each
      Distribution Date during such Exchange Act Reporting Year, in accordance with the Exchange Act, the rules and regulations promulgated thereunder, and applicable releases and "no-action letters" issued by the Commission, prepare for filing, arrange for execution by the Depositor and properly and timely file with the Commission with respect to the Trust, a Form 10-D
      Distribution Report with or including, as the case may be, a copy of the applicable Distribution Date Statement and, to the extent delivered to (or otherwise actually known by a Responsible Officer of) the Certificate
      Administrator, any other Form 10-D Required Information to be reported for the period covered by the subject Form 10-D Distribution Report;

                  (ii)    during such Exchange Act Reporting Year, at the
      direction of the Depositor, in accordance with the Exchange Act, the rules and regulations promulgated thereunder, and applicable releases and
      "no-action letters" issued by the Commission, prepare for filing, arrange for execution by the Depositor and properly and timely file with the
      Commission with respect to the Trust, a Form 8-K Current Report regarding and disclosing any Form 8-K Required Information (to the extent a
      Responsible Officer of the Certificate Administrator has

                                      -325-

      actual knowledge of, or has been provided with written notice of, such information), within the time periods specified under Form 8-K, the
      Exchange Act, the rules and regulations promulgated thereunder and applicable releases and "no-action letters" issued by the Commission;
      provided that the Depositor shall cooperate with the Certificate
      Administrator to determine the applicable required time period; and
      provided, further, that, if the Depositor directs the Certificate
      Administrator to file a Form 8-K Current Report in accordance with this clause (ii), the Depositor shall cooperate with the Certificate
      Administrator in obtaining all necessary information in order to prepare such Form 8-K Current Report and the Certificate Administrator will report the subject information in accordance with the Exchange Act, the rules and regulations promulgated thereunder and applicable releases and "no-action letters" issued by the Commission;

                  (iii)   within 90 days following the end of such Exchange Act
      Reporting Year, prepare, arrange for execution by the Depositor and properly and timely file with the Commission, with respect to the Trust, a
      Form 10-K Annual Report, which complies in all material respects with the requirements of the Exchange Act, the rules and regulations promulgated thereunder and applicable "no-action letters" issued by the Commission, which shall include as exhibits each Annual Statement of Compliance,
      Annual Assessment Report and Annual Attestation Report delivered pursuant to or as contemplated by Section 3.13 and/or Section 3.14, with respect to each Master Servicer, the Special Servicer and/or other applicable Person for such Exchange Act Reporting Year, and which shall further include a certification in the form attached hereto as Exhibit O (a "Sarbanes-Oxley
      Certification") (or in such other form as required by the Sarbanes-Oxley
      Act of 2002, and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff)); and

                  (iv)    at the reasonable request of, and in accordance with
      the reasonable directions of, the Depositor, prepare for filing, arrange for execution by the Depositor and promptly file with the Commission an amendment to any Form 8-K Current Report, Form 10-D Distribution Report or
      Form 10-K Annual Report previously filed with the Commission with respect to the Trust during or relating to, as applicable, such Exchange Act
      Reporting Year;

provided that (x) the Certificate Administrator shall not have any responsibility to file any items (other than those generated by it) that have not been received in a format suitable for (or readily convertible to a format suitable for) electronic filing via the EDGAR system (such suitable formats including "ASCII", "Microsoft Excel" (solely in the case of reports from a
Master Servicer or the Special Servicer pursuant to Section 3.12), "Microsoft
Word" or another format reasonably acceptable to the Certificate Administrator)
and shall not have any responsibility to convert any such items to such format
(other than those items generated by it or readily convertible to such format), and (y) the Depositor shall be responsible for preparing, executing and filing
(via the EDGAR system) a Current Report on Form 8-K reporting the establishment of the Trust and a Current Report on Form 8-K whereby this Agreement will be filed as an exhibit (the Current Reports on Form 8-K contemplated by this subclause (y) being herein referred to as the "Initial Form 8-K Current
Report"); and provided, further, that if all or any required portion of a Form
10-K Annual Report or a Form 10-D Distribution Report cannot be timely filed by the Certificate Administrator (other than for a reason contemplated by Rule
12b-25(g) of the Exchange Act), then (i) the Certificate Administrator (upon becoming aware thereof or the reasonable likelihood thereof) shall immediately notify the Depositor, (ii) the Certificate Administrator shall (to the extent appropriate) file a Form 12b-25 (17 C.F.R. 249.322) in connection therewith consistent with Rule 12b-

                                      -326-

25 of the Exchange Act, each party hereto shall reasonably cooperate with the
Certificate Administrator and the Depositor to complete the subject Exchange Act
Report and such Exchange Act Report (or the applicable portions thereof) shall be filed with the Commission as soon as reasonably practicable and, if the
Depositor is relying upon Rule 12b-25 of the Exchange Act, within the time frames contemplated thereby; and provided, further, that if all or any required portion of any Exchange Act Report cannot be timely filed by the Certificate
Administrator for the sole reason that the Certificate Administrator is unable to file the report in electronic format, then (i) the Certificate Administrator
(upon becoming aware thereof or the reasonable likelihood thereof) shall immediately notify the Depositor and, as determined by the Depositor, the
Depositor and the Certificate Administrator shall comply with either Rule 201 or
202 of Regulation S-T or apply for an adjustment of filing date pursuant to Rule
13b of Regulation S-T. Each of the other parties to this Agreement shall deliver to the Certificate Administrator in the format required for (or readily convertible to a format suitable for) electronic filing via the EDGAR system
(such suitable formats including "ASCII", "Microsoft Excel" (solely in the case of reports from a Master Servicer or the Special Servicer pursuant to Section
3.12), "Microsoft Word" or another format reasonably acceptable to the
Certificate Administrator) any and all items contemplated to be filed with the
Commission pursuant to this Section 8.16(a).

            All Form 8-K Current Reports, Form 10-D Distribution Reports and
Form 10-K Annual Reports, as well as any amendments to those reports, that are to be filed with respect to the Trust pursuant to the Exchange Act, and the rules and regulations promulgated thereunder, and this Section 8.16(a), are
(together with the exhibits thereto) herein referred to as the "Exchange Act
Reports". The Exchange Act Reports, exclusive of the Initial Current Reports on
Form 8-K, are herein referred to as the "Subsequent Exchange Act Reports". All
Subsequent Exchange Act Reports prepared by the Certificate Administrator pursuant to this Section 8.16(a) shall be executed by the Depositor promptly upon delivery thereto and subject to the Subsequent Exchange Act Report being in form and substance reasonably acceptable thereto. An officer of the Depositor shall sign the Sarbanes-Oxley Certification included in each Form 10-K Report with respect to the Trust.

            No later than (i) 12:00 noon, New York City time, on the Business
Day prior to any filing of a Current Report on Form 8-K (other than an Initial
Current Report on Form 8-K) that is to be made with respect to the Trust as contemplated by Section 8.16(a), (ii) March 20 of the applicable calendar year in which the filing of any Annual Report on Form 10-K is to be made with respect to the Trust as contemplated by Section 8.16(a), and (iii) two (2) Business Days
prior to any filing of any other Subsequent Exchange Act Report that is to be made with respect to the Trust as contemplated by Section 8.16(a), the
Certificate Administrator shall deliver a copy of such Exchange Act Report, together with all exhibits thereto (to the extent received by the Certificate
Administrator), to the Depositor. Promptly upon receipt of any such report and the accompanying exhibits, the Depositor may review such report and the accompanying exhibits and notify the Certificate Administrator of any material misstatements or omissions relating thereto that come to its attention, which material misstatements or omissions the Certificate Administrator shall correct
(with written evidence of such correction to be sent to the Depositor) prior to the filing of such report and the accompanying exhibits.

            The Certificate Administrator shall have no liability to
Certificateholders or the Trust with respect to any failure to properly prepare or file with the Commission any of the reports under the Exchange Act contemplated by this Section 8.16(a) to the extent that such failure did not result from any negligence, bad faith or willful misconduct on the part of the
Certificate Administrator.

                                      -327-

            The Certificate Administrator shall make available to all
Certificateholders and Certificate Owners on its internet website each
Subsequent Exchange Act Report that is filed with the Commission with respect to the Trust. The Certificate Administrator shall post each such report on its internet website as soon as reasonably practicable after the filing thereof with the Commission. In addition, the Certificate Administrator shall, free of charge, upon request, deliver to any Certificateholder, Certificate Owner or party identified as a prospective Certificateholder or Certificate Owner copies of all Subsequent Exchange Act Reports that are filed with the Commission with respect to the Trust. Any request contemplated by the prior sentence shall be made to LaSalle Bank National Association, 135 South LaSalle Street, Suite 1625,
Chicago, Illinois 60603, Attention: Laura Kocha-Chaddha (Global Securities and
Trust Services--CD 2007-CD4 Commercial Mortgage Trust), (telephone number: (312)
904-0648) or to such other Person, address and/or phone number as the
Certificate Administrator may specify by notice to Certificateholders.

            (b)   The Certificate Administrator shall sign a certification (in the form attached hereto as Exhibit P) for the benefit of the Depositor and its officers, directors and Affiliates (provided, however, that the Certificate
Administrator shall not undertake an analysis of the accountant's report attached as an exhibit to the Form 10-K), and each Master Servicer shall sign a certification (in the form attached hereto as Exhibit Q-1) for the benefit of the Depositor and its officers, directors and Affiliates, and the Special
Servicer shall sign a certification (in the form attached hereto as Exhibit Q-2)
for the benefit of the Depositor and its officers, directors and Affiliates, which certifications of the Master Servicers and Special Servicer shall cover all of the Trust Mortgage Loans (or, in the case of the Special Servicer, if specially serviced), including any Outside Serviced Trust Mortgage Loans for which such Master Servicer or Special Servicer is acting as an Outside Servicer, and REO Properties (and, with respect to the Outside Serviced Trust Mortgage
Loans, based on the certificates provided by the related Outside Master Servicer and the related Outside Special Servicer under the related Outside Servicing
Agreement). Each such certification shall be delivered to the Depositor and the
Certificate Administrator by March 15th of each year (or if not a Business Day, the immediately preceding Business Day). The Sarbanes-Oxley Certification shall be delivered to the Certificate Administrator for filing by March 25th of each year (or if not a Business Day, the immediately preceding Business Day). In addition, (i) the Certificate Administrator shall indemnify and hold harmless the Depositor and its officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Certificate Administrator's obligations under this
Section 8.16 or the Certificate Administrator's negligence, bad faith or willful misconduct in connection therewith or a breach of the certification delivered by the Certificate Administrator pursuant to the first sentence of this Section
8.16(b), and (ii) the Master Servicers and Special Servicer shall each severally and not jointly indemnify and hold harmless the Depositor, the Certificate
Administrator and their respective officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the subject Master Servicer's or the
Special Servicer's obligations, as the case may be, under this Section 8.16 or the negligence, bad faith or willful misconduct of the subject Master Servicer or the Special Servicer, as the case may be, in connection therewith or a breach of the certification delivered by the subject Master Servicer or the Special
Servicer, as the case may be, pursuant to the first sentence of this Section
8.16(b). If the indemnification provided for herein is unavailable or insufficient to hold harmless the Depositor, then (i) the Certificate
Administrator agrees that it shall contribute to the amount paid or payable to the Depositor as a result of the losses, claims, damages or liabilities of the
Depositor in such proportion as is appropriate to reflect the relative fault of

                                      -328-

the Depositor on the one hand and the Certificate Administrator on the other in connection with a breach of the Certificate Administrator's obligations under this Section 8.16 or the Certificate Administrator's negligence, bad faith or willful misconduct in connection therewith or a breach of the certification delivered by the Certificate Administrator pursuant to the first sentence of this Section 8.16(b), (ii) each Master Servicer agrees that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and such Master Servicer on the other in connection with a breach of such Master
Servicer's obligations under this Section 8.16 or such Master Servicer's negligence, bad faith or willful misconduct in connection therewith or a breach of the certification delivered by such Master Servicer pursuant to the first sentence of this Section 8.16(b) and (iii) the Special Servicer agrees that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Special Servicer on the other in connection with a breach of the Special
Servicer's obligations under this Section 8.16 or the Special Servicer's negligence, bad faith or willful misconduct in connection therewith or a breach of the certification delivered by the Special Servicer pursuant to the first sentence of this Section 8.16(b).

            (c)   At all times during each Exchange Act Reporting Year, each of the Trustee, the Certificate Administrator, the Master Servicers and the Special
Servicer shall (and shall use reasonable efforts to cause each Servicing
Representative acting on its behalf hereunder and, solely in the case of the
Trustee, each Trustee Appointee, to) monitor for, and (as soon as reasonably practicable after becoming aware thereof) notify the Depositor and the
Certificate Administrator in writing of, the occurrence or existence of any and all events, conditions, circumstances and/or matters that constitute or may constitute related Exchange Act Reportable Events with respect thereto. Within one (1) Business Day of becoming aware of any Form 8-K Required Information, the
Certificate Administrator shall promptly notify the Depositor in writing that the filing of a Form 8-K Current Report may be required with respect to any of the events, conditions, circumstances and/or matters that are the subject of that information and, further, shall consult with the Depositor regarding whether to prepare and file a Form 8-K Current Report under Section 8.16(a)(ii)
above with respect to such events, conditions, circumstances and/or matters and, if prepared, the form and content of such filing (and the Certificate
Administrator shall be entitled to rely on a written direction of the Depositor with regard to whether to make, and the form and content of, such filing). For purposes of this paragraph, none of the Trustee, the Certificate Administrator, a Master Servicer or the Special Servicer shall be considered to be aware of any related Exchange Act Reportable Event, and the Certificate Administrator shall not be considered to be aware of any Form 8-K Required Information, Form 10-D
Required Information or Form 10-K Required Information, unless a Responsible
Officer (in the case of the Trustee or the Certificate Administrator) or a
Servicing Officer (in the case of a Master Servicer or the Special Servicer)
thereof has actual knowledge. To the extent that a Master Servicer or the
Special Servicer, as applicable, has actual knowledge thereof or is acting as an
Outside Servicer, such servicer shall provide notice to the Certificate
Administrator and the Depositor of any event that (if such Master Servicer has the subject actual knowledge or is acting as the subject Outside Servicer) would constitute a Master Servicer Reportable Event in respect of an Outside Master
Servicer or any Outside Serviced Trust Mortgage Loan for which such Outside
Master Servicer is responsible, or any event that (if the Special Servicer has the subject actual knowledge or is acting as the subject Outside Servicer) would constitute a Special Servicer Reportable Event in respect of an Outside Special
Servicer or any Outside Serviced Trust Mortgage Loan or Outside Administered REO
Property for which such Outside Special Servicer is responsible; and, notwithstanding anything to the contrary contained herein, except as may be required

                                      -329-

under Section 8.16(j) or this sentence, this paragraph shall not otherwise relate to Outside Servicers, Outside Trust Mortgage Loans and/or Outside
Administered REO Properties.

            Upon reasonable request of the Depositor or the Certificate
Administrator, each other party hereto (including the Certificate Administrator, if the Depositor is the requesting party, and the Depositor, if the Certificate
Administrator is the requesting party) shall (and shall use reasonable efforts to cause each Servicing Representative acting on its behalf hereunder and, solely in the case of the Trustee, each Trustee Appointee, to) promptly provide to the requesting party any information in its possession as is necessary or appropriate for the Depositor or the Certificate Administrator, as applicable, to prepare fully and properly any Exchange Act Report with respect to the Trust in accordance with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

            If, during any Exchange Act Reporting Year, a new Master Servicer,
Special Servicer, Certificate Administrator or Trustee is appointed, then such new Master Servicer, Special Servicer, Certificate Administrator or Trustee, as
the case may be, shall in connection with its acceptance of such appointment provide the Depositor and, in the case of a new Master Servicer, Special
Servicer or Trustee, the Certificate Administrator with such information regarding itself, its business and operations and its experience and practices regarding the duties it is to perform under this Agreement, as is required to be reported by the Depositor pursuant to Item 6.02 of Form 8-K. If, during any
Exchange Act Reporting Year, a Master Servicer, the Special Servicer, the
Certificate Administrator or the Trustee appoints a Servicing Representative that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB in respect of the Subject Securitization Transaction (other than in connection with the appointment of a Designated Sub-Servicer to service a Mortgage Loan identified on Exhibit K hereto), then such Master Servicer, the Special
Servicer, the Certificate Administrator or the Trustee, as the case may be, shall cause such Servicing Representative, in connection with its acceptance of such appointment, to provide the Depositor and the Certificate Administrator with such information regarding itself, its business and operations and its servicing experience and practices, as is required to be reported by the
Depositor pursuant to Item 6.02 of Form 8-K.

            Each of the Trustee, the Master Servicers, the Certificate
Administrator and the Special Servicer acknowledges and agrees that the information to be provided by it (or by any Servicing Representative acting on its behalf hereunder or, solely in the case of the Trustee, any Trustee
Appointee) pursuant to or as contemplated by this Section 8.16(c) is intended to be used in connection with the preparation of Exchange Act Reports with respect to the Trust.

            If any Non-Trust Mortgage Loan has been included in a commercial mortgage securitization involving the issuance of publicly offered commercial mortgage-backed securities, then the Form 8-K Required Information, Form 10-D
Required Information and Form 10-K Required Information required to be reported to the Depositor under this Section 8.16(c) shall simultaneously be reported to the depositor and trustee in respect of such commercial mortgage securitization to the extent required for such depositor and/or trustee to satisfy any Exchange
Act reporting requirements in respect of the related commercial mortgage trust.

            (d)   If as of the beginning of any fiscal year for the Trust (other than fiscal year 2007), the Registered Certificates are held (directly or, in the case of Registered Certificates held in book-entry form, through the
Depository) by less than 300 Holders and/or Depository Participants having accounts

                                      -330-

with the Depository, the Certificate Administrator shall, in accordance with the
Exchange Act and the rules and regulations promulgated thereunder, timely file a
Form 15 with respect to the Trust notifying the Commission of the suspension of the reporting requirements under the Exchange Act and shall notify all parties to this Agreement in writing that a Form 15 has been filed.

            (e)   The respective parties hereto agree to cooperate with all
reasonable requests made by the Depositor or any officer thereof in connection with such Person's attempt to conduct any due diligence that such Person reasonably believes to be appropriate in order to allow it to deliver any
Sarbanes-Oxley Certification or portion thereof with respect to the Trust.

            (f)   Unless the other parties hereto receive written notice from the Certificate Administrator to the contrary, the Certificate Administrator hereby certifies that it intends to file any Form 10-K Annual Report with respect to the Trust for any particular fiscal year on the last Business Day that is not more than 90 days following the end of such fiscal year. Unless an alternative time period is provided for in this Agreement, the respective parties hereto shall deliver to the Certificate Administrator, at least ten (10)
Business Days prior to the date on which the Certificate Administrator intends to file any Form 10-K Annual Report as contemplated by Section 8.16(a), any items required to be delivered by such party that are to be an exhibit to such
Form 10-K Annual Report. The Certificate Administrator hereby notifies the
Trustee, the Master Servicers and the Special Servicer that a Form 10-K Annual
Report shall be required to be filed with respect to the Trust for 2007.

            (g)   In the event the parties to this Agreement desire to further clarify or amend any provision of this Section 8.16, this Agreement shall be amended to reflect the new agreement between the parties covering matters in this Section 8.16 pursuant to Section 11.01, which amendment shall not require any Opinion of Counsel or Rating Agency confirmations or the consent of any
Certificateholder or any Serviced Non-Trust Mortgage Loan Noteholder; provided that no such amendment shall diminish the filing requirements under this Section
8.16 on the part of the parties to this Agreement, as a collective whole, in contravention of applicable law.

            (h)   Prior to April 1 of the first year in which the Certificate
Administrator has filed a Form 15 with the Commission in accordance with this section, if at any time a Servicing Representative retained or engaged by a
Master Servicer, the Special Servicer, the Certificate Administrator or the
Trustee with respect to all or any portion of the Trust Fund fails to deliver, if and to the extent applicable in accordance with Regulation AB and this
Agreement, any of the items set forth in the following clauses (i), (ii) and/or
(iii), then such Master Servicer, the Special Servicer, the Certificate
Administrator or the Trustee, as the case may be, shall deliver a written notice thereof to the Depositor and shall promptly terminate all engagements with the subject Servicing Representative relating to the Subject Securitization
Transaction: (i) any Annual Statement of Compliance contemplated by Item 1123 of
Regulation AB, as and when provided under Section 3.13; or (ii) any Annual
Assessment Report contemplated by Item 1122 of Regulation AB, as and when provided under Section 3.14; or (iii) any Annual Attestation Report contemplated by Item 1122 of Regulation AB (together with, if required to be filed with the
Commission under applicable law, the consent of the applicable registered public accounting firm to file such corresponding Annual Attestation Report with the
Commission), as and when provided under Section 3.14. In addition, prior to
April 1 of the first year in which the Certificate Administrator has filed a
Form 15 with the Commission in accordance with this section, if at any time the
Depositor delivers a written notice to a Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee stating that any Servicing
Representative retained or engaged thereby has

                                      -331-

defaulted on its obligation to deliver, (i) if and to the extent applicable in accordance with Regulation AB and this Agreement, any of the items set forth in clauses (i), (ii) and/or (iii) of the preceding sentence, as and when provided under this Agreement, or (ii) if and to the extent applicable in accordance with
Regulation AB and another pooling and servicing agreement to which the Depositor is a party, any of the items similar to those set forth in clauses (i), (ii)
and/or (iii) of the preceding sentence, as and when provided under such other pooling and servicing agreement, then such Master Servicer, the Special
Servicer, the Certificate Administrator or the Trustee, as the case may be, shall promptly terminate all engagements with the subject Servicing
Representative relating to the Subject Securitization Transaction.

            (i)   Each of the Master Servicers, the Special Servicer, the
Certificate Administrator and the Trustee shall indemnify the Depositor,
Citigroup Global Markets Realty Corp. and Citigroup Global Markets Inc. for, and
hold the Depositor, Citigroup Global Markets Realty Corp. and Citigroup Global
Markets Inc. harmless from and against, any and all losses, liabilities, claims, damages, costs and expenses whatsoever, as incurred, arising out of or based upon the failure of such Master Servicer, the Special Servicer, the Certificate
Administrator or the Trustee, as the case may be, or any Servicing
Representative acting on behalf of such Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be (exclusive of a
Designated Sub-Servicer, insofar as such Sub-Servicer does not service any Trust
Mortgage Loans other than those identified on Exhibit K hereto), to deliver or cause to be delivered to the Depositor, the Certificate Administrator and each affected Serviced Non-Trust Mortgage Loan Noteholder, with respect to any
Exchange Act Reporting Year, as and when required or contemplated by Section
3.13 and/or Section 3.14: (i) any Annual Statement of Compliance; (ii) any
Annual Assessment Report; and/or (iii) any Annual Attestation Report (together with, if required to be filed with the Commission under applicable law, the accountants' consent authorizing the filing thereof with the Commission).

            (j)   If any party hereunder is also acting as an Outside Servicer or Outside Trustee with respect to an Outside Serviced Trust Mortgage Loan during any portion of an Exchange Act Reporting Year in respect of the Trust, then: (i) such party (in such capacity) is hereby notified, and acknowledges, that the Subject Securitization Transaction is subject to Regulation AB and the
Trust is subject to Exchange Act reporting; and (ii) such party shall, in its capacity as such Outsider Servicer, comply with the provisions of Sections
8.16(b), 8.16(c), 8.16(e), 8.16(h) and Section 8.16(i) applicable to the Master
Servicers (if the subject party is also acting as an Outside Master Servicer), the Special Servicer (if the subject party is also acting as an Outside Special
Servicer) or the Certificate Administrator/Trustee (if the subject party is also acting as an Outside Trustee), as applicable, but reflecting that such Outside
Serviced Trust Mortgage Loan is being serviced and administered under the related Outside Servicing Agreement. The Certificate Administrator shall notify each other Outside Servicer and Outside Trustee that the Subject Securitization
Transaction is subject to Regulation AB and the Trust is subject to Exchange Act reporting.

            SECTION 8.17    Appointment of a Fiscal Agent.

            (a)   In order to satisfy the eligibility requirements of Section
8.06 (insofar as such requirements relate to ratings), the Trustee may appoint a
Fiscal Agent. Any Fiscal Agent shall at all times maintain a long-term unsecured debt rating of no less than "AA-" from Fitch and S&P and "Aa3" from Moody's (or, in the case of either Rating Agency, such other rating as shall not result in the

                                      -332-

withdrawal, downgrade or qualification of the rating assigned by such Rating
Agency to any Class of Certificates rated by such Rating Agency, as confirmed in writing by such Rating Agency).

            (b)   To the extent that the Trustee is required, pursuant to the terms of this Agreement, to make any Advance, whether as a successor master servicer or otherwise, and has failed to do so in accordance with the terms hereof, any Fiscal Agent appointed by the Trustee shall make such Advance as and when required by the terms of this Agreement on behalf the Trustee as if such
Fiscal Agent were the Trustee hereunder. To the extent that a Fiscal Agent makes an Advance pursuant to this Section 8.17(b) or otherwise pursuant to this
Agreement, the obligations of the Trustee under this Agreement in respect of such Advance shall be satisfied.

            (c)   Notwithstanding anything contained in this Agreement to the contrary, any Fiscal Agent shall be entitled to all limitations on liability, rights of reimbursement and indemnities that the Trustee is entitled to hereunder as if it were the Trustee, except that all fees and expenses of any
Fiscal Agent (other than any interest owed to such Fiscal Agent in respect of unreimbursed Advances) incurred by such Fiscal Agent in connection with the transactions contemplated by this Agreement shall be borne by the Trustee, and neither the Trustee nor such Fiscal Agent shall be entitled to reimbursement therefor from any of the Trust Fund, the Depositor, the Certificate
Administrator, any Master Servicer or the Special Servicer.

            (d)   The obligations of a Fiscal Agent set forth in this Section
8.17 or otherwise pursuant to this Agreement shall exist only for so long as the
Trustee that appointed it shall act as Trustee hereunder. A Fiscal Agent may resign or be removed by the Trustee only if and when the existence of such
Fiscal Agent is no longer necessary for such Trustee to satisfy the eligibility requirements of Section 8.06; provided that a Fiscal Agent shall be deemed to have resigned at such time as the Trustee that appointed it resigns or is removed as Trustee hereunder (in which case the responsibility for appointing a successor Fiscal Agent shall belong to the successor Trustee, and which appointment the successor Trustee shall use its best efforts to make, insofar as such appointment is necessary for such successor Trustee to satisfy the eligibility requirements of Section 8.06). Any successor fiscal agent so appointed shall be required to execute and deliver to the other parties hereto a written agreement to assume and perform the duties of a Fiscal Agent set forth in this Agreement; provided that no such successor shall become Fiscal Agent hereunder unless either (i) it satisfies the rating requirements of Section
8.17(a) or (ii) the Trustee shall have received written confirmation from each
Rating Agency that the succession of such proposed successor fiscal agent would not, in and of itself, result in an Adverse Rating Event with respect to any
Class of Certificates.

            (e)   The Trustee shall promptly notify the other parties hereto, the Certificateholders and the Serviced Non-Trust Mortgage Loan Noteholders in
writing of the appointment, resignation or removal of any Fiscal Agent.

            SECTION 8.18    Representations and Warranties of Fiscal Agent.

            (a)   Any Fiscal Agent shall hereby represent and warrant to each of the other parties hereto and for the benefit of the Certificateholders and the
Serviced Non-Trust Mortgage Loan Noteholders, as of the date of its appointment, that:

                  (i)     Such Fiscal Agent is a legal entity duly organized,
      validly existing and in good standing under the laws of the jurisdiction of its organization.

                                      -333-

                  (ii)    The execution and delivery of this Agreement by such
      Fiscal Agent, and the performance and compliance with the terms of this
      Agreement by such Fiscal Agent, will not violate such Fiscal Agent's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other instrument to which it is a party or by which it is bound.

                  (iii)   Such Fiscal Agent has the full power and authority
      to enter into and consummate all transactions contemplated by this
      Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                  (iv)    This Agreement, assuming due authorization, execution
      and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of such Fiscal Agent, enforceable against such Fiscal
      Agent in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v)     Such Fiscal Agent is not in violation of, and its
      execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in such Fiscal Agent's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of such Fiscal Agent to perform its obligations under this Agreement or the financial condition of such Fiscal Agent.

                  (vi)    No litigation is pending or, to the best of such
      Fiscal Agent's knowledge, threatened against such Fiscal Agent that, if determined adversely to such Fiscal Agent, would prohibit such Fiscal
      Agent from entering into this Agreement or, in such Fiscal Agent's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of such Fiscal Agent to perform its obligations under this Agreement or the financial condition of such Fiscal Agent.

                  (vii)   Any consent, approval, authorization or order of any
      court or governmental agency or body required for the execution, delivery and performance by such Fiscal Agent of or compliance by such Fiscal Agent with this Agreement, or the consummation of the transactions contemplated by this Agreement, has been obtained and is effective, except where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by such Fiscal Agent under this
      Agreement.

            (b)   The representations and warranties of any Fiscal Agent set forth in Section 8.18(a) shall survive its appointment as such under this
Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall given prompt written notice thereof to the other parties hereto.

                                      -334-

                                   ARTICLE IX

                                   TERMINATION

            SECTION 9.01    Termination Upon Repurchase or Liquidation of All
                            Trust Mortgage Loans.

            Subject to Section 9.02, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the
Master Servicers, the Special Servicer, the Certificate Administrator and the
Trustee (other than the obligations of the Certificate Administrator to provide for and make payments to Certificateholders as hereafter set forth) shall terminate upon payment (or provision for payment) (i) to the Certificateholders of all amounts held by or on behalf of the Certificate Administrator and required hereunder to be so paid on the Distribution Date following the earlier to occur of (A) the purchase by a Master Servicer, the Special Servicer or the
Majority Controlling Class Certificateholder of all Trust Mortgage Loans and
each REO Property (or, in the case of an SLC Mortgaged Property, if it has become an REO Property, and in the case of any Outside Administered REO
Property, the Trust's interest therein) remaining in the Trust Fund at a price equal to (1) the aggregate Purchase Price of all the Trust Mortgage Loans included in the Trust Fund, plus (2) the appraised value of each REO Property
(or, in the case of an SLC Mortgaged Property, if it has become an REO Property, and in the case of any Outside Administered REO Property, the Trust's interest therein), if any, included in the Trust Fund, such appraisal to be conducted by an Independent Appraiser selected by the Master Servicers and approved by the
Trustee, minus (3) if the purchaser is a Master Servicer or the Special
Servicer, the aggregate amount of unreimbursed Advances made by such Master
Servicer or the Special Servicer, as applicable, together with any interest accrued and payable to such Master Servicer in respect of unreimbursed Advances in accordance with Sections 3.03(d) and 4.03(d) and any unpaid Master Servicing
Fees or Special Servicing Fees, as applicable, remaining outstanding (which items shall be deemed to have been paid or reimbursed to such Master Servicer or the Special Servicer, as applicable, in connection with such purchase), (B) the exchange by all of the Certificateholders (exclusive of the Class R
Certificateholders) of their respective Certificates for all the Mortgage Loans and each REO Property remaining in the Trust Fund in the manner set forth below in this Section 9.01, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Trust Mortgage Loan or REO Property
(or, in the case of an SLC Mortgaged Property, if it has become an REO Property, and in the case of any Outside Administered REO Property, the Trust's interest therein) remaining in the Trust Fund, and (ii) to the Trustee, any Fiscal Agent,
the Certificate Administrator, the Master Servicers, the Special Servicer and
the officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them hereunder; provided, however, that in no event shall the Trust Fund created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of
Joseph P. Kennedy, the late ambassador of the United States to the Court of St.
James, living on the date hereof.

            Each Master Servicer, the Special Servicer or the Majority
Controlling Class Certificateholder may at its option elect to purchase all of the Trust Mortgage Loans and each REO Property (or, in the case of an SLC
Mortgaged Property, if it has become an REO Property, and in the case of any
Outside Administered REO Property, the Trust's interest therein) remaining in the Trust Fund as contemplated by clause (i)(A) of the preceding paragraph by giving written notice to the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that

                                      -335-

(i) the aggregate Stated Principal Balance of the Mortgage Pool at the time of such election is less than 1.0% of the aggregate Cut-off Date Balances of all the Trust Mortgage Loans originally included in the Trust Fund, (ii) a Master
Servicer shall not have the right to effect such a purchase if, within 30 days following such Master Servicer's delivery of a notice of election pursuant to this paragraph, the Special Servicer or the Majority Controlling Class
Certificateholder or, if it is then the applicable Master Servicer for a larger principal amount of Trust Mortgage Loans, another Master Servicer shall give notice of its election to purchase all of the Trust Mortgage Loans and each REO
Property (or, in the case of an SLC Mortgaged Property, if it has become an REO
Property, and in the case of any Outside Administered REO Property, the Trust's interest therein) remaining in Trust Fund and shall thereafter effect such purchase in accordance with the terms hereof, and (iii) the Majority Controlling
Class Certificateholder shall not have the right to effect such a purchase if, within 30 days following the Majority Controlling Class Certificateholder's delivery of a notice of election pursuant to this paragraph, the Special
Servicer shall give notice of its election to purchase all of the Trust Mortgage
Loans and each REO Property (or, in the case of an SLC Mortgaged Property, if it has become an REO Property, and in the case of any Outside Administered REO
Property, the Trust's interest therein) remaining in Trust Fund and shall thereafter effect such purchase in accordance with the terms hereof. If the
Trust Fund is to be terminated in connection with a Master Servicer's, the
Special Servicer's or the Majority Controlling Class Certificateholder's
purchase of all of the Trust Mortgage Loans and each REO Property (or, in the case of an SLC Mortgaged Property, if it has become an REO Property, and in the case of any Outside Administered REO Property, the Trust's interest therein)
remaining in the Trust Fund, then such Master Servicer, the Special Servicer or the Majority Controlling Class Certificateholder, as applicable, shall deposit, or deliver to the applicable Master Servicer for deposit, in the applicable
Collection Account (or, to the extent allocable to any SLC REO Property, in the related SLC Custodial Account) not later than the Determination Date relating to the Distribution Date on which the final distribution on the Certificates is to occur an aggregate amount in immediately available funds equal to the above-described purchase price. On the P&I Advance Date relating to such final
Distribution Date, each Master Servicer shall transfer to the Distribution
Account all amounts required to be transferred thereto on such P&I Advance Date from its Collection Account pursuant to the second paragraph of Section 3.04(b), together with any other amounts on deposit in its Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposit has been made, the Trustee shall release or cause to be released to the
Person effecting the purchase, the Mortgage Files for the remaining Trust
Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Person effecting the purchase as shall be necessary to effectuate transfer of the Trust Mortgage Loans and REO Properties
(or, in the case of an SLC Mortgaged Property, if it has become an REO Property, and in the case of any Outside Administered REO Property, the Trust's interest therein) to the Person effecting the purchase or its designee.

            Following the date on which the aggregate Certificate Principal
Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class
A-1A, Class A-MFX, Class A-J, Class B, Class C, Class D, Class E, Class F, Class
G, Class H, Class J and Class K Certificates and the Class A-MFL REMIC II
Regular Interest is reduced to zero, all the remaining Certificateholders
(exclusive of the Class R Certificateholders), acting together (each having agreed in writing to so act, a copy of which writing shall be delivered to the
Certificate Administrator), shall have the right, with the consent of each
Master Servicer, to exchange all of the Certificates (exclusive of the Class R
Certificates) for all of the Mortgage Loans and each REO Property (or, in the case of an SLC REO Property, and in the case of any Outside Administered REO
Property, the Trust's interest therein) remaining in the Trust Fund as contemplated by clause (i)(B) of the first paragraph of this Section 9.01, by giving written notice to all

                                      -336-

the parties hereto no later than 60 days prior to the anticipated date of exchange. In the event that all the Certificateholders (exclusive of the Class R
Certificateholders) elect (as evidenced by a writing signed by each such
Certificateholder and delivered to the Certificate Administrator) to exchange all of the Certificates for all of the Mortgage Loans and each REO Property (or, in the case of an SLC REO Property, and in the case of any Outside Administered
REO Property, the Trust's interest therein) remaining in the Trust Fund, the
Certificateholders (exclusive of the Class R Certificateholders), not later than the fifth Business Day preceding the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the respective
Collection Accounts an aggregate amount in immediately available funds equal to all amounts then due and owing to the Depositor, the Master Servicers, the
Special Servicer, the Trustee, the Certificate Administrator and any Fiscal
Agent pursuant to Section 3.05(a), or that may be withdrawn from the
Distribution Account pursuant to Section 3.05(b), including, without limitation an amount (payable to the Certificate Administrator out of the Distribution
Account as if it was interest earned on Permitted Investments) equal to interest calculated at the Prime Rate on the aggregate Certificate Principal Balance of the Principal Balance Certificates, as of the first day of the current calendar month from and including one (1) Business Day prior to such final Distribution
Date to but excluding such final Distribution Date, but only to the extent that such amounts are not already on deposit in the Collection Accounts. In addition, on the P&I Advance Date relating to the final Distribution Date, each Master
Servicer shall transfer to the Distribution Account all amounts required to be transferred thereto on such P&I Advance Date from its Collection Account pursuant to the second paragraph of Section 3.04(b), together with any other amounts on deposit in its Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposits have been made and following the surrender of all the Certificates (exclusive of the Class R
Certificates) on the final Distribution Date, the Trustee shall release or cause to be released to a designee of all the Certificateholders (exclusive of the
Class R Certificateholders) (each such Certificateholder having agreed to such designation in a writing delivered to the Trustee), the Mortgage Files for the remaining Mortgage Loans and REO Properties (or, in the case of an SLC REO
Property, and in the case of any Outside Administered REO Property, the Trust's interest therein) and shall execute all assignments, endorsements and other instruments furnished to it by the Certificateholders (exclusive of the Class R
Certificates) as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties (or, in the case of an SLC REO Property, and in the case of any Outside Administered REO Property, the Trust's interest therein) remaining in the Trust Fund.

            Any transfer of Trust Mortgage Loans pursuant to this section, except in the case of the Outside Serviced Trust Mortgage Loans, shall be on a servicing-released basis.

            Notice of any termination shall be given promptly by the Certificate
Administrator by letter to Certificateholders mailed (a) if such notice is given in connection with a Master Servicer's, the Special Servicer's or the Majority
Controlling Class Certificateholder's purchase of the Trust Mortgage Loans and each REO Property (or, in the case of an SLC Mortgaged Property, if it has become an REO Property, and in the case of any Outside Administered REO
Property, the Trust's interest therein) remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates or (b) otherwise during the month of such final distribution on or before the Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust
Fund will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the
Certificate Registrar or such other location therein

                                      -337-

designated. The Certificate Administrator shall give such notice to the Master
Servicers, the Special Servicer, the Trustee and the Depositor at the time such notice is given to Certificateholders.

            Upon presentation and surrender of the Certificates (exclusive of the Class Y Certificates) by the applicable Certificateholders on the final
Distribution Date, the Certificate Administrator shall distribute to each such
Certificateholder so presenting and surrendering its Certificates such
Certificateholder's Percentage Interest of that portion of the amounts then on deposit in the Distribution Account (or, if applicable, the Floating Rate
Account) that, in accordance with Section 4.01, are allocable to payments on the
Class of Certificates so presented and surrendered.

            Upon presentation and surrender of the Class Y Certificates by the applicable Certificateholders on the final Distribution Date, the Certificate
Administrator shall distribute to each such Certificateholder so presenting and surrendering its Class Y Certificates such Certificateholder's Percentage
Interest of any Additional Interest then on deposit in the Additional Interest
Account that was paid on an ARD Trust Mortgage Loan or any successor REO Trust
Mortgage Loan with respect thereto.

            Any funds not distributed to any Holder or Holders of Certificates on the final Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the
Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one (1) year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such reasonable steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, and shall deal with all such unclaimed amounts in accordance with applicable law. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder.

            SECTION 9.02    Additional Termination Requirements.

            (a)   If a Master Servicer, the Special Servicer or the Majority
Controlling Class Certificateholder purchases, or the Certificateholders
(exclusive of the Class R Certificateholders) exchange their Certificates for, all of the Trust Mortgage Loans and each REO Property (or, in the case of an SLC
Mortgaged Property, if it has become an REO Property, and in the case of any
Outside Administered REO Property, the Trust's interest therein) remaining in the Trust Fund as provided in Section 9.01, the Trust Fund (and, accordingly, each REMIC Pool) shall be terminated in accordance with the following additional requirements, unless the Person effecting the purchase obtains at its own expense and delivers to the Certificate Administrator and the Trustee an Opinion
of Counsel, addressed to the Certificate Administrator and the Trustee, to the
effect that the failure of the Trust Fund to comply with the requirements of this Section 9.02 will not result in the imposition of taxes on "prohibited

                                      -338-

transactions" of any REMIC Pool as defined in Section 860F of the Code or cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding:

                  (i)     the Certificate Administrator shall specify the first
      day in the 90-day liquidation period in a statement attached to the final
      Tax Return for each REMIC Pool pursuant to Treasury regulations section
      1.860F-1;

                  (ii)    during such 90-day liquidation period and at or prior
      to the time of making of the final payment on the Certificates, the
      Trustee shall either (A) sell all of the assets of REMIC I and, if applicable, the Loan REMIC, to the applicable Master Servicer, the Special
      Servicer or the Majority Controlling Class Certificateholder, as
      applicable, for cash or (B) exchange all the assets of REMIC I for the
      Certificates (exclusive of the Class R Certificates); and

                  (iii)   at the time of the making of the final payment on the
      Certificates, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Certificateholders in accordance with Section 9.01 all cash on hand (other than cash retained to meet claims), and each REMIC Pool shall terminate at that time.

            (b)   In the event the Trust Fund is to be terminated while the Swap
Agreement is still in effect, the Certificate Administrator shall promptly notify the Swap Counterparty in writing of the date on which the Trust Fund is to be terminated and that the notional amount of the Swap Agreement will be reduced to zero on such date. Based on the date of termination, the Certificate
Administrator, prior to any final distributions to the Holders of the Class
A-MFL Certificates pursuant to Section 9.01, shall pay the Class A-MFL Net Fixed
Swap Payment, if any, to the Swap Counterparty.

            (c)   By their acceptance of Certificates, the Holders thereof
hereby agree to authorize the Certificate Administrator to specify the 90-day liquidation period for each REMIC Pool, which authorization shall be binding upon all successor Certificateholders.

                                      -339-

                                    ARTICLE X

                            ADDITIONAL TAX PROVISIONS

            SECTION 10.01   REMIC Administration.

            (a)   The Certificate Administrator shall elect to treat each REMIC
Pool as a REMIC under the Code and, if necessary, under applicable state law.
Each such election will be made on Form 1066 or other appropriate federal or state Tax Returns for the taxable year ending December 31, 2007, in the case of each REMIC Pool.

            (b)   The Loan REMIC Regular Interests, the REMIC I Regular
Interests and the Regular Certificates/Class A-MFL REMIC II Regular Interest are
hereby designated as "regular interests" (within the meaning of Section
860G(a)(1) of the Code) in the respective Loan REMICs, REMIC I and REMIC II, respectively; provided that each Class of the Class X Certificates shall evidence multiple "regular interests" in REMIC II. The Class R Certificates are hereby designated as the single class of "residual interests" (within the meaning of Section 860G(a)(2) of the Code) in each REMIC Pool. None of the
Master Servicers, the Special Servicer, the Certificate Administrator or the
Trustee shall (to the extent within its control) permit the creation of any other "interests" in any REMIC Pool (within the meaning of Treasury regulations section 1.860D-1(b)(1)).

            (c)   The Closing Date is hereby designated as the "startup day" of each REMIC Pool within the meaning of Section 860G(a)(9) of the Code. The
"latest possible maturity date" of the Loan REMIC Regular Interests, the REMIC I
Regular Interests and the Regular Certificates/Class A-MFL REMIC II Regular
Interest (or, in the case of each Class of the Class X Certificates, the
"regular interests" in REMIC II evidenced thereby) for purposes of the REMIC
Provisions shall be the Rated Final Distribution Date.

            (d)   The Plurality Class R Certificateholder as to the applicable taxable year is hereby designated as the Tax Matters Person of each REMIC Pool, and shall act on behalf of the related REMIC in relation to any tax matter or controversy and shall represent the related REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority; provided that the Certificate Administrator is hereby irrevocably appointed to act and shall act as agent and attorney-in-fact for the
Tax Matters Person for each REMIC Pool in the performance of its duties as such.

            (e)   Except as otherwise provided in Section 3.17(a) and
subsections (h) and (i) below, the Certificate Administrator shall pay out of its own funds any and all routine tax administration expenses of the Trust Fund incurred with respect to each REMIC Pool (but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust Fund that involve the Internal Revenue Service or state tax authorities, which extraordinary expenses shall be payable or reimbursable to the Certificate Administrator from the Trust Fund unless otherwise provided in Section 10.01(g) or 10.01(h)).

            (f)   The Certificate Administrator shall use its best efforts to acquire, within 30 days after the Closing Date, taxpayer identification numbers for each REMIC Pool by preparing and filing Internal Revenue Service Forms SS-4 or otherwise obtain them and shall prepare and file (if not

                                      -340-

previously prepared and filed) with the Internal Revenue Service Form 8811,
"Information Return for Real Estate Mortgage Investment Conduits (REMIC) and
Issuers of Collateralized Debt Obligations" for the Trust Fund. In addition, the
Certificate Administrator shall prepare, sign and file when due all of the other
Tax Returns in respect of each REMIC Pool. The expenses of preparing and filing such returns shall be borne by the Certificate Administrator without any right of reimbursement therefor. The other parties hereto shall provide on a timely basis to the Certificate Administrator or its designee such information with respect to each REMIC Pool as is in its possession and reasonably requested by the Certificate Administrator to enable it to perform its obligations under this
Article. Without limiting the generality of the foregoing, the Depositor, within ten (10) days following the Certificate Administrator's request therefor, shall provide in writing to the Certificate Administrator such information as is reasonably requested by the Certificate Administrator for tax purposes, as to the valuations and Issue Prices of the Certificates, and the Certificate
Administrator's duty to perform its reporting and other tax compliance obligations under this Section 10.01 shall be subject to the condition that it receives from the Depositor such information possessed by the Depositor that is necessary to permit the Certificate Administrator to perform such obligations.

            (g)   The Certificate Administrator shall perform on behalf of each
REMIC Pool all reporting and other tax compliance duties that are the responsibility of each such REMIC under the Code, the REMIC Provisions or other compliance guidance issued by the Internal Revenue Service or, with respect to
State and Local Taxes, any state or local taxing authority. Included among such duties, the Certificate Administrator shall provide to: (i) any Transferor of a
Class R Certificate or agent of a non-Permitted Transferee, such information as is necessary for the application of any tax relating to the transfer of a Class
R Certificate to any Person who is not a Permitted Transferee; (ii) the
Certificateholders, such information or reports as are required by the Code or the REMIC Provisions, including, without limitation, reports relating to interest, original issue discount and market discount or premium (using the
Prepayment Assumption as required hereunder); and (iii) the Internal Revenue
Service, the name, title, address and telephone number of the Person who will serve as the representative of each REMIC Pool.

            (h)   The Certificate Administrator shall perform its duties
hereunder so as to maintain the status of each REMIC Pool as a REMIC under the
REMIC Provisions (and the Trustee, the Master Servicers and the Special Servicer
shall assist the Certificate Administrator to the extent reasonably requested by the Certificate Administrator and to the extent of information within the
Trustee's, a Master Servicer's or the Special Servicer's possession or control).
None of the Certificate Administrator, Master Servicers, the Special Servicer or
the Trustee shall knowingly take (or cause any REMIC Pool to take) any action or fail to take (or fail to cause to be taken) any action that, under the REMIC
Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any REMIC Pool as a REMIC, or (ii) except as provided in Section
3.17(a), result in the imposition of a tax upon any REMIC Pool (including, but not limited to, the tax on prohibited transactions as defined in Section
860F(a)(2) of the Code or the tax on contributions to a REMIC set forth in
Section 860G(d) of the Code (any such endangerment or imposition or, except as provided in Section 3.17(a), imposition of a tax, an "Adverse REMIC Event")), unless the Certificate Administrator has obtained or received an Opinion of
Counsel (at the expense of the party requesting such action or at the expense of the Trust Fund if the Certificate Administrator seeks to take such action or to refrain from acting for the benefit of the Certificateholders) to the effect that the contemplated action will not result in an Adverse REMIC Event. The
Certificate Administrator shall not take any action or fail to take any action
(whether or not authorized hereunder) as to which a Master Servicer or the
Special Servicer has advised it in writing that

                                      -341-

either a Master Servicer or the Special Servicer has received or obtained an
Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to any REMIC Pool, or causing any REMIC Pool to take any action that is not expressly permitted under the terms of this Agreement, the Master Servicers and the Special Servicer shall consult with the Certificate Administrator or its designee, in writing, with respect to whether such action could cause an Adverse
REMIC Event to occur. Neither a Master Servicer nor the Special Servicer shall take any such action or cause any REMIC Pool to take any such action as to which the Certificate Administrator has advised it in writing that an Adverse REMIC
Event could occur, and neither a Master Servicer nor the Special Servicer shall have any liability hereunder for any action taken by it in accordance with the written instructions of the Certificate Administrator. The Certificate
Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the cost or expense of the Trust
Fund, the Trustee or the Certificate Administrator. At all times as may be required by the Code, the Certificate Administrator (to the extent it is within its control) shall take all necessary actions within the scope of its responsibilities as more specifically set forth in this Agreement such that it does not cause substantially all of the assets of each REMIC Pool to fail to consist of "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

            (i)   If any tax is imposed on any REMIC Pool, including, without limitation, "prohibited transactions" taxes as defined in Section 860F(a)(2) of the Code, any tax on "net income from foreclosure property" as defined in
Section 860G(c) of the Code, any taxes on contributions to any REMIC Pool after the Startup Day pursuant to Section 860G(d) of the Code, and any other tax imposed by the Code or any applicable provisions of State or Local Tax laws
(other than any tax permitted to be incurred by the Special Servicer pursuant to
Section 3.17(a)), such tax, together with all incidental costs and expenses
(including, without limitation, penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator of any of its obligations under this Article X (provided that no liability shall be imposed upon the Certificate Administrator under this clause if another party has responsibility for payment of such tax under clauses (iii) or (v) of this subsection (i); (ii) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under Article
III or this Article X; (iii) a Master Servicer, if such tax arises out of or results from a breach by such Master Servicer of any of its obligations under
Article III or this Article X; (iv) the Trustee if such tax arises out of or results from a breach by the Trustee of any of its respective obligations under
Article IV, Article VIII or this Article X; (v) the applicable Mortgage Loan
Seller, if such tax was imposed due to the fact that any of the Trust Mortgage
Loans did not, at the time of their transfer to the Trust constitute a
"qualified mortgage" as defined in Section 860G(a)(3) of the Code; or (vi) the
Trust Fund, excluding the portion thereof constituting Grantor Trust A-MFL,
Grantor Trust ED or Grantor Trust Y, in all other instances. Any tax permitted to be incurred by the Special Servicer pursuant to Section 3.17(a) shall be charged to and paid by the Trust Fund. Any such amounts payable by the Trust
Fund shall be paid by the Certificate Administrator out of amounts on deposit in the Distribution Account in reduction of the Available Distribution Amount pursuant to Section 3.05(b), subject to Section 3.05(h).

            (j)   The Certificate Administrator shall, for federal income tax purposes, maintain books and records with respect to each REMIC Pool on a calendar year and on an accrual basis.

                                      -342-

            (k)   Following the Startup Day, none of the Trustee, the Master
Servicers or the Special Servicer shall accept any contributions of assets to any REMIC Pool unless it shall have received an Opinion of Counsel (at the expense of the party seeking to cause such contribution and in no event at the expense of the Trust Fund or the Trustee) to the effect that the inclusion of such assets in such REMIC Pool will not cause: (i) such REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding; or (ii)
the imposition of any tax on such REMIC Pool under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

            (l)   None of the Trustee, the Master Servicers or the Special
Servicer shall consent to or, to the extent it is within the control of such
Person, permit: (i) the sale or disposition of any of the Trust Mortgage Loans
(except in connection with (A) the default or foreclosure of a Trust Mortgage
Loan, including, but not limited to, the sale or other disposition of a
Mortgaged Property acquired by deed in lieu of foreclosure, (B) the bankruptcy of a REMIC Pool, (C) the termination of each REMIC Pool pursuant to Article IX of this Agreement, or (D) a purchase of Trust Mortgage Loans pursuant to or as contemplated by Article II or III of this Agreement); (ii) the sale or disposition of any investments in any Collection Account, the Distribution
Account or any REO Account for gain; or (iii) the acquisition of any assets on behalf of a REMIC Pool (other than (1) a Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure or otherwise in respect of a defaulted
Trust Mortgage Loan, (2) a Qualified Substitute Mortgage Loan pursuant to
Article II hereof and (3) Permitted Investments acquired in connection with the investment of funds in any Collection Account, any SLC Custodial Account, the
Distribution Account or any REO Account); in any event unless it has received an
Opinion of Counsel (at the expense of the party seeking to cause such sale, disposition or acquisition, but in no event at the expense of the Trust Fund or the Trustee) to the effect that such sale, disposition or acquisition, will not cause: (x) any REMIC Pool to fail to qualify as a REMIC at any time that any
Certificates are outstanding; or (y) the imposition of any tax on any REMIC Pool under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

            (m)   Except as permitted by Section 3.17(a), none of the Trustee, the Master Servicers and the Special Servicer shall enter into any arrangement by which any REMIC Pool will receive a fee or other compensation for services nor permit any REMIC Pool to receive any income from assets other than
"qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

            SECTION 10.02   Grantor Trust Administration.

            (a)   The Certificate Administrator shall treat Grantor Trust A-MFL,
Grantor Trust ED and Grantor Trust Y, for tax return preparation purposes, as grantor trusts under the Code and shall treat the assets thereof as separate assets of Grantor Trust A-MFL, Grantor Trust ED and Grantor Trust Y,
respectively, and not of any REMIC Pool, as permitted by Treasury regulations section 1.860G-2(i)(1). The Class A-MFL Certificates, the Class A-1, A-2A, XC
and XW Certificates and the Class Y Certificates are hereby designated as representing an undivided beneficial interest in Grantor Trust A-MFL, Grantor
Trust ED and Grantor Trust Y, respectively.

            (b)   The Certificate Administrator shall pay out of its own funds any and all routine tax administration expenses of the Trust Fund incurred with respect to each Grantor Trust (but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust Fund that involve the Internal Revenue Service or state tax

                                      -343-

authorities, which extraordinary expenses shall be payable or reimbursable to the Certificate Administrator from the Trust Fund unless otherwise provided in
Section 10.02(e) or 10.02(f)).

            (c)   The Certificate Administrator shall prepare, sign and file when due all of the Tax Returns in respect of Grantor Trust A-MFL, Grantor Trust
ED and Grantor Trust Y. The expenses of preparing and filing such returns shall be borne by the Certificate Administrator without any right of reimbursement therefor. The other parties hereto shall provide on a timely basis to the
Certificate Administrator or its designee such information with respect to
Grantor Trust A-MFL, Grantor Trust ED and Grantor Trust Y as is in its
possession and reasonably requested by the Certificate Administrator to enable it to perform its obligations under this Section 10.02. Without limiting the generality of the foregoing, the Depositor, within ten (10) days following the
Certificate Administrator's request therefor, shall provide in writing to the
Certificate Administrator such information as is reasonably requested by the
Certificate Administrator for tax purposes, and the Certificate Administrator's duty to perform its reporting and other tax compliance obligations under this
Section 10.02 shall be subject to the condition that it receives from the
Depositor such information possessed by the Depositor that is necessary to permit the Certificate Administrator to perform such obligations.

            (d)   The Certificate Administrator shall furnish or cause to be furnished to each Holder of a Class Y Certificate, a Class A-1, A-2A, XC or XW
Certificate or a Class A-MFL Certificate, as applicable, on the cash or accrual method of accounting, as applicable, such information as to their respective portions of the income and expenses of Grantor Trust Y, Grantor Trust ED or
Grantor Trust A-MFL, as applicable, at the time and in the manner required under the Code, and shall perform on behalf of Grantor Trust Y, Grantor Trust ED or
Grantor Trust A-MFL, as applicable, all reporting and other tax compliance duties that are required in respect thereof under the Code, the Grantor Trust
Provisions or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority.

            (e)   The Certificate Administrator shall perform its duties
hereunder so as to maintain the status of Grantor Trust A-MFL, Grantor Trust ED and Grantor Trust Y as a grantor trust under the Grantor Trust Provisions (and the Trustee, the Master Servicers and the Special Servicer shall assist the
Certificate Administrator to the extent reasonably requested by the Certificate
Administrator and to the extent of information within the Trustee's, a Master
Servicer's or the Special Servicer's possession or control). None of the
Certificate Administrator, any Master Servicer, the Special Servicer or the
Trustee shall knowingly take (or cause Grantor Trust Y to take) any action or fail to take (or fail to cause to be taken) any action that, under the Grantor
Trust Provisions, if taken or not taken, as the case may be, could endanger the status of Grantor Trust A-MFL, Grantor Trust ED and Grantor Trust Y as a grantor trust under the Grantor Trust Provisions (any such endangerment of grantor trust status, an "Adverse Grantor Trust Event"), unless the Certificate Administrator has obtained or received an Opinion of Counsel (at the expense of the party requesting such action or at the expense of the Trust Fund if the Certificate
Administrator seeks to take such action or to refrain from taking any action for the benefit of the Certificateholders) to the effect that the contemplated action will not result in an Adverse Grantor Trust Event. None of the other parties hereto shall take any action or fail to take any action (whether or not authorized hereunder) as to which the Certificate Administrator has advised it in writing that the Certificate Administrator has received or obtained an
Opinion of Counsel to the effect that an Adverse Grantor Trust Event could result from such action or failure to act. In addition, prior to taking any action with respect to Grantor Trust A-MFL, Grantor Trust ED or Grantor Trust Y,
or causing the Trust Fund to take any action, that is not expressly permitted under the terms of this Agreement, the Master

                                      -344-

Servicers and the Special Servicer shall consult with the Certificate
Administrator or its designee, in writing, with respect to whether such action could cause an Adverse Grantor Trust Event to occur. Neither a Master Servicer nor the Special Servicer shall have any liability hereunder for any action taken by it in accordance with the written instructions of the Certificate
Administrator. The Certificate Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the cost or expense of the Trust Fund, the Certificate Administrator or the
Trustee. Under no circumstances may the Certificate Administrator vary the assets of Grantor Trust A-MFL, Grantor Trust ED or Grantor Trust Y so as to take advantage of variations in the market so as to improve the rate of return of
Holders of the Class A-MFL Certificates, the Class A-1, A-2A, XC and XW
Certificates and the Class Y Certificates, as applicable.

            (f)   If any tax is imposed on Grantor Trust A-MFL, Grantor Trust ED or Grantor Trust Y, such tax, together with all incidental costs and expenses
(including, without limitation, penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator of any of its obligations under this Section 10.02; (ii) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under Article III or this Section 10.02; (iii) a Master Servicer, if such tax arises out of or results from a breach by such Master Servicer of any of its obligations under Article III or this Section 10.02; (iv) the Trustee if such tax arises out of or results from a breach by the Trustee of any of its obligations under Article IV, Article VIII or this Section 10.02; or (v) the portion of the Trust Fund constituting Grantor Trust A-MFL, Grantor Trust ED or
Grantor Trust Y in all other instances.

                                      -345-

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

            SECTION 11.01   Amendment.

            (a)   This Agreement may be amended from time to time by the mutual agreement of the Depositor, the Master Servicers, the Special Servicer, the
Trustee and the Certificate Administrator, without the consent of any of the
Certificateholders or, with respect to any Loan Combination, any related
Non-Trust Mortgage Loan Noteholder: (i) to cure any ambiguity; (ii) to correct any error or to correct, modify or supplement any provision herein which may be inconsistent with any other provision herein or with the Prospectus; (iii) to add any other provisions with respect to matters or questions arising hereunder which shall not be inconsistent with the provisions hereof; (iv) to relax or eliminate any requirement hereunder imposed by the REMIC Provisions if the REMIC
Provisions are amended or clarified such that any such requirement may be relaxed or eliminated; or (v) if such amendment, as evidenced by an Opinion of
Counsel (at the expense of the Trust Fund, in the case of any amendment requested by a Master Servicer or the Special Servicer that protects or is in furtherance of the interests of the Certificateholders, and otherwise at the expense of the party seeking such amendment) delivered to the Master Servicers, the Special Servicer, the Trustee and the Certificate Administrator, is
advisable or reasonably necessary to comply with any requirements imposed by the
Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to any REMIC
Pool, Grantor Trust A-MFL, Grantor Trust ED or Grantor Trust Y at least from the effective date of such amendment, or would be necessary to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any REMIC Pool,
Grantor Trust A-MFL, Grantor Trust ED or Grantor Trust Y; (vi) as provided in
Section 5.02(d)(iv), to modify, add to or eliminate any of the provisions of
Section 5.02(d)(i), (ii) or (iii); (vii) to modify Section 8.16, as contemplated by Section 8.16(g); or (viii) to otherwise modify or delete any existing provisions of this Agreement; provided that such action (except any amendment described in clause (i), (ii), (v), (vi) or (vii) above) shall not, as evidenced by an Opinion of Counsel (at the expense of the Trust Fund, in the case of any amendment requested by a Master Servicer or the Special Servicer that protects or is in furtherance of the interests of the Certificateholders, and otherwise at the expense of the party seeking such amendment) obtained by or delivered to the Master Servicers, the Special Servicer, the Trustee and the Certificate
Administrator, adversely affect in any material respect the interests of any
Certificateholder or, unless it consents thereto, any third-party beneficiary of this Agreement identified in Section 11.08; and provided, further, that the
Master Servicers, the Special Servicer, the Trustee and the Certificate
Administrator shall have first obtained from each Rating Agency written confirmation that such amendment will not result in the qualification, downgrade or withdrawal of the rating on any Class of Certificates; and provided, further, that such amendment shall not significantly change the activities of the Trust
(insofar as such change would adversely affect the status of the Trust as a
"qualifying special-purpose entity" under FASB 140).

            (b)   This Agreement may also be amended from time to time by the agreement of the Depositor, the Master Servicer, the Special Servicer, the
Trustee and the Certificate Administrator with the consent of the Holders of
Certificates entitled to at least 51% of the Voting Rights allocated to the

                                      -346-

affected Classes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received or advanced on Serviced Mortgage Loans that are required to be distributed on any Certificate without the consent of the Holder of such
Certificate or that are required to be distributed to any Serviced Non-Trust
Mortgage Loan Noteholder, without the consent of such Serviced Non-Trust
Mortgage Loan Noteholder, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates or the interests of any third-party beneficiary of this Agreement identified in Section 11.08 in a manner other than as described in the immediately preceding clause (i) without the consent of the Holders of all Certificates of such Class or the consent of such third-party beneficiary, as the case may be, (iii) modify the provisions of this Section 11.01 without the consent of the Holders of all Certificates then outstanding and the consent of each affected third-party beneficiary of this
Agreement identified in Section 11.08, (iv) modify the provisions of Section
3.20 or the definition of Servicing Standard without the consent of the Holders of Certificates entitled to all of the Voting Rights and the consent of each affected Serviced Non-Trust Mortgage Loan Noteholder, (v) modify the specified percentage of Voting Rights which are required to be held by Certificateholders to consent or not to object to any particular action pursuant to any provision of this Agreement without the consent of the Holders of all Certificates then outstanding, or (vi) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special-purpose entity" under FASB 140) without the consent of the Holders entitled to at least 51% of all the Voting Rights (without regard to
Certificates held by the Depositor, any Mortgage Loan Seller or any of the
Depositor's or any Mortgage Loan Seller's Affiliates and/or agents), including the Holders entitled to at least 51% of all the Voting Rights allocated to the most subordinate Class of Principal Balance Certificates (exclusive of the Class
WFC Principal Balance Certificates). Notwithstanding any other provision of this
Agreement, for purposes of the giving or withholding of consents pursuant to this Section 11.01, Certificates registered in the name of the Depositor or any
Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to matters described above as they would if any other Person held such
Certificates, so long as neither the Depositor nor any of its Affiliates is performing servicing duties with respect to any of the Trust Mortgage Loans.

            (c)   Notwithstanding any contrary provision of this Agreement, the
Trustee shall not consent to any amendment to this Agreement unless it shall first have obtained or been furnished with an Opinion of Counsel (at the expense of the Trust Fund, in the case of any amendment requested by a Master Servicer or Special Servicer that protects or is in furtherance of the interests of the
Certificateholders, and, otherwise, at the expense of the party seeking such amendment) to the effect that (i) such amendment or the exercise of any power granted to the Trustee, the Certificate Administrator, a Master Servicer or the
Special Servicer in accordance with such amendment will not result in the imposition of a tax on any REMIC Pool pursuant to the REMIC Provisions, Grantor
Trust A-MFL, Grantor Trust ED or Grantor Trust Y or cause any REMIC Pool to fail to qualify as a REMIC, Grantor Trust A-MFL, Grantor Trust ED or Grantor Trust Y
to fail to qualify as a Grantor Trust at any time that any Certificates are outstanding and (ii) such amendment complies with the provisions of this Section
11.01.

            (d)   Promptly after the execution of any such amendment, the
Certificate Administrator shall send a copy thereof to each Certificateholder, each Mortgage Loan Seller and, to the extent known to the Certificate
Administrator, each Serviced Non-Trust Mortgage Loan Noteholder.

                                      -347-

            (e)   It shall not be necessary for the consent of
Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Certificate Administrator may prescribe.

            (f)   Each of the Master Servicers, the Special Servicer, the
Trustee and the Certificate Administrator may but shall not be obligated to enter into any amendment pursuant to this Section 11.01 that affects its rights, duties and immunities under this Agreement or otherwise.

            (g)   The cost of any Opinion of Counsel to be delivered pursuant to
Section 11.01(a) or (c) shall be borne by the Person seeking the related amendment, except that if a Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator requests any amendment of this Agreement that protects or is in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to
Section 11.01(a) or (c) shall be payable out of the Collection Account, any SLC
Custodial Account (if not inconsistent with the related Co-Lender Agreement) or the Distribution Account pursuant to Sections 3.05.

            (h)   Notwithstanding anything to the contrary contained in this
Section 11.01, the parties hereto agree that (i) this Agreement may not be amended except upon 10 days' prior written notice to the Swap Counterparty and
(ii) this Agreement may not be amended in any manner that has a material adverse effect on the Swap Counterparty without first obtaining the written consent of the Swap Counterparty. The Trustee may obtain and rely upon an Opinion of
Counsel provided to it at the expense of the party seeking the amendment to the effect that such action will not adversely affect in any material respect the interests of the Swap Counterparty (or at the expense of the Trust if the
Trustee is the party seeking such amendment and such amendment benefits the
Certificateholders).

            (i)   No party hereunder shall agree, on behalf of the Trust, to any amendment of the Swap Agreement, unless it shall have first obtained from each
Rating Agency written confirmation to the effect that such amendment will not result in any withdrawal, downgrade or qualification of any rating assigned by such Rating Agency to any Class of Certificates.

            SECTION 11.02   Recordation of Agreement; Counterparts.

            (a)   To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by Master Servicer No. 1 with respect to any Mortgaged Property at the expense of the Trust Fund or, to the extent that it benefits one or more
Serviced Non-Trust Mortgage Loan Noteholders, such Serviced Non-Trust Mortgage
Loan Noteholders, but only upon direction accompanied by an Opinion of Counsel
(the cost of which may be paid out of the applicable Collection Account pursuant to Section 3.05(a) or, to the extent that it benefits one or more Serviced
Non-Trust Mortgage Loan Noteholders, out of the related SLC Custodial Account(s)
pursuant to Section 3.05(e), to the effect that such recordation materially and beneficially affects the interests of the Certificateholders and/or one or more
Serviced Non-Trust Mortgage Loan Noteholders; provided, however, that the
Trustee shall have no obligation or responsibility to determine whether any such recordation of this Agreement is required.

                                      -348-

            (b)   For the purpose of facilitating the recordation of this
Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            SECTION 11.03   Limitation on Rights of Certificateholders.

            (a)   The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such
Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the
Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            (b)   No Certificateholder (except as expressly provided for herein)
shall have any right to vote or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            (c)   No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Trust
Mortgage Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the
Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each
Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every
Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            SECTION 11.04   Governing Law.

            This Agreement and the Certificates shall be construed in accordance with the internal laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

                                      -349-

            SECTION 11.05   Notices.

            Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to: (i) in the case of the Depositor, Citigroup
Commercial Mortgage Securities Inc., 388 Greenwich Street, 11th Floor, New York,
New York 10013, Attention: Angela Vleck, facsimile number: (212) 816-8307; (ii)
in the case of (A) Master Servicer No. 1, Wachovia Bank, National Association,
8739 Research Drive, URP4-NC1075, Charlotte, North Carolina 28262-1075,
Attention: CD 2007-CD4 Commercial Mortgage Trust, Commercial Mortgage
Pass-Through Certificates, Series CD 2007-CD4, facsimile number: (704) 715-0036,
(B) in the case of Master Servicer No. 2, Midland Loan Services, Inc., 10851
Mastin, Suite 300, Overland Park, Kansas 66210 (for deliveries) and P.O. Box
25965, Shawnee Mission, Kansas 66225 (for communications by U.S. mail),
Attention: President, facsimile number: (913) 253-9001, and (C) in the case of
Master Servicer No. 3, Capmark Finance Inc., 116 Welsh Road, Horsham,
Pennsylvania 19044, Attention: Servicing Managing Director, facsimile number:
(215) 328-3478; (iii) in the case of the Special Servicer, LNR Partners, Inc.,
1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139, Attention: Randy
Wolpert and Thomas F. Nealon III, Esq., facsimile number: (305) 695-5601, and
Attention: Javier Benedit, facsimile number: (305) 695-5199, with copies to Alan
Kazan, Bilzin Sumberg Baena Price & Axelrod, 200 S. Biscayne Boulevard, Suite
2500, Miami, Florida 33131; (iv) in the case of the Trustee, Wells Fargo Bank,
National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045,
Attention: Corporate Trust Services (CMBS) CD 2007-CD4 Commercial Mortgage
Trust; (v) in the case of the Certificate Administrator, LaSalle Bank National
Association, 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603,
Attention: Global Securities and Trust Services--Citigroup Commercial Mortgage
Trust, Series CD 2007-CD4; (vi) in the case of the Underwriters, to each of (A)
Citigroup Global Markets Inc., 388 Greenwich Street, 11th Floor, New York, New
York 10013, Attention: Angela Vleck, facsimile number: (212) 816-8307; (B)
LaSalle Financial Services, Inc., 55 East 52nd Street, New York, New York 10055,
Attention: Andy Chen; (C) Royal Bank of Canada, through its New York branch at
One Liberty Plaza, New York, New York 10006-1404, Attention: John Gluszak,
facsimile number: (212) 428-2304; and (D) PNC Capital Markets LLC, One PNC
Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Scott
Holmes, facsimile number: (704) 372-1138, with a copy to Leonard Ferleger, facsimile number: (412) 705-2148; (vii) in the case of the Rating Agencies, (A)
Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007,
Attention: CMBS Surveillance Group; (B) Fitch, Inc., One State Street Plaza,
31st Floor, New York, New York 10004, Attention: Commercial Mortgage
Surveillance and (C) Standard & Poor's Ratings Services, a division of The
McGraw-Hill Companies, Inc., 55 Water Street, New York, New York 10041,
Attention: CMBS Surveillance Department, facsimile number: (212) 438-2662; and
(viii) in the case of the initial Controlling Class Representative, American
Capital Strategies Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland
20814, Attention: Doug Cooper, CD 2007-CD4 Commercial Mortgage Trust; or as to
each such Person such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register.

            SECTION 11.06   Severability of Provisions.

            If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this

                                      -350-

Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            SECTION 11.07   Grant of a Security Interest.

            The Depositor and the Trustee agree that it is their intent that the conveyance of the Depositor's right, title and interest in and to the Trust
Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor and the Trustee agree that it is their intent that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor and the
Trustee also intend and agree that, in such event, the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor's entire right, title and interest in and to the assets constituting the Trust Fund.

            SECTION 11.08   Successors and Assigns; Beneficiaries.

            The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders. This
Agreement may not be amended in any manner that would adversely affect the rights of any third-party beneficiary hereof without its consent (in the case of the Swap Counterparty, such consent not to be unreasonably withheld, conditioned or delayed). No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this
Agreement; provided that (i) each Serviced Non-Trust Mortgage Loan Noteholder is an intended third-party beneficiary hereunder with respect to those provisions of this Agreement that affect its interest in the related Serviced Loan
Combination and its rights under the related Co-Lender Agreement, (ii) each
Mortgage Loan Seller is an intended third-party beneficiary hereunder with respect to those provisions of this Agreement that affect its rights and obligations under the related Mortgage Loan Purchase Agreement, (iii) each
Outside Master Servicer in respect of the related Outside Serviced Trust
Mortgage Loans shall be a third-party beneficiary to this Agreement with respect to their rights as specifically provided for herein and under the related
Co-Lender Agreements, and (iv) the Swap Counterparty is an intended third-party beneficiary hereunder, subject to the limited recourse provisions of the Swap
Agreement.

            SECTION 11.09   Article and Section Headings.

            The article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

            SECTION 11.10   Notices to Rating Agencies.

            (a)   The Certificate Administrator shall promptly provide notice to each Rating Agency and the Controlling Class Representative (and, if affected thereby, any Serviced Non-Trust Mortgage Loan Noteholder known to the
Certificate Administrator) with respect to each of the following of which it has actual knowledge:

                  (i)     any material change or amendment to this Agreement;

                                      -351-

                  (ii)    the occurrence of any Event of Default or Outside
      Servicer Default that has not been cured;

                  (iii)   the resignation or termination of the Certificate
      Administrator, the Trustee, a Fiscal Agent, a Master Servicer or the
      Special Servicer;

                  (iv)    the repurchase of Trust Mortgage Loans by any of the
      Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase
      Agreement;

                  (v)     any change in the location of the Distribution
      Account;

                  (vi)    the final payment to any Class of Certificateholders;
      and

                  (vii)   any sale or disposition of any Trust Mortgage Loan
      or REO Property.

            (b)   Each Master Servicer shall promptly provide notice to each
Rating Agency (and, if affected thereby, any Serviced Non-Trust Mortgage Loan
Noteholder) with respect to any change in the location of the Collection Account or an SLC Custodial Account maintained by it.

            (c)   The Special Servicer shall furnish each Rating Agency and the
Controlling Class Representative (and, with respect to a Serviced Loan
Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s)) with respect to a non-performing or defaulted Serviced Mortgage Loan such information as the Rating Agency or Controlling Class Representative (and, with respect to a
Serviced Loan Combination, the related Serviced Non-Trust Mortgage Loan
Noteholder(s)) shall reasonably request and which the Special Servicer can reasonably provide in accordance with applicable law.

            (d)   To the extent applicable, each of the Master Servicers, the
Certificate Administrator, the Trustee and the Special Servicer shall promptly furnish to each Rating Agency copies of the following items:

                  (i)     each of its annual statements as to compliance
      described in Section 3.13;

                  (ii)    each of its annual independent public accountants'
      servicing reports described in Section 3.14;

                  (iii)   any Officer's Certificate delivered by it to the
      Trustee pursuant to Section 4.03(c) or 3.08(a); and

                  (iv)    each of the reports described in Section 3.12(a) and
      the statements and reports described in Sections 3.12(b), 3.12(c) and
      3.12(d).

            (e)   The Trustee or Certificate Administrator, as applicable, shall
(i) make available to each Rating Agency and the Controlling Class
Representative, upon reasonable notice, the items described in Section 3.15(a)
and (ii) promptly deliver to each Rating Agency and the Controlling Class
Representative a copy of any notices given pursuant to Section 7.03(a) or
Section 7.03(b).

                                      -352-

            (f)   Each of the Trustee, the Certificate Administrator, the Master
Servicers and the Special Servicer shall provide to each Rating Agency such other information with respect to the Trust Mortgage Loans and the Certificates, to the extent such party possesses such information, as such Rating Agency shall reasonably request.

            (g)   Notwithstanding any provision herein to the contrary each of the Master Servicers, the Special Servicer, the Certificate Administrator or the
Trustee shall deliver to any Underwriter any report prepared by such party hereunder upon request.

            SECTION 11.11   Complete Agreement.

            This Agreement embodies the complete agreement among the parties and may not be varied or terminated except by a written agreement conforming to the provisions of Section 11.01. All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

                                      -353-

            IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

                                 CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.
                                 Depositor

                                 By: /s/ Angela Vleck
                                    --------------------------------------------
                                 Name: Angela Vleck
                                 Title: Vice President

                                 WACHOVIA BANK, NATIONAL ASSOCIATION
                                 Master Servicer No. 1

                                 By: /s/ Joseph Newell III
                                    --------------------------------------------
                                 Name: Joseph Newell III
                                 Title: Associate

                                 MIDLAND LOAN SERVICES, INC.
                                 Master Servicer No. 2

                                 By: /s/ Lawrence D. Ashley
                                    --------------------------------------------
                                 Name: Lawrence D. Ashley
                                 Title: Senior Vice President

                                 CAPMARK FINANCE INC.
                                 Master Servicer No. 3

                                 By: /s/ Mark E. McCool
                                    --------------------------------------------
                                 Name: Mark E. McCool
                                 Title: Managing Director

                                 LNR PARTNERS, INC.
                                 Special Servicer

                                 By: /s/ Zena M. Dickstein
                                    --------------------------------------------
                                 Name: Zena M. Dickstein
                                 Title: Vice President

                                 LASALLE BANK NATIONAL ASSOCIATION
                                 Certificate Administrator

                                 By: /s/ Alyssa C. Stahl
                                    --------------------------------------------
                                 Name: Alyssa C. Stahl
                                 Title: First Vice President

                                 WELLS FARGO BANK, NATIONAL ASSOCIATION
                                 Trustee

                                 By: /s/ Amy Mofsenson
                                    --------------------------------------------
                                 Name: Amy Mofsenson
                                 Title: Vice President

STATE OF NEW YORK     )
                      ) ss.:
COUNTY OF NEW YORK    )

            On the ______ day of March 2007, before me, a notary public in and for said State, personally appeared Angela Vleck, known to me to be a Vice
President of CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                 _______________________________________________
                                 Notary Public

[Notarial Seal]

STATE OF                     )
                             ) ss.:
COUNTY OF                    )

            On the ______ day of March 2007, before me, a notary public in and for said State, personally appeared __________________, known to me to be a
__________________ of MIDLAND LOAN SERVICES, INC., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                 _______________________________________________
                                 Notary Public

[Notarial Seal]

STATE OF                      )
                              ) ss.:
COUNTY OF                     )

            On the ______ day of March 2007, before me, a notary public in and for said State, personally appeared __________________, known to me to be a
__________________ of WACHOVIA BANK, NATIONAL ASSOCIATION, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                 _______________________________________________
                                 Notary Public

[Notarial Seal]

STATE OF                      )
                              ) ss.:
COUNTY OF                     )

            On the ______ day of March 2007, before me, a notary public in and for said State, personally appeared __________________, known to me to be a
__________________ of CAPMARK FINANCE INC., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                 _______________________________________________
                                 Notary Public

[Notarial Seal]

STATE OF                      )
                              ) ss.:
COUNTY OF                     )

            On the ______ day of March 2007, before me, a notary public in and for said State, personally appeared __________________, known to me to be a
__________________ of LNR PARTNERS, INC., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                 _______________________________________________
                                 Notary Public

[Notarial Seal]

STATE OF                      )
                              ) ss.:
COUNTY OF                     )

            On the ______ day of March 2007, before me, a notary public in and for said State, personally appeared __________________, known to me to be a
__________________ of WELLS FARGO BANK, NATIONAL ASSOCIATION, one of the
entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                 _______________________________________________
                                 Notary Public

[Notarial Seal]

STATE OF                      )
                              ) ss.:
COUNTY OF                     )

            On the ______ day of March 2007, before me, a notary public in and for said State, personally appeared ________________________ and
________________________, known to me to be __________________ and
__________________, respectively, of LASALLE BANK NATIONAL ASSOCIATION, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                 _______________________________________________
                                 Notary Public

[Notarial Seal]

                                   SCHEDULE I

                             MORTGAGE LOAN SCHEDULE

                                       I-1

          MORTGAGE     LOAN                         LOAN /
 LOAN       LOAN      GROUP                        PROPERTY
NUMBER     SELLER     NUMBER                         NAME
------------------------------------------------------------------------------------------

   1        CGM         1     9 West 57th Street
------------------------------------------------------------------------------------------
   2      LaSalle       1     Ala Moana Portfolio
  2.1                   1     Ala Moana Center
  2.2                   1     Ala Moana Building
  2.3                   1     Ala Moana Pacific Center
  2.4                   1     Ala Moana Plaza
------------------------------------------------------------------------------------------
   3        GACC        1     Mall of America
------------------------------------------------------------------------------------------

   4      LaSalle       1     Citadel Mall
   5      LaSalle       1     Northwest Arkansas Mall
------------------------------------------------------------------------------------------
   6        GACC        1     One World Financial Center
   7        GACC        1     Four Seasons Resort Maui
   8        GACC        2     Riverton Apartments
------------------------------------------------------------------------------------------
   9        CGM         1     CGM AmeriCold Portfolio
  9.1                   1     Tomah
  9.2                   1     Texarkana
  9.3                   1     Tarboro
  9.4                   1     Springdale Freezer
  9.5                   1     Salem
  9.6                   1     Plover
  9.7                   1     Moses Lake
  9.8                   1     Marshall
  9.9                   1     Leesport
 9.10                   1     Hermiston
 9.11                   1     Fremont
 9.12                   1     Charlotte North
 9.13                   1     Burlington
 9.14                   1     Birmingham
 9.15                   1     Atlanta Gateway
------------------------------------------------------------------------------------------
  10        GACC        1     DB AmeriCold Portfolio
 10.1                   1     Atlanta
 10.2                   1     Clearfield
 10.3                   1     Nampa
 10.4                   1     Bettendorf
 10.5                   1     Russellville
 10.6                   1     Woodburn
 10.7                   1     Strasburg
 10.8                   1     West Memphis
 10.9                   1     Connell
 10.10                  1     Thomasville
 10.11                  1     Babcock
 10.12                  1     Walla Walla
 10.13                  1     Amarillo
 10.14                  1     Wichita
 10.15                  1     Boston
 10.16                  1     Sebree
 10.17                  1     Turlock
 10.18                  1     Fort Smith
 10.19                  1     Syracuse
 10.20                  1     Murfreesboro
------------------------------------------------------------------------------------------
  11        CGM         1     Bank of America Plaza
  12        PNC         1     The Atlantic Building
  13        GACC        1     Loews Lake Las Vegas
  14        RBC         1     200 West Adams
  15        CGM         1     Great Wolf - Poconos, PA
  16        PNC         1     Grand Plaza
  17        GACC        2     Santa Palmia Apartments
  18        CGM         1     Manhattan Towers
------------------------------------------------------------------------------------------
  19      LaSalle       1     Heritage Industrial Portfolio
 19.1                   1     Heritage Industrial Portfolio - 1001 Air Park Drive
 19.2                   1     Heritage Industrial Portfolio - 1011 Air Park Drive
 19.3                   1     Heritage Industrial Portfolio - 21 Northeast Industrial Park
 19.4                   1     Heritage Industrial Portfolio - 22 Northeast Industrial Park
 19.5                   1     Heritage Industrial Portfolio - 4 Marway Circle
 19.6                   1     Heritage Industrial Portfolio - 5 Marway Circle
 19.7                   1     Heritage Industrial Portfolio - 8 Marway Circle
 19.8                   1     Heritage Industrial Portfolio - 8 Northeast Industrial Park
 19.9                   1     Heritage Industrial Portfolio - 4472 Steelway Boulevard
 19.10                  1     Heritage Industrial Portfolio - 16725 Square Drive
 19.11                  1     Heritage Industrial Portfolio - 2294 Molly Pitcher Highway
 19.12                  1     Heritage Industrial Portfolio - 3530 East Pike Road
------------------------------------------------------------------------------------------
  20      LaSalle       1     Silver Spring Metro Center II
  21        GACC        2     One East Delaware
  22        GACC        1     60 Charles Lindbergh Boulevard
  23        CGM         1     The Forum Building
  24        GACC        2     Victoria Place Apartments
  25        RBC         1     Piedmont 14
  26        CGM         1     Waterfront Clematis
  27        GACC        2     Foxfire Apartments
  28        CGM         1     116 West 32nd Street
  29        PNC         1     The Shoppes at South Bay (Walmart)
  30        PNC         1     Eaton Canyon Tech Center
  31        GACC        2     Westbury at Lake Brandon Apartments
------------------------------------------------------------------------------------------
  32        GACC        1     Lakewood Industrial Portfolio
 32.1                   1     1985 Swarthmore Avenue
 32.2                   1     1935 Swarthmore Avenue
 32.3                   1     1920 Swarthmore Avenue
 32.4                   1     1915 Swarthmore Avenue
 32.5                   1     1942 Swarthmore Avenue
 32.6                   1     1955 Swarthmore Avenue
 32.7                   1     1991 Rutgers University Boulevard
 32.8                   1     120 Kenyon Drive
 32.9                   1     125 Kenyon Drive
 32.10                  1     1970 Rutgers University Boulevard
 32.11                  1     1989 Rutgers University Boulevard
 32.12                  1     1925 Swarthmore Avenue
------------------------------------------------------------------------------------------
  33        CGM         1     One American Place
  34        CGM         1     Texarkana Pavillion
  35        GACC        2     Locust on the Park
  36        PNC         1     Red Lion Hanalei Hotel
  37        CGM         1     120 South Spalding Drive
  38        CGM         1     Sunset Mall
  39      LaSalle       1     Hilton Hotel/Homewood Suites
  40        GACC        1     Glenborough Rollins Road
  41        CGM         1     Reserve at Westchase
  42        PNC         1     121 Airport Centre I & II
  43        GACC        2     Top of the Hill
------------------------------------------------------------------------------------------

  44        PNC         1     Backlick South
  45        PNC         1     Springfield 8
------------------------------------------------------------------------------------------
  46        CGM         2     Greenbrier Apartments
  47        GACC        2     Morning View Terrace
  48        GACC        1     Highpoint Tower I & II
  49      LaSalle       1     3601 CCI Drive
  50      LaSalle       1     Quebec Square
  51        CGM         1     Millenium Tower
  52        RBC         1     Weatherford Plaza
  53        PNC         2     Equinox on the Park Apartment Homes
  54        CGM         1     Shaw's Plaza - Carver, MA
  55        PNC         1     Eastgate Plaza
  56      LaSalle       1     Mesa Spirit Park Model & RV Resort
  57        CGM         1     Suncrest Center
------------------------------------------------------------------------------------------
  58        CGM         1     Texas Hotel Portfolio
 58.1                   1     Residence Inn - Houston, TX
 58.2                   1     Comfort Suites - Grapevine, TX
------------------------------------------------------------------------------------------
  59        PNC         1     Holiday Inn of Toms River
  60        GACC        1     One Garret Mountain Plaza
  61        GACC        2     Wiener - Joralemon Street
  62        GACC        1     Sudley North Business Center
  63        GACC        2     Terrace Gardens
  64        RBC         1     Westport Shopping Center
  65        CGM         1     Warren Village Shopping Center
  66      LaSalle       2     Quail Ridge Apartments
  67        CGM         1     Crofton Centre
  68        CGM         1     Desert Business Park Buildings
  69        CGM         1     Dowlen Towne Center
  70        GACC        1     29 West 30th Street
  71      LaSalle       1     Lake Center V
  72        PNC         1     Residence Inn - Wayne
  73        PNC         1     Hilton Garden Inn - Buffalo Airport
------------------------------------------------------------------------------------------
  74        CGM         1     Moody Florida One
 74.1                   1     Holiday Inn Express - Orlando, FL
 74.2                   1     Springhill Suites - Altamonte Springs, FL
------------------------------------------------------------------------------------------
  75        CGM         1     Mid Penn Northwood
  76        CGM         1     Sunrise Palms Shopping Center
  77        PNC         1     Wilshire Plaza
  78        GACC        1     Two Corporate Plaza
  79        CGM         1     Comfort Inn - Baltimore, MD
  80        CGM         2     Stonegate Apartments
  81        GACC        1     Glenborough Tierrasante
  82        PNC         1     Grand Flamingo
  83      LaSalle       1     Parkway Center - Buildings 1,2,4,6
------------------------------------------------------------------------------------------
  84      LaSalle       1     REVA -Portfolio
 84.1                   1     Industrial Village
 84.2                   1     Radar Road
 84.3                   1     University CC
------------------------------------------------------------------------------------------
  85        GACC        1     212 Wolcott Street
  86        RBC         1     Central Storage Center
------------------------------------------------------------------------------------------

  87        RBC         1     StorQuest Slauson Self Storage
  88        RBC         1     StorQuest Sunland Self Storage
------------------------------------------------------------------------------------------
  89      LaSalle       1     Christa Portfolio
 89.1                   1     Christa Construction
 89.2                   1     119 Victor Heights Parkway
 89.3                   1     Christa Leasing
 89.4                   1     115 Victor Heights Parkway
 89.5                   1     111 Victor Heights Parkway
 89.6                   1     Swiftlift
 89.7                   1     Tariff Affiliates
 89.8                   1     Surmotech
 89.9                   1     7612 Main Street Fishers
 89.10                  1     Westridge Community Center
 89.11                  1     Hilton Post Office
------------------------------------------------------------------------------------------
  90        PNC         1     AOC Building
  91      LaSalle       2     Old Bridge Rotary Senior Housing
  92        CGM         2     Copper Beech
  93        CGM         1     Aventura Industrial Center
  94        CGM         1     The Gruma Building
  95        CGM         1     Maunakea Marketplace
  96        PNC         1     Fabyan Crossing
  97      LaSalle       1     2500 Building
  98        CGM         1     Federal Express Building
  99        RBC         2     Presidio  Apartments
  100       RBC         1     Chemway Industrial Portfolio
  101       PNC         1     Hampton Inn & Suites - Fresno
  102       CGM         2     Park Wilshire Apartment Homes
  103       PNC         1     Maple Crossing
------------------------------------------------------------------------------------------
  104     LaSalle       2     Morgantown Multifamily Portfolio
 104.1                  2     Morgantown Multifamily Portfolio - Copperfield Court
 104.2                  2     Morgantown Multifamily Portfolio - Courtyard East
 104.3                  2     Morgantown Multifamily Portfolio - Courtyard West
 104.4                  2     Morgantown Multifamily Portfolio - Grapevine Village
------------------------------------------------------------------------------------------
  105     LaSalle       1     Crofton II Office Building
  106       PNC         1     Self Storage 1
  107       RBC         2     Door Creek Apartments
  108     LaSalle       1     Greenwood Market/Campbell Lane
  109       GACC        1     Fort Hill Centre
  110       GACC        1     Sudley North Business Center Building D
  111       CGM         1     Eastland Plaza
  112     LaSalle       2     Vernon Marsh - Clover Village
  113     LaSalle       1     Department of Children and Families
  114       RBC         1     Standley Lake Marketplace
  115     LaSalle       1     Corporate Plaza
  116     LaSalle       1     K&G Marketplace
  117     LaSalle       1     8751 Freestate Drive
  118       RBC         1     West Creek Center
------------------------------------------------------------------------------------------

  119     LaSalle       1     Pine Hills Village
  120     LaSalle       1     Rosemont Village Retail Center
------------------------------------------------------------------------------------------
  121       GACC        1     JQH Hotel Portfolio B-Note
 121.1                  1     Courtyard by Marriott - Oklahoma
 121.2                  1     Embassy Suites - Lincoln
 121.3                  1     Residence Inn by Marriott - South Carolina
 121.4                  1     Embassy Suites Albuquerque
 121.5                  1     Renaissance Tulsa Hotel & Convention Center
 121.6                  1     Sheraton Sioux Falls
------------------------------------------------------------------------------------------
  122       PNC         2     Legacy Senior Apartments
  123       PNC         1     Homewood Suites - Amherst
  124       GACC        1     Glenborough Cottontail
  125       PNC         1     Broomfield Plaza Shopping Center
  126       PNC         1     Springhill Suites - Solon
------------------------------------------------------------------------------------------
  127     LaSalle       1     Hart Properties Portfolio
 127.1                  1     435 Washington Building
 127.2                  1     Magnolia Crossing
 127.3                  1     Pecan Ridge Center
 127.4                  1     Colliersville Plaza
 127.5                  1     Magnolia on Main
 127.6                  1     Auto Body America-Northstar
 127.7                  1     Ripley Oaks
 127.8                  1     Auto Radio - 7300 Airways
 127.9                  1     Auto Body America - Wilfong
------------------------------------------------------------------------------------------
  128       CGM         1     Great Neck Promenade
  129     LaSalle       2     Prairie Vista I & II
  130     LaSalle       1     Southpointe Medical Office
  131     LaSalle       2     Overlook Apartments
  132       CGM         1     Whitney Bank Building
  133       PNC         1     Platte River Mall
  134       PNC         1     Via Esprillo
  135       CGM         1     Habitat Shopping Center
  136     LaSalle       1     Hampton Inn & Suites - LaFayette
  137       PNC         2     Autumn Park Apartment Homes
  138       CGM         1     Manchester Air Center
  139       PNC         1     Mill Ridge Office Center
  140       CGM         1     Lakewood Center North
  141       PNC         1     Yorktown Center
  142       PNC         1     Berkshire Plaza
  143       CGM         2     Barclay Village Apartments
  144     LaSalle       2     Villa Tree
  145     LaSalle       2     Arborstone Apartments
  146     LaSalle       2     Kingshill Court Apartments
  147     LaSalle       1     La Jolla and Nautilus
  148       CGM         1     Staybridge Suites - Portland, OR
  149       GACC        1     Griffin Building
  150       PNC         1     Gateway Plaza - Leesburg
  151       PNC         1     Hannaford Plaza
  152       GACC        1     Oak Tree Plaza
  153       CGM         1     Fairview Farms Marketplace
------------------------------------------------------------------------------------------
  154     LaSalle       1     Another Closet Portfolio
 154.1                  1     Another Closet - McAllen
 154.2                  1     Another Closet -Sharyland
 154.3                  1     Another Closet - Mission
------------------------------------------------------------------------------------------
  155       CGM         1     555 Republic Place
  156       CGM         2     Oaks of Westchase Apartments
  157     LaSalle       1     Federal Bakers Facility
  158       PNC         1     Country Club Medical Building
  159     LaSalle       1     1315 Century Drive
  160     LaSalle       1     Seven Farms Square Office Building
  161       CGM         2     University Court Apartments
------------------------------------------------------------------------------------------
  162     LaSalle       1     Bi-Lo Stores
 162.1                  1     K-Mart Plaza
 162.2                  1     Franklin
------------------------------------------------------------------------------------------
  163       GACC        1     Shoppes at Summerlin Parkway
  164       CGM         1     Trinity Health Office Center
------------------------------------------------------------------------------------------
  165       PNC         1     Sentinel Self-Storage Portfolio
 165.1                  1     Sentinal Self Storage - Smyrna
 165.2                  1     Sentinel Self Storage - Elkton
 165.3                  1     Sentinel Self Storage - Middletown
------------------------------------------------------------------------------------------
  166       RBC         2     Lake Ridge Apartments
  167       CGM         1     Country Inn & Suites - Portland, OR
  168       CGM         1     500 Grand Avenue
  169     LaSalle       1     Edison Park
  170     LaSalle       2     White Bluff - Clover Village
  171       PNC         2     Crown Ridge Apartments
  172       CGM         1     Holiday Inn Express - Houston, TX
  173       RBC         2     Auburn Commons
  174       CGM         1     Fort Salonga Road
  175       CGM         2     118 Madison Avenue
  176       GACC        1     29 Prince Street
  177       GACC        2     Cresmont Loft Apartment
  178     LaSalle       1     Downtown Oxford Inn and Suites
  179       CGM         1     401-403 VFW Drive
  180       CGM         1     111-131 Post Road East
  181       PNC         1     Pinetree Center
  183     LaSalle       2     Lackawanna Senior Housing
  184       CGM         1     Norton Medical Offices
  185       PNC         1     McKinley Commons
  186       GACC        1     Storage Outlet - Gardena
  187     LaSalle       1     Stonebridge Shops
  188       CGM         1     10 Courthouse Plaza
  189     LaSalle       1     Nugget Market Distribution Center
  190     LaSalle       1     Corporate West 1
  191       PNC         2     Edmond Mansions
  192     LaSalle       1     11058 Santa Monica Boulevard
  193       CGM         1     491, 106-110 South Main Street
  194     LaSalle       2     Ramp Creek
  195     LaSalle       1     Courtyard by Marriott - Tupelo, MS
  196       RBC         1     StorQuest - Centennial #2
  197       GACC        1     24 Hour Fitness
  198       PNC         2     Park Place Apartments - Manhattan
  199       CGM         1     Rosewood Shopping Center
  200       RBC         1     Storage One - Anthem
  201       PNC         1     Challenger One Building
  202       GACC        1     Oak Hill West Office Complex
  203     LaSalle       1     Parkway Crossing Shopping Center
  204     LaSalle       1     Holiday Inn Express - Memphis, TN
  205       CGM         1     Brookside Village
  206       RBC         1     Staples
  207       CGM         2     Highland Park Club Apartments
  208       PNC         1     Holiday Inn Express & Suites - Ft. Wayne
  209     LaSalle       1     Walgreen's- Lake Oswego
  210       RBC         1     Devon Self Storage
  211     LaSalle       1     Blackhawk RV Resort
------------------------------------------------------------------------------------------
  212     LaSalle       1     AAAA Self Storage Portfolio
 212.1                  1     AAAA Self Storage - Lawrenceville, GA
 212.2                  1     AAAA Self Storage - Buford, GA
------------------------------------------------------------------------------------------
  213       PNC         1     Suburban Extended Stay Hotel Tampa Airport W
  214     LaSalle       1     Sabre Springs Marketplace
  215       PNC         1     Riverbend Shopping Center
  216       GACC        2     Mirabella Apartments
  217     LaSalle       1     The Bookbindery Building
  218     LaSalle       1     Tower Center Plaza & Annex
  219       CGM         1     Shoppes at Cranberry Commons II
  220     LaSalle       1     Buckner Square
  221       CGM         1     Market Square Garage
  222       GACC        1     528 West 21st Street
  223       GACC        2     Whisperwood Apartments
  224       PNC         1     Eckerd - Gates Plaza
  225       CGM         1     Country Inn & Suites - Roanoke, VA
  226       CGM         1     10000 Richmond Avenue
  227       GACC        1     Orangecrest Self Storage
  228     LaSalle       1     Outback Storage
  229       RBC         1     National City Self Storage
  230     LaSalle       1     Comfort Inn - Plant City, Fl
  231     LaSalle       1     State Line 47 Building
  232       RBC         1     StorQuest - Parker
  233     LaSalle       1     West Capitol Shopping Center
  234       RBC         2     Parkside Village Mobile Home Park
  235       GACC        1     Commerce Executive Park I
  236     LaSalle       2     Bridge Square Apartments
  237       GACC        1     Ashford II
  238     LaSalle       1     Crawfordsville Medical Center
  239     LaSalle       1     2435 Commerce Avenue
  240       GACC        1     1833 South Coast Highway
  241       PNC         1     Omni Storage V
  242     LaSalle       2     The Greens Apartments
  243       PNC         1     Har Ken Plaza
  244     LaSalle       1     Langley Place
  245       PNC         1     Eckerd - NY Mills
  246       CGM         1     313 Fifth Avenue
  247       PNC         1     Minikahda Mini Storage III
  248       GACC        1     Rite Aid - Vancouver, WA
  249     LaSalle       1     Landmark Oaks
  250       CGM         1     Smart and Final - Phoenix, AZ
  251       CGM         1     3100 South Gessner
  252       GACC        2     Tukwila Apartments
  253     LaSalle       2     Hickory Hills Manor
  254     LaSalle       1     PNC Bank Building
  255       PNC         1     Roseland HQ Building
  256     LaSalle       1     Graves Morrissey Office Building
  257     LaSalle       1     Walgreens - Fort Worth
  258     LaSalle       1     LSAC Memphis Office
  259     LaSalle       1     Canalview Office
  260     LaSalle       2     Centennial Farms MHC
  261       PNC         1     Goodwill Tropicana
  262     LaSalle       1     Fort Knox Self Storage
  263     LaSalle       1     Aero Pointe Medical Office
  264     LaSalle       2     Village Creek Apartments
  265       GACC        1     Big Kmart - Clemmons
  266       PNC         1     K-Mart Store - Oceanside
  267     LaSalle       1     Eagle Two Business Center
  268       PNC         1     K-Mart Store - Waukegan
  269       GACC        2     Sedgefield Downs
------------------------------------------------------------------------------------------
  270     LaSalle       1     CVS Portfolio
 270.1                  1     CVS - Summerville
 270.2                  1     CVS Clearwater
------------------------------------------------------------------------------------------
  271     LaSalle       1     Buena Park Self Storage
  272     LaSalle       1     Sleep Inn - Orangeburg
  273     LaSalle       1     High Ridge Office Building
  274       RBC         1     Storage Solutions Hamburg
  275       RBC         1     3102 East Hebron
  276     LaSalle       1     La Cima
  277     LaSalle       2     Winslow Place Apartments
  278     LaSalle       2     Woodland South Apartments
  279       PNC         1     OSI Collection Services
  280     LaSalle       1     Fairfield Inn - Orangeburg
  281     LaSalle       2     Gibson & Heritage MHCs
  282       PNC         1     Danaher Corporation
  283     LaSalle       1     Towne Storage Union Park
  284       RBC         1     Central Self Storage New Bedford
  285     LaSalle       1     Parkway Pointe
  286       PNC         1     Bunker Hill Center
  287     LaSalle       1     Main and Lindsay
  288       PNC         1     PetSmart
  289     LaSalle       1     Remington Road Industrial
  290       PNC         1     Rite Aid - Depew
  291     LaSalle       1     Navistar
  292     LaSalle       2     Walnut Ridge MHC
  293       RBC         1     Moove In Self Storage
  294     LaSalle       1     OliverMcMillan Eagles Hall
  295       RBC         1     Lake Stevens Self Storage Depot
  296       GACC        1     Big Kmart - Jacksonville
  297     LaSalle       2     Town & Country Apartments
  298     LaSalle       1     4120 - 4400  Building
  299       GACC        1     342 Newbury Street
  300     LaSalle       1     Jefferson Centre
  301       RBC         1     Central Self Storage - Milford
  302     LaSalle       1     Shoppes at Pembroke
  303       RBC         1     Lock it Up Self Storage #3 Ogden
  304     LaSalle       1     ARINC Building
  305     LaSalle       1     Stoneridge Professional Building
  306     LaSalle       1     Pomona Ranch Plaza
  307     LaSalle       1     Oasis Plaza
  308     LaSalle       1     Maryland Manor
  309     LaSalle       1     Tractor Supply Center
  310     LaSalle       1     Newport Adhesives Building
  311       PNC         1     ProHealth Physicians
  312     LaSalle       1     Advanced Electronic Systems
  313     LaSalle       1     Santa Fe Springs
  314     LaSalle       1     Mini Maxi Storage
  315     LaSalle       1     Shops at Sunset
  316     LaSalle       1     Appalachian Self Storage
  317     LaSalle       1     Banco Popular
  318     LaSalle       1     Pelham Road Retail
  319       PNC         1     Ellicott Creek Plaza
  320       CGM         1     Port Central Industrial Park
  321     LaSalle       1     Chestnut Hill IV
  322     LaSalle       1     C&H Storage
  323       PNC         1     Minikahda Mini Storage & No. Concord Business Ctr
  324     LaSalle       1     Carson Highlands Storage
  325       GACC        1     1635 Commons Parkway
  326     LaSalle       1     Wayne Plaza Shopping Center
  327     LaSalle       1     Douglas Square
  328     LaSalle       1     Port Gardner
  329       PNC         1     Rite Aid - Buffalo
  330       CGM         1     Wachovia Bank - Upper Marlboro, MD
  331     LaSalle       2     Amber Apartments
  332     LaSalle       1     Vickers Street
  333     LaSalle       2     Brighton Park Apartments
  334     LaSalle       1     Lowes Home Improvement Store
  335     LaSalle       1     Phenix Shopping Center
  336     LaSalle       1     New Territory Shopping Center
  337     LaSalle       1     8800 Melrose Avenue
  338     LaSalle       1     Battleground Crossing
  339     LaSalle       1     Tully Road Retail
  340     LaSalle       1     Midvale - Valencia Self Storage
  341     LaSalle       1     Placentia III
  342       PNC         1     Riverside Plaza - Johnson City
  343       PNC         1     Grant Line Road Retail Center
  344     LaSalle       1     Center Plaza
  345       PNC         1     7th Street Office
  346     LaSalle       2     Belle Grove MHP
  347     LaSalle       2     Blue Sky MHP
  348     LaSalle       1     Rite Aid - Spring Lake, MI
  349       RBC         1     Lock it Up Self Storage #1 Ogden
  350     LaSalle       1     86th & Westfield Boulevard
  351     LaSalle       1     Shops of Sedona
  352     LaSalle       1     Rite Aid - Coloma, MI
  353       PNC         1     Plaza Dental Building
  354     LaSalle       1     Placentia II
  355     LaSalle       1     Airport Mini Storage
  356     LaSalle       1     Shoppes at Five Points
  357     LaSalle       1     Rochester Club Centre
  358       PNC         2     Gardens at Pryor Creek
  359     LaSalle       1     Snead Properties
  360     LaSalle       1     Abercorn Lock N Store
  361     LaSalle       2     Fountain Spring Apartments
  362     LaSalle       1     1300 Smith Road
  363     LaSalle       1     Storage West Self Storage
  364     LaSalle       2     Springdale Apartments
  365     LaSalle       1     Shoppes at Jones Bridge
  367       GACC        2     Kempwood Place Townhomes
  368     LaSalle       1     Placentia I
------------------------------------------------------------------------------------------
  369     LaSalle       1     The Storage Malls
 369.1                  1     The Storage Mall - Clifton Springs
 369.2                  1     The Storage Mall - Manchester
------------------------------------------------------------------------------------------
  370     LaSalle       1     Redland Park Plaza
  371     LaSalle       1     VE - Advance Auto Parts
  372     LaSalle       1     2320 Highland Avenue
  373     LaSalle       1     Big Blue Self Storage
  374     LaSalle       2     Continental Apartments
  375     LaSalle       1     Cape Henry Shoppes
  376     LaSalle       1     Georgetown Self Storage
  377     LaSalle       1     13850 Gulf Freeway
  378     LaSalle       1     Advance Auto Parts Store
  379       GACC        1     Loveland Shopping Center
  380     LaSalle       1     Alpine Self Storage

PRESENTED BELOW, SEPARATE FROM THE REST OF THE POOLED MORTGAGED LOANS, IS THE
ANNEX A-1 INFORMATION FOR THE ONE WORLD FINANCIAL CENTER NON-POOLED PORTION,
WHICH IS ASSOCIATED WITH THE CLASS WFC-1, WFC-2 AND WFC-3 CERTIFICATES. THE ONE
WORLD FINANCIAL CENTER NON-POOLED PORTION IS NOT INCLUDED IN THE INITIAL NET
MORTGAGE POOL BALANCE.

  6b        GACC       NAP    One World Financial Center (non-pooled portion)

 LOAN                                          PROPERTY
NUMBER                                         ADDRESS
-----------------------------------------------------------------------------------------------------------------------------------

   1      9 West 57th Street
-----------------------------------------------------------------------------------------------------------------------------------
   2      Various
  2.1     1450 Ala Moana Boulevard
  2.2     1441 Kapiolani Boulevard
  2.3     1585 Kapiolani Boulevard
  2.4     451 Piikoi Street
-----------------------------------------------------------------------------------------------------------------------------------
   3      8100 24th Avenue South
-----------------------------------------------------------------------------------------------------------------------------------

   4      750 Citadel Drive
   5      4201 North Shiloh Drive
-----------------------------------------------------------------------------------------------------------------------------------
   6      One World Financial Center
   7      3900 Wailea Alanui Drive
   8      2171-2200 Madison Avenue, 2225-2265 Fifth Avenue, 10 East 138th Street, 45 East 135th Street
-----------------------------------------------------------------------------------------------------------------------------------
   9      Various
  9.1     28063 Essex Avenue
  9.2     3609 Genoa Road
  9.3     200 Sara Lee Road
  9.4     1200 North Missouri Road
  9.5     4095 Portland Road Northeast
  9.6     1801 Highway 54
  9.7     3245 Road N Northeast
  9.8     3465 West Arrow Street
  9.9     41 Orchard Lane
 9.10     78149 Westland Road
 9.11     950 South Schneider Street
 9.12     1000 Exchange Street
 9.13     301 South Walnut Street
 9.14     600 West 25th Street
 9.15     6150 Xavier Drive Southwest
-----------------------------------------------------------------------------------------------------------------------------------
  10      Various
 10.1     1740 Westgate Parkway
 10.2     755 East 1700 South Street
 10.3     231 Second Road North
 10.4     6875 State Street
 10.5     203 Industrial Boulevard
 10.6     1440 Silverton Avenue
 10.7     545 Radio Station Road
 10.8     1651 South Airport Road
 10.9     720 West Juniper Street
 10.10    121 Roseway Drive
 10.11    1524 Necedah Road
 10.12    1115 West Rose Street
 10.13    10300 Southeast Third Street
 10.14    2707 North Mead Street
 10.15    100 Widett Circle
 10.16    1541 US Highway 41
 10.17    660 Fifth Street
 10.18    1634 Midland Boulevard
 10.19    264 Farrell Road
 10.20    2641 Stephenson Drive
-----------------------------------------------------------------------------------------------------------------------------------
  11      101 South Tryon Street
  12      950 F Street NW
  13      101 Montelago Boulevard
  14      200 W.  Adams
  15      1 Great Wolf Drive
  16      101-197 S. Las Posas Road
  17      150 Palm Valley Boulevard
  18      1230 & 1240 Rosecrans Avenue
-----------------------------------------------------------------------------------------------------------------------------------
  19      Various
 19.1     1001 Air Park Drive
 19.2     1011 Air Park Drive
 19.3     21 Northeast Industrial Park
 19.4     22 Northeast Industrial Park
 19.5     4 Marway Circle
 19.6     5 Marway Circle
 19.7     8 Marway Circle
 19.8     8 Northeast Industrial Park
 19.9     4472 Steelway Boulevard
 19.10    16725 Square Drive
 19.11    2294 Molly Pitcher Highway
 19.12    3530 East Pike Road
-----------------------------------------------------------------------------------------------------------------------------------
  20      1325 East West Highway
  21      1 East Delaware Place
  22      60 Charles Lindbergh Boulevard
  23      3290 Northside Parkway
  24      12612 Victoria Place Circle
  25      3535 Piedmont Road
  26      1 and 101 North Clematis Street
  27      8711-8779 Contee Road
  28      116 West 32nd Street
  29      19503 South Normandie Avenue
  30      2923 & 2947 Bradley Street
  31      1210 Westbury Pointe Drive
-----------------------------------------------------------------------------------------------------------------------------------
  32      Various
 32.1     1985 Swarthmore Avenue
 32.2     1935 Swarthmore Avenue
 32.3     1920 Swarthmore Avenue
 32.4     1915 Swarthmore Avenue
 32.5     1942 Swarthmore Avenue
 32.6     1955 Swarthmore Avenue
 32.7     1991 Rutgers University Boulevard
 32.8     120 Kenyon Drive
 32.9     125 Kenyon Drive
 32.10    1970 Rutgers University Boulevard
 32.11    1989 Rutgers University Boulevard
 32.12    1925 Swarthmore Avenue
-----------------------------------------------------------------------------------------------------------------------------------
  33      301 Main Street
  34      4200-4300 St. Michael Drive
  35      201 South 25th Street
  36      2270 Hotel Circle North
  37      120 South Spalding Drive
  38      4001 Sunset Drive
  39      4200 City Avenue
  40      1625-1635 Rollins Road
  41      3250 Briarpark Drive
  42      2200-2208 Highway 121
  43      2101 Prior Road
-----------------------------------------------------------------------------------------------------------------------------------

  44      8241, 8245, 8249 & 8253 Blacklick Rd
  45      8198 Terminal Road
-----------------------------------------------------------------------------------------------------------------------------------
  46      100 Willow Oak Drive
  47      439-441, 443-449, 451-455, and 457-459 West El Norte Parkway
  48      8401 & 8415 Datapoint Drive
  49      3601 CCI Drive
  50      7306 East 36th Avenue
  51      10375 Richmond Avenue
  52      15710 JFK Boulevard
  53      6200 North Shiloh Road
  54      100 North Main Street
  55      10-50 Turk Hill Road
  56      3020 East Main Street
  57      8148-8182 Sunset Boulevard
-----------------------------------------------------------------------------------------------------------------------------------
  58      Various
 58.1     7710 Main Street
 58.2     1805 Enchanted Way
-----------------------------------------------------------------------------------------------------------------------------------
  59      290 Route 37 East
  60      One Garret Mountain Plaza
  61      10-20-30 Columbia Place and 24&32 Joralemon Street
  62      7699 Ashton Avenue and 7701, 7698, and 7848 Donegan Drive
  63      1015, 1025, 1035, 1045, 1121, 1131, 1141 and 1151 Morning View Drive
  64      87th Street & Kedzie Avenue
  65      64 Mountain Boulevard
  66      4200 Trenton Drive
  67      1623-1669 Crofton Centre
  68      77-588 & 77-583 El Duna Court; 38-698-A & 38-698-B El Viento Road
  69      3975 Dowlen
  70      29 West 30th Street
  71      50 Lake Center Executive Park
  72      30 Nevins Road
  73      4201 Genessee Street
-----------------------------------------------------------------------------------------------------------------------------------
  74      Various
 74.1     7900 Conway Road
 74.2     205 West Highway 436
-----------------------------------------------------------------------------------------------------------------------------------
  75      4401 Deer Path Road & 1800 Linglestown Road
  76      3000 Pablo Kisel Boulevard
  77      755 Veterans Memorial Boulevard
  78      2625 Bay Area Boulevard
  79      6921 Baltimore Annapolis Boulevard
  80      3125-3500 South Stonegate Circle, 13301 West National Avenue
  81      9765-9775 Clairemont Mesa Boulevard
  82      4180 & 4220 S. Grand Canyon Drive, 9701-9827 W. Flamingo Road
  83      875 Greentree Road
-----------------------------------------------------------------------------------------------------------------------------------
  84      Various
 84.1     7906 - 7910 Industrial Village Road
 84.2     500,502,504,506 Radar Road
 84.3     7990, 7996 North Point Blvd; 4305, 4310, 4320 Enterprise Drive; 4410, 4415 Providence Lane
-----------------------------------------------------------------------------------------------------------------------------------
  85      212 Wolcott Street
  86      1019 Central Ave & 3847, 3839-41 &3835 Airline Highway
-----------------------------------------------------------------------------------------------------------------------------------

  87      1701 W. Slauson Ave.
  88      8250 Foothill Blvd.
-----------------------------------------------------------------------------------------------------------------------------------
  89      Various
 89.1     121 Victor Heights Parkway
 89.2     119 Victor Heights Parkway
 89.3     117 Victor Heights Parkway
 89.4     115 Victor Heights Parkway
 89.5     111 Victor Heights Parkway
 89.6     820 Phillips Road
 89.7     50 Victor Heights Parkway
 89.8     7670 Netlink Drive
 89.9     7612 Main Street Fishers
 89.10    200 Alcott Road & 300 Chesterton Road
 89.11    25 South Avenue
-----------------------------------------------------------------------------------------------------------------------------------
  90      7858 Shrader Road
  91      100 Ticetown Road
  92      406 Sanford Street
  93      555 Northeast 185th Street
  94      1159 Cottonwood Lane
  95      1120 Maunakea Street
  96      1900 & 2000 South Randall Road
  97      2500 NW 79 Avenue
  98      10075 Philadelphia Drive
  99      1  Presidio Pointe
  100     Chemway Industrial Park (1000 Bond Street, 1100 Bond Street, 1200 Tar Heel Road, 1209 Tar Heel Road, 839 Exchange Street)
  101     327 E. Fir Avenue
  102     2424 Wlshire Boulevard
  103     4080-4120 Maple Road
-----------------------------------------------------------------------------------------------------------------------------------
  104     Various
 104.1    1010 Irwin Street
 104.2    331 Willey Street
 104.3    327 Willey Street
 104.4    1324 Airport Boulevard
-----------------------------------------------------------------------------------------------------------------------------------
  105     2200 Defense Highway
  106     190 Otis Street
  107     925 Harrington Drvie
  108     2475 Scottsville Road & 1785 Campbell Lane
  109     5900 Centreville Road
  110     7869 Ashton Avenue
  111     678 North Wilson Way
  112     11900 White Bluff Road
  113     311 & 339-359 North State Road 7
  114     8393-8533 Church Ranch Boulevard, 10138-10168 North Wadsworth Pkwy
  115     678 Third Avenue
  116     30451-30465 Avenida De Las Flores
  117     8751 Freestate Drive
  118     4404 West William Cannon Drive
-----------------------------------------------------------------------------------------------------------------------------------

  119     5300 Silver Star Road
  120     4523 North Pine Hills Road
-----------------------------------------------------------------------------------------------------------------------------------
  121     Various
 121.1    2 West Reno Avenue
 121.2    1040 P Street
 121.3    5035 International Boulevard
 121.4    1000 Woodward Place NE
 121.5    6808 South 107th East Avenue
 121.6    1211 North West Avenue
-----------------------------------------------------------------------------------------------------------------------------------
  122     3850 Silverton Circle
  123     1138 Millersport Highway
  124     800 Cottontail Lane
  125     5015-5139 West 120th Avenue
  126     30100 Aurora Road
-----------------------------------------------------------------------------------------------------------------------------------
  127     Various
 127.1    435 Washington Road
 127.2    318 South Mount Pleasant Road
 127.3    205 Mount Pleasant Road
 127.4    141 U.S. Highway 72
 127.5    153, 155, & 165 North Main Street
 127.6    37 Northstar Drive
 127.7    449 U.S. Highway 72
 127.8    7300 Airways Boulevard
 127.9    5155 Wilfong Road
-----------------------------------------------------------------------------------------------------------------------------------
  128     180-200 Middle Neck Road
  129     2401 West Alta Road
  130     8936 Southpointe Drive
  131     6339 South 33rd West Avenue
  132     4265 San Felipe Street
  133     1000 S. Dewey Street
  134     16510 Via Esprillo
  135     588 Route 70
  136     1910 South College Road
  137     4405 North Navarro Street
  138     1050 Perimeter Road
  139     2 & 4 Mill Ridge Lane
  140     14600 Detroit Avenue
  141     2525 West 12th Street
  142     12402 Orange Blossom Trail
  143     775 Cascade Street
  144     1750 South Price Road
  145     6490 South Cockrell Hill Road
  146     4797 Kingshill Drive
  147     6902-6990 La Jolla Boulevard & 470 Nautilus Street
  148     11936 NE Glenn Winding Drive
  149     14800 Saint Mary's Lane
  150     923-959 N. 14th Street
  151     262 Saratoga Road
  152     17582-17612 17th Street
  153     3404 North Central Expressway
-----------------------------------------------------------------------------------------------------------------------------------
  154     Various
 154.1    2101 Industrial Drive
 154.2    317 North Shary Road
 154.3    2101 West Griffin Parkway
-----------------------------------------------------------------------------------------------------------------------------------
  155     555 Republic Drive
  156     2851 Wallingford Drive
  157     45201 Global Plaza
  158     1940 & 1950 S. Country Club Drive
  159     1315 Century Drive
  160     225 Seven Farms Drive
  161     2102 North Walnut Street
-----------------------------------------------------------------------------------------------------------------------------------
  162     Various
 162.1    6 K-Mart Plaza
 162.2    245 Macon Plaza
-----------------------------------------------------------------------------------------------------------------------------------
  163     7591 & 7595 West Washington Avenue
  164     27000 Meadowbrook Road
-----------------------------------------------------------------------------------------------------------------------------------
  165     Various
 165.1    52 South Cory Lane
 165.2    20 Cecil Woods Drive
 165.3    504 Industrial Road & 213 East Main Street
-----------------------------------------------------------------------------------------------------------------------------------
  166     2591 Goldenstrand Drive
  167     7025 NE Alderwood Road
  168     500 Grand Avenue
  169     535-615 West Edison Road
  170     10014 White Bluff Rd
  171     3751 Eagle Cliff Drive
  172     1810 Bell Street
  173     132 E. Thach Avenue
  174     1015-1019 Fort Salonga Road
  175     118 Madison Avenue
  176     29 Prince Street
  177     2807 Cresmont Avenue
  178     400 North Lamar Boulevard
  179     401-403 VFW Drive
  180     111-131 Post Road East
  181     2551 E. Pinetree Boulevard
  183     133 Orchard Place
  184     3535 Park Street
  185     4154 McKinley Parkway
  186     13401 South Western Avenue
  187     3610-3630 East Southern Avenue
  188     10 Courthouse Plaza
  189     2160-2170 Hanson Way
  190     4300 Commerce Court
  191     1301 NW 178th Street
  192     11058 Santa Monica Boulevard
  193     491, 106-110 South Main Street
  194     1100 Thornwood Drive
  195     1320 North Gloster Street
  196     7030 S. Jordan Road
  197     1131 West Arbrook Boulevard
  198     1413 Cambridge Place
  199     9296 Westheimer Road
  200     2402 Atchley Dr.
  201     615 & 620 Allen Avenue
  202     3736, 3738, 3744 and 3746 Mount Diablo Boulevard
  203     810 North Central Expressway
  204     4068 Stansell Court
  205     15332 West Bell Road
  206     1850 North Harlem Avenue
  207     1001 North Negley Avenue
  208     5915 Ellison Road
  209     17850 South West Lower Boones Ferry Road
  210     5649 South Blvd.
  211     3407 Blackhawk Drive
-----------------------------------------------------------------------------------------------------------------------------------
  212     Various
 212.1    282 East Crogan Street
 212.2    4365 Commerce Drive
-----------------------------------------------------------------------------------------------------------------------------------
  213     6902 West Hillsborough Avenue
  214     12602 - 12640 Sabre Springs Parkway
  215     7500-7552 West Oklahoma Avenue
  216     4250 Aurora Avenue North
  217     2201 West Broad Street
  218     15580 Grand River Avenue & 14486 Greenfield
  219     1686 Route 228
  220     3650 North Buckner Boulevard
  221     300 Milam Street
  222     528 West 21st Street
  223     3602 Brookridge Terrace
  224     2 Spencerport Road
  225     7860 Plantation Road
  226     10000 Richmond Avenue
  227     18601 Van Buren Boulevard
  228     4003 West Highway 390
  229     430 West 30th Street
  230     2003 South Frontage Road
  231     1901 West 47th Place
  232     16980 Cottonwood Drive
  233     805-831 Harbor Boulevard
  234     320 Crabapple Lane
  235     11495 Commerce Park Drive
  236     2 Bridge Square
  237     950 Threadneedle Street
  238     1630-1660 Lafayette Road
  239     2435 Commerce Avenue
  240     1833 South Coast Highway
  241     18577 Hwy 22
  242     9444 Newton Drive
  243     3818-3870 Harlem Road
  244     10 Langley Place
  245     4848 Commercial Drive
  246     313 Fifth Avenue
  247     1413 & 1441 Hunting Valley Road
  248     NWC of NE 162nd Avenue & NE 28th Street
  249     14875 Landmark Boulevard
  250     1450 North 43rd Avenue
  251     3100 South Gessner
  252     15110 Macadam Road South
  253     1600 Josephine Street
  254     7818 Sudley Road
  255     233 Canoe Brook Road
  256     11920 Southern Highlands Parkway
  257     3100 McCart Avenue
  258     104 - 110 South Front Street
  259     200 Canalview Boulevard
  260     1065 Peach Blossom Circle
  261     3345 E. Tropicana Avenue
  262     1900 East Bessemer Avenue
  263     4260 Glendale-Milford Road
  264     100-800 Village Creek Drive
  265     2455 Lewisville-Clemmons Road
  266     443 College Avenue
  267     10381 and 10421 Citation Drive
  268     3110 Belvidere Road
  269     3716 Groometown Road
-----------------------------------------------------------------------------------------------------------------------------------
  270     Various
 270.1    1941 North Main Street
 270.2    16 Belvedere Road
-----------------------------------------------------------------------------------------------------------------------------------
  271     7111 McNeil Lane
  272     3689 St. Matthews Road
  273     N16 W23233 Stone Ridge Drive
  274     3490 Route 94
  275     3012 East Hebron Parkway
  276     500 Main Street
  277     200 Bristol Street
  278     60 Woodland Road
  279     5626 Frantz Road
  280     663 Citadel Road
  281     925 Adams Road and 8810 Pocahontas Trail
  282     1228 Isley Drive
  283     7183 South Union Park Avenue
  284     376 Hathaway Road
  285     1510 Congress Parkway
  286     102 Sleepy Hollow Drive
  287     2735 - 2757 East Main Street
  288     8380 Westheimer Road
  289     335-367 Remington Boulevard
  290     6000 Transit Road
  291     575 Saint Paul Boulevard
  292     3201 Hawthorne Drive
  293     103 Stone Mill Rd & 1391 Vermont Ave
  294     733 Eighth Avenue
  295     9519 4th Street NE
  296     1501 Normandy Village Parkway
  297     120 South Kingston Drive
  298     4400 4th Avenue South
  299     342 Newbury Street
  300     6709-6739 West Jefferson Boulevard
  301     202 East Main Street
  302     930 Highway 711
  303     305 East 2000 North
  304     1300 Thomas Drive
  305     51675-51745 Van Dyke Avenue
  306     12 Rancho Camino Road
  307     3210 - 3314 First Street West
  308     5205 Maryland Way
  309     636 NC 24/27 Bypass
  310     1822 Reynolds Avenue
  311     631 South Quaker
  312     2015 Helm Drive
  313     10430 Pioneer Boulevard
  314     2638 Legion Road
  315     S30 W24896 West Sunset Drive
  316     3 Heinz Drive
  317     3948 West 55th Street
  318     3901 Pelham Road
  319     2850-2890 Niagra Falls Blvd.
  320     10845 Strang Road
  321     5221-5251 North Hamilton Road
  322     2711 East Highway 190
  323     1200 Concord Street North
  324     10010 Highway 50 East
  325     1635 Commons Parkway
  326     1805 East Ash Street
  327     679-697 Douglas Road
  328     1728 West Marine View Drive
  329     1941 Seneca Street
  330     9800 Apollo Drive
  331     2601 East Grand River Avenue
  332     8001-8007 Vickers Street
  333     300, 304, 308, 520, 524, and 528 Brighton Park Drive
  334     2014 Tynecastle Highway
  335     1101-1119 Highway 280 Bypass
  336     4888 Highway 90 A
  337     8800 Melrose Avenue
  338     1 Alvon Road
  339     1708-1712 Tully Road
  340     6400 South Commerce Court
  341     712-736 West Chapman Avenue
  342     47 Riverside Drive
  343     3242-3254 & 3284-3296 W. Grant Line Road
  344     1647 Sun City Center Plaza
  345     1237 7th Street
  346     624 U.S. Highway 301 Boulevard East
  347     4800 West Ocotillo Road
  348     603 East Savidge Street
  349     895 Wall Avenue
  350     1560 East 86th Street
  351     14000-14030 West 135th Street
  352     6535 Paw Paw Avenue
  353     4413 Belleview Avenue
  354     630-644 West Chapman Boulevard
  355     4201 Smokey Road
  356     100 & 102 Batesville Road
  357     120 East Avenue
  358     700 North Elliott
  359     1001 & 1003 25th Avenue
  360     15050 Abercorn Extension & 1721 Grove Point Road
  361     2930 Fountain View Drive
  362     1300 Smith Road
  363     2401 3rd Avenue Place
  364     4338-4468 Magellan Court
  365     11730 Jones Bridge Road
  367     8888 Kempwood Drive
  368     602 West Chapman Avenue
-----------------------------------------------------------------------------------------------------------------------------------
  369     Various
 369.1    2731 Route 96
 369.2    3918 Route 96
-----------------------------------------------------------------------------------------------------------------------------------
  370     415-461 Tennessee Street
  371     7979 Riviera Boulevard and 600 Baldwin Street
  372     2320 Highland Avenue
  373     111 Dyke Road
  374     2393 Continental Avenue
  375     3205-3053 Shore Drive
  376     20688 DuPont Boulevard
  377     13850 Gulf Freeway
  378     1540 Georgesville Road
  379     1425 West Eisenhower Boulevard
  380     535 North 900 West

PRESENTED BELOW, SEPARATE FROM THE REST OF THE POOLED MORTGAGED LOANS, IS THE ANNEX A-1 INFORMATION FOR THE ONE WORLD
FINANCIAL CENTER NON-POOLED PORTION, WHICH IS ASSOCIATED WITH THE CLASS WFC-1, WFC-2 AND WFC-3 CERTIFICATES. THE ONE
WORLD FINANCIAL CENTER NON-POOLED PORTION IS NOT INCLUDED IN THE INITIAL NET MORTGAGE POOL BALANCE.

  6b

                                                                                                           CROSS
                                                                                                         COLLATER-
                                                                                        CUT-OFF           ALIZED
                                                                                         DATE            (MORTGAGE
 LOAN                                                                                  PRINCIPAL           LOAN          MORTGAGE
NUMBER             CITY                STATE        ZIP CODE         COUNTY             BALANCE           GROUP)           RATE
------------------------------------------------------------------------------------------------------------------------------------

   1    New York                        NY           10019     New York                  400,000,000.00      No           5.1740%
------------------------------------------------------------------------------------------------------------------------------------
   2    Honolulu                        HI           96814     Honolulu                  404,000,000.00      No           5.6028%
  2.1   Honolulu                        HI           96814     Honolulu
  2.2   Honolulu                        HI           96814     Honolulu
  2.3   Honolulu                        HI           96814     Honolulu
  2.4   Honolulu                        HI           96814     Honolulu
------------------------------------------------------------------------------------------------------------------------------------
   3    Bloomington                     MN           55425     Hennepin                  306,000,000.00      No           5.7990%
------------------------------------------------------------------------------------------------------------------------------------

   4    Colorado Springs                CO           80909     El Paso                   136,000,000.00   Yes (C1)        5.8750%
   5    Fayetteville                    AR           72703     Washington                125,600,000.00   Yes (C1)        5.8750%
------------------------------------------------------------------------------------------------------------------------------------
   6    New York                        NY           10281     New York                  257,000,000.00      No          5.713576%
   7    Wailea                          HI           96753     Maui                      250,000,000.00      No           5.7120%
   8    New York                        NY           10037     New York                  225,000,000.00      No         5.99855556%
------------------------------------------------------------------------------------------------------------------------------------
   9    Various                      Various        Various    Various                   180,000,000.00      No           5.4640%
  9.1   Tomah                           WI           54660     Monroe
  9.2   Texarkana                       AR           71854     Miller
  9.3   Tarboro                         NC           27886     Edgecomb
  9.4   Springdale                      AR           72764     Washington
  9.5   Salem                           OR           97301     Marion
  9.6   Plover                          WI           54467     Portage
  9.7   Moses Lake                      WA           98837     Grant
  9.8   Marshall                        MO           65340     Saline
  9.9   Leesport                        PA           19533     Berks
 9.10   Hermiston                       OR           97838     Umatilla
 9.11   Fremont                         NE           68025     Dodge
 9.12   Charlotte                       NC           28208     Mecklenburg
 9.13   Burlington                      WA           98233     Skagit
 9.14   Birmingham                      AL           35204     Jefferson
 9.15   Atlanta                         GA           30336     Fulton
------------------------------------------------------------------------------------------------------------------------------------
  10    Various                      Various        Various    Various                   180,000,000.00      No           5.3960%
 10.1   Atlanta                         GA           30336     Fulton
 10.2   Clearfield                      UT           84015     Davis
 10.3   Nampa                           ID           83687     Canyon
 10.4   Bettendorf                      IA           52722     Scott
 10.5   Russellville                    AR           72802     Pope
 10.6   Woodburn                        OR           97071     Marion
 10.7   Strasburg                       VA           22657     Shenandoah
 10.8   West Memphis                    AR           72301     Crittenden
 10.9   Connell                         WA           99326     Franklin
 10.10  Thomasville                     GA           31792     Thomas
 10.11  Babcock                         WI           54413     Wood
 10.12  Walla Walla                     WA           99362     Walla Walla
 10.13  Amarillo                        TX           79118     Potter
 10.14  Wichita                         KS           67219     Sedgwick
 10.15  Boston                          MA           02118     Suffolk
 10.16  Sebree                          KY           42455     Webster
 10.17  Turlock                         CA           95380     Stanislaus
 10.18  Fort Smith                      AR           72901     Sebastian
 10.19  Syracuse                        NY           13209     Onondaga
 10.20  Murfreesboro                    TN           37133     Rutherford
------------------------------------------------------------------------------------------------------------------------------------
  11    Charlotte                       NC           28280     Mecklenburg               150,000,000.00      No           5.4330%
  12    Washington                      DC           20004     DC                        149,700,000.00      No           5.5500%
  13    Henderson                       NV           89011     Clark                     117,000,000.00      No           5.7260%
  14    Chicago                         IL           60606     Cook                      100,000,000.00      No           5.6300%
  15    Scotrun                         PA           18355     Monroe                     97,000,000.00      No           6.0980%
  16    San Marcos                      CA           92078     San Diego                  86,500,000.00      No           5.7900%
  17    San Jose                        CA           95123     Santa Clara                78,910,000.00      No           5.7910%
  18    Manhattan Beach                 CA           90266     Los Angeles                75,000,000.00      No           5.6500%
------------------------------------------------------------------------------------------------------------------------------------
  19    Various                      Various        Various    Various                    75,000,000.00      No           5.7600%
 19.1   Middletown                      PA           17057     Dauphin
 19.2   Middletown                      PA           17057     Dauphin
 19.3   Guilderland                     NY           12084     Albany
 19.4   Guilderland                     NY           12084     Albany
 19.5   Gates                           NY           14624     Monroe
 19.6   Gates                           NY           14624     Monroe
 19.7   Gates                           NY           14624     Monroe
 19.8   Guilderland                     NY           12084     Albany
 19.9   Liverpool                       NY           13090     Onondaga
 19.10  Marysville                      OH           43040     Union
 19.11  Chambersburg                    PA           17201     Franklin
 19.12  Zanesville                      OH           43701     Muskingum
------------------------------------------------------------------------------------------------------------------------------------
  20    Silver Spring                   MD           20910     Montgomery                 65,000,000.00      No           5.3700%
  21    Chicago                         IL           60611     Cook                       63,000,000.00      No           5.6000%
  22    Uniondale                       NY           11553     Nassau                     54,500,000.00      No           5.7400%
  23    Atlanta                         GA           30327     Fulton                     50,000,000.00      No           5.8900%
  24    Orlando                         FL           32828     Orange                     46,000,000.00      No           5.7300%
  25    Atlanta                         GA           30305     Fulton                     46,000,000.00      No           5.4500%
  26    West Palm Beach                 FL           33401     Palm Beach                 42,250,000.00      No           5.6850%
  27    Laurel                          MD           20708     Prince Georges             42,000,000.00      No           5.5350%
  28    New York                        NY           10001     New York                   40,000,000.00      No           5.5800%
  29    Los Angeles                     CA           90502     Los Angeles                38,000,000.00      No           5.6000%
  30    Pasadena                        CA           91107     Los Angeles                36,875,000.00      No           5.6800%
  31    Brandon                         FL           33511     Hillsborough               36,000,000.00      No           6.0260%
------------------------------------------------------------------------------------------------------------------------------------
  32    Lakewood                        NJ           08701     Ocean                      36,000,000.00      No           6.1730%
 32.1   Lakewood                        NJ           08701     Ocean
 32.2   Lakewood                        NJ           08701     Ocean
 32.3   Lakewood                        NJ           08701     Ocean
 32.4   Lakewood                        NJ           08701     Ocean
 32.5   Lakewood                        NJ           08701     Ocean
 32.6   Lakewood                        NJ           08701     Ocean
 32.7   Lakewood                        NJ           08701     Ocean
 32.8   Lakewood                        NJ           08701     Ocean
 32.9   Lakewood                        NJ           08701     Ocean
 32.10  Lakewood                        NJ           08701     Ocean
 32.11  Lakewood                        NJ           08701     Ocean
 32.12  Lakewood                        NJ           08701     Ocean
------------------------------------------------------------------------------------------------------------------------------------
  33    Baton Rouge                     LA           70801     East Baton Rouge           34,500,000.00      No           5.6950%
  34    Texarkana                       TX           75503     Bowie                      34,320,000.00      No           6.0001%
  35    Philadelphia                    PA           19103     Philadelphia               32,600,000.00      No           5.8100%
  36    San Diego                       CA           92108     San Dieego                 32,000,000.00      No           5.7000%
  37    Beverly Hills                   CA           90212     Los Angeles                30,000,000.00      No           5.3850%
  38    San Angelo                      TX           76904     Tom Green                  30,000,000.00      No           5.6950%
  39    Philadelphia                    PA           19131     Philadelphia               29,945,173.47      No           5.7000%
  40    Burlingame                      CA           94010     San Mateo                  29,510,000.00      No           5.6170%
  41    Houston                         TX           77042     Harris                     27,250,000.00      No           5.7500%
  42    Bedford                         TX           76021     Tarrant                    26,900,000.00      No           6.1300%
  43    Wilmington                      DE           19809     New Castle                 26,500,000.00      No           6.0300%
------------------------------------------------------------------------------------------------------------------------------------

  44    Lorton                          VA           22079     Fairfax                    19,300,000.00   Yes (C2)        5.7800%
  45    Lorton                          VA           22079     Fairfax                     6,700,000.00   Yes (C2)        5.7800%
------------------------------------------------------------------------------------------------------------------------------------
  46    Columbia                        SC           29223     Richland                   25,612,000.00      No           5.5870%
  47    Escondido                       CA           92026     San Diego                  25,400,000.00      No           5.6350%
  48    San Antonio                     TX           78229     Bexar                      25,280,000.00      No           6.0250%
  49    Huntsville                      AL           35805     Madison                    25,000,000.00      No           5.8600%
  50    Denver                          CO           80238     Denver                     25,000,000.00      No           5.5400%
  51    Houston                         TX           77042     Harris                     24,900,000.00      No           5.7500%
  52    Houston                         TX           77032     Harris                     24,400,000.00      No           5.8200%
  53    Garland                         TX           75044     Dallas                     24,050,000.00      No           5.3100%
  54    Carver                          MA           02330     Plymouth                   21,000,000.00      No           5.5900%
  55    Victor                          NY           14564     Ontario                    20,500,000.00      No           5.5400%
  56    Mesa                            AZ           85213     Maricopa                   20,400,000.00      No           5.6600%
  57    West Hollywood                  CA           90046     Los Angeles                20,000,000.00      No           5.7800%
------------------------------------------------------------------------------------------------------------------------------------
  58    Various                         TX          Various    Various                    19,950,000.00      No           6.1000%
 58.1   Houston                         TX           77030     Harris
 58.2   Grapevine                       TX           76051     Tarrant
------------------------------------------------------------------------------------------------------------------------------------
  59    Toms River                      NJ           08753     Ocean                      19,887,466.37      No           5.8200%
  60    West Paterson                   NJ           07424     Passaic                    19,500,000.00      No           5.6600%
  61    Brooklyn                        NY           11201     Kings                      19,000,000.00      No           5.8100%
  62    Manassas                        VA           20109     Prince William             18,500,000.00      No           5.7500%
  63    Escondido                       CA           92026     San Diego                  18,200,000.00      No           5.6350%
  64    Chicago                         IL           60631     Cook                       18,000,000.00      No           5.8200%
  65    Warren                          NJ           07059     Somerset                   17,700,000.00      No           5.6000%
  66    Bartlett                        TN           38135     Shelby                     17,300,000.00      No           5.6500%
  67    Crofton                         MD           21114     Anne Arundel               17,000,000.00      No           5.8490%
  68    Palm Desert                     CA           92211     Palm Desert                16,900,000.00      No           5.5500%
  69    Beaumont                        TX           77706     Jefferson                  16,800,000.00      No           5.8500%
  70    New York                        NY           10001     New York                   16,500,000.00      No           5.8500%
  71    Marlton                         NJ           08053     Burlington                 16,425,000.00      No           6.1330%
  72    Wayne                           NJ           07470     Passaic                    16,313,423.37      No           5.7900%
  73    Cheektowaga                     NY           14225     Erie                       15,964,206.35      No           5.7900%
------------------------------------------------------------------------------------------------------------------------------------
  74    Various                         FL          Various    Various                    15,801,000.00      No           6.3300%
 74.1   Orlando                         FL           32812     Orange
 74.2   Altamonte Springs               FL           32714     Seminole
------------------------------------------------------------------------------------------------------------------------------------
  75    Harrisburg                      PA           17110     Dauphin                    15,550,000.00      No           5.7200%
  76    Brownsville                     TX           78526     Cameron                    15,100,000.00      No           5.7830%
  77    Metairie                        LA           70005     Jefferson Parish           15,100,000.00      No           5.6000%
  78    Houston                         TX           77058     Harris                     14,900,000.00      No           5.7580%
  79    Baltimore                       MD           21225     Anne Arundel               14,720,000.00      No           5.9800%
  80    New Berlin                      WI           53151     Waukesha                   14,500,000.00      No           5.6740%
  81    San Diego                       CA           92124     San Diego                  14,300,000.00      No           5.6170%
  82    Las Vegas                       NV           89147     Clark                      14,250,000.00      No           5.6600%
  83    Pittsburgh                      PA           15220     Allegheny                  14,000,000.00      No           6.5400%
------------------------------------------------------------------------------------------------------------------------------------
  84    Various                         NC          Various    Various                    13,800,000.00      No           5.8700%
 84.1   Greensboro                      NC           27409     Guilford
 84.2   Greensboro                      NC           27410     Guilford
 84.3   Winston-Salem                   NC           27106     Forsyth
------------------------------------------------------------------------------------------------------------------------------------
  85    Brooklyn                        NY           11231     Kings                      13,200,000.00      No           6.0600%
  86    Metairie                        LA           70001     Jefferson Parish           13,000,000.00      No           5.7200%
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  87    Los Angeles                     CA           90047     Los Angeles                 7,770,000.00   Yes (C3)        5.9800%
  88    Sunland                         CA           91040     Los Angeles                 5,230,000.00   Yes (C3)        5.9800%
------------------------------------------------------------------------------------------------------------------------------------
  89    Various                         NY          Various    Various                    12,971,201.88      No           5.8500%
 89.1   Victor                          NY           14564     Ontario
 89.2   Victor                          NY           14564     Ontario
 89.3   Victor                          NY           14564     Ontario
 89.4   Victor                          NY           14564     Ontario
 89.5   Victor                          NY           14564     Ontario
 89.6   Victor                          NY           14564     Ontario
 89.7   Victor                          NY           14564     Ontario
 89.8   Victor                          NY           14564     Ontario
 89.9   Victor                          NY           14564     Ontario
 89.10  Greece                          NY           14626     Monroe
 89.11  Hilton                          NY           14468     Monroe
------------------------------------------------------------------------------------------------------------------------------------
  90    Richmond                        VA           23294     Henrico                    12,500,000.00      No           5.7500%
  91    Old Bridge                      NJ           08857     Middlesex                  12,483,167.16      No           5.8700%
  92    Radford                         VA           24141     Radford                    12,400,000.00      No           5.9860%
  93    Miami                           FL           33179     Miami-Dade                 12,375,000.00      No           5.8100%
  94    Irving                          TX           75038     Dallas                     11,800,000.00      No           5.9000%
  95    Honolulu                        HI           96817     Honolulu                   11,800,000.00      No           5.8900%
  96    Geneva                          IL           60134     Kane                       11,534,284.35      No           5.7700%
  97    Doral                           FL           33122     Miami-Dade                 11,300,000.00      No           5.8800%
  98    White Marsh                     MD           21162     Baltimore                  11,217,844.72      No           6.2500%
  99    Union District                  WV           25313     Kanawha                    11,200,000.00      No           5.8600%
  100   Charlotte                       NC           28208     Mecklenburg                11,100,000.00      No           5.5500%
  101   Fresno                          CA           93720     Fresno                     11,056,668.12      No           6.1600%
  102   Los Angeles                     CA           90057     Los Angeles                11,000,000.00      No           5.5400%
  103   Amherst                         NY           14226     Erie                       10,964,013.07      No           5.5400%
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  104   Morgantown                      WV           26505     Monongalia                 10,565,249.82      No           5.4900%
 104.1  Morgantown                      WV           26505     Monongalia
 104.2  Morgantown                      WV           26505     Monongalia
 104.3  Morgantown                      WV           26505     Monongalia
 104.4  Morgantown                      WV           26505     Monongalia
------------------------------------------------------------------------------------------------------------------------------------
  105   Crofton                         MD           21114     Anne Arundel               10,500,000.00      No           5.6700%
  106   San Francisco                   CA           94103     San Francisco              10,500,000.00      No           5.8400%
  107   Madison                         WI           53718     Dane                       10,500,000.00      No           5.4500%
  108   Bowling Green                   KY           42104     Warren                     10,485,638.14      No           5.7200%
  109   Centreville                     VA           20121     Fairfax                    10,400,000.00      No           5.7500%
  110   Manassas                        VA           20109     Prince William             10,400,000.00      No           5.7500%
  111   Stockton                        CA           95205     San Joaquin                10,300,000.00      No           5.7800%
  112   Savannah                        GA           31419     Chatham                    10,150,000.00      No           5.8600%
  113   Plantation                      FL           33317     Broward                    10,090,000.00      No           6.0930%
  114   Westminster                     CO           80021     Jefferson                  10,080,000.00      No           5.5800%
  115   Chula Vista                     CA           91910     San Diego                  10,000,000.00      No           5.5300%
  116   Rancho Santa Margarita          CA           92688     Orange                     10,000,000.00      No           5.5900%
  117   Laurel                          MD           20723     Howard                     10,000,000.00      No           5.5400%
  118   Austin                          TX           78749     Travis                     10,000,000.00      No           5.5000%
------------------------------------------------------------------------------------------------------------------------------------

  119   Orlando                         FL           32808     Orange                      7,000,000.00   Yes (C4)        5.9100%
  120   Orlando                         FL           32808     Orange                      3,000,000.00   Yes (C4)        5.8100%
------------------------------------------------------------------------------------------------------------------------------------
  121   Various                      Various        Various    Various                     9,888,519.24      No           7.5702%
 121.1  Oklahoma City                   OK           73102     Oklahoma
 121.2  Lincoln                         NE           68508     Lancaster
 121.3  North Charleston                SC           29418     Charleston
 121.4  Albuquerque                     NM           87102     Bernalillo
 121.5  Tulsa                           OK           74133     Tulsa
 121.6  Sioux Falls                     SD           57104     Minnehaha
------------------------------------------------------------------------------------------------------------------------------------
  122   Ft. Worth                       TX           76133     Tarrant                     9,577,917.56      No           5.6200%
  123   Amherst                         NY           14226     Erie                        9,528,635.68      No           5.7900%
  124   Franklin                        NJ           08873     Somerset                    9,500,000.00      No           5.6170%
  125   Broomfield                      CO           80020     Broomfield                  9,500,000.00      No           5.6100%
  126   Solon                           OH           44139     Cuyahoga                    9,350,036.10      No           5.7900%
------------------------------------------------------------------------------------------------------------------------------------
  127   Various                      Various        Various    Various                     9,241,530.21      No           6.3100%
 127.1  Collierville                    TN           38017     Shelby
 127.2  Collierville                    TN           38017     Shelby
 127.3  Collierville                    TN           38017     Shelby
 127.4  Collierville                    TN           38017     Shelby
 127.5  Collierville                    TN           38017     Shelby
 127.6  Jackson                         TN           38305     Madison
 127.7  Collierville                    TN           38017     Shelby
 127.8  Southaven                       MS           38671     Desoto
 127.9  Memphis                         TN           38134     Shelby
------------------------------------------------------------------------------------------------------------------------------------
  128   Great Neck                      NY           11021     Nassau                      9,220,000.00      No           5.9930%
  129   Peoria                          IL           61615     Peoria                      9,175,000.00      No           5.6700%
  130   Indianapolis                    IN           46227     Marion                      9,146,000.00      No           6.1130%
  131   Tulsa                           OK           74132     Tulsa                       9,040,000.00      No           5.8800%
  132   Houston                         TX           77027     Harris                      9,000,000.00      No           5.7500%
  133   North Platte                    NE           69101     Lincoln                     9,000,000.00      No           6.0300%
  134   San Diego                       CA           92127     San Diego                   9,000,000.00      No           5.6300%
  135   Brick                           NJ           08723     Ocean                       8,900,000.00      No           5.7210%
  136   LaFayette                       LA           70508     Lafayette                   8,834,279.33      No           6.0000%
  137   Victoria                        TX           77904     Victoria                    8,675,000.00      No           5.9000%
  138   Manchester                      NH           03103     Hillsborough                8,660,000.00      No           5.7100%
  139   Chester                         NJ           07930     Morris                      8,600,000.00      No           6.5400%
  140   Lakewood                        OH           44107     Cuyahoga                    8,500,000.00      No           6.0100%
  141   Erie                            PA           16505     Erie                        8,480,351.51      No           5.5900%
  142   Orlando                         FL           32837     Orange                      8,452,826.04      No           5.6500%
  143   Oregon City                     OR           97045     Clackamas                   8,426,076.71      No           5.7800%
  144   Tempe                           AZ           85281     Maricopa                    8,400,000.00      No           5.4900%
  145   Dallas                          TX           75236     Dallas                      8,400,000.00      No           5.5300%
  146   Columbus                        OH           43229     Franklin                    8,350,000.00      No           5.8100%
  147   La Jolla                        CA           92037     San Diego                   8,300,000.00      No           5.8000%
  148   Portland                        OR           97220     Multnomah                   8,238,983.39      No           5.9520%
  149   Houston                         TX           77079     Harris                      8,200,000.00      No           5.7500%
  150   Leesburg                        FL           34748     Lake                        8,165,691.56      No           5.7900%
  151   Glenville                       NY           12302     Schenectady                 8,069,028.73      No           5.7900%
  152   Tustin                          CA           92780     Orange                      8,000,000.00      No           5.8290%
  153   Plano                           TX           75074     Collin                      7,970,000.00      No           6.0645%
------------------------------------------------------------------------------------------------------------------------------------
  154   Various                         TX          Various    Hidalgo                     7,964,303.13      No           5.8300%
 154.1  McAllen                         TX           78504     Hidalgo
 154.2  Mission                         TX           78572     Hidalgo
 154.3  Mission                         TX           78572     Hidalgo
------------------------------------------------------------------------------------------------------------------------------------
  155   Plano                           TX           75074     Collin                      7,760,000.00      No           5.8765%
  156   Houston                         TX           77042     Harris                      7,700,000.00      No           5.5650%
  157   Sterling                        VA           20166     Loudoun                     7,700,000.00      No           6.0200%
  158   Mesa                            AZ           85210     Maricopa                    7,685,000.00      No           5.8100%
  159   Louisville                      CO           80027     Boulder                     7,682,886.73      No           5.8300%
  160   Charleston                      SC           29492     Berkeley                    7,586,320.54      No           5.8600%
  161   Ellensburg                      WA           98926     Kittitas                    7,570,000.00      No           5.6670%
------------------------------------------------------------------------------------------------------------------------------------
  162   Various                      Various        Various    Various                     7,560,000.00      No           6.0000%
 162.1  Greenville                      SC           29605     Greenville
 162.2  Franklin                        NC           28734     Macon
------------------------------------------------------------------------------------------------------------------------------------
  163   Las Vegas                       NV           89128     Clark                       7,400,000.00      No           5.9140%
  164   Novi                            MI           48377     Oakland                     7,352,800.00      No           5.9000%
------------------------------------------------------------------------------------------------------------------------------------
  165   Various                      Various        Various    Various                     7,217,749.00      No           5.8500%
 165.1  Smyrna                          DE           19977     Kent
 165.2  Elkton                          MD           21921     Cecil
 165.3  Middletown                      DE           19709     New Castle
------------------------------------------------------------------------------------------------------------------------------------
  166   Hilliard                        OH           43026     Franklin                    7,200,000.00      No           5.4500%
  167   Portland                        OR           97218     Multnomah                   7,090,517.10      No           5.9500%
  168   Englewood                       NJ           07631     Bergen                      7,080,000.00      No           6.1150%
  169   Mishawaka                       IN           46545     St. Joseph                  7,000,000.00      No           5.7800%
  170   Savannah                        GA           31406     Chatham                     7,000,000.00      No           6.0100%
  171   Norman                          OK           73072     Cleveland                   6,983,003.75      No           5.2900%
  172   Houston                         TX           77003     Harris                      6,944,641.80      No           6.5200%
  173   Auburn                          AL           36830     Lee                         6,900,000.00      No           5.5200%
  174   Northport                       NY           11768     Suffolk                     6,760,000.00      No           5.7300%
  175   New York                        NY           10016     New York                    6,500,000.00      No           5.6030%
  176   New York                        NY           10012     New York                    6,500,000.00      No           6.0500%
  177   Baltimore                       MD           21211     Baltimore City              6,500,000.00      No           6.0300%
  178   Oxford                          MS           38655     Lafayette                   6,451,281.70      No           6.8500%
  179   Rockland                        MA           02370     Plymouth                    6,400,000.00      No           5.7000%
  180   Westport                        CT           06880     Fairfield                   6,300,000.00      No           5.6360%
  181   Thomasville                     GA           31792     Thomas                      6,175,000.00      No           5.6700%
  183   Lackawanna                      NY           14218     Erie                        6,100,000.00      No           5.9000%
  184   Muskegon                        MI           49444     Muskegon                    6,086,662.76      No           5.9300%
  185   Buffalo                         NY           14219     Erie                        6,036,465.53      No           5.7900%
  186   Gardena                         CA           90249     Los Angeles                 6,000,000.00      No           5.6000%
  187   Mesa                            AZ           85206     Maricopa                    6,000,000.00      No           5.7100%
  188   Dayton                          OH           45402     Montgomery                  5,981,061.49      No           5.7300%
  189   Woodland                        CA           95776     Yolo                        5,886,822.68      No           5.8000%
  190   Lisle                           IL           60532     Dupage                      5,825,000.00      No           5.9300%
  191   Edmond                          OK           73003     Oklahoma                    5,750,000.00      No           6.3000%
  192   Los Angeles                     CA           90025     Los Angeles                 5,650,000.00      No           5.7000%
  193   Royal Oak                       MI           48067     Oakland                     5,600,000.00      No           6.0875%
  194   Heath                           OH           43056     Licking                     5,587,735.92      No           5.9200%
  195   Tupelo                          MS           38804     Lee                         5,490,202.55      No           5.9700%
  196   Centennial                      CO           80112     Arapahoe                    5,450,000.00      No           5.7500%
  197   Arlington                       TX           76015     Tarrant                     5,407,382.59      No           8.7600%
  198   Manhattan                       KS           66502     Riley                       5,400,000.00      No           6.0100%
  199   Houston                         TX           77063     Harris                      5,350,000.00      No           5.8600%
  200   Henderson                       NV           89052     Clark                       5,350,000.00      No           5.8600%
  201   Glendale                        CA           91201     Los Angeles                 5,325,000.00      No           6.2000%
  202   Lafayette                       CA           94549     Contra Costa                5,220,706.17      No           7.3400%
  203   Plano                           TX           75074     Collin                      5,200,000.00      No           5.9400%
  204   Memphis                         TN           38125     Shelby                      5,186,628.11      No           5.6400%
  205   Surprise                        AZ           85374     Maricopa                    5,145,000.00      No           5.9500%
  206   Elmwood Park                    IL           60707     Cook                        5,142,873.62      No           5.6100%
  207   Pittsburgh                      PA           15206     Allegheny                   5,100,000.00      No           5.5825%
  208   Ft. Wayne                       IN           46804     Allen                       5,088,459.26      No           5.7200%
  209   Lake Oswego                     OR           97035     Clackamas                   5,028,944.26      No           5.9100%
  210   Charlotte                       NC           28217     Mecklenburg                 5,028,463.55      No           5.6500%
  211   Milton                          WI           53563     Rock                        5,000,000.00      No           5.9800%
------------------------------------------------------------------------------------------------------------------------------------
  212   Various                         GA          Various    Gwinnett                    4,988,959.99      No           5.8700%
 212.1  Lawrenceville                   GA           30045     Gwinnett
 212.2  Buford                          GA           30518     Gwinnett
------------------------------------------------------------------------------------------------------------------------------------
  213   Tampa                           FL           33634     Hillsborough                4,971,379.77      No           6.1000%
  214   San Diego                       CA           92128     San Diego                   4,950,000.00      No           5.5300%
  215   West Allis                      WI           53219     Milwaukee                   4,820,000.00      No           5.7900%
  216   Seattle                         WA           98103     King                        4,800,000.00      No           5.5370%
  217   Richmond                        VA           23220     Richmond City               4,800,000.00      No           5.7600%
  218   Detroit                         MI           48227     Wayne                       4,789,925.29      No           6.1800%
  219   Cranberry Township              PA           16066     Butler                      4,700,000.00      No           5.9700%
  220   Dallas                          TX           75228     Dallas                      4,685,498.48      No           5.8500%
  221   Houston                         TX           77002     Harris                      4,650,000.00      No           5.8500%
  222   New York                        NY           10011     New York                    4,600,000.00      No           5.9000%
  223   Harrisburg                      PA           17109     Dauphin                     4,600,000.00      No           5.0600%
  224   Gates                           NY           14606     Monroe                      4,594,698.14      No           5.7900%
  225   Roanoke                         VA           24019     Roanoke                     4,560,834.15      No           5.9100%
  226   Houston                         TX           77042     Harris                      4,550,000.00      No           5.7500%
  227   Riverside                       CA           92508     Riverside                   4,500,000.00      No           5.6790%
  228   Panama City                     FL           32405     Bay                         4,500,000.00      No           5.7400%
  229   National City                   CA           91950     San Diego                   4,500,000.00      No           5.5900%
  230   Plant City                      FL           33563     Hillsborough                4,465,823.00      No           5.7500%
  231   Westwood                        KS           66205     Johnson                     4,450,000.00      No           5.7700%
  232   Parker                          CO           80134     Douglas                     4,400,000.00      No           5.8900%
  233   West Sacramento                 CA           95691     Yolo                        4,386,059.14      No           5.7100%
  234   Cheektowaga                     NY           14227     Erie                        4,350,000.00      No           5.5800%
  235   Reston                          VA           20191     Fairfax                     4,342,395.33      No           7.3640%
  236   Anoka                           MN           55303     Anoka                       4,339,993.90      No           5.6200%
  237   Houston                         TX           77079     Harris                      4,300,000.00      No           5.7500%
  238   Crawfordsville                  IN           47933     Montgomery                  4,264,000.00      No           6.1230%
  239   Duluth                          GA           30096     Gwinnett                    4,260,000.00      No           6.1900%
  240   Laguna Beach                    CA           92651     Orange                      4,250,000.00      No           5.8970%
  241   Ponchatoula                     LA           70454     Tangipahoa Parich           4,240,000.00      No           6.1000%
  242   Kansas City                     MO           64138     Jackson                     4,237,207.43      No           5.9800%
  243   Cheektowaga                     NY           14215     Erie                        4,234,242.80      No           5.7900%
  244   Newton Centre                   MA           02459     Middlesex                   4,200,000.00      No           5.7200%
  245   New York Mills                  NY           13417     Oneida                      4,190,604.16      No           5.7900%
  246   New York                        NY           10016     New York                    4,100,000.00      No           5.5330%
  247   St. Paul                        MN           55108     Ramsey                      4,092,606.29      No           5.8400%
  248   Vancouver                       WA           98684     Clark                       4,050,000.00      No           6.8500%
  249   Dallas                          TX           75254     Dallas                      4,044,568.55      No           5.9100%
  250   Phoenix                         AZ           85009     Maricopa                    4,000,000.00      No           5.6900%
  251   Houston                         TX           77063     Harris                      4,000,000.00      No           5.7500%
  252   Tukwilia                        WA           98188     King                        4,000,000.00      No           5.7200%
  253   Lakeland                        FL           33815     Polk                        4,000,000.00      No           5.9200%
  254   Manassas                        VA           20109     Prince William              4,000,000.00      No           5.6350%
  255   Short Hills                     NJ           07078     Essex                       4,000,000.00      No           5.8400%
  256   Las Vegas                       NV           89141     Clark                       3,994,774.62      No           6.1700%
  257   Fort Worth                      TX           76110     Tarrant                     3,990,859.07      No           5.6600%
  258   Memphis                         TN           38103     Shelby                      3,951,000.00      No           5.7100%
  259   Brighton                        NY           14623     Monroe                      3,858,155.95      No           6.2740%
  260   Burton                          MI           48509     Genesee                     3,791,443.15      No           5.7500%
  261   Las Vegas                       NV           89121     Clark                       3,700,000.00      No           6.1300%
  262   Greensboro                      NC           27405     Guilford                    3,691,790.19      No           5.8400%
  263   Cincinnati                      OH           45242     Hamilton                    3,682,657.08      No           5.6300%
  264   Asheville                       NC           28806     Buncombe                    3,642,045.58      No           5.9500%
  265   Clemmons                        NC           27012     Forsyth                     3,628,649.74      No           8.8700%
  266   Oceanside                       CA           92057     San Diego                   3,604,930.56      No           5.8000%
  267   Brighton                        MI           48116     Livingston                  3,600,000.00      No           5.6500%
  268   Waukegan                        IL           60085     Lake                        3,591,946.43      No           5.7900%
  269   Greensboro                      NC           27407     Guilford                    3,500,000.00      No           5.9000%
------------------------------------------------------------------------------------------------------------------------------------
  270   Various                         SC          Various    Various                     3,488,969.32      No           5.7800%
 270.1  Summerville                     SC           29483     Berkeley
 270.2  Beech Island                    SC           29842     Aiken
------------------------------------------------------------------------------------------------------------------------------------
  271   Buena Park                      CA           90620     Orange                      3,488,889.72      No           5.7000%
  272   Orangeburg                      SC           29118     Orangeburg                  3,483,804.41      No           5.7500%
  273   Waukesha                        WI           53188     Waukesha                    3,420,000.00      No           5.7500%
  274   Hardyston                       NJ           07419     Sussex                      3,400,000.00      No           5.6200%
  275   Carrollton                      TX           75010     Denton                      3,391,163.51      No           5.5100%
  276   Breckenridge                    CO           80424     Summit                      3,339,613.07      No           5.9000%
  277   Perry                           GA           31069     Houston                     3,320,000.00      No           5.8600%
  278   Cape Elizabeth                  ME           04107     Cumberland                  3,300,000.00      No           5.6700%
  279   Dublin                          OH           43017     Franklin                    3,300,000.00      No           5.9000%
  280   Orangeburg                      SC           29118     Orangeburg                  3,284,729.86      No           5.7500%
  281   Williamsburg                    VA           23185     James City                  3,237,578.54      No           6.2500%
  282   Gastonia                        NC           28052     Gaston                      3,200,000.00      No           6.0900%
  283   Midvale                         UT           84047     Salt Lake                   3,195,717.27      No           5.9300%
  284   New Bedford                     MA           02740     Bristol                     3,150,000.00      No           5.7600%
  285   Athens                          TN           37303     McMinn                      3,140,243.92      No           5.8300%
  286   Middletown                      DE           19709     New Castle                  3,080,000.00      No           5.8700%
  287   Mesa                            AZ           85213     Maricopa                    3,070,000.00      No           5.8400%
  288   Houston                         TX           77063     Harris                      3,033,407.39      No           5.9800%
  289   Bolingbrook                     IL           60440     Will                        3,020,000.00      No           6.0400%
  290   Depew                           NY           14043     Erie                        2,993,288.69      No           5.7900%
  291   Carol Stream                    IL           60188     Dupage                      2,993,255.64      No           5.7600%
  292   Jackson                         MI           49201     Jackson                     2,993,244.59      No           5.7500%
  293   Lancaster                       PA           17603     Lancaster                   2,993,233.53      No           5.7400%
  294   San Diego                       CA           92101     San Diego                   2,990,952.71      No           5.9700%
  295   Lake Stevens                    WA           98205     Snohomish                   2,990,566.52      No           5.7500%
  296   Jacksonville                    FL           32221     Duval                       2,965,892.37      No           9.0000%
  297   Bloomington                     IN           47408     Monroe                      2,940,408.75      No           6.0800%
  298   Seattle                         WA           98134     King                        2,900,000.00      No           5.8400%
  299   Boston                          MA           02115     Suffolk                     2,850,000.00      No           5.7900%
  300   Fort Wayne                      IN           46804     Allen                       2,846,235.72      No           6.0600%
  301   Milford                         MA           01757     Worcester                   2,800,000.00      No           5.6400%
  302   Pembroke                        NC           28372     Robeson                     2,793,746.35      No           5.8000%
  303   North Ogden                     UT           84404     Weber                       2,745,068.87      No           5.9000%
  304   Panama City Beach               FL           32408     Bay                         2,713,696.22      No           6.3800%
  305   Shelby Township                 MI           48316     Macomb                      2,694,096.64      No           5.9300%
  306   Pomona                          CA           91766     Los Angeles                 2,646,420.37      No           5.8400%
  307   Bradenton                       FL           34208     Manatee                     2,646,416.66      No           5.8300%
  308   Brentwood                       TN           37027     Williamson                  2,635,000.00      No           5.8500%
  309   Albemarle                       NC           28001     Stanly                      2,596,579.70      No           6.1000%
  310   Irvine                          CA           92614     Orange                      2,574,294.02      No           5.8600%
  311   West Hartford                   CT           06110     Hartford                    2,565,000.00      No           6.1300%
  312   Las Vegas                       NV           89119     Clark                       2,544,387.99      No           5.8900%
  313   Santa Fe Springs                CA           90670     Los Angeles                 2,500,000.00      No           5.7900%
  314   Fayetteville                    NC           28306     Cumberland                  2,494,675.04      No           6.0900%
  315   Waukesha                        WI           53189     Waukesha                    2,445,000.00      No           5.6700%
  316   Wilkes-Barre                    PA           18702     Luzerne                     2,394,970.85      No           6.1900%
  317   Chicago                         IL           60632     Cook                        2,386,859.09      No           6.1100%
  318   Greenville                      SC           29615     Greenville                  2,350,000.00      No           6.1900%
  319   Amherst                         NY           14228     Erie                        2,321,843.04      No           5.7900%
  320   La Porte                        TX           77571     Harris                      2,314,818.41      No           5.8000%
  321   Columbus                        OH           43230     Franklin                    2,300,000.00      No           5.9500%
  322   Copperas Cove                   TX           76522     Coryell                     2,300,000.00      No           5.8600%
  323   South St. Paul                  MN           55075     Dakota                      2,295,852.31      No           5.8400%
  324   Carson City                     NV           89706     Lyon                        2,295,012.16      No           5.9800%
  325   Macedon                         NY           14502     Wayne                       2,277,629.61      No           7.8610%
  326   Goldsboro                       NC           27530     Wayne                       2,200,000.00      No           5.7100%
  327   Altamonte Springs               FL           32714     Seminole                    2,197,049.59      No           5.9100%
  328   Everett                         WA           98201     Snohomish                   2,197,022.07      No           5.8200%
  329   Buffalo                         NY           14210     Erie                        2,195,070.31      No           5.7800%
  330   Upper Marlboro                  MD           20774     Prince Georges              2,150,000.00      No           5.9610%
  331   Lansing                         MI           48912     Ingham                      2,141,575.54      No           6.1200%
  332   San Diego                       CA           92111     San Diego                   2,107,000.00      No           5.7000%
  333   Greenville                      NC           27834     Pitt                        2,095,347.99      No           5.8500%
  334   Banner Elk                      NC           28604     Avery                       2,050,000.00      No           5.8800%
  335   Phenix City                     AL           36867     Russell                     2,050,000.00      No           6.0000%
  336   Sugar Land                      TX           77478     Fort Bend                   2,018,927.92      No           6.0000%
  337   West Hollywood                  CA           90069     Los Angeles                 2,000,000.00      No           5.7600%
  338   White Sulphur Springs           WV           24986     Greenbrier                  2,000,000.00      No           5.8000%
  339   San Jose                        CA           95122     Santa Clara                 2,000,000.00      No           5.7500%
  340   Tucson                          AZ           85746     Pima                        2,000,000.00      No           5.6700%
  341   Placentia                       CA           92870     Orange                      2,000,000.00      No           5.8800%
  342   Johnson City                    NY           13790     Broome                      1,995,525.79      No           5.7900%
  343   Tracy                           CA           95377     San Joaquin                 1,994,802.07      No           5.5100%
  344   Sun City Center                 FL           33573     Hillsborough                1,945,750.39      No           5.9500%
  345   Santa Monica                    CA           90403     Los Angeles                 1,925,000.00      No           5.8600%
  346   Bradenton                       FL           34203     Manatee                     1,920,000.00      No           6.0100%
  347   Glendale                        AZ           85301     Maricopa                    1,894,115.38      No           5.8300%
  348   Spring Lake                     MI           49456     Ottawa                      1,884,079.38      No           5.7700%
  349   North Ogden                     UT           84404     Weber                       1,847,529.11      No           5.9500%
  350   Indianapolis                    IN           46240     Marion                      1,800,000.00      No           6.1600%
  351   Olathe                          KS           66062     Johnson                     1,796,012.56      No           5.8500%
  352   Coloma                          MI           49038     Berrien                     1,789,376.97      No           5.7700%
  353   Kansas City                     MO           64111     Jackson                     1,697,794.53      No           6.2400%
  354   Placentia                       CA           92870     Orange                      1,650,000.00      No           5.8800%
  355   Calera                          AL           35040     Shelby                      1,646,553.73      No           6.2100%
  356   Simpsonville                    SC           29681     Greenville                  1,646,247.85      No           5.6900%
  357   Rochester                       NY           14604     Monroe                      1,600,000.00      No           5.9600%
  358   Pryor                           OK           74361     Mayes                       1,575,000.00      No           6.5100%
  359   Phenix City                     AL           36869     Russell                     1,540,446.27      No           6.0900%
  360   Savannah                        GA           31419     Chatham                     1,518,026.10      No           6.2300%
  361   Houston                         TX           77057     Harris                      1,493,122.21      No           6.2800%
  362   Austin                          TX           78721     Travis                      1,460,000.00      No           5.9700%
  363   Longmont                        CO           80503     Boulder                     1,445,498.05      No           5.8900%
  364   Ayden                           NC           28513     Pitt                        1,391,537.15      No           6.5100%
  365   Alpharetta                      GA           30005     Fulton                      1,386,682.74      No           5.9900%
  367   Houston                         TX           77080     Harris                      1,288,883.01      No           6.4800%
  368   Placentia                       CA           92870     Orange                      1,275,000.00      No           5.8800%
------------------------------------------------------------------------------------------------------------------------------------
  369   Various                         NY          Various    Ontario                     1,248,401.86      No           6.3900%
 369.1  Clifton Springs                 NY           14432     Ontario
 369.2  Manchester                      NY           14504     Ontario
------------------------------------------------------------------------------------------------------------------------------------
  370   Redlands                        CA           92373     San Bernardino              1,247,302.48      No           6.0100%
  371   Miramar                         FL           33023     Broward                     1,246,349.76      No           6.3400%
  372   Birmingham                      AL           35205     Jefferson                   1,246,134.82      No           5.9200%
  373   Frankfort                       NY           13340     Herkimer                    1,236,366.17      No           6.1200%
  374   Tallahassee                     FL           32304     Leon                        1,200,000.00      No           5.9100%
  375   Virginia Beach                  VA           23451     Virginia Beach City         1,198,133.18      No           6.2000%
  376   Georgetown                      DE           19947     Sussex                      1,142,375.21      No           5.8600%
  377   Houston                         TX           77034     Harris                      1,110,196.89      No           6.0600%
  378   Columbus                        OH           43228     Franklin                    1,106,614.14      No           6.0200%
  379   Loveland                        CO           80537     Larimer                     1,100,000.00      No           6.0560%
  380   Brigham City                    UT           84302     Box Elder                   1,097,691.21      No           6.1800%

PRESENTED BELOW, SEPARATE FROM THE REST OF THE POOLED MORTGAGED LOANS, IS THE ANNEX A-1 INFORMATION FOR THE ONE WORLD
FINANCIAL CENTER NON-POOLED PORTION, WHICH IS ASSOCIATED WITH THE CLASS WFC-1, WFC-2 AND WFC-3 CERTIFICATES. THE ONE
WORLD FINANCIAL CENTER NON-POOLED PORTION IS NOT INCLUDED IN THE INITIAL NET MORTGAGE POOL BALANCE.

  6b                                                                                      40,500,000.00      No          5.713576%

                                                                        ADDITIONAL
             MASTER                                                      INTEREST
 LOAN      SERVICING    ARD LOAN                                           RATE
NUMBER      FEE RATE    (YES/NO)?    ARD                                AFTER ARD
---------------------------------------------------------------------------------------------------------------------------

   1       0.0200%        No
---------------------------------------------------------------------------------------------------------------------------
   2       0.0200%        No
  2.1
  2.2
  2.3
  2.4
---------------------------------------------------------------------------------------------------------------------------
   3       0.0200%        No
---------------------------------------------------------------------------------------------------------------------------

   4       0.0200%        No
   5       0.0200%        No
---------------------------------------------------------------------------------------------------------------------------
   6       0.0200%        No
   7       0.0200%        No
   8       0.0200%        No
---------------------------------------------------------------------------------------------------------------------------
   9       0.0200%        No
  9.1
  9.2
  9.3
  9.4
  9.5
  9.6
  9.7
  9.8
  9.9
 9.10
 9.11
 9.12
 9.13
 9.14
 9.15
---------------------------------------------------------------------------------------------------------------------------
  10       0.0200%        No
 10.1
 10.2
 10.3
 10.4
 10.5
 10.6
 10.7
 10.8
 10.9
 10.10
 10.11
 10.12
 10.13
 10.14
 10.15
 10.16
 10.17
 10.18
 10.19
 10.20
---------------------------------------------------------------------------------------------------------------------------
  11       0.0200%        No
  12       0.0300%        No
  13       0.0200%        No
  14       0.0200%        No
  15       0.0300%        No
  16       0.0300%        No
  17       0.0300%        No
  18       0.0200%        No
---------------------------------------------------------------------------------------------------------------------------
  19       0.0300%        No
 19.1
 19.2
 19.3
 19.4
 19.5
 19.6
 19.7
 19.8
 19.9
 19.10
 19.11
 19.12
---------------------------------------------------------------------------------------------------------------------------
  20       0.0200%        No
  21       0.0300%        No
  22       0.0300%        No
  23       0.0300%        No
  24       0.0300%        No
  25       0.0200%        No
  26       0.0350%        No
  27       0.0300%        No
  28       0.0200%       Yes       12/06/16   Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield
  29       0.0300%        No
  30       0.0500%        No
  31       0.0300%        No
---------------------------------------------------------------------------------------------------------------------------
  32       0.0300%        No
 32.1
 32.2
 32.3
 32.4
 32.5
 32.6
 32.7
 32.8
 32.9
 32.10
 32.11
 32.12
---------------------------------------------------------------------------------------------------------------------------
  33       0.0350%        No
  34       0.0200%        No
  35       0.0300%        No
  36       0.0600%        No
  37       0.0200%        No
  38       0.0200%        No
  39       0.0200%        No
  40       0.0200%        No
  41       0.0200%        No
  42       0.0500%        No
  43       0.0300%        No
---------------------------------------------------------------------------------------------------------------------------

  44       0.0600%        No
  45       0.0600%        No
---------------------------------------------------------------------------------------------------------------------------
  46       0.0200%        No
  47       0.0300%        No
  48       0.0300%        No
  49       0.0700%        No
  50       0.0200%        No
  51       0.0200%       Yes       12/06/16   Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield
  52       0.0200%        No
  53       0.0300%        No
  54       0.0200%        No
  55       0.0300%        No
  56       0.0800%        No
  57       0.0200%        No
---------------------------------------------------------------------------------------------------------------------------
  58       0.0200%        No
 58.1
 58.2
---------------------------------------------------------------------------------------------------------------------------
  59       0.0300%        No
  60       0.0300%        No
  61       0.0300%        No
  62       0.0300%        No
  63       0.0300%        No
  64       0.0200%        No
  65       0.0200%        No
  66       0.0300%        No
  67       0.0400%        No
  68       0.0300%        No
  69       0.0200%        No
  70       0.0300%        No
  71       0.0400%        No
  72       0.0300%        No
  73       0.0300%        No
---------------------------------------------------------------------------------------------------------------------------
  74       0.0200%        No
 74.1
 74.2
---------------------------------------------------------------------------------------------------------------------------
  75       0.0200%       Yes       12/06/16   Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield
  76       0.0200%        No
  77       0.0300%        No
  78       0.0300%        No
  79       0.0200%        No
  80       0.0200%        No
  81       0.0200%        No
  82       0.0300%        No
  83       0.1000%        No
---------------------------------------------------------------------------------------------------------------------------
  84       0.0700%        No
 84.1
 84.2
 84.3
---------------------------------------------------------------------------------------------------------------------------
  85       0.0300%        No
  86       0.0200%        No
---------------------------------------------------------------------------------------------------------------------------

  87       0.0200%        No
  88       0.0200%        No
---------------------------------------------------------------------------------------------------------------------------
  89       0.0200%        No
 89.1
 89.2
 89.3
 89.4
 89.5
 89.6
 89.7
 89.8
 89.9
 89.10
 89.11
---------------------------------------------------------------------------------------------------------------------------
  90       0.0500%        No
  91       0.0200%        No
  92       0.0500%        No
  93       0.0200%        No
  94       0.0500%        No
  95       0.0200%        No
  96       0.0600%        No
  97       0.0200%        No
  98       0.0200%        No
  99       0.0200%        No
  100      0.0200%        No
  101      0.0300%        No
  102      0.0200%        No
  103      0.0300%        No
---------------------------------------------------------------------------------------------------------------------------
  104      0.0200%        No
 104.1
 104.2
 104.3
 104.4
---------------------------------------------------------------------------------------------------------------------------
  105      0.0200%        No
  106      0.0500%        No
  107      0.0200%        No
  108      0.0700%        No
  109      0.0300%        No
  110      0.0300%        No
  111      0.0200%        No
  112      0.0200%        No
  113      0.0200%        No
  114      0.0200%        No
  115      0.0200%        No
  116      0.0200%        No
  117      0.0200%        No
  118      0.0200%        No
---------------------------------------------------------------------------------------------------------------------------

  119      0.0200%        No
  120      0.0200%        No
---------------------------------------------------------------------------------------------------------------------------
  121      0.0200%        No
 121.1
 121.2
 121.3
 121.4
 121.5
 121.6
---------------------------------------------------------------------------------------------------------------------------
  122      0.0300%        No
  123      0.0300%        No
  124      0.0200%        No
  125      0.0300%        No
  126      0.0300%        No
---------------------------------------------------------------------------------------------------------------------------
  127      0.0200%        No
 127.1
 127.2
 127.3
 127.4
 127.5
 127.6
 127.7
 127.8
 127.9
---------------------------------------------------------------------------------------------------------------------------
  128      0.0200%        No
  129      0.0200%        No
  130      0.0200%        No
  131      0.0200%        No
  132      0.0200%       Yes       12/06/16   Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield
  133      0.0300%        No
  134      0.0800%        No
  135      0.0200%        No
  136      0.0200%        No
  137      0.0500%        No
  138      0.0200%        No
  139      0.0300%        No
  140      0.0600%        No
  141      0.0300%        No
  142      0.0300%        No
  143      0.0200%        No
  144      0.0200%        No
  145      0.0900%        No
  146      0.0200%        No
  147      0.0200%        No
  148      0.0200%        No
  149      0.0300%        No
  150      0.0300%        No
  151      0.0300%        No
  152      0.0300%        No
  153      0.0200%       Yes       12/06/16                   2% plus initial interest rate
---------------------------------------------------------------------------------------------------------------------------
  154      0.0200%        No
 154.1
 154.2
 154.3
---------------------------------------------------------------------------------------------------------------------------
  155      0.0900%        No
  156      0.0600%        No
  157      0.0200%        No
  158      0.0300%        No
  159      0.0200%        No
  160      0.0200%        No
  161      0.0200%        No
---------------------------------------------------------------------------------------------------------------------------
  162      0.0200%        No
 162.1
 162.2
---------------------------------------------------------------------------------------------------------------------------
  163      0.0300%        No
  164      0.0200%        No
---------------------------------------------------------------------------------------------------------------------------
  165      0.0300%        No
 165.1
 165.2
 165.3
---------------------------------------------------------------------------------------------------------------------------
  166      0.0200%        No
  167      0.0200%        No
  168      0.0200%        No
  169      0.0700%        No
  170      0.0200%        No
  171      0.0800%        No
  172      0.0200%        No
  173      0.0200%        No
  174      0.0200%        No
  175      0.0200%       Yes       10/06/16   Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield
  176      0.0300%        No
  177      0.0300%        No
  178      0.1000%        No
  179      0.0350%        No
  180      0.0200%        No
  181      0.0300%        No
  183      0.0200%        No
  184      0.0200%        No
  185      0.0300%        No
  186      0.0300%        No
  187      0.0300%        No
  188      0.0200%        No
  189      0.0200%        No
  190      0.0200%        No
  191      0.0700%        No
  192      0.0300%        No
  193      0.0200%        No
  194      0.0200%        No
  195      0.0700%        No
  196      0.0200%        No
  197      0.0200%        No
  198      0.0300%        No
  199      0.0200%        No
  200      0.0200%        No
  201      0.0800%        No
  202      0.0200%        No
  203      0.0700%        No
  204      0.1000%        No
  205      0.0400%        No
  206      0.0200%        No
  207      0.0200%        No
  208      0.0300%        No
  209      0.0200%        No
  210      0.0200%        No
  211      0.0200%        No
---------------------------------------------------------------------------------------------------------------------------
  212      0.0600%        No
 212.1
 212.2
---------------------------------------------------------------------------------------------------------------------------
  213      0.0300%        No
  214      0.0200%        No
  215      0.0800%        No
  216      0.0300%        No
  217      0.1200%        No
  218      0.0200%        No
  219      0.0400%        No
  220      0.0200%        No
  221      0.0200%       Yes       12/06/16   Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield
  222      0.0300%        No
  223      0.0200%        No
  224      0.0300%        No
  225      0.0900%        No
  226      0.0200%       Yes       12/06/16   Greater of (i) 2% plus initial rate or (ii) 3% plus annualized yield
  227      0.0300%        No
  228      0.0200%        No
  229      0.0200%        No
  230      0.1000%        No
  231      0.0200%        No
  232      0.0200%        No
  233      0.0200%        No
  234      0.0200%        No
  235      0.0200%        No
  236      0.0200%        No
  237      0.0300%        No
  238      0.0200%        No
  239      0.0200%       Yes       05/01/14                   2% plus initial interest rate
  240      0.0700%        No
  241      0.0300%        No
  242      0.0200%        No
  243      0.0300%        No
  244      0.0200%        No
  245      0.0300%        No
  246      0.0200%        No
  247      0.0800%        No
  248      0.0200%        No
  249      0.0200%        No
  250      0.0600%        No
  251      0.0200%       Yes       12/06/16   Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield
  252      0.0800%        No
  253      0.0200%        No
  254      0.0800%        No
  255      0.0300%        No
  256      0.0200%        No
  257      0.0200%        No
  258      0.0700%        No
  259      0.0200%        No
  260      0.0200%        No
  261      0.0800%        No
  262      0.0600%        No
  263      0.0200%        No
  264      0.0200%        No
  265      0.0200%        No
  266      0.0300%        No
  267      0.0700%        No
  268      0.0300%        No
  269      0.0300%        No
---------------------------------------------------------------------------------------------------------------------------
  270      0.0200%        No
 270.1
 270.2
---------------------------------------------------------------------------------------------------------------------------
  271      0.0200%        No
  272      0.1000%        No
  273      0.0700%        No
  274      0.0200%        No
  275      0.0200%        No
  276      0.0200%        No
  277      0.0200%        No
  278      0.0200%        No
  279      0.0800%        No
  280      0.1000%        No
  281      0.1200%        No
  282      0.0300%        No
  283      0.0200%        No
  284      0.0200%        No
  285      0.0800%        No
  286      0.0300%        No
  287      0.0700%        No
  288      0.0500%        No
  289      0.0200%        No
  290      0.0300%        No
  291      0.0700%        No
  292      0.0200%        No
  293      0.0200%        No
  294      0.0200%        No
  295      0.0200%        No
  296      0.0200%        No
  297      0.0200%        No
  298      0.0800%        No
  299      0.0300%        No
  300      0.0200%        No
  301      0.0200%        No
  302      0.0200%        No
  303      0.0200%        No
  304      0.0200%        No
  305      0.0200%        No
  306      0.1200%        No
  307      0.0200%        No
  308      0.1000%        No
  309      0.0200%        No
  310      0.0200%        No
  311      0.0600%        No
  312      0.0200%        No
  313      0.0200%        No
  314      0.0200%        No
  315      0.0200%        No
  316      0.0200%        No
  317      0.0200%        No
  318      0.0200%        No
  319      0.0300%        No
  320      0.0600%        No
  321      0.0200%        No
  322      0.0200%        No
  323      0.0800%        No
  324      0.0200%        No
  325      0.0200%        No
  326      0.0200%        No
  327      0.0200%        No
  328      0.0200%        No
  329      0.0300%        No
  330      0.0500%       Yes       12/06/16   Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield
  331      0.0200%        No
  332      0.0700%        No
  333      0.0200%        No
  334      0.1000%        No
  335      0.0500%        No
  336      0.0200%        No
  337      0.0200%        No
  338      0.0200%        No
  339      0.0200%        No
  340      0.0200%        No
  341      0.0700%        No
  342      0.0300%        No
  343      0.0600%        No
  344      0.1200%        No
  345      0.0600%        No
  346      0.0200%        No
  347      0.1200%        No
  348      0.0200%        No
  349      0.0200%        No
  350      0.0800%        No
  351      0.0800%        No
  352      0.0200%        No
  353      0.0300%        No
  354      0.0700%        No
  355      0.0200%        No
  356      0.0200%        No
  357      0.0200%        No
  358      0.0300%        No
  359      0.0200%        No
  360      0.0200%        No
  361      0.0200%        No
  362      0.1200%        No
  363      0.0200%        No
  364      0.0200%        No
  365      0.0800%        No
  367      0.0200%        No
  368      0.0700%        No
---------------------------------------------------------------------------------------------------------------------------
  369      0.0200%        No
 369.1
 369.2
---------------------------------------------------------------------------------------------------------------------------
  370      0.0200%        No
  371      0.0200%        No
  372      0.1450%        No
  373      0.0200%        No
  374      0.1450%        No
  375      0.0200%        No
  376      0.0200%        No
  377      0.0200%        No
  378      0.0200%        No
  379      0.0200%        No
  380      0.0200%        No

PRESENTED BELOW, SEPARATE FROM THE REST OF THE POOLED MORTGAGED LOANS, IS THE ANNEX A-1 INFORMATION FOR THE ONE WORLD
FINANCIAL CENTER NON-POOLED PORTION, WHICH IS ASSOCIATED WITH THE CLASS WFC-1, WFC-2 AND WFC-3 CERTIFICATES. THE ONE
WORLD FINANCIAL CENTER NON-POOLED PORTION IS NOT INCLUDED IN THE INITIAL NET MORTGAGE POOL BALANCE.

  6b       0.0199%

         INTEREST                                                                       PERIODIC            ORIGINAL      REMAINING
         RESERVE                                                                         PAYMENT             TERM TO      TERM TO
         MORTGAGE                                                 STATED                ON FIRST           MATURITY /     MATURITY /
 LOAN      LOAN            LOAN               GRACE              MATURITY               DUE DATE               ARD          ARD
NUMBER  (YES/NO)?          TYPE               PERIOD               DATE               AFTER CLOSING         (MONTHS)      (MONTHS)
-----------------------------------------------------------------------------------------------------------------------------------

   1      Yes         Interest Only             0                02/01/12              1,782,155.56           60             59
-----------------------------------------------------------------------------------------------------------------------------------
   2      Yes         Interest Only         (Note 1)             09/01/11              1,949,134.47           60             54
  2.1
  2.2
  2.3
  2.4
-----------------------------------------------------------------------------------------------------------------------------------
   3      Yes         Interest Only             0                12/01/16              1,528,036.50          120             117
-----------------------------------------------------------------------------------------------------------------------------------

   4      Yes         Interest Only             0                01/01/17                688,027.78          120             118
   5      Yes         Interest Only             0                01/01/17                635,413.89          120             118
-----------------------------------------------------------------------------------------------------------------------------------
   6      Yes         Interest Only             5                02/01/17              1,264,446.11          120             119
   7      Yes         Interest Only             0                01/01/14              1,229,666.67           84             82
   8      Yes         Interest Only             5                01/01/12              1,162,220.14           60             58
-----------------------------------------------------------------------------------------------------------------------------------
   9      Yes         Interest Only             0                01/01/14                846,920.00           84             82
  9.1
  9.2
  9.3
  9.4
  9.5
  9.6
  9.7
  9.8
  9.9
 9.10
 9.11
 9.12
 9.13
 9.14
 9.15
-----------------------------------------------------------------------------------------------------------------------------------
  10      Yes         Interest Only             0                02/01/16                836,380.00          109             107
 10.1
 10.2
 10.3
 10.4
 10.5
 10.6
 10.7
 10.8
 10.9
 10.10
 10.11
 10.12
 10.13
 10.14
 10.15
 10.16
 10.17
 10.18
 10.19
 10.20
-----------------------------------------------------------------------------------------------------------------------------------
  11      Yes         Interest Only             5                11/06/16                701,762.50          120             116
  12      Yes         Interest Only             5                04/01/17           715,441.25 (Note 4)      121             121
  13      Yes         Interest Only             5                01/01/12                576,894.50           60             58
  14      Yes         Interest Only             5                01/01/12                484,805.56           60             58
  15      Yes       Partial IO/Balloon          0                01/01/17                509,352.39          120             118
  16      Yes       Partial IO/Balloon          5                01/01/17                431,274.58          120             118
  17      Yes         Interest Only             5                02/01/17                393,500.06          120             119
  18      Yes         Interest Only             0                01/06/17                364,895.83          120             118
-----------------------------------------------------------------------------------------------------------------------------------
  19      Yes       Partial IO/Balloon          5                02/01/17                372,000.00          120             119
 19.1
 19.2
 19.3
 19.4
 19.5
 19.6
 19.7
 19.8
 19.9
 19.10
 19.11
 19.12
-----------------------------------------------------------------------------------------------------------------------------------
  20      Yes         Interest Only             5                01/01/17                300,570.83          120             118
  21      Yes         Interest Only             5                01/01/17                303,800.00          120             118
  22      Yes         Interest Only             5                02/01/17                269,381.39          120             119
  23      Yes         Interest Only             0                11/06/16                253,597.22          120             116
  24      Yes       Partial IO/Balloon          5                03/01/17                226,971.67          120             120
  25      Yes         Interest Only             0                01/01/17                215,880.56          120             118
  26      Yes         Interest Only             0                10/06/16                206,831.35          120             115
  27      Yes         Interest Only             5                02/01/12                200,182.50           60             59
  28      Yes       Interest Only/ARD           0                12/06/36                192,200.00          120             117
  29      Yes       Partial IO/Balloon          5                04/01/17           183,244.44 (Note 4)      121             121
  30      Yes       Partial IO/Balloon          5                01/01/17                180,359.72          120             118
  31      Yes       Partial IO/Balloon          5                03/01/17                186,806.00          120             120
-----------------------------------------------------------------------------------------------------------------------------------
  32      Yes       Partial IO/Balloon          5                02/01/12                191,363.00           60             59
 32.1
 32.2
 32.3
 32.4
 32.5
 32.6
 32.7
 32.8
 32.9
 32.10
 32.11
 32.12
-----------------------------------------------------------------------------------------------------------------------------------
  33      Yes       Partial IO/Balloon          0                02/06/17                169,188.96          120             119
  34      Yes         Interest Only             0                11/06/16                177,322.96          120             116
  35      Yes       Partial IO/Balloon          5                01/01/17                163,099.61          120             118
  36      Yes       Partial IO/Balloon          5                01/01/17                157,066.67          120             118
  37      Yes         Interest Only             0                01/06/17                139,112.50          120             118
  38      Yes       Partial IO/Balloon          5                12/06/16                147,120.83          120             117
  39      Yes            Balloon                5                02/01/17                187,826.53          120             119
  40      Yes         Interest Only             5                12/01/11                142,735.77           60             57
  41      Yes       Partial IO/Balloon          0                12/06/16                134,925.35          120             117
  42      Yes       Partial IO/Balloon          5                10/01/16                141,994.64          120             115
  43      Yes       Partial IO/Balloon          5                02/01/17                137,601.25          120             119
-----------------------------------------------------------------------------------------------------------------------------------

  44      Yes       Partial IO/Balloon          5                01/01/17                 96,060.39          120             118
  45      Yes       Partial IO/Balloon          5                01/01/17                 33,347.39          120             118
-----------------------------------------------------------------------------------------------------------------------------------
  46      Yes       Partial IO/Balloon          0                12/06/16                123,220.04          120             117
  47      Yes         Interest Only             5                02/01/17                123,249.97          120             119
  48      Yes       Partial IO/Balloon          5                02/01/17                131,157.56          120             119
  49      Yes       Partial IO/Balloon          5                01/01/17                126,152.78          120             118
  50      Yes       Partial IO/Balloon          5                02/01/17                119,263.89          120             119
  51      Yes       Interest Only/ARD           0                12/06/36                123,289.58          120             117
  52      Yes         Interest Only             5                01/01/14                122,284.67           84             82
  53      Yes       Partial IO/Balloon          5                11/01/15                109,968.63          120             104
  54      Yes       Partial IO/Balloon          0                08/05/16                101,085.83          120             113
  55      Yes       Partial IO/Balloon          5                01/01/17                 97,796.39          120             118
  56      Yes       Partial IO/Balloon          5                01/01/17                 99,427.33          120             118
  57      Yes         Interest Only             0                01/06/17                 99,544.44          120             118
-----------------------------------------------------------------------------------------------------------------------------------
  58      Yes       Partial IO/Balloon          0                12/06/16                104,792.92          120             117
 58.1
 58.2
-----------------------------------------------------------------------------------------------------------------------------------
  59      Yes            Balloon                5                01/01/17                126,352.01          120             118
  60      Yes       Partial IO/Balloon          5                01/01/17                 95,040.83          120             118
  61      Yes         Interest Only             5                01/01/12                 95,058.06           60             58
  62      Yes       Partial IO/Balloon          5                04/01/17            91,600.69 (Note 4)      121             121
  63      Yes         Interest Only             5                02/01/17                 88,312.97          120             119
  64      Yes       Partial IO/Balloon          5                03/01/17                 90,210.00          120             120
  65      Yes       Partial IO/Balloon          0                01/06/17                 85,353.33          120             118
  66      Yes       Partial IO/Balloon          5                02/01/16                 84,169.31          120             107
  67      Yes       Partial IO/Balloon          0                01/06/17                 85,622.86          120             118
  68      Yes       Partial IO/Balloon          0                01/06/17                 80,767.92          120             118
  69      Yes         Interest Only             0                01/06/17                 84,630.00          120             118
  70      Yes       Partial IO/Balloon          5                03/01/17                 83,118.75          120             120
  71      Yes       Partial IO/Balloon          5                01/01/17                 86,743.62          120             118
  72      Yes            Balloon                5                01/01/17                 95,830.03          120             118
  73      Yes            Balloon                5                01/01/17                 93,778.62          120             118
-----------------------------------------------------------------------------------------------------------------------------------
  74      Yes       Partial IO/Balloon          0                01/06/17                 86,128.62          120             118
 74.1
 74.2
-----------------------------------------------------------------------------------------------------------------------------------
  75      Yes         Partial IO/ARD            0                12/06/36                 76,592.39          120             117
  76      Yes       Partial IO/Balloon          0                12/06/16                 75,195.06          120             117
  77      Yes       Partial IO/Balloon          5                01/01/17                 72,815.56          120             118
  78      Yes       Partial IO/Balloon          5                02/01/17                 73,878.34          120             119
  79      Yes       Partial IO/Balloon          0                12/06/16                 75,799.82          120             117
  80      Yes         Interest Only             0                12/06/16                 70,846.19          120             117
  81      Yes         Interest Only             5                12/01/11                 69,167.11           60             57
  82      Yes       Partial IO/Balloon          5                04/01/17            69,452.92 (Note 4)      121             121
  83      Yes       Partial IO/Balloon          5                07/01/13                 78,843.33           84             76
-----------------------------------------------------------------------------------------------------------------------------------
  84      Yes       Partial IO/Balloon          5                12/01/16                 69,755.17          120             117
 84.1
 84.2
 84.3
-----------------------------------------------------------------------------------------------------------------------------------
  85      Yes         Interest Only             5                03/01/12                 68,882.00           60             60
  86      Yes       Partial IO/Balloon          5                02/01/17                 64,032.22          120             119
-----------------------------------------------------------------------------------------------------------------------------------

  87      Yes       Partial IO/Balloon          5                12/01/16                 40,011.18          120             117
  88      Yes       Partial IO/Balloon          5                12/01/16                 26,931.59          120             117
-----------------------------------------------------------------------------------------------------------------------------------
  89      Yes            Balloon                5                01/01/17                 76,692.32          120             118
 89.1
 89.2
 89.3
 89.4
 89.5
 89.6
 89.7
 89.8
 89.9
 89.10
 89.11
-----------------------------------------------------------------------------------------------------------------------------------
  90      Yes       Partial IO/Balloon          5                02/01/17                 61,892.36          120             119
  91      Yes            Balloon                5                02/01/17                 73,902.28          120             119
  92      Yes       Partial IO/Balloon          0                11/06/16                 63,917.18          120             116
  93      Yes       Partial IO/Balloon          0                12/06/11                 61,912.81           60             57
  94      Yes       Partial IO/Balloon          0                11/06/16                 59,950.56          120             116
  95      Yes       Partial IO/Balloon          0                02/06/17                 59,848.94          120             119
  96      Yes            Balloon                5                02/01/17                 67,549.48          120             119
  97      Yes       Partial IO/Balloon          5                02/01/17                 57,215.67          120             119
  98      Yes            Balloon                0                12/06/16                 69,268.19          120             117
  99      Yes       Partial IO/Balloon          5                01/01/17                 56,516.44          120             118
  100     Yes         Interest Only             5                01/01/15                 53,048.75           96             94
  101     Yes            Balloon                5                01/01/17                 67,574.23          120             118
  102     Yes         Interest Only             0                02/06/17                 52,476.11          120             119
  103     Yes            Balloon                5                12/01/16                 62,733.13          120             117
-----------------------------------------------------------------------------------------------------------------------------------
  104     Yes            Balloon                5                01/01/17                 65,029.99          120             118
 104.1
 104.2
 104.3
 104.4
-----------------------------------------------------------------------------------------------------------------------------------
  105     Yes       Partial IO/Balloon          5                02/01/17                 51,266.25          120             119
  106     Yes       Partial IO/Balloon          5                01/01/17                 52,803.33          120             118
  107     Yes         Interest Only             5                02/01/17                 49,277.08          120             119
  108     Yes            Balloon                5                02/01/17                 61,075.19          120             119
  109     Yes       Partial IO/Balloon          5                04/01/17            51,494.44 (Note 4)      121             121
  110     Yes       Partial IO/Balloon          5                04/01/17            51,494.44 (Note 4)      121             121
  111     Yes       Partial IO/Balloon          0                01/06/17                 51,265.39          120             118
  112     Yes       Partial IO/Balloon          5                02/01/17                 51,218.03          120             119
  113     Yes       Partial IO/Balloon          5                12/01/16                 52,939.71          120             117
  114     Yes         Interest Only            10                03/01/17                 48,434.40          120             120
  115     Yes       Partial IO/Balloon          5                02/01/17                 47,619.44          120             119
  116     Yes       Partial IO/Balloon          5                01/01/17                 48,136.11          120             118
  117     Yes         Interest Only             5                01/01/17                 47,705.56          120             118
  118     Yes         Interest Only            10                12/01/16                 47,361.11          120             117
-----------------------------------------------------------------------------------------------------------------------------------

  119     Yes            Balloon                5                03/01/17                 41,564.36          120             120
  120     Yes            Balloon                5                03/01/17                 17,621.70          120             120
-----------------------------------------------------------------------------------------------------------------------------------
  121     Yes            Balloon            (Note 1)       05/11/16 (Note 5)(Note 6)     73,557.74      121 (Note 5)         110
                                                                                          (Note 7)        (Note 6)
 121.1
 121.2
 121.3
 121.4
 121.5
 121.6
-----------------------------------------------------------------------------------------------------------------------------------
  122     Yes            Balloon                5                01/01/17                 55,232.71          120             118
  123     Yes            Balloon                5                01/01/17                 55,974.11          120             118
  124     Yes         Interest Only             5                12/01/11                 45,950.18           60             57
  125     Yes       Partial IO/Balloon          5                11/01/16                 45,892.92          120             116
  126     Yes            Balloon                5                01/01/17                 54,924.97          120             118
-----------------------------------------------------------------------------------------------------------------------------------
  127     Yes            Balloon                5                12/01/16                 68,301.95          120             117
 127.1
 127.2
 127.3
 127.4
 127.5
 127.6
 127.7
 127.8
 127.9
-----------------------------------------------------------------------------------------------------------------------------------
  128     Yes       Partial IO/Balloon          0                12/06/16                 47,581.09          120             117
  129     Yes       Partial IO/Balloon          5                03/01/17                 44,796.94          120             120
  130     Yes       Partial IO/Balloon          5                09/01/16                 48,144.29          120             114
  131     Yes         Interest Only             5                02/01/12                 45,772.53           60             59
  132     Yes       Interest Only/ARD           0                12/06/36                 44,562.50          120             117
  133     Yes            Balloon                5                03/01/17                 54,133.26          120             120
  134     Yes       Partial IO/Balloon          5                01/01/17                 43,632.50          120             118
  135     Yes       Partial IO/Balloon          0                02/06/17                 43,845.11          120             119
  136     Yes            Balloon                5                02/01/17                 57,020.67          120             119
  137     Yes       Partial IO/Balloon          5                12/01/16                 44,073.82          120             117
  138     Yes       Partial IO/Balloon          0                02/06/17                 42,580.74          120             119
  139     Yes       Partial IO/Balloon          5                02/01/12                 48,432.33           60             59
  140     Yes       Partial IO/Balloon          0                01/06/17                 43,989.86          120             118
  141     Yes            Balloon                5                01/01/17                 48,743.13          120             118
  142     Yes            Balloon                5                12/01/16                 48,949.59          120             117
  143     Yes            Balloon                0                01/06/17                 49,443.79          120             118
  144     Yes       Partial IO/Balloon          5                01/01/17                 39,711.00          120             118
  145     Yes         Interest Only             5                12/01/13                 40,000.33           84             81
  146     Yes       Partial IO/Balloon          5                05/01/16                 41,775.51          120             110
  147     Yes       Partial IO/Balloon          5                02/01/17                 41,453.89          120             119
  148     Yes            Balloon                0                02/06/17                 49,208.61          120             119
  149     Yes       Partial IO/Balloon          5                04/01/17            40,601.39 (Note 4)      121             121
  150     Yes            Balloon                5                01/01/17                 47,967.76          120             118
  151     Yes            Balloon                5                02/01/17                 47,358.20          120             119
  152     Yes       Partial IO/Balloon          5                03/01/17                 40,155.33          120             120
  153     Yes         Partial IO/ARD            0                12/06/36                 41,621.00          120             117
-----------------------------------------------------------------------------------------------------------------------------------
  154     Yes            Balloon                5                12/01/16                 50,715.98          120             117
 154.1
 154.2
 154.3
-----------------------------------------------------------------------------------------------------------------------------------
  155     Yes       Partial IO/Balloon          0                12/06/16                 39,268.08          120             117
  156     Yes       Partial IO/Balloon          0                12/06/16                 36,899.04          120             117
  157     Yes       Partial IO/Balloon          5                01/01/17                 39,915.94          120             118
  158     Yes       Partial IO/Balloon          5                01/01/17                 38,448.48          120             118
  159     Yes            Balloon                5                01/01/12                 45,327.19           60             58
  160     Yes            Balloon                5                02/01/17                 48,318.57          120             119
  161     Yes       Partial IO/Balloon          0                01/06/17                 36,940.97          120             118
-----------------------------------------------------------------------------------------------------------------------------------
  162     Yes       Partial IO/Balloon          5                02/01/17                 39,060.00          120             119
 162.1
 162.2
-----------------------------------------------------------------------------------------------------------------------------------
  163     Yes       Partial IO/Balloon          5                02/01/17                 37,685.32          120             119
  164     Yes       Partial IO/Balloon          0                11/06/16                 37,356.31          120             116
-----------------------------------------------------------------------------------------------------------------------------------
  165     Yes            Balloon                5                12/01/16                 46,049.35          120             117
 165.1
 165.2
 165.3
-----------------------------------------------------------------------------------------------------------------------------------
  166     Yes       Partial IO/Balloon          5                01/01/17                 33,790.00          120             118
  167     Yes            Balloon                0                02/06/17                 42,340.12          120             119
  168     Yes       Partial IO/Balloon          0                01/06/17                 37,281.12          120             118
  169     Yes       Partial IO/Balloon          5                02/01/17                 34,840.56          120             119
  170     Yes       Partial IO/Balloon          5                02/01/17                 36,226.94          120             119
  171     Yes            Balloon                5                01/01/17                 38,827.87          120             118
  172     Yes            Balloon                0                09/06/16                 47,352.02          120             114
  173     Yes         Interest Only             5                01/01/12                 32,798.00           60             58
  174     Yes       Partial IO/Balloon          0                01/06/17                 33,354.97          120             118
  175     Yes       Interest Only/ARD           0                10/06/36                 31,361.24          120             115
  176     Yes         Interest Only             5                03/01/12                 33,863.19           60             60
  177     Yes       Partial IO/Balloon          5                02/01/17                 33,751.25          120             119
  178     Yes            Balloon                5                09/01/16                 45,320.55          120             114
  179     Yes       Partial IO/Balloon          0                01/06/17                 31,413.33          120             118
  180     Yes         Interest Only             0                02/06/17                 30,575.30          120             119
  181     Yes       Partial IO/Balloon          5                02/01/17                 30,149.44          120             119
  183     Yes       Partial IO/Balloon          5                02/01/17                 30,991.39          120             119
  184     Yes            Balloon                0                01/06/17                 36,298.51          120             118
  185     Yes            Balloon                5                01/01/17                 35,460.04          120             118
  186     Yes       Partial IO/Balloon          5                01/01/17                 28,933.33          120             118
  187     Yes         Interest Only             5                01/01/17                 29,501.67          120             118
  188     Yes            Balloon                0                12/06/16                 34,938.18          120             117
  189     Yes            Balloon                5                01/01/17                 34,618.43          120             118
  190     Yes       Partial IO/Balloon          5                02/01/17                 29,744.72          120             119
  191     Yes       Partial IO/Balloon          5                10/01/16                 31,193.75          120             115
  192     Yes         Interest Only             5                01/01/17                 27,732.08          120             118
  193     Yes       Partial IO/Balloon          0                12/06/16                 29,355.28          120             117
  194     Yes            Balloon                5                01/01/17                 33,287.35          120             118
  195     Yes            Balloon                5                02/01/17                 35,335.78          120             119
  196     Yes       Partial IO/Balloon          5                01/01/17                 26,985.07          120             118
  197     Yes        Fully Amortizing           0          02/10/19 (Note 5)(Note 6)      61,294.52    253 (Note 5)(Note 6)  143
  198     Yes            Balloon                5                03/01/12                 32,410.45           60             60
  199     Yes       Partial IO/Balloon          0                11/06/16                 26,996.69          120             116
  200     Yes         Interest Only             5                01/01/17                 26,996.69          120             118
  201     Yes       Partial IO/Balloon          5                09/01/16                 28,429.58          120             114
  202     Yes            Balloon                0                04/01/11                 38,241.47          120             49
  203     Yes       Partial IO/Balloon          5                03/01/17                 26,598.00          120             120
  204     Yes            Balloon                5                02/01/17                 36,182.56          120             119
  205     Yes       Partial IO/Balloon          0                12/06/16                 26,360.98          120             117
  206     Yes            Balloon                5                02/01/14                 29,597.55           84             83
  207     Yes         Interest Only             0                10/06/16                 24,516.48          120             115
  208     Yes            Balloon                5                01/01/14                 29,665.09           84             82
  209     Yes            Balloon                5                01/01/17                 29,926.34          120             118
  210     Yes            Balloon                5                01/01/17                 29,092.68          120             118
  211     Yes       Partial IO/Balloon          5                01/01/17                 25,747.22          120             118
-----------------------------------------------------------------------------------------------------------------------------------
  212     Yes            Balloon                5                01/01/17                 29,560.91          120             118
 212.1
 212.2
-----------------------------------------------------------------------------------------------------------------------------------
  213     Yes            Balloon                5                11/01/16                 32,521.40          120             116
  214     Yes         Interest Only             5                01/01/17                 23,571.63          120             118
  215     Yes       Partial IO/Balloon          5                01/01/17                 24,031.72          120             118
  216     Yes       Partial IO/Balloon          5                01/01/17                 22,886.27          120             118
  217     Yes       Partial IO/Balloon          7                01/01/17                 23,808.00          120             118
  218     Yes            Balloon                5                01/01/17                 29,336.24          120             118
  219     Yes       Partial IO/Balloon          0                11/06/16                 24,161.92          120             116
  220     Yes            Balloon                5                12/01/16                 27,727.22          120             117
  221     Yes       Interest Only/ARD           0                12/06/36                 23,424.38          120             117
  222     Yes         Interest Only             5                01/01/17                 23,370.56          120             118
  223     Yes       Partial IO/Balloon          5                09/01/15                 20,043.22          120             102
  224     Yes            Balloon                5                01/01/17                 26,990.66          120             118
  225     Yes            Balloon                0                01/06/17                 29,225.61          120             118
  226     Yes       Interest Only/ARD           0                12/06/36                 22,528.82          120             117
  227     Yes       Partial IO/Balloon          5                02/01/17                 22,006.13          120             119
  228     Yes       Partial IO/Balloon          5                01/01/17                 22,242.50          120             118
  229     Yes       Partial IO/Balloon          5                03/01/17                 21,661.25          120             120
  230     Yes            Balloon                5                01/01/17                 28,183.97          120             118
  231     Yes       Partial IO/Balloon          5                01/01/17                 22,110.32          120             118
  232     Yes       Partial IO/Balloon          5                03/01/12                 22,316.56           60             60
  233     Yes            Balloon                5                12/01/16                 25,565.51          120             117
  234     Yes       Partial IO/Balloon          5                02/01/12                 20,901.75           60             59
  235     Yes            Balloon                5                08/01/11                 31,736.58          120             53
  236     Yes            Balloon                5                01/01/17                 25,027.32          120             118
  237     Yes       Partial IO/Balloon          5                03/01/17                 21,290.97          120             120
  238     Yes       Partial IO/Balloon          5                10/01/16                 22,482.30          120             115
  239     Yes       Interest Only/ARD           5                11/01/36                 22,706.98           90             86
  240     Yes       Partial IO/Balloon          5                02/01/17                 21,581.38          120             119
  241     Yes       Partial IO/Balloon          5                12/01/16                 22,271.78          120             117
  242     Yes            Balloon                5                12/01/16                 25,426.27          120             117
  243     Yes            Balloon                5                02/01/17                 24,851.33          120             119
  244     Yes         Interest Only             5                02/01/17                 20,687.33          120             119
  245     Yes            Balloon                5                01/01/17                 24,616.89          120             118
  246     Yes         Interest Only             0                01/06/17                 19,534.56          120             118
  247     Yes            Balloon                5                02/01/17                 26,016.82          120             119
  248     Yes        Fully Amortizing           5                03/01/27                 31,035.99          240             240
  249     Yes            Balloon                5                02/01/17                 24,047.95          120             119
  250     Yes       Partial IO/Balloon          0                04/06/17            19,598.89 (Note 4)      121             121
  251     Yes       Interest Only/ARD           0                12/06/36                 19,805.56          120             117
  252     Yes       Partial IO/Balloon          5                01/01/17                 19,702.22          120             118
  253     Yes         Interest Only             5                12/01/13                 20,391.11           84             81
  254     Yes         Interest Only             7                01/01/17                 19,409.44          120             118
  255     Yes       Partial IO/Balloon          5                01/01/12                 20,115.56           60             58
  256     Yes            Balloon                5                02/01/17                 24,420.94          120             119
  257     Yes            Balloon                5                01/01/17                 23,114.72          120             118
  258     Yes       Partial IO/Balloon          5                01/01/17                 19,426.85          120             118
  259     Yes            Balloon                5                07/01/16                 25,784.99          120             112
  260     Yes            Balloon                5                01/01/17                 22,175.77          120             118
  261     Yes       Partial IO/Balloon          5                01/01/17                 19,530.86          120             118
  262     Yes            Balloon                5                01/01/17                 21,804.20          120             118
  263     Yes            Balloon                5                01/01/17                 25,724.26          120             118
  264     Yes            Balloon                5                01/01/17                 21,766.40          120             118
  265     Yes        Fully Amortizing           0          06/15/18 (Note 5)(Note 6)      42,761.08    301 (Note 5)(Note 6)  135
  266     Yes            Balloon                5                01/01/15                 21,199.39           96             94
  267     Yes       Partial IO/Balloon          5                01/01/17                 17,515.00          120             118
  268     Yes            Balloon                5                01/01/17                 21,100.19          120             118
  269     Yes       Partial IO/Balloon          5                10/01/16                 17,781.94          120             115
-----------------------------------------------------------------------------------------------------------------------------------
  270     Yes            Balloon                5                01/01/17                 22,082.22          120             118
 270.1
 270.2
-----------------------------------------------------------------------------------------------------------------------------------
  271     Yes            Balloon                5                12/01/16                 20,314.01          120             117
  272     Yes            Balloon                7                01/01/17                 24,572.92          120             118
  273     Yes       Partial IO/Balloon          5                12/01/16                 16,933.75          120             117
  274     Yes       Partial IO/Balloon          5                01/01/17                 16,454.11          120             118
  275     Yes            Balloon                5                02/01/17                 23,407.38          120             119
  276     Yes            Balloon                5                01/01/17                 21,379.78          120             118
  277     Yes       Partial IO/Balloon          5                11/01/13                 16,753.09           84             80
  278     Yes       Partial IO/Balloon          5                02/01/17                 16,112.25          120             119
  279     Yes       Partial IO/Balloon          5                12/01/16                 16,765.83          120             117
  280     Yes            Balloon                7                01/01/17                 23,168.76          120             118
  281     Yes            Balloon                7                11/01/16                 20,010.81          120             116
  282     Yes       Partial IO/Balloon          5                11/01/16                 16,781.33          120             116
  283     Yes            Balloon                5                02/01/17                 19,041.84          120             119
  284     Yes       Partial IO/Balloon          5                01/01/17                 15,624.00          120             118
  285     Yes            Balloon                5                12/01/16                 18,542.94          120             117
  286     Yes       Partial IO/Balloon          5                03/01/17                 15,568.54          120             120
  287     Yes       Partial IO/Balloon          5                01/01/17                 15,438.69          120             118
  288     Yes            Balloon                5                01/01/17                 18,187.26          120             118
  289     Yes       Partial IO/Balloon          5                10/01/16                 15,707.36          120             115
  290     Yes            Balloon                5                01/01/17                 17,583.49          120             118
  291     Yes            Balloon                5                01/01/17                 17,526.25          120             118
  292     Yes            Balloon                5                01/01/17                 17,507.19          120             118
  293     Yes            Balloon                5                01/01/17                 17,488.13          120             118
  294     Yes            Balloon                5                12/01/16                 17,928.69          120             117
  295     Yes            Balloon                5                12/01/16                 17,507.19          120             117
  296     Yes        Fully Amortizing           5                01/01/18                 35,795.00          296             130
  297     Yes            Balloon                5                08/01/16                 17,899.22          120             113
  298     Yes       Partial IO/Balloon          5                01/01/17                 14,583.78          120             118
  299     Yes       Partial IO/Balloon          5                01/01/17                 14,209.63          120             118
  300     Yes            Balloon                5                02/01/17                 17,197.28          120             119
  301     Yes       Partial IO/Balloon          5                02/01/17                 13,598.67          120             119
  302     Yes            Balloon                5                01/01/17                 16,429.09          120             118
  303     Yes            Balloon                5                02/01/17                 17,550.57          120             119
  304     Yes            Balloon                5                05/01/16                 18,362.52          120             110
  305     Yes            Balloon                5                01/01/17                 16,066.55          120             118
  306     Yes            Balloon                5                02/01/17                 15,616.52          120             119
  307     Yes            Balloon                5                02/01/17                 15,599.62          120             119
  308     Yes       Partial IO/Balloon          5                01/01/17                 13,273.81          120             118
  309     Yes            Balloon                5                02/01/17                 15,755.86          120             119
  310     Yes            Balloon                5                01/01/17                 15,236.95          120             118
  311     Yes       Partial IO/Balloon          5                12/01/16                 13,539.64          120             117
  312     Yes            Balloon                5                01/01/17                 15,108.67          120             118
  313     Yes       Partial IO/Balloon          5                01/01/17                 12,464.58          120             118
  314     Yes            Balloon                5                01/01/17                 15,133.73          120             118
  315     Yes       Partial IO/Balloon          5                02/01/17                 11,937.71          120             119
  316     Yes            Balloon                5                01/01/12                 14,683.69           60             58
  317     Yes            Balloon                5                02/01/17                 14,498.72          120             119
  318     Yes            Balloon                5                03/01/17                 17,094.73          120             120
  319     Yes            Balloon                5                02/01/17                 13,627.21          120             119
  320     Yes            Balloon                0                01/06/17                 13,612.67          120             118
  321     Yes       Partial IO/Balloon          5                12/01/16                 11,784.31          120             117
  322     Yes       Partial IO/Balloon          5                02/01/17                 11,606.06          120             119
  323     Yes            Balloon                5                02/01/17                 14,594.80          120             119
  324     Yes            Balloon                5                01/01/17                 13,760.10          120             118
  325     Yes            Balloon                0                07/01/11                 17,378.35          120             52
  326     Yes       Partial IO/Balloon          5                01/01/17                 10,817.28          120             118
  327     Yes            Balloon                5                02/01/17                 13,063.08          120             119
  328     Yes            Balloon                5                02/01/17                 12,936.60          120             119
  329     Yes            Balloon                5                01/01/17                 12,880.56          120             118
  330     Yes       Interest Only/ARD           0                12/06/36                 11,036.13          120             117
  331     Yes            Balloon                5                11/01/16                 13,056.68          120             116
  332     Yes       Partial IO/Balloon          5                01/01/17                 10,341.86          120             118
  333     Yes            Balloon                5                01/01/17                 12,388.76          120             118
  334     Yes       Partial IO/Balloon          5                01/01/17                 10,379.83          120             118
  335     Yes            Balloon                5                03/01/17                 12,290.79          120             120
  336     Yes            Balloon                5                12/01/16                 12,140.90          120             117
  337     Yes       Partial IO/Balloon          5                01/01/17                  9,920.00          120             118
  338     Yes       Partial IO/Balloon          5                01/01/17                  9,988.89          120             118
  339     Yes       Partial IO/Balloon          5                03/01/17                  9,902.78          120             120
  340     Yes       Partial IO/Balloon          5                01/01/17                  9,765.00          120             118
  341     Yes       Partial IO/Balloon          5                01/01/17                 10,126.67          120             118
  342     Yes            Balloon                5                01/01/17                 11,722.33          120             118
  343     Yes            Balloon                5                02/01/17                 13,769.04          120             119
  344     Yes            Balloon                5                01/01/17                 11,628.62          120             118
  345     Yes       Partial IO/Balloon          5                01/01/17                  9,713.76          120             118
  346     Yes       Partial IO/Balloon          5                12/01/16                  9,936.53          120             117
  347     Yes            Balloon                5                12/01/16                 11,184.63          120             117
  348     Yes            Balloon                5                12/01/16                 11,053.55          120             117
  349     Yes            Balloon                5                02/01/17                 11,032.28          120             119
  350     Yes       Partial IO/Balloon          5                12/01/16                  9,548.00          120             117
  351     Yes            Balloon                5                01/01/17                 10,618.94          120             118
  352     Yes            Balloon                5                12/01/16                 10,497.95          120             117
  353     Yes            Balloon                5                02/01/17                 10,456.14          120             119
  354     Yes       Partial IO/Balloon          5                01/01/17                  8,354.50          120             118
  355     Yes            Balloon                5                01/01/17                 10,116.45          120             118
  356     Yes            Balloon                5                01/01/17                  9,566.15          120             118
  357     Yes       Partial IO/Balloon          5                01/01/17                  8,211.56          120             118
  358     Yes            Balloon                5                03/01/22                  9,965.43          180             180
  359     Yes            Balloon                5                12/01/16                  9,352.64          120             117
  360     Yes            Balloon                5                02/01/14                  9,339.14           84             83
  361     Yes            Balloon                5                10/01/16                  9,265.05          120             115
  362     Yes       Partial IO/Balloon          5                01/01/17                  7,505.62          120             118
  363     Yes            Balloon                5                01/01/17                  9,245.11          120             118
  364     Yes            Balloon                5                08/01/16                  8,858.16          120             113
  365     Yes            Balloon                5                05/01/16                  8,384.71          120             110
  367     Yes            Balloon                5                05/01/16                  8,199.79          120             110
  368     Yes       Partial IO/Balloon          5                01/01/17                  6,455.75          120             118
-----------------------------------------------------------------------------------------------------------------------------------
  369     Yes            Balloon                5                02/01/17                  7,810.64          120             119
 369.1
 369.2
-----------------------------------------------------------------------------------------------------------------------------------
  370     Yes            Balloon                5                01/01/17                  7,502.42          120             118
  371     Yes            Balloon                5                01/01/17                  8,315.54          120             118
  372     Yes            Balloon                5                01/01/17                  7,992.75          120             118
  373     Yes            Balloon                5                12/01/16                  7,530.36          120             117
  374     Yes       Partial IO/Balloon          5                12/01/16                  6,107.00          120             117
  375     Yes            Balloon                7                01/01/17                  7,353.58          120             118
  376     Yes            Balloon                5                12/01/16                  8,146.35          120             117
  377     Yes            Balloon                5                12/01/16                  7,224.91          120             117
  378     Yes            Balloon                5                01/01/17                  7,165.32          120             118
  379     Yes       Partial IO/Balloon          7                02/01/17                  5,736.38          120             119
  380     Yes            Balloon                5                01/01/17                  6,722.89          120             118

PRESENTED BELOW, SEPARATE FROM THE REST OF THE POOLED MORTGAGED LOANS, IS THE ANNEX A-1 INFORMATION FOR THE ONE WORLD
FINANCIAL CENTER NON-POOLED PORTION, WHICH IS ASSOCIATED WITH THE CLASS WFC-1, WFC-2 AND WFC-3 CERTIFICATES. THE ONE
WORLD FINANCIAL CENTER NON-POOLED PORTION IS NOT INCLUDED IN THE INITIAL NET MORTGAGE POOL BALANCE.

  6b                  Interest Only             5                02/01/17                199,260.96          120             119

                  STATED
                 ORIGINAL                STATED
               AMORTIZATION            REMAINING         DEFEASANCE
 LOAN              TERM               AMORTIZATION          LOAN                          BORROWER'S                 PROPERTY
NUMBER           (MONTHS)            TERM (MONTHS)       (YES/NO)?                         INTEREST                    SIZE
----------------------------------------------------------------------------------------------------------------------------------

   1         Interest Only          Interest Only            Yes                          Leasehold                     1,609,085
----------------------------------------------------------------------------------------------------------------------------------
   2         Interest Only          Interest Only            Yes                 Fee in Part, Leasehold in Part         1,989,759
  2.1                                                                                    Fee Simple                     1,606,435
  2.2                                                                                    Fee Simple                       199,362
  2.3                                                                            Fee in Part, Leasehold in Part           169,918
  2.4                                                                                    Fee Simple                        14,044
----------------------------------------------------------------------------------------------------------------------------------
   3         Interest Only          Interest Only            Yes                         Fee Simple                     2,769,954
----------------------------------------------------------------------------------------------------------------------------------

   4         Interest Only          Interest Only            Yes                         Fee Simple                       453,579
   5         Interest Only          Interest Only            Yes                         Fee Simple                       589,038
----------------------------------------------------------------------------------------------------------------------------------
   6         Interest Only          Interest Only            Yes                          Leasehold                     1,567,711
   7         Interest Only          Interest Only       Yes (Note 2)                     Fee Simple                           380
   8         Interest Only          Interest Only            No                          Fee Simple                         1,228
----------------------------------------------------------------------------------------------------------------------------------
   9         Interest Only          Interest Only            Yes                         Fee Simple                     4,193,824
  9.1                                                                                    Fee Simple                       186,100
  9.2                                                                                    Fee Simple                       177,622
  9.3                                                                                    Fee Simple                       181,106
  9.4                                                                                    Fee Simple                       232,956
  9.5                                                                                    Fee Simple                       669,650
  9.6                                                                                    Fee Simple                       478,467
  9.7                                                                                    Fee Simple                       370,783
  9.8                                                                                    Fee Simple                       191,220
  9.9                                                                                    Fee Simple                       218,540
 9.10                                                                                    Fee Simple                       221,330
 9.11                                                                                    Fee Simple                       110,405
 9.12                                                                                    Fee Simple                       211,784
 9.13                                                                                    Fee Simple                       225,843
 9.14                                                                                    Fee Simple                       116,401
 9.15                                                                                    Fee Simple                       601,617
----------------------------------------------------------------------------------------------------------------------------------
  10         Interest Only          Interest Only            Yes                         Fee Simple                     5,489,325
 10.1                                                                                    Fee Simple                       431,369
 10.2                                                                                    Fee Simple                       455,227
 10.3                                                                                    Fee Simple                       458,518
 10.4                                                                                    Fee Simple                       398,223
 10.5                                                                                    Fee Simple                       270,772
 10.6                                                                                    Fee Simple                       327,601
 10.7                                                                                    Fee Simple                       243,170
 10.8                                                                                    Fee Simple                       252,075
 10.9                                                                                    Fee Simple                       299,776
 10.10                                                                                   Fee Simple                       252,419
 10.11                                                                                   Fee Simple                       127,260
 10.12                                                                                   Fee Simple                       162,914
 10.13                                                                                   Fee Simple                       163,796
 10.14                                                                                   Fee Simple                       168,007
 10.15                                                                                   Fee Simple                       260,356
 10.16                                                                                   Fee Simple                       111,499
 10.17                                                                                   Fee Simple                       188,734
 10.18                                                                                   Fee Simple                       118,003
 10.19                                                                                   Fee Simple                       573,183
 10.20                                                                                   Fee Simple                       226,423
----------------------------------------------------------------------------------------------------------------------------------
  11         Interest Only          Interest Only            Yes                 Fee in Part, Leasehold in Part           887,079
  12         Interest Only          Interest Only            Yes                         Fee Simple                       283,889
  13         Interest Only          Interest Only            Yes                         Fee Simple                           493
  14         Interest Only          Interest Only            Yes                         Fee Simple                       677,222
  15              360                    360                 Yes                         Fee Simple                           401
  16              360                    360                 Yes                         Fee Simple                       352,980
  17         Interest Only          Interest Only            No                          Fee Simple                           409
  18         Interest Only          Interest Only            No                          Fee Simple                       309,735
----------------------------------------------------------------------------------------------------------------------------------
  19              360                    360                 Yes                         Fee Simple                     2,573,228
 19.1                                                                                    Fee Simple                       132,708
 19.2                                                                                    Fee Simple                       153,395
 19.3                                                                                    Fee Simple                       100,000
 19.4                                                                                    Fee Simple                       104,000
 19.5                                                                                    Fee Simple                        60,000
 19.6                                                                                    Fee Simple                        51,300
 19.7                                                                                    Fee Simple                        62,880
 19.8                                                                                    Fee Simple                       199,045
 19.9                                                                                    Fee Simple                       655,000
 19.10                                                                                   Fee Simple                       133,500
 19.11                                                                                   Fee Simple                       621,400
 19.12                                                                                   Fee Simple                       300,000
----------------------------------------------------------------------------------------------------------------------------------
  20         Interest Only          Interest Only            Yes                         Fee Simple                       288,250
  21         Interest Only          Interest Only            No                          Fee Simple                           306
  22         Interest Only          Interest Only            Yes                          Leasehold                       217,351
  23         Interest Only          Interest Only            Yes                         Fee Simple                       213,560
  24              360                    360                 Yes                         Fee Simple                           364
  25         Interest Only          Interest Only            Yes                         Fee Simple                       300,301
  26         Interest Only          Interest Only            Yes                         Fee Simple                       148,232
  27         Interest Only          Interest Only            No                          Fee Simple                           500
  28         Interest Only          Interest Only            Yes                         Fee Simple                       204,953
  29              360                    360                 Yes                         Fee Simple                       196,062
  30              360                    360                 Yes                         Fee Simple                       213,504
  31              360                    360                 Yes                         Fee Simple                           366
----------------------------------------------------------------------------------------------------------------------------------
  32              360                    360                 Yes                         Fee Simple                       463,747
 32.1                                                                                    Fee Simple                        37,330
 32.2                                                                                    Fee Simple                        37,600
 32.3                                                                                    Fee Simple                        60,000
 32.4                                                                                    Fee Simple                        29,775
 32.5                                                                                    Fee Simple                        37,500
 32.6                                                                                    Fee Simple                        37,500
 32.7                                                                                    Fee Simple                        35,000
 32.8                                                                                    Fee Simple                        45,000
 32.9                                                                                    Fee Simple                        45,000
 32.10                                                                                   Fee Simple                        30,000
 32.11                                                                                   Fee Simple                        40,625
 32.12                                                                                   Fee Simple                        28,417
----------------------------------------------------------------------------------------------------------------------------------
  33              360                    360                 No                          Fee Simple                       332,607
  34         Interest Only          Interest Only            Yes                         Fee Simple                       249,572
  35              360                    360                 Yes                         Fee Simple                           152
  36              360                    360            Yes (Note 3)                     Fee Simple                           416
  37         Interest Only          Interest Only            No                          Fee Simple                        63,286
  38              360                    360                 Yes                         Fee Simple                       405,517
  39              300                    299                 Yes                         Fee Simple                           331
  40         Interest Only          Interest Only            Yes                         Fee Simple                       255,185
  41              360                    360                 Yes                         Fee Simple                       193,772
  42              360                    360                 Yes                         Fee Simple                       251,168
  43              360                    360                 No                          Fee Simple                           414
----------------------------------------------------------------------------------------------------------------------------------

  44              360                    360                 Yes                         Fee Simple                       217,831
  45              360                    360                 Yes                         Fee Simple                        81,767
----------------------------------------------------------------------------------------------------------------------------------
  46              360                    360                 Yes                         Fee Simple                           526
  47         Interest Only          Interest Only            Yes                         Fee Simple                           326
  48              360                    360                 Yes                         Fee Simple                       301,346
  49              300                    300                 Yes                         Fee Simple                       112,978
  50              360                    360                 Yes                         Fee Simple                       185,077
  51         Interest Only          Interest Only            Yes                         Fee Simple                       362,226
  52         Interest Only          Interest Only            Yes                         Fee Simple                       214,742
  53              360                    360                 No                          Fee Simple                           338
  54              360                    360                 Yes                         Fee Simple                        89,013
  55              360                    360                 No                           Leasehold                       117,627
  56              360                    360                 Yes                         Fee Simple                         1,804
  57         Interest Only          Interest Only            Yes                         Fee Simple                        75,152
----------------------------------------------------------------------------------------------------------------------------------
  58              360                    360                 Yes                         Fee Simple                           240
 58.1                                                                                    Fee Simple                           144
 58.2                                                                                    Fee Simple                            96
----------------------------------------------------------------------------------------------------------------------------------
  59              300                    298                 Yes                         Fee Simple                           173
  60              360                    360                 Yes                         Fee Simple                       174,728
  61         Interest Only          Interest Only            Yes                         Fee Simple                           157
  62              360                    360                 Yes                         Fee Simple                       119,530
  63         Interest Only          Interest Only            Yes                         Fee Simple                           225
  64              360                    360                 Yes                         Fee Simple                       177,535
  65              360                    360                 Yes                         Fee Simple                        61,413
  66              360                    360                 Yes                         Fee Simple                           238
  67              360                    360                 Yes                         Fee Simple                       251,511
  68              360                    360                 Yes                         Fee Simple                       139,600
  69         Interest Only          Interest Only            Yes                         Fee Simple                       146,327
  70              360                    360                 Yes                         Fee Simple                        74,001
  71              360                    360                 Yes                         Fee Simple                        88,785
  72              360                    358                 No                  Fee in Part, Leasehold in Part               119
  73              360                    358                 No                  Fee in Part, Leasehold in Part               158
----------------------------------------------------------------------------------------------------------------------------------
  74              360                    360                 Yes                         Fee Simple                           198
 74.1                                                                                    Fee Simple                           107
 74.2                                                                                    Fee Simple                            91
----------------------------------------------------------------------------------------------------------------------------------
  75              360                    360                 Yes                         Fee Simple                       153,190
  76              360                    360                 Yes                         Fee Simple                        95,970
  77              360                    360                 Yes                         Fee Simple                       116,556
  78              360                    360                 Yes                         Fee Simple                       161,331
  79              360                    360                 Yes                         Fee Simple                           185
  80         Interest Only          Interest Only            Yes                         Fee Simple                           188
  81         Interest Only          Interest Only            Yes                         Fee Simple                       104,234
  82              360                    360                 Yes                         Fee Simple                        29,754
  83              360                    360                 Yes                         Fee Simple                       279,544
----------------------------------------------------------------------------------------------------------------------------------
  84              360                    360                 Yes                         Fee Simple                       394,983
 84.1                                                                                    Fee Simple                        45,000
 84.2                                                                                    Fee Simple                       123,000
 84.3                                                                                    Fee Simple                       226,983
----------------------------------------------------------------------------------------------------------------------------------
  85         Interest Only          Interest Only            No                          Fee Simple                       289,733
  86              360                    360                 Yes                         Fee Simple                        76,706
----------------------------------------------------------------------------------------------------------------------------------

  87              360                    360                 Yes                         Fee Simple                        60,771
  88              360                    360                 Yes                         Fee Simple                        51,031
----------------------------------------------------------------------------------------------------------------------------------
  89              360                    358                 Yes                 Fee in Part, Leasehold in Part           153,946
 89.1                                                                                    Fee Simple                        15,400
 89.2                                                                                    Fee Simple                        11,300
 89.3                                                                                    Fee Simple                        16,000
 89.4                                                                                    Fee Simple                        15,365
 89.5                                                                                    Fee Simple                         4,513
 89.6                                                                                    Fee Simple                        22,136
 89.7                                                                                    Fee Simple                         4,815
 89.8                                                                                    Fee Simple                        20,000
 89.9                                                                                    Fee Simple                        12,150
 89.10                                                                                    Leasehold                        25,587
 89.11                                                                                    Leasehold                         6,680
----------------------------------------------------------------------------------------------------------------------------------
  90              360                    360                 Yes                         Fee Simple                        60,500
  91              360                    359                 Yes                         Fee Simple                           203
  92              360                    360                 Yes                         Fee Simple                           222
  93              420                    420                 No                          Fee Simple                       232,500
  94              360                    360                 Yes                         Fee Simple                        73,399
  95              360                    360                 Yes                          Leasehold                        52,527
  96              360                    359                 Yes                         Fee Simple                        86,577
  97              360                    360                 Yes                         Fee Simple                        99,655
  98              360                    357                 Yes                         Fee Simple                       134,688
  99              360                    360                 Yes                         Fee Simple                           159
  100        Interest Only          Interest Only            No                          Fee Simple                       488,438
  101             360                    358                 No                          Fee Simple                            85
  102        Interest Only          Interest Only            Yes                         Fee Simple                           170
  103             360                    357                 No                          Fee Simple                        67,389
----------------------------------------------------------------------------------------------------------------------------------
  104             300                    298                 Yes                         Fee Simple                           245
 104.1                                                                                   Fee Simple                           104
 104.2                                                                                   Fee Simple                            59
 104.3                                                                                   Fee Simple                            24
 104.4                                                                                   Fee Simple                            58
----------------------------------------------------------------------------------------------------------------------------------
  105             360                    360                 Yes                         Fee Simple                        61,364
  106             360                    360                 Yes                         Fee Simple                        78,375
  107        Interest Only          Interest Only            Yes                         Fee Simple                           132
  108             360                    359                 Yes                         Fee Simple                       109,637
  109             360                    360                 Yes                         Fee Simple                        66,509
  110             360                    360                 Yes                         Fee Simple                        69,374
  111             360                    360                 Yes                         Fee Simple                       147,745
  112             360                    360                 Yes                         Fee Simple                           178
  113             360                    360                 Yes                         Fee Simple                       124,037
  114        Interest Only          Interest Only            Yes                         Fee Simple                        55,446
  115             360                    360                 Yes                         Fee Simple                        45,497
  116             360                    360                 Yes                         Fee Simple                        29,467
  117        Interest Only          Interest Only       Yes (Note 3)                     Fee Simple                       103,849
  118        Interest Only          Interest Only            Yes                         Fee Simple                        53,324
----------------------------------------------------------------------------------------------------------------------------------

  119             360                    360                 Yes                         Fee Simple                       138,315
  120             360                    360                 Yes                         Fee Simple                        42,540
----------------------------------------------------------------------------------------------------------------------------------
  121             360                    349                 Yes                 Fee in Part, Leasehold in Part             1,431
 121.1                                                                                   Fee Simple                           225
 121.2                                                                                   Fee Simple                           252
 121.3                                                                                    Leasehold                           150
 121.4                                                                                    Leasehold                           261
 121.5                                                                                   Fee Simple                           300
 121.6                                                                                    Leasehold                           243
----------------------------------------------------------------------------------------------------------------------------------
  122             360                    358                 Yes                         Fee Simple                           162
  123             360                    358                 No                  Fee in Part, Leasehold in Part                93
  124        Interest Only          Interest Only            Yes                         Fee Simple                       200,723
  125             360                    360                 Yes                         Fee Simple                       105,064
  126             360                    358                 No                          Fee Simple                           120
----------------------------------------------------------------------------------------------------------------------------------
  127             240                    237                 Yes                         Fee Simple                       298,643
 127.1                                                                                   Fee Simple                       105,000
 127.2                                                                                   Fee Simple                         9,461
 127.3                                                                                   Fee Simple                        48,230
 127.4                                                                                   Fee Simple                         8,286
 127.5                                                                                   Fee Simple                        28,233
 127.6                                                                                   Fee Simple                        10,650
 127.7                                                                                   Fee Simple                        53,822
 127.8                                                                                   Fee Simple                         8,250
 127.9                                                                                   Fee Simple                        26,711
----------------------------------------------------------------------------------------------------------------------------------
  128             360                    360                 Yes                         Fee Simple                        35,655
  129             360                    360                 Yes                         Fee Simple                           112
  130             360                    360                 Yes                         Fee Simple                        96,756
  131        Interest Only          Interest Only            Yes                         Fee Simple                           284
  132        Interest Only          Interest Only            Yes                         Fee Simple                       207,797
  133             360                    360                 Yes                         Fee Simple                       223,073
  134             360                    360                 No                          Fee Simple                        57,338
  135             360                    360                 Yes                         Fee Simple                        27,128
  136             300                    299                 Yes                         Fee Simple                            95
  137             360                    360                 No                          Fee Simple                           288
  138             360                    360                 Yes                         Fee Simple                       144,963
  139             360                    360                 Yes                         Fee Simple                        32,000
  140             360                    360                 No                          Fee Simple                       260,632
  141             360                    358                 Yes                         Fee Simple                       204,605
  142             360                    357                 No                          Fee Simple                        50,280
  143             360                    358                 Yes                         Fee Simple                           146
  144             360                    360                 Yes                         Fee Simple                           150
  145        Interest Only          Interest Only            No                          Fee Simple                           536
  146             336                    336                 Yes                         Fee Simple                           241
  147             360                    360                 No                          Fee Simple                        23,764
  148             360                    359                 Yes                         Fee Simple                           106
  149             360                    360                 Yes                         Fee Simple                        85,585
  150             360                    358                 No                          Fee Simple                       126,095
  151             360                    359                 No                          Fee Simple                        91,944
  152             360                    360                 Yes                         Fee Simple                        30,234
  153             360                    360                 Yes                         Fee Simple                        57,437
----------------------------------------------------------------------------------------------------------------------------------
  154             300                    297                 Yes                         Fee Simple                       229,755
 154.1                                                                                   Fee Simple                        86,985
 154.2                                                                                   Fee Simple                        79,760
 154.3                                                                                   Fee Simple                        63,010
----------------------------------------------------------------------------------------------------------------------------------
  155             360                    360                 Yes                         Fee Simple                        97,889
  156             420                    420                 Yes                         Fee Simple                           182
  157             336                    336                 Yes                         Fee Simple                        68,455
  158             360                    360                 Yes                         Fee Simple                        41,480
  159             360                    358                 Yes                         Fee Simple                       106,877
  160             300                    299                 Yes                         Fee Simple                        41,075
  161             360                    360                 Yes                         Fee Simple                           102
----------------------------------------------------------------------------------------------------------------------------------
  162             360                    360                 Yes                          Leasehold                        89,933
 162.1                                                                                    Leasehold                        47,770
 162.2                                                                                    Leasehold                        42,163
----------------------------------------------------------------------------------------------------------------------------------
  163             360                    360                 Yes                         Fee Simple                        16,148
  164             360                    360                 Yes                         Fee Simple                        53,946
----------------------------------------------------------------------------------------------------------------------------------
  165             300                    297                 Yes                         Fee Simple                       165,860
 165.1                                                                                   Fee Simple                        46,050
 165.2                                                                                   Fee Simple                        45,025
 165.3                                                                                   Fee Simple                        74,785
----------------------------------------------------------------------------------------------------------------------------------
  166             360                    360                 Yes                         Fee Simple                           160
  167             360                    359                 Yes                         Fee Simple                           153
  168             360                    360                 Yes                          Leasehold                        37,818
  169             360                    360                 Yes                         Fee Simple                        88,213
  170             360                    360                 Yes                         Fee Simple                           120
  171             360                    358                 Yes                         Fee Simple                           112
  172             300                    294                 Yes                         Fee Simple                           112
  173        Interest Only          Interest Only            No                           Leasehold                           308
  174             360                    360                 Yes                         Fee Simple                        31,900
  175        Interest Only          Interest Only            Yes                         Fee Simple                        34,545
  176        Interest Only          Interest Only            Yes                         Fee Simple                             5
  177             360                    360                 Yes                         Fee Simple                            26
  178             300                    294                 Yes                         Fee Simple                           100
  179             360                    360                 Yes                         Fee Simple                       102,800
  180        Interest Only          Interest Only            Yes                         Fee Simple                        18,682
  181             360                    360                 Yes                         Fee Simple                        74,772
  183             300                    300                 Yes                         Fee Simple                           113
  184             360                    358                 Yes                         Fee Simple                        44,564
  185             360                    358                 No                          Fee Simple                        44,019
  186             360                    360                 Yes                         Fee Simple                        71,308
  187        Interest Only          Interest Only            Yes                         Fee Simple                        30,235
  188             360                    357                 Yes                          Leasehold                       145,958
  189             360                    358                 Yes                         Fee Simple                       207,600
  190             360                    360                 Yes                         Fee Simple                        47,803
  191             360                    360                 No                          Fee Simple                           105
  192        Interest Only          Interest Only            Yes                          Leasehold                        10,743
  193             360                    360                 No                          Fee Simple                        24,105
  194             360                    358                 Yes                         Fee Simple                           303
  195             300                    299                 Yes                         Fee Simple                            93
  196             360                    360                 Yes                         Fee Simple                       111,734
  197             252                    142            Yes (Note 8)                     Fee Simple                        46,658
  198             360                    360                 Yes                         Fee Simple                           256
  199             360                    360                 Yes                         Fee Simple                        22,360
  200        Interest Only          Interest Only            Yes                         Fee Simple                        85,055
  201             360                    360                 Yes                         Fee Simple                        28,920
  202             360                    289            Yes (Note 8)                     Fee Simple                        48,407
  203             360                    360                 No                          Fee Simple                        66,229
  204             240                    239                 Yes                         Fee Simple                            89
  205             360                    360                 Yes                         Fee Simple                        21,640
  206             360                    359                 Yes                         Fee Simple                        20,341
  207        Interest Only          Interest Only            Yes                         Fee Simple                           148
  208             360                    358                 No                          Fee Simple                            83
  209             360                    358                 No                          Fee Simple                        14,550
  210             360                    358                 Yes                         Fee Simple                        91,383
  211             360                    360                 Yes                         Fee Simple                           480
----------------------------------------------------------------------------------------------------------------------------------
  212             360                    358                 Yes                         Fee Simple                       176,040
 212.1                                                                                   Fee Simple                        74,900
 212.2                                                                                   Fee Simple                       101,140
----------------------------------------------------------------------------------------------------------------------------------
  213             300                    296                 No                          Fee Simple                           136
  214        Interest Only          Interest Only            Yes                         Fee Simple                        33,857
  215             360                    360                 Yes                         Fee Simple                        46,799
  216             360                    360                 Yes                         Fee Simple                            44
  217             360                    360                 No                          Fee Simple                        58,767
  218             360                    358                 Yes                         Fee Simple                        42,154
  219             360                    360                 Yes                         Fee Simple                        15,001
  220             360                    357                 Yes                         Fee Simple                        55,226
  221        Interest Only          Interest Only            Yes                         Fee Simple                       306,323
  222        Interest Only          Interest Only            Yes                         Fee Simple                         9,200
  223             360                    360                 No                          Fee Simple                           150
  224             360                    358                 No                          Fee Simple                        12,711
  225             300                    298                 Yes                         Fee Simple                            77
  226        Interest Only          Interest Only            Yes                         Fee Simple                       126,837
  227             360                    360                 Yes                         Fee Simple                        79,819
  228             240                    240                 Yes                         Fee Simple                       122,885
  229             360                    360                 Yes                         Fee Simple                        73,967
  230             300                    298                 Yes                         Fee Simple                            61
  231             360                    360                 No                          Fee Simple                        39,435
  232             360                    360                 Yes                         Fee Simple                        76,625
  233             360                    357                 Yes                         Fee Simple                        22,198
  234             360                    360                 No                          Fee Simple                           156
  235             360                    293            Yes (Note 8)                     Fee Simple                        42,800
  236             360                    358                 Yes                         Fee Simple                           101
  237             360                    360                 Yes                         Fee Simple                        58,730
  238             360                    360                 Yes                         Fee Simple                        29,450
  239        Interest Only          Interest Only            Yes                         Fee Simple                        56,903
  240             360                    360                 Yes                         Fee Simple                         9,143
  241             360                    360                 Yes                         Fee Simple                        47,610
  242             360                    357                 Yes                         Fee Simple                           149
  243             360                    359                 No                          Fee Simple                        54,142
  244        Interest Only          Interest Only            Yes                         Fee Simple                        32,688
  245             360                    358                 No                  Fee in Part, Leasehold in Part            12,711
  246        Interest Only          Interest Only            Yes                         Fee Simple                         9,408
  247             300                    299                 Yes                         Fee Simple                        93,723
  248             240                    240                 Yes                         Fee Simple                        17,272
  249             360                    359                 Yes                         Fee Simple                        67,670
  250             360                    360                 Yes                         Fee Simple                        20,725
  251        Interest Only          Interest Only            Yes                         Fee Simple                       135,967
  252             360                    360                 No                          Fee Simple                            81
  253        Interest Only          Interest Only            No                          Fee Simple                           365
  254        Interest Only          Interest Only            Yes                         Fee Simple                        15,460
  255             360                    360                 Yes                         Fee Simple                        19,200
  256             360                    359                 Yes                         Fee Simple                        21,297
  257             360                    358                 Yes                         Fee Simple                        13,905
  258             360                    360                 Yes                         Fee Simple                        37,229
  259             300                    292                 Yes                         Fee Simple                        49,609
  260             360                    358                 Yes                         Fee Simple                           390
  261             360                    360                 No                          Fee Simple                        21,900
  262             360                    358                 Yes                         Fee Simple                        98,170
  263             240                    238                 Yes                         Fee Simple                        20,797
  264             360                    358                 Yes                         Fee Simple                            62
  265             300                    134                 No                          Fee Simple                        94,841
  266             360                    358                 No                           Leasehold                        86,479
  267             360                    360                 Yes                         Fee Simple                        37,604
  268             360                    358                 No                          Fee Simple                       115,492
  269             360                    360                 Yes                         Fee Simple                            96
----------------------------------------------------------------------------------------------------------------------------------
  270             300                    298                 Yes                         Fee Simple                        20,935
 270.1                                                                                   Fee Simple                        10,880
 270.2                                                                                   Fee Simple                        10,055
----------------------------------------------------------------------------------------------------------------------------------
  271             360                    357                 No                          Fee Simple                        34,280
  272             240                    238                 Yes                         Fee Simple                            69
  273             360                    360                 Yes                         Fee Simple                        31,063
  274             360                    360                 Yes                         Fee Simple                        40,128
  275             240                    239                 Yes                         Fee Simple                        18,892
  276             300                    298                 No                          Fee Simple                        41,920
  277             360                    360                 Yes                         Fee Simple                            88
  278             360                    360                 Yes                         Fee Simple                            54
  279             360                    360                 Yes                         Fee Simple                        43,304
  280             240                    238                 Yes                         Fee Simple                            65
  281             360                    356                 No                          Fee Simple                           123
  282             300                    300                 Yes                         Fee Simple                       178,854
  283             360                    359                 Yes                         Fee Simple                        58,200
  284             360                    360                 Yes                         Fee Simple                        70,075
  285             360                    357                 Yes                         Fee Simple                        98,925
  286             360                    360                 Yes                         Fee Simple                        18,820
  287             360                    360                 Yes                         Fee Simple                        20,525
  288             360                    358                 No                          Fee Simple                        20,087
  289             360                    360                 Yes                         Fee Simple                        47,087
  290             360                    358                 No                          Fee Simple                        10,890
  291             360                    358                 No                          Fee Simple                        25,876
  292             360                    358                 Yes                         Fee Simple                           299
  293             360                    358                 Yes                         Fee Simple                        55,080
  294             360                    357                 No                          Fee Simple                        20,000
  295             360                    357                 Yes                         Fee Simple                        73,520
  296             296                    130                 No                          Fee Simple                        94,841
  297             360                    353                 Yes                         Fee Simple                            75
  298             360                    360                 Yes                         Fee Simple                        49,102
  299             360                    360                 No                          Fee Simple                         6,600
  300             360                    359                 Yes                         Fee Simple                        16,750
  301             360                    360                 Yes                         Fee Simple                        58,125
  302             360                    358                 Yes                         Fee Simple                        21,500
  303             300                    299                 Yes                         Fee Simple                        57,030
  304             300                    290                 Yes                         Fee Simple                        27,000
  305             360                    358                 Yes                         Fee Simple                        19,525
  306             360                    359                 Yes                         Fee Simple                         9,982
  307             360                    359                 Yes                         Fee Simple                        22,078
  308             360                    360                 No                          Fee Simple                        22,558
  309             360                    359                 Yes                         Fee Simple                        94,037
  310             360                    358                 No                          Fee Simple                        58,000
  311             360                    360                 Yes                         Fee Simple                        11,667
  312             360                    358                 Yes                         Fee Simple                        28,000
  313             360                    360                 Yes                         Fee Simple                        30,861
  314             360                    358                 Yes                         Fee Simple                        55,150
  315             360                    360                 Yes                         Fee Simple                        19,258
  316             360                    358                 Yes                         Fee Simple                        55,660
  317             360                    359                 Yes                         Fee Simple                         3,000
  318             240                    240                 Yes                         Fee Simple                         6,000
  319             360                    359                 No                          Fee Simple                        28,755
  320             360                    358                 Yes                         Fee Simple                        37,500
  321             360                    360                 Yes                          Leasehold                        14,072
  322             360                    360                 Yes                         Fee Simple                        51,550
  323             300                    299                 Yes                         Fee Simple                       101,546
  324             360                    358                 Yes                         Fee Simple                        86,450
  325             360                    292            Yes (Note 8)                     Fee Simple                       109,553
  326             360                    360                 No                          Fee Simple                        44,015
  327             360                    359                 Yes                         Fee Simple                        22,128
  328             360                    359                 No                           Leasehold                        19,271
  329             360                    358                 No                          Fee Simple                        11,232
  330        Interest Only          Interest Only            Yes                         Fee Simple                         4,600
  331             360                    356                 No                          Fee Simple                            63
  332             360                    360                 Yes                         Fee Simple                        16,500
  333             360                    358                 Yes                         Fee Simple                            70
  334             360                    360                 Yes                         Fee Simple                            16
  335             360                    360                 Yes                         Fee Simple                        53,542
  336             360                    357                 Yes                         Fee Simple                        12,968
  337             360                    360                 Yes                         Fee Simple                         3,710
  338             360                    360                 Yes                         Fee Simple                        44,899
  339             360                    360                 No                          Fee Simple                        15,305
  340             360                    360                 Yes                         Fee Simple                        51,735
  341             360                    360                 No                          Fee Simple                         9,096
  342             360                    358                 No                          Fee Simple                        26,747
  343             240                    239                 Yes                         Fee Simple                        16,000
  344             360                    358                 Yes                         Fee Simple                        11,276
  345             360                    360                 No                          Fee Simple                         4,750
  346             360                    360                 No                          Fee Simple                            88
  347             360                    357                 No                          Fee Simple                           160
  348             360                    357                 No                          Fee Simple                        11,060
  349             360                    359                 Yes                         Fee Simple                        53,660
  350             360                    360                 Yes                         Fee Simple                         5,180
  351             360                    358                 Yes                         Fee Simple                        14,960
  352             360                    357                 No                          Fee Simple                        11,060
  353             360                    359                 Yes                         Fee Simple                         6,406
  354             360                    360                 No                          Fee Simple                         9,500
  355             360                    358                 Yes                         Fee Simple                        48,275
  356             360                    358                 Yes                         Fee Simple                        14,000
  357             360                    360                 Yes                         Fee Simple                        32,448
  358             360                    360                 No                          Fee Simple                            90
  359             360                    357                 Yes                         Fee Simple                        24,882
  360             360                    359                 Yes                         Fee Simple                        40,895
  361             360                    355                 Yes                         Fee Simple                            40
  362             360                    360                 No                          Fee Simple                        35,117
  363             300                    298                 Yes                         Fee Simple                        32,635
  364             360                    353                 Yes                         Fee Simple                            32
  365             360                    350                 Yes                         Fee Simple                        10,220
  367             360                    350                 Yes                         Fee Simple                            35
  368             360                    360                 No                          Fee Simple                         5,600
----------------------------------------------------------------------------------------------------------------------------------
  369             360                    359                 Yes                         Fee Simple                        27,475
 369.1                                                                                   Fee Simple                        13,725
 369.2                                                                                   Fee Simple                        13,750
----------------------------------------------------------------------------------------------------------------------------------
  370             360                    358                 Yes                         Fee Simple                        52,719
  371             300                    298                 Yes                         Fee Simple                         6,815
  372             300                    298                 Yes                         Fee Simple                        15,236
  373             360                    357                 Yes                         Fee Simple                        27,550
  374             360                    360                 Yes                         Fee Simple                            24
  375             360                    358                 Yes                         Fee Simple                         9,586
  376             240                    237                 Yes                         Fee Simple                        41,800
  377             300                    297                 Yes                         Fee Simple                        11,500
  378             300                    298                 Yes                         Fee Simple                         7,000
  379             360                    360                 No                          Fee Simple                         3,523
  380             360                    358                 Yes                         Fee Simple                        58,515

PRESENTED BELOW, SEPARATE FROM THE REST OF THE POOLED MORTGAGED LOANS, IS THE ANNEX A-1 INFORMATION FOR THE ONE WORLD
FINANCIAL CENTER NON-POOLED PORTION, WHICH IS ASSOCIATED WITH THE CLASS WFC-1, WFC-2 AND WFC-3 CERTIFICATES. THE ONE
WORLD FINANCIAL CENTER NON-POOLED PORTION IS NOT INCLUDED IN THE INITIAL NET MORTGAGE POOL BALANCE.

  6b         Interest Only          Interest Only

                                                             ESCROWED         ESCROWED                           ESCROWED
                                    ESCROWED                 REPLACE-        REPLACEMENT         ESCROWED          TI/LC
                                     ANNUAL                    MENT           RESERVES            TI/LC          RESERVES
        PROPERTY                      REAL     ESCROWED      RESERVES          CURRENT           RESERVES         CURRENT
 LOAN     SIZE         LOCKBOX       ESTATE     ANNUAL       INITIAL           ANNUAL            INITIAL          ANNUAL
NUMBER    TYPE        (YES/NO)?      TAXES     INSURANCE     DEPOSIT           DEPOSIT           DEPOSIT          DEPOSIT
---------------------------------------------------------------------------------------------------------------------------

   1      SF             Yes          No          No             0               321,817              0                  0
---------------------------------------------------------------------------------------------------------------------------
   2      SF             Yes          No          No             0                     0              0                  0
  2.1     SF
  2.2     SF
  2.3     SF
  2.4     SF
---------------------------------------------------------------------------------------------------------------------------
   3      SF             Yes          No          No             0                     0              0                  0
---------------------------------------------------------------------------------------------------------------------------

   4      SF             Yes         Yes         Yes             0                     0              0                  0
   5      SF             Yes         Yes         Yes             0                     0              0                  0
---------------------------------------------------------------------------------------------------------------------------
   6      SF             Yes          No          No             0                     0              0                  0
   7     Rooms           Yes          No          No             0                     0            NAP                NAP
   8     Units           Yes         Yes         Yes       29,281,175                  0            NAP                NAP
---------------------------------------------------------------------------------------------------------------------------
   9      SF             Yes          No          No             0                     0              0                  0
  9.1     SF
  9.2     SF
  9.3     SF
  9.4     SF
  9.5     SF
  9.6     SF
  9.7     SF
  9.8     SF
  9.9     SF
 9.10     SF
 9.11     SF
 9.12     SF
 9.13     SF
 9.14     SF
 9.15     SF
---------------------------------------------------------------------------------------------------------------------------
  10      SF             Yes          No          No             0                     0              0                  0
 10.1     SF
 10.2     SF
 10.3     SF
 10.4     SF
 10.5     SF
 10.6     SF
 10.7     SF
 10.8     SF
 10.9     SF
 10.10    SF
 10.11    SF
 10.12    SF
 10.13    SF
 10.14    SF
 10.15    SF
 10.16    SF
 10.17    SF
 10.18    SF
 10.19    SF
 10.20    SF
---------------------------------------------------------------------------------------------------------------------------
  11      SF             Yes          No          No             0                     0              0                  0
  12      SF             Yes         Yes         Yes             0                57,446      7,200,000                  0
  13     Rooms        Springing       No          No             0                     0            NAP                NAP
  14      SF          Springing      Yes         Yes             0                67,728      7,480,000            337,476
  15     Rooms           Yes         Yes          No             0                     0            NAP                NAP
  16      SF          Springing      Yes         Yes             0                50,739     25,000,000            100,000
  17     Units            No         Yes         Yes             0                     0            NAP                NAP
  18      SF          Springing       No          No             0                     0              0                  0
---------------------------------------------------------------------------------------------------------------------------
  19      SF             Yes         Yes         Yes             0                65,538              0             90,793
 19.1     SF
 19.2     SF
 19.3     SF
 19.4     SF
 19.5     SF
 19.6     SF
 19.7     SF
 19.8     SF
 19.9     SF
 19.10    SF
 19.11    SF
 19.12    SF
---------------------------------------------------------------------------------------------------------------------------
  20      SF             Yes         Yes         Yes             0                     0              0                  0
  21     Units            No         Yes          No             0                     0              0             38,676
  22      SF              No         Yes         Yes       500,000                     0              0                  0
  23      SF             Yes         Yes          No             0                     0        203,232                  0
  24     Units           Yes         Yes         Yes             0                54,600            NAP                NAP
  25      SF              No         Yes         Yes             0                51,108      2,500,000                  0
  26      SF              No          No          No             0                     0              0                  0
  27     Units            No         Yes         Yes       1,400,000              86,100            NAP                NAP
  28      SF          Springing       No          No             0                     0              0                  0
  29      SF              No         Yes         Yes             0                29,537      1,067,225             50,000
  30      SF          Springing      Yes         Yes             0                42,701              0            250,000
  31     Units           Yes         Yes         Yes             0                73,200            NAP                NAP
---------------------------------------------------------------------------------------------------------------------------
  32      SF             Yes         Yes         Yes             0                46,380      1,000,000                  0
 32.1     SF
 32.2     SF
 32.3     SF
 32.4     SF
 32.5     SF
 32.6     SF
 32.7     SF
 32.8     SF
 32.9     SF
 32.10    SF
 32.11    SF
 32.12    SF
---------------------------------------------------------------------------------------------------------------------------
  33      SF          Springing      Yes          No             0                73,174              0            333,306
  34      SF             Yes         Yes          No             0                24,962              0                  0
  35     Units            No         Yes         Yes             0                30,408            NAP                NAP
  36     Rooms            No         Yes         Yes       3,543,035             369,248            NAP                NAP
  37      SF              No          No          No             0                     0              0                  0
  38      SF          Springing      Yes          No       342,550                60,805              0            218,901
  39     Rooms            No          No          No             0               744,706            NAP                NAP
  40      SF              No          No          No             0                     0              0                  0
  41      SF              No         Yes         Yes             0                44,568        750,000            193,772
  42      SF          Springing      Yes         Yes             0                50,234      4,064,831                  0
  43     Units            No         Yes         Yes       2,443,312                   0            NAP                NAP
---------------------------------------------------------------------------------------------------------------------------

  44      SF              No         Yes         Yes             0                21,783              0                  0
  45      SF              No         Yes         Yes             0                 8,177              0                  0
---------------------------------------------------------------------------------------------------------------------------
  46     Units        Springing      Yes         Yes       1,930,000                   0            NAP                NAP
  47     Units           Yes         Yes         Yes       2,750,000              61,944            NAP                NAP
  48      SF              No         Yes         Yes       200,000                45,204        650,000            151,740
  49      SF             Yes         Yes         Yes             0                22,596              0             56,489
  50      SF             Yes          No          No             0                     0              0                  0
  51      SF          Springing       No          No             0                     0              0                  0
  52      SF              No         Yes         Yes             0                42,948      1,150,000                  0
  53     Units            No         Yes         Yes       400,000                84,504            NAP                NAP
  54      SF              No         Yes         Yes             0                 3,408              0                  0
  55      SF              No          No          No             0                17,644              0                  0
  56     Units            No         Yes         Yes             0                90,200            NAP                NAP
  57      SF              No         Yes         Yes             0                     0              0                  0
---------------------------------------------------------------------------------------------------------------------------
  58     Rooms        Springing      Yes         Yes             0               264,648            NAP                NAP
 58.1    Rooms
 58.2    Rooms
---------------------------------------------------------------------------------------------------------------------------
  59     Rooms            No         Yes          No             0                     0            NAP                NAP
  60      SF             Yes         Yes         Yes             0                34,944        600,000                  0
  61     Units            No         Yes         Yes             0                40,728            NAP                NAP
  62      SF              No         Yes         Yes             0                23,916              0            119,532
  63     Units           Yes         Yes         Yes             0                49,728            NAP                NAP
  64      SF              No         Yes         Yes                              35,508              0             44,388
  65      SF          Springing      Yes          No             0                     0              0                  0
  66     Units            No         Yes         Yes             0                59,500            NAP                NAP
  67      SF              No          No          No             0                     0              0                  0
  68      SF              No          No          No             0                     0              0                  0
  69      SF          Springing      Yes          No             0                14,633         92,580                  0
  70      SF              No         Yes         Yes        29,616                     0        148,008                  0
  71      SF              No         Yes         Yes             0                13,318        727,863             28,411
  72     Rooms            No          No          No             0               132,955            NAP                NAP
  73     Rooms            No         Yes          No             0               159,841            NAP                NAP
---------------------------------------------------------------------------------------------------------------------------
  74     Rooms        Springing      Yes         Yes             0               215,795            NAP                NAP
 74.1    Rooms
 74.2    Rooms
---------------------------------------------------------------------------------------------------------------------------
  75      SF          Springing      Yes         Yes             0                30,638         50,000                  0
  76      SF          Springing      Yes         Yes             0                14,396              0             54,614
  77      SF              No         Yes         Yes       400,000                17,432        900,000             50,000
  78      SF              No         Yes         Yes             0                32,268        913,620            127,452
  79     Rooms            No         Yes         Yes             0               140,928            NAP                NAP
  80     Units            No         Yes         Yes             0                47,000            NAP                NAP
  81      SF              No          No          No             0                     0              0                  0
  82      SF          Springing      Yes         Yes             0                 4,456              0             50,000
  83      SF              No         Yes         Yes             0                59,592        117,140            200,004
---------------------------------------------------------------------------------------------------------------------------
  84      SF              No         Yes         Yes             0                45,292        300,000                  0
 84.1     SF
 84.2     SF
 84.3     SF
---------------------------------------------------------------------------------------------------------------------------
  85      SF              No         Yes          No        58,020                     0        232,056                  0
  86      SF              No         Yes         Yes             0                12,276            NAP                NAP
---------------------------------------------------------------------------------------------------------------------------

  87      SF              No         Yes          No             0                 9,120            NAP                NAP
  88      SF              No         Yes          No             0                 7,428            NAP                NAP
---------------------------------------------------------------------------------------------------------------------------
  89      SF              No         Yes         Yes             0                22,967              0             61,245
 89.1     SF
 89.2     SF
 89.3     SF
 89.4     SF
 89.5     SF
 89.6     SF
 89.7     SF
 89.8     SF
 89.9     SF
 89.10    SF
 89.11    SF
---------------------------------------------------------------------------------------------------------------------------
  90      SF             Yes         Yes         Yes             0                12,100              0                  0
  91     Units            No          No          No             0                     0            NAP                NAP
  92     Units            No         Yes         Yes             0                66,600            NAP                NAP
  93      SF              No         Yes          No             0                27,900              0             25,000
  94      SF             Yes          No          No             0                11,010              0                  0
  95      SF          Springing      Yes         Yes        30,000                     0        250,000                  0
  96      SF          Springing      Yes         Yes             0                13,017              0             30,000
  97      SF              No         Yes         Yes             0                21,024        250,000                  0
  98      SF          Springing       No          No             0                     0              0                  0
  99     Units            No         Yes         Yes             0                31,800            NAP                NAP
  100     SF              No          No          No       468,900                     0        250,000                  0
  101    Rooms            No         Yes         Yes             0               140,391            NAP                NAP
  102    Units            No          No          No             0                     0            NAP                NAP
  103     SF              No          No          No             0                     0              0                  0
---------------------------------------------------------------------------------------------------------------------------
  104    Units            No         Yes          No             0                     0            NAP                NAP
 104.1   Units
 104.2   Units
 104.3   Units
 104.4   Units
---------------------------------------------------------------------------------------------------------------------------
  105     SF              No         Yes         Yes             0                     0              0                  0
  106     SF              No         Yes         Yes       200,000                11,813            NAP                NAP
  107    Units            No         Yes         Yes             0                26,400            NAP                NAP
  108     SF              No         Yes         Yes             0                16,446              0             43,855
  109     SF              No         Yes         Yes             0                13,308              0             66,516
  110     SF             Yes         Yes         Yes             0                13,884              0                  0
  111     SF              No          No          No             0                     0              0                  0
  112    Units            No         Yes         Yes             0                44,500            NAP                NAP
  113     SF              No         Yes         Yes             0                32,166        200,000             74,422
  114     SF              No         Yes         Yes             0                     0              0                  0
  115     SF              No         Yes         Yes             0                 9,099              0             48,014
  116     SF              No         Yes         Yes             0                 4,420              0             29,467
  117     SF              No         Yes         Yes             0                     0              0                  0
  118     SF              No         Yes         Yes             0                     0              0                  0
---------------------------------------------------------------------------------------------------------------------------

  119     SF              No          No          No       138,315                     0        415,000                  0
  120     SF              No          No          No             0                     0              0                  0
---------------------------------------------------------------------------------------------------------------------------
  121    Rooms           Yes          No          No             0                     0            NAP                NAP
 121.1   Rooms
 121.2   Rooms
 121.3   Rooms
 121.4   Rooms
 121.5   Rooms
 121.6   Rooms
---------------------------------------------------------------------------------------------------------------------------
  122     SF              No          No         Yes             0                40,500            NAP                NAP
  123    Rooms            No          No          No             0                80,129            NAP                NAP
  124     SF              No          No          No             0                     0              0                  0
  125     SF              No         Yes          No       260,000                15,557        100,000             50,000
  126    Rooms            No          No          No             0                79,222            NAP                NAP
---------------------------------------------------------------------------------------------------------------------------
  127     SF              No         Yes         Yes             0                44,796        250,000                  0
 127.1    SF
 127.2    SF
 127.3    SF
 127.4    SF
 127.5    SF
 127.6    SF
 127.7    SF
 127.8    SF
 127.9    SF
---------------------------------------------------------------------------------------------------------------------------
  128     SF              No         Yes         Yes             0                     0              0                  0
  129    Units            No         Yes         Yes             0                28,000            NAP                NAP
  130     SF              No         Yes         Yes             0                21,286              0             87,080
  131    Units            No         Yes         Yes             0                     0            NAP                NAP
  132     SF          Springing       No          No             0                     0              0                  0
  133     SF          Springing      Yes         Yes             0                40,834              0             15,000
  134     SF              No         Yes          No             0                11,468         51,000             30,000
  135     SF          Springing      Yes         Yes             0                 4,069              0                  0
  136    Rooms            No         Yes         Yes             0               146,967            NAP                NAP
  137    Units            No         Yes         Yes       in Immediate           72,000            NAP                NAP
                                                           Rep at Closing
  138     SF          Springing      Yes         Yes             0                14,470              0                  0
  139     SF             Yes         Yes         Yes                               6,400              0             38,030
  140     SF          Springing      Yes          No             0                57,339              0                  0
  141     SF          Springing       No          No             0                32,901              0                  0
  142     SF              No         Yes          No             0                 7,542              0             25,000
  143    Units            No         Yes         Yes             0                36,500            NAP                NAP
  144    Units            No         Yes         Yes        39,600                37,500            NAP                NAP
  145    Units            No          No          No             0                     0            NAP                NAP
  146    Units            No         Yes         Yes        50,000                60,250            NAP                NAP
  147     SF              No         Yes         Yes             0                 4,753              0             26,227
  148    Rooms        Springing      Yes         Yes             0               104,866            NAP                NAP
  149     SF              No         Yes         Yes             0                17,124              0             42,804
  150     SF              No          No          No             0                21,233              0             50,000
  151     SF              No          No          No             0                27,650              0             15,000
  152     SF              No         Yes         Yes             0                 6,048              0             22,680
  153     SF          Springing      Yes         Yes             0                 5,744              0                  0
---------------------------------------------------------------------------------------------------------------------------
  154     SF              No         Yes         Yes             0                34,291            NAP                NAP
 154.1    SF
 154.2    SF
 154.3    SF
---------------------------------------------------------------------------------------------------------------------------
  155     SF          Springing      Yes         Yes       150,000                     0        335,000             74,396
  156    Units            No         Yes         Yes             0                45,500            NAP                NAP
  157     SF              No         Yes         Yes             0                10,284              0             27,578
  158     SF              No         Yes         Yes             0                 8,296        326,525             30,000
  159     SF              No         Yes         Yes             0                     0      2,000,000                  0
  160     SF              No         Yes         Yes             0                 8,215              0             41,075
  161    Units            No         Yes         Yes             0                28,050            NAP                NAP
---------------------------------------------------------------------------------------------------------------------------
  162     SF              No          No          No             0                11,206              0                  0
 162.1    SF
 162.2    SF
---------------------------------------------------------------------------------------------------------------------------
  163     SF              No         Yes         Yes             0                 2,424              0              9,696
  164     SF              No         Yes         Yes             0                10,789              0             54,000
---------------------------------------------------------------------------------------------------------------------------
  165     SF              No         Yes         Yes             0                24,879            NAP                NAP
 165.1    SF
 165.2    SF
 165.3    SF
---------------------------------------------------------------------------------------------------------------------------
  166    Units            No         Yes         Yes             0                39,204            NAP                NAP
  167    Rooms            No         Yes         Yes             0               125,870            NAP                NAP
  168     SF             Yes         Yes         Yes        28,365                     0        133,455                  0
  169     SF              No         Yes         Yes             0                13,232              0             50,281
  170    Units            No         Yes         Yes             0                30,000            NAP                NAP
  171    Units            No         Yes         Yes             0                28,000            NAP                NAP
  172    Rooms        Springing      Yes         Yes             0               109,850            NAP                NAP
  173    Units        Springing      Yes         Yes       200,000               343,636            NAP                NAP
  174     SF              No         Yes         Yes             0                 4,785              0             15,950
  175     SF          Springing       No          No             0                     0              0                  0
  176    Units            No         Yes         Yes             0                 1,596              0                  0
  177    Units            No         Yes         Yes             0                 6,504            NAP                NAP
  178    Rooms            No         Yes         Yes             0                82,666            NAP                NAP
  179     SF          Springing      Yes          No             0                22,616              0                  0
  180     SF              No         Yes          No             0                 4,110         75,000                  0
  181     SF          Springing      Yes         Yes             0                25,720              0                  0
  183    Units            No         Yes         Yes             0                28,250            NAP                NAP
  184     SF              No         Yes         Yes             0                11,029              0             45,678
  185     SF              No          No          No             0                 6,600              0             20,000
  186     SF              No         Yes         Yes             0                13,812            NAP                NAP
  187     SF              No         Yes          No             0                 4,535         50,000             22,500
  188     SF              No         Yes         Yes             0                29,192              0             50,000
  189     SF              No         Yes         Yes             0                20,760              0                  0
  190     SF              No         Yes         Yes             0                11,744              0             30,543
  191    Units            No         Yes         Yes        31,500                31,500            NAP                NAP
  192     SF              No         Yes          No             0                 1,611              0             16,150
  193     SF              No         Yes         Yes             0                 3,616              0             24,105
  194    Units            No         Yes         Yes             0                15,150            NAP                NAP
  195    Rooms            No         Yes         Yes             0                97,708            NAP                NAP
  196     SF              No         Yes          No             0                16,764            NAP                NAP
  197     SF              No          No          No             0                     0              0                  0
  198    Units            No         Yes         Yes             0                76,800            NAP                NAP
  199     SF          Springing      Yes         Yes             0                 3,354              0             22,486
  200     SF              No          No          No             0                12,756            NAP                NAP
  201     SF             Yes         Yes         Yes             0                 4,338              0             36,000
  202     SF              No         Yes         Yes        15,668                14,388         33,479             65,976
  203     SF              No         Yes         Yes             0               119,208              0                  0
  204    Rooms            No         Yes         Yes             0                84,206            NAP                NAP
  205     SF          Springing      Yes         Yes             0                 3,245         75,168                  0
  206     SF              No          No          No             0                 3,051              0             11,391
  207    Units            No          No          No             0                     0            NAP                NAP
  208    Rooms            No         Yes         Yes             0                74,496            NAP                NAP
  209     SF              No          No          No             0                     0              0                  0
  210     SF              No          No          No       114,000                13,692            NAP                NAP
  211    Units            No         Yes         Yes             0                24,000            NAP                NAP
---------------------------------------------------------------------------------------------------------------------------
  212     SF              No         Yes         Yes             0                26,685            NAP                NAP
 212.1    SF
 212.2    SF
---------------------------------------------------------------------------------------------------------------------------
  213    Rooms            No         Yes         Yes             0                67,392            NAP                NAP
  214     SF              No          No          No             0                     0              0                  0
  215     SF              No         Yes         Yes       132,475                     0        100,000             25,000
  216    Units            No         Yes         Yes             0                11,808              0              4,344
  217     SF              No         Yes         Yes             0                11,753              0             45,389
  218     SF              No         Yes         Yes             0                 6,323              0             30,781
  219     SF              No         Yes         Yes             0                 2,250              0             11,250
  220     SF              No         Yes         Yes             0                17,727              0             17,088
  221     SF          Springing       No          No             0                     0              0                  0
  222     SF             Yes         Yes         Yes             0                 1,380              0                  0
  223    Units            No         Yes         Yes        56,385                42,288            NAP                NAP
  224     SF          Springing       No          No             0                     0              0                  0
  225    Rooms        Springing      Yes         Yes             0                     0            NAP                NAP
  226     SF          Springing       No          No             0                     0              0                  0
  227     SF              No         Yes         Yes             0                11,976            NAP                NAP
  228     SF              No          No          No             0                     0            NAP                NAP
  229     SF              No         Yes          No             0                10,740            NAP                NAP
  230    Rooms            No         Yes         Yes             0                63,006            NAP                NAP
  231     SF              No         Yes         Yes             0                 7,887              0             31,548
  232     SF              No         Yes          No             0                11,436            NAP                NAP
  233     SF              No         Yes         Yes             0                 3,391              0                  0
  234    Units            No         Yes         Yes             0                 7,800            NAP                NAP
  235     SF              No         Yes          No        50,458                 8,560        869,869             28,376
  236    Units            No         Yes         Yes             0                     0            NAP                NAP
  237     SF              No         Yes         Yes             0                11,748              0             29,376
  238     SF              No         Yes         Yes             0                 5,890              0                  0
  239     SF          Springing      Yes          No             0                 8,535        300,000                  0
  240     SF              No         Yes         Yes             0                 1,380         11,470              9,144
  241     SF              No         Yes         Yes             0                 6,731            NAP                NAP
  242    Units            No         Yes         Yes             0                37,500            NAP                NAP
  243     SF              No          No          No             0                11,741              0                  0
  244     SF              No         Yes         Yes             0                 6,538              0                  0
  245     SF              No          No          No             0                     0              0                  0
  246     SF              No         Yes         Yes             0                     0              0                  0
  247    Units            No         Yes         Yes             0                14,690            NAP                NAP
  248     SF              No          No          No             0                     0              0                  0
  249     SF              No         Yes         Yes             0                     0              0                  0
  250     SF          Springing       No          No             0                 1,865         20,726                  0
  251     SF          Springing       No          No             0                     0              0                  0
  252    Units            No         Yes         Yes             0                20,256            NAP                NAP
  253    Units            No         Yes         Yes             0                     0            NAP                NAP
  254     SF             Yes          No          No             0                     0              0                  0
  255     SF             Yes          No          No             0                     0              0                  0
  256     SF              No         Yes         Yes             0                     0              0                  0
  257     SF              No          No          No             0                     0              0                  0
  258     SF              No          No          No             0                     0              0                  0
  259     SF              No         Yes         Yes             0                     0              0                  0
  260    Units            No         Yes          No             0                19,450            NAP                NAP
  261     SF             Yes         Yes         Yes             0                 3,285              0                  0
  262     SF              No         Yes         Yes             0                21,401            NAP                NAP
  263     SF              No         Yes         Yes             0                     0              0             10,398
  264    Units            No         Yes         Yes             0                 9,300            NAP                NAP
  265     SF              No          No          No             0                     0              0                  0
  266     SF              No          No          No             0                     0              0                  0
  267     SF              No         Yes         Yes             0                 7,521              0             24,933
  268     SF          Springing       No          No             0                     0              0                  0
  269    Units            No         Yes          No             0                24,000            NAP                NAP
---------------------------------------------------------------------------------------------------------------------------
  270     SF              No          No          No             0                     0              0                  0
 270.1    SF
 270.2    SF
---------------------------------------------------------------------------------------------------------------------------
  271     SF              No         Yes         Yes             0                 5,478            NAP                NAP
  272    Rooms            No         Yes         Yes             0                49,771            NAP                NAP
  273     SF              No         Yes         Yes             0                 4,659              0             21,744
  274     SF              No          No          No             0                 6,024            NAP                NAP
  275     SF              No         Yes         Yes             0                 3,780         10,000                  0
  276     SF              No         Yes         Yes             0                 6,721              0             39,931
  277    Units            No         Yes         Yes             0                22,000            NAP                NAP
  278    Units            No         Yes         Yes             0                13,500            NAP                NAP
  279     SF             Yes          No         Yes             0                 8,748              0             30,000
  280    Rooms            No         Yes         Yes             0                87,814            NAP                NAP
  281    Units            No         Yes         Yes             0                 6,150            NAP                NAP
  282     SF             Yes          No          No             0                     0              0             17,000
  283     SF              No         Yes         Yes             0                 8,730            NAP                NAP
  284     SF              No          No          No             0                10,512            NAP                NAP
  285     SF              No         Yes         Yes             0                14,839              0             41,564
  286     SF              No         Yes         Yes             0                 3,764              0             12,000
  287     SF              No         Yes         Yes        12,317                     0         37,563                  0
  288     SF             Yes         Yes         Yes             0                 3,418              0             25,000
  289     SF              No         Yes         Yes             0                 4,709              0             11,772
  290     SF              No          No          No             0                     0              0                  0
  291     SF          Springing       No          No             0                     0              0                  0
  292    Units            No         Yes          No             0                14,950            NAP                NAP
  293     SF              No         Yes         Yes             0                 8,268            NAP                NAP
  294     SF              No         Yes         Yes             0                 4,000              0                  0
  295     SF              No         Yes         Yes             0                10,188            NAP                NAP
  296     SF              No          No          No             0                     0              0                  0
  297    Units            No         Yes         Yes             0                21,375            NAP                NAP
  298     SF              No          No          No             0                11,176         35,000              7,365
  299     SF          Springing      Yes         Yes             0                   996              0                  0
  300     SF              No         Yes         Yes             0                 2,513              0             11,166
  301     SF              No          No          No             0                 8,724            NAP                NAP
  302     SF              No         Yes         Yes             0                     0              0             13,728
  303     SF              No         Yes         Yes             0                 8,556            NAP                NAP
  304     SF              No         Yes         Yes             0                 5,400              0             23,323
  305     SF              No         Yes         Yes             0                 2,929              0             13,428
  306     SF              No         Yes         Yes             0                 1,497              0              6,289
  307     SF              No         Yes         Yes             0                 3,312              0             13,103
  308     SF              No          No          No             0                     0              0                  0
  309     SF              No         Yes         Yes             0                18,525              0             22,929
  310     SF              No          No          No             0                     0              0                  0
  311     SF             Yes         Yes         Yes             0                 2,333              0                  0
  312     SF              No         Yes         Yes             0                     0              0                  0
  313     SF              No         Yes         Yes             0                 4,629              0             23,454
  314     SF              No         Yes         Yes             0                 8,276            NAP                NAP
  315     SF              No         Yes         Yes             0                     0              0                  0
  316     SF              No         Yes         Yes             0                 8,349            NAP                NAP
  317     SF              No          No          No             0                     0              0                  0
  318     SF              No          No          No             0                     0              0                  0
  319     SF              No          No          No             0                 4,872              0             15,000
  320     SF          Springing       No          No             0                 3,750              0             11,250
  321     SF              No         Yes         Yes             0                 2,114              0             10,746
  322     SF              No         Yes         Yes             0                 7,740            NAP                NAP
  323    Units            No         Yes         Yes             0                15,239            NAP              2,500
  324     SF              No         Yes         Yes        50,000                     0            NAP                NAP
  325     SF              No         Yes          No       389,547                10,955              0                  0
  326     SF              No         Yes          No             0                     0              0                  0
  327     SF              No         Yes         Yes             0                 4,426         40,000             16,416
  328     SF              No         Yes         Yes             0                     0              0                  0
  329     SF              No          No          No             0                     0              0                  0
  330     SF          Springing       No          No             0                     0            NAP                NAP
  331    Units            No         Yes         Yes             0                18,900            NAP                NAP
  332     SF              No          No          No             0                 2,475              0              9,533
  333    Units            No         Yes         Yes             0                17,500            NAP                NAP
  334    Acres            No          No          No             0                     0            NAP                NAP
  335     SF          Springing      Yes         Yes             0                 8,031              0             17,124
  336     SF              No         Yes         Yes             0                 1,945         10,000             11,732
  337     SF              No         Yes         Yes             0                     0              0                  0
  338     SF             Yes         Yes         Yes             0                 6,735              0             17,059
  339     SF              No         Yes         Yes             0                   218              0              1,148
  340     SF              No         Yes         Yes             0                 5,184            NAP                NAP
  341     SF              No         Yes         Yes             0                 2,820              0              9,187
  342     SF              No          No          No             0                     0              0             20,000
  343     SF              No         Yes         Yes             0                     0              0                  0
  344     SF              No         Yes         Yes             0                 1,917         20,000                  0
  345     SF          Springing      Yes          No             0                   950              0                  0
  346    Units            No         Yes         Yes             0                 4,450            NAP                NAP
  347    Units            No         Yes         Yes             0                     0            NAP                NAP
  348     SF              No          No          No             0                     0              0                  0
  349     SF              No         Yes         Yes             0                 8,052            NAP                NAP
  350     SF          Springing      Yes         Yes             0                     0              0              5,170
  351     SF              No         Yes         Yes             0                     0              0                  0
  352     SF              No          No          No             0                     0              0                  0
  353     SF              No         Yes         Yes             0                 2,500              0              5,000
  354     SF              No         Yes         Yes             0                 2,945              0              9,595
  355     SF              No         Yes         Yes             0                 6,124            NAP                NAP
  356     SF              No         Yes         Yes             0                 2,100              0             10,888
  357     SF              No         Yes         Yes             0                 6,490         50,000             22,899
  358    Units            No         Yes         Yes             0                22,500            NAP                NAP
  359     SF          Springing      Yes         Yes             0                 4,971              0             11,325
  360     SF              No         Yes         Yes             0                 6,134            NAP                NAP
  361    Units            No         Yes         Yes             0                10,440            NAP                NAP
  362     SF              No         Yes         Yes             0                 3,533              0             10,989
  363     SF              No         Yes         Yes             0                 5,029            NAP                NAP
  364    Units            No         Yes         Yes             0                 8,000            NAP                NAP
  365     SF              No         Yes         Yes             0                 1,533              0              8,278
  367    Units            No         Yes         Yes         7,875                10,500            NAP                NAP
  368     SF              No         Yes         Yes             0                 1,736              0              5,712
---------------------------------------------------------------------------------------------------------------------------
  369     SF              No         Yes         Yes             0                 4,122            NAP                NAP
 369.1    SF
 369.2    SF
---------------------------------------------------------------------------------------------------------------------------
  370     SF              No          No          No             0                     0              0                  0
  371     SF              No         Yes         Yes             0                 1,022              0              3,408
  372     SF              No         Yes         Yes             0                 2,285              0              7,831
  373     SF              No         Yes         Yes             0                 4,133            NAP                NAP
  374    Units            No         Yes         Yes             0                 8,400            NAP                NAP
  375     SF              No         Yes         Yes             0                 1,438              0              7,762
  376     SF              No          No          No             0                     0            NAP                NAP
  377     SF              No         Yes         Yes             0                 2,300              0              8,367
  378     SF              No         Yes         Yes             0                   700              0              3,500
  379     SF              No         Yes          No             0                     0         10,000                  0
  380     SF              No         Yes         Yes             0                 9,077            NAP                NAP

PRESENTED BELOW, SEPARATE FROM THE REST OF THE POOLED MORTGAGED LOANS, IS THE ANNEX A-1 INFORMATION FOR THE ONE WORLD
FINANCIAL CENTER NON-POOLED PORTION, WHICH IS ASSOCIATED WITH THE CLASS WFC-1, WFC-2 AND WFC-3 CERTIFICATES. THE ONE
WORLD FINANCIAL CENTER NON-POOLED PORTION IS NOT INCLUDED IN THE INITIAL NET MORTGAGE POOL BALANCE.

  6b

               INITIAL
               DEFERRED            INITIAL
               MAINTEN-           ENVIRON-                                                                       ENVIRONMENTAL
 LOAN            ANCE              MENTAL             HOLDBACK                                                     INSURANCE
NUMBER         DEPOSIT             DEPOSIT             AMOUNT                              LOC                       POLICY
----------------------------------------------------------------------------------------------------------------------------------

   1                 0                  0
----------------------------------------------------------------------------------------------------------------------------------
   2                 0                  0
  2.1
  2.2
  2.3
  2.4
----------------------------------------------------------------------------------------------------------------------------------
   3            25,000                  0
----------------------------------------------------------------------------------------------------------------------------------

   4                 0                  0
   5                 0                  0
----------------------------------------------------------------------------------------------------------------------------------
   6                 0                  0
   7                 0                  0
   8                 0            150,000
----------------------------------------------------------------------------------------------------------------------------------
   9           985,033                  0
  9.1
  9.2
  9.3
  9.4
  9.5
  9.6
  9.7
  9.8
  9.9
 9.10
 9.11
 9.12
 9.13
 9.14
 9.15
----------------------------------------------------------------------------------------------------------------------------------
  10           468,563                  0
 10.1
 10.2
 10.3
 10.4
 10.5
 10.6
 10.7
 10.8
 10.9
 10.10
 10.11
 10.12
 10.13
 10.14
 10.15
 10.16
 10.17
 10.18
 10.19
 10.20
----------------------------------------------------------------------------------------------------------------------------------
  11                 0                  0
  12                 0              4,000
  13                 0                  0
  14           255,375                  0
  15                 0          1,575,219
  16                 0                  0
  17                 0                  0
  18                 0                  0
----------------------------------------------------------------------------------------------------------------------------------
  19            66,688             16,838
 19.1
 19.2
 19.3
 19.4
 19.5
 19.6
 19.7
 19.8
 19.9
 19.10
 19.11
 19.12
----------------------------------------------------------------------------------------------------------------------------------
  20                 0                  0
  21                 0                  0
  22                 0                  0
  23                 0                  0
  24                 0                  0
  25            11,813                  0
  26                 0                  0
  27            53,350                  0
  28                 0                  0
  29                 0                  0
  30                 0                  0
  31                 0                  0              7,115,284
----------------------------------------------------------------------------------------------------------------------------------
  32            11,057            390,000
 32.1
 32.2
 32.3
 32.4
 32.5
 32.6
 32.7
 32.8
 32.9
 32.10
 32.11
 32.12
----------------------------------------------------------------------------------------------------------------------------------
  33            31,750                  0
  34                 0                  0              2,386,000
  35             7,500                  0
  36                 0                  0
  37                 0                  0
  38                 0              7,500              1,600,000
  39                 0                  0
  40                 0                  0
  41            47,800                  0
  42                 0                  0
  43            56,688                  0
----------------------------------------------------------------------------------------------------------------------------------

  44                 0             10,000
  45                 0                  0
----------------------------------------------------------------------------------------------------------------------------------
  46                 0                  0
  47                 0                  0
  48                 0                  0
  49         2,262,634                  0
  50                 0                  0
  51                 0                  0
  52                 0                  0                614,364
  53           400,000                  0
  54                 0                  0
  55                 0                  0
  56                 0                  0
  57                 0                  0
----------------------------------------------------------------------------------------------------------------------------------
  58            69,726                  0
 58.1
 58.2
----------------------------------------------------------------------------------------------------------------------------------
  59                 0                  0
  60         1,025,750                  0
  61                 0                  0
  62                 0                  0
  63         1,760,000                  0
  64             5,000                  0
  65                 0                  0
  66             7,500                  0
  67            22,925                  0
  68                 0                  0              2,272,000
  69                 0                  0
  70                 0                  0              1,400,000
  71                 0                  0
  72                 0                  0
  73                 0                  0
----------------------------------------------------------------------------------------------------------------------------------
  74                 0                  0
 74.1
 74.2
----------------------------------------------------------------------------------------------------------------------------------
  75             2,969                  0
  76                 0                  0
  77                 0                  0
  78                 0                  0
  79               938                  0
  80                 0                  0
  81                 0                  0
  82                 0                  0
  83                 0                  0
----------------------------------------------------------------------------------------------------------------------------------
  84           310,188                  0
 84.1
 84.2
 84.3
----------------------------------------------------------------------------------------------------------------------------------
  85                 0                  0
  86                 0                  0                                                         1,250,000
----------------------------------------------------------------------------------------------------------------------------------

  87                 0                  0                390,000
  88                 0                  0                320,000
----------------------------------------------------------------------------------------------------------------------------------
  89                 0                  0
 89.1
 89.2
 89.3
 89.4
 89.5
 89.6
 89.7
 89.8
 89.9
 89.10
 89.11
----------------------------------------------------------------------------------------------------------------------------------
  90                 0                  0
  91                 0                  0
  92            31,250                  0
  93                 0                  0
  94                 0                  0
  95                 0                  0
  96                 0                  0
  97                 0                  0
  98                 0                  0              1,920,000
  99                 0                  0                600,000
  100          750,000                  0
  101           67,834                  0
  102                0              2,375
  103                0                  0
----------------------------------------------------------------------------------------------------------------------------------
  104                0                  0
 104.1               0
 104.2               0
 104.3               0
 104.4               0
----------------------------------------------------------------------------------------------------------------------------------
  105                0                  0
  106                0                  0
  107                0                  0
  108                0                  0
  109                0                  0
  110                0                  0
  111                0                  0
  112                0                  0
  113                0                  0
  114                0                  0
  115                0                  0
  116                0                  0
  117                0                  0
  118                0                  0
----------------------------------------------------------------------------------------------------------------------------------

  119           77,249                  0
  120           19,995                  0
----------------------------------------------------------------------------------------------------------------------------------
  121                0                  0
 121.1
 121.2
 121.3
 121.4
 121.5
 121.6
----------------------------------------------------------------------------------------------------------------------------------
  122                0                  0
  123                0                  0
  124                0                  0
  125                0                  0
  126                0                  0
----------------------------------------------------------------------------------------------------------------------------------
  127                0                  0                200,000
 127.1               0
 127.2               0
 127.3               0
 127.4               0
 127.5               0
 127.6               0
 127.7               0
 127.8               0
 127.9               0
----------------------------------------------------------------------------------------------------------------------------------
  128           29,562                  0                                                         1,040,000
  129                0                  0                450,000
  130                0                  0
  131                0                  0
  132                0                  0
  133                0                  0
  134                0                  0
  135                0                  0
  136                0                  0
  137          130,686                  0
  138                0                  0
  139                0
  140                0                  0
  141                0                  0
  142                0                  0
  143            6,375                  0              1,100,000
  144            6,500                  0
  145           75,000                  0
  146           15,125                  0
  147                0                  0
  148                0                  0
  149                0                  0
  150                0                  0
  151                0                500
  152           27,500                  0
  153                0                  0
----------------------------------------------------------------------------------------------------------------------------------
  154                0                  0
 154.1               0
 154.2               0
 154.3               0
----------------------------------------------------------------------------------------------------------------------------------
  155                0                  0
  156            6,250                  0
  157                0                  0
  158                0                  0
  159                0                  0
  160                0                  0              1,000,000
  161              875                  0
----------------------------------------------------------------------------------------------------------------------------------
  162                                   0
 162.1               0
 162.2               0
----------------------------------------------------------------------------------------------------------------------------------
  163                0                  0                250,107
  164                0                  0
----------------------------------------------------------------------------------------------------------------------------------
  165                0                  0
 165.1                                  0
 165.2                                  0
 165.3                                  0
----------------------------------------------------------------------------------------------------------------------------------
  166            3,450                  0
  167                0                  0
  168                0                  0
  169                0                  0
  170                0                  0
  171                0                  0
  172                0                  0
  173                0                  0
  174            5,250             25,000
  175                0                  0
  176                0                  0
  177                0                  0
  178           51,250                  0
  179                0                  0
  180                0                  0
  181                0                  0
  183            6,000                  0
  184            4,063                  0
  185                0                  0
  186                0                  0
  187                0                  0
  188                0                  0
  189                0                  0
  190           10,625                  0
  191                0                  0
  192                0                  0
  193                0                  0
  194                0                  0
  195                0                  0
  196            1,875                  0                700,000
  197              NAP                  0
  198           54,687                  0
  199                0              6,250                500,000
  200                0                  0
  201           34,375                  0
  202                0                  0
  203           17,650                  0
  204                0                  0
  205                0                  0                169,600
  206                0                  0
  207           70,938                  0
  208                0                  0
  209                0                  0
  210                0                  0
  211                0                  0
----------------------------------------------------------------------------------------------------------------------------------
  212            2,031                  0
 212.1
 212.2
----------------------------------------------------------------------------------------------------------------------------------
  213           20,000                  0
  214                0                  0
  215                0             51,000
  216                0                  0
  217                0                  0
  218                0                  0
  219                0                  0
  220                0                  0
  221                0                  0
  222                0                  0
  223                0                  0
  224                0                  0
  225                0                  0
  226                0                  0
  227                0                  0                325,000
  228                0                  0
  229                0                  0
  230                0                  0
  231                0                  0
  232                0                  0                300,000
  233                0                  0
  234                0                  0
  235                0                  0
  236                0                  0
  237                0                  0
  238                0                  0
  239          223,014                  0
  240                0                  0
  241                0                  0
  242           53,625                  0
  243                0                  0
  244            5,625                  0
  245                0              7,500
  246                0                  0
  247                0                  0
  248              NAP                  0
  249                0                  0
  250                0                  0
  251                0                  0
  252           93,578                  0
  253                0                  0
  254                0                  0
  255                0                  0
  256                0                  0
  257                0                  0
  258                0                  0
  259                0                  0
  260                0                  0
  261                0                  0
  262                0                  0
  263                0                  0
  264                0                  0                 20,000
  265                0                  0
  266                0                  0
  267                0                  0
  268                0                750
  269           27,250                  0
----------------------------------------------------------------------------------------------------------------------------------
  270                0                  0
 270.1               0
 270.2               0
----------------------------------------------------------------------------------------------------------------------------------
  271                0                  0
  272            8,375                  0
  273                0                  0
  274                0                  0
  275            6,500                  0
  276            3,000                  0
  277            9,469                  0
  278                0                  0
  279                0                  0
  280                0                  0
  281                0                  0
  282                0              8,000
  283                0                  0
  284                0                  0
  285                0                  0
  286                0                  0
  287                0                  0
  288                0                  0
  289           54,038                  0                100,000
  290                0                  0
  291                0                  0
  292                0                  0
  293                0                  0
  294                0                  0
  295                0                  0
  296                0                  0
  297                0                  0
  298           53,638                  0
  299            1,250                  0
  300                0                  0
  301                0                  0                                                           447,000
  302                0                  0
  303                0                  0
  304                0                  0
  305                0                  0
  306                0                  0
  307                0                  0                 55,000
  308                0                  0                 50,000
  309                0                  0
  310                0                  0
  311                0                  0
  312                0                  0
  313                0                  0
  314                0                  0
  315                0                  0
  316                0                  0
  317                0                  0
  318                0                  0
  319                0                  0
  320                0                  0
  321                0                  0
  322                0                  0                300,000
  323                0                  0
  324                0                  0
  325                0                  0
  326                0                  0
  327                0                  0
  328                0                  0
  329                0                  0
  330              NAP                  0
  331                0                  0
  332                0                  0
  333                0                  0
  334                0                  0
  335           21,791                  0
  336                0                  0
  337                0                  0
  338                0                  0
  339                0                  0
  340                0                  0
  341                0                  0
  342           80,000                  0
  343                0                  0
  344           47,500                  0
  345                0                  0
  346                0                  0
  347                0                  0
  348                0                  0
  349                0                  0
  350                0                  0
  351                0                  0
  352                0                  0
  353                0                  0                                                                                     Yes
  354                0                  0
  355                0                  0
  356                0                  0
  357                0                  0
  358                0                  0
  359                0                  0
  360                0                  0
  361                0                  0
  362           13,918                  0
  363                0                  0
  364                0                  0
  365                0                  0
  367                0                  0
  368                0                  0
----------------------------------------------------------------------------------------------------------------------------------
  369                0                  0
 369.1
 369.2
----------------------------------------------------------------------------------------------------------------------------------
  370                0                  0
  371                0                  0
  372                0                  0
  373                0                  0
  374                0                  0
  375                0                  0
  376                0                  0
  377                0                  0
  378                0                  0
  379              NAP                  0
  380                0                  0

PRESENTED BELOW, SEPARATE FROM THE REST OF THE POOLED MORTGAGED LOANS, IS THE ANNEX A-1 INFORMATION FOR THE ONE
WORLD FINANCIAL CENTER NON-POOLED PORTION, WHICH IS ASSOCIATED WITH THE CLASS WFC-1, WFC-2 AND WFC-3 CERTIFICATES. THE
ONE WORLD FINANCIAL CENTER NON-POOLED PORTION IS NOT INCLUDED IN THE INITIAL NET MORTGAGE POOL BALANCE.

  6b

                             FOOTNOTES TO SCHEDULE 1

(1)   With respect to the Ala Moana Portfolio Mortgage Loan (loan number 2), a 3 day grace period will apply only once during any 12-month period for a payment made after the due date. With respect to the JQH Hotel Portfolio
      B-Note Mortgage Loan (loan number 121), a 3 day grace period will apply only twice during any 12-month period for a payment made after the due date.

(2)   With respect to loan number 7, after the initial lockout period followed by a prepayment at yield maintenance premium period, borrower has the option of defeasance or prepayment at yield maintenance premium.

(3)   With respect to loan numbers 36 and 117, borrower has the option of defeasance or prepayment at yield maintenance premium after the initial lockout period.

(4)   With respect to loan numbers 12, 29, 62, 82, 109, 110, 149 and 250, the mortgage loan seller will deposit an amount for the benefit of the trust equal to the April 2007 interest payment on that mortgage loan.

(5)   With respect to loan numbers 121, 197 and 265, the respective Original
      Term to Maturity / ARD (months) and Scheduled Maturity Date/ ARD shown in this Annex and used throughout this free writing prospectus is one month later than the actual Original Term to Maturity / ARD (months) and
      Scheduled Maturity Date/ ARD. The loans were modeled this way because the borrower payment date for each such loan (or with respect to loan number
      121, the lead servicer remittance date, is after the Determination Date
      (as defined in this free writing prospectus) and, as such, each Monthly
      Debt Service Payment, including the final payment, will be passed through to certificateholders in the month following the month in which the related payment is remitted to the related master servicer for payment to certificateholders.

(6)   With respect to loan numbers 121, 197 and 265, the Original Term to
      Maturity / ARD (months) and Scheduled Maturity Date/ ARD shown in this
      Annex and used throughout this free writing prospectus have been extended by one month. On the Distribution Date (as defined in this free writing prospectus) in April 2007, although the loans are amortizing, certificateholders will receive a distribution in an amount equal to one month of interest due under such loans. With respect to each such loan, the related mortgage loan seller will deposit into an interest reserve for the benefit of the trust an amount equal to one month's interest on that mortgage loan. Payments received on these loans in April 2007 from the related borrowers (or with respect to loan number 121, the lead servicer for this loan), will be passed through to certificateholders on the
      Distribution Date in May 2007.

(7)   With respect to loan number 121, an interest reserve will be established to deal with the fact that the loan is actual/360 and monthly distributions to certificateholders will be made the month after monthly payments are made by the borrower. Please see Annex I herein.

(8)   With respect to Loan numbers 197, 202, 235, 325 (each of which permits the related borrower to currently defease the Mortgage Loan) and with respect to loan number 121 (which permits the related borrower to defease the mortgage loan prior to the second anniversary of the date of the series CD
      2007-CD4 certificates issue date), if the related borrower defeases any of these five Mortgage Loans on a date that is earlier than the second anniversary of the series CD 2007-CD4 issue date, then the related mortgage loan seller or other prior holder, as applicable, will be obligated to repurchase the subject mortgage loan from the issuing entity at a repurchase price generally equal to the unpaid principal balance of the mortgage loan plus accrued interest, plus yield maintenance. Any yield maintenance payments received with respect to these Mortgage Loans will be distributed 12.14% to the Class A-1 Certificateholders, 4.67% to the Class
      A-2A Certificateholders and 83.19% pro rata, based on the notional amount, to the Classes XC and XW Certificateholders.

                                   SCHEDULE II

                SCHEDULE OF EXCEPTIONS TO MORTGAGE FILE DELIVERY

                                      NONE.

                                      II-1

                                  SCHEDULE III

     MORTGAGE LOANS AS TO WHICH THE RELATED MORTGAGED PROPERTY IS COVERED BY
                    A LENDER'S ENVIRONMENTAL INSURANCE POLICY

     LOAN NUMBER          MORTGAGE LOAN SELLER             PROPERTY NAME
  -----------------    --------------------------    -------------------------
         44                       PNC                     Backlick South
         353                      PNC                  Plaza Dental Building

                                      III-1

                                 SCHEDULE IV

                  CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

                  DISTRIBUTION              CLASS A-SB PLANNED
                     DATE*                  PRINCIPAL BALANCE
               ------------------       ------------------------
                   3/29/2007                  161,959,000.00
                   4/11/2007                  161,959,000.00
                   5/11/2007                  161,959,000.00
                   6/11/2007                  161,959,000.00
                   7/11/2007                  161,959,000.00
                   8/11/2007                  161,959,000.00
                   9/11/2007                  161,959,000.00
                   10/11/2007                 161,959,000.00
                   11/11/2007                 161,959,000.00
                   12/11/2007                 161,959,000.00
                   1/11/2008                  161,959,000.00
                   2/11/2008                  161,959,000.00
                   3/11/2008                  161,959,000.00
                   4/11/2008                  161,959,000.00
                   5/11/2008                  161,959,000.00
                   6/11/2008                  161,959,000.00
                   7/11/2008                  161,959,000.00
                   8/11/2008                  161,959,000.00
                   9/11/2008                  161,959,000.00
                   10/11/2008                 161,959,000.00
                   11/11/2008                 161,959,000.00
                   12/11/2008                 161,959,000.00
                   1/11/2009                  161,959,000.00
                   2/11/2009                  161,959,000.00
                   3/11/2009                  161,959,000.00
                   4/11/2009                  161,959,000.00
                   5/11/2009                  161,959,000.00
                   6/11/2009                  161,959,000.00
                   7/11/2009                  161,959,000.00
                   8/11/2009                  161,959,000.00
                   9/11/2009                  161,959,000.00
                   10/11/2009                 161,959,000.00
                   11/11/2009                 161,959,000.00
                   12/11/2009                 161,959,000.00
                   1/11/2010                  161,959,000.00
                   2/11/2010                  161,959,000.00
                   3/11/2010                  161,959,000.00
                   4/11/2010                  161,959,000.00
                   5/11/2010                  161,959,000.00
                   6/11/2010                  161,959,000.00
                   7/11/2010                  161,959,000.00
                   8/11/2010                  161,959,000.00
                   9/11/2010                  161,959,000.00
                   10/11/2010                 161,959,000.00
                   11/11/2010                 161,959,000.00
                   12/11/2010                 161,959,000.00
                   1/11/2011                  161,959,000.00
                   2/11/2011                  161,959,000.00
                   3/11/2011                  161,959,000.00
                   4/11/2011                  161,959,000.00
                   5/11/2011                  161,959,000.00
                   6/11/2011                  161,959,000.00
                   7/11/2011                  161,959,000.00
                   8/11/2011                  161,959,000.00
                   9/11/2011                  161,959,000.00
                   10/11/2011                 161,959,000.00
                   11/11/2011                 161,959,000.00
                   12/11/2011                 161,959,000.00
                   1/11/2012                  161,959,000.00
                   2/11/2012                  161,959,000.00
                   3/11/2012                  161,958,774.96
                   4/11/2012                  159,686,799.86
                   5/11/2012                  157,013,553.24
                   6/11/2012                  154,640,858.41
                   7/11/2012                  151,942,621.32
                   8/11/2012                  149,544,027.36
                   9/11/2012                  147,134,622.18
                   10/11/2012                 144,399,192.58
                   11/11/2012                 141,962,055.43
                   12/11/2012                 139,201,002.47
                   1/11/2013                  136,737,310.71
                   2/11/2013                  134,262,461.42
                   3/11/2013                  130,839,840.75
                   4/11/2013                  128,330,595.37
                   5/11/2013                  125,502,045.26
                   6/11/2013                  122,968,400.15
                   7/11/2013                  106,404,456.88
                   8/11/2013                  103,854,930.65
                   9/11/2013                  101,293,794.22
                   10/11/2013                  98,413,340.32
                   11/11/2013                  95,822,983.73
                   12/11/2013                  92,915,427.61
                   1/11/2014                   89,915,427.61
                   2/11/2014                   86,915,299.58
                   3/11/2014                   83,380,512.71
                   4/11/2014                   80,730,767.19
                   5/11/2014                   73,510,228.90
                   6/11/2014                   70,834,628.05
                   7/11/2014                   67,846,153.72
                   8/11/2014                   65,141,604.06
                   9/11/2014                   62,424,613.16
                   10/11/2014                  59,394,435.19
                   11/11/2014                  56,646,671.72
                   12/11/2014                  53,587,848.08
                   1/11/2015                   36,523,227.71
                   2/11/2015                   33,738,232.30
                   3/11/2015                   30,049,360.27
                   4/11/2015                   27,227,177.47
                   5/11/2015                   24,099,153.18
                   6/11/2015                   21,249,300.56
                   7/11/2015                   18,091,628.59
                   8/11/2015                   15,211,054.85
                   9/11/2015                   12,317,100.80
                   10/11/2015                   9,115,109.76
                   11/11/2015                   6,188,614.05
                   12/11/2015                   2,956,221.00
                   1/11/2016                              --

___________________________

*     Assumes each Distribution Date occurs on the 11th of the month.

                                      IV-1

                                   SCHEDULE V

                             REFERENCE RATE SCHEDULE

                         CLASS XP                                 CLASS EX
 DISTRIBUTION DATE    REFERENCE RATE     DISTRIBUTION DATE*    REFERENCE RATE
-------------------  ----------------  ---------------------  -----------------
     4/11/2007           5.85167%            10/11/2010           5.66008%
     5/11/2007           5.66260%            11/11/2010           5.84907%
     6/11/2007           5.85160%            12/11/2010           5.65992%
     7/11/2007           5.66250%            1/11/2011            5.65983%
     8/11/2007           5.85150%            2/11/2011            5.65975%
     9/11/2007           5.85146%            3/11/2011            5.65983%
     10/11/2007          5.66236%            4/11/2011            5.84866%
     11/11/2007          5.85136%            5/11/2011            5.65827%
     12/11/2007          5.66226%            6/11/2011            5.84723%
     1/11/2008           5.85126%            7/11/2011            5.65810%
     2/11/2008           5.66216%            8/11/2011            5.84633%
     3/11/2008           5.66213%            9/11/2011            5.84518%
     4/11/2008           5.85111%            10/11/2011           5.66297%
     5/11/2008           5.66201%            11/11/2011           5.84096%
     6/11/2008           5.85101%            12/11/2011           5.66279%
     7/11/2008           5.66190%            1/11/2012            5.85255%
     8/11/2008           5.85091%            2/11/2012            5.65248%
     9/11/2008           5.85085%            3/11/2012            5.68904%
     10/11/2008          5.66174%            4/11/2012            5.87880%
     11/11/2008          5.85074%            5/11/2012            5.68875%
     12/11/2008          5.66162%            6/11/2012            5.87860%
     1/11/2009           5.66156%            7/11/2012            5.68855%
     2/11/2009           5.66150%            8/11/2012            5.87840%
     3/11/2009           5.66153%            9/11/2012            5.87830%
     4/11/2009           5.85043%            10/11/2012           5.68825%
     5/11/2009           5.66130%            11/11/2012           5.87810%
     6/11/2009           5.85030%            12/11/2012           5.68804%
     7/11/2009           5.66117%            1/11/2013            5.68793%
     8/11/2009           5.85017%            2/11/2013            5.68783%
     9/11/2009           5.85011%            3/11/2013            5.68805%
     10/11/2009          5.66098%            4/11/2013            5.87757%
     11/11/2009          5.84998%            5/11/2013            5.68749%
     12/11/2009          5.66084%            6/11/2013            5.87528%
     1/11/2010           5.66077%            7/11/2013            5.68527%
     2/11/2010           5.66070%            8/11/2013            5.87545%
     3/11/2010           5.66076%            9/11/2013            5.87535%
     4/11/2010           5.84962%            10/11/2013           5.68532%
     5/11/2010           5.66047%            11/11/2013           5.87512%
     6/11/2010           5.84946%            12/11/2013           5.68501%
     7/11/2010           5.66031%            1/11/2014            5.68521%
     8/11/2010           5.84931%            2/11/2014            5.69609%
     9/11/2010           5.84923%            3/11/2014            5.69636%

___________________________

*     Assumes each Distribution Date occurs on the 11th of the month.

                                       V-1

                                   SCHEDULE VI

                         SCHEDULE OF EARNOUTS/HOLDBACKS

MORTGAGE LOAN SELLER              PROPERTY NAME               RESERVE HOLDBACK
--------------------   ------------------------------------   ----------------
        GACC           Westbury at Lake Brandon Apartments      $ 7,115,284
        CGM            Texarkana Pavillion                      $ 2,386,000
        CGM            Sunset Mall                              $ 1,600,000
        RBC            Weatherford Plaza                        $   614,364
        CGM            Desert Business Park Buildings           $ 2,272,000
        GACC           29 West 30th Street                      $ 1,400,000
        RBC            Central Storage Center                   $ 1,250,000
        CGM            Federal Express Building                 $ 1,920,000
        RBC            Presidio  Apartments                     $   600,000
      LaSalle          Hart Properties Portfolio                $   200,000
        CGM            Great Neck Promenade                     $ 1,040,000
      LaSalle          Prairie Vista I & II                     $   450,000
        CGM            Barclay Village Apartments               $ 1,100,000
        RBC            StorQuest Slauson Self Storage           $   390,000
      LaSalle          Seven Farms Square Office Building       $ 1,000,000
        GACC           Shoppes at Summerlin Parkway             $   250,107
        RBC            StorQuest - Centennial #2                $   700,000
        CGM            Rosewood Shopping Center                 $   500,000
        RBC            StorQuest Sunland Self Storage           $   320,000
        CGM            Brookside Village                        $   169,600
        GACC           Orangecrest Self Storage                 $   325,000
        RBC            StorQuest - Parker                       $   300,000
      LaSalle          Village Creek Apartments                 $    20,000
      LaSalle          Remington Road Industrial                $   100,000
        RBC            Central Self Storage - Milford           $   447,000
      LaSalle          Oasis Plaza                              $    55,000
      LaSalle          Maryland Manor                           $    50,000
      LaSalle          C&H Storage                              $   300,000

                                      VI-1

                                   EXHIBIT A-1

     FORM OF CLASS [A-1] [A-2A] [A-2B] [A-3] [A-SB] [A-4] [A-1A] CERTIFICATE

                      CD 2007-CD4 COMMERCIAL MORTGAGE TRUST
     CLASS [A-1] [A-2A] [A-2B] [A-3] [A-SB] [A-4] [A-1A] COMMERCIAL MORTGAGE
                            PASS-THROUGH CERTIFICATE,
                               SERIES CD 2007-CD4

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily, commercial and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate: As set forth in     Initial Certificate Principal Balance of
the Pooling and Servicing Agreement    this Certificate as of the Closing Date:
                                       $____________

Date of Pooling and Servicing          Class Principal Balance of all the Class
Agreement: March 1, 2007               [A-1] [A-2A] [A-2B] [A-3] [A-SB] [A-4]
                                       [A-1A] Certificates as of the
                                       Closing Date:
                                       $____________

Cut-off Date: Individually and         Aggregate unpaid principal balance of the
collectively, as the context may       Mortgage Pool as of the Cut-off Date,
require, with respect to each          after deducting payments of principal due
Mortgage Loan having a Due Date in     on or before such date (the "Initial Pool
March 2007, such Due Date and, with    Balance"): $6,640,315,279
respect to each Mortgage Loan
having its first Due Date in or
after April 2007, the later of the
date of origination and March 1,
2007.

Closing Date: March 29, 2007

First Distribution Date:
April 13, 2007

Master Servicer No. 1: Wachovia        Certificate Administrator: LaSalle Bank
Bank, National Association             National Association

Master Servicer No. 2: Midland         Trustee: Wells Fargo Bank, National
Loan Services, Inc.                    Association

Master Servicer No. 3: Capmark         CUSIP No.: _____________
Finance Inc.

Special Servicer: LNR Partners,        ISIN: _____________
Inc.

Certificate No. [A-1] [A-2A] [A-2B]
[A-3] [A-SB] [A-4] [A-1A]-___

                                      A-1-1

[FOR BOOK ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, IF THE PURCHASE OR HOLDING OF THIS CERTIFICATE OR SUCH INTEREST
HEREIN WOULD RESULT IN A VIOLATION OF SECTION 406 OR 407 OF ERISA OR SECTION
4975 OF THE CODE OR WOULD RESULT IN THE IMPOSITION OF AN EXCISE TAX UNDER
SECTION 4975 OF THE CODE.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., WACHOVIA BANK, NATIONAL ASSOCIATION,
MIDLAND LOAN SERVICES, INC., CAPMARK FINANCE INC., LNR PARTNERS, INC., WELLS
FARGO, NATIONAL ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION, OR ANY OF THEIR
RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE
GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER
PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.] [_____________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal
Balance") as of the Closing Date by the aggregate principal balance of all the
Certificates of the same Class as this Certificate (their "Class Principal
Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this
Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Citigroup Commercial Mortgage Securities Inc., as depositor (the
"Depositor", which term includes any successor entity under the Agreement),
Wachovia Bank, National Association, Midland Loan Services, Inc. and Capmark
Finance Inc., as master servicers (together, the "Master Servicers", which term includes any successor entities under the Agreement), LNR Partners, Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as trustee
(the "Trustee", which term includes any successor entity under the Agreement)
and LaSalle Bank National Association, as certificate administrator (the
"Certificate Administrator", which term includes any successor entity under the
Agreement), a summary of certain of the pertinent provisions

                                      A-1-2

of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the
Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such
Holder is bound. In the event of any conflict between any provision of this
Certificate and any provision of the Agreement, such provision of this
Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 7th calendar day of each month (or, if such 7th calendar day is not a Business Day, then the 5th Business Day following such 7th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate
Administrator with written wiring instructions no less than five (5) Business
Days prior to (or, in the case of the initial Distribution Date, no later than)
the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Certificate
Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in the notice to Certificateholders of such final distribution. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund
Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the
Holder that surrenders this Certificate as such address last appeared in the
Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the SLC Custodial Accounts, the Distribution Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage
Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

                                      A-1-3

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            [FOR BOOK ENTRY CERTIFICATES: Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.]

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the
Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Certificate Administrator, the Master Servicers,
the Special Servicer and the Trustee (other than certain obligations of the
Trustee set forth in the Agreement) shall terminate upon payment (or provision for payment) (i) to the Certificateholders of all amounts held by or on behalf of the Certificate Administrator and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by a Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder of all Mortgage Loans and each REO Property remaining in the
Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate Certificate Principal Balance of the Class A-1,
Class A-2A, Class A-2B, Class A-3, Class A-SB, Class A-4, Class A-1A, Class
A-MFX, Class A-MFL, Class A-J, Class B, Class C, Class D, Class E, Class F,
Class G, Class H, Class J and Class K Certificates has been reduced to zero, the exchange by the remaining Certificateholders (exclusive of the Class R
Certificateholders) of their Certificates for all Mortgage Loans and each REO
Property remaining in the Trust Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or
REO Property remaining in the Trust Fund, and (ii) to the Trustee, the
Certificate Administrator, the Master Servicers, the Special Servicer and the
officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The Agreement permits, but does not require, a Master Servicer, the Special Servicer or the
Majority Controlling Class Certificateholder to purchase from the Trust Fund all
Mortgage Loans and any REO Properties remaining therein.

                                      A-1-4

The exercise of such right will effect early retirement of the Certificates;
however, such right to purchase is subject to the aggregate Stated Principal
Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Certificate Administrator, the Master Servicers, the Special
Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Certificate Administrator, the
Master Servicers, the Special Servicer and the Trustee with the consent of the
Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-1-5

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By: ____________________________________
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [A-1] [A-2A] [A-2B] [A-3] [A-SB] [A-4]
[A-1A] Certificates referred to in the within-mentioned Agreement.

Dated: _____________

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By: ____________________________________
                                            Authorized Representative

                                      A-1-6

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:_______________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Dated:

                                        ________________________________________
                                        Signature by or on behalf of Assignor

                                        ________________________________________
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
for the account of_____________________________________________________________.

            Distributions made by check (such check to be made payable to_______
____________________________________________) and all applicable statements and notices should be mailed to_____________________________________________________

_______________________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                      A-1-7

                                   EXHIBIT A-2

                FORM OF CLASS [XP] [XC] [XW] [WFC-X] CERTIFICATES

                      CD 2007-CD4 COMMERCIAL MORTGAGE TRUST
   CLASS [XP] [XC] [XW] [WFC-X] COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                               SERIES CD 2007-CD4

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily, commercial and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate: As set forth in     Initial Certificate Notional Amount of
the Pooling and Servicing Agreement    this Certificate as of the Closing Date:
                                       $____________

Date of Pooling and Servicing          Class Notional Amount of all the Class
Agreement: March 1, 2007               [XP] [XC] [XW] [WFC-X] Certificates as of
                                       the Closing Date:
                                       $____________

Cut-off Date: Individually and         Aggregate unpaid principal balance of the
collectively, as the context may       Mortgage Pool as of the Cut-off Date,
require, with respect to each          after deducting payments of principal due
Mortgage Loan having a Due Date in     on or before such date (the "Initial Pool
March 2007, such Due Date and, with    Balance"): $6,640,315,279
respect to each Mortgage Loan
having its first Due Date in or
after April 2007, the later of the
date of origination and March 1,
2007.

Closing Date: March 29, 2007

First Distribution Date:
April 13, 2007

Master Servicer No. 1: Wachovia        Certificate Administrator:
Bank, National Association             LaSalle Bank National Association

Master Servicer No. 2: Midland Loan    Trustee: Wells Fargo Bank,
Services, Inc.                         National Association

Master Servicer No. 3: Capmark         CUSIP No.: _____________
Finance Inc.

Special Servicer: LNR Partners, Inc.   ISIN: _____________

Certificate No. [XP] [XC] [XW]
[WFC-X]-___

                                      A-2-1

[FOR BOOK ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[FOR CLASS XC, XW AND WFC-X CERTIFICATES: THIS CERTIFICATE HAS NOT BEEN
REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE
"SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE,
TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT
SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES
NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH
THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED
TO HEREIN.]

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, [FOR CLASS XC, XW AND WFC-X CERTIFICATES: EXCEPT IN ACCORDANCE WITH
THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED
TO HEREIN] [FOR CLASS XP CERTIFICATES: IF THE PURCHASE OR HOLDING OF THIS
CERTIFICATE OR SUCH INTEREST HEREIN WOULD RESULT IN A VIOLATION OF SECTION 406
OR 407 OF ERISA OR SECTION 4975 OF THE CODE OR WOULD RESULT IN THE IMPOSITION OF
AN EXCISE TAX UNDER SECTION 4975 OF THE CODE].

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., WACHOVIA BANK, NATIONAL ASSOCIATION,
MIDLAND LOAN SERVICES, INC., CAPMARK FINANCE INC., LNR PARTNERS, INC., WELLS
FARGO, NATIONAL ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION, OR ANY OF THEIR
RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE
GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER
PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE NOTIONAL AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN
THE AMOUNT SHOWN ABOVE. THIS CERTIFICATE DOES NOT HAVE A CERTIFICATE PRINCIPAL
BALANCE AND DOES NOT ENTITLE THE HOLDER HEREOF TO ANY DISTRIBUTIONS OF
PRINCIPAL. THE HOLDER HEREOF WILL BE ENTITLED TO DISTRIBUTIONS OF INTEREST
ACCRUED AS PROVIDED IN THE POOLING AND SERVICING

                                      A-2-2

AGREEMENT REFERRED TO HEREIN ON THE CERTIFICATE NOTIONAL AMOUNT OF THIS
CERTIFICATE, WHICH AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.] [________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the notional principal amount of this Certificate (its "Certificate Notional
Amount") as of the Closing Date by the aggregate notional principal amount of all the Certificates of the same Class as this Certificate (their "Class
Notional Amount") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the
"Agreement"), between Citigroup Commercial Mortgage Securities Inc., as depositor (the "Depositor", which term includes any successor entity under the
Agreement), Wachovia Bank, National Association, Midland Loan Services, Inc. and
Capmark Finance Inc., as master servicers (together, the "Master Servicers", which term includes any successor entities under the Agreement), LNR Partners,
Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association,
as trustee (the "Trustee", which term includes any successor entity under the
Agreement) and LaSalle Bank National Association, as certificate administrator
(the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the
Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the
Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 7th calendar day of each month (or, if such 7th calendar day is not a Business Day, then the 5th Business Day following such 7th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate
Administrator with written wiring instructions no less than five (5) Business
Days prior to (or, in the case of the initial Distribution Date, no later than)
the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Certificate
Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the SLC Custodial Accounts, the Distribution Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage
Loans and the payment of interest on such advances and expenses.

                                      A-2-3

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

            [FOR CLASS XC, XW AND WFC-X CERTIFICATES: No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer")
of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities
Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.]

            [FOR CLASS XC, XW AND WFC-X CERTIFICATES: If this Certificate constitutes a Definitive Certificate and a Transfer hereof is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates, the initial Transfer of this Certificate by the
Depositor, the Initial Purchasers or any of their respective Affiliates or, as contemplated by Section 5.03 of the Agreement, if this Certificate is a Global
Certificate, a Transfer of this Certificate to a successor Depository), then the
Certificate Registrar shall refuse to register such Transfer unless it receives
(and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit G-1 to the Agreement and a certificate from such
Certificateholder's prospective Transferee substantially in the form attached either as Exhibit G-2 to the Agreement or as Exhibit G-3 to the Agreement; or
(ii) an Opinion of Counsel reasonably satisfactory to the Certificate Registrar to the effect that the prospective Transferee is an Institutional Accredited
Investor or a Qualified Institutional Buyer and that such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, any Master Servicer,
the Special Servicer, the Certificate Administrator, the Trustee or the
Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the
Certificateholder desiring to effect such Transfer and/or such
Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit G-2 or Exhibit G-3 attached to the Agreement are, with respect to the subject Transfer, true and correct. Definitive Non-Registered
Certificates may only be held by Qualified Institutional Buyers and
Institutional Accredited Investors.]

            [FOR CLASS XC, XW AND WFC-X CERTIFICATES: No beneficial interest in a Rule 144A Global Certificate for any Class of Book-Entry Non-Registered
Certificates may be held by any Person that is not a Qualified Institutional
Buyer. If this Certificate constitutes a Rule 144A Global Certificate and a
Transfer of any interest herein is to be made without registration under the
Securities Act (other than in connection with the initial issuance of the
Certificates or a Transfer of any interest herein by the Depositor, the Initial
Purchasers or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit G-4 to the Agreement, or (ii) an Opinion of
Counsel to the effect that the prospective Transferee is a Qualified
Institutional Buyer and such Transfer may be made without registration under the

                                      A-2-4

Securities Act. If this Certificate constitutes a Rule 144A Global Certificate and any Transferee of an interest herein does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-4 attached to the Agreement are, with respect to the subject
Transfer, true and correct.]

            [FOR CLASS XC, XW AND WFC-X CERTIFICATES: Notwithstanding the
preceding paragraph, any interest in the Rule 144A Global Certificate for a
Class of Book-Entry Non-Registered Certificates may be transferred to any
Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of
Certificates, provided that the Certificate Owner desiring to effect such
Transfer (i) complies with the requirements for Transfers of interests in such
Regulation S Global Certificate set forth in the following paragraph and (ii)
delivers or causes to be delivered to the Certificate Registrar and the
Certificate Administrator (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of
Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective
Transferee in accordance with the second sentence of the following paragraph and
(C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the
Certificate Administrator, as transfer agent for the Depository, to approve the debit of the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and approve the credit of the account of a
Depository Participant by a denomination of interests in such Regulation S
Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred.
Upon delivery to the Certificate Registrar and the Certificate Administrator of
such certifications and such orders and instructions, the Certificate
Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global
Certificate in respect of the subject Class of Book-Entry Non-Registered
Certificates, and increase the denomination of the Regulation S Global
Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.]

            [FOR CLASS XC, XW AND WFC-X CERTIFICATES: No beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered
Certificates may be held by a United States Securities Person. Any Certificate
Owner desiring to effect any Transfer of an interest in the Regulation S Global
Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from such Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit G-5 to the Agreement to the effect that such Transferee is not a United States Securities Person. If any Transferee of an interest in the Regulation S Global Certificate for any
Class of Book-Entry Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-5 to the Agreement are, with respect to the subject Transfer, true and correct.]

            [FOR CLASS XC, XW AND WFC-X CERTIFICATES: Notwithstanding the
preceding paragraph, any interest in the Regulation S Global Certificate for a
Class of Book-Entry Non-Registered Certificates may be transferred to any
Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i)
complies with the requirements for Transfers of interests in such Rule 144A
Global Certificate set forth in the third paragraph above this paragraph and
(ii) delivers or causes to be delivered to the Certificate Registrar and the
Certificate Administrator (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of
Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the third paragraph above this paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and
Euroclear to direct the Certificate Administrator to debit the account of a
Depository Participant by a

                                      A-2-5

denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such
Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be
transferred. Upon delivery to the Certificate Registrar and the Certificate
Administrator of such certification(s) and/or Opinion of Counsel and such orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the subject Class of
Book-Entry Non-Registered Certificates, and increase the denomination of the
Rule 144A Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.]

            [FOR CLASS XC, XW AND WFC-X CERTIFICATES: Also notwithstanding the foregoing, any interest in a Global Certificate with respect to any Class of
Book-Entry Non-Registered Certificates may be transferred by any Certificate
Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a Definitive
Certificate of the same Class as such Global Certificate upon delivery to the
Certificate Registrar and the Certificate Administrator of (i) such certifications and/or opinions as are contemplated by the fifth paragraph above this paragraph and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Certificate
Administrator to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the Certificate Registrar and the Certificate Administrator of the
certifications and/or opinions contemplated by the fifth paragraph above this paragraph, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive Certificate of the same
Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with the Agreement to the applicable Transferee.

            [FOR CLASS XC, XW AND WFC-X CERTIFICATES: None of the Depositor, the
Trustee, the Certificate Administrator or the Certificate Registrar is obligated to register or qualify the Class of Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the Transfer of this
Certificate or any interest herein without such registration or qualification.
Any Certificateholder or Certificate Owner desiring to effect a Transfer of this
Certificate or any interest herein shall, and does hereby agree to, indemnify the Trustee, the Certificate Administrator, the Certificate Registrar, the
Depositor and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.]

            [FOR CLASS XC, XW AND WFC-X CERTIFICATES: No Transfer of this
Certificate or any interest herein shall be made (i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of
Section 406 or 407 of ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of
this Certificate or any interest herein by the Depositor or any of its
Affiliates or, as contemplated by Section 5.03 of the Agreement, if this
Certificate constitutes a Global Certificate, any Transfer of this Certificate to a successor Depository, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective
Transferee, and, if this Certificate constitutes a Global Certificate, any
Certificate Owner transferring an interest herein shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and

                                      A-2-6

is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a
Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and
407 of ERISA and the excise taxes imposed on such prohibited transactions by
Sections 4975(a) and (b) of the Code, by reason of Sections I and III of
Department of Labor Prohibited Transaction Class Exemption 95-60; or (iii)
alternatively, if this Certificate is rated in one of the four highest generic rating categories by either Rating Agency, and this Certificate or an interest herein is being acquired by or on behalf of a Plan in reliance on the Exemption, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not
sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the
Certificate Administrator, the Depositor, any Mortgage Loan Seller, the Swap
Counterparty, any Master Servicer, the Special Servicer, any Sub-Servicer, any
Person responsible for servicing the Outside Serviced Trust Mortgage Loans or any related REO Property, any Exemption-Favored Party or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and
(iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses
(iii)(X) and (iii)(Y); or (iv) alternatively, a certification of facts and an
Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator or such Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under
Section 4975 of the Code. The forms of certification attached to the Agreement as Exhibit H-1 (in the case of Definitive Non-Registered Certificates) and
Exhibit H-2 (in the case of ownership interests in Book-Entry Non-Registered
Certificates) are acceptable for purposes of the preceding sentence. If any
Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (if this
Certificate constitutes a Definitive Certificate) or the Transferor (if this
Certificate constitutes a Global Certificate) a certification and/or Opinion of
Counsel as required by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the
Code.]

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            [FOR BOOK ENTRY CERTIFICATES: Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.]

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and

                                      A-2-7

all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the
Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Certificate Administrator, the Master Servicers,
the Special Servicer and the Trustee (other than certain obligations of the
Trustee set forth in the Agreement) shall terminate upon payment (or provision for payment) (i) to the Certificateholders of all amounts held by or on behalf of the Certificate Administrator and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by a Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder of all Mortgage Loans and each REO Property remaining in the
Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate Certificate Principal Balance of the Class A-1,
Class A-2A, Class A-2B, Class A-3, Class A-SB, Class A-4, Class A-1A, Class
A-MFX, Class A-MFL, Class A-J, Class B, Class C, Class D, Class E, Class F,
Class G, Class H, Class J and Class K Certificates has been reduced to zero, the exchange by the remaining Certificateholders (exclusive of the Class R
Certificateholders) of their Certificates for all Mortgage Loans and each REO
Property remaining in the Trust Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or
REO Property remaining in the Trust Fund, and (ii) to the Trustee, the
Certificate Administrator, the Master Servicers, the Special Servicer and the
officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The Agreement permits, but does not require, a Master Servicer, the Special Servicer or the
Majority Controlling Class Certificateholder to purchase from the Trust Fund all
Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Certificate Administrator, the Master Servicers, the Special
Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Certificate Administrator, the
Master Servicers, the Special Servicer and the Trustee with the consent of the
Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

                                      A-2-8

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-2-9

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By: ____________________________________
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [XP] [XC] [XW] [WFC-X] Certificates
referred to in the within-mentioned Agreement.

Dated: _____________

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By: ____________________________________
                                            Authorized Representative

                                     A-2-10

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:_______________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Dated:

                                        ________________________________________
                                        Signature by or on behalf of Assignor

                                        ________________________________________
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
for the account of_____________________________________________________________.

            Distributions made by check (such check to be made payable to_______
____________________________________________) and all applicable statements and notices should be mailed to_____________________________________________________

_______________________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-2-11

            [FOR BOOK ENTRY CLASS XC, XW AND WFC-X CERTIFICATES ONLY]

                                   SCHEDULE A

                    SCHEDULE OF EXCHANGES IN GLOBAL SECURITY

            The following exchanges of a part of this Global Security have been made:

                    AMOUNT OF                 AMOUNT OF             PRINCIPAL AMOUNT
                   DECREASE IN               INCREASE IN         OF THIS GLOBAL SECURITY     SIGNATURE OF AUTHORIZED
 DATE OF        PRINCIPAL AMOUNT          PRINCIPAL AMOUNT       FOLLOWING SUCH DECREASE   REPRESENTATIVE OF TRUSTEE OR
EXCHANGE     OF THIS GLOBAL SECURITY   OF THIS GLOBAL SECURITY        (OR INCREASE)            SECURITIES CUSTODIAN

                                     A-2-12

                                   EXHIBIT A-3

           FORM OF CLASS [A-MFX] [A-J] [B] [C] [D] [E] [F] CERTIFICATE

                      CD 2007-CD4 COMMERCIAL MORTGAGE TRUST
           CLASS [A-MFX] [A-J] [B] [C] [D] [E] [F] COMMERCIAL MORTGAGE
                            PASS-THROUGH CERTIFICATE,
                               SERIES CD 2007-CD4

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily, commercial and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate: As set forth in     Initial Certificate Principal Balance of
the Pooling and Servicing Agreement    this Certificate as of the Closing Date:
                                       $_____________

Date of Pooling and Servicing          Class Principal Balance of all the Class
Agreement: March 1, 2007               [A-MFX] [A-J] [B] [C] [D] [E] [F]
                                       Certificates as of the Closing Date:
                                       $_____________

Cut-off Date: Individually and         Aggregate unpaid principal balance of the
collectively, as the context may       Mortgage Pool as of the Cut-off Date,
require, with respect to each          after deducting payments of principal due
Mortgage Loan having a Due Date in     on or before such date (the "Initial Pool
March 2007, such Due Date and, with    Balance"): $6,640,315,279
respect to each Mortgage Loan
having its first Due Date in or
after April 2007, the later of the
date of origination and March 1,
2007.

Closing Date: March 29, 2007

First Distribution Date:
April 13, 2007

Master Servicer No. 1: Wachovia        Certificate Administrator: LaSalle Bank
Bank, National Association             National Association

Master Servicer No. 2: Midland Loan    Trustee: Wells Fargo Bank, National
Services, Inc.                         Association

Master Servicer No. 3: Capmark         CUSIP No.: _____________
Finance Inc.

Special Servicer: LNR Partners,        ISIN:__________________
Inc.

Certificate No. [A-MFX] [A-J] [B]
[C] [D] [E] [F]-___

                                      A-3-1

[FOR BOOK ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, IF THE PURCHASE OR HOLDING OF THIS CERTIFICATE OR SUCH INTEREST
HEREIN WOULD RESULT IN A VIOLATION OF SECTION 406 OR 407 OF ERISA OR SECTION
4975 OF THE CODE OR WOULD RESULT IN THE IMPOSITION OF AN EXCISE TAX UNDER
SECTION 4975 OF THE CODE.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., WACHOVIA BANK, NATIONAL ASSOCIATION,
MIDLAND LOAN SERVICES, INC., CAPMARK FINANCE INC., LNR PARTNERS, INC., WELLS
FARGO, NATIONAL ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION, OR ANY OF THEIR
RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE
GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER
PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.] [________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance")
as of the Closing Date by the aggregate principal balance of all the
Certificates of the same Class as this Certificate (their "Class Principal
Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this
Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Citigroup Commercial Mortgage Securities Inc., as depositor (the
"Depositor", which term includes any successor entity under the Agreement),
Wachovia Bank, National Association, Midland Loan Services, Inc. and Capmark
Finance Inc., as master servicers (together, the "Master Servicers", which term

                                      A-3-2

includes any successor entities under the Agreement), LNR Partners, Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as trustee
(the "Trustee", which term includes any successor entity under the Agreement)
and LaSalle Bank National Association, as certificate administrator (the
"Certificate Administrator", which term includes any successor entity under the
Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the
Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the
Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 7th calendar day of each month (or, if such 7th calendar day is not a Business Day, then the 5th Business Day following such 7th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate
Administrator with written wiring instructions no less than five (5) Business
Days prior to (or, in the case of the initial Distribution Date, no later than)
the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Certificate
Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in the notice to Certificateholders of such final distribution. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund
Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the
Holder that surrenders this Certificate as such address last appeared in the
Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the SLC Custodial Accounts, the Distribution Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage
Loans and the payment of interest on such advances and expenses.

                                      A-3-3

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            [FOR BOOK ENTRY CERTIFICATES: Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.]

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the
Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Certificate Administrator, the Master Servicers,
the Special Servicer and the Trustee (other than certain obligations of the
Trustee set forth in the Agreement) shall terminate upon payment (or provision for payment) (i) to the Certificateholders of all amounts held by or on behalf of the Certificate Administrator and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by a Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder of all Mortgage Loans and each REO Property remaining in the
Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate Certificate Principal Balance of the Class A-1,
Class A-2A, Class A-2B, Class A-3, Class A-SB, Class A-4, Class A-1A, Class
A-MFX, Class A-MFL, Class A-J, Class B, Class C, Class D, Class E, Class F,
Class G, Class H, Class J and Class K Certificates has been reduced to zero, the exchange by the remaining Certificateholders (exclusive of the Class R
Certificateholders) of their Certificates for all Mortgage Loans and each REO
Property

                                      A-3-4

remaining in the Trust Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund, and (ii) to the Trustee, the Certificate
Administrator, the Master Servicers, the Special Servicer and the officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The Agreement permits, but does not require, a Master Servicer, the Special Servicer or the Majority
Controlling Class Certificateholder to purchase from the Trust Fund all Mortgage
Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the
time of purchase being less than approximately 1.0% of the Initial Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Certificate Administrator, the Master Servicers, the Special
Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Certificate Administrator, the
Master Servicers, the Special Servicer and the Trustee with the consent of the
Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-3-5

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By: ____________________________________
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [A-MFX] [A-J] [B] [C] [D] [E] [F]
Certificates referred to in the within-mentioned Agreement.

Dated: _____________

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By: ____________________________________
                                            Authorized Representative

                                      A-3-6

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:_______________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Dated:

                                        ________________________________________
                                        Signature by or on behalf of Assignor

                                        ________________________________________
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
for the account of_____________________________________________________________.

            Distributions made by check (such check to be made payable to_______
____________________________________________) and all applicable statements and notices should be mailed to_____________________________________________________

_______________________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                      A-3-7

                                   EXHIBIT A-4

    FORM OF CLASS [A-MFL] [G] [H] [J] [K] [L] [M] [N] [O] [P] [Q] [S] [WFC-1]
                           [WFC-2] [WFC-3] CERTIFICATE

                      CD 2007-CD4 COMMERCIAL MORTGAGE TRUST
        CLASS [A-MFL] [G] [H] [J] [K] [L] [M] [N] [O] [P] [Q] [S] [WFC-1]
                                 [WFC-2] [WFC-3]
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                               SERIES CD 2007-CD4

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily, commercial and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate: As set forth in     Initial Certificate Principal Balance of
the Pooling and Servicing Agreement    this Certificate as of the Closing Date:
                                       $_______________

Date of Pooling and Servicing          Class Principal Balance of all the
Agreement: March 1, 2007               Class [A-MFL] [G] [H] [J] [K] [L] [M] [N]
                                       [O] [P] [Q] [S] [WFC-1] [WFC-2] [WFC-3]
                                       Certificates as of the Closing Date:
                                       $____________

Cut-off Date: Individually and         Aggregate unpaid principal balance of the
collectively, as the context may       Mortgage Pool as of the Cut-off Date,
require, with respect to each          after deducting payments of principal due
Mortgage Loan having a Due Date in     on or before such date (the "Initial Pool
March 2007, such Due Date and, with    Balance"): $6,640,315,279
respect to each Mortgage Loan
having its first Due Date in or
after April 2007, the later of the
date of origination and March 1,
2007.

Closing Date: March 29, 2007

First Distribution Date:
April 13, 2007

Master Servicer No. 1: Wachovia        Certificate Administrator: LaSalle Bank
Bank, National Association             National Association

Master Servicer No. 2: Midland Loan    Trustee: Wells Fargo Bank, National
Services, Inc.                         Association

Master Servicer No. 3: Capmark         CUSIP No.: _____________
Finance Inc.

Special Servicer: LNR Partners, Inc.   ISIN:__________________

Certificate No. [A-MFL] [G] [H] [J]
[K] [L] [M] [N] [O] [P] [Q] [S]
[WFC-1] [WFC-2] [WFC-3]-___

                                      A-4-1

[FOR BOOK ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A
TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH
IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., WACHOVIA BANK, NATIONAL ASSOCIATION,
MIDLAND LOAN SERVICES, INC., CAPMARK FINANCE INC., LNR PARTNERS, INC., WELLS
FARGO, NATIONAL ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION, OR ANY OF THEIR
RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE
GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER
PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.] [________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance")
as of the Closing Date by the aggregate principal balance of all the
Certificates of the same

                                      A-4-2

Class as this Certificate (their "Class Principal Balance") as of the Closing
Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing
Agreement, dated as specified above (the "Agreement"), between Citigroup
Commercial Mortgage Securities Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), Wachovia Bank, National
Association, Midland Loan Services, Inc. and Capmark Finance Inc., as master servicers (together, the "Master Servicers", which term includes any successor entities under the Agreement), LNR Partners, Inc., as special servicer (the
"Special Servicer", which term includes any successor entity under the
Agreement), Wells Fargo Bank, National Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement) and LaSalle Bank
National Association, as certificate administrator (the "Certificate
Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter.
To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 7th calendar day of each month (or, if such 7th calendar day is not a Business Day, then the 5th Business Day following such 7th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate
Administrator with written wiring instructions no less than five (5) Business
Days prior to (or, in the case of the initial Distribution Date, no later than)
the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Certificate
Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in the notice to Certificateholders of such final distribution. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund
Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the
Holder that surrenders this Certificate as such address last appeared in the
Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the

                                      A-4-3

Agreement, withdrawals from the Collection Accounts, the SLC Custodial Accounts, the Distribution Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage
Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If this Certificate constitutes a Definitive Certificate and a
Transfer hereof is to be made without registration under the Securities Act
(other than in connection with the initial issuance of the Certificates, the initial Transfer of this Certificate by the Depositor, the Initial Purchasers or any of their respective Affiliates or, as contemplated by Section 5.03 of the
Agreement, if this Certificate is a Global Certificate, a Transfer of this
Certificate to a successor Depository), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit
G-1 to the Agreement and a certificate from such Certificateholder's prospective
Transferee substantially in the form attached either as Exhibit G-2 to the
Agreement or as Exhibit G-3 to the Agreement; or (ii) an Opinion of Counsel
reasonably satisfactory to the Certificate Registrar to the effect that the prospective Transferee is an Institutional Accredited Investor or a Qualified
Institutional Buyer and that such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, any Master Servicer, the Special Servicer,
the Certificate Administrator, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate
Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit G-2 or Exhibit G-3 attached to the Agreement are, with respect to the subject Transfer, true and correct. Definitive Non-Registered Certificates may only be held by Qualified
Institutional Buyers and Institutional Accredited Investors.

            No beneficial interest in a Rule 144A Global Certificate for any
Class of Book-Entry Non-Registered Certificates may be held by any Person that is not a Qualified Institutional Buyer. If this Certificate constitutes a Rule
144A Global Certificate and a Transfer of any interest herein is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of any interest herein by the
Depositor, the Initial Purchasers or any of their respective Affiliates), then the Certificate

                                      A-4-4

Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit G-4 to the Agreement, or (ii) an Opinion of
Counsel to the effect that the prospective Transferee is a Qualified
Institutional Buyer and such Transfer may be made without registration under the
Securities Act. If this Certificate constitutes a Rule 144A Global Certificate and any Transferee of an interest herein does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-4 attached to the Agreement are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the Rule
144A Global Certificate for a Class of Book-Entry Non-Registered Certificates
may be transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and (ii) delivers or causes to be delivered to the Certificate
Registrar and the Certificate Administrator (A) a certificate from such
Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the following paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the
Certificate Administrator, as transfer agent for the Depository, to approve the debit of the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and approve the credit of the account of a
Depository Participant by a denomination of interests in such Regulation S
Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred.
Upon delivery to the Certificate Registrar and the Certificate Administrator of
such certifications and such orders and instructions, the Certificate
Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global
Certificate in respect of the subject Class of Book-Entry Non-Registered
Certificates, and increase the denomination of the Regulation S Global
Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            No beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by a United
States Securities Person. Any Certificate Owner desiring to effect any Transfer of an interest in the Regulation S Global Certificate for any Class of
Book-Entry Non-Registered Certificates shall be required to obtain from such
Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit G-5 to the Agreement to the effect that such
Transferee is not a United States Securities Person. If any Transferee of an
interest in the Regulation S Global Certificate for any Class of Book-Entry
Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-5 to the Agreement are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the
Regulation S Global Certificate for a Class of Book-Entry Non-Registered
Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global
Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for
Transfers of interests in such Rule 144A Global Certificate set forth in the third paragraph above this paragraph and (ii) delivers or causes to be delivered to the Certificate Registrar and the Certificate Administrator (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be
transferred, (B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with

                                      A-4-5

the second sentence of the third paragraph above this paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Certificate
Administrator to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global
Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar and the Certificate Administrator of such certification(s) and/or Opinion of Counsel and such orders and instructions, the
Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S
Global Certificate in respect of the subject Class of Book-Entry Non-Registered
Certificates, and increase the denomination of the Rule 144A Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            Also notwithstanding the foregoing, any interest in a Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the
Certificate Administrator of (i) such certifications and/or opinions as are contemplated by the fifth paragraph above this paragraph and (ii) such written orders and instructions as are required under the applicable procedures of the
Depository to direct the Certificate Administrator to debit the account of a
Depository Participant by the denomination of the transferred interests in such
Global Certificate. Upon delivery to the Certificate Registrar and the
Certificate Administrator of the certifications and/or opinions contemplated by the fifth paragraph above this paragraph, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a
Definitive Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global
Certificate, to be executed, authenticated and delivered in accordance with the
Agreement to the applicable Transferee.

            None of the Depositor, the Trustee, the Certificate Administrator,
or the Certificate Registrar is obligated to register or qualify the Class of
Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the
Agreement to permit the Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate
Owner desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Trustee, the Certificate
Administrator, the Certificate Registrar, the Depositor and their respective
Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made
(i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of
ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of this Certificate or any interest herein by the Depositor or any of its Affiliates or, as contemplated by Section 5.03 of the Agreement, if this Certificate constitutes a
Global Certificate, any Transfer of this Certificate to a successor Depository, the Certificate Registrar shall refuse to register the Transfer of this
Certificate unless it has received from the prospective Transferee, and, if this
Certificate constitutes a Global Certificate, any Certificate Owner transferring an interest herein shall be required to obtain from its prospective Transferee, one of the following: (i) a

                                      A-4-6

certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a
Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and
407 of ERISA and the excise taxes imposed on such prohibited transactions by
Sections 4975(a) and (b) of the Code, by reason of Sections I and III of
Department of Labor Prohibited Transaction Class Exemption 95-60; or (iii)
alternatively, if this Certificate is rated in one of the four highest generic rating categories by either Rating Agency, and this Certificate or an interest herein is being acquired by or on behalf of a Plan in reliance on the Exemption, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not
sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the
Certificate Administrator, the Depositor, any Mortgage Loan Seller, the Swap
Counterparty, any Master Servicer, the Special Servicer, any Sub-Servicer, any
Person responsible for servicing the Outside Servicing Trust Mortgage Loans or related REO Property, any Exemption-Favored Party or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and
(iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses
(iii)(X) and (iii)(Y); or (iv) alternatively, a certification of facts and an
Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator or such Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under
Section 4975 of the Code. The forms of certification attached to the Agreement as Exhibit H-1 (in the case of Definitive Non-Registered Certificates) and
Exhibit H-2 (in the case of ownership interests in Book-Entry Non-Registered
Certificates) are acceptable for purposes of the preceding sentence. If any
Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (if this
Certificate constitutes a Definitive Certificate) or the Transferor (if this
Certificate constitutes a Global Certificate) a certification and/or Opinion of
Counsel as required by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            [FOR BOOK ENTRY CERTIFICATES: Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.]

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and

                                      A-4-7

all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the
Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Certificate Administrator, the Master Servicers,
the Special Servicer and the Trustee (other than certain obligations of the
Trustee set forth in the Agreement) shall terminate upon payment (or provision for payment) (i) to the Certificateholders of all amounts held by or on behalf of the Trustee and required under the Agreement to be so paid on the
Distribution Date following the earliest to occur of (A) the purchase by a
Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder of all Mortgage Loans and each REO Property remaining in the
Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate Certificate Principal Balance of the Class A-1,
Class A-2A, Class A-2B, Class A-3, Class A-SB, Class A-4, Class A-1A, Class
A-MFX, Class A-MFL, Class A-J, Class B, Class C, Class D, Class E, Class F,
Class G, Class H, Class J and Class K Certificates has been reduced to zero, the exchange by the remaining Certificateholders (exclusive of the Class R
Certificateholders) of their Certificates for all Mortgage Loans and each REO
Property remaining in the Trust Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or
REO Property remaining in the Trust Fund, and (ii) to the Trustee, the
Certificate Administrator, the Master Servicers, the Special Servicer and the
officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The Agreement permits, but does not require, a Master Servicer, the Special Servicer or the
Majority Controlling Class Certificateholder to purchase from the Trust Fund all
Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Certificate Administrator, the Master Servicers, the Special
Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Certificate Administrator, the
Master Servicers, the Special Servicer and the Trustee with the consent of the
Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

                                      A-4-8

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-4-9

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By: ____________________________________
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [A-MFL] [G] [H] [J] [K] [L] [M] [N] [O] [P]
[Q] [S] [WFC-1] [WFC-2] [WFC-3] Certificates referred to in the within-mentioned
Agreement.

Dated: _____________

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By: ____________________________________
                                            Authorized Representative

                                     A-4-10

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:_______________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Dated:

                                        ________________________________________
                                        Signature by or on behalf of Assignor

                                        ________________________________________
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
for the account of_____________________________________________________________.

            Distributions made by check (such check to be made payable to_______
____________________________________________) and all applicable statements and notices should be mailed to_____________________________________________________

_______________________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-4-11

                       [FOR BOOK ENTRY CERTIFICATES ONLY]

                                   SCHEDULE A

                    SCHEDULE OF EXCHANGES IN GLOBAL SECURITY

            The following exchanges of a part of this Global Security have been made:

                  AMOUNT OF                 AMOUNT OF             PRINCIPAL AMOUNT
                 DECREASE IN               INCREASE IN         OF THIS GLOBAL SECURITY     SIGNATURE OF AUTHORIZED
 DATE OF      PRINCIPAL AMOUNT          PRINCIPAL AMOUNT       FOLLOWING SUCH DECREASE   REPRESENTATIVE OF TRUSTEE OR
EXCHANGE   OF THIS GLOBAL SECURITY   OF THIS GLOBAL SECURITY        (OR INCREASE)            SECURITIES CUSTODIAN

                                     A-4-12

                                   EXHIBIT A-5

                           FORM OF CLASS R CERTIFICATE

                      CD 2007-CD4 COMMERCIAL MORTGAGE TRUST
              CLASS R COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                               SERIES CD 2007-CD4

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily, commercial and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Date of Pooling and Servicing          Percentage Interest evidenced by this
Agreement: March 1, 2007               Certificate in the related Class: ___%

Cut-off Date: Individually and         Aggregate unpaid principal balance of the
collectively, as the context may       Mortgage Pool as of the Cut-off Date,
require, with respect to each          after deducting payments of principal due
Mortgage Loan having a Due Date in     on or before such date (the "Initial Pool
March 2007, such Due Date and, with    Balance"): $6,640,315,279
respect to each Mortgage Loan
having its first Due Date in or
after April 2007, the later of the
date of origination and March 1,
2007.

Closing Date: March 29, 2007

First Distribution Date:
April 13, 2007

Master Servicer No. 1: Wachovia        Certificate Administrator: LaSalle Bank
Bank, National Association             National Association

Master Servicer No. 2: Midland Loan    Trustee: Wells Fargo Bank, National
Services, Inc.                         Association

Master Servicer No. 3: Capmark         Special Servicer: LNR Partners, Inc.
Finance Inc.

Certificate No. R-___

                                      A-5-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY TO A
QUALIFIED INSTITUTIONAL BUYER (WITHIN THE MEANING OF RULE 144A UNDER THE
SECURITIES ACT) IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR
QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF
THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., WACHOVIA BANK, NATIONAL ASSOCIATION,
MIDLAND LOAN SERVICES, INC., CAPMARK FINANCE INC., LNR PARTNERS, INC., WELLS
FARGO, NATIONAL ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION, OR ANY OF THEIR
RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE
GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER
PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.
CONSEQUENTLY, THE TRANSFER OF THIS CERTIFICATE IS ALSO SUBJECT TO THE ADDITIONAL
TAX RELATED TRANSFER RESTRICTIONS DESCRIBED HEREIN. IF ANY PERSON BECOMES THE
REGISTERED HOLDER OF THIS CERTIFICATE IN VIOLATION OF SUCH TRANSFER
RESTRICTIONS, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR
EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER
FOR ANY PURPOSE HEREUNDER OR UNDER THE POOLING AND SERVICING AGREEMENT REFERRED
TO HEREIN, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS
CERTIFICATE.

            This certifies that _______________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The
Trust was created and the Certificates were issued pursuant to a Pooling and
Servicing Agreement, dated as specified above (the "Agreement"), between
Citigroup Commercial Mortgage Securities Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), Wachovia Bank,
National Association, Midland Loan Services, Inc. and Capmark Finance Inc., as
master servicers (together, the "Master Servicers", which term includes any successor entities

                                      A-5-2

under the Agreement), LNR Partners, Inc., as special servicer (the "Special
Servicer", which term includes any successor entity under the Agreement), Wells
Fargo Bank, National Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement) and LaSalle Bank National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such
Holder is bound. In the event of any conflict between any provision of this
Certificate and any provision of the Agreement, such provision of this
Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 7th calendar day of each month (or, if such 7th calendar day is not a Business Day, then the 5th Business Day following such 7th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate
Administrator with written wiring instructions no less than five (5) Business
Days prior to (or, in the case of the initial Distribution Date, no later than)
the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Certificate
Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the SLC Custodial Accounts, the Distribution Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage
Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

                                      A-5-3

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or the initial Transfer of this Certificate by the Depositor, the Initial Purchasers or any of their respective Affiliates), then the
Certificate Registrar shall refuse to register such Transfer unless it receives
(and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit G-1 to the Agreement and a certificate from such
Certificateholder's prospective Transferee substantially in the form attached as
Exhibit G-2 to the Agreement; or (ii) an Opinion of Counsel reasonably satisfactory to the Certificate Registrar to the effect that the prospective
Transferee is a Qualified Institutional Buyer and that such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, any Master Servicer,
the Special Servicer, the Certificate Administrator, the Trustee or the
Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the
Certificateholder desiring to effect such Transfer and/or such
Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-2 attached to the Agreement are, with respect to the subject
Transfer, true and correct. This Certificate may only be held by a Qualified
Institutional Buyer.

            None of the Depositor, the Trustee, the Certificate Administrator or
the Certificate Registrar is obligated to register or qualify the Class of
Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the
Agreement to permit the Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate
Owner desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Trustee, the Certificate
Administrator, the Certificate Registrar, the Depositor and their respective
Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made
(i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of
ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of this Certificate by the Depositor, the Initial Purchasers or any of their respective Affiliates, the Certificate Registrar shall refuse to register the Transfer of this
Certificate unless it has received from the prospective Transferee, either: (i)
a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the
Code. The form of certification attached to the Agreement as Exhibit H-1 is acceptable for purposes of the preceding sentence. If

                                      A-5-4

any Transferee of this Certificate does not, in connection with the subject
Transfer, deliver to the Certificate Registrar a certification and/or Opinion of
Counsel as required by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

            Each Person who has or who acquires any Ownership Interest in this
Certificate shall be deemed by the acceptance or acquisition of such Ownership
Interest to have agreed to be bound by the provisions of Section 5.02(d) of the
Agreement and, if any purported Transferee shall become a Holder of this
Certificate in violation of the provisions of such Section 5.02(d), to have irrevocably authorized the Certificate Administrator under clause (ii)(A) of such Section 5.02(d) to deliver payments to a Person other than such Person and to have irrevocably authorized the Certificate Administrator under clause
(ii)(B) of such Section 5.02(d) to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. Each Person holding or acquiring any Ownership Interest in this Certificate must be a Permitted
Transferee and shall promptly notify the Certificate Administrator, the Trustee and the Certificate Registrar of any change or impending change in its status as a Permitted Transferee. In connection with any proposed Transfer of any
Ownership Interest in this Certificate, the Certificate Registrar shall require delivery to it, and shall not register the Transfer of this Certificate until its receipt, of an affidavit and agreement substantially in the form attached as
Exhibit I-1 to the Agreement (a "Transfer Affidavit and Agreement") from the proposed Transferee, in form and substance satisfactory to the Certificate
Registrar, and upon which the Certificate Registrar may, in the absence of actual knowledge by a Responsible Officer of either the Certificate
Administrator or the Certificate Registrar to the contrary, conclusively rely, representing and warranting, among other things, that such Transferee is a
Permitted Transferee, that it is not acquiring its Ownership Interest in this
Certificate as a nominee, trustee or agent for any Person that is not a
Permitted Transferee, that for so long as it retains its Ownership Interest in this Certificate, it will endeavor to remain a Permitted Transferee, that it has historically paid its debts as they have come due, intends to pay its debts as they come due in the future and intends to pay all taxes associated with the
Class R Certificate as they come due, and that it has reviewed the provisions of
Section 5.02(d) of the Agreement and agrees to be bound by them. Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, the Certificate Registrar
shall not register the Transfer of an Ownership Interest in this Certificate to such proposed Transferee. In addition, if a Responsible Officer of the
Certificate Registrar has actual knowledge that the proposed Transferee is an entity classified as a partnership under the Code, the Certificate Registrar shall not register the transfer of this Certificate unless at the time of transfer, the Certificate Registrar has actual knowledge that all of the proposed Transferee's beneficial owners are United States Tax Persons.

            Each Person holding or acquiring any Ownership Interest in this
Certificate shall agree (1) to require a Transfer Affidavit and Agreement from any prospective Transferee to whom such Person attempts to Transfer its
Ownership Interest herein and (2) not to Transfer its Ownership Interest herein unless it provides to the Certificate Registrar a certificate substantially in the form attached as Exhibit I-2 to the Agreement stating that, among other things, it has no actual knowledge that such prospective Transferee is not a
Permitted Transferee. Each Person holding or acquiring an Ownership Interest in this Certificate, by purchasing such Ownership Interest herein, agrees to give the Certificate Administrator and the Trustee written notice that it is a
"pass-through interest holder" within the meaning of temporary Treasury regulations section 1.67-3T(a)(2)(i)(A) immediately upon acquiring such
Ownership Interest, if it is, or is holding such Ownership Interest on behalf of, a "pass-through interest holder".

            The provisions of Section 5.02(d) of the Agreement may be modified, added to or eliminated, provided that there shall have been delivered to the
Trustee and the Certificate Administrator the following: (a)

                                      A-5-5

written confirmation from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not cause such Rating
Agency to qualify, downgrade or withdraw its then-current rating of any Class of
Certificates; and (b) an Opinion of Counsel, in form and substance satisfactory to the Trustee and the Certificate Administrator, obtained at the expense of the party seeking such modification of, addition to or elimination of such provisions (but in no event at the expense of the Trust Fund), to the effect that doing so will not cause any REMIC Pool to (1) cease to qualify as a REMIC or (2) be subject to an entity-level tax caused by the Transfer of a Class R
Certificate to a Person which is not a Permitted Transferee, or cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Class R Certificate to a Person that is not a
Permitted Transferee.

            A "Permitted Transferee" is any Transferee of a Class R Certificate
other than a Disqualified Organization, a Plan, a Non-United States Tax Person
or a United States Tax Person with respect to whom income on the Class R
Certificate is allocable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other United States Tax Person.

            A "Disqualified Organization" is any of the following: (i) the
United States or a possession thereof, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for FHLMC, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of either of the foregoing, (iii)
any organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code
(unless such organization is subject to the tax imposed by Section 511 of the
Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code or (v) any other Person so designated by the Certificate Administrator or the Certificate Registrar based upon an Opinion of Counsel (which shall not be an expense of the Certificate
Administrator) that the holding of an Ownership Interest in a Class R
Certificate by such Person may cause the Trust Fund or any Person having an
Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R
Certificate to such Person. The terms "United States," "State" and
"international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

            A "Non-United States Tax Person" is any Person other than a United
States Tax Person. A "United States Tax Person" is a citizen or resident of the
United States, a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of the United States, any State thereof or the District of
Columbia unless in the case of a partnership, Treasury regulations are adopted that provide otherwise, an estate whose income is includable in gross income for
United States federal income tax purposes regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Tax Persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a) (30) of the Code (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996, that are eligible to elect to be treated as United States Tax Persons).

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or

                                      A-5-6

holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions (as defined in section
1.6011-4 of the Treasury Department regulations) associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any
such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Certificate Administrator, the Master Servicers,
the Special Servicer and the Trustee (other than certain obligations of the
Trustee set forth in the Agreement) shall terminate upon payment (or provision for payment) (i) to the Certificateholders of all amounts held by or on behalf of the Certificate Administrator and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by a Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder of all Mortgage Loans and each REO Property remaining in the
Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate Certificate Principal Balance of the Class A-1,
Class A-2A, Class A-2B, Class A-3, Class A-SB, Class A-4, Class A-1A, Class
A-MFX, Class A-MFL, Class A-J, Class B, Class C, Class D, Class E, Class F,
Class G, Class H, Class J and Class K Certificates has been reduced to zero, the exchange by the remaining Certificateholders (exclusive of the Class R
Certificateholders) of their Certificates for all Mortgage Loans and each REO
Property remaining in the Trust Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or
REO Property remaining in the Trust Fund, and (ii) to the Trustee, the
Certificate Administrator, the Master Servicers, the Special Servicer and the
officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The Agreement permits, but does not require, a Master Servicer, the Special Servicer or the
Majority Controlling Class Certificateholder to purchase from the Trust Fund all
Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Certificate Administrator, the Master Servicers, the Special
Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Certificate Administrator, the
Master Servicers, the Special Servicer and the Trustee with the consent of the
Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

                                      A-5-7

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-5-8

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By: ____________________________________
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class R Certificates referred to in the within-mentioned Agreement.

Dated: _____________

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By: ____________________________________
                                            Authorized Representative

                                      A-5-9

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:_______________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Dated:

                                        ________________________________________
                                        Signature by or on behalf of Assignor

                                        ________________________________________
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
for the account of_____________________________________________________________.

            Distributions made by check (such check to be made payable to_______
____________________________________________) and all applicable statements and notices should be mailed to_____________________________________________________

_______________________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-5-10

                                   EXHIBIT A-6

                           FORM OF CLASS Y CERTIFICATE

                      CD 2007-CD4 COMMERCIAL MORTGAGE TRUST
              CLASS Y COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                               SERIES CD 2007-CD4

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily, commercial and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Date of Pooling and Servicing          Percentage Interest evidenced by this
Agreement: March 1, 2007               Certificate in Class Y: ___%

Cut-off Date: Individually and         Aggregate unpaid principal balance of the
collectively, as the context may       Mortgage Pool as of the Cut-off Date,
require, with respect to each          after deducting payments of principal due
Mortgage Loan having a Due Date in     on or before such date (the "Initial Pool
March 2007, such Due Date and, with    Balance"): $6,640,315,279
respect to each Mortgage Loan
having its first Due Date in or
after April 2007, the later of the
date of origination and March 1,
2007.

Closing Date: March 29, 2007

First Distribution Date:
April 13, 2007

Master Servicer No. 1: Wachovia        Certificate Administrator: LaSalle Bank
Bank, National Association             National Association

Master Servicer No. 2: Midland Loan    Trustee: Wells Fargo Bank, National
Services, Inc.                         Association

Master Servicer No. 3: Capmark         Special Servicer: LNR Partners, Inc.
Finance Inc.

Certificate No. Y-___

                                      A-6-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A
TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH
IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., WACHOVIA BANK, NATIONAL ASSOCIATION,
MIDLAND LOAN SERVICES, INC., CAPMARK FINANCE INC., LNR PARTNERS, INC., WELLS
FARGO, NATIONAL ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION, OR ANY OF THEIR
RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE
GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER
PERSON.

THIS CERTIFICATE IS ENTITLED ONLY TO CERTAIN ADDITIONAL INTEREST (IF ANY)
RECEIVED IN RESPECT OF THE ARD MORTGAGE LOANS SUBJECT TO THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

            This certifies that ________________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the Class Y Certificates. The Trust was created and the
Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Citigroup Commercial Mortgage
Securities Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), Wachovia Bank, National Association,
Midland Loan Services, Inc. and Capmark Finance Inc., as master servicers
(together, the "Master Servicers", which term includes any successor entities under the Agreement), LNR Partners, Inc., as special servicer (the "Special
Servicer", which term includes any successor entity under the Agreement), Wells
Fargo Bank, National Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement) and LaSalle Bank National Association, as certificate administrator (the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such
Holder is bound. In the event of any conflict between any provision of this
Certificate and any provision of the Agreement, such provision of this
Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 7th calendar day of each month (or, if such 7th calendar day is not a Business Day, then the 5th Business Day following such 7th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of

                                      A-6-2

business on the last Business Day of the month immediately preceding the month of such distribution (or, in the case of the initial Distribution Date, no later than the Closing Date) (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such
Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Certificate Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the SLC Custodial Accounts, the Distribution Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage
Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or the initial Transfer of this Certificate by the Depositor, the Initial Purchasers or any of their respective Affiliates, then the
Certificate Registrar shall refuse to register such Transfer unless it receives
(and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit G-1 to the Agreement and a certificate from such
Certificateholder's prospective Transferee substantially in the form attached either as Exhibit G-2 to the Agreement or as Exhibit G-3 to the Agreement; or
(ii) an Opinion of Counsel reasonably satisfactory to the Certificate Registrar to the effect that the prospective Transferee is an Institutional Accredited
Investor or a Qualified Institutional Buyer and that such Transfer may be made without registration

                                      A-6-3

under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, any Master Servicer, the Special Servicer,
the Certificate Administrator, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate
Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit G-2 or Exhibit G-3 attached to the Agreement are, with respect to the subject Transfer, true and correct. Definitive Non-Registered Certificates may only be held by Qualified
Institutional Buyers and Institutional Accredited Investors.

            None of the Depositor, the Trustee, the Certificate Administrator,
or the Certificate Registrar is obligated to register or qualify the Class of
Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the
Agreement to permit the Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate
Owner desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Trustee, the Certificate
Administrator, the Certificate Registrar, the Depositor and their respective
Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made
(i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of
ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of this Certificate by the Depositor, the Initial Purchasers or any of their respective Affiliates, the Certificate Registrar shall refuse to register the Transfer of this
Certificate unless it has received from the prospective Transferee, either: (i)
a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the
Code. The form of certification attached to the Agreement as Exhibit H-1 is acceptable for purposes of the preceding sentence. If any Transferee of this
Certificate or any interest herein does not, in connection with the subject
Transfer, deliver to the Certificate Registrar a certification and/or Opinion of
Counsel as required by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

                                      A-6-4

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Certificate Administrator,
the Special Servicer, the Trustee, the Certificate Administrator, the
Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Certificate Administrator, the Master Servicers,
the Special Servicer and the Trustee (other than certain obligations of the
Trustee set forth in the Agreement) shall terminate upon payment (or provision for payment) (i) to the Certificateholders of all amounts held by or on behalf of the Certificate Administrator and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by the Master Servicers, the Special Servicer or the Majority Controlling Class
Certificateholder of all Mortgage Loans and each REO Property remaining in the
Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate Certificate Principal Balance of the Class A-1,
Class A-2A, Class A-2B, Class A-3, Class A-SB, Class A-1A, Class A-4, Class
A-MFX, Class A-MFL, Class A-J, Class B, Class C, Class D, Class E, Class F,
Class G, Class H, Class J and Class K Certificates has been reduced to zero, the exchange by the remaining Certificateholders (exclusive of the Class R
Certificateholders) of their Certificates for all Mortgage Loans and each REO
Property remaining in the Trust Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or
REO Property remaining in the Trust Fund, and (ii) to the Trustee, the
Certificate Administrator, the Master Servicers, the Special Servicer and the
officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The Agreement permits, but does not require, a Master Servicer, the Special Servicer or the
Majority Controlling Class Certificateholder to purchase from the Trust Fund all
Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Certificate Administrator, the Master Servicers, the Special
Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Certificate Administrator, the
Master Servicers, the Special Servicer and the Trustee with the consent of the
Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

                                      A-6-5

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-6-6

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By: ____________________________________
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class Y Certificates referred to in the within-mentioned Agreement.

Dated: _____________

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By: ____________________________________
                                            Authorized Representative

                                      A-6-7

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:_______________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Dated:

                                        ________________________________________
                                        Signature by or on behalf of Assignor

                                        ________________________________________
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
for the account of_____________________________________________________________.

            Distributions made by check (such check to be made payable to_______
____________________________________________) and all applicable statements and notices should be mailed to_____________________________________________________

_______________________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                      A-6-8

                                    EXHIBIT B

                           RELEVANT SERVICING CRITERIA

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      RELEVANT SERVICING
                                                 SERVICING CRITERIA                                        CRITERIA
-----------------------------------------------------------------------------------------------------------------------------

    REFERENCE                                        CRITERIA
-----------------------------------------------------------------------------------------------------------------------------

                                          GENERAL SERVICING CONSIDERATIONS
-----------------------------------------------------------------------------------------------------------------------------

1122(d)(1)(i)         Policies and procedures are instituted to monitor any performance or         Certificate Administrator
                      other triggers and events of default in accordance with the transaction               Trustee
                      agreements.                                                                       Master Servicer
                                                                                                       Special Servicer

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(1)(ii)        If any material servicing activities are outsourced to third parties,        Certificate Administrator
                      policies and procedures are instituted to monitor the third party's                   Trustee
                      performance and compliance with such servicing activities.                        Master Servicer
                                                                                                       Special Servicer

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(1)(iii)       Any requirements in the transaction agreements to maintain a back-up                    N/A
                      servicer for the mortgage loans are maintained.

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(1)(iv)        A fidelity bond and errors and omissions policy is in effect on the          Certificate Administrator
                      party participating in the servicing function throughout the reporting                Trustee
                      period in the amount of coverage required by and otherwise in accordance          Master Servicer
                      with the terms of the transaction agreements.                                    Special Servicer

-----------------------------------------------------------------------------------------------------------------------------

                                         CASH COLLECTION AND ADMINISTRATION

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(2)(i)         Payments on mortgage loans are deposited into the appropriate custodial      Certificate Administrator
                      bank accounts and related bank clearing accounts no more than two                 Master Servicer
                      business days following receipt, or such other number of days specified          Special Servicer
                      in the transaction agreements.

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(2)(ii)        Disbursements made via wire transfer on behalf of an obligor or to an        Certificate Administrator
                      investor are made only by authorized personnel.                                   Master Servicer
                                                                                                       Special Servicer

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(2)(iii)       Advances of funds or guarantees regarding collections, cash flows or              Master Servicer
                      distributions, and any interest or other fees charged for such advances,         Special Servicer
                      are made, reviewed and approved as specified in the transaction                       Trustee
                      agreements.

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(2)(iv)        The related accounts for the transaction, such as cash reserve accounts      Certificate Administrator
                      or accounts established as a form of overcollateralization, are                   Master Servicer
                      separately maintained (e.g., with respect to commingling of cash) as set         Special Servicer
                      forth in the transaction agreements.

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(2)(v)         Each custodial account is maintained at a federally insured depository       Certificate Administrator
                      institution as set forth in the transaction agreements. For purposes of           Master Servicer
                      this criterion, "federally insured depository institution" with respect          Special Servicer
                      to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) under the Securities
                      Exchange Act.

-----------------------------------------------------------------------------------------------------------------------------

                                       B-1

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      RELEVANT SERVICING
                                                 SERVICING CRITERIA                                        CRITERIA
-----------------------------------------------------------------------------------------------------------------------------

    REFERENCE                                        CRITERIA
-----------------------------------------------------------------------------------------------------------------------------

1122(d)(2)(vi)        Unissued checks are safeguarded so as to prevent unauthorized access.        Certificate Administrator
                                                                                                        Master Servicer
                                                                                                       Special Servicer

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(2)(vii)       Reconciliations are prepared on a monthly basis for all asset-backed         Certificate Administrator
                      securities related bank accounts, including custodial accounts and                Master Servicer
                      related bank clearing accounts. These reconciliations are (A)                    Special Servicer
                      mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

-----------------------------------------------------------------------------------------------------------------------------

                                         INVESTOR REMITTANCES AND REPORTING

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(3)(i)         Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(3)(i)(A)      (A) Are prepared in accordance with timeframes and other terms set           Certificate Administrator
                      forth in the transaction agreements;

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(3)(i)(B)      (B) Provide information calculated in accordance with the terms              Certificate Administrator
                      specified in the transaction agreements;

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(3)(i)(C)      (C) Are filed with the Commission as required by its rules and                Party who files report
                      regulations; and

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(3)(i)(D)      (D) Agree with investors' or the Certificate Administrator's records as      Certificate Administrator
                      to the total unpaid principal balance and number of pool assets serviced by the servicer.

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(3)(ii)        Amounts due to investors are allocated and remitted in accordance with       Certificate Administrator
                      timeframes, distribution priority and other terms set forth in the transaction agreements.

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(3)(iii)       Disbursements made to an investor are posted within two business days to     Certificate Administrator
                      the  servicer's investor records, or such other number of days specified in the transaction agreements.

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(3)(iv)        Amounts remitted to investors per the investor reports agree with            Certificate Administrator
                      cancelled checks, or other form of payment, or custodial bank statements.

-----------------------------------------------------------------------------------------------------------------------------

                                             POOL ASSET ADMINISTRATION

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(i)         Collateral or security on mortgage loans is maintained as required by                 Trustee
                      the transaction agreements or related mortgage loan documents.                    Master Servicer
                                                                                                       Special Servicer

-----------------------------------------------------------------------------------------------------------------------------

                                       B-2

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      RELEVANT SERVICING
                                                 SERVICING CRITERIA                                        CRITERIA
-----------------------------------------------------------------------------------------------------------------------------

    REFERENCE                                        CRITERIA
-----------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(ii)        Mortgage loans and related documents are safeguarded as required by the               Trustee
                      transaction agreements                                                            Master Servicer
                                                                                                       Special Servicer

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(iii)       Any additions, removals or substitutions to the asset pool are made,                  Trustee
                      reviewed and approved in accordance with any conditions or requirements           Master Servicer
                      in the transaction agreements.                                                   Special Servicer

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(iv)        Payments on mortgage loans, including any payoffs, made in accordance             Master Servicer
                      with the related mortgage loan documents are posted to the servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(v)         The reporting servicer's records regarding the mortgage loans agree with          Master Servicer
                      the reporting servicer's records with respect to an obligor's unpaid principal balance.

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(vi)        Changes with respect to the terms or status of an obligor's mortgage              Master Servicer
                      loans (e.g., loan modifications or re-agings) are made, reviewed and             Special Servicer
                      approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(vii)       Loss mitigation or recovery actions (e.g., forbearance plans,                    Special Servicer
                      modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(viii)      Records documenting collection efforts are maintained during the period           Master Servicer
                      a mortgage loan is delinquent in accordance with the transaction                 Special Servicer
                      agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(ix)        Adjustments to interest rates or rates of return for mortgage loans with          Master Servicer
                      variable rates are computed based on the related mortgage loan documents.

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(x)         Regarding any funds held in trust for an obligor (such as escrow                  Master Servicer
                      accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

-----------------------------------------------------------------------------------------------------------------------------

                                       B-3

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      RELEVANT SERVICING
                                                 SERVICING CRITERIA                                        CRITERIA
-----------------------------------------------------------------------------------------------------------------------------

    REFERENCE                                        CRITERIA
-----------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xi)        Payments made on behalf of an obligor (such as tax or insurance                   Master Servicer
                      payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xii)       Any late payment penalties in connection with any payment to be made on           Master Servicer
                      behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xiii)      Disbursements made on behalf of an obligor are posted within two                  Master Servicer
                      business days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction agreements.

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xiv)       Delinquencies, charge-offs and uncollectible accounts are recognized              Master Servicer
                      and recorded in accordance with the transaction agreements.                      Special Servicer

-----------------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xv)        Any external enhancement or other support, identified in Item 1114(a)(1)                N/A
                      through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

-----------------------------------------------------------------------------------------------------------------------------

[NAME OF REPORTING SERVICER]

Date: _____________________________

By: _______________________________

Name: _____________________________

Title: ____________________________

                                       B-4

                                    EXHIBIT C

                         FORM OF CUSTODIAL CERTIFICATION

To the parties listed on the attached Schedule A

            Re:   CD 2007-CD4 Commercial Mortgage Trust
                  Commercial Mortgage Pass Through Certificates, Series CD
                  2007-CD4 (the "Certificates")

Ladies and Gentlemen:

            Pursuant to Section 2.02(a) of the Pooling and Servicing Agreement
dated as of March 1, 2007, relating to the above-referenced Certificates (the
"Agreement"), Wells Fargo Bank, National Association, in its capacity as trustee
(the "Trustee"), hereby certifies as to each Mortgage Loan subject as of the date hereof to the Agreement (except as identified in the exception report attached hereto) that: (i) without regard to the proviso in the definition of
"Mortgage File," all documents specified in clauses (a)(i), (a)(ii), (a)(iv)(A),
(a)(v) and (a)(vii), and to the extent provided in the related Mortgage File and actually known by a Responsible Officer of the Trustee to be required, clauses
(a)(iii), (a)(iv)(B), (a)(iv)(C), (a)(vi), (a)(viii) and (a)(ix)(A) of the definition of "Mortgage File" (or, in the case of the Outside Serviced Trust
Mortgage Loans, in clauses (b)(i) through (b)(iii) of the definition of
"Mortgage File") are in its possession, (ii) all documents delivered or caused to be delivered by the applicable Mortgage Loan Seller constituting the related
Mortgage File have been reviewed by it and appear regular on their face and appear to relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage
Loan Schedule for such Mortgage Loan with respect to the items specified in clauses (v) and (vi)(C) of the definition of "Mortgage Loan Schedule" is correct.

            Neither the Trustee nor any Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, enforceable, in recordable form, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face.

            Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Agreement.

                                       Respectfully,

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                       as Trustee

                                       By: _____________________________________
                                           Name:
                                           Title:

                                       C-1

                                   SCHEDULE A

Wachovia Bank, National Association
8734 Research Drive
URP4-NC1075
Charlotte, NC 28262
Attn: CD 2007-CD4 Commercial Mortgage Trust

with a copy to:

Wachovia Bank, National Association
NC 0630
301 S. College Street, 30th Floor
Charlotte, NC 28288-0630
Attn: Commercial Real Estate Services

Midland Loan Services, Inc.
10851 Mastin
Overland Park, Kansas 66210
Attn: CD 2007-CD4 Commercial Mortgage Trust

Capmark Finance Inc.
116 Welsh Road
Horsham, Pennsylvania 19044
Attn: Servicing Managing Director

LNR Partners, Inc.
1601 Washington Avenue
Suite 700
Miami Beach, Florida 33139
Attn: Randy Wolpert

Citigroup Commercial Mortgage Securities Inc.
388 Greenwich Street
New York, New York 10013
Attn: Angela Vleck

Citigroup Global Markets Realty Corp.
388 Greenwich Street
New York, New York 10013
Attn: Angela Vleck

German American Capital Corporation
[60 Wall Street, 10th Floor
New York, New York 10005
Attn: Scott Waynebern]

LaSalle Bank National Association
55 East 52nd Street
New York, New York 10055
Attention: Andy Chen

                                       C-2

PNC Bank, National Association
10851 Mastin Street, Suite 300
Overland Park, Kansas 66210
Attn: Harry Funk

with a copy to:

PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue, 21st Floor
Pittsburgh, Pennsylvania 15222
Attn: Gretchen Lengel Kelly

with a copy to: Office of the General Counsel

Royal Bank of Canada
One Liberty Plaza, 3rd Floor
New York, New York 10006-1404
Attention: John Gluszak

                                       C-3

                                   EXHIBIT D-1

                   FORM OF MASTER SERVICER REQUEST FOR RELEASE

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust (CMBS)
CD 2007-CD4 Commercial Mortgage Trust

            Re:    CD 2007-CD4 Commercial Mortgage Trust
                   Commercial Mortgage Pass-Through Certificates, Series CD
                   2007-CD4

            In connection with the administration of the Mortgage Files held by you as Trustee (or by a Custodian on your behalf), under that certain Pooling and Servicing Agreement dated as of March 1, 2007 (the "Pooling and Servicing
Agreement"), by and between Citigroup Commercial Mortgage Securities Inc., as depositor, Wachovia Bank, National Association, Midland Loan Services, Inc. and
Capmark Finance Inc., as master servicers (the "Master Servicers"), LNR
Partners, Inc., as special servicer (the "Special Servicer"), Wells Fargo Bank,
National Association, as trustee (the "Trustee"), and LaSalle Bank National
Association, as certificate administrator (the "Certificate Administrator"), the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you as Trustee or by a Custodian on your behalf, with respect to the following described Mortgage Loan for the reason indicated below.

            Property Name: _____________________________________________________

            Address: ___________________________________________________________

            Control No.: _______________________________________________________

            If only particular documents in the Mortgage File are requested, please specify which:___________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Reason for requesting file (or portion thereof):

      ______     1.   Mortgage Loan paid in full. The undersigned hereby
                      certifies that all amounts received in connection with the
                      Mortgage Loan that are required to be credited to the
                      Collection Account or the applicable SLC Custodial Account pursuant to the Pooling and Servicing Agreement, have been or will be so credited.

      ______     2.   Other. (Describe) ________________________________________

                      __________________________________________________________

                      __________________________________________________________

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the
Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

                                      D-1-1

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                       [WACHOVIA BANK, NATIONAL ASSOCIATION]
                                       [MIDLAND LOAN SERVICES, INC.]
                                       [CAPMARK FINANCE INC.]

                                       By: _____________________________________
                                           Name:
                                           Title:

                                      D-1-2

                                   EXHIBIT D-2

                  FORM OF SPECIAL SERVICER REQUEST FOR RELEASE

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
CD 2007-CD4 Commercial Mortgage Securities, Series CD 2007-CD4

            Re:    CD 2007-CD4 Commercial Mortgage Trust
                   Commercial Mortgage Pass-Through Certificates, Series CD
                   2007-CD4

            In connection with the administration of the Mortgage Files held by you as Trustee (or by a Custodian on your behalf), under that certain Pooling and Servicing Agreement dated as of March 1, 2007 (the "Pooling and Servicing
Agreement"), by and between Citigroup Commercial Mortgage Securities Inc., as depositor, Wachovia Bank, National Association, Midland Loan Services, Inc. and
Capmark Finance Inc., as master servicers (the "Master Servicers"), LNR
Partners, Inc., as special servicer (the "Special Servicer"), Wells Fargo Bank,
National Association, as trustee (the "Trustee"), and LaSalle Bank National
Association, as certificate administrator (the "Certificate Administrator"), the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you as Trustee or by a Custodian on your behalf, with respect to the following described Mortgage Loan for the reason indicated below.

            Property Name: _____________________________________________________

            Address: ___________________________________________________________

            Control No.: _______________________________________________________

            If only particular documents in the Mortgage File are requested, please specify which:___________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Reason for requesting file (or portion thereof):

      ______     1.   Mortgage Loan paid in full. The undersigned hereby
                      certifies that all amounts received in connection with the
                      Mortgage Loan that are required to be credited to the
                      Collection Account or the applicable Loan Combination
                      Custodial Account pursuant to the Pooling and Servicing
                      Agreement, have been or will be so credited.

      ______     2.   Other. (Describe) ________________________________________

                      __________________________________________________________

                      __________________________________________________________

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof (or within such longer period as we have indicated as part of our reason for the request), unless the Mortgage Loan has been paid in full or otherwise liquidated, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

                                      D-2-1

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                       LNR PARTNERS, INC.

                                       By: _____________________________________
                                           Name:
                                           Title:

                                      D-2-2

                                    EXHIBIT E

                          CALCULATION OF NET CASH FLOW

            "Net Cash Flow" shall mean the revenue derived from the use and operation of a Mortgaged Property less operating expenses (such as utilities, administrative expenses, repairs and maintenance, tenant improvement costs, leasing commissions, management fees and advertising), fixed expenses (such as insurance, real estate taxes and, if applicable, ground lease payments) and replacement reserves and an allowance for vacancies and credit losses. Net Cash
Flow does not reflect interest expenses and non-cash items such as depreciation and amortization, and generally does not reflect capital expenditures, but does reflect reserves for replacements and an allowance for vacancies and credit losses.

            In determining vacancy for the "revenue" component of Net Cash Flow for each rental property, the Special Servicer shall rely on the most recent rent roll supplied by the related borrower and where the actual vacancy shown thereon and the market vacancy is less than 1%, the Special Servicer shall assume a 1% vacancy in determining revenue from rents, except that in the case of certain anchored shopping centers, space occupied by anchor or single tenants or other large tenants shall be disregarded in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants, in accordance with the respective Mortgage Loan Seller's underwriting standards.
Where the actual or market vacancy was not less than 5.0%, the Special Servicer shall determine revenue from rents by generally relying on the most recent roll supplied and the greater of (a) actual historical vacancy at the related
Mortgaged Property, and (b) historical vacancy at comparable properties in the same market as the related Mortgaged Property. In determining rental revenue for multifamily, self-storage and mobile home park properties, the Special Servicer shall either review rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one to twelve month periods. For the other rental properties, the Special
Servicer shall annualize rental revenue shown on the most recent certified rent roll, after applying the vacancy factor, without further regard to the terms
(including expiration dates) of the leases shown thereon. In the case of hospitality properties, gross receipts shall be determined on the basis of adjusted average occupancy not to exceed 75.0% and daily rates achieved during the prior two to three year annual reporting period. In the case of residential health care facilities, receipts shall be based on historical occupancy levels, historical operating revenues and the then current occupancy rates. Occupancy rates for private health care facilities shall be within current market ranges and vacancy levels shall be at a minimum of 1%. In general, any non-recurring items and non-property related revenue shall be eliminated from the calculation except in the case of residential health care facilities.

            In determining the "expense" component of Net Cash Flow for each
Mortgaged Property, the Special Servicer shall rely on the rolling 12-month operating statements and/or full-year or year-to-date financial statements supplied by the related borrower, except that (a) if tax or insurance expense information more current than that reflected in the financial statements is available, the newer information shall be used, (b) with respect to each
Mortgaged Property, property management fees shall be assumed to be 3% to 7% of effective gross revenue (except with respect to hospitality properties, where a minimum of 3.0% of gross receipts shall be assumed, and with respect to limited service hospitality properties, where a minimum of 4.0% of gross receipts shall be assumed and, with respect to single tenant properties, where fees as low as
3% of effective gross receipts shall be assumed), (c) assumptions shall be made with respect to reserves for leasing commission, tenant improvement expenses and capital expenditures, and (d) expenses shall be assumed to include annual replacement reserves. In addition, in some instances, the Special Servicer may recharacterize as capital expenditures those items reported by borrowers as operating expenses (thus increasing "net cash flow") where determined appropriate.

                                       E-1

                                    EXHIBIT F

                       FORM OF DISTRIBUTION DATE STATEMENT

                                 [SEE ATTACHED]

                                       F-1

                                   EXHIBIT G-1

                         FORM OF TRANSFEROR CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603

Attention:  Global Securities and Trust Services,
            CD 2007-CD4 Commercial Mortgage Trust

            Re:    CD 2007-CD4 Commercial Mortgage Trust, Commercial Mortgage
                   Pass-Through Certificates, Series CD 2007-CD4, Class _____,
                   [having an initial aggregate [Certificate Principal Balance]
                   [Certificate Notional Amount] as of March 29, 2007 (the
                   "Closing Date") of $_______] [representing a ___% Percentage
                   Interest in the applicable Class]

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
_________________________ (the "Transferor") to __________________________ (the
"Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of
March 1, 2007 (the "Pooling and Servicing Agreement"), by and between Citigroup
Commercial Mortgage Securities Inc., as depositor, Wachovia Bank, National
Association, Midland Loan Services, Inc. and Capmark Finance Inc., as master servicers, LNR Partners, Inc., as special servicer, Wells Fargo Bank, National
Association, as trustee, and LaSalle Bank National Association, as certificate administrator. All capitalized terms used herein and not otherwise herein defined shall have the respective meanings set forth in the Pooling and
Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the
Depositor, that:

            1.    The Transferor is the lawful owner of the Transferred
      Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

            2.    Neither the Transferor nor anyone acting on its behalf has (a)
      offered, transferred, pledged, sold or otherwise disposed of any
      Transferred Certificate, any interest in a Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any
      Transferred Certificate, any interest in a Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any
      Transferred Certificate, any interest in a Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the
      Transferred Certificates under the Securities Act of 1933, as amended (the
      "Securities Act"), would render the disposition of the Transferred

                                      G-1-1

      Certificates a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the
      Transferred Certificates pursuant to the Securities Act or any state securities laws.

                                       Very truly yours,

                                       _________________________________________
                                       (Transferor)

                                       By: _____________________________________
                                       Name:
                                       Title:

                                      G-1-2

                                   EXHIBIT G-2

                        FORM I OF TRANSFEREE CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603

Attention:  Global Securities and Trust Services, CD 2007-CD4 Commercial
            Mortgage Trust

            Re:    CD 2007-CD4 Commercial Mortgage Trust, Commercial Mortgage
                   Pass-Through Certificates, Series CD 2007-CD4, Class _____,
                   [having an initial aggregate [Certificate Principal Balance]
                   [Certificate Notional Amount] as of March 29, 2007 (the
                   "Closing Date") of $_______] [representing a ___% Percentage
                   Interest in the applicable Class]

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
____________________________ (the "Transferor") to _____________________________
(the "Transferee") of the captioned Certificates (the "Transferred
Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement
dated as of March 1, 2007 (the "Pooling and Servicing Agreement"), by and
between Citigroup Commercial Mortgage Securities Inc., as depositor, Wachovia
Bank, National Association, Midland Loan Services, Inc. and Capmark Finance
Inc., as master servicers, LNR Partners, Inc., as special servicer, Wells Fargo
Bank, National Association, as trustee, and LaSalle Bank National Association, as certificate administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the Depositor, that:

            1.    The Transferee is a "qualified institutional buyer" (a
      "Qualified Institutional Buyer") as that term is defined in Rule 144A
      ("Rule 144A") under the Securities Act of 1933, as amended (the
      "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The
      Transferee is acquiring the Transferred Certificates for its own account or for the account of another Qualified Institutional Buyer, and understands that such Transferred Certificates may be resold, pledged or transferred only (a) to a person reasonably believed to be a Qualified
      Institutional Buyer that purchases for its own account or for the account of another Qualified Institutional Buyer and to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or
      (b) pursuant to another exemption from registration under the Securities
      Act.

            2.    The Transferee has been furnished with all information
      regarding (a) the Depositor, (b) the Transferred Certificates and payments thereon, (c) the nature, performance and servicing of the Mortgage Loans,
      (d) the Pooling and Servicing Agreement and the Trust created pursuant thereto, and (e) all related matters, that it has requested.

                                      G-2-1

            3.    If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the
      Nominee Acknowledgment below.

                                       Very truly yours,

                                       _________________________________________
                                       (Transferee)

                                       By: _____________________________________
                                           Name:
                                           Title:

                             Nominee Acknowledgment

            The undersigned hereby acknowledges and agrees that as to the
Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.

                                       _________________________________________
                                       (Nominee)

                                       By: _____________________________________
                                           Name:
                                           Title:

                                      G-2-2

                                                          ANNEX 1 TO EXHIBIT G-2

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
          [FOR TRANSFEREES OTHER THAN REGISTERED INVESTMENT COMPANIES]

            The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and [name of Certificate Registrar], as Certificate
Registrar, with respect to the mortgage pass-through certificates (the
"Transferred Certificates") described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1.    As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the
      "Transferee").

            2.    The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of
      1933, as amended, because (i) [the Transferee] [each of the Transferee's equity owners] owned and/or invested on a discretionary basis
      $______________________(1) in securities (other than the excluded securities referred to below) as of the end of such entity's most recent fiscal year (such amount being calculated in accordance with Rule 144A)
      and (ii) the Transferee satisfies the criteria in the category marked below.

      _____       Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution),
                  Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal
                  Revenue Code of 1986, as amended.

      _____       Bank. The Transferee (a) is a national bank or a banking
                  institution organized under the laws of any state, U.S.
                  territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the state or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months
                  preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

      _____       Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is
                  supervised and examined by a state or federal authority having supervision over any such institutions, or is a foreign
                  savings and loan association or equivalent institution and (b)
                  has an audited net worth of at least $25,000,000 as
                  demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16

____________________________

(1)   Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                      G-2-3

                  months preceding the date of sale of the Transferred
                  Certificates in the case of a U.S. savings and loan
                  association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

      _____       Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as
                  amended.

      _____       Insurance Company. The Transferee is an insurance company
                  whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by
                  insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a state, U.S. territory or the District of Columbia.

      _____       State or Local Plan. The Transferee is a plan established and maintained by a state, its political subdivisions, or any
                  agency or instrumentality of the state or its political
                  subdivisions, for the benefit of its employees.

      _____       ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income
                  Security Act of 1974.

      _____       Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940.

      _____       QIB Subsidiary. All of the Transferee's equity owners are
                  "qualified institutional buyers" within the meaning of Rule
                  144A.

      _____       Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under
                  subsection (a)(1) of Rule 144A pursuant to which it qualifies.
                  Note that registered investment companies should complete
                  Annex 2 rather than this Annex 1)_____________________________

                  ______________________________________________________________

                  _____________________________________________________________.

            3.    For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the
      Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii) securities that are part of an unsold allotment to or subscription by such Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v)
      repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            4.    For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the
      Transferee used the cost of such securities to such Person, unless such
      Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such
      Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

                                      G-2-4

            5.    The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule
      144A.

            ___    ___      Will the Transferee be purchasing the Transferred
            Yes    No       Certificates only for the Transferee's own account?

            6.    If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7.    The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's purchase of the
      Transferred Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the
      Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such purchase, promptly after they become available.

            8.    Capitalized terms used but not defined herein have the
      respective meanings ascribed thereto in the Pooling and Servicing
      Agreement pursuant to which the Transferred Certificates were issued.

                                       _________________________________________
                                       Print Name of Transferee

                                       By: _____________________________________
                                           Name:
                                           Title:
                                           Date:

                                      G-2-5

                                                          ANNEX 2 TO EXHIBIT G-2

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
           [FOR TRANSFEREES THAT ARE REGISTERED INVESTMENT COMPANIES]

            The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and [name of Certificate Registrar], as Certificate
Registrar, with respect to the mortgage pass-through certificates (the
"Transferred Certificates") described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

            1.    As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the
      "Transferee") or, if the Transferee is a "qualified institutional buyer"
      as that term is defined in Rule 144A ("Rule 144A") under the Securities
      Act of 1933, as amended, because the Transferee is part of a Family of
      Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

            2.    The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least
      $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the
      Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

      ______      The Transferee owned and/or invested on a discretionary basis
                  $___________________ in securities (other than the excluded securities referred to below) as of the end of the
                  Transferee's most recent fiscal year (such amount being
                  calculated in accordance with Rule 144A).

      ______      The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities
                  (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such
                  amount being calculated in accordance with Rule 144A).

            3.    The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4.    The term "securities" as used herein does not include (i)
      securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv)
      repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary

                                      G-2-6

      basis by the Transferee, or owned by the Transferee's Family of Investment
      Companies, the securities referred to in this paragraph were excluded.

            5.    The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule
      144A.

            _____  _____     Will the Transferee be purchasing the Transferred
            Yes    No        Certificates only for the Transferee's own account?

            6.    If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7.    The undersigned will notify the parties to which this
      certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Transferred
      Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

            8.    Capitalized terms used but not defined herein have the
      respective meanings ascribed thereto in the Pooling and Servicing
      Agreement pursuant to which the Transferred Certificates were issued.

                                       _________________________________________
                                       Print Name of Transferee or Adviser

                                       By: _____________________________________
                                           Name:
                                           Title:

                                       IF AN ADVISER:

                                       _________________________________________
                                       Print Name of Transferee

                                       Date: ___________________________________

                                      G-2-7

                                   EXHIBIT G-3

                        FORM II OF TRANSFEREE CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603

Attention:  Global Securities and Trust Services,
            CD 2007-CD4 Commercial Mortgage Trust

            Re:   CD 2007-CD4 Commercial Mortgage Trust, Commercial Mortgage
                  Pass-Through Certificates, Series CD 2007-CD4, Class _____,
                  [having an initial aggregate [Certificate Principal Balance]
                  [Certificate Notional Amount] as of March 29, 2007 (the
                  "Closing Date") of $_______] [representing a ___% Percentage
                  Interest in the applicable Class]

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
_________________________ (the "Transferor") to __________________________ (the
"Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of
March 1, 2007 (the "Pooling and Servicing Agreement"), by and between Citigroup
Commercial Mortgage Securities Inc., as depositor, Wachovia Bank, National
Association, Midland Loan Services, Inc. and Capmark Finance Inc., as master servicers, LNR Partners, Inc., as special servicer, Wells Fargo Bank, National
Association, as trustee, and LaSalle Bank National Association, as certificate administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement.
The Transferee hereby certifies, represents and warrants to you, as Certificate
Registrar, and for the benefit of the Trustee and the Depositor, that:

            1.    The Transferee is acquiring the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended
      (the "Securities Act"), or any applicable state securities laws.

            2.    The Transferee understands that (a) the Transferred
      Certificates have not been and will not be registered under the Securities
      Act or registered or qualified under any applicable state securities laws,
      (b) none of the Depositor, the Trustee or the Certificate Registrar is
      obligated so to register or qualify the Class of Certificates to which the
      Transferred Certificates belong, and (c) neither the Transferred
      Certificates nor any security issued in exchange therefor or in lieu thereof may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and the Certificate Registrar has received: (A) a certificate from the prospective transferor substantially in the form attached as Exhibit G-1 to the Pooling and Servicing Agreement and a certificate from such
      Certificateholder's prospective transferee substantially in the form attached either as Exhibit G-2 to the Pooling and Servicing Agreement or
      as Exhibit G-3 to the Pooling and Servicing Agreement; or (B) an Opinion
      of Counsel satisfactory to the Certificate Registrar to the

                                      G-3-1

      effect that, among other things, the transfer may be made without registration under the Securities Act, together with written certification(s) as to the facts surrounding the transfer from the prospective transferor and/or prospective transferee upon which such
      Opinion of Counsel is based.

            3.    The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate or interest therein, except in compliance with the provisions of Section 5.02 of the Pooling and
      Servicing Agreement, which provisions it has carefully reviewed, and that each Transferred Certificate will bear legends substantially to the following effect:

            THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED
            UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE
            "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE.
            ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF
            THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH
            REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A
            TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR
            QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE
            PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING
            AGREEMENT REFERRED TO HEREIN.

            NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN
            MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE
            BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO THE
            EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS
            AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL
            REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR (B)
            ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS
            CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS
            NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY
            SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
            ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF
            SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT
            REFERRED TO HEREIN.

            4.    Neither the Transferee nor anyone acting on its behalf has (a)
      offered, pledged, sold, disposed of or otherwise transferred any
      Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of any
      Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in any Transferred
      Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any
      Transferred Certificate, any interest in any Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Transferred Certificates under the Securities Act, would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Transferred Certificates pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security.

                                      G-3-2

            5.    The Transferee has been furnished with all information
      regarding (a) the Depositor, (b) the Transferred Certificates and payments thereon, (c) the nature, performance and servicing of the Mortgage Loans,
      (d) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, and (e) all related matters, that it has requested.

            6.    The Transferee is an "accredited investor" within the meaning of paragraphs (1), (2), (3) and/or (7) of Rule 501(a) under the Securities
      Act or an entity in which all of its equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Transferred Certificates; the Transferee has
      sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such an investment and can afford a complete loss of such investment.

            7.    If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the
      Nominee Acknowledgment below.

                                       Very truly yours,

                                       _________________________________________
                                       (Transferee)

                                       By: _____________________________________
                                           Name:
                                           Title:

                             Nominee Acknowledgment

            The undersigned hereby acknowledges and agrees that as to the
Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.

                                       _________________________________________
                                       (Nominee)

                                       By: _____________________________________
                                           Name:
                                           Title:

                                      G-3-3

                                   EXHIBIT G-4

                         FORM OF TRANSFEREE CERTIFICATE
           FOR TRANSFERS OF INTERESTS IN RULE 144A GLOBAL CERTIFICATES

                                     [Date]

[TRANSFEROR]

            Re:   CD 2007-CD4 Commercial Mortgage Trust, Commercial Mortgage
                  Pass-Through Certificates, Series CD 2007-CD4, Class _____,
                  having an initial aggregate [Certificate Principal Balance]
                  [Certificate Notional Amount] as of March 29, 2007 (the
                  "Closing Date") of $__________ (the "Transferred
                  Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the Transfer by
_________________________ (the "Transferor") to __________________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of
The Depository Trust Company ("DTC") and the Depository Participants) in the
Transferred Certificates. The Transferred Certificates were issued pursuant to the Pooling and Servicing Agreement dated as of March 1, 2007 (the "Pooling and
Servicing Agreement"), by and between Citigroup Commercial Mortgage Securities
Inc., as depositor, Wachovia Bank, National Association, Midland Loan Services,
Inc. and Capmark Finance Inc., as master servicers, LNR Partners, Inc., as special servicer, Wells Fargo Bank, National Association, as trustee, and
LaSalle Bank National Association, as certificate administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Depositor, the Trustee and the Certificate Registrar, that:

            1.    The Transferee is a "qualified institutional buyer" (a
      "Qualified Institutional Buyer") as that term is defined in Rule 144A
      ("Rule 144A") under the Securities Act of 1933, as amended (the
      "Securities Act") and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the Transfer to it of the Transferor's interest in the
      Transferred Certificates is being made in reliance on Rule 144A. The
      Transferee is acquiring such interest in the Transferred Certificates for its own account or for the account of another Qualified Institutional
      Buyer.

            2.    The Transferee understands that (a) the Transferred
      Certificates have not been and will not be registered under the Securities
      Act or registered or qualified under any applicable state securities laws,
      (b) none of the Depositor, the Trustee or the Certificate Registrar is
      obligated so to register or qualify the Transferred Certificates, and (c)
      neither any Transferred Certificate nor any interest therein may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in a transaction which is exempt from such registration and qualification.

                                      G-4-1

            3.    The Transferee understands that it may not sell or otherwise transfer the Transferred Certificates or any interest therein except in compliance with the provisions of Section 5.02 of the Pooling and
      Servicing Agreement, which provisions it has carefully reviewed, and that the Transferred Certificates will bear legends substantially to the following effect:

            THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED
            UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE
            "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
            ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF
            THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH
            REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A
            TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR
            QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE
            PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING
            AGREEMENT REFERRED TO HEREIN.

            NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN
            MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE
            BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO THE
            EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS
            AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL
            REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR (B)
            ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS
            CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS
            NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY
            SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
            ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF
            SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT
            REFERRED TO HEREIN.

            4.    The Transferee has been furnished with all information
      regarding (a) the Depositor, (b) the Transferred Certificates and
      distributions thereon, (c) the nature, performance and servicing of the
      Mortgage Loans, (d) the Pooling and Servicing Agreement and the Trust
      created pursuant thereto, and (e) all related matters, that it has requested.

                                       Very truly yours,

                                       _________________________________________
                                       (Transferee)

                                       By: _____________________________________
                                           Name:
                                           Title:

                                      G-4-2

                                                          ANNEX 1 TO EXHIBIT G-4

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
          [FOR TRANSFEREES OTHER THAN REGISTERED INVESTMENT COMPANIES]

            The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and for the benefit of Citigroup Commercial Mortgage
Securities Inc. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1.    As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates
      (the "Transferee").

            2.    The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended
      ("Rule 144A"), because (i) [the Transferee] [each of the Transferee's equity owners] owned and/or invested on a discretionary basis
      $____________(1) in securities (other than the excluded securities referred to below) as of the end of such entity's most recent fiscal year
      (such amount being calculated in accordance with Rule 144A) and (ii) the
      Transferee satisfies the criteria in the category marked below.

      _____       Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution),
                  Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal
                  Revenue Code of 1986, as amended.

      _____       Bank. The Transferee (a) is a national bank or a banking
                  institution organized under the laws of any State, U.S.
                  territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the
                  State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months
                  preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

      _____       Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is
                  supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months
                  preceding the date of sale of the Transferred Certificates in the case of a U.S.

___________________________

(1)   Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                      G-4-3

                  savings and loan association, and not more than 18 months
                  preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

      ___         Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as
                  amended.

      ___         Insurance Company. The Transferee is an insurance company
                  whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by
                  insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a
                  State, U.S. territory or the District of Columbia.

      ___         State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any
                  agency or instrumentality of the State or its political
                  subdivisions, for the benefit of its employees.

      ___         Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security
                  Act of 1974.

      ___         Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940, as
                  amended.

      ___         QIB Subsidiary. All of the Transferee's equity owners are
                  "qualified institutional buyers" within the meaning of Rule
                  144A.

      ___         Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under
                  subsection (a)(1) of Rule 144A pursuant to which it qualifies
                  Note that registered investment companies should complete
                  Annex 2 rather than this Annex 1.)

            3.    For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the
      Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii) securities that are part of an unsold allotment to or subscription by such Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v)
      repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            4.    For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the
      Transferee used the cost of such securities to such Person, unless such
      Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such
      Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

                                      G-4-4

            5.    The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the
      Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee may be in reliance on Rule 144A.

            _____   _____     Will the Transferee be acquiring interests in the
            Yes     No        Transferred Certificates only for the Transferee's
                              own account?

            6.    If the answer to the foregoing question is "no," then in each case where the Transferee is acquiring any interest in the Transferred
      Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7.    The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's acquisition of any interest in of the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such acquisition. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such acquisition, promptly after they become available.

            8.    Capitalized terms used but not defined herein have the
      meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                       _________________________________________
                                       (Transferee)

                                       By: _____________________________________
                                           Name:
                                           Title:
                                           Date:

                                      G-4-5

                                                          ANNEX 2 TO EXHIBIT G-4

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
           [FOR TRANSFEREES THAT ARE REGISTERED INVESTMENT COMPANIES]

            The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and for the benefit of Citigroup Commercial Mortgage
Securities Inc. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1.    As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates
      (the "Transferee") or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of
      1933, as amended ("Rule 144A"), because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

            2.    The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and (ii)
      as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment
      Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

      ____        The Transferee owned and/or invested on a discretionary basis
                  $___________________ in securities (other than the excluded securities referred to below) as of the end of the
                  Transferee's most recent fiscal year (such amount being
                  calculated in accordance with Rule 144A).

      ____        The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities
                  (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such
                  amount being calculated in accordance with Rule 144A).

            3.    The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4.    The term "securities" as used herein does not include (i)
      securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv)
      repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the
      Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

                                      G-4-6

            5.    The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee will be in reliance on
      Rule 144A.

            _____   _____     Will the Transferee be acquiring interests in the
            Yes     No        Transferred Certificates only for the Transferee's
                              own account?

            6.    If the answer to the foregoing question is "no," then in each case where the Transferee is acquiring any interest in the Transferred
      Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7.    The undersigned will notify the parties to which this
      certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's acquisition of any interest in the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such acquisition.

            8.    Capitalized terms used but not defined herein have the
      meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                       _________________________________________
                                       (Transferee or Adviser)

                                       By: _____________________________________
                                           Name:
                                           Title:
                                           Date:

                                       IF AN ADVISER:

                                       Print Name of Transferee

                                       ________________________________________

                                       Date:

                                      G-4-7

                                   EXHIBIT G-5

                         FORM OF TRANSFEREE CERTIFICATE
         FOR TRANSFERS OF INTERESTS IN REGULATION S GLOBAL CERTIFICATES

                                     [Date]

[TRANSFEROR]

            Re:   CD 2007-CD4 Commercial Mortgage Trust, Commercial Mortgage
                  Pass-Through Certificates, Series CD 2007-CD4, Class _____,
                  having an initial aggregate [Certificate Principal Balance]
                  [Certificate Notional Amount] as of March 29, 2007 (the
                  "Closing Date") of $__________ (the "Transferred
                  Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the Transfer by
_________________________ (the "Transferor") to __________________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of
The Depository Trust Company ("DTC") and the Depository Participants) in the
Transferred Certificates. The Transferred Certificates were issued pursuant to the Pooling and Servicing Agreement dated as of March 1, 2007 (the "Pooling and
Servicing Agreement"), by and between Citigroup Commercial Mortgage Securities
Inc., as depositor, Wachovia Bank, National Association, Midland Loan Services,
Inc. and Capmark Finance Inc., as master servicers, LNR Partners, Inc., as special servicer, Wells Fargo Bank, National Association, as trustee, and
LaSalle Bank National Association, as certificate administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Trustee and the Depositor, that the Transferee is not a United States
Securities Person.

            For purposes of this certification, "United States Securities
Person" means (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the
United States; (iii) any estate of which any executor or administrator is a
United States Securities Person, other than any estate of which any professional fiduciary acting as executor or administrator is a United States Securities
Person if an executor or administrator of the estate who is not a United States
Securities Person has sole or shared investment discretion with respect to the assets of the estate and the estate is governed by foreign law, (iv) any trust of which any trustee is a United States Securities Person, other than a trust of which any professional fiduciary acting as trustee is a United States Securities
Person if a trustee who is not a United States Securities Person has sole or shared investment discretion with respect to the trust assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a United States
Securities Person, (v) any agency or branch of a foreign entity located in the
United States, unless the agency or branch operates for valid business reasons and is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States Securities Person, (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United
States, other than one held for the benefit or account of a non-United States
Securities Person by a dealer or other professional fiduciary organized, incorporated or (if any individual) resident in the United States, (viii) any partnership or corporation if (a) organized or incorporated under the laws of any foreign jurisdiction and (b) formed by a United States Securities

                                      G-5-1

Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by
"accredited investors" (as defined in Rule 501(a)) under the United States
Securities Act of 1933, as amended (the "Securities Act"), who are not natural persons, estates or trusts; provided, however, that the International Monetary
Fund, the International Bank for Reconstruction and Development, the
Inter-American Development Bank, the Asian Development Bank, the African
Development Bank, the United Nations and their agencies, affiliates and pension plans, any other similar international organizations, their agencies, affiliates and pension plans shall not constitute United States Securities Persons.

            The Transferee understands that this certification is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.

Dated: __________, _____

                                       Very truly yours,

                                       _________________________________________
                                       (Transferee)

                                       By: _____________________________________
                                           Name:
                                           Title:

                                      G-5-2

                                   EXHIBIT H-1

                        FORM I OF TRANSFEREE CERTIFICATE
        IN CONNECTION WITH ERISA (DEFINITIVE NON-REGISTERED CERTIFICATES)

                               _____________, 20__

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603

Attention:  Global Securities and Trust Services - CD 2007-CD4 Commercial
            Mortgage Trust

            Re:   CD 2007-CD4 Commercial Mortgage Trust, Commercial Mortgage
                  Pass-Through Certificates, Series CD 2007-CD4 (the
                  "Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
_________________ (the "Transferor") to _________________ (the "Transferee") of
Class ______ Certificates [having an initial aggregate [Certificate Principal
Balance] [Certificate Notional Amount] as of March 29, 2007 (the "Closing Date")
of $__________] [evidencing a ____% Percentage Interest in the subject Class]
(the "Transferred Certificates"). The Certificates, including the Transferred
Certificates, were issued pursuant to the Pooling and Servicing Agreement (the
"Pooling and Servicing Agreement"), dated as of March 1, 2007, between Citigroup
Commercial Mortgage Securities Inc., as depositor, Wachovia Bank National
Association, Midland Loan Services, Inc. and Capmark Finance Inc., as master servicers, LNR Partners, Inc., as special servicer, Wells Fargo Bank, National
Association, as trustee, and LaSalle Bank National Association, as certificate administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.
The Transferee hereby certifies, represents and warrants to you as Certificate
Registrar, as follows (check the applicable paragraph):

       _____      The Transferee (A) is not an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or
                  arrangements are invested, including, without limitation, an insurance company general account, that is subject to ERISA or the Code (each, a "Plan"), and (B) is not directly or
                  indirectly purchasing the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a
                  Plan; or

       _____      The Transferee is using funds from an insurance company
                  general account to acquire the Transferred Certificates,
                  however, the purchase and holding of such Certificates by such
                  Person is exempt from the prohibited transaction provisions of
                  Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code, by reason of Sections I and III of Prohibited Transaction Class
                  Exemption 95-60.

       _____      The Transferred Certificates are rated in one of the four
                  highest generic rating categories by one of the Rating
                  Agencies and are being acquired by or on behalf of a Plan in reliance on Prohibited Transaction Exemption 91-23 and such
                  Plan (X) is an accredited investor as defined in Rule
                  501(a)(1) of Regulation D of the Securities Act, (Y) is not

                                      H-1-1

                  sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the Swap
                  Counterparty, any Master Servicer, the Special Servicer, any
                  Sub-Servicer, any Person responsible for the servicing and administration of any Outside Serviced Trust Mortgage Loan or
                  any related REO Property, any Exemption-Favored Party or any
                  Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined on the date of the initial
                  issuance of the Certificates, or by any Affiliate of such
                  Person, and (Z) agrees that it will obtain from each of its
                  Transferees that are Plans, a written representation that such
                  Transferee, if a Plan, satisfies the requirements of the
                  immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written
                  representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y).

                                       Very truly yours,

                                       _________________________________________
                                       (Transferee)

                                       By: _____________________________________
                                           Name:
                                           Title:

                                      H-1-2

                                   EXHIBIT H-2

                        FORM II OF TRANSFEREE CERTIFICATE
        IN CONNECTION WITH ERISA (BOOK-ENTRY NON-REGISTERED CERTIFICATES)

                                     [Date]

[TRANSFEROR]

            Re:   CD 2007-CD4 Commercial Mortgage Trust, Commercial Mortgage
                  Pass-Through Certificates, Series CD 2007-CD4 (the
                  "Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
______________________ (the "Transferor") to _________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of
The Depository Trust Company ("DTC") and the Depository Participants) in Class
___ Certificates [having an initial aggregate [Certificate Principal Balance]
[Certificate Notional Amount] as of March 29, 2007 (the "Closing Date") of
$__________] [evidencing a ____% Percentage Interest in the related Class] (the
"Transferred Certificates"). The Certificates, including the Transferred
Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of March 1, 2007, by and between Citigroup Commercial Mortgage Securities
Inc., as depositor, Wachovia Bank, National Association, Midland Loan Services,
Inc. and Capmark Finance Inc., as master servicers, LNR Partners, Inc., as special servicer, Wells Fargo Bank, National Association, as trustee, and
LaSalle Bank National Association, as certificate administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as follows (check the applicable paragraph):

      ______      The Transferee (A) is not an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or
                  arrangements are invested, including, without limitation, an insurance company general account, that is subject to ERISA or the Code (each, a "Plan"), and (B) is not directly or
                  indirectly purchasing an interest in the Transferred
                  Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan;

      ______      The Transferee is using funds from an insurance company
                  general account to acquire an interest in the Transferred
                  Certificates, however, the purchase and holding of such
                  interest by such Person is exempt from the prohibited
                  transaction provisions of Sections 406(a) and (b) and 407 of
                  ERISA and the excise taxes imposed on such prohibited
                  transactions by Sections 4975(a) and (b) of the Code, by
                  reason of Sections I and III of Prohibited Transaction Class
                  Exemption 95-60.

      ______      The Transferred Certificates are rated in one of the four
                  highest generic rating categories by one of the Rating
                  Agencies and an interest in such Certificates is being
                  acquired by or on behalf of a Plan in reliance on Prohibited
                  Transaction Exemption 91-23 and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the
                  Securities Act, (Y) is not sponsored (within the meaning of
                  Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any
                  Mortgage Loan Seller, the Swap Counterparty, any Master
                  Servicer, the Special Servicer, any Sub-Servicer, any Person
                  responsible for the

                                      H-2-1

                  servicing and administration of any Outside Serviced Trust
                  Mortgage Loan or any related REO Property, or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the
                  Mortgage Loans determined on the date of the initial issuance of the Certificates, or by any Affiliate of such Person, and
                  (Z) agrees that it will obtain from each of its Transferees that are Plans, a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately
                  preceding clauses (X) and (Y), together with a written
                  agreement that such Transferee will obtain from each of its
                  Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y).

                                       Very truly yours,

                                       _________________________________________
                                       (Transferee)

                                       By: _____________________________________
                                           Name:
                                           Title:

                                      H-2-2

                                   EXHIBIT I-1

                    FORM OF TRANSFER AFFIDAVIT AND AGREEMENT
                         REGARDING CLASS R CERTIFICATES

TRANSFER AFFIDAVIT PURSUANT TO SECTIONS
860D(A)(6)(A) AND 860E(E)(4) OF THE INTERNAL
REVENUE CODE OF 1986, AS AMENDED, AND
TREASURY REGULATION SECTION 1.860E-1(C)(4)

            Re:   CD 2007-CD4 Commercial Mortgage Trust, Commercial
                  Mortgage Pass-Through Certificates, Series CD
                  2007-CD4 (the "Certificates"), issued pursuant to
                  the Pooling and Servicing Agreement dated as of
                  March 1, 2007 (the "Pooling and Servicing
                  Agreement"), by and between Citigroup Commercial
                  Mortgage Securities Inc., as Depositor, Wachovia
                  Bank, National Association, Midland Loan Services,
                  Inc. and Capmark Finance Inc., as Master Servicers,
                  LNR Partners, Inc., as Special Servicer, Wells Fargo
                  Bank, National Association, as Trustee, and LaSalle
                  Bank National Association, as Certificate
                  Administrator

STATE OF __________________________    )
                                       )     ss.:  ___________________________
COUNTY OF ________________________     )

            The undersigned declares that, to the best knowledge and belief of the undersigned, the following representations are true, correct and complete:

            1.    ______________________________ (the "Purchaser"), is acquiring
Class R Certificates representing ________________% of the residual interest in each of the real estate mortgage investment conduits (each, a "REMIC")
designated as the "Loan REMICs", "REMIC I" and "REMIC II", respectively, relating to the Certificates for which an election is to be made under Section
860D of the Internal Revenue Code of 1986, as amended (the "Code").

            2.    The Purchaser is not a "Disqualified Organization" (as defined below), and the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified
Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, (ii) any state or political subdivision thereof, (iii) any foreign government, (iv) any international organization, (v)
any agency or instrumentality of any of the foregoing, (vi) any tax-exempt organization (other than a cooperative described in Section 521 of the Code)
which is exempt from the tax imposed by Chapter 1 of the Code unless such organization is subject to the tax imposed by Section 511 of the Code, (vii) any organization described in Section 1381(a)(2)(C) of the Code, or (viii) any other entity designated as a "disqualified organization" by relevant legislation amending the REMIC Provisions and in effect at or proposed to be effective as of the time of determination. In addition, a corporation will not be treated as an instrumentality of the United States or of any state or political subdivision thereof if all of its activities are subject to tax (except for the Federal Home
Loan Mortgage Corporation) and a majority of its board of directors is not selected by such governmental unit. The terms "United States" and "international organization" shall have the meanings set forth in Section 7701 of the Code.

                                      I-1-1

            3.    The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

            4.    The Purchaser will not transfer the Class R Certificates to any person or entity as to which the Purchaser has not received an affidavit substantially in the form of this affidavit or to any person or entity as to which the Purchaser has actual knowledge that the requirements set forth in paragraphs 2 and 7 hereof are not satisfied, or to any person or entity with respect to which the Purchaser has not (at the time of such transfer) satisfied the requirements under the Code to conduct a reasonable investigation of the financial condition of such person or entity (or its current beneficial owners if such person or entity is classified as a partnership under the Code).

            5.    The Purchaser agrees to such amendments of the Pooling and
Servicing Agreement as may be required to further effectuate the prohibition against transferring the Class R Certificates to a Disqualified Organization, an
agent thereof or a person that does not satisfy the requirements of paragraph 7.

            6.    The Purchaser consents to the designation of the Trustee as the agent of the Tax Matters Person of the Loan REMICs, REMIC I and REMIC II
pursuant to Section 10.01 of the Pooling and Servicing Agreement.

            7.    No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

                    [CHOOSE BETWEEN PARAGRAPHS 8 OR 9 BELOW]

o           8.    If the Transferor requires the safe harbor under Treasury
regulations section 1.860E-1 to apply:

      i.    The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the
            Purchaser intends to pay taxes associated with holding the Class R
            Certificates as they become due.

      ii.   The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificates in excess of any cash flows generated by such Certificates.

      iii.  The Purchaser is not a foreign permanent establishment or a fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States
            Tax Person.

      iv.   The Purchaser will not cause the income from the Class R
            Certificates to be attributable to a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a
            United States Tax Person.

            [CHECK THE STATEMENT THAT APPLIES]

o     v)    In accordance with Treasury Regulations Section 1.860E-1, the
            Purchaser:

            a)    is an "eligible corporation" as defined in Section
            1.860E-1(c)(6)(i) of the Treasury regulations (i.e., a domestic C corporation other than a corporation which is exempt from, or is not subject to, tax under Section 11 of the Code; a Regulated Investment
            Company as defined in Section 851(a) of the Code; a Real Estate
            Investment Trust as defined in Section 856(a) of the Code; a REMIC as defined in Section 860D of the Code; or an organization to which part I of

                                      I-1-2

            subchapter T of chapter 1 of subtitle A of the Code applies, as to which the income of Class R Certificates will only be subject to taxation in the United States,

            b)    has, and has had in each of its two preceding fiscal years, gross assets for financial reporting purposes (excluding any obligation of a person related to the transferee within the meaning of Section 1.860E-1(c)(6)(ii) of the Treasury regulations or any other assets if a principal purpose for holding or acquiring such asset is to satisfy this condition) in excess of $100 million and net assets of $10 million, and

            c)    hereby agrees only to transfer the Certificate to another
            "eligible corporation" meeting the criteria set forth in Treasury regulations section 1.860E-1.

      OR

o     vi)   The Purchaser is a United States Tax Person and the consideration paid to the Purchaser for accepting the Class R Certificates is greater than the present value of the anticipated net federal income taxes and tax benefits ("Tax Liability Present Value") associated with owning such Certificates, with such present value computed using a discount rate equal to the "Federal short-term rate"
            prescribed by Section 1274 of the Code as of the date hereof or, to the extent it is not, if the Transferee has asserted that it regularly borrows, in the ordinary course of its trade or business, substantial funds from unrelated third parties at a lower interest rate than such applicable federal rate and the consideration paid to the Purchaser is greater than the Tax Liability Present Value using such lower interest rate as the discount rate, the transactions with the unrelated third party lenders, the interest rate or rates, the date or dates of such transactions, and the maturity dates or, in the case of adjustable rate debt instruments, the relevant adjustment dates or periods, with respect to such borrowings, are accurately stated in Exhibit A to this letter

o     9.    If the  Transferor  does not require the safe harbor under  Treasury regulations  section  1.860E-1 to apply: [CHECK THE STATEMENT THAT APPLIES]

o     i)    The Purchaser is a "United States person" as defined in Section
            7701(a) of the Code and the regulations promulgated thereunder (the
            Purchaser's U.S. taxpayer identification number is ______________).
            The Purchaser is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners are United States persons).

      OR

o     ii)   The Purchaser is not a United States person. However, the Purchaser:

            a)    conducts a trade or business within the United States and, for purposes of Treasury regulations section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code;

            b)    understands that, for purposes of Treasury regulations section
            1.860E-1(c)(4)(ii), as a holder of a Class R Certificate for United
            States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such Class R Certificate;

            c)    intends to pay the taxes associated with holding a Class R
            Certificate;

            d)    is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners either satisfy clauses (a),
            (b) and (c) of this sentence or are United States persons); and

                                      I-1-3

            e)    has furnished the Transferor and the Trustee with an effective
            IRS Form W-8ECI or successor form and will update such form as may be required under the applicable Treasury regulations

            Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

                                      I-1-4

            IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this _______ day of
___________________________.

                                       By: _____________________________________

                                       Name: ___________________________________

                                       Title: __________________________________

            Personally appeared before me ___________________________, known or proved to me to be the same person who executed the foregoing instrument and to be a _______________________ of the Purchaser, and acknowledged to me that he/she executed the same at his/her free act and deed and at the free act and deed of the Purchaser.

                                       Subscribed and sworn before me this
                                       _______ day of ________________, 20_____.

                                       _________________________________________
                                       Notary Public

                                      I-1-5

                                   EXHIBIT I-2

                         FORM OF TRANSFEROR CERTIFICATE
                         REGARDING CLASS R CERTIFICATES

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603

Attention:  Global Securities and Trust Services - CD 2007-CD4 Commercial
            Mortgage Trust

            Re:   CD 2007-CD4 Commercial Mortgage Trust, Commercial Mortgage
                  Pass-Through Certificates, Series CD 2007-CD4 (the
                  "Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
_________________ (the "Transferor") to _________________ (the "Transferee") of
Class R Certificates evidencing a ____% Percentage Interest in such Class (the
"Residual Interest Certificates"). The Certificates, including the Residual
Interest Certificates, were issued pursuant to the Pooling and Servicing
Agreement, dated as of March 1, 2007 (the "Pooling and Servicing Agreement"),
between Citigroup Commercial Mortgage Securities Inc., as depositor, Wachovia
Bank, National Association, Midland Loan Services, Inc. and Capmark Finance
Inc., as master servicers, LNR Partners, Inc., as special servicer, Wells Fargo
Bank, National Association, as trustee, and LaSalle Bank National Association, as certificate administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and
Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

                  1.    No purpose of the Transferor relating to the transfer of
      the Residual Interest Certificates by the Transferor to the Transferee is
      or will be to impede the assessment or collection of any tax.

                  2.    The Transferor understands that the Transferee has
      delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit I-1. The Transferor does not know or believe that any representation contained therein is false.

                                      I-2-1

                  3.    The Transferor has at the time of this transfer
      conducted a reasonable investigation of the financial condition of the
      Transferee (or the beneficial owners of the Transferee if it is classified as a partnership under the Internal Revenue Code of 1986, as amended) as contemplated by Treasury regulations section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the
      Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Interest Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

                                       Very truly yours,

                                       _________________________________________
                                       (Transferor)

                                       By: _____________________________________
                                           Name:
                                           Title:

                                      I-2-2

                                   EXHIBIT J-1

                        FORM OF NOTICE AND ACKNOWLEDGMENT

                                     [Date]

Moody's Investors Service, Inc.
99 Church Street, 9th Floor
New York, New York  10007

Fitch, Inc.
One State Street Plaza, 31st Floor
New York, New York  10004

Standard & Poor's Ratings Service,
 a division of the McGraw-Hill Companies, Inc.
55 Water Street
New York, New York  10004

[OTHER RATING AGENCIES FOR NON-TRUST MORTGAGE LOAN SECURITIES]

Ladies and Gentlemen:

            This notice is being delivered pursuant to Section 6.09 of the
Pooling and Servicing Agreement, dated as of March 1, 2007 and relating to CD
2007-CD4 Commercial Mortgage Trust, Commercial Mortgage Pass-Through
Certificates, Series CD 2007-CD4 (the "Agreement"). Capitalized terms used but not otherwise defined herein shall have respective meanings assigned to them in the Agreement.

            Notice is hereby given that [the Holders of Certificates evidencing a majority of the Voting Rights allocated to [the Controlling Class] [the
Controlling WFC Class] [the One World Financial Center Non-Trust Mortgage Loan
Noteholder] have designated ________________ to serve as the [Special Servicer
[(other than with respect to ___________)]] [One World Financial Center Special
Servicer] under the Agreement.

            The designation of __________________ as [Special Servicer [(other than with respect to ___________)]] [One World Financial Center Special
Servicer] will become final if certain conditions are met and you deliver to
_________________, the trustee under the Agreement (the "Trustee"), written confirmation that if the person designated to become the [Special Servicer
[(other than with respect to ___________)]] [One World Financial Center Special
Servicer] were to serve as such, such event would not result in the qualification, downgrade or withdrawal of the rating or ratings assigned by you to one or more Classes of the Certificates [or one or more classes of any
Non-Trust Mortgage Loan Securities backed by _____________]. Accordingly, such confirmation is hereby requested as soon as possible.

                                      J-1-1

            Please acknowledge receipt of this notice by signing the enclosed copy of this notice where indicated below and returning it to the Trustee, in the enclosed stamped self-addressed envelope.

                                       Very truly yours,

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                       as Trustee

                                       By: _____________________________________
                                           Name:
                                           Title:

Receipt acknowledged:

MOODY'S INVESTORS SERVICE, INC.

By:     ________________________________
        Name:
        Title:
        Date:

FITCH, INC.

By:     ________________________________
        Name:
        Title:
        Date:

STANDARD AND POOR'S RATINGS SERVICE,
        A DIVISION OF THE MCGRAW-HILL COMPANIES, INC.

By:     ________________________________
        Name:
        Title:
        Date:

[OTHER APPLICABLE RATING AGENCIES]

By:     ________________________________
        Name:
        Title:
        Date:

                                      J-1-2

                                   EXHIBIT J-2

               FORM OF ACKNOWLEDGMENT OF PROPOSED SPECIAL SERVICER

                                     [Date]

[TRUSTEE]
[MASTER SERVICERS]
[DEPOSITOR]
[CERTIFICATE ADMINISTRATOR]

            Re:   CD 2007-CD4 Commercial Mortgage Trust,
                  Commercial Mortgage Pass-Through Certificates, Series CD
                  2007-CD4

Ladies and Gentlemen:

            Pursuant to Section 6.09 of the Pooling and Servicing Agreement,
dated as of March 1, 2007, relating to CD 2007-CD4 Commercial Mortgage Trus,
Commercial Mortgage Pass-Through Certificates, Series CD 2007-CD4 (the
"Agreement"), the undersigned hereby agrees with all the other parties to the
Agreement that the undersigned shall serve as Special Servicer [(other than with respect to ___________)]] [One World Financial Center Special Servicer] under, and as defined in, the Agreement. The undersigned hereby acknowledges that, as of the date hereof, it is and shall be a party to the Agreement and bound thereby to the full extent indicated therein in the capacity of Special Servicer
[(other than with respect to ___________)]] [One World Financial Center Special
Servicer]. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 3.23(b) of the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization: ____________________.

            Capitalized terms used but not defined herein have the respective meanings assigned thereto in the Agreement.

                                       [NAME OF PROPOSED SPECIAL SERVICER]

                                       By: _____________________________________
                                           Name:
                                           Title:

                                      J-2-1

                                                               EXHIBIT K

                                                   LIST OF DESIGNATED SUB-SERVICERS

                              LOAN
                 MORTGAGE     GROUP
 LOAN NUMBER    LOAN SELLER   NUMBER               LOAN / PROPERTY NAME                          PRIMARY SERVICER

      2           LaSalle        1      Ala Moana Portfolio                         Midland Loan Services, Inc.
      3            GACC          1      Mall of America                             Midland Loan Services, Inc.
      7            GACC          1      Four Seasons Resort Maui                    Wachovia Bank, N.A
      9             CGM          1      CGM AmeriCold Portfolio                     Midland Loan Services, Inc.
      10           GACC          1      DB AmeriCold Portfolio                      Midland Loan Services, Inc.
      15            CGM          1      Great Wolf - Poconos, PA                    Northmarq Capital
      19          LaSalle        1      Heritage Industrial Portfolio               Holliday Fenoglio Fowler, L.P.
      23            CGM          1      The Forum Building                          GEMSA Loan Services, L.P.
      26            CGM          1      Waterfront Clematis                         Holliday Fenoglio Fowler, L.P. (Partial
                                                                                    Retained)
      33            CGM          1      One American Place                          Holliday Fenoglio Fowler, L.P. (Partial
                                                                                    Retained)
      49          LaSalle        1      3601 CCI Drive                              Laureate Capital, LLC
      66          LaSalle        2      Quail Ridge Apartments                      Financial Federal
      67            CGM          1      Crofton Centre                              GEMSA Loan Services, L.P.
      68            CGM          1      Desert Business Park Buildings              GEMSA Loan Services, L.P.
      71          LaSalle        1      Lake Center V                               GEMSA Loan Services, L.P.
      83          LaSalle        1      Parkway Center - Buildings 1,2,4,6          Laureate Capital, LLC
      84          LaSalle        1      REVA -Portfolio                             John B Levy & Co
      92            CGM          2      Copper Beech                                GEMSA Loan Services, L.P.
      94            CGM          1      The Gruma Building                          GEMSA Loan Services, L.P.
     108          LaSalle        1      Greenwood Market/Campbell Lane              GEMSA Loan Services, L.P.
     121           GACC          1      JQH Hotel Portfolio B-Note                  Capmark Finance, Inc.
     140            CGM          1      Lakewood Center North                       Holliday Fenoglio Fowler, L.P. (Partial
                                                                                    Retained)
     145          LaSalle        2      Arborstone Apartments                       Northmarq Capital
     155            CGM          1      555 Republic Place                          GEMSA Loan Services, L.P.
     156            CGM          2      Oaks of Westchase Apartments                GEMSA Loan Services, L.P.
     169          LaSalle        1      Edison Park                                 Collateral Mortgage
     178          LaSalle        1      Downtown Oxford Inn and Suites              Financial Federal
     179            CGM          1      401-403 VFW Drive                           Holliday Fenoglio Fowler, L.P. (Partial
                                                                                    Retained)
     187          LaSalle        1      Stonebridge Shops                           Pacific Southwest Realty Services
     192          LaSalle        1      11058 Santa Monica Boulevard                Pacific Southwest Realty Services
     195          LaSalle        1      Courtyard by Marriott - Tupelo, MS          Financial Federal
     203          LaSalle        1      Parkway Crossing Shopping Center            Holliday Fenoglio Fowler, L.P.
     204          LaSalle        1      Holiday Inn Express - Memphis, TN           Laureate Capital, LLC
     205            CGM          1      Brookside Village                           GEMSA Loan Services, L.P.
     212          LaSalle        1      AAAA Self Storage Portfolio                 Laureate Capital, LLC
     219            CGM          1      Shoppes at Cranberry Commons II             GEMSA Loan Services, L.P.
     225            CGM          1      Country Inn & Suites - Roanoke, VA          Laureate Capital, LLC
     230          LaSalle        1      Comfort Inn - Plant City, Fl                Laureate Capital, LLC
     240           GACC          1      1833 South Coast Highway                    Newmark (Partial Retained)
     250            CGM          1      Smart and Final - Phoenix, AZ               Holliday Fenoglio Fowler, L.P. (Partial
                                                                                    Retained)

                                      K-1

                              LOAN
                 MORTGAGE     GROUP
 LOAN NUMBER    LOAN SELLER   NUMBER               LOAN / PROPERTY NAME                          PRIMARY SERVICER

     252           GACC          2      Tukwila Apartments                          Newmark (Partial Retained)
     254          LaSalle        1      PNC Bank Building                           GEMSA Loan Services, L.P.
     258          LaSalle        1      LSAC Memphis Office                         Cohen Financial
     262          LaSalle        1      Fort Knox Self Storage                      Laureate Capital, LLC
     267          LaSalle        1      Eagle Two Business Center                   Bernard Financial
     272          LaSalle        1      Sleep Inn - Orangeburg                      Laureate Capital, LLC
     273          LaSalle        1      High Ridge Office Building                  Collateral Mortgage
     280          LaSalle        1      Fairfield Inn - Orangeburg                  Laureate Capital, LLC
     285          LaSalle        1      Parkway Pointe                              GEMSA Loan Services, L.P.
     287          LaSalle        1      Main and Lindsay                            Pacific Southwest Realty Services
     291          LaSalle        1      Navistar                                    Holliday Fenoglio Fowler, L.P.
     298          LaSalle        1      4120 - 4400  Building                       CBRE Melody
     308          LaSalle        1      Maryland Manor                              Laureate Capital, LLC
     320            CGM          1      Port Central Industrial Park                Holliday Fenoglio Fowler, L.P. (Partial
                                                                                    Retained)
     330            CGM          1      Wachovia Bank - Upper Marlboro, MD          GEMSA Loan Services, L.P.
     332          LaSalle        1      Vickers Street                              Holliday Fenoglio Fowler, L.P.
     334          LaSalle        1      Lowes Home Improvement Store                Laureate Capital, LLC
     335          LaSalle        1      Phenix Shopping Center                      Financial Federal
     341          LaSalle        1      Placentia III                               Pacific Southwest Realty Services
     350          LaSalle        1      86th & Westfield Boulevard                  GEMSA Loan Services, L.P.
     351          LaSalle        1      Shops of Sedona                             GEMSA Loan Services, L.P.
     354          LaSalle        1      Placentia II                                Pacific Southwest Realty Services
     365          LaSalle        1      Shoppes at Jones Bridge                     GEMSA Loan Services, L.P.
     368          LaSalle        1      Placentia I                                 Pacific Southwest Realty Services
     372          LaSalle        1      2320 Highland Avenue                        Laureate Capital, LLC
     374          LaSalle        2      Continental Apartments                      Laureate Capital, LLC

                                      K-2

                                   EXHIBIT L-1

               FORM OF INFORMATION REQUEST/INVESTOR CERTIFICATION
              FOR WEBSITE ACCESS FROM CERTIFICATE [HOLDER] [OWNER]

                                     [Date]

To the parties listed on the attached Schedule A hereto

            Re:   CD 2007-CD4 Commercial Mortgage Trust
                  Commercial Mortgage Pass-Through Certificates, Series CD
                  2007-CD4

Ladies and Gentlemen:

            In accordance with the provisions of the Pooling and Servicing
Agreement dated as of March 1, 2007 (the "Pooling and Servicing Agreement"), by
and between Citigroup Commercial Mortgage Securities Inc., as depositor,
Wachovia Bank, National Association, Midland Loan Services, Inc. and Capmark
Finance Inc., as master servicers (the "Master Servicers"), LNR Partners, Inc., as special servicer (the "Special Servicer"), Wells Fargo Bank, National
Association, as trustee (the "Trustee"), and LaSalle Bank National Association,
as certificate administrator (the "Certificate Administrator"), with respect to
CD 2007-CD4 Commercial Mortgage Trust, Commercial Mortgage Pass-Through
Certificates, Series CD 2007-CD4 (the "Certificates"), the undersigned hereby certifies and agrees as follows:

            1.    The undersigned is a [beneficial owner] [registered holder] of the Class _____ Certificates.

            2.    The undersigned is requesting (Please check as applicable):

                  (i)   ____ the information (the "Information") identified on
            the schedule attached hereto pursuant to Section 3.15 of the Pooling and Servicing Agreement; or

                  (ii)  ____ a password [and username] pursuant to the Pooling and Servicing Agreement for access to information (also, the
            "Information") provided on the [Trustee's] [Certificate
            Administrator's] [applicable Master Servicer's] [Special Servicer's]
            Internet Website.

            3.    In connection with accessing the website of the [applicable
Master Servicer] [Certificate Administrator] [Trustee] [Special Servicer], the
undersigned hereby agrees to register, execute or accept an access agreement and accept a disclaimer, as and to the extent required by the [applicable Master
Servicer] [Certificate Administrator] [Trustee] [Special Servicer] in accordance with the Pooling and Servicing Agreement.

            4.    In consideration of the [Trustee's] [Certificate
Administrator's] [applicable Master Servicer's] [Special Servicer's] disclosure to the undersigned of the Information, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in evaluating its interest in Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities to which the undersigned is subject), and such Information will not, without the prior written consent of the [Trustee] [Certificate Administrator] [applicable Master Servicer] [Special
Servicer], be disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the
"Representatives") in any manner whatsoever, in whole or in part; provided that the undersigned may provide all or any part of the Information to any other person or entity that holds or is contemplating the purchase of any

                                      L-1-1

Certificate or interest therein, but only if such person or entity confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential.

            5.    The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities
Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act
of 1934, as amended, or would require registration of any Non-Registered
Certificate pursuant to Section 5 of the Securities Act.

            IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                       [BENEFICIAL OWNER OF A CERTIFICATE]
                                       [REGISTERED HOLDER OF A CERTIFICATE]

                                       By: _____________________________________
                                           Name:
                                           Title:

                                       _________________________________________

                                       By: _____________________________________
                                           Name:
                                           Title:

                                      L-1-2

                                   SCHEDULE A

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
CD 2007-CD4 Commercial Mortgage Securities

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services - CD 2007-CD4
Commercial Mortgage Trust

Wachovia Bank, National Association
8734 Research Drive
URP4-NC1075
Charlotte, NC 28262
Attn: CD 2007-CD4 Commercial Mortgage Trust

with a copy to:

Wachovia Bank, National Association
NC 0630
301 S. College Street, 30th Floor
Charlotte, NC 28288-0630
Attn: Commercial Real Estate Services

Midland Loan Services, Inc.
10851 Mastin
Overland Park, Kansas 66210
Attention: CD 2007-CD4 Commercial Mortgage Trust,
Commercial Mortgage Pass-Through Certificates, Series CD 2007-CD4

Capmark Finance Inc.
116 Welsh Road,
Horsham, Pennsylvania 19044
Attention: Servicing Managing Director

LNR Partners, Inc.
1601 Washington Avenue
Suite 700
Miami Beach, Florida 33139
Attn: Randy Wolpert

                                      L-1-3

                                   EXHIBIT L-2

         FORM OF INFORMATION REQUEST/INVESTOR CERTIFICATION FOR WEBSITE
                        ACCESS FROM PROSPECTIVE INVESTOR

                                     [Date]

To the parties listed on the attached Schedule A hereto

            Re:   CD 2007-CD4 Commercial Mortgage Trust,
                  Commercial Mortgage Pass-Through Certificates, Series
                  CD 2007-CD4

Ladies and Gentlemen:

            In accordance with the provisions of the Pooling and Servicing
Agreement dated as of March 1, 2007 (the "Pooling and Servicing Agreement"), by
and between Citigroup Commercial Mortgage Securities Inc., as depositor,
Wachovia Bank, National Association, as master servicer no. 1 ("Master Servicer
No. 1"), Midland Loan Services, Inc., as master servicer no. 2 ("Master Servicer
No. 2") and Capmark Finance Inc., as master servicer no. 3 ("Master Servicer No.
3" and, collectively with Master Servicer No. 1 and Master Servicer No. 2, the
"Master Servicers"), LNR Partners, Inc., as special servicer (the "Special
Servicer"), Wells Fargo Bank, National Association, as trustee (the "Trustee"), and LaSalle Bank National Association, as certificate administrator (the
"Certificate Administrator"), with respect to CD 2007-CD4 Commercial Mortgage
Trust, Commercial Mortgage Pass-Through Certificates, Series CD 2007-CD4 (the
"Certificates"), the undersigned hereby certifies and agrees as follows:

            1.    The undersigned is [a [licensed] [registered] investment
adviser to___________, which is] contemplating an investment in the Class _____
Certificates.

            2.    The undersigned is requesting (please check as applicable):

                  (i)   ____  information (the "Information") for use in
            evaluating the possible investment described above as identified on the schedule attached hereto pursuant to Section 3.15 of the Pooling and Servicing Agreement; or

                  (ii)  ____  a password [and username] pursuant to Section 4.02 of the Pooling and Servicing Agreement for access to information
            (also, the "Information") provided on the [Trustee's] [Certificate
            Administrator's] [applicable Master Servicer's] [Special Servicer's]
            Internet Website.

            3.    In connection with accessing the website of the [applicable
Master Servicer] [Certificate Administrator] [Trustee] [Special Servicer], the
undersigned hereby agrees to register, execute or accept an access agreement and accept a disclaimer, as and to the extent required by the [applicable Master
Servicer] [Certificate Administrator] [Trustee] [Special Servicer] in accordance with Section 4.02 of the Pooling and Servicing Agreement.

            4.    In consideration of the [Trustee's] [Certificate
Administrator's] [applicable Master Servicer's] [Special Servicer's] disclosure to the undersigned of the Information, the undersigned will keep the Information confidential (except [from such outside persons as are assisting it in making the investment decision described in paragraph 1 above, from its accountants and attorneys, and otherwise] from such governmental or

                                      L-2-1

banking authorities and agencies to which the undersigned is subject), and such
Information will not, without the prior written consent of the [Trustee]
[Certificate Administrator] [applicable Master Servicer] [Special Servicer], be disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part.

            5.    The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities
Act of 1933, as amended ( the "Securities Act"), or the Securities Exchange Act
of 1934, as amended, or would require registration of any Non-Registered
Certificate pursuant to Section 5 of the Securities Act.

            IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                       [PROSPECTIVE PURCHASER OF A CERTIFICATE
                                       OR INTEREST THEREIN] [LICENSED/REGISTERED
                                       INVESTMENT ADVISER]

                                       By: _____________________________________
                                           Name:
                                           Title:

                                       _________________________________________

                                       By: _____________________________________
                                           Name:
                                           Title:

                                      L-2-2

                                   SCHEDULE A

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
CD 2007-CD4 Commercial Mortgage Securities

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services -
CD 2007-CD4 Commercial Mortgage Trust

Wachovia Bank, National Association
8739 Research Drive
URP4-NC1075
Charlotte, NC 28262
Attention: CD 2007-CD4 Commercial Mortgage Trust

with a copy to

Wachovia Corporation
Legal Division, NC 0630
One Wachovia Center
301 South College Street, 230th Floor
Charlotte, NC 28288-0630
Attention: Commercial Real Estate Services

Midland Loan Services, Inc.
10851 Mastin
Overland Park, Kansas 66210
Attention: CD 2007-CD4 Commercial Mortgage Trust,
Commercial Mortgage Pass-Through Certificates, Series CD 2007-CD4

Capmark Finance Inc.
116 Welsh Road,
Horsham, Pennsylvania 19044
Attention: Servicing Managing Director

LNR Partners, Inc.
1601 Washington Avenue
Suite 700
Miami Beach, Florida 33139
Attn: Randy Wolpert

                                      L-2-3

                                    EXHIBIT M

                         FORM OF PURCHASE OPTION NOTICE

                                     [Date]

To the parties listed on the attached Schedule A hereto

            Re:   CD 2007-CD4 Commercial Mortgage Trust,
                  Commercial Mortgage Pass-Through Certificates, Series
                  CD 2007-CD4

Ladies and Gentlemen:

            The undersigned hereby acknowledges that it is the holder of an assignable option (the "Purchase Option") to purchase Mortgage Loan number ____
(the "Subject Mortgage Loan") from the Trust Fund, pursuant to Section 3.18 of the Pooling and Servicing Agreement dated as of March 1, 2007 (the "Pooling and
Servicing Agreement"), by and between Citigroup Commercial Mortgage Securities
Inc., as depositor, Wachovia Bank, National Association, Midland Loan Services,
Inc. and Capmark Finance Inc., as master servicers, LNR Partners, Inc., as special servicer, Wells Fargo Bank, National Association, as trustee, and
LaSalle Bank National Association, as certificate administrator. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement.

            The undersigned Option Holder [is the Special Servicer] [is the
Majority Controlling Class Certificateholder] [is __________________________]
[acquired its Purchase Option from the [Special Servicer] [Majority Controlling
Class Certificateholder] on _________.]

            The undersigned Option Holder is exercising its Purchase Option at the cash price of $______________, which amount equals or exceeds the related
Option Price, as defined in Section 3.18(c) of the Pooling and Servicing
Agreement. Within ten (10) Business Days of the date hereof, [the undersigned
Option Holder] [______________, an Affiliate of the undersigned Option Holder]
will deliver the Option Price to or at the direction of the Special Servicer in exchange for the release of the Subject Mortgage Loan and delivery of the related Mortgage File.

            The undersigned Option Holder agrees that it shall prepare and provide the Special Servicer with such instruments of transfer or assignment, in each case without recourse, as shall be reasonably necessary to vest in it or its designee the ownership of the Subject Mortgage Loan, together with such other documents or instruments as the Special Servicer shall reasonably require to consummate the purchase contemplated hereby.

                                       M-1

            The undersigned Option Holder acknowledges and agrees that its exercise of its Purchase Option Notice may not be revoked and that the undersigned Option Holder, or its designee, shall be obligated to close its purchase of the Subject Mortgage Loan in accordance with the terms and conditions of this letter and Section 3.18 of the Pooling and Servicing
Agreement.

                                       Very truly yours,

                                       [Option Holder]

                                       By: _____________________________________
                                       Name:
                                       Title:

[By signing this letter in the space provided below,
the [Special Servicer] [Majority Controlling Class Certificateholder]
hereby acknowledges and affirms that it transferred its
Purchase Option to the Option Holder identified above
on [_________].]

[_____________________________]

By: ___________________________________
    Name:
    Title:

                                       M-2

                                   SCHEDULE A

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
CD 2007-CD4 Commercial Mortgage Securities

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services -
CD 2007-CD4 Commercial Mortgage Trust

Wachovia Bank, National Association
8739 Research Drive
URP4-NC1075
Charlotte, NC 28262
Attention: CD 2007-CD4 Commercial Mortgage Trust

with a copy to

Wachovia Corporation
Legal Division, NC 0630
One Wachovia Center
301 South College Street, 230th Floor
Charlotte, NC 28288-0630
Attention: Commercial Real Estate Services

Midland Loan Services, Inc.
10851 Mastin
Overland Park, Kansas 66210
Attention: CD 2007-CD4 Commercial Mortgage Trust,
Commercial Mortgage Pass-Through Certificates, Series CD 2007-CD4

Capmark Finance Inc.
116 Welsh Road,
Horsham, Pennsylvania 19044
Attention: Servicing Managing Director

LNR Partners, Inc.
1601 Washington Avenue
Suite 700
Miami Beach, Florida 33139
Attn: Randy Wolpert

                                       M-3

                                    EXHIBIT N

                       [FORM OF DEFEASANCE CERTIFICATION]

To:   [_____________]

From: [Wachovia Bank, National Association] [Midland Loan Services, Inc.]
      [Capmark Finance Inc.],
      in its capacity as a Master Servicer (the "Master Servicer")
      under the Pooling and Servicing Agreement,
      dated as of March 1, 2007 (the "Pooling and Servicing Agreement"),
      among the Master Servicer, Wells Fargo Bank, National Association, as
      Trustee, and others.

Date:__________, 20___

            Re:   CD 2007-CD4 Commercial Mortgage Trust,
                  Commercial Mortgage Pass-Through Certificates Series CD
                  2007-CD4

            Mortgage Loan (the "Mortgage Loan") identified by loan number _____
on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage
Loan Schedule by the following names: _______________________

            Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

            As Master Servicer under the Pooling and Servicing Agreement, we hereby:

            (a)   Notify you that the Mortgagor has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

            ____        a full defeasance of the entire principal balance of the
                        Mortgage Loan; or

            ____        a partial defeasance of a portion of the principal
                        balance of the Mortgage Loan that represents an
                        allocated loan amount of $____________ or _______% of
                        the entire principal balance of the Mortgage Loan;

            (b)   Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing
Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

                  (ii)    The Mortgage Loan documents permit the defeasance, and
      the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

                  (iii)   The defeasance was consummated on __________, 20__.

                  (iv)    The defeasance collateral consists of securities that
      (i) constitute "government securities" as defined in Section 2(a)(16) of the Investment Company Act of 1940, as amended (15 U.S.C. 80A1), (ii) are listed as "Qualified Investments for `AAA' Financings" under Paragraphs 1,
      2 or 3 of "Cash Flow Approach" in Standard & Poor's Public Finance
      Criteria 2000, as amended, to the date of the

                                       N-1

      defeasance, (iii) are rated `AAA' by S&P, (iv) if they include a principal obligation, the principal due at maturity cannot vary or change, and (v)
      are not subject to prepayment, call or early redemption.

                  (v)     The Master Servicer received an opinion of counsel
      (from counsel approved by Master Servicer in accordance with the Servicing
      Standard) that the defeasance will not result in an Adverse REMIC Event.

                  (vi)    The Master Servicer determined that the defeasance
      collateral will be owned by an entity (the "Defeasance Obligor") that is a
      Single-Purpose Entity (as defined in Standard & Poor's Structured Finance
      Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the "S&P Criteria")) as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

                  (vii)   The Master Servicer received written confirmation of
      the crediting of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Defeasance Obligor, which account is maintained as a securities account by a securities intermediary and has been pledged to the Trustee.

                  (viii)  The agreements executed in connection with the
      defeasance (i) grant control of the pledged securities account to the
      Trustee, (ii) require the securities intermediary to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the Master Servicer's collection account in the amounts and on the dates specified in the Mortgage Loan documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan documents (the
      "Scheduled Payments"), (iii) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the S&P
      Criteria), (iv) permit release of surplus defeasance collateral and earnings on reinvestment from the pledged securities account only after the Mortgage Loan has been paid in full, if any such release is permitted,
      (v) prohibit transfers by the Defeasance Obligor of the defeasance collateral and subordinate liens against the defeasance collateral, and
      (vi) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

                  (ix)    The Master Servicer received written confirmation from
      a firm of independent certified public accountants, who were approved by
      Master Servicer in accordance with the Servicing Standard stating that (i)
      revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance
      Obligor in any calendar or fiscal year will not exceed such Defeasance
      Obligor's interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

                  (x)     The Mortgage Loan is not among the ten (10) largest
      loans in the pool. The entire principal balance of the Mortgage Loan as of the date of defeasance was less than both $[______] and five percent of the pool balance, which is less than [__]% of the aggregate Certificate
      Principal Balance of the Certificates as of the date of the most recent
      Trustee's Distribution Date Statement received by us (the "Current
      Report").

                                       N-2

                  (xi)    The defeasance described herein, together with all
      prior and simultaneous defeasances of Mortgage Loans, brings the total of all fully and partially defeased Mortgage Loans to $__________________, which is _____% of the aggregate Certificate Balance of the Certificates as of the date of the Current Report.

            (c)   Certify that Exhibit B hereto is a list of the material
agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance.

            (d)   Certify that the individual under whose hand the Master
Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

            (e)   Agree to provide copies of all items listed in Exhibit B to you upon request.

                            [SIGNATURE PAGE FOLLOWS]

                                       N-3

            IN WITNESS WHEREOF, the Master Servicer has caused this Notice and
Certification to be executed as of the date captioned above.

                                       [WACHOVIA BANK, NATIONAL ASSOCIATION]
                                       [MIDLAND LOAN SERVICES, INC.]
                                       [CAPMARK FINANCE INC.]

                                       By: _____________________________________
                                           Name:
                                           Title:

                                       N-4

                                    EXHIBIT O

                         FORM OF DEPOSITOR CERTIFICATION

    CD 2007-CD4 COMMERCIAL MORTGAGE TRUST (THE "TRUST"), COMMERCIAL MORTGAGE
        PASS-THROUGH CERTIFICATES SERIES CD 2007-CD4 (THE "CERTIFICATES")

            I, [identify the certifying individual], a [title] of Citigroup
Commercial Mortgage Securities Inc., the depositor into the above-referenced
Trust, certify that:

            1.    I have reviewed this report on Form 10-K and all reports on
Form 10-D required to be filed in respect of the period covered by this report of CD 2007-CD4 Commercial Mortgage Trust (the "Exchange Act periodic reports");

            2.    Based on my knowledge, the Exchange Act periodic reports,
taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

            3.    Based on my knowledge, all of the distribution, servicing and other information required under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

            4.    Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreement(s) in all material respects; and

            5.    [All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of
Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.] [SUBJECT TO MODIFICATION TO ADDRESS
MISSING REPORTS]

            In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: LNR Partners,
Inc., Wachovia Bank, National Association, Midland Loan Services, Inc., Capmark
Finance Inc., Wells Fargo Bank, National Association and LaSalle Bank National
Association [SPECIFY OTHERS IF APPLICABLE].

Dated: ___________________________

                                   _____________________________________________
                                   President and Chief Executive Officer
                                   Citigroup Commercial Mortgage Securities Inc.

                                       O-1

                                    EXHIBIT P

                 FORM OF CERTIFICATE ADMINISTRATOR CERTIFICATION

    CD 2007-CD4 COMMERCIAL MORTGAGE TRUST (THE "TRUST"), COMMERCIAL MORTGAGE
        PASS-THROUGH CERTIFICATES SERIES CD 2007-CD4 (THE "CERTIFICATES")

            I, [identify the certifying individual], a [title] of LaSalle Bank
National Association (the "Certificate Administrator"), certify to Citigroup
Commercial Mortgage Securities Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Certification required by the pooling and servicing agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in that pooling and servicing agreement), that:

            1.    I have reviewed this annual report on Form 10-K and all
reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of CD 2007-CD4 Commercial Mortgage Trust (the "Exchange
Act periodic reports");

            2.    Based on my knowledge, the Exchange Act periodic reports,
taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

            3.    Based on my knowledge, all of the distribution, servicing and other information received or calculated by the Certificate Administrator under the pooling and servicing agreement relating to the Certificates and required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

            4.    I am responsible for reviewing the activities performed by the
Certificate Administrator and based on my knowledge and the compliance reviews conducted in preparing the Certificate Administrator compliance statements required for inclusion in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the Certificate
Administrator has fulfilled its obligations in all material respects under the pooling and servicing agreement relating to the Certificates; and

            5.    All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities with respect to the Certificate Administrator required to be included in Form
10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18
and 15d-18 have been included as an exhibit to Form 10-K, except as otherwise disclosed in Form 10-K. Any material instances of noncompliance described in such reports have been disclosed in such report on Form 10-K.

Dated: ________________________________

LASALLE BANK NATIONAL ASSOCIATION,
Certificate Administrator

By: __________________________________
    Name:_____________________________
    Title:____________________________

                                       P-1

                                   EXHIBIT Q-1

                      FORM OF MASTER SERVICER CERTIFICATION

    CD 2007-CD4 COMMERCIAL MORTGAGE TRUST (THE "TRUST"), COMMERCIAL MORTGAGE
        PASS-THROUGH CERTIFICATES SERIES CD 2007-CD4 (THE "CERTIFICATES")

            I, [identify the certifying individual], a [title] of [Wachovia
Bank, National Association] [Midland Loan Services, Inc.] [Capmark Finance Inc.]
(the "Master Servicer"), in such capacity on behalf of the Master Servicer, certify to Citigroup Commercial Mortgage Securities Inc. (the "Depositor") and
its officers, directors and affiliates, to the extent that the following matters are within our normal areas of responsibilities and duties under the pooling and servicing agreement relating to the Certificates and with the knowledge and intent that they will rely upon this certification (capitalized terms used herein without definition shall have the meanings assigned to such terms in such pooling and servicing agreement), that:

            1.    I (or appropriate officers or employees of the Master Servicer under my supervision) have reviewed the servicing reports relating to the Trust delivered by the Master Servicer to the certificate administrator pursuant to the pooling and servicing agreement relating to the Certificates covering the
Exchange Act Reporting Year [__];

            2.    Based on my knowledge, and assuming that the information
regarding the mortgage loans, the mortgagors or the mortgaged properties in the
Prospectus (the "Mortgage Information") does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in the light of the circumstances under which such statements were made, not misleading (but only to the extent that such Mortgage Information is or shall be used by the Master Servicer to prepare the servicing reports), the servicing information in these reports (including information relating to actions of the Master Servicer and/or payments and other collections on and characteristics of the Mortgage Loans and REO Properties for which the Master
Servicer is the applicable master servicer, and/or relating to the Master
Servicer, its Affiliates and/or any and all sub-servicers, subcontractors and agents of the Master Servicer), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to Exchange Act Reporting Year [__];

            3.    Based on my knowledge, and assuming that the special servicer timely delivered to the Master Servicer all servicing information required to be provided to the Master Servicer under the pooling and servicing agreement by the special servicer under the pooling and servicing agreement, the servicing information (including information relating to actions of the Master Servicer and/or payments and other collections on and characteristics of the Mortgage
Loans and REO Properties for which the Master Servicer is the applicable master servicer, and/or relating to the Master Servicer, its Affiliates and/or any and
all sub-servicers, subcontractors and agents of the Master Servicer) required to be provided to the trustee by the Master Servicer under the pooling and servicing agreement is included in the servicing reports delivered by the Master
Servicer to the trustee;

            4.    I am responsible for reviewing the activities performed by the
Master Servicer and based on my knowledge and the compliance review(s) conducted in preparing the servicer compliance statement with respect to the Master
Servicer required in the report on Form 10-K with respect to the Trust for
Exchange Act Reporting Year [__] under Item 1123 of Regulation AB, and except as disclosed in such servicer compliance statement, the Master Servicer has fulfilled its obligations under the pooling and servicing agreement in all material respects; and

                                      Q-1-1

            5.    All Annual Statements of Compliance and all Annual Assessment
Reports and their related Annual Attestation Reports required to be provided to the certificate administrator and the Depositor by the Master Servicer or, if
retained thereby, any Additional Servicer or Sub-Servicing Function Participant
under or as contemplated by the pooling and servicing agreement relating to the
Certificates have been provided thereby, with the following exceptions:
___________________________________. Based on my knowledge, there are no significant deficiencies relating to the Master Servicer's or any such other party's compliance with the Servicing Criteria, in each case based upon the
Annual Attestation Report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section 3.14 of the pooling and servicing agreement relating to the Certificates, except as disclosed in such Annual Statements of Compliance and Annual Assessment Reports.

            In giving the certification above, I have reasonably relied on information provided to me by the following unaffiliated parties: [names of sub-servicers].

            Notwithstanding the assumption made in item 2 of this certification, the Master Servicer is not entitled to make such assumption with respect to
Mortgage Information that, on or before five days prior to the Determination
Date for the related servicing report, (a) the Master Servicer has been notified in writing by a party to the pooling and servicing agreement, any Mortgage Loan
Seller (as defined in the pooling and servicing agreement relating to the
Certificates), or any Affiliate thereof, was incorrect, or (b) the Master
Servicer would have known was incorrect in performing its servicing obligations under the pooling and servicing agreement in accordance with the servicing standards (as defined in the pooling and servicing agreement relating to the
Certificates).

Dated: ________________________________

_______________________________________
[Title]
[Wachovia Bank, National Association] [Midland Loan Services, Inc.]
[Capmark Finance Inc.]

                                      Q-1-2

                                   EXHIBIT Q-2

                     FORM OF SPECIAL SERVICER CERTIFICATION

    CD 2007-CD4 COMMERCIAL MORTGAGE TRUST (THE "TRUST"), COMMERCIAL MORTGAGE
        PASS-THROUGH CERTIFICATES SERIES CD 2007-CD4 (THE "CERTIFICATES")

            I, [identify the certifying individual], a [title] of LNR Partners,
Inc. (the "Special Servicer"), certify on behalf of the Special Servicer to
Citigroup Commercial Mortgage Securities Inc. (the "Depositor") and its
officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the certification required by the pooling and servicing agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in that pooling and servicing agreement), that:

            1.    I have reviewed the servicing reports relating to the Trust delivered by the Special Servicer to the master servicers and/or the trustee, pursuant to the pooling and servicing agreement relating to the Certificates, covering the Exchange Act Reporting Year [__];

            2.    Based on my knowledge, the servicing information (including information relating to actions of the Special Servicer and/or payments and other collections on and characteristics of the Mortgage Loans and REO
Properties, and/or relating to the Special Servicer, its Affiliates and/or any and all sub-servicers, subcontractors and agents of the Special Servicer) in these reports delivered by the Special Servicer, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the Exchange Act
Reporting Year [__];

            3.    Based on my knowledge, the servicing information (including information relating to actions of the Special Servicer and/or payments and other collections on and characteristics of the Mortgage Loans and REO
Properties, and/or relating to the Special Servicer, its Affiliates and/or any and all sub-servicers, subcontractors and agents of the Special Servicer)
required to be provided to the master servicers and/or the trustee by the
Special Servicer during the Exchange Act Reporting Year [__] under the pooling and servicing agreement relating to the Certificates, is included in the servicing reports delivered by the Special Servicer to the master servicer and/or trustee;

            4.    I am responsible for reviewing the activities performed by the
Special Servicer under the pooling and servicing agreement and based on my knowledge and the compliance review(s) conducted in preparing the servicer compliance statement with respect to the Special Servicer required in the report on Form 10-K with respect to the Trust for Exchange Act Reporting Year [__]
under Item 1123 of Regulation AB, and except as disclosed in such servicer compliance statement, the Special Servicer has fulfilled its obligations under the pooling and servicing agreement in all material respects; and

                                      Q-2-1

            5.    All Annual Statements of Compliance and all Annual Assessment
Reports and their related Annual Attestation Reports required to be provided to the Trustee and the Depositor by the Special Servicer or, if retained thereby, any Additional Servicer or Sub-Servicing Function Participant under or as contemplated by the pooling and servicing agreement relating to the Certificates have been provided thereby, with the following exceptions:
___________________________________. Based on my knowledge, there are no significant deficiencies relating to the Special Servicer's or any such other party's compliance with the Servicing Criteria, in each case based upon the
Annual Attestation Report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section 3.14 of the pooling and servicing agreement relating to the Certificates, except as disclosed in such Annual Statements of Compliance and Annual Assessment Reports.

Dated: ________________________________

_______________________________________
[Title]
LNR Partners, Inc.

                                      Q-2-2

                                    EXHIBIT R

                     FORM OF OUTSIDE MASTER SERVICER NOTICE

                                     [Date]

[OUTSIDE MASTER SERVICER]
[OUTSIDE TRUSTEE]

            Re:   Co-Lender and Servicing Agreement, dated as of [_________],
                  200_ (the "Co-Lender Agreement") among [SPECIFY PARTIES].

Ladies and Gentlemen:

            This notice is being delivered to you in connection with the
Co-Lender Agreement and pursuant to Section 3.02(b) of the Pooling and Servicing
Agreement dated as of March 1, 2007 (the "Agreement") between Citigroup
Commercial Mortgage Securities Inc., as depositor, Wachovia Bank, National
Association, as master servicer no.1 ("Master Servicer No. 1"), Midland Loan
Services, Inc., as master servicer no. 2 ("Master Servicer No. 2"), Capmark
Finance Inc., as master servicer no. 3 ("Master Servicer No. 3"), LNR Partners,
Inc., as special servicer (the "Special Servicer"), LaSalle Bank National
Association, as certificate administrator, and Wells Fargo Bank, National
Association, as trustee (the "Trustee; which term includes any successor entity under the Agreement), which Agreement relates to the issuance of the CD 2007-CD4
Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series
CD 2007-CD4. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Co-Lender Agreement.

            [Notice is hereby given that as of March 29, 2007, the "Closing
Date" under the Agreement, the Trustee is the holder of Note __ (as defined in the Co-Lender Agreement), and, in that capacity, the Trustee assumes the rights and obligations of the Note __ Lender under the Co-Lender Agreement.]

            [You are hereby directed to remit to Master Servicer No. 1 all amounts payable to the Note __ Lender under the Co-Lender Agreement and the governing pooling and servicing agreement, to the following account:

            Account: [_________]

            Account #: [_______]

            Title: [Wachovia Bank, National Association as Master Servicer, on
            behalf of Wells Fargo Bank, National Association, as Trustee, in
            trust for the registered holders of CD 2007-CD4 Commercial Mortgage
            Trust, Commercial Mortgage Pass-Through Certificates, Series CD
            2007-CD4, Collection Account]

            Location: [Wachovia Bank, National Association]

                                       R-1

            [You are hereby further directed to forward, deliver, or otherwise make available to Master Servicer No. 1, all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to the Note __ Lender under the Co-Lender Agreement and the governing pooling and servicing agreement, to the following:
[address/facsimile/email address/telephone number].]

                                       Very truly yours,

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                       as Trustee

                                       By: _____________________________________
                                           Name:
                                           Title:

c.c. [OTHER RELATED NON-TRUST MORTGAGE LOAN NOTEHOLDERS]

                                       R-2